Form 10-K, Exhibit 13
period 1996-12-31
COASTAL BANCORP INC
filed 1997-03-26
CIK 919805

CORPORATE  PROFILE


Coastal Bancorp, Inc., headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank holding company. HoCo is the parent company to Coastal Banc ssb, a Texas-chartered, state savings bank. Coastal Banc ssb operates 37 retail banking offices in metropolitan Houston, Corpus Christi, Austin and small cities in central and south Texas. At December 31, 1996, Coastal Banc ssb had $2.9 billion in assets and was considered to be a "well capitalized" institution according to FDIC guidelines.



TABLE  OF  CONTENTS





Letter from the Chairman and Chief Executive Officer    2

Selected Consolidated Financial and Other Data          7

Management's Discussion and Analysis                   10

Independent Auditors' Report                           30

Consolidated Financial Statements                      31

Notes to Consolidated Financial Statements             36

Stock Prices                                           67

Stockholder Information                                68




24

FINANCIAL  HIGHLIGHTS




                                                       December 31,
                                                      -------------
(dollars in thousands, except per share data)           1996         1995           1994
--------------------------------------------------------------------------------

FOR THE YEAR ENDED
 Net interest income                           $       54,634   $     43,035   $     39,534
 Provision for loan losses                             1,925          1,664            934
 Noninterest income                                    9,349          7,605          9,561
 SAIF insurance special assessment (1)                 7,455             --             --
 Other noninterest expense                            39,393         31,369         27,577
 Net income after preferred stock dividends            6,951          8,542         13,452
 Net earnings per share before SAIF insurance
   special assessment (2)                               2.34           1.71           2.64
 Net earnings per share                                 1.38           1.71           2.64
------------------------------------------         ----------     ----------    ------------

AT YEAR END
 Total assets                                 $     2,875,907   $  2,786,528   $  2,299,769
 Loans receivable                                   1,229,748      1,098,555        587,032
 Mortgage-backed securities held-to-maturity        1,344,587      1,395,753      1,605,839
 Mortgage-backed securities available-for-sale        180,656        186,414         32,249
 Savings deposits                                   1,310,835      1,287,084      1,139,622
 Borrowed funds                                     1,376,707      1,306,018      1,031,415
 Senior Notes payable                                  50,000         50,000             --
 Preferred Stock of the Bank                           28,750         28,750         28,750
 Stockholders' equity                                  94,148         91,679         84,680
 Book value per common share                            18.70          18.27          16.96
 Tangible book value per common share                   15.70          14.71          14.88
---------------------------------------------       ----------     ----------     ----------

SIGNIFICANT RATIOS FOR THE YEAR ENDED
 Return on average assets before SAIF insurance
   special assessment (2)                               0.51%          0.45%          0.71%
 Return on average equity before SAIF insurance
   special assessment (2)                              12.53           9.71          16.57
 Interest rate spread including noninterest-bearing
   savings deposits                                     1.82           1.57           1.63
 Net interest rate spread                               1.65           1.42           1.52
 Net interest margin                                    1.99           1.78           1.79
 Average equity to average total assets                 3.30           3.56           3.59
 Noninterest expense to average total assets before
   SAIF special assessment (2)                          1.40           1.27           1.22
----------------------------------------           ----------     ----------     ----------

ASSET QUALITY RATIOS AT YEAR END
 Nonperforming assets to total assets                   0.56%          0.68%          0.30%
 Nonperforming loans to total loans receivable          1.04           1.33           1.04
 Allowance for loan losses to nonperforming loans      53.59          39.00          35.37
 Allowance for loan losses to total loans receivable    0.56           0.52           0.37
----------------------------------------           ----------     ----------     ----------




(1) On September 30, 1996, Coastal recorded the one-time Savings Association Insurance Fund ("SAIF") insurance special assessment (the "special assessment") of $7.5 million as a result of the Deposit Insurance Funds Act of 1996 (the "Act") being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF assessment base as of March 31, 1995.

(2) These ratios are calculated before the after-tax (as applicable) effect of the special assessment of $4.8 million recorded on September 30, 1996.

CHAIRMAN'S  LETTER

     Writing to you this year is a great deal more fun than last year. In last year's letter, I reported to you that Coastal Bancorp, Inc. and subsidiaries ("Coastal") experienced the first core earnings decline of its ten year history. I told you it wasn't part of our strategic plan, we didn't like it, and, therefore, we must do something about it. We did something about it in 1996 and Coastal's earnings reflected our efforts.

     In 1996, Coastal returned to the level of core earnings growth we have seen in every year but one since 1986. Stable short term interest rates throughout 1996 certainly contributed to the recovery of Coastal's net interest margin from the compression experienced in 1995. However, Coastal's successful expansion of its existing lending programs and introduction of commercial business banking at the end of 1995 and throughout 1996 contributed both to the recovery of Coastal's net interest margin and to management's program to reduce interest rate risk.

     As a result, in 1996, net interest income expanded by 27.0% and core earnings (before applicable income taxes) grew by 22.7% when compared to the results of 1995. Management is pleased with the improvement. The solution I proposed to you in last year's letter, to expand Coastal's margins and reduce our interest rate risk through a strategic shift in our business mix, has been implemented and is off to a good start. Coastal's 1996 earnings, margins, and stock price are proving that.

     However, as much as I would like to tell you we have completed our mission, I can't. Not yet, anyway. We will continue to work to improve Coastal's net interest margin and continue to work to reduce the interest rate risk of Coastal's balance sheet. The margin has improved substantially, but it's not quite where we want it to be. The solution is a continuous work-in-process, and I will describe the progress to date and the future expectations of the solution. But first, I will briefly summarize the results for 1996.

1996  EARNINGS

     Earnings before the after-tax effect of the one-time Savings Association Insurance Fund ("SAIF") special assessment imposed by the FDIC ("special assessment") for 1996 were $14.4 million or $2.34 per share, a 29.2% increase over 1995 earnings of $11.1 million, or $1.71 per share. Earnings for 1996 after the special assessment were $9.5 million or $1.38 per share. Per share data during 1996 and 1995 was based on 5.03 million and 4.99 million common stock equivalents outstanding.

     The special assessment was a one time assessment charged (pursuant to 1996 legislation) by the FDIC on September 30, 1996, to all SAIF insured financial institutions at the rate of $0.657 per $100 of SAIF deposits as of March 31, 1995. The assessment was intended to restore the SAIF fund to its minimum required level and eventually equalize FDIC insurance premiums for both Bank Insurance Fund and SAIF members. As a result of the legislation, Coastal's FDIC insurance premiums dropped to approximately $0.0648 per $100 of deposits from a rate of $.23 per $100 of deposits prior to the legislation. Coastal's special assessment, after taxes in 1996, was $4.8 million, or $0.96 per share.

     Core revenues reached a new record high with net interest income after provision for loan losses reaching $52.7 million during 1996, compared to $41.4 million in 1995, and loan fees, service charges, and loan servicing income reached $8.3 million during 1996, compared to $6.9 million in 1995. However, noninterest expenses (excluding the special assessment) reached $39.4 million during 1996, compared to $31.4 million during 1995. At December 31, 1996, Coastal had total assets of $2.9 billion, total deposits of $1.3 billion in 37 branch offices, and stockholders' equity of $94.1 million.

STRATEGIC  SHIFT  IMPLEMENTED  IN  1996

     In pursuit of a higher, more sustainable net interest margin and a reduction in interest rate risk, Coastal implemented its strategic shift towards building a commercial banking business in 1996. Utilizing the fourth quarter 1995 acquisition of Texas Capital Bancshares, Inc. as a springboard for launching Coastal's business banking program, in 1996, management developed the infrastructure for business banking in most of Coastal's major markets. To facilitate this process, Coastal converted its data processing system to a state-of-the art system for handling both commercial and retail deposit and loan products. By the fourth quarter of 1996, management had put together a group of seasoned business banking officers, many of whom joined Coastal after leaving banks which had been acquired by out-of-state banks.

     At December 31, 1996, total loans had reached $1.2 billion, compared to $1.1 billion at December 31, 1995, representing a 11.9% increase. Only 37% of the increase in 1996 was in single family residential loans, which generally have lower interest rates than commercial and consumer loans. The majority of the remaining 63% increase in total loans was in multifamily mortgage and residential construction loans. Single family residential loans as a percentage of total loans decreased from 67.2% at December 31, 1995 to 64.2% at December 31, 1996. Due to this change in loan mix coupled with a less volatile interest rate environment in 1996, the net interest margin for 1996 increased to 1.99% as compared to 1.78% during 1995.

     More hard work, however, will be needed for management to complete its strategic solution to reduce Coastal's interest rate risk and increase
Coastal's net interest margin. Based on Coastal's present asset size, management believes that the optimal loan mix should be a portfolio whereby single family residential loans represent 50% or less of the total portfolio. At that level, Coastal's balance sheet will be better structured to reach management's goal of a 2.25% net interest margin and sustain it during volatile interest rate, economic, or credit cycles. Reaching that goal will not be an easy task due to management's strict adherence to its operating principles of minimizing credit risk and minimizing overhead. But management believes that the commercial lending platform developed in 1996 and scheduled for further refinement in 1997 is capable of producing the type of quality loan growth needed for the task.

PROFITABILITY  STILL  BEGINS  WITH  LOW  OVERHEAD

     Those who have followed Coastal's ten year history, as we grew from $10 million in assets to almost $3 billion in assets, are familiar with our successful growth strategy. The core of the strategy was growth through acquisitions while minimizing overhead, minimizing interest rate risk, and minimizing credit risk. In the late 1980's and early 1990's, Coastal acquired deposit market share in government assisted transactions, then turned to the private market to acquire further market share from banks and thrifts in Texas. The transactions were priced whereby the optimal avenue to earnings growth was through acquisitions rather than building internally.

     Following each acquisition, Coastal consolidated operations and eliminated redundant overhead in order to increase earnings. Simultaneously, management internally developed lending programs, mostly housing and commercial real estate related, which served to replace the eventual payoffs of the loans acquired in many of these transactions. But throughout this process, the key to Coastal's profitability, in a period when loans were a relatively small part of interest-earning assets, was management's strict adherence to its principle of minimizing overhead. In other words, as long as we kept expenses significantly lower than our peers, we would not have to take as much credit risk as our peers to earn an adequate yield to pay expenses and earn a competitive return on equity.

     When compared to Coastal's first ten years, today's environment for growth has changed significantly. Prices for acquisitions have increased to a level whereby it is difficult to improve earnings immediately following the acquisition, even after extensive cost cutting. Although Coastal will continue to pursue acquisitions as vehicles for growth, management believes it will be more difficult to consummate economic transactions for the foreseeable future at the same pace of Coastal's first ten years. Therefore, for the next few years, or until acquisition prices become more economical, management expects to focus most of its resources on internally generated earnings growth. This will be accomplished by further development of Coastal's commercial lending and commercial deposit business and further development of our deposit markets the old fashioned way: new products, good marketing, and new branches started from scratch.

     However, the success of these evolving programs will depend on the same core principle that made the acquisition strategy of the first ten years successful: low overhead. Even though many of these new programs - particularly business lending - require a higher level of resources to be successful, new technology and non-traditional approaches to delivery of these programs will make it possible for management to maintain its low overhead philosophy. As long as we keep costs down through innovative delivery techniques, substantially more credit risk is not required for Coastal to achieve its profitability goals. It's simple: If we keep it cheap, we can keep it safe - and still improve profitability for all economic and interest rate cycles.

A  MORE  FOCUSED  AND  MARKET  DRIVEN  BRANCH  SYSTEM

     Coastal was built on a base of core retail deposit customers in central and south Texas. For our first ten years, managing Coastal's branch delivery system was a fairly simple formula: Offer the same competitive menu of retail banking products through all Coastal branches and allocate resources evenly throughout the branch system. That formula works as long as the customers are the same in each geographical market.

     With the introduction in 1996 of commercial business banking and the conversion of Coastal's data processing to a commercial friendly system, Coastal's product menu and universe of customer types expanded significantly. Additional resources would be needed to deliver each product and maintain the personal level of service Coastal's customers expect and deserve. But instead of increasing the overall budget for the branch system, management chose to reallocate the present level of branch banking resources according to market needs and limit Coastal's geographic reach beyond our core markets.

     In pursuit of the latter, Coastal chose to exit two Texas cities, San Antonio and San Angelo, where our market presence was neither significant enough nor promising enough to justify the cost. During 1996, Coastal sold its San Angelo branch for a profit and swapped three San Antonio branches for one Compass Bank branch in Bay City, Texas. The net effect: Coastal gained approximately $11.1 million in deposits, but also reduced annual branch expenses. Management then redeployed some of the savings into delivery of commercial deposit products. By the end of 1996, Coastal had condensed its branch system to 37 branches in its most promising markets, Houston, Austin, Corpus Christi, Victoria, the Rio Grande Valley, and small cities in adjacent markets throughout central and south Texas.

     To properly reallocate resources without compromising service, management chose to discontinue the practice of actively offering all Coastal products in all Coastal markets. Instead, beginning in 1997, Coastal has implemented a plan in which each of our 37 branches will be assigned, based on market and customer characteristics, to one of three categories: 1. Full service "hub" branches with commercial and retail capacity, and commercial loan officers on site; 2. Full service "spoke" branches with commercial and retail capacity, but without commercial loan officers on site; and 3. Limited service retail branches offering a full complement of retail products only.

     This  market  driven  approach  to  product  availability  will  channel resources where they are needed and allow management to develop Coastal's business banking programs in our most promising commercial markets. During 1996 and early in 1997, Coastal introduced a full menu of commercial products, including Small Business Checking, Business Interest Checking, Analysis Checking, and Commercial Money Market accounts as well as BusinessLINK, which links our customer's PC to all of their deposit accounts at Coastal. At the same time, Coastal's large retail customer base continues to enjoy the excellent level of service and full choice of competitive products to which they have grown accustomed.

COMPETITIVE  LOAN  VELOCITY  AT  A  LOW  COST

     Rapidly advancing Internet and network technology is revolutionizing banking in new ways on a daily basis. Suddenly, the world is connected to the entire banking industry with a dizzying array of products which, when compared from bank to bank, are all pretty much the same. Price and execution of delivery are the only things that end up distinguishing one bank from the next. Products are becoming more like commodities and, therefore, price and delivery win.

     "Mass Customization" is the process of custom designing standardized products to fit individual customer needs. An example of mass customization in banking would be a mortgage or consumer loan tailor made and executed by a customer on the Internet. Rather than competing in those markets where margins are thin and volume is crucial, Coastal chooses to compete by delivering highly customized products - local market business loans and commercial real estate loans - at the speed of standardized products. To do this, Coastal is creatively applying network technology to the delivery process rather than to the product itself.

     Coastal is redesigning the process of approving commercial loans to a more dynamic, interactive process. With instant access to information through the Internet and the ability to interactively process that information on a cost effective basis, Coastal is centralizing the origination cycle of commercial lending. Stated simply, the traditional banking practice of the loan officer compiling and processing large volumes of financial and economic information will become obsolete. Most of that function will be performed by a full time lending committee, the Portfolio Control Committee (PCC), who will manage the gathering of data, approve the loans, and manage and monitor the entire loan portfolio.

     Loans will be approved through a dynamic process with better information, and the committee approving the loans will be more familiar with the information. The loan officers' time will be better spent finding new business and servicing the needs of existing customers. And here's the best part: Loan velocity, the time elapsed between application and funding, will differentiate Coastal in the highly competitive, customized world of
commercial  lending.    We  intend  to  do  it  faster  and  cheaper  than our
competitors.

INFRASTRUCTURE  WINS  AGAIN

     Now we have established our strategy of winning through a better infrastructure. In 1996, we put Coastal on a path to improve our business mix by introducing business banking. We begin 1997 with resources allocated to the appropriate markets so we can offer a full line of business banking products without substantially increasing costs. We are launching a faster and more effective method of originating and managing a commercial loan portfolio. In other words, in 1997, after ten years of growing up as a predominantly retail based thrift, Coastal is evolving into a full service commercial bank, but with levels of overhead and credit risk much lower than the levels typically witnessed in commercial banking.

     Assuming that the economy continues at its current pace, management believes this new infrastructure will generate the level of loan production needed to change Coastal's loan mix whereby single family residential loans will represent 50% or less of total loans within 3 to 5 years. This change in loan mix is expected to increase the yield of the overall portfolio and make it more responsive to volatile market interest rates. Management's desired loan mix coupled with a proportionate increase in business deposits is intended to increase Coastal's net interest margin to management's objective of at least 2.25%. However, due to the low cost, innovative design of the infrastructure built to achieve that objective, a significant amount of additional credit risk will not be required to achieve a competitive return on equity. That way, when an economic downturn arrives - and history tells us, it will arrive - Coastal will be better prepared to withstand a temporary deterioration of the local credit market.

A  NEW  BANK....BUT  WITH  THE  SAME  SUCCESSFUL  PRINCIPLES

     In mid-1997, Coastal will consolidate all of its corporate offices into a 22-story office building in the Southwest area of Houston. The building will be re-named Coastal Banc Plaza. After more than ten years in Coastal's present headquarters, the move to a new office building, at the top of which Coastal's name will be seen for miles around, will be symbolic of our arrival as a full service bank. In 1986, Coastal was a small, retail thrift which made few loans and offered a limited number of retail savings products. Today, Coastal is an independent, publicly traded, Texas-based savings bank offering a full menu of commercial and retail banking products.

     But not everything has changed. The core of management's operating philosophy for maintaining earnings growth and a competitive return on equity in all economic environments is the same as it has always been. We start with the principle of minimizing overhead, then we only take the amount of interest rate risk and credit risk needed to consistently achieve a competitive return on equity. And, we still manage to build Coastal into one of the leading independent savings banks in Texas.

     Coastal's shareholders seem to agree with that philosophy as well as our strategic shift into business banking. In the fourth quarter of 1996 and again in January of 1997, the price of Coastal's stock reached a new high. That strong signal from our shareholders is important to management, because it tells us that we are on the right track to fulfilling the core objective of our operating philosophy: Maximize the return to Coastal's shareholders.



/s/    Manuel  J.  Mehos
Manuel  J.  Mehos
Chairman  of  the  Board  and
Chief  Executive  Officer


COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA


The following selected consolidated summary financial and other data of Coastal Bancorp, Inc. and subsidiaries ("Coastal") does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information contained in the Consolidated Financial Statements and Notes thereto included elsewhere herein.




                                                                   At December 31,
                                                  ---------------------------------
(in thousands)                             1996           1995         1994         1993
                                        ---------  -----------  -----------  -----------

Balance Sheet Data
 Total assets                      $       2,875,907   $2,786,528   $2,299,769   $1,928,550
 Mortgage-backed securities
  held-to-maturity (1)                     1,344,587    1,395,753    1,605,839    1,324,904
 Mortgage-backed securities
  available-for-sale                         180,656      186,414       32,249           --
 Loans receivable (1)                      1,229,748    1,098,555      587,032      450,104
 Mortgage loans held for sale                    298          731          189        2,571
 Guaranteed Assets (2)                           --           --           --        68,928
 Savings deposits                          1,310,835    1,287,084    1,139,622    1,023,105
 Securities sold under agreements
  to repurchase                              966,987      993,832      645,379           --
 Advances from the Federal Home Loan
   Bank of Dallas (FHLB)                     409,720      312,186      386,036      788,867
 Senior Notes payable                         50,000       50,000           --           --
 Preferred Stock of the Bank                  28,750       28,750       28,750       28,750
 Stockholders' equity                         94,148       91,679       84,680       79,254

                                                          For the Year Ended December 31,
                                                          ---------------------------------
                                              1996         1995         1994         1993
                                             ---------     --------  -----------  ---------
Operating Data
 Interest income on assets other
   than Guaranteed Assets                  $  192,819   $  169,389   $  127,291   $  84,228
 Interest income on Guaranteed Assets (2)         --           --          762        5,338
                                            ---------    --------      --------      ------
 Total interest income                        192,819      169,389      128,053       89,566
 Interest expense                             138,185      126,354       88,519       53,578
                                            ---------    ---------     --------      -------
 Net interest income                           54,634       43,035       39,534       35,988
 Provision for loan losses                      1,925        1,664          934        1,151
                                             --------  -----------  -----------  -----------
 Net interest income after provision
   for loan losses                             52,709       41,371       38,600       34,837
 Gain on trading account securities, net          --           --           --           62
 Gain on sales of mortgage-backed
   securities, net                                --           --           --           --
 Gain (loss) on sales of
   mortgage-backed securities
   available-for-sale, net                        (4)          81          192           --
 Gain on sale of branch office                   521           --           --           --
 Other noninterest income                      8,832        7,524        9,369        6,825
 SAIF insurance special assessment (3)        (7,455)          --           --           --
 Other noninterest expense                   (39,393)     (31,369)     (27,577)     (25,423)
                                           ----------  -----------  -----------  -----------
 Income before provision for Federal
   income taxes, minority interest and
   cumulative effect of accounting change      15,210       17,607       20,584       16,301
 Provision for Federal income taxes             5,671        6,477        4,333        4,925
 Minority interest in income of consolidated
   subsidiary                                     --           --         (211)        (643)
 Cumulative effect of change in accounting
   for income taxes (4)                           --           --           --          973
                                             --------  -----------  -----------  -----------
 Net income before preferred stock
   dividends                                   9,539       11,130       16,040       11,706
 Preferred stock dividends of the Bank        (2,588)      (2,588)      (2,588)        (395)
                                            ---------  -----------  -----------  -----------
 Net income after preferred stock dividends $   6,951   $    8,542   $   13,452   $   11,311
                                             ===============================================
 Earnings per share before cumulative
   effect of accounting change              $    1.38   $     1.71   $     2.64   $     1.92
                                             ===============================================
 Net earnings per share (4)                 $    1.38   $     1.71   $     2.64   $     2.10
                                             ===============================================





(in thousands except per share data and selected ratios)     1992
                                                       -----------

Balance Sheet Data
 Total assets                                             $1,111,963
 Mortgage-backed securities held-to-maturity (1)             656,561
 Mortgage-backed securities available-for-sale                    --
 Loans receivable (1)                                        293,645
 Mortgage loans held for sale                                  1,098
 Guaranteed Assets (2)                                       122,016
 Savings deposits                                            590,106
 Securities sold under agreements to repurchase              126,172
 Advances from the Federal Home Loan Bank of
   Dallas (FHLB)                                             316,748
 Senior Notes payable                                             --
 Preferred Stock of the Bank                                      --
 Stockholders' equity                                         69,136



                                                                1992
                                                          -----------
Operating Data
 Interest income on assets other than
   Guaranteed Assets                                      $   60,583
 Interest income on Guaranteed Assets (2)                      9,462
                                                          -----------
 Total interest income                                        70,045
 Interest expense                                             44,288
                                                          -----------
 Net interest income                                          25,757
 Provision for loan losses                                        21
                                                          -----------
 Net interest income after provision for loan losses          25,736
 Gain on trading account securities, net                         259
 Gain on sales of mortgage-backed securities, net                663
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net                                     1,837
 Gain on sale of branch office                                    --
 Other noninterest income                                      4,323
 SAIF insurance special assessment (3)                            --
 Other noninterest expense                                   (20,572)
                                                          -----------
 Income before provision for Federal income taxes,
   minority interest and cumulative effect of
   accounting change                                          12,246
 Provision for Federal income taxes                            2,808
 Minority interest in income of consolidated
   subsidiary                                                   (798)
 Cumulative effect of change in accounting for
   income taxes (4)                                               --
                                                          -----------
 Net income before preferred stock dividends                   8,640
 Preferred stock dividends of the Bank                            --
                                                          -----------
 Net income after preferred stock dividends               $    8,640
                                                          ===========
 Earnings per share before cumulative effect
   of accounting change                                   $     1.79

 Net earnings per share (4)                               $     1.79
                                                          ===========


                                                  (Footnotes appear on page 8)
COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA




                                                      At or For the Year Ended December 31,
                                                     --------------------------------------
                                                       1996      1995     1994     1993
                                                      ------------------------------------

Selected Ratios
Performance Ratios (5):
 Return on average assets before SAIF
   insurance special assessment (6)                    0.51%    0.45%    0.71%    0.75%
 Return on average assets after SAIF
   insurance special assessment                        0.34     0.45     0.71     0.75
 Return on average equity before SAIF
   insurance special assessment (6)                   12.53     9.71    16.57    15.16
 Return on average equity after SAIF
   insurance special assessment                        7.50     9.71    16.57    15.16
 Dividend payout ratio before SAIF
   insurance special assessment (6)                   16.82    18.56     8.83       --
 Dividend payout ratio after SAIF
   insurance special assessment                       28.55    18.56     8.83       --
 Average equity to average total assets                3.30     3.56     3.59     4.77
 Net interest margin (7)                               1.99     1.78     1.79     2.39
 Interest rate spread including
   noninterest-bearing savings deposits (7)            1.82     1.57     1.63     2.27
 Interest rate spread (7)                              1.65     1.42     1.52     2.18
 Noninterest expense to average total
   assets before SAIF insurance special
   assessment (6)                                      1.40     1.27     1.22     1.63
 Noninterest expense to average
   total assets after SAIF insurance
   special assessment                                  1.67     1.27     1.22     1.63
 Average interest-earning assets to
   average interest-bearing liabilities              106.75   106.78   106.71   105.91
 Ratio of earnings to combined fixed charges
   and preferred stock dividends before SAIF
   insurance special assessment (6):
   Excluding interest on deposits                     1.25X    1.21X    1.33X    1.64X
   Including interest on deposits                     1.14     1.12     1.19     1.28
 Ratio of earnings to combined fixed
   charges and preferred stock dividends
   after SAIF insurance special assessment:
   Excluding interest on deposits                     1.15     1.21     1.33     1.64
   Including interest on deposits                     1.09     1.12     1.19     1.28
Asset Quality Ratios:
 Nonperforming assets to total assets (8)             0.56%    0.68%    0.30%    0.22%
 Nonperforming loans to total loans receivable        1.04     1.33     1.04     0.91
 Allowance for loan losses to nonperforming loans    53.59    39.00    35.37    37.32
 Allowance for loan losses to total loans
   receivable                                         0.56     0.52     0.37     0.34
Bank Regulatory Capital Ratios (9):
 Tangible capital to adjusted total
   assets                                              N/A      N/A      N/A    5.11
 Tier 1 capital to total assets                       5.35     5.30     4.54    5.17
 Tier 1 risk-based capital to risk-weighted assets   11.77    12.36    12.37      N/A
 Total risk-based capital to risk-weighted assets    12.30    12.84    12.63   18.63
Other Data:
 Full-time employee equivalents                        453      390      298     288
 Number of full service offices                         37       40       34      26




                                                                  1992
                                                                 -------

Selected Ratios
Performance Ratios (5):
 Return on average assets before SAIF insurance special
   assessment (6)                                                  0.81%
 Return on average assets after SAIF insurance special
   assessment                                                      0.81
 Return on average equity before SAIF insurance special
   assessment (6)                                                 15.02
 Return on average equity after SAIF insurance special
   assessment                                                     15.02
 Dividend payout ratio before SAIF insurance special                 --
   assessment (6)
 Dividend payout ratio after SAIF insurance special assessment       --
 Average equity to average total assets                            5.41
 Net interest margin (7)                                           2.53
 Interest rate spread including noninterest-bearing savings
   deposits (7)                                                    2.40
 Interest rate spread (7)                                          2.32
 Noninterest expense to average total assets before SAIF
   insurance special assessment (6)                                1.94
 Noninterest expense to average total assets after SAIF
   insurance special assessment                                    1.94
 Average interest-earning assets to average interest-bearing
   liabilities                                                   104.86
 Ratio of earnings to combined fixed charges and preferred
   stock dividends before SAIF insurance special
   assessment (6):
   Excluding interest on deposits                                 1.69X
   Including interest on deposits                                  1.26
 Ratio of earnings to combined fixed charges and preferred
   stock dividends after SAIF insurance special assessment:
   Excluding interest on deposits                                  1.69
   Including interest on deposits                                  1.26
Asset Quality Ratios:
 Nonperforming assets to total assets (8)                          0.33%
 Nonperforming loans to total loans receivable                     0.79
 Allowance for loan losses to nonperforming loans                 32.97
 Allowance for loan losses to total loans receivable               0.26
Bank Regulatory Capital Ratios (9):
 Tangible capital to adjusted total assets                         5.88
 Tier 1 capital to total assets                                    6.03
 Tier 1 risk-based capital to risk-weighted assets                  N/A
 Total risk-based capital to risk-weighted assets                 22.27
Other Data:
 Full-time employee equivalents                                     194
 Number of full service offices                                      16


                                                  (Footnotes appear on page 8)

(1) Loans receivable are net of loans in process, premiums, discounts, unearned interest and loan fees and the allowance for loan losses. Mortgage-backed securities held-to-maturity are net of premiums and discounts.

(2) Guaranteed Assets were governed by the Assistance Agreement in connection with the Southwest Plan Acquisition. Coastal and the FDIC terminated the Assistance Agreement, effective March 31, 1994, pursuant to which Coastal transferred substantially all the Guaranteed Assets back to the FDIC in exchange for cash.

(3) On September 30, 1996, Coastal recorded the one-time Savings Association Insurance Fund ("SAIF") insurance special assessment (the "special assessment") of $7.5 million as a result of the Deposit Insurance Funds Act of 1996 (the "Act") being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF assessment base as of March 31, 1995. See Note 21 of the Notes to Consolidated Financial Statements.

(4) Coastal adopted the Financial Accounting Standards Board's Statement No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $973,000 was determined as of January 1, 1993. Prior years' financial statements were not restated to apply the provisions of Statement No. 109.

(5) Ratio, yield and rate information are based on year-to-date average balances in 1996, 1995, 1994 and 1993 and weighted average monthly balances in 1992.

(6) These ratios are calculated before the after-tax effect of the special assessment of $4.8 million recorded on September 30, 1996. See Note 21 of the Notes to Consolidated Financial Statements.

(7)      Net interest margin represents net interest income as a percentage of
average  interest-earning  assets.    Interest  rate  spread  including
noninterest-bearing savings deposits represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities and noninterest-bearing savings deposits.
 Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(8) Nonperforming assets consist of nonaccrual loans and real estate acquired by foreclosure but do not include Guaranteed Assets acquired in the
Southwest  Plan  Acquisition.    See  Note  2  above.

(9) Prior to the conversion of the Bank to a state savings bank in July 1994, OTS regulations required the Bank to maintain tangible capital equal to at least 1.5% of adjusted total assets, minimum core or Tier 1 capital equal to at least 3.0% of adjusted total assets and a minimum ratio of total capital to risk-weighted assets of 8.0%. Current FDIC regulations require the Bank to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk-weighted assets and total risk-based capital equal to at least 8.0% of risk-weighted assets. COASTAL BANCORP, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     Coastal Bancorp, Inc. was incorporated on March 8, 1994 as a first-tier subsidiary of Coastal Banc Savings Association (the "Association") in
connection with the proposed reorganization of the Association into the holding company form of organization, which occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb (the "Bank"). As a result of the reorganization, Coastal Bancorp, Inc. ("Bancorp") became the owner of 100% of the voting stock of Coastal Banc ssb and each share of the Association's common stock now represents one share of common stock of Bancorp. The holders of the 9.0% Noncumulative Preferred Stock, Series A, of the former Coastal Banc Savings Association now own an equal number of shares of 9.0% Noncumulative Preferred Stock, Series A, of the Bank.
     On November 30, 1996, Coastal Banc Holding Company, Inc. ("HoCo") was created as a Delaware unitary savings bank holding company in accordance with the terms of an agreement and plan of reorganization dated August 19, 1996 (the "Agreement"). Pursuant to the terms of the Agreement, the Bank became a wholly-owned subsidiary of HoCo and HoCo became a wholly-owned subsidiary of Bancorp.
     On  September  30,  1996, Coastal recorded the special assessment of $7.5 million ($4.8 million after applicable income taxes) as a result of the Act being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF deposit assessment base as of March 31, 1995. Other provisions of the Act provide for a reduced SAIF deposit insurance premium rate beginning in 1997.
     On June 30, 1995, Bancorp issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes are redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the redemption date. Of the proceeds received from the issuance of the Senior Notes, $44.9 million was used to purchase the 11.13% Noncumulative Preferred Stock, Series B, of the Bank which is now owned by HoCo.

FINANCIAL  CONDITION
     Total assets increased 3.21% or $89.4 million from December 31, 1995 to December 31, 1996. The net increase resulted primarily from the increase in loans receivable of $131.2 million offset by a decrease in mortgage-backed securities held-to-maturity of $51.2 million due to principal payments received. The increase in loans receivable consisted primarily of increases of $48.4 million, $44.2 million and $20.0 million, in first-lien residential mortgage loans, multifamily mortgage loans and residential construction loans (net of loans in process), respectively. The net increase in first-lien residential mortgage loans was due to loan purchases of $187.4 million offset by principal reductions and payoffs. At December 31, 1996, loans receivable as a percentage of total assets increased to 42.8% as compared to 39.4% at December 31, 1995, as part of management's plan to increase the loans receivable portfolio to approximately 50% of total assets within three to five years.
     Savings deposits increased 1.8% or $23.8 million from December 31, 1995 to December 31, 1996. Advances from the FHLB increased by 31.2% or $97.5 million and securities sold under agreements to repurchase decreased 2.7% or $26.8 million from December 31, 1995 to December 31, 1996. The reallocation of borrowings during such period was directly attributable to Coastal's change in funding sources to take advantage of more favorable interest rates. The net increase in advances from the FHLB and securities sold under agreements to repurchase was used to fund the increase in the loans receivable portfolio.
     Common stockholders' equity increased 2.7% or $2.5 million from December 31, 1995 to December 31, 1996 due to 1996 net income of $9.5 million, which included the $4.8 million after-tax effect of the special assessment, offset by common stock dividends declared of $2.0 million, preferred stock dividends of the Bank declared of $2.6 million and a $2.6 million increase in the unrealized loss on securities available-for-sale.

RESULTS  OF  OPERATIONS  FOR  THE  THREE  YEARS  ENDED  DECEMBER  31,  1996
     The results of operations of Coastal Bancorp, Inc. and subsidiaries depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on its
interest-bearing  liabilities.    Coastal's  interest-earning  assets  consist
principally of mortgage-backed securities, loans receivable and other investments. Coastal's interest-bearing liabilities consist primarily of savings deposits, advances from the FHLB, securities sold under agreements to repurchase and the Senior Notes. Coastal's net income is also affected by its level of noninterest income, including loan fees and service charges, loan servicing income, asset management and disposition fees until November 1994 and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs and, in 1996, the special assessment.
     The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average balance sheets. Ratio, yield and rate information is based on year-to-date average balances.


                                        At          Year   Ended    December  31,
                                    December  31,              1996
                                     Yield/Rate   Balance   Interest          Rate




Assets
Interest-earning assets:
Loans receivable, net                        8.23%   $1,156,933    $96,143   8.31%
Mortgage-backed securities                   5.98     1,556,966     95,155   6.11
Guaranteed Assets (1)                          --            --         --     --
U.S. Treasury security                       5.44         1,002         54   5.39
Securities purchased underagreements           --            --         --     --
 to resell
FHLB stock                                  5.85         21,853      1,288   5.89
Interest-earning deposits in other
   depository institutions                   5.70          4,149       179   4.31

   Total interest-earningassets              6.97      2,740,903   192,819   7.03
                                            --------------------------------------
 Noninterest-earning assets (2)                           71,344
   Total assets (3)                                   $2,812,247
                                                      ==========


LIABILITIES AND  STOCKHOLDERSEQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits                      5.00%  $1,199,651  $   60,076   5.01%
Securities sold under agreemetns to repurchase         5.55      930,706      51,360   5.52
Advances from the FHLB                                 5.61      387,296      21,749   5.62
Senior Notes payable                                  10.00       50,000       5,000  10.00
                                                      ------  ----------
   Total interest-bearing liabilities                  5.39    2,567,653     138,185   5.38
                                                      ------                 -------  ------
Noninterest-bearing liabilities                                  123,160
                                                              ----------
   Total liabilities                                           2,690,813
Preferred Stock of the Bank                                       28,750
Stockholders' equity                                              92,684
                                                              ----------
   Total liabilities and stockholders' equity                 $2,812,247
                                                              ==========
Net interest income; interest rate spread              1.58%              $   54,634   1.65%
                                                      ======                 =======  ======

Net interest-earning assets; net interest yield on            $                        1.99%
 interest-earning assets                                         173,250
                                                              ==========

Ratio of average interest-earning assets to average
 interest-bearing liabilities                                      1.07x
                                                                ==========




(1) Reflects assets governed by the Assistance Agreement in connection with the Southwest Plan Acquisition. Effective March 31, 1994, the Assistance Agreement between Coastal and the FSLIC Resolution Fund ("FRF"), an instrumentality of the Federal government, was terminated.
(2) Includes goodwill, accrued interest receivable, property and equipment, cash, purchased loan servicing rights, capitalized excess servicing fees and prepaid expenses and other assets, including, prior to the termination of the Assistance Agreement, amounts from the FRF in connection with the Southwest Plan Acquisition.
(3)        Nonaccruing loans are included in total assets, but are immaterial.



           Year  Ended  December  31,
                    1995
                                                   Balance          Interest          Rate




Assets
Interest-earning assets:
Loans receivable, net                                 $    765,404  $   65,508   8.56%
Mortgage-backed securities                               1,625,044     102,194   6.29
Guaranteed Assets (1)                                           --          --     --
U.S. Treasury security                                         667          39   5.85
Securities purchased underagreements                            --          --     --
 to resell
FHLB stock                                                  20,297       1,318   6.49
Interest-earning deposits in other depository                3,958         330   8.34
 institutions
   Total interest-earningassets                          2,415,370     169,389   7.01
                                                                       -------  ------
Noninterest-earning assets (2)                              56,370
   Total assets (3)                                   $  2,471,740
                                                         =========


LIABILITIES AND  STOCKHOLDERSEQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits                     $  1,116,788  $   56,716   5.08%
Securities sold under agreemetns to repurchase             752,427      45,022   5.98
Advances from the FHLB                                     367,895      22,116   6.01
Senior Notes payable                                        25,000       2,500  10.00
                                                         ---------
   Total interest-bearing liabilities                    2,262,110     126,354   5.59
                                                                       -------  ------
Noninterest-bearing liabilities                             92,919
                                                         ---------
   Total liabilities                                     2,355,029
Preferred Stock of the Bank                                 28,750
Stockholders' equity                                        87,961
                                                         ---------
   Total liabilities and stockholders' equity         $  2,471,740
                                                         =========
Net interest income; interest rate spread                           $   43,035   1.42%
                                                                       =======  ======

Net interest-earning assets; net interest yield on    $    153,260               1.78%
 interest-earning assets

Ratio of average interest-earning assets to average          1.07x
 interest-bearing liabilities




(1) Reflects assets governed by the Assistance Agreement in connection with the Southwest Plan Acquisition. Effective March 31, 1994, the Assistance Agreement between Coastal and the FSLIC Resolution Fund ("FRF"), an instrumentality of the Federal government, was terminated.
(2) Includes goodwill, accrued interest receivable, property and equipment, cash, purchased loan servicing rights, capitalized excess servicing fees and prepaid expenses and other assets, including, prior to the termination of the Assistance Agreement, amounts from the FRF in connection with the Southwest Plan Acquisition.
(3)        Nonaccruing loans are included in total assets, but are immaterial.



     Year  Ended  December  31,
     1994
                                                 Balance          Interest          Rate




Assets
Interest-earning assets:
Loans receivable, net                           $    526,725  $   42,403  8.05%
Mortgage-backed securities                         1,602,619      82,065  5.12
Guaranteed Assets (1)                                 12,575         762  6.06
U.S. Treasury security                                    --          --    --
Securities purchased underagreements                  32,634       1,279  3.92
 to resell
FHLB stock                                            27,460       1,252  4.56
Interest-earning deposits in other depository          4,891         292  5.97
 institutions
   Total interest-earningassets                    2,206,904     128,053  5.80
                                                   ----------------------------
Noninterest-earning assets (2)                       52,413
   Total assets (3)                            $  2,259,317
                                                   =========


LIABILITIES AND  STOCKHOLDERSEQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits                     $    963,659  $   38,127  3.96%
Securities sold under agreemetns to repurchase             593,054      27,589  4.65
Advances from the FHLB                                     511,407      22,803  4.46
Senior Notes payable                                            --          --    --
                                                         ---------
   Total interest-bearing liabilities                    2,068,120      88,519  4.28
                                                                       -------  -----
Noninterest-bearing liabilities                             81,281
                                                         ---------
   Total liabilities                                     2,149,401
Preferred Stock of the Bank                                 28,750
Stockholders' equity                                        81,166
                                                         ---------
   Total liabilities and stockholders' equity         $  2,259,317
                                                         =========
Net interest income; interest rate spread                           $   39,534  1.52%
                                                                       =======  =====

Net interest-earning assets; net interest yield on    $    138,784              1.79%
 interest-earning assets

Ratio of average interest-earning assets to average          1.07x
 interest-bearing liabilities



(1) Reflects assets governed by the Assistance Agreement in connection with the Southwest Plan Acquisition. Effective March 31, 1994, the Assistance Agreement between Coastal and the FSLIC Resolution Fund ("FRF"), an instrumentality of the Federal government, was terminated.
(2) Includes goodwill, accrued interest receivable, property and equipment, cash, purchased loan servicing rights, capitalized excess servicing fees and prepaid expenses and other assets, including, prior to the termination of the Assistance Agreement, amounts from the FRF in connection with the Southwest Plan Acquisition.
(3)        Nonaccruing loans are included in total assets, but are immaterial.

     The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in Coastal's interest income and interest expense are attributable to changes in volume (change in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.


                                          Year  Ended  December  31,
                               1996  vs  1995                       1995  vs  1994
                      Increase  (Decrease)  Due  To          Increase  (Decrease)  Due  To
                              Volume     Rate       Net       Volume       Rate         Net
                                           (dollars  in  thousands)


INTEREST INCOME
 Loans receivable             $ 32,601   $(1,966)  $ 30,635   $ 20,271   $  2,834   $23,105
 Mortgage-backed securities     (4,182)   (2,857)    (7,039)     1,161     18,968    20,129
 Guaranteed Assets (1)              --        --         --       (381)      (381)     (762)
 U.S. Treasury security             18        (3)        15         20         19        39
 Securities purchased
   under agreements to resell       --        --         --       (640)      (639)   (1,279)
 FHLB stock                         97      (127)       (30)      (379)       445        66
 Interest-earning deposits in
   other depository institutions    15      (166)      (151)       (63)       101        38
                                  ----------------------------------------------------------

     Total                        28,549    (5,119)    23,430     19,989   21,347    41,336
                                ------------------------------------------------------------

INTEREST EXPENSE
 Interest-bearing savings
   deposits                      4,152      (792)     3,360      6,687     11,902    18,589
 Securities sold under
   agreements to repurchase     10,010    (3,672)     6,338      8,445      8,988    17,433
 Advances from the FHLB          1,122    (1,489)      (367)    (7,389)     6,702      (687)
 Senior Notes payable            2,500        --      2,500      1,250      1,250     2,500
                              --------------------------------------------------------------

     Total                      17,784    (5,953)    11,831      8,993     28,842    37,835
                              --------------------------------------------------------------

 Net change in net
   interest income            $ 10,765   $   834   $ 11,599   $ 10,996   $ (7,495)  $ 3,501
                              =============================================================







(1) Reflects assets guaranteed by the FRF governed by the Assistance Agreement in connection with the Southwest Plan Acquisition. Effective March 31, 1994, the Assistance Agreement between Coastal and the FRF was terminated.


NET  INCOME
     Coastal reported net income before preferred stock dividends and before the $4.8 million after-tax effect of the special assessment of $14.4 million for the year ended December 31, 1996 and net income before preferred stock dividends of $11.1 million and $16.0 million for the years ended December 31, 1995 and 1994, respectively, an increase of $3.3 million or 29.2% in 1996 and a decrease of $4.9 million or 30.6% in 1995 in each case in comparison to the prior year. The $3.3 million increase in 1996 was primarily due to a $11.6 million increase in net interest income, a $1.7 million increase in noninterest income, offset by a $8.0 million increase in noninterest expense before the $7.5 million special assessment. The increase in noninterest income was primarily a result of increased loan fees and service charges of $1.8 million, the $521,000 gain on the sale of a branch office, partially offset by a decrease in loan servicing income of $471,000. The increase in noninterest expense before the $7.5 million special assessment was primarily due to increased operating expenses as a result of the Texas Capital Bancshares, Inc. ("Texas Capital") acquisition on November 1, 1995. The increased noninterest expense was also due to overall expenses related to the expansion of the loan product base being offered by Coastal to its customers, primarily the continuing development of commercial business lending programs, the May 1996 bank data processing conversion and the June 1996 conversion of the five former Texas Capital locations to the new data processing system. The increased noninterest expense related to the expansion of the loan product base and the continuing development of the commercial business lending programs has primarily been due to staffing increases and will continue to increase into 1997, as management's goal is to expand its commercial business lending into select markets and to increase commercial business loans to 15% of total assets within three to five years. Coastal engaged in the bank data processing system conversion to a PC based client server technology throughout its branch network to enable the branch offices to offer a more expanded product base (including loan and deposit products) to its customers and to automate and upgrade the work flow in the customer contact areas, allowing branch office employees a better opportunity to serve their customers. The cost during the period related to the data processing conversion was approximately $360,000. Net income before preferred stock dividends and after the after-tax effect of the special assessment was $9.5 million for the year ended December 31, 1996.

     The decrease in net income during 1995 was primarily due to three factors: a $2.0 million non-recurring reversal of an accrual for income taxes (previously provided for) in 1994 due to the settlement of certain tax issues with the FDIC, a $1.7 million reduction in asset management and disposition fees from a nonbanking subsidiary sold in 1994 and an increase in noninterest expense of $3.8 million due primarily to the operation of the eight branches acquired from Texas Trust Savings Bank, FSB ("Texas Trust") on December 30, 1994, the five offices acquired from Texas Capital on November 1, 1995 and the two de novo branches opened by the Bank in the first quarter of 1995. The decreases were partially offset by a $3.5 million increase in net interest income in 1995.

NET  INTEREST  INCOME
     Net interest income amounted to $54.6 million in 1996, an $11.6 million, or 27.0% increase over 1995. This increase in net interest income was due to an increase in average net interest-earning assets of $20.0 million and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, from 1.42% in 1995 to 1.65% in 1996. Management also calculates an alternative net interest spread which includes noninterest-bearing deposits. Under this calculation, the net interest spread for 1996 and 1995 was 1.82% and 1.57%, respectively. Net interest rate spread is affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities and their concomitant interest rates. The increase in the net interest spread in 1996 was primarily due to the decrease in the average interest rates on interest-bearing liabilities from 5.59% in 1995 to 5.38% in 1996 and a slight increase in the average yield on interest-earning assets from 7.01% in 1995 to 7.03% in 1996.

     Net interest income amounted to $43.0 million in 1995, a $3.5 million, or 8.9% increase over 1994. During 1995, an increase of $37.8 million in total interest expense was more than offset by a $41.3 million increase in total interest income. This increase in net interest income was due to an increase in average net interest-earning assets of $14.5 million offset by a decrease in interest rate spread from 1.52% in 1994 to 1.42% in 1995. The decrease in the net interest spread was primarily due to the increase in the average interest rates on interest-bearing liabilities from 4.28% in 1994 to 5.59% in 1995, which was only partially offset by an increase in the average yield on interest-earning assets from 5.80% in 1994 to 7.01% in 1995.

     Total interest income amounted to $192.8 million during 1996, a $23.4 million, or 13.8%, increase from 1995. A $30.6 million, or 46.8%, increase in interest earned on loans receivable during 1996 resulted primarily from a $391.5 million, or 51.2%, increase in the average balance of loans receivable offset partially by a decrease in the yield earned of 25 basis points compared
to  1995.    A  $7.0  million,  or  6.9%,  decrease  in  interest  earned  on mortgage-backed securities during 1996 was due to a $68.1 million, or 4.2%, decrease in the average balance of mortgage-backed securities due to principal payments received and a decrease in the yield earned of 18 basis points. In addition, interest earned on investment securities, certificates and time deposits and other investments decreased $166,000, or 9.8%, due to the lower average yield earned during 1996.

     Total interest income amounted to $169.4 million during 1995, a $41.3 million, or 32.3%, increase from 1994. A $23.1 million, or 54.5%, increase in interest earned on loans receivable during 1995 resulted primarily from a $238.7 million or 45.3%, increase in the average balance of loans receivable and an increase in the yield earned of 51 basis points compared to 1994. A $20.1 million, or 24.5%, increase in interest earned on mortgage-backed securities during 1995 was due to a $22.4 million, or 1.4%, increase in the average balance of mortgage-backed securities and an increase in the yield earned of 117 basis points. These increases were more than enough to offset a $762,000 decrease in interest earned on Guaranteed Assets, due to the early termination of the Assistance Agreement effective March 31, 1994, and a $1.1 million, or 40.2% decrease in interest earned on investment securities and other interest-earning assets primarily due to a $40.1 million decrease in the average balance.

     Total interest expense amounted to $138.2 million in 1996, an $11.8 million, or 9.4%, increase from 1995. A $6.3 million, or 14.1%, increase in interest paid on other borrowed money was due to a $178.3 million increase in the average balance of securities sold under agreements to repurchase offset by a 46 basis point decrease in interest rates paid. A $3.4 million, or 5.9% increase in interest paid on savings deposits was due to a $82.9 million, or 7.4%, increase in the average balance of interest-bearing deposits offset by a 7 basis point decrease in interest rates paid. The interest expense of $5.0 million on the Senior Notes payable in 1996 was due to the issuance of $50.0 million of the 10.0% Senior Notes on June 30, 1995. These increases were somewhat offset by the $367,000 decrease in interest paid on advances from the FHLB. The decrease in interest paid on advances from the FHLB was due to a 39 basis point decrease in interest rates paid offset by a $19.4 million increase in the average balance.

     Total interest expense amounted to $126.4 million in 1995, a $37.8 million, or 42.7%, increase from 1994. A $18.6 million, or 48.8%, increase in interest paid on savings deposits was due to a $153.1 million, or 15.9%, increase in the average balance of interest-bearing savings deposits and a 112 basis point increase in interest rates paid. A $17.4 million, or 63.2%, increase in interest paid on other borrowed money was due to a $159.4 million, or 26.9% increase in the average balance of securities sold under agreements to repurchase and a 133 basis point increase in interest rates paid. The interest expense of $2.5 million on the Senior Notes payable was due to the issuance of $50.0 million of the 10.0% Senior Notes on June 30, 1995. These increases were more than enough to offset the $687,000 decrease in interest paid on advances from the FHLB. The decrease in interest paid on advances from the FHLB was due to a $143.5 million, or 28.1%, decrease in the average balance offset by a 155 basis point increase in interest rates paid.

PROVISION  FOR  LOAN  LOSSES
     Management established provisions for loan losses of $1.9 million, $1.7 million and $934,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in the provision for loan losses for 1996 was due to the change in the composition of the loans receivable portfolio and the increase in the loans receivable balance to $1.2 billion at December 31, 1996 as compared to $1.1 billion at December 31, 1995. Commercial loans (including real estate related and business loans) increased $7.0 million to $219.9 million from December 31, 1995 to December 31, 1996. The 1995 increase of $730,000 from the prior year's provision for loan losses was primarily due to the $511.5 million increase in net loans receivable from December 31, 1994 to December 31, 1995. Provisions for loan losses, currently $450,000 per quarter, are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by Coastal, the amount of nonperforming assets, industry standards, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to Coastal's lending areas, and other factors related to the collectibility of Coastal's loan portfolio. Coastal's asset quality ratios have remained relatively consistent from December 31, 1994 to December 31, 1996. Nonperforming loans as a percentage of total loans receivable, net, was 1.0%, 1.3% and 1.0% at December 31, 1996, 1995 and 1994, respectively. The allowance for loan losses as a percentage of nonperforming loans was 53.6%, 39.0% and 35.4% at December 31, 1996, 1995 and 1994,
respectively. The allowance for loan losses as a percentage of total loans receivable, net, was 0.6%, 0.5% and 0.4% at December 31, 1996, 1995 and 1994, respectively.

     Coastal's management believes that its present allowance for loan losses is adequate, based upon, among other factors, its low level of nonperforming assets and minimal loss experience. Management will continue to review its loan loss policy as Coastal's loan portfolio grows and diversifies to determine if changes to the policy are necessary.

NONINTEREST  INCOME
     Total noninterest income amounted to $9.3 million during 1996, an increase of $1.7 million, or 22.9%, over 1995. The increase in noninterest income was primarily due to an increase of $1.8 million in loan fees and service charges and a $521,000 gain recorded as a result of the sale of a branch office in May 1996 offset by a decrease of $471,000 in loan servicing income in 1996 from 1995. The increase in loan fees and service charges consisted of a $941,000 increase in loan fees resulting primarily from the increased origination activity of primarily residential construction loans, commercial loans secured by residential mortgage loans held for sale, multifamily and commercial real estate loans and a $906,000 increase in service charges on deposit accounts primarily due to the Texas Capital acquisition. Coastal also experienced slight decreases of $85,000 and $68,000 in the gain (loss) on sales of mortgage-backed securities available-for-sale and other noninterest income, respectively.

     Total noninterest income amounted to $7.6 million during 1995, a decrease of $2.0 million, or 20.5% compared to 1994. The decrease in noninterest income was primarily due to the $1.7 million reduction in asset management and disposition fees received in 1994 from a nonbanking subsidiary of the Bank, CBS Asset Corp. CBS Asset Corp. owned 63% of Coastal Realty Partners until the sale of its interest in the partnership effective November 1, 1994. Coastal also experienced slight decreases of $14,000, $201,000, and $111,000 in loan fees and service charges, loan servicing income and gain on sales of mortgage-backed securities available-for-sale, net, respectively during 1995. These decreases were somewhat offset by a $101,000 increase in other noninterest income.

NONINTEREST  EXPENSE
     Total noninterest expense, excluding the $7.5 million special assessment (before applicable income taxes), amounted to $39.4 million during 1996, an increase of $8.0 million, or 25.6%, over 1995. Compensation, payroll taxes and other benefits and office occupancy expense increased $4.5 million and $1.4 million to $16.5 million and $6.0 million, respectively, primarily due to the operation of the five offices acquired from Texas Capital on November 1, 1995, two de novo branches opened in March 1995 and staffing increases related to the expansion of the loan product base available to customers and continuing development of the commercial business lending programs and to the overtime and contract labor utilized for the data processing conversion. The amortization of goodwill increased by $511,000 also due primarily to the Texas Capital acquisition. Data processing expenses increased $443,000 due to the Texas Capital acquisition, the May 1996 Bank data processing conversion and the conversion in June 1996 of the five former Texas Capital locations acquired in 1995 to the new data processing system. Expenses related to real estate owned increased by $484,000 and other expenses (including advertising) increased $1.8 million, or 27.5%, over the prior year. Insurance premiums decreased $1.0 million, or 32.2%, due to the $636,000 refund of the fourth quarter 1996 SAIF assessment payment as a result of the re-capitalization of SAIF pursuant to the Act and an overall decrease in assessment rate applicable in 1996 as compared to the rate applicable in 1995.

     Total noninterest expense amounted to $31.4 million during 1995, an increase of $3.8 million, or 13.8%, over 1994. Compensation, payroll taxes and other benefits and office occupancy increased $1.0 million and $955,000 to $12.0 million and $4.6 million, respectively, primarily due to the operation in 1995 of the eight branches acquired from Texas Trust in December 1994, the two de novo branches opened in the first quarter of 1995 and the five offices acquired from Texas Capital on November 1, 1995. Insurance premiums, data processing and the amortization of goodwill also increased by $343,000, or 11.8%, $225,000, or 14.6%, and $177,000, or 16.2%, respectively, due to the acquisitions in December 1994 of Texas Trust and November 1995 of Texas Capital. Expenses related to real estate owned increased by $261,000, due to the increase in the real estate owned portfolio, while the amortization of purchased loan servicing rights decreased $300,000 due to the decrease in the underlying loans serviced. Other expenses (including advertising) increased $1.1 million, or 20.4%, over the prior year.

PROVISION  FOR  FEDERAL  INCOME  TAXES
     Coastal generated no regular Federal taxable income in 1994, 1995 or 1996 primarily due to the utilization of the net operating loss carryovers acquired from the associations obtained in connection with the Southwest Plan Acquisition and because payments to Coastal pursuant to the Assistance Agreement were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Assistance Agreement, the FRF retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from such instrumentality and from the utilization of the net operating loss carryovers acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from such instrumentality and the utilization of the net operating loss carryovers) is recorded in Coastal's Consolidated Statements of Operations as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years will be available as credit carryforwards to reduce future Federal regular income taxes, over an indefinite period.

     The provisions for Federal income taxes were $5.7 million in 1996, $6.5 million in 1995 and $4.3 million in 1994. The 1994 provision for Federal income taxes was affected by a reversal of approximately $2.0 million of accrued income taxes due to the settlement of certain tax issues with the
FDIC. Although the termination of the Assistance Agreement was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired.
ASSET  AND  LIABILITY  MANAGEMENT
     The principal determinant of the exposure of Coastal's earnings to interest rate risk is the timing difference between the repricing or maturity of Coastal's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. In order to minimize interest rate risk and to lock in an acceptable interest rate spread between interest-earning assets and interest-bearing liabilities, Coastal endeavors to match the timing of the repricing or maturities as well as the basis (for example, the London
Interbank Offered Rate ("LIBOR") or cost of funds rate) of its interest-earning assets to its interest-bearing liabilities. Coastal also uses interest rate swap and cap agreements to aid in minimizing exposure to
interest  rate  fluctuations.    These  strategies  are  described  below.

     Coastal's asset and liability management strategy is formulated and monitored by the Securities Investment Committee of the Board of Directors of the Bank (the "Board"). The Board's written policies and procedures are implemented by the Management Securities Investment Subcommittee (the "Subcommittee"), a management-staffed committee composed of the Chief Executive Officer, the Chief Investment Officer and the Chief Lending Officer of the Bank. The Subcommittee meets at least weekly to review, among other things, the sensitivity of Coastal's assets and liabilities to interest rate changes, including those transactions attributable to altering the interest rate risk, the book and market values of assets and liabilities, unrealized gains and losses, the past week's purchase and sale activity and maturities of investments and borrowings. The Subcommittee also meets with members of Coastal's banking and operations divisions to make pricing and funding decisions with respect to Coastal's overall asset and liability composition. In accordance therewith, the Subcommittee reviews Coastal's liquidity, cash flow needs, maturities of investments, deposits and borrowings, core deposit activity, current market conditions and interest rates on both a local and national level.

     The Securities Investment Committee of the Board of Directors of the Bank and the Subcommittee regularly review interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and on Coastal's market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and by evaluating such impact against the maximum potential changes in net interest income and MVPE that is authorized by the Board of Directors of Coastal. Coastal also utilizes market-value analysis which addresses the change in equity value of Coastal's balance sheet arising from movements in interest rates. The market value of equity is estimated by valuing Coastal's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest rate shifts of the current yield curve upon the market value of the current balance sheet. Based on Coastal's December 31, 1996 interest rate sensitivity position, management believes that at December 31, 1996 an immediate 100 basis point increase in interest rates could cause a short term decrease in net interest income due to timing differences but would not have a significant impact over a twelve month period. There can be no assurance that this conclusion will not change as the assumptions utilized by management to reach such conclusion change over time.
     The following table sets forth at December 31, 1996 and 1995 the estimated percentage change in Coastal's net interest income over a four-quarter period and MVPE based on the indicated changes in interest rates.


          Estimated  Change  In
     Change          Net  Interest  Income          MVPE
     In  Interest  Rates          December  31,          December  31,
     (in  basis  points)  (1)          1996          1995        1996     1995




+300                                    0.58%  (19.68)%  (55.68)%  (17.54)%
+200                                    0.96    (10.88)   (36.81)   (11.08)
+100                                   (0.35)    (3.33)   (17.02)    (3.45)
0                                          --        --        --        --
-100                                     1.57      8.17      7.02      1.64
-200                                     1.37     35.63      3.78     (2.73)
-300                                     5.34     59.56     (1.62)    (7.37)



     (1) Assumes an instantaneous uniform-change in interest rates at all maturities.


     Management of Coastal believes that all of the assumptions used in this analysis to evaluate the vulnerability of Coastal's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of Coastal's assets and liabilities and the estimated effects of changes in interest rates on Coastal's net interest income and MVPE indicated in the above analysis could vary substantially if different assumptions were used or if actual experience differs from the historical experience on which it is based. The assumptions used in this analysis do not reflect the repricing lag relating to Coastal's mortgage-backed securities discussed below.
     Prepayment risk arises due to the possibility that the cash flow experience of an asset may change as interest rates change. When interest rates increase, assets will generally not be prepaid and conversely, when interest rates decrease, prepayments increase. The magnitude of the risk that a higher yielding asset will prepay is a direct function of interest rate variability over the life of the assets. Prepayments affect Coastal's net spread and the duration match of its assets and liabilities. Coastal has prepayment risk on its mortgage-backed securities and loans receivable held at a premium and on its purchased loan servicing rights due to the fact that the amortization of the capitalized premiums on those assets will accelerate when the underlying loans are prepaid. Coastal attempts to anticipate its prepayment risk by extrapolation from past prepayment behavior after adjusting for expected interest rate levels and other economic factors and utilizes these assumptions when analyzing its risk exposure.
     Due principally to the rapidly rising interest rate environment in 1994 coupled with the fact that a majority of Coastal's mortgage-backed securities portfolio was indexed to the 11th District Federal Home Loan Bank cost of funds index ("COFI"), an index in which changes in general market rates of interest, particularly LIBOR, are not immediately reflected, the market value of Coastal's mortgage-backed securities portfolio had a temporary unrealized net loss of approximately $135.3 million at December 31, 1994. However, during 1995, the COFI continued to increase while other short term indexes such as LIBOR generally remained constant, resulting in an increase in the market value of COFI indexed mortgage-backed securities. In addition, in November 1995, the FASB issued the Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Provisions in this Special Report granted all entities a one-time opportunity, until no later than December 31, 1995, to reassess the appropriateness of the classifications of all securities held and to account for any resulting reclassifications at fair value in accordance with Statement
115. The provisions of the Special Report also directed that any reclassifications as a result of this one-time reassessment would not call into question the intent to hold other debt securities to maturity in the future. In accordance with this Special Report, on November 20, 1995, Coastal reclassified approximately $226.6 million of mortgage-backed securities to the available-for-sale category. These mortgage-backed securities reclassified to the available-for-sale category were primarily COFI securities. At December 31, 1996, the mortgage-backed securities held-to-maturity portfolio had a temporary unrealized net loss of approximately $36.0 million and the mortgage-backed securities available-for-sale portfolio had a temporary unrealized net loss of approximately $4.8 million. The changes in the market value of these securities does not have an effect on net interest income.
     A more conventional but limited asset and liability monitoring tool involves analyzing of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." While this conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings and to predict the effect of changing interest rates. It makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. Given Coastal's current position, however, Coastal's net interest spread would benefit over time from a gradual increase in interest rates, in which its assets may be redeployed at higher yields. If interest rates were to fall, yields earned on interest rate sensitive investments would be reduced, while longer term fixed liability costs, such as Coastal's certificates of deposits, would not immediately change. While this interest-sensitivity analysis takes into account repricing and maturities of assets and liabilities, it fails to consider the interest rate sensitivities of those asset and liability accounts. Management of Coastal does not view the current mismatched assets and liabilities as presenting high risk potential, although no assurance can be given that
Coastal  is  not  at  risk  from  interest  rate  increases.
     The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities adjusted for the effects of interest rate swaps and caps at December 31, 1996. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust rather than in the period in which they mature. Other material assumptions are set forth in the footnotes to the table.
(dollars  in  thousands)




              More  than      More  than     More  than      More  than   More  than
Three months  three months   one year to  three years to  five years to ten years to Over
or  less   to  one  year  three years   five years    ten years    twenty years    twenty
                                                                               years Totals
     (Dollars  in  thousands)




INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single
     family fixed rate               $1,226       $1,631       $5,154     $5,560     $22,679
   First lien mortgage-single
     family adjustable rate          46,097      411,029       106,270    22,685       5,266
   First lien mortgage-multifamily
      fixed rate                         75       12,415         9,880    7,563          505
   First lien mortgage-multifamily
      variable rate                 105,529           --            --       --           --
   Construction and acquisition
     and development, net of
     loans in process                58,306          331         8,553       --           --
   Commercial real estate            60,923        3,318         9,787     8,124      10,384
   Commercial                        91,004          426         2,134     1,625         192
   Consumer and other                 6,944        4,436         5,502     4,148         829
 Mortgage-backed securities
    held-to-maturity(1)(2)         1,104,042         --             --         2         --
 Mortgage-backed securities
    available-for-sale               180,656           --            --        --         --
   (1)(2)
 Investment securities and other
   interest-earning assets (3)        30,552           11            --        --         --
                                   ---------------------------------------------------------
     Total interest-sensitive
   assets                          1,685,354      433,597       147,280    49,707     39,855
                                   =========================================================
 Noninterest-sensitive assets

     Total assets


INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   NOW accounts          $     56,862   $       --   $        --   $        --   $        --
   Savings accounts            22,135           --            --            --            --
   Money market accounts      151,046           --            --            --            --
   Certificate accounts
    (including discount)      281,090      491,477       199,469        23,332           165
 Securities sold under
    agreements to repurchase  822,275           --       144,712            --            --
 Advances from the FHLB       175,292       13,835       190,545        17,174         6,369
 Senior Notes payable             --           --            --            --        50,000

     Total interest-sensitive
   liabilities              1,508,700      505,312       534,726        40,506        56,534
                           =================================================================
 Noninterest-sensitive
liabilities

     Total liabilities
 Preferred Stock of the Bank
 Common stockholders' equity
     Total liabilities and stockholders'
     equity

Gap during the period     $  176,654   $  (71,715)  $  (387,446)  $     9,201   $   (16,679)
Effect of interest rate
swaps and caps(5)            142,902      (54,000)      (58,000)       (7,460)      (23,442)
                            ---------------------------------------------------------------
Cumulative gap after
  effect of interest rate
   swaps and caps          $ 319,556    $ 193,841    $ (251,605)     (249,864)     (289,985)
                            ================================================================

Interest-sensitive assets as a % of
   interest-sensitive liabilities
   (cumulative)               111.71%      105.21%        88.92%        89.44%        89.04%
Interest-sensitive assets
   as a % of total assets
   (cumulative)                58.60        73.68         78.80         80.53         81.91
Ratio of gap after
   effect of interest rate
   swaps and caps total asets   11.11       (4.37)       (15.49)         0.06         (1.40)
Ratio of cumulative gap after
   effect of interest rate
 swaps and caps to total assets 11.11        6.74         (8.75)        (8.69)       (10.08)



INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single
    family fixed rate                         $    79,915   $   81,688  $     197,853
   First lien mortgage-single family
     adjustable rate                                   --           --        591,347
   First lien mortgage-multifamily
     fixed rate                                     2,438           --         32,876
   First lien mortgage-multifamily
     variable rate                                     --           --        105,529
   Construction and acquisition and
     development, net of loans in process              393           --         67,583
   Commercial real estate                           24,294           --        116,830
   Commercial                                          --           --         95,381
   Consumer and other                                  788           --         22,647
 Mortgage-backed securities
    held-to-maturity(1)(2)                              --      240,543      1,344,587
 Mortgage-backed securities available-for-sale          --           --        180,656
   (1)(2)
 Investment securities and other
   interest-earning assets (3)                          --           --         30,563
                                                 --------------------------------------
     Total interest-sensitive assets                107,828      322,231      2,785,852
                                                  =====================================
 Noninterest-sensitive assets                                                    90,055
                                                                             ----------
     Total assets                                                            $2,875,907
                                                                             ==========

INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   NOW accounts                             $        --   $       --  $        56,862
   Savings accounts                                  --           --           22,135
   Money market accounts                             --           --          151,046
   Certificate accounts (including discount)         --           --          995,533
 Securities sold under agreements to repurchase      --           --          966,987
 Advances from the FHLB                            6,505           --         409,720
 Senior Notes payable                                --           --           50,000
                                                                           ----------
     Total interest-sensitive liabilities           6,505           --      2,652,283
                                                 ====================================
 Noninterest-sensitive liabilities                                            100,726
                                                                           ----------
     Total liabilities                                                      2,753,009
 Preferred Stock of the Bank                                                   28,750
 Common stockholders' equity                                                   94,148
     Total liabilities and stockholders'                                $   2,875,907
     equity

Gap during the period                         $   101,323   $  322,231
Effect of interest rate swaps and caps(5)             --           --
                                                ---------     -------
Cumulative gap after effect of interest \
rate swaps and caps                          $   (188,662) $  133,569
                                               ======================

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cululative)                           92.89%      105.04
Interest-sensitive assets as a % of total
assets (cumulative)                                 85.66       96.87
Ratio of gap after effect of interest rate
swaps and caps
 to tal asets                                       3.52        11.20
Ratio of cumulative gap after effect of
    interest rate swaps and caps to total assets    (6.56)       4.64


(1) Fixed-rate mortgage loans, consumer loans and fixed-rate mortgage-backed securities are based on contractual maturities (assuming no periodic amortization).
(2) Variable and adjustable-rate mortgage loans and adjustable-rate mortgage-backed securities are included in the period in which they reprice (assuming no periodic amortization).
(3) Includes U.S. Treasury security available-for-sale, certificates and time deposits, interest-bearing deposit accounts and FHLB stock.
(4) NOW accounts, savings accounts and money market accounts are all assumed to be interest-rate sensitive. Fixed-rate certificate accounts are based on contractual maturities. Adjustable-rate certificate accounts are included in the period in which they reprice.
(5) Amounts represent the notional principal amount of the interest rate swaps and certain interest rate cap agreements which are designed to protect Coastal against rising interest rates, which are currently "in the money."

INTEREST  RATE  RISK  MANAGEMENT
     Coastal enters into interest rate swap and interest rate cap agreements with selected broker/dealers who are primarily government securities dealers ("Brokers") and with the FHLB to reduce its exposure to floating interest rates on a portion of its adjustable rate liabilities.

     An interest rate swap is an agreement where one party (generally Coastal) agrees to pay a fixed rate of interest on a notional principal amount to a second party (generally the FHLB or the Broker) in exchange for receiving from the second party a variable rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. Coastal enters into this type of transaction in order to maintain a spread position between certain assets and liabilities in the event that interest rates increase. If Coastal pays a fixed rate and receives a variable rate, the variable rate to be received by Coastal will reprice at the same time and at a similar rate as the funding liabilities which are altered by the swap and will thereby offset, to a certain degree, increases in funding costs. Under any other interest rate scenario, the swap will have a negative impact on net interest income.

     At December 31, 1996, Coastal was a party to interest rate swap agreements which have an aggregate notional amount of $60.9 million and expire
from  1997  to  2005.    With  respect  to  such  agreements,  Coastal  makes
weighted-average fixed interest payments ranging from 4.99 to 6.93%, and receives payments based on the floating one- and three-month LIBOR. Coastal records net interest income or expense relating to the swap agreements on a monthly basis in interest expense on other borrowed money. The net effect of the interest rate swaps to Coastal for the year ended December 31, 1996 was to increase interest expense by approximately $593,000. See Note 18 of the Notes to Consolidated Financial Statements.

     An  interest  rate  cap is a guarantee given by one party, referred to as the issuer (the FHLB or a Broker), to another party, referred to as the purchaser (Coastal), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a pre determined period of time. No funds are actually borrowed or repaid. The principal purpose of purchasing these caps is to prevent the occurrence of a negative spread relating to certain adjustable rate assets in Coastal's portfolio during a period in which the cost of funds borrowed to acquire such assets rises above the contractual interest rate ceiling on the asset purchased. Interest rate caps generally decrease the interest margin because Coastal receives no payment from the issuer (until the rate index rises above the rate cap) but continues to amortize the prepaid premium. At December 31, 1996, Coastal had interest rate cap agreements, which expire from 1997 to
2000, covering an aggregate notional amount of $386.6 million and are triggered, depending on the particular contract, whenever the defined floating rate exceeds 5.0% to 12.5%. The purchase price or premium of the interest rate cap agreements paid by Coastal is capitalized and included in prepaid expenses and other assets and is amortized over the life of the agreements using the straight-line method. For the year ended December 31, 1996, the interest rate caps resulted in an overall decrease in interest income of approximately $518,000. See Note 18 of the Notes to Consolidated Financial Statements.

LIQUIDITY  AND  CAPITAL  RESOURCES
     Coastal's assets increased from $2.8 billion at December 31, 1995 to $2.9 billion at December 31, 1996. Stockholders' equity amounted to $94.1 million, or $18.95 per share, at December 31, 1996. The regulatory capital of Coastal's subsidiary, Coastal Banc ssb, exceeded all three of the Bank's regulatory capital requirements at December 31, 1996. At December 31, 1996, the Bank's core capital amounted to 5.35% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 11.77% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 12.30% of risk-adjusted assets, compared to a requirement of 8.0%.

     Coastal's primary sources of funds consist of savings deposits bearing market rates of interest, securities sold under agreements to repurchase, advances from the FHLB and principal and interest payments on loans receivable and mortgage-backed securities. On December 30, 1994, Coastal acquired eight branches from Texas Trust which resulted in the assumption of $150.2 million in savings deposits. On November 1, 1995, Coastal acquired all of the issued and outstanding common stock of Texas Capital for a purchase price of approximately $21.1 million. In connection with this acquisition, Coastal acquired approximately $159.1 million in assets (net of the purchase price). Coastal uses its funding resources principally to meet its ongoing commitments to fund maturing deposits and deposit withdrawals, repay borrowings, purchase mortgage-backed securities and loans receivable, fund existing and continuing loan commitments, maintain its liquidity, meet operating expenses and fund acquisitions. At December 31, 1996, Coastal had binding commitments to originate or purchase loans totaling approximately $29.6 million and had $38.7 million of undisbursed loans in process. In addition, at December 31, 1996, Coastal had commitments under lines of credit to originate primarily construction and other loans of approximately $103.7 million and letters of credit outstanding of $1.4 million. Scheduled maturities of certificates of deposit during the twelve months following December 31, 1996 totaled $772.7 million. Management believes that Coastal has adequate resources to fund all its commitments.
INFLATION  AND  CHANGING  PRICES
     The Consolidated Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most commercial companies, substantially all of the assets and liabilities of
Coastal are monetary in nature. As a result, interest rates have a more significant impact on Coastal's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. FORWARD-LOOKING INFORMATION
     The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and
are subject to the safe harbor created by that Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; changes in general economic and business conditions; changes in market rates of interest; changes in the laws and regulations applicable to Coastal; the risks associated with the Bank's Non-Traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial, warehouse and PMSR loans); and changes in business strategies and other factors as discussed in Coastal's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Coastal  Bancorp,  Inc.  and  Subsidiaries
DIRECTORS  AND  OFFICERS


BOARD OF DIRECTORS OF COASTAL BANCORP, INC., COASTAL BANC SSB AND SUBSIDIARIES (AS NOTED)

MANUEL  J.  MEHOS
Chairman of the Board, President and Chief Executive Officer of Coastal Bancorp, Inc.; Chairman of the Board, President and Chief Executive Officer of Coastal Banc Holding Company, Inc.; Chairman of the Board, President and Chief Executive Officer of the Bank, a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; and President of CBS Asset Corp., and Chief Executive Officer of CoastalBanc Financial Corp., each wholly-owned subsidiaries of the Bank


R.  EDWIN  ALLDAY
Consultant for The Dini Partners, Inc., a company that provides counseling in philanthropy and non-profit management, Houston, Texas


D.  FORT  FLOWERS,  JR.
Chairman of the Board of DIFCO, Inc., a railroad car engineering and manufacturing company, Houston, Texas, and Director of The Ohio Bank, Findlay, Ohio


DENNIS  S.  FRANK
President and Chief Executive Officer of DSF Management Corp., a private investment company, Houston, Texas, and Chief Executive Officer and President of Silvergate Thrift and Loan, La Mesa, California


ROBERT  E.  JOHNSON,  JR.
Partner,  law  firm  of  Johnson  &  Johnson,  Austin,  Texas


JAMES  C.  NIVER
Retired, former President of Century Land Company, a residential real estate development company, Houston, Texas

CLAYTON  T.  STONE
Executive  Vice  President  of  Hines  Interests  Limited  Partnership, Aspen,
Colorado



CORPORATE  OFFICERS  OF  COASTAL  BANCORP,  INC.


MANUEL  J.  MEHOS
President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Executive  Vice  President,  Chief  Financial  Officer  and  Treasurer

LINDA  B.  FRAZIER
Vice  President  and  Secretary


CORPORATE  OFFICERS  OF  COASTAL  BANC  HOLDING  COMPANY,  INC.


MANUEL  J.  MEHOS
Chairman  of  the  Board,  President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Executive  Vice  President,  Chief  Financial  Officer  and Director/Treasurer

LINDA  B.  FRAZIER
Vice  President  and  Director/Secretary

BARBARA  A.  STEEN
Assistant  Treasurer  and  Director/Assistant  Secretary


CORPORATE  OFFICERS  OF  COASTAL  BANC  SSB


MANUEL  J.  MEHOS
President  and  Chief  Executive  Officer

JOHN  D.  BIRD
Executive  Vice  President  -  Chief  Administrative  Officer

GARY  R.  GARRETT
Executive  Vice  President  -  Chief  Lending  Officer

DAVID  R.  GRAHAM
Executive  Vice  President  -  Real  Estate  Lending  Group

SANDRA  S.  ORR
Executive  Vice  President  -  Chief  Investment  Officer

NANCY  S.  VADASZ
Executive  Vice  President  -  Market  and  Product  Strategies

CATHERINE  N.  WYLIE
Executive  Vice  President  -  Chief  Financial  Officer
                                   COASTAL

                            A HISTORICAL VIEWPOINT

     Coastal was acquired by an investor group in 1986 as a vehicle to take advantage of the failures and consolidation in the Texas banking and thrift industries. At February 28, 1986 (the date of the change in ownership), Coastal had one full service office and total assets of approximately $10.7 million.

     In May 1988, Coastal became the first acquirer of failed or failing savings institutions under the Federal government's "Southwest Plan." In this transaction, Coastal acquired from the Federal Savings and Loan Insurance
Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 1996, Coastal entered into five
branch  acquisitions  and  one  whole  bank  acquisition:    two  with  an
instrumentality of the Federal government and four with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities with respect to each institution. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. All of these transactions resulted in the net assumption of $1.5 billion of deposits and the net acquisition of 45 branch offices. Coastal has also opened six de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 15 branch offices and transferring the deposits to other offices located in the same market area.

     At December 31, 1996, Coastal had total assets of approximately $2.9 billion and total deposits of approximately $1.3 billion with 37 branch offices in metropolitan Houston, Corpus Christi, Austin and small cities in central and south Texas.


71











                        Independent Auditors' Report


The  Board  of  Directors
Coastal  Bancorp,  Inc.:


     We  have  audited  the  accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended
December  31,  1996.    These  consolidated  financial  statements  are  the
responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 8 to the consolidated financial statements, the Company changed its method of accounting for certain debt securities in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities."




January  15,  1997
Houston,  Texas



                        COASTAL BANCORP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              DECEMBER 31, 1996 AND 1995
                           (IN THOUSANDS, EXCEPT SHARE DATA)



ASSETS                                                              1996        1995
---------------------------------------------------------------  ----------  ----------

Cash and amounts due from depository institutions                $   27,735  $    9,870
Certificates and time deposits                                           --         174
                                                                 ----------  ----------

 Cash and cash equivalents                                           27,735      10,044
Loans receivable (Notes 9 and 14)                                 1,229,748   1,098,555
Mortgage-backed securities held-to-maturity (market value of
 $1,308,598 in 1996 and $1,381,650 in 1995) (Notes 8, 14,
 15, 17 and 18)                                                   1,344,587   1,395,753
Mortgage-backed securities available-for-sale, at market value
 (Notes 8, 14 and 15)                                               180,656     186,414
U.S. Treasury security available-for-sale, at market value
 (Note 6)                                                                11       3,997
Mortgage loans held for sale                                            298         731
Accrued interest receivable (Note 10)                                14,690      15,538
Property and equipment (net of accumulated depreciation and
 amortization of $7,009 in 1996 and $5,439 in 1995)                  14,987      13,439
Stock in the Federal Home Loan Bank of Dallas ("FHLB")               25,971      21,759
Goodwill (net of accumulated amortization of $9,430 in
 1996 and $7,646 in 1995)                                            15,596      17,972
Purchased loan servicing rights (Note 11)                             6,674       8,140
Capitalized excess servicing fees (Note 11)                             136         183
Prepaid expenses and other assets (Notes 12, 18 and 20)              14,818      14,003
                                                                 ----------  ----------
                                                                 $2,875,907  $2,786,528
                                                                 ==========  ==========




     LIABILITIES  AND  STOCKHOLDERS'  EQUITY



Liabilities:
 Savings deposits (Note 13)                                        $1,310,835   $1,287,084
 Advances from the FHLB (Note 14)                                     409,720      312,186
 Securities sold under agreements to repurchase (Note 15)             966,987      993,832
 Senior Notes payable (Note 16)                                        50,000       50,000
 Advances from borrowers for taxes and insurance                        4,676        6,510
 Other liabilities and accrued expenses                                10,791       16,487
   Total liabilities                                                2,753,009    2,666,099
                                                                   -----------  -----------

9.0% noncumulative preferred stock of Coastal Banc ssb
 (Note 24)                                                             28,750       28,750

Commitments and contingencies (Notes 3, 5, 9, 18, 22 and 25)

Stockholders' equity (Notes 3, 8, 22 and 26)
 Preferred Stock, no par value; authorized shares 5,000,000;
   no shares issued                                                        --           --
 Common Stock, $.01 par value; authorized shares 30,000,000;
   4,966,941 and 4,957,870 shares issued and outstanding in
   1996 and 1995                                                           50           50
 Additional paid-in capital                                            32,604       32,492
 Retained earnings                                                     64,597       59,631
 Unrealized gain (loss) on securities available-for-sale (Note 8)      (3,103)        (494)
   Total stockholders' equity                                          94,148       91,679
                                                                   -----------  -----------
                                                                   $2,875,907   $2,786,528
                                                                   ===========  ===========


See  accompanying  notes  to  Consolidated  Financial  Statements.


                                    COASTAL BANCORP, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          1996         1995       1994
                                                        ---------------------------

Interest income:
 Mortgage-backed securities                              $  95,155   $102,194  $ 82,065
 Loans receivable                                           96,143     65,508    42,403
 Covered Assets (Note 4)                                       --         --       762
 Investment securities, certificates, time
   deposits and other investments                            1,521      1,687     2,823
                                                           192,819    169,389   128,053
                                                         ------------------------------

Interest expense:
 Savings deposits                                           60,076     56,716    38,127
 Other borrowed money                                       51,360     45,022    27,589
 Senior Notes payable                                        5,000      2,500        --
 Advances from the FHLB:
   Short-term                                                6,622      1,703     7,565
   Long-term                                                15,127     20,413    15,238
                                                           ----------------------------
                                                           138,185    126,354    88,519
                                                          ------------------------------

   Net interest income                                      54,634     43,035    39,534
Provision for loan losses (Note 9)                           1,925      1,664       934
   Net interest income after provision for loan losses      52,709     41,371    38,600
                                                        ---------------------------------

Noninterest income:
 Loan fees and service charges                               5,242      3,395     3,409
 Loan servicing income                                       3,031      3,502     3,703
 Asset management and disposition fees                          --         --     1,731
 Gain on sale of branch office (Note 6)                        521         --        --
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net                                     (4)        81       192
 Other                                                        559        627       526
                                                            9,349      7,605     9,561
                                                          ------------------------------

Noninterest expense:
 Compensation, payroll taxes and other benefits            16,547     12,029    10,995
 Office occupancy                                           6,002      4,590     3,635
 Insurance premiums                                         2,199      3,244     2,901
 Amortization of purchased loan servicing rights            1,466      1,546     1,846
 Data processing                                            2,212      1,769     1,544
 Amortization of goodwill                                   1,784      1,273     1,096
 Other                                                      9,183      6,918     5,560
 SAIF insurance special assessment (Note 21)                7,455         --        --
                                                         ------------------------------
                                                           46,848     31,369    27,577
                                                         ------------------------------

       Income before provision for federal income taxes and minority interest
                                                           15,210     17,607    20,584

Provision for Federal income taxes (Note 20)                5,671      6,477     4,333
Minority interest in income of consolidated subsidiary        --         --       211
                                                         ------------------------------
     Net income before preferred stock dividends            9,539     11,130    16,040

Preferred stock dividends of Coastal Banc ssb               2,588      2,588     2,588
                                                         ----------            --------
     Net income after preferred stock dividends         $   6,951   $  8,542  $ 13,452
                                                         ==========            ========
Net earnings per share                                  $    1.38   $   1.71  $   2.64
                                                         ==========  ========  ========


See  accompanying  notes  to  Consolidated  Financial  Statements.



                                   COASTAL BANCORP, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                               (IN THOUSANDS)

                                                                        Unrealized
     Warrant  to                                                           loss on
     purchase                    Additional                             securities
     Common          Common          paid-in          Retained          available-for-
     Stock          Stock          capital          earnings             sale          Total




Balance - December 31, 1993             $ 1,228   $49  $32,405  $45,572   $    --   $79,254
Repurchase of warrant (Note 3)           (1,228)   --       --   (5,162)       --    (6,390)
Dividends on preferred stock
 of Coastal Banc ssb                         --    --       --   (2,588)       --    (2,588)
Dividends on Common Stock                    --    --       --   (1,188)       --    (1,188)
Exercise of stock options
 (Note 22)                                   --     1       29       --        --        30
Unrealized gain on securities
 available-for-sale on
 January 1, 1994 (Note 8)                    --    --       --       --       264       264
Change in net unrealized
 holding gain (loss) on
 securities available-for-sale               --    --       --       --      (742)     (742)
Net income for 1994                          --    --       --   16,040        --    16,040
                                           -----  ---  -------  --------  --------  --------

Balance - December 31, 1994                  --    50   32,434   52,674      (478)   84,680
Dividends on preferred stock
 of Coastal Banc ssb                         --    --       --   (2,588)       --    (2,588)
Dividends on Common Stock                    --    --       --   (1,585)       --    (1,585)
Exercise of stock options
 (Note 22)                                   --    --       58       --        --        58
Unrealized loss on securities                --
 transferred to available-for-
 sale (Note 8)                                --    --               --    (1,556)   (1,556)
Change in net unrealized holding              --
 gain (loss) on securities available-for-sale (Note 8)
                                              --    --                --     1,540     1,540
Net income for 1995                           --    --       --   11,130        --    11,130
                                        --------  ---  -------  --------  --------  --------

Balance - December 31, 1995                   --    50   32,492   59,631      (494)   91,679
Dividends on preferred stock
 of Coastal Banc ssb                         --    --       --   (2,588)       --    (2,588)
Dividends on Common Stock                    --    --       --   (1,985)       --    (1,985)
Exercise of stock options
 (Note 22)                                   --    --      112       --        --       112
Change in net unrealized holding
 gain (loss) on securities available-for-sale (Note 8)
                                            --    --       --       --    (2,609)   (2,609)
Net income for 1996                         --    --       --    9,539        --     9,539
                                       --------  ---  -------  --------  --------  --------

Balance - December 31, 1996             $    --   $50  $32,604  $64,597   $(3,103)  $94,148
                                        ===================================================



See  accompanying  notes  to  Consolidated  Financial  Statements.



                                  COASTAL BANCORP, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                              (IN THOUSANDS)
                                                  1996          1995          1994



Cash flows from operating activities:
 Net income before preferred stock dividends    $ 9,539     $ 11,130   $ 16,040
 Adjustments to reconcile net income to
   net cash provided by operating activities:
 Depreciation and amortization of property and
   equipment, purchased loans servicing rights,
   capitalized excess servicing fees and prepaid
   expenses and other assets                       6,098       5,191       4,947
 Net premium amortization
   (discount accretion)                            1,146      (2,236)       (238)
 Provision for loan losses                         1,925       1,664         934
 Amortization of goodwill                          1,784       1,273       1,096
 Originations and purchases of mortgage
  loans held for sale                            (19,739)     (8,812)     (7,858)
 Sales of mortgage loans held for sale            20,158       8,268      10,240
 (Gain) loss on sales of mortgage-backed
  securities available-for-sale                        4         (81)       (192)
 Gain on sale of branch office                      (521)         --          --
 Net change in minority interest of
   consolidated subsidiary                            --          --        (474)
 Decrease (increase) in:
   Accrued interest receivable                       853      (4,852)     (2,471)
   Other, net                                     (3,024)      6,003       7,425
 Stock dividends from the FHLB                    (1,288)     (1,318)     (1,256)
                                               ----------  ----------  ----------

   Net cash provided by operating activities      16,935      16,230      28,193
                                              ----------  ----------  ----------

Cash flows from investing activities:
 Purchases of mortgage-backed securities              --     (52,741)   (511,847)
 Purchase of U.S. Treasury security
   available-for-sale                                (11)         --          --
 Principal repayments on mortgage-backed
    securities                                    50,616      35,742     178,523
 Principal repayments on mortgage-backed
   securities available-for-sale                    879         103      17,022
 Proceeds from maturity of U.S. Treasury
   security available-for-sale                    4,000          --          --
 Proceeds from sales of mortgage-backed
   securities available-for-sale                    860      72,379         986
 Purchases of loans receivable                 (190,612)   (416,569)   (149,608)
 Net decrease in loans receivable                53,678       6,623      19,502
 Net decrease in FSLIC Resolution Fund
   guaranteed assets                                 --          --      55,549
 Purchases of property and equipment, net        (4,273)     (3,579)     (4,114)
 Purchase of FHLB stock                          (7,924)     (2,984)    (17,900)
 Proceeds from sales of FHLB stock                5,000       3,245      34,195
 Purchase of loan servicing rights                   --          --      (3,655)
 Cash and cash equivalents received in
   business combination transactions, net
   of disposition transaction                     11,652      34,311     144,974
                                              ----------  ----------  ----------

   Net cash used by investing activities         (76,135)   (323,470)   (236,373)
                                               ----------  ----------  ----------




                                       COASTAL BANCORP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                                   (IN THOUSANDS)


                                                     1996          1995          1994




Cash flows from financing activities:
 Net decrease (increase) in savings deposits     $    12,497   $   (10,336)  $   (33,382)
 Advances from the FHLB                            3,629,022       746,899     1,868,720
 Principal payments on advances from the FHLB     (3,531,488)     (820,749)   (2,271,551)
 Securities sold under agreements to repurchase    9,276,713     8,648,728     9,316,043
 Purchases of securities sold under agreements
   to repurchase                                  (9,303,558)   (8,300,275)   (8,670,664)
 Proceeds from issuance of Senior Notes
   payable, net                                          --        47,635            --
 Exercise of stock options for purchase of
   common stock, net                                     112            58            30
 Net increase (decrease) in advances from
   borrowers for taxes and insurance                  (1,834)        3,109           940
 Dividends paid                                       (4,573)       (4,173)       (3,776)
   Net cash provided by financing activities          76,891       310,896       206,360
                                                 ------------  ------------  ------------

   Net increase (decrease) in cash and cash
   equivalents                                         17,691         3,656        (1,820)
 Cash and cash equivalents at beginning of
   year                                                10,044         6,388         8,208
                                                  ------------  ------------  ------------
 Cash and cash equivalents at end of year         $    27,735   $    10,044   $     6,388
                                                  ============  ============  ============

 Supplemental schedule of cash flows--
   interest paid                                  $   139,926   $   123,030   $    87,867
                                                  ============  ============  ============

 Supplemental schedule of noncash investing
   and financing activities:
     Transfer of mortgage-backed securities
     to available-for-sale   category           $        --   $   226,591   $    50,802
                                                 ============  ============  ============
   Foreclosures of loans receivable             $     4,363   $     3,394   $     2,386
                                                 ============  ============  ============

   Covered Assets retained at termination
    of Assistance Agreement:
     Loans receivable                           $        --   $        --   $     6,671
     Property and equipment                              --            --           823
                                                 ============  ============  ============

   Repurchase of warrant from FSLIC Resolution Fund:
     Reduction of goodwill                      $        --   $        --   $       505
     Reduction of receivable                             --            --         5,885
     Reduction of retained earnings                      --            --         5,162
                                                 ============  ============  ============


See  accompanying  notes  to  Consolidated  Financial  Statements.

                    COASTAL BANCORP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 1996 and 1995

(1)          ORGANIZATION  AND  BACKGROUND
ORGANIZATION

Coastal Bancorp, Inc. was incorporated on March 8, 1994 as a first-tier subsidiary of Coastal Banc Savings Association (the "Association") in connection with the proposed reorganization of the Association into the holding company form of organization.

The reorganization of the Association into the holding company form of organization occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb. As a result of the reorganization, Coastal Bancorp, Inc. ("Bancorp") became the owner of 100% of the voting stock of Coastal Banc ssb.

The holders of the 9.0% Noncumulative Preferred Stock, Series A, of the former Coastal Banc Savings Association now own an equal number of shares of the 9.0% Noncumulative Preferred Stock, Series A, of Coastal Banc ssb (the "Bank").

On November 30, 1996, Coastal Banc Holding Company, Inc. ("HoCo") was created as a Delaware unitary savings bank holding company in accordance with the terms of an agreement and plan of reorganization dated August 19, 1996 (the "Agreement"). Pursuant to the terms of the Agreement, the Bank became a wholly-owned subsidiary of HoCo and HoCo became a wholly-owned subsidiary of Bancorp.

The reorganizations were accounted for in a manner similar to that in pooling of interests accounting and all financial statements issued after consummation of the reorganization reflect the consolidated operations as if the reorganization had taken place prior to the periods covered by such consolidated financial statements.

BACKGROUND

The Bank was acquired by an investor group in 1986 as a vehicle to take advantage of the failures and consolidation in the Texas banking and thrift industries. The Bank acquired deposits in transactions with the federal government and other private institutions as a base for developing an ongoing thrift and banking business. The Bank's first acquisition was under the Federal Savings and Loan Insurance Corporation's ("FSLIC") Southwest Plan, whereby the FSLIC provided financial and other forms of assistance in connection with the acquisition of insolvent FSLIC-insured institutions.

As more fully described in notes 3 and 5 to the consolidated financial statements, in con-junction with the FSLIC assisted acquisition of Alliance Savings and Loan Association, Cameron County Savings Association, Security
Savings and Loan Association and Colorado County Federal Savings and Loan Association (the "Acquired Associations"), the Bank received significant financial assistance, including the purchase of cumulative preferred stock by the FSLIC.


                    COASTAL BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)          SUMMARY  OF  SIGNIFICANT  ACCOUNTING
     POLICIES  AND  BASIS  OF  PRESENTATION

The following significant accounting policies, together with those disclosed elsewhere in the Consolidated Financial Statements or notes thereto, are followed by Coastal Bancorp, Inc. and subsidiaries in preparing and presenting the consol-idated financial statements.

          BASIS  OF  CONSOLIDATED  FINANCIAL  STATEMENTS
The consolidated financial statements include the accounts of Coastal Bancorp, Inc., its wholly-owned subsidiary, Coastal Banc Holding Company, Inc. and its wholly-owned subsidiary, Coastal Banc ssb and subsidiaries (collectively, "Coastal"). Coastal Banc ssb's subsidiaries include CoastalBanc Financial Corp., CBS Mortgage Corp. and CBS Asset Corp. (collectively with Coastal Banc ssb, the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

CBS Asset Corp. accounted for its 63% ownership interest in the assets, liabilities, revenues and expenses of Coastal Realty Partners, an unincorporated venture, using the consolidation method of accounting with the outside investor's interest in Coastal Realty Partners reflected as a minority interest. Coastal Realty Partners was formed for the purpose of managing and liquidating loans and real property on a contract basis for the Resolution Trust Corporation ("RTC"), the FDIC and other financial institutions. Effective November 1, 1994, CBS Asset Corp. sold its 63% ownership interest in Coastal Realty Partners for its recorded book value.

Certain amounts within the accompanying consolidated financial statements and the related notes have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or total stockholders' equity.

USE  OF  ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results may differ from those estimates.

          INVESTMENT  AND  MORTGAGE-BACKED  SECURITIES
On January 1, 1994, Coastal adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 ("Statement 115"), "Accounting for Certain Investments in Debt and Equity Securities." In
accordance  with  Statement  115,  Coastal  classifies  securities  as  either
held-to-maturity  or  available-for-sale.    Securities  are  classified  as
held-to-maturity when Coastal has the positive intent and ability to hold such securities to maturity. Securities held-to-maturity are recorded at amortized
cost.    Securities  available-for-sale  are  securities  other  than  those held-to-maturity or trading and are recorded at fair value, with unrealized gains and losses excluded from earnings and recorded as a separate component of stockholders' equity.

In connection with the adoption of Statement 115 on January 1, 1994, Coastal transferred approximately $50,802,000 of mortgage-backed securities to the available-for-sale category and recorded an unrealized gain of approximately $264,000 in stockholders' equity.

In November 1995, the Financial Accounting Standards Board issued the Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Provisions in this Special Report granted all entities a one-time opportunity, until no later than December 31, 1995, to reassess the appropriateness of the classifications of all securities held and to account for any resulting reclassifications at fair value in accordance with Statement 115. The provisions of the Special Report also directed that any reclassifications as a result of this one-time reassessment would not call into question the intent to hold other debt securities to maturity in the future. In accordance with this Special Report, on November 20, 1995, Coastal reclassified approximately $226,591,000 of mortgage-backed securities to the available-for-sale category and recorded an unrealized loss of approximately $1,556,000 in stockholders' equity.

Realized gains and losses on securities classified as available-for-sale are recorded in earnings in the year of sale based on the specific identification of each individual security sold.

Coastal  records  investment and mortgage-backed securities transactions as of
the  settlement  date.   There were no pending transactions as of December 31,
1996  or  1995.

Premiums and discounts on investment and mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion being adjusted when the prepayments are received.

          TRADING  ACCOUNT  SECURITIES
Trading account securities are recorded at market value; however, at December 31, 1996 and 1995, there were no trading account securities held. Gains or losses on the revaluation or sale of trading account securities are included in noninterest income.

LOANS  RECEIVABLE

Loans receivable are stated at the principal balance outstanding net of loans in process, the allowance for loan losses, unearned interest and loan fees and the premium to record purchased loans. Interest on loans receivable is primarily computed on the outstanding principal balance at appropriate rates of interest. The net premium (discount) to record purchased loans is being amortized using the level yield method, adjusted for prepayments.

It is the general policy of Coastal to stop accruing interest income and place the recognition of interest on a cash basis when any loan is past due as to principal and interest more than 90 days. When a loan is placed on nonaccrual, any interest previously accrued but not collected is reversed against current interest income.

Coastal adopted Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan," as amended by Statement 118, effective January 1, 1995. Under Statement 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. Statement 114 requires that the measurement of impaired loans be based on (i) the present value of the expected future cash flows discounted at the loan's effective interest rate,
(ii) the loan's observable market price, or (iii) the fair value of the loan's collateral. Statement 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Coastal collectively reviews all first-lien residential loans under $500,000 as a group and all consumer and other loans as a group for impairment, excluding loans in which foreclosure is probable. The adoption of Statement 114, as amended by Statement 118, had no material impact on Coastal's consolidated financial statements as Coastal's existing policy of measuring loan impairment was generally consistent with methods prescribed in these standards.

Coastal considers a loan to be impaired when, based upon current information and events, it is probable that Coastal will be unable to collect all amounts due according to the contractual terms of the loan agreement. In determining impairment, Coastal considers, among other things, large non-homogeneous loans which may include nonaccrual loans or troubled debt restructurings, and performing loans which exhibit, among other characteristics, high loan-to-value ratios, low debt coverage ratios, or indications that the borrowers are experiencing increased levels of financial difficulty. Coastal bases the measurements of collateral-dependent impaired loans on the fair value of their collateral. The amount by which the recorded investment in the loan exceeds the measure of the fair value of the collateral securing the loan is recognized by recording a valuation allowance.

          ALLOWANCE  FOR  LOAN  LOSSES
The allowance for loan losses is maintained at a level determined to be adequate by management to absorb future losses on loans receivable. The adequacy of the allowance is based on management's evaluation of the loan receivable portfolio and considers such factors as historical loss experience, identification of adverse situations which may affect the ability of borrowers to repay, assessment of current and future economic conditions and the estimated net realizable value of the underlying collateral. While management uses available information to estimate losses on loans receivable, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Coastal's allowance for loan losses. Such agencies may require Coastal to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

          SALES  OF  LOANS  RECEIVABLE
Loans are sold periodically to institutional and private investors. When Coastal sells whole mortgage loans, gains or losses on such sales are recognized at the time of sale and are determined by the difference between net sales proceeds and the unpaid principal balance of the loans sold, adjusted for any yield differential, servicing fees and servicing costs applicable to future years. Coastal continues to collect loan payments and provide normal services to the borrower under loan servicing agreements with the investors on those loans sold with servicing retained. The investor is paid its share of the principal and interest collected, net of a service fee retained by Coastal.

          MORTGAGE  LOANS  HELD  FOR  SALE
Mortgage loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor market yield requirements calculated on the aggregate loan basis.

          LOAN  FEES
Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized into income over the lives of the related loans using the level yield method. When the loans receivable are sold, the remaining loan fees are recognized as income in the period of the sale.
STOCK  IN  THE  FEDERAL  HOME  LOAN  BANK  OF  DALLAS
As a member of the FHLB System, Coastal is required to purchase and maintain stock in the FHLB in an amount equal to the greater of 1% of the aggregate unpaid balance of loans and securities secured by single family and multi-family properties, .3% of total assets, or 5% of total FHLB advances. FHLB stock is redeemable at par value at the discretion of the FHLB.
          GOODWILL
Goodwill resulting from acquisitions is amortized on a straight-line basis over the estimated period of benefit, not to exceed fifteen years. Coastal evaluates the recorded goodwill amounts for impairment on an ongoing basis to determine whether events and circumstances have developed that warrant revision of the estimated benefit periods.

PROPERTY  AND  EQUIPMENT
Property  and equipment are recorded at cost less accumulated depreciation and
amortiza-tion.    Coastal  computes  depreciation  and  amortization  on  a
straight-line basis over the estimated useful lives (15-30 years for buildings and 3-10 years for furniture and equip-ment) of the respective assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the respective lease or the estimated useful lives of the related assets.

          MORTGAGE  SERVICING  RIGHTS
Coastal adopted the Financial Accounting Standards Board's Statement No. 122 ("Statement 122"), "Accounting for Mortgage Servicing Rights -- an amendment of FASB Statement No. 65" effective January 1, 1996. Statement 122 eliminates the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Under Statement 122, if Coastal sells or securitizes loans and retains the mortgage servicing rights, Coastal is required to allocate a portion of the cost of the mortgage loans to the mortgage  servicing  rights  and  recognize  the  cost allocated as a separate asset. The adoption of Statement 122 had no material impact on Coastal's consolidated financial statements for the year ended December 31, 1996.

Purchased loan servicing rights are capitalized at the date of acquisition at the lower of cost or the present value of the excess of estimated future servicing income over estimated future servicing costs assuming an estimated prepayment rate. The amount capitalized as mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Coastal periodically evaluates the carrying value of the mortgage servicing rights for impairment based on the fair value of those rights. The fair value of mortgage servicing rights is determined by discounting the present value of the estimated future net servicing revenues using a discount rate commensurate with the risks involved based on management's best estimate of remaining loan lives.

          REAL  ESTATE  OWNED
Real estate owned represents real estate acquired through foreclosure and is initially recorded at the lower of unpaid principal balance adjusted for any acquisition premiums or discounts remaining less any applicable valuation allowance or estimated fair value less estimated selling costs. Subsequent to foreclosure, real estate owned is carried at the lower of the new cost basis or fair value, with any further declines in fair value charged to operations.

          FEDERAL  INCOME  TAXES
Coastal files a consolidated federal income tax return with HoCo, the Bank and all of its wholly-owned subsidiaries. Federal income taxes are allocated on the basis of each entity's contribution to consolidated taxable income.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

OFF-BALANCE  SHEET  INSTRUMENTS  USED  FOR  INTEREST  RATE  RISK  MANAGEMENT

Coastal enters into interest rate swap and cap agreements to manage its sensitivity to interest rate risk. For interest rate risk management swap and cap agreements, interest income or interest expense is accrued over the terms of the agreements and transaction fees are deferred and amortized to interest income or expense over the terms of the agreements. The fair values of interest rate swap and cap agreements used for interest rate risk management are not recognized in the consolidated financial statements.
STOCK  OPTIONS

Prior to January 1, 1996, Coastal accounted for its stock compensation programs in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and
related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Coastal adopted the Financial Accounting Standards Board's Statement No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in Statement 123 had been applied. Coastal has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123.

          NET  EARNINGS  PER  SHARE
Earnings per share is calculated by dividing net income, reduced for dividends paid on the Bank's preferred stock, by the weighted average number of common shares and common stock equivalents. Stock options and the warrant to purchase common stock (until the warrant was repurchased) are regarded as common stock equivalents and are therefore considered in earnings per share calculations if dilutive. Common stock equivalents are computed using the treasury stock method. The weighted average numbers of shares used in the computation of earnings per share are 5,031,238, 4,991,373 and 5,090,289, at December 31, 1996, 1995 and 1994, respectively.

          CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, certificates and time deposits and securities purchased under agreements to resell with an original maturity of three months or less.

ACCOUNTING  PRONOUNCEMENTS
Coastal adopted Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective January 1, 1996. Statement 121 requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, Statement 121 requires that certain long-lived assets and certain identifiable intangible assets to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. The adoption of Statement 121 did not have a material impact on Coastal's financial position, results of operations or liquidity for the year ended December 31, 1996.

In June 1996, the Financial Accounting Standards Board issued Statement No. 125 ("Statement 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of Coastal does not expect that the adoption of Statement 125 will have a material impact on Coastal's financial position, results of operations, or liquidity.

     (3)          ACQUISITION  AND  FSLIC  ASSISTANCE
On May 13, 1988 ("date of acquisition"), Coastal acquired the Acquired Associations. These institutions were insured by the FSLIC and the acquisition was deemed by the FSLIC to be an acquisition instituted for supervisory reasons. In connection with these acquisitions, the FSLIC agreed, in the form of four substantially similar acquisition agreements and an assistance agreement ("Assistance Agreement"), to provide financial assistance and indemni-fication to Coastal.

On April 15, 1994, Coastal and the FDIC announced the early termination of the Assistance Agreement with the FSLIC Resolution Fund effective March 31, 1994. Under the terms of the agreement, Coastal transferred substantially all the Covered Assets (as defined) (Note 4) back to the FDIC in exchange for cash and also received cash of $12,733,000 for the remaining receivable from the FSLIC Resolution Fund for the adjustment to record acquired assets at fair value. Discussed below are the significant provisions of the Assistance Agreement.

On the date of the acquisition, the FSLIC as receiver for the Acquired Associations transferred substantially all of the assets and substantially all of the secured and deposit liabilities of Alliance Savings and Loan Association, Cameron County Savings Association, and Security Savings and Loan Association, and substantially all of the assets and liabilities of Colorado County Federal Savings and Loan Association to Coastal. The FSLIC delivered a promissory note to Coastal in the amount representing the combined Negative Capital (as defined) of the Acquired Associations at the date of acquisition. On March 6, 1991, the promissory note was prepaid in full by the FSLIC Resolution Fund. Approximately 90 days after the effective date of the Assistance Agreement and following the $3,300,000 capital investment by Coastal required by the Assistance Agreement, the Bank issued 125,302 shares of cumulative Series A Preferred Stock (Preferred Stock) to the FSLIC for cash received of $12,530,000 and Coastal issued to the FSLIC a warrant to purchase that whole number of shares of Common Stock of Coastal, which shall equal 15% of the shares of Common Stock, determined after giving effect to the exercise of the warrant. The warrant was recorded at $2.88 per share which represented management's estimate of the fair value of such warrant at the date of issuance.

In 1990, Coastal repurchased all of the outstanding Preferred Stock at a discount. The repurchase resulted in an increase in additional paid-in capital of $2,353,000, the difference between the recorded book value of the Preferred Stock and the repurchase price of $10,177,000. On April 15, 1994, in connection with the termination of the Assistance Agreement, Coastal repurchased the warrant to purchase common stock from the FDIC for $5,885,000.
 The  repurchase  resulted  in a reduction of retained earnings of $5,162,000.

Certain loans and real estate and other assets of the Acquired Associations were covered by FSLIC Resolution Fund assistance and were designated as Covered Assets. These assets were subject to both capital loss coverage (Coastal was reimbursed for losses on Covered Assets) and yield maintenance (Coastal received a guaranteed yield on Covered Assets) from the date of the acquisition for a period of ten years. The guaranteed yield specified in the Assistance Agreement was considered a market rate for purposes of determining the fair value of the Covered Assets acquired. The designated Covered Assets were treated as interest-bearing assets and the fair value was calculated as the expected future collection of principal pursuant to the capital loss coverage of the Assistance Agreement.

These  acquisitions  under  the  Assistance  Agreement  were  accounted for as
purchases.    As  a  result  of  the purchase, a receivable of $29,173,715 was recorded at the acquisi-tion date representing an amount equal to the difference between the recorded book values and fair values of assets acquired. In accordance with the Assistance Agreement, the adjustment was recoverable from the FSLIC Resolution Fund over a ten-year period and was included in receivable from the FSLIC Resolution Fund rather than goodwill. In assigning values to Covered Assets (Note 4), the FSLIC Resolution Fund guaranteed values (the recorded historical cost values of such assets on the books of the Acquired Associations at acquisition date) were used. Also as a result of the purchase, goodwill of $4,617,200 was recorded equal to the difference between the recorded book values and fair values of liabilities assumed and the fair value of the warrant issued to the FSLIC.

     (4)          FSLIC  RESOLUTION  FUND  GUARANTEED  ASSETS
In connection with the acquisition of the Acquired Associations (see Note 3), during the period covered by the Assistance Agreement the FSLIC Resolution Fund reimbursed Coastal for all losses realized on the sales of Covered Assets or on approved write-downs of such assets. Coastal retained 10% of the gains realized over the FSLIC Resolution Fund guaranteed value for the first $2 million of aggregate gain with increments of 2% for each additional $2 million of gain realized up to 20% of gains. The FSLIC Resolution Fund received the remaining percentage of gains.

Covered  Assets  were  defined  as:
     Each asset acquired by Coastal pursuant to the Assistance Agreement (except as noted below);
     A loan contract, or investment made by Coastal pursuant to a legally binding commitment of one of the Acquired Associations in effect immediately prior to the acquisition date;
     A loan contract, or investment made by Coastal in connection with the sale of, or to salvage, a Covered Asset, or any property or interest therein received in exchange for a Covered Asset if approved by the FDIC; and
     The debit balance of Special Reserve Account I (as defined) treated as a Covered Asset for yield maintenance purposes.

Covered  Assets  did  not  include:
     One-to-four residential mortgage loans performing according to contractual terms on the date of acquisition and continuing to perform for two years;
     Leasehold improvements, office furniture, fixtures and equipment that were being used on May 13, 1989; and
     Any asset that was owned by or was claimed to be owned by a subsidiary of the Acquired Associations.

During the period covered by the Assistance Agreement, the FSLIC Resolution Fund paid to Coastal the difference between the actual yield received on remaining Covered Assets and the product of the average book value for all Covered Assets multiplied by the Texas Cost of Funds (as defined) plus 225 basis points for the first five quarters after the date of acquisition. Such spread over the Texas Cost of Funds was reduced periodically thereafter by terms of the Assistance Agreement.

As discussed in Note 3, the Assistance Agreement was terminated effective March 31, 1994 with substantially all the Covered Assets being transferred back to the FSLIC Resolution Fund in exchange for cash. In addition, Coastal received $12,733,000 in cash for the remaining receivable from the FSLIC Resolution Fund for the adjustment to record acquired assets at fair value.

Interest income recorded on Covered Assets for the year ended December 31, 1994 was as follows (in thousands):






Real estate       $122
Loans receivable   587
Other assets        53
                  ----
                  $762
                  ====

     (5)          INDEMNIFICATIONS
Coastal was involved in various claims and lawsuits arising from the acquisition of the Acquired Associations. In accordance with the terms of the Assistance Agreement, the FSLIC Resolution Fund indemnified Coastal for amounts incurred and paid in connection with satisfaction, settlement or compromise of challenges to the acquisitions, and the reasonable costs and expenses related thereto. The FSLIC Resolution Fund also indemnified Coastal for any claims based upon an action or failure to act of Coastal prior to the date of consummation of the acquisitions. Indemnification occurred whether the claim was filed before or after such date, to the extent that there was not an adequate reserve or provision for such claim on the books and records of the Acquired Associations prior to the date of consummation of the acquisitions. Indemnification was made to the extent the claims were not reimbursable under any insurance policy or from another third party. Amounts received under the indemnification prior to the termination of the Assistance Agreement was approximately $186,000 for the year ended December 31, 1994.

     (6)          ACQUISITION  AND  DISPOSITION  TRANSACTIONS
BRANCH  SWAP

On  September  5,  1996,  Coastal  consummated  the exchange of certain branch locations with Compass Bank. Coastal sold its three San Antonio branches having deposits of approximately $53.8 million to Compass Bank and purchased the Compass Bay City branch having deposits of approximately $79.8 million.

Summarized below are the net assets and liabilities recorded at fair value at the date of the swap (in thousands):






Cash and cash equivalents  $25,274
Loans receivable             1,173
Goodwill                        72
Property and equipment        (103)
Other assets                     5
                           $26,421
                           ========

Deposits                    25,992
Other liabilities              429
                           --------
                           $26,421
                           ========



SAN  ANGELO  BRANCH  SALE

On May 24, 1996, Coastal consummated the sale of its San Angelo location, which had approximately $14.9 million in deposits, to First State Bank, N.A., a subsidiary of Independent Bankshares, Inc., headquartered in Abilene, Texas.
 As a result of this sale, Coastal recorded a $521,000 gain before applicable income taxes. Coastal acquired this location in the 1994 acquisition of Texas Trust Savings Bank, FSB. In connection with the sale of this branch office, Coastal recorded the following reductions of assets and liabilities (in thousands):






Savings deposits sold                                $14,850
Accrued interest payable and other liabilities sold       69
Loans receivable sold                                    155
Property and equipment sold                              438
Reduction of goodwill                                    179

TEXAS  CAPITAL  BANCSHARES,  INC.  ACQUISITION

On November 1, 1995, Coastal consummated the acquisition of all the issued and outstanding common stock of Texas Capital Bancshares, Inc. ("Texas Capital") for a purchase price of approximately $21,101,000. Summarized below are the assets and liabilities recorded at fair value at the date of the acquisition (in thousands):






Cash and cash equivalents, net of purchase price  $ 34,311
Loans receivable                                   103,319
Goodwill                                             9,769
U.S. Treasury security available-for-sale            3,993
Property and equipment                               2,782
Real estate owned                                    2,430
Other assets                                         2,471
                                                  --------

 Total assets                                     $159,075
                                                  ========

Deposits                                           157,209
Other liabilities                                    1,866
                                                  --------

 Total liabilities                                $159,075
                                                  ========



TEXAS  TRUST  SAVINGS  BANK,  FSB  ACQUISITION

On December 30, 1994, Coastal consummated the acquisition of eight branches from Texas Trust Savings Bank, FSB. Summarized below are the assets and liabilities recorded at fair value at the date of the acquisition (in thousands):






Cash                      $144,974
Deposit account loans        1,952
Goodwill                     1,822
Property and equipment       1,504
Other assets                    22
                          --------

 Total assets             $150,274
                          ========

Deposits                   150,207
Accrued interest payable        66
Other liabilities                1
                          --------

 Total liabilities        $150,274
                          ========



The acquisitions described above have been accounted for as purchases and, accordingly, all assets and liabilities acquired were adjusted to and recorded at estimated fair values as of the acquisition dates.

The transactions described above are not material to the consolidated financial position or results of operations of Coastal therefore pro forma information is not considered necessary.

     (7)          SECURITIES  PURCHASED  UNDER  AGREEMENTS  TO  RESELL
Coastal  purchases  securities  under  agreements  to  resell  ("repurchase
agreements").    The  amounts  advanced  under  these  agreements  represent short-term loans and are reflected as a receivable in the accompanying consolidated statements of financial condition. The securities are delivered by entry into Coastal's account maintained at a third-party custodian designated by Coastal under a written custodial agreement that explicitly recognizes Coastal's interest in the securities. There were no securities purchased under agreements to resell outstanding during 1996, 1995 or at December 31, 1994. Securities purchased under agreements to resell averaged approximately $32,634,000 during 1994 and the maximum amount outstanding at any month-end during 1994 was approximately $74,164,000.

     (8)          MORTGAGE-BACKED  SECURITIES
     Mortgage-backed securities held-to-maturity at December 31, 1996 are as follows (in thousands):


                                         Gross          Gross
                           Amortized   Unrealized   Unrealized          Market
                             Cost         Gains          Losses          Value



REMICS - Agency           $    932,488  $  4,730  $  (31,142)  $    906,076
REMICS - Non-agency            278,612       834      (9,958)       269,488
FNMA certificates               79,628        72      (1,072)        78,628
GNMA certificates               34,031       282          --         34,313
Non-agency securities           19,790       363         (95)        20,058
Interest-only securities            38        --          (3)            35
                                                                  ---------
                          $  1,344,587  $  6,281  $  (42,270)  $  1,308,598
                             =========     =====     ========     =========



     Mortgage-backed securities held-to-maturity at December 31, 1995 are as follows (in thousands):


                                          Gross          Gross
                            Amortized   Unrealized    Unrealized          Market
                              Cost          Gains          Losses          Value



REMICS - Agency           $    948,027  $  4,298  $  (13,430)  $    938,895
REMICS - Non-agency            291,124     1,039      (6,641)       285,522
FNMA certificates               92,977        44        (232)        92,789
GNMA certificates               39,520       618          --         40,138
Non-agency securities           24,049       300         (93)        24,256
Interest-only securities            56        --          (6)            50
                                                                  ---------
                          $  1,395,753  $  6,299  $  (20,402)  $  1,381,650
                             =========     =====     ========     =========



As discussed in Note 2 to the Consolidated Financial Statements, pursuant to the Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," Coastal reclassified in 1995 approximately $226,591,000 of mortgage-backed securities to the available-for-sale category and recorded an unrealized loss of approximately $1,556,000 in stockholders' equity. Proceeds from sales of mortgage-backed securities available-for-sale during 1996 and 1995 were approximately $860,000 and $72,379,000, respectively. Gross losses of approximately $4,000 were realized on these sales in 1996. Gross gains and gross losses of approximately $209,000 and $128,000, respectively, were realized on these sales in 1995. At December 31, 1996 and 1995, mortgage-backed securities available-for-sale of $180,656,000 and $186,414,000 are recorded at market value, net of gross unrealized gains of $1,207,000 and $1,216,000 and gross unrealized losses of $5,980,000 and $1,975,000, respectively.

In connection with the adoption of Statement 115 on January 1, 1994, Coastal transferred approximately $50,802,000 of mortgage-backed securities to the available-for-sale category and recorded an unrealized gain of approximately $264,000 in stockholders' equity. Proceeds from sales of mortgage-backed securities available-for-sale during 1994 were approximately $986,000. Gross gains and gross losses of approximately $220,000 and $28,000, respectively, were realized on these sales in 1994. At December 31, 1994, mortgage-backed securities available-for-sale are recorded at market value, net of gross unrealized losses of $735,000.

     (9)          LOANS  RECEIVABLE
     Loans receivable at December 31, 1996 and 1995 are as follows (in thousands):


                                                                   1996          1995




Real estate mortgage loans:
 First lien mortgage, primarily residential                   $    791,337   $    742,880
 Multifamily                                                       139,486         95,297
 Residential construction                                           77,146         33,935
 Acquisition and development                                        26,132         15,517
 Commercial                                                        119,004        122,622
 Commercial construction                                             3,963             --
Commercial loans, secured by residential mortgage loans held
 for sale                                                           53,573         48,822
Commercial loans, secured by purchased loan servicing rights        21,380         21,548
Commercial, financial and industrial                                21,965         19,860
Loans secured by savings deposits                                    8,849          8,292
Consumer and other loans                                            14,400         10,316
                                                                 ----------     ----------
                                                                 1,277,235      1,119,089

Loans in process                                                   (38,742)       (11,526)
Allowance for loan losses                                           (6,880)        (5,703)
Unearned loan fees                                                  (2,344)        (1,939)
Premium (discount) to record purchased loans, net                      479         (1,366)
                                                                 ----------     ----------

                                                              $  1,229,748   $  1,098,555
                                                                 ==========     ==========

Weighted average yield                                                8.23%          8.52%
                                                                 ==========     ==========




In the normal course of business, Coastal enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments." Coastal enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit which involve elements of credit risk in excess of the amounts recognized in the balance sheets. Coastal minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

Coastal enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds under specified terms and conditions. Substantially all of Coastal's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

At December 31, 1996, Coastal had outstanding commitments to originate or purchase approximately $29,600,000 of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $103,726,000. In addition, at December 31, 1996, Coastal had letters of credit of approximately $1,372,000 outstanding.

Coastal services for others loans receivable which are not included in the consolidated financial statements. The total amounts of such loans were approximately $776,694,000, $900,702,000, and $1,029,268,000 at December 31,
1996, 1995 and 1994, respectively. At December 31, 1996 and December 31, 1995, Coastal serviced approximately $2,750,000 and $3,361,000 of loans sold with recourse, respectively.

A portion of Coastal's first lien mortgage loan portfolio is pledged as collateral to secure advances from the FHLB (Note 14).

Included in loans receivable at December 31, 1996 and 1995 are loans totaling approximately $12,839,000 and $14,622,000, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 1996, 1995 and 1994, Coastal recognized interest income on these nonaccrual loans (outstanding as of the period end) of approximately $507,000, $303,000 and $285,000, respectively, whereas approximately $816,000, $499,000 and $208,000, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

At December 31, 1996 and 1995, the carrying value of loans that are considered to be impaired under Statement 114 totaled approximately $725,000 and $1,983,000, respectively, (all of which are on nonaccrual) and the related allowance for loan losses on those impaired loans totaled $524,000 and $674,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995 was approximately $846,000 and $311,000, respectively. For the years ended December 31, 1996 and 1995, Coastal did not recognize interest income on loans considered impaired.

An analysis of activity in the allowance for loan losses is as follows (in thousands):



                                 Years  ended  December  31,
                               1996          1995          1994



Balance, beginning of year        $5,703   $2,158   $1,527
Provision for loan losses          1,925    1,664      934
Charge-offs, net of recoveries      (748)    (387)    (303)
Acquisition allowance adjustment      --    2,268       --
                                  -------  -------  -------

Balance, end of year              $6,880   $5,703   $2,158
                                  =======  =======  =======




The adoption of Statement 114, as amended by Statement 118, effective January 1, 1995, did not result in additional provisions for loan losses during the years ended December 31, 1996 or 1995.

     (10)          ACCRUED  INTEREST  RECEIVABLE
Accrued interest receivable at December 31, 1996 and 1995 is as follows (in thousands):





                                               1996     1995
                                              -------  -------


Mortgage-backed securities                    $ 6,606  $ 7,295
Loans receivable                                8,084    8,191
Investment securities, certificates and time
 deposits and other investments                    --       52
                                              -------  -------

                                              $14,690  $15,538
                                              =======  =======



     (11)          MORTGAGE  SERVICING  RIGHTS
An analysis of activity of purchased loan servicing rights and capitalized excess servicing fees is as follows (in thousands):



                             Purchased  Loan          Capitalized  Excess
                             Servicing  Rights          Servicing  Fees




Balance, December 31, 1993      $   7,882                $   343
Additions                           3,655                     --
Amortization                       (1,846)                  (109)
                                   -------                  -----
Balance, December 31, 1994          9,691                    234
Adjustments                            (5)                    --
Amortization                       (1,546)                   (51)
                                   -------                  -----
Balance, December 31, 1995          8,140                    183
Amortization                       (1,466)                   (47)
                                   -------                  -----
Balance, December 31, 1996      $   6,674                $   136
                                  =======                   =====



     (12)          REAL  ESTATE  OWNED
Included in prepaid expenses and other assets is real estate owned at December 31, 1996 and 1995 of approximately $3,161,000 and $4,216,000, respectively.

     (13)          SAVINGS  DEPOSITS
Savings deposits and the related weighted average interest rates at December 31, 1996 and 1995 are summarized as follows (dollars in thousands):




                                           1996                        1995
                                     ----------------             -------------------
                                       Stated Rate     Amount   Stated Rate        Amount
                                     ----------------  -------  ------------  ----------------

Noninterest-bearing checking    0.00%  $             85,259              0.00%  $    81,207
NOW accounts                    2.00                 56,862     1.50  -  2.00        47,476
Savings accounts                2.28  -  2.75        22,135     2.50  -  2.75        22,374
Money market demand accounts    3.15  -  4.51       151,046     2.90  -  4.89       165,214
                                                   --------                       ----------

                                                    315,302                         316,271
                                                  ------------                    ----------

Certificate accounts            2.00  -  2.99        12,930     2.00  -  2.99         10,915
                                3.00  -  3.99         1,905     3.00  -  3.99          3,472
                                4.00  -  4.99        95,087     4.00  -  4.99        108,845
                                5.00  -  5.99       776,765     5.00  -  5.99        613,098
                                6.00  -  6.99        91,128     6.00  -  6.99        214,534
                                7.00  -  7.99        12,964     7.00  -  7.99          8,776
                                8.00  -  8.99         3,515     8.00  -  8.99          4,893
                                9.00  -  9.99         1,171     9.00  -  9.99          1,620
                              10.00  -  10.99           249   10.00  -  10.99          1,297
                              11.00  -  11.99            17   11.00  -  11.99          3,718
                                                    995,731                          971,168
                                                ------------                      ----------
Discount to record savings deposits
 at fair value, net                                    (198)                          (355)
                                                 ------------                     ----------

                                        $          1,310,835                   $  1,287,084
                                                 ============                     ==========

Weighted average rate                                   4.67%                          4.82%
                                                 ============                     ==========



     The scheduled maturities of certificate accounts outstanding at December 31, 1996 were as follows (in thousands):




Year Ended December 31,
-----------------------

 1997                    $  772,690
 1998                       158,583
 1999                        40,961
 2000                        18,268
 2001                         5,064
Subsequent years                165
                            -------
                         $  995,731
                            =======



     The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $109,371,000 and $91,190,000 at December 31, 1996 and 1995, respectively.

     (14) ADVANCES FROM THE FEDERAL HOME LOAN BANK OF DALLAS The weighted average interest rates on advances from the FHLB at December 31, 1996 and 1995 were 5.61% and 5.88%, respectively. Advances and related interest rates and maturities at December 31, 1996 and 1995 are summarized as follows (dollars in thousands):






Due during the year
ended December 31,   Interest rates       1996        1995
-------------------  ---------------     -------     -------

1996                  4.23  -  8.71%  $       --  $  225,445
1997                  4.93  -  8.31      189,127      24,293
1998                 5.25   -  6.96       19,674      16,221
1999                  4.95  -  8.11      170,871      19,916
2000                  5.57  -  7.76        8,320       8,614
2001                  6.03  -  6.46        8,854       9,025
2004                           6.52        3,201       3,526
2006                           6.91        3,167          --
2007                  6.80  -  7.94          488         270
2009                           8.25        4,681       4,876
2011                  6.35  -  7.24        1,337          --
                                         -------     -------

                                      $  409,720  $  312,186
                                         =======     =======




At December 31, 1996, Coastal had a $5,000,000 unused line of credit with the FHLB. The FHLB advances are secured by first lien mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $409,800,000 at December 31, 1996.

     (15) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE Securities sold under agreements to repurchase at December 31, 1996 and 1995 are as follows (dollars in thousands):





                                 Repurchase        Repurchase           Repurchase
                                 Liability         Liability            Liability
                                 Maturing in       Maturing in          Maturing in
                                 in up to 30 days  in 30 to 90 days     Over 90 days   Total
                                 -----------------------------------------------------------


December 31, 1996:
-------------------------------
Book value of mortgage-backed
 securities sold                 $   755,512  $      138,720       $156,987     $1,051,219
Market value of mortgage-backed
 securities sold                     738,861         136,188        152,233      1,027,282
Repurchase liability                 695,132         127,143        144,712        966,987

Weighted average interest rate                                                        5.55%
Weighted average maturity                                                         126 days

December 31, 1995:
-------------------------------
Book value of mortgage-backed
 securities sold                 $ 740,342  $       143,897         $193,043     $1,077,282
Market value of mortgage-backed
 securities sold                  734,218           143,860          189,220      1,067,298
Repurchase liability              714,574           134,546          144,712        993,832

Weighted average interest rate                                                        5.78%
Weighted average maturity                                                         176 days



Coastal enters into sales of securities under agreements to repurchase ("reverse repurchase agreements"). Fixed coupon reverse repurchase agreements are treated as financing arrangements, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amounts of securities underlying the agreements are recorded in the respective asset accounts.

At December 31, 1996 and 1995, $940,320,000 and $993,832,000, respectively, of the agreements relating to the mortgage-backed securities were agreements to repurchase the same securities, while $26,667,000 of the agreements at December 31, 1996, were agreements to repurchase substantially identical securities. Securities sold under agreements to repurchase at December 31,
1996,  mature  as  follows:    $822,275,000 in 1997 and $144,712,000 in 1998.
Securities sold under agreements to repurchase averaged approximately $930,706,000 and $752,427,000 during 1996 and 1995, respectively, and the maximum outstanding amounts at any month-end during 1996 and 1995 were approximately $1,022,085,000 and $993,832,000, respectively.

At December 31, 1996, Coastal had amounts of securities at risk under securities sold under agreements to repurchase with three individual counterparties which exceeded ten percent of stockholders' equity. The amount at risk with Salomon Brothers Inc. was $12,275,000 with an average maturity of 708 days at December 31, 1996. The amount at risk with Credit Suisse First Boston Corporation was $33,594,000 with an average maturity of 20 days at December 31, 1996. The amount at risk with Goldman Sachs was $38,263,000 with an average maturity of 27 days at December 31, 1996.

(16)          SENIOR  NOTES  PAYABLE

     On June 30, 1995, Coastal issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes are redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the redemption date. Interest on the Senior Notes is payable quarterly.

(17)                    INTEREST  RATE  RISK  MANAGEMENT
          Coastal's strategy to manage interest rate risk is to minimize interest rate risk rather than hedge market values. Generally, Coastal minimizes its exposure to interest rate fluctuations by the origination and purchase of adjustable-rate mortgage loans, adjustable-rate mortgage-backed securities and the use of interest rate swap and interest rate cap agreements.
 Coastal's goal is to minimize the timing differences between the repricing or maturity of its assets and the repricing or maturity of its liabilities, without speculation of interest rates, to alter interest rate risk as much as possible to withstand interest rate changes. Coastal's approach to minimizing interest rate risk is through the structure of its balance sheet whereby asset purchases are closely matched with funding sources that have similar rate movement and repricing terms.

(18) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK Coastal is a party to financial instruments with off-balance sheet risk in the normal course of business to reduce its own exposure to fluctuations in interest rates. These financial instruments include interest rate swap agreements, interest rate cap agreements and financial futures contracts.

     INTEREST  RATE  AGREEMENTS
Coastal is a party to interest rate swap and interest rate cap agreements in order to reduce its exposure to floating interest rates on a portion of its variable rate assets and borrowings. At December 31, 1996, Coastal had interest rate swap and cap agreements on notional amounts totaling $60,902,000 and $386,612,000, respectively.

Coastal has entered into interest rate swap agreements with various investment companies. The agreements provide for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement.

The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 5.56% in 1996 and 6.12% in 1995. The weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 6.35% in 1996 and 5.99% in 1995. Payments on the interest rate swap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. Coastal records net interest expense or income related to these agreements on a monthly basis in "interest expense on other borrowed money" in the accompanying consolidated statements of operations. The interest expense related to these agreements was approximately $593,000, $24,000 and $888,000, for the years ended December 31, 1996, 1995 and 1994, respectively. Coastal had pledged approximately $6,123,000 and $6,324,000 of mortgage-backed securities to secure interest rate swap agreements at December 31, 1996 and 1995, respectively.

The terms of the interest rate swap agreements outstanding at December 31, 1996 and 1995 are summarized as follows (dollars in thousands):




                                                                          Fair Value at
                                                                          End of Period
                                                         Floating Rate     gain (loss)
                                                                         ---------------
                          Notional     LIBOR     Fixed         at
Maturity                   Amount      Index      Rate   End of Period
---------------------     --------  -----------  ------  --------------
                                                                           (unaudited)

At December 31, 1996:
1997                   $     5,000  One-month    4.990%          5.633%  $            6
                             6,000  Three-month  6.493           5.500              (65)
1998                         4,400  Three-month  6.709           5.500             (111)
1999                        14,600  Three-month  6.926           5.500             (619)
2000                         4,800  Three-month  6.170           5.543              (64)
                             2,660  Three-month  6.000           5.617               24
2005                        23,442  Three-month  6.500           5.500              (15)
                          --------
                       $    60,902                                       $         (844)
                          ========                                       ===============

At December 31, 1995:
1996                   $     7,300  Three-month  6.130%          5.875%  $          (46)
                             2,750  Six-month    5.630           5.676               (7)
1997                         5,000  One-month    4.990           5.938               26
                             6,000  Three-month  6.493           5.875             (124)
1998                         4,400  Three-month  6.709           5.875             (150)
1999                        14,600  Three-month  6.926           5.875             (696)
2000                         4,800  Three-month  6.170           5.813             (104)
                             2,800  Three-month  6.000           5.938              (40)
2005                        28,077  Three-month  6.500           5.938           (1,106)
                          --------                                       ---------------
                       $    75,727                                       $       (2,247)
                          ========                                       ===============





Coastal  has  interest rate cap agreements with third parties.  The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 5.00% to 12.50%, depending on the agreement. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The purchase prices of the interest rate cap agreements are capitalized and included in "prepaid expenses and other assets" in the accompanying consolidated statements of financial condition and are amortized over the life of the agreements using the straight-line method. The unamortized portion of the purchase price was approximately $1,070,000 and $2,457,000 at December 31, 1996 and 1995 respectively, with the estimated fair value of the agreements being $639,000 and $1,641,000 at December 31, 1996 and 1995, respectively. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities, loans receivable and their related funding sources. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in "interest income on mortgage-backed securities or loans receivable," as appropriate, in the accompanying consolidated statements of operations. The net increase (decrease) in interest income related to the interest rate cap agreements was approximately $(518,000), $681,000 and ($1,464,000) for the years ended December 31, 1996, 1995, and
1994,  respectively.

     Interest rate cap agreements outstanding at December 31, 1996 expire as follows (dollars in thousands):




Year of       Strike rate     Notional
expiration       range         amount
----------  ----------------  ---------

1997            5.0  -  9.0%  $ 195,650
1998           5.0  -  12.5     156,400
1999        7.25  -    11.0      31,562
2000                    9.5       3,000
                              ---------
                              $ 386,612
                              =========



Market risk, or the risk of loss due to movement in market prices or rates is quantified by Coastal through a risk monitoring process of marking to market the portfolio to expected market level changes in an instantaneous shock of plus and minus 300 basis points. This process is performed monthly and discloses the effects on market values of the assets and liabilities, unrealized gains and losses, including off-balance sheet items, as well as potential changes in net interest income.
The fluctuation in the market value, however, has no effect on the level of earnings of Coastal because the securities are categorized as "held-to-maturity" and Coastal has the positive intent and ability to hold these to maturity.

Coastal is exposed to credit loss in the event of nonperformance by the counterparty to the swap or cap and controls this risk through credit monitoring procedures. The notional principal amount does not represent Coastal's exposure to credit loss.

          FINANCIAL  FUTURES
Coastal has used financial futures contracts in its asset/liability management function to alter the interest rate sensitivity of Coastal's net interest income. In 1992, Coastal discontinued this hedging strategy. The net unamortized contract losses on closed positions were approximately $1,410,000 and $1,819,000 at December 31, 1996 and 1995, respectively.

     (19)          FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("Statement 107"), requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):





                                           At                 At
                                   December 31, 1996   December 31, 1995
                                   ------------------  -----------------
                                 Carrying      Fair            Carrying          Fair
                                   Value      Value             Value          Value
                                 ------------------------------------------------------

Financial assets:
 Cash and cash equivalents   $  27,735       $ 27,735       $  10,044       $10,044
 Loans receivable            1,229,748      1,247,527       1,098,555        1,113,542
 Mortgage-backed securities
   held-to-maturity          1,344,587      1,308,598        1,395,753       1,381,650
 Securities available-
   for-sale                    180,667        180,667          190,411         190,411
 Mortgage loans held for sale      298            301              731             731
 Stock in the FHLB              25,971         25,971           21,759          21,759
 Interest rate cap agreements    1,070            639            2,457           1,641
Financial liabilities:
 Savings deposits            1,310,835      1,313,385        1,287,084      1,288,208
 Advances from the FHLB        409,720        409,478          312,186        314,106
 Securities sold under
   agreements to repurchase    966,987        966,881          993,832        994,226
 Senior Notes payable           50,000         51,000           50,000         50,000
Off-balance sheet instruments:
 Interest rate swap agreements     --           (844)              --          (2,247)
 Commitments to extend credit      --        134,698               --         141,815





          CASH  AND  CASH  EQUIVALENTS
Carrying value approximates fair value because of the short maturity of these instruments and no anticipated credit concerns.

          LOANS  RECEIVABLE
The fair values of loans receivable are estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, commercial and consumer. Residential mortgage loans are further subdivided into fixed and adjustable rate loans including single family, multifamily and construction.

The fair value of single family residential loans is estimated based on current investor market prices and yields for mortgage-backed securities with similar maturities, interest rate indexes and prepayment characteristics. The fair value of multifamily residential, construction, commercial and consumer loans are estimated using factors that reflect the credit and interest rate risk in these loans.

MORTGAGE-BACKED  SECURITIES  HELD-TO-MATURITY  AND  SECURITIES
             AVAILABLE-FOR-SALE
The fair values of mortgage-backed securities are estimated based on quoted market prices from investment dealers and companies. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

          MORTGAGE  LOANS  HELD  FOR  SALE
The fair value of mortgage loans held for sale is estimated based on outstanding commitments from investors or current investor market yields calculated on an aggregate loan basis.

          STOCK  IN  THE  FHLB
The  carrying  amount  of  the  stock  in  the  FHLB  approximates fair value.

          INTEREST  RATE  CAP  AND  SWAP  AGREEMENTS
The fair values of interest rate cap and swap agreements are based on the discounted value of the differences between contractual interest rates and current market rates for similar agreements.

          SAVINGS  DEPOSITS
The fair value of deposits with short-term or no stated maturity, such as noninterest-bearing checking, NOW accounts, savings accounts, money market demand accounts and certificate accounts with maturities less than one year is equal to the amounts payable as of December 31, 1996 and 1995. The fair value of certificate accounts with maturities in excess of one year is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

          ADVANCES  FROM  THE  FHLB  AND
             SECURITIES  SOLD  UNDER  AGREEMENTS  TO  REPURCHASE

The fair values of advances from the Federal Home Loan Bank of Dallas and securities sold under agreements to repurchase are estimated based on quoted market prices for similar agreements or current rates offered to Coastal for borrowings with similar remaining maturities.

SENIOR  NOTES  PAYABLE

The fair value of Senior Notes payable is based on quoted market prices for similar securities.

          COMMITMENTS  TO  EXTEND  CREDIT
The fair value of commitments to extend credit is estimated using current interest rates and committed interest rates.

     (20)          FEDERAL  INCOME  TAXES
The acquisition of the Acquired Associations on May 13, 1988 qualified for tax-free reorganization status under Section 368(a)(3)(D) of the Internal Revenue Code of 1986 ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with the acquisition of the Acquired Associations, as discussed in Note 3 and pursuant to the Assistance Agreement discussed therein, the FSLIC Resolution Fund retained all of the future federal income tax benefits derived from the federal income tax treatment of the payments of yield maintenance, interest on the FSLIC Resolution Fund note receivable, built-in losses on Covered Assets, and net operating loss carryovers. Coastal agreed to pay the FSLIC Resolution Fund for these tax benefits when actually realized by Coastal. The provisions for federal income taxes recorded for the years ended December 31, 1996, 1995 and 1994, represent the gross tax liability computed under the tax sharing provisions of the Assistance Agreement with the FSLIC Resolution Fund before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 1996, 1995 and 1994 will be available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period. To the extent these credits were generated due to the utilization of other tax benefits retained by the FSLIC Resolution Fund they will also be treated as tax benefit items.

IRC Section 382 imposes limitations on the availability of net operating loss carryovers from taxable years prior to a tax-free reorganization to taxable years after such reorganization. At December 31, 1996, Coastal had net operating loss carryforwards acquired from the Acquired Associations. Under the Assistance Agreement, the FSLIC Resolution Fund retained the tax benefits of these net operating loss carryovers. When the losses are actually utilized, Coastal is required to make a payment to the FSLIC Resolution Fund in lieu of federal income taxes. Coastal therefore receives no benefit. Although the termination of the Assistance Agreement was effective March 31, 1994, the FSLIC Resolution Fund will continue to receive the future federal income tax benefits of the net operating loss carryforwards acquired from the Acquired Associations.

In  the  first  quarter  of 1994, Coastal recorded a reversal of approximately
$2,023,000 of accrued federal income taxes due to the settlement of certain tax issues with the FDIC. The reversal of this accrual reduced the 1994 provision for federal income taxes.

The components of the provision for federal income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):





                                       1996            1995   1994
                                  ----------  ----


Current                           $   5,920         $6,665   $ 5,181
Deferred                               (249)          (188)    1,175
Reversal of accrued income taxes
 due to settlement with the FDIC         --             --    (2,023)
                                  ----------        -------  --------

                                  $   5,671         $6,477   $ 4,333
                                  ==========        =======  ========



A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):





                                         1996            1995        1994
                                         ---------  ----


Computed expected tax provision          $   5,324        $6,162  $ 7,131
Reversal of accrued income taxes
 due to settlement with the FDIC                --            --   (2,023)
Change in estimate related to various
 Assistance Agreement tax benefit items         --            --     (620)
Net purchase accounting adjustments            287           104       77
Other, net                                      60           211     (232)
                                         ---------        ------  --------
                                         $   5,671        $6,477  $ 4,333
                                         =========        ======  ========

Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows (in thousands):





                                                              1996       1995
                                                              ----------------


Deferred tax assets:
 Loans receivable, principally due to purchase accounting
   discount and allowance for loan losses                     $   1,247  $  997
 Property and equipment                                             100     144
 Real estate owned, principally due to unrealized writedowns        320     342
 Unrealized loss on securities available-for-sale                 1,670     266
 Goodwill                                                           268     236
 Other                                                              163     290
                                                                  3,768   2,275
                                                              ---------  ------

Deferred tax liabilities:
 Mortgage-backed securities, principally
   due to deferred hedging losses                                   494     637
 Other                                                               47      64
                                                              ---------  ------

                                                                    541     701
                                                              ---------  ------

Net deferred tax asset                                        $   3,227  $1,574
                                                              =========  ======



No valuation allowance on deferred tax assets has been established as management believes that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

In  years  prior  to  1996,  Coastal  was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to recently enacted legislation, Coastal will no longer be able to utilize a reserve method for determining the bad debt deduction but will be allowed to deduct actual charge-offs. Further,
Coastal's post-1987 tax bad debt reserve will be required to be recaptured into income beginning with fiscal 1996. The reserve will be recaptured over a six year period with the opportunity to defer recapture by up to two years if certain residential loan requirements are met. At December 31, 1996, Coastal had approximately $3,950,000 of post-1987 tax bad debt reserves, for which deferred taxes have been provided.

Coastal is not required to provide deferred taxes on its pre-1988 (base year) tax bad debt reserve of $928,000. This reserve may be included in taxable income in future years if the Bank pays dividends in excess of its accumulated earnings and profits (as defined in the IRC) or in the event of a distribution in partial or complete liquidation of the Bank.

     (21)        SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") INSURANCE SPECIAL
ASSESSMENT
          On September 30, 1996, Coastal recorded the one-time SAIF insurance special assessment (the "special assessment") of $7,455,000 as a result of the Deposit Insurance Funds Act of 1996 (the "Act") being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF deposit assessment base as of March 31, 1995. Other provisions of the Act provide for a future reduction of the SAIF insurance premium rate from the current rate of 23 basis points to approximately 6.48 basis points beginning in 1997.

     (22)          STOCK  COMPENSATION  PROGRAMS
In December 1991, the Board of Directors adopted the 1991 Stock Compensation Program ("the 1991 Program") for the benefit of officers and other selected key employees of Coastal. Four kinds of rights, evidenced by four plans, are contained in the Program and are available for grant: incentive stock options, compensatory stock options, stock appreciation rights and performance share awards. The maximum aggregate number of shares of Common Stock available pursuant to the Program was equal to 10% of Coastal's issued and outstanding shares of Common Stock. Coastal reserved the shares for future issuance under the Program. The stock options were granted at a price not less than the fair market value on the date of the grant, are exercisable ratably over a four year period and may be outstanding for a period up to ten years from the date of grant. Generally, no stock option may be exercised until the employee has remained in the continuous employ of Coastal for six months after the option was granted.

On March 23, 1995, the Board of Directors adopted the 1995 Stock Compensation Program ("the New Program"). The New Program is substantially similar to the 1991 Program. The Board reserved 255,261 shares of Common Stock for issuance under the New Program.

Coastal applies APB Opinion No. 25 and related interpretations in accounting for its stock compensation programs. Accordingly, no compensation cost has been recognized for its stock option rights. Had Coastal determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, Coastal's net income after preferred stock dividends and net earnings per share would have been reduced to the pro forma amounts indicated below.





                                                            Years ended December 31,
                                                            -------------------------
                                                                  1996      1995
                                                            -------------------------


Net income after preferred stock dividends (in thousands):
 As reported                                                $      6,951  $8,542
 Pro forma                                                  $      6,739  $8,446
Net earnings per share:
 As reported                                                $       1.38  $ 1.71
 Pro forma                                                  $       1.34  $ 1.69



Pro forma net income and net earnings per share reflect only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income or net earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995:





                                1996          1995
                            ------------  ------------


Assumptions:
 Expected annual dividends  $0.40/share   $0.32/share
 Expected volatility              20.97%        23.24%
 Risk-free interest rate           6.46%         6.38%
 Expected life                 10 years      10 years


A summary of the status of the stock options as of December 31, 1996, 1995 and 1994 and changes during the years then ended is as follows:





                             1996                    1995                         1994
                            ---------              ----------                    --------
                            Weighted-              Weighted-                       Weighted-
                   Number     Average     Number     Average      Number           Average
                   of       Exercise      of       Exercise       of              Exercise
                   Shares    Price      Shares      Price         Shares
                           ---------  ----------  ---------  ----------  ---------------


Outstanding at
 beginning of year   242,907   $   13.828   178,611   $   13.084       132,182   $  11.488
Granted              112,000       17.383    77,446       15.500        51,236      17.125
Exercised             (9,071)      12.372    (5,249)      11.088        (2,732)     10.810
Forfeited             (5,749)      16.733    (7,901)      15.214        (2,075)     14.175
Outstanding at end
 of year             340,087   $   14.989   242,907   $   13.828         178,611   $  13.084
                    ========================================================================

Options exercisable at
 end of year         209,999                151,141                      96,025
                     =======================================================================

Weighted-Average fair
 value of options
 granted during the year
 (per share)               $   6.56               $   7.83               not applicable
                           =========              =========



     The following table summarizes information about stock options outstanding at December 31, 1996:





                           Options outstanding                    Options exercisable
                           -------------------                    --------------------
                                  Weighted-
                                   Average        Weighted-                  Weighted-
Range of                          Remaining        Average                  Average
Exercise Prices       Number     Contractual       Exercise     Number      Exercise
                                    Life            Price      Exercisable   Price
                 ------------------------------------------------------------------------


10.625 to $12.875    112,690         6.0 years  $    11.501      112,690  $     11.501
15.500 to $18.750    227,397         8.7 years  $    16.717       97,309  $     16.585
                     340,087         7.8 years  $     14.989      209,999  $    13.857
===============================================================================



     (23)          EMPLOYEE  BENEFITS
Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $105,000, $94,000 and $77,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal has matched 25% of the employee contributions up to 15% of qualifying compensation.

     (24)          COASTAL  BANC  SSB  PREFERRED  STOCK
On October 21, 1993, the Bank issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, no par Series A, at a price of $25 per share to the public. Dividends on the Preferred Stock are payable quarterly at the annual rate of $2.25 per share, when, as and if declared by the Board of Directors of the Bank. At any time on or after December 15, 1998, the Preferred Stock may be redeemed in whole or in part only at the Bank's option at $25 per share plus unpaid dividends (whether or not earned or declared) for the then current dividend period to the date fixed for redemption.

     (25)          COMMITMENTS  AND  CONTINGENCIES
Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions will not be material to the consolidated financial statements.

At December 31, 1996, the minimum rental commitments under all noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):





Year ending
December 31,
-------------------


1997                 $  1,462
1998                      882
1999                      756
2000                      600
2001                      562
2002 and thereafter     1,200



Rent expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $2,000,000, $1,465,000 and $1,339,000, respectively.

     (26)          STOCKHOLDERS'  EQUITY
On January 25, April 25, July 25, and October 24, 1996, Coastal declared a dividend of $0.10 per share of Common Stock outstanding for the stockholders of record of February 15, May 15, August 15, and November 15, 1996, respectively.

On January 26, April 27, July 27, and October 26, 1995, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record on February 21, May 15, August 15, and November 15, 1995, respectively.

On April 28, July 28 and October 27, 1994, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record on May 18, August 18, and November 15, 1994, respectively.

     (27)          REGULATORY  MATTERS
The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 1996, that the Bank met capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's regulatory capital amounts and ratios, as of December 31, 1996 and 1995, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such date are as follows (dollars in thousands):





                             Minimum For Capital
                           ActualAdequacy Purposes
                           ------------------------
Capital Requirement                       Amount          Ratio       Amount  Ratio
-------------------------  ------------------------  ------  ------


As of December 31, 1996:
 Tier 1 (core)             $                152,932           5.35%  $114,377  4.00%
 Tier 1 risk-based                          152,932          11.77     51,970  4.00
 Total risk-based                           159,812          12.30    103,940  8.00

As of December 31, 1995:
 Tier 1 (core)                              146,869           5.30    110,892  4.00
 Tier 1 risk-based                          146,869          12.36     47,514  4.00
 Total risk-based                           152,572          12.84     95,027  8.00


     (28)          PARENT  COMPANY  FINANCIAL  INFORMATION
Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):

                     Statements of Financial Condition




                                                1996      1995
                                              --------  --------

Assets:
 Cash and cash equivalents                    $    871  $    405
 Investment in subsidiary                      136,675   135,597
 Mortgage-backed securities held-to-maturity     2,079     2,415
 Other assets                                    5,125     3,262
                                              --------  --------

Total assets                                  $144,750  $141,679
                                              ========  ========

Liabilities and stockholders' equity:
 Senior Notes payable                         $ 50,000  $ 50,000
 Other liabilities                                 602        --
                                              --------  --------
       Total liabilities                        50,602    50,000
 Total stockholders' equity                     94,148    91,679
                                              --------  --------

Total liabilities and stockholders' equity    $144,750  $141,679
                                              ========  ========



                          Statements of Operations




                                      Years ended December 31,
                                      -------------------------
                                                1996             1995       1994
                                      -------------------------  ---------

Income:
 Dividends from subsidiary            $                   7,001  $   4,093  $ 1,492
 Equity in undistributed earnings of
   subsidiary, net of income tax                          6,274      8,920   14,552
 Interest income                                            143         66       --
       Total income                                      13,418     13,079   16,044
                                      -------------------------  ---------  -------
Expense:
 Interest expense                                         5,000      2,500       --
 Noninterest expense                                        891        464        4
       Total expense                                      5,891      2,964        4
                                      -------------------------  ---------  -------

       Federal income tax benefit                         2,012      1,015       --
                                      -------------------------  ---------  -------

           Net income                 $                   9,539  $  11,130  $16,040
                                      =========================  =========  =======

                         Statements of Cash Flows





                                                        Years ended December 31,
                                                      --------------------------
                                                   1996              1995        1994
                                                           --------------------------  ----------


Cash flows from operating activities:
 Net income                                       $  9,539       $  11,130   $ 16,040
 Adjustments to reconcile net income to net
   cash provided  by operating activities:
     Equity in undistributed earnings of
     subsidiary                                     (6,274)     (8,920)   (14,552)
     Net increase in other assets                   (1,262)       (890)        (8)
                                          -------------------------------------------------

         Net cash provided by operating
            activities                               2,003       1,320      1,480
                                          -------------------------------------------------

Cash flows from investing activities:
 Transfer of mortgage-backed securities
   from subsidiary                                      --      (2,517)        --
 Net decrease in mortgage-backed securities            336         102         --
  Investment in subsidiary                             --     (44,930)         --
                                             ----------------------------------------------
         Net cash provided (used) by
          investing activities                        336     (47,345)         --
                                             -----------------------------------------------

Cash flows from financing activities:
 Exercise of stock options for purchase of
   common stock                                       112          58         30
 Issuance of Senior Notes payable, net                --      47,635         --
 Dividends paid                                   (1,985)     (1,585)    (1,188)
         Net cash provided (used) by financing
         activities                               (1,873)     46,108     (1,158)
                                            ------------------------------------------------

         Net increase in cash and cash
                 equivalents                         466          83        322

Cash and cash equivalents at beginning of year       405         322         --
                                              ----------------------------------------------

Cash and cash equivalents at end of year    $        871   $     405   $    322
                                                ============================================

     (29)          SELECTED  QUARTERLY  FINANCIAL  DATA
Selected quarterly financial data is presented in the following tables for the years ended December 31, 1996 and 1995 (in thousands, except per share data):





                                    1996 Quarter Ended (unaudited)
                                    -------------------------------
                               March 31,        June 30,         September 30,  December 31,
                          -----------------------------------------------------------------


Interest income             $ 48,118          $  47,763      $  47,777          $  49,161
Interest expense              34,707             33,902         34,228            35,348
                            ---------------------------------------------------------------

Net interest income           13,411             13,861         13,549            13,813
Provision for loan losses        575                450            450               450
Gain on sale of branch            --                521             --                --
Noninterest income             2,141              2,130          2,223             2,334
Noninterest expense            9,550             10,301          9,932             9,610
SAIF insurance special
  assessment                     --                 --           7,455                --
                             -------------------------------------------------------------

Income (loss) before provision
 for federal income taxes     5,427               5,761         (2,065)             6,087
Federal income taxes          1,987               2,103           (636)             2,217
                             --------------------------------------------------------------

Net income (loss)          $  3,440             $ 3,658      $  (1,429)          $   3,870
                            ==============================================================

Net earnings (loss) per share $0.56             $  0.60      $   (0.42)          $    0.64
                            ===============================================================








                                  1995 Quarter Ended (unaudited)
                                  -------------------------------
                               March 31,     June 30,   September 30,  December 31,
                               -----------------------------------------------------------


Interest income             $ 38,197       $   41,192  $  43,296         $ 46,704
Interest expense              28,719           31,020     32,859           33,756
                      --------------------------------------------------------------------

Net interest income           9,478            10,172     10,437           12,948
Provision for loan losses       262               468        237              697
Gain on sales of mortgage-backed
 securities available-for-sale   --                --         --               81
Noninterest income            1,854             1,738      1,816            2,116
Noninterest expense           7,084             7,491      7,800            8,994
                       ---------------------------------------------------------------------

Income before provision
 for federal income taxes     3,986             3,951      4,216             5,454
Federal income taxes          1,556             1,429      1,521             1,971
                        --------------------------------------------------------------------

Net income             $      2,430        $     2,522  $   2,695         $   3,483
                        ====================================================================

Net earnings per share $       0.36        $      0.37  $    0.41              0.57
                        ====================================================================




STOCK  PRICES  AND  DIVIDENDS


The following table sets forth the high and low price range by quarter for the two years ended December 31, 1996 of the Common Stock of Bancorp ("CBSA") and the Series A Preferred Stock of the Bank ("CBSAP") as listed and quoted on the Nasdaq National Market System.


COASTAL  BANCORP,  INC.  COMMON  STOCK:





                 1996                1995
                -------           ----------
                 High      Low    Dividends    High      Low    Dividends
                -------  -------  ----------  -------  -------  ----------


First Quarter   $18.750  $16.625  $    0.100  $15.750  $14.000  $    0.080
Second Quarter   18.875   17.000       0.100   16.500   14.250       0.080
Third Quarter    20.375   16.500       0.100   17.250   15.500       0.080
Fourth Quarter   24.750   19.875       0.100   17.500   15.875       0.080





COASTAL  BANC  SSB  PREFERRED  STOCK,  SERIES  A:





                 1996                1995
                -------           ----------
                 High      Low    Dividends    High      Low    Dividends
                -------  -------  ----------  -------  -------  ----------


First Quarter   $25.750  $24.750  $    0.563  $24.625  $22.750  $    0.563
Second Quarter   24.875   24.500       0.563   25.000   23.750       0.563
Third Quarter    25.250   24.625       0.563   25.125   23.500       0.563
Fourth Quarter   25.250   24.875       0.563   25.500   24.625       0.563







Coastal  Bancorp,  Inc.
STOCKHOLDER  INFORMATION

ANNUAL  MEETING

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the Renaissance Houston Hotel at 6 Greenway Plaza East, Plaza III, Houston, Texas, 77046 on April 24, 1997 at 11:00 a.m.


TRANSFER  AGENT  AND  REGISTRAR

ChaseMellon  Shareholder  Services
450  West  33rd  St.,  15th  Floor
New  York,  NY  10001


INDEPENDENT  AUDITORS

KPMG  Peat  Marwick  LLP
700  Louisiana  Street,  Suite  2700
Houston,  Texas      77002


SPECIAL  COUNSEL

Elias,  Matz,  Tiernan  &  Herrick  L.L.P.
734  15th  Street,  N.W.
Washington,  D.C.      20005


INQUIRIES, PUBLICATIONS AND FINANCIAL INFORMATION (INCLUDING COPIES OF THE ANNUAL REPORT AND FORM 10-K)

Manuel  J.  Mehos
Chairman  of  the  Board
   and  Chief  Executive  Officer
or
Catherine  N.  Wylie
Executive  Vice  President
   and  Chief  Financial  Officer

Coastal  Bancorp,  Inc.
Coastal  Banc  Tower
8  Greenway  Plaza,  Suite  1500
Houston,  Texas      77046
(713)  623-2600
email:    cwylie@coastalbanc.com

STOCK  LISTING  AND  OTHER  INFORMATION
     The common stock of Coastal Bancorp, Inc. is listed on the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "CBSA". As of February 27, 1997, there were 4,968,591 shares of Common Stock of Coastal Bancorp, Inc. issued and outstanding and the approximate number of stockholders of record was 58.

     On March 25, 1992, Coastal Banc Savings Association (the "Association") issued 2,061,384 shares of Common Stock at $12.50 per share in its initial public offering. As of such date, the Common Stock of the Association became registered under the Securities Exchange Act of 1934 and also became listed for quotation on the NASDAQ National Market System. The Common Stock issued by the Association became the Common Stock of Coastal Bancorp, Inc. on July 29, 1994, as a result of the holding company reorganization of the Association.

     On October 21, 1993, the Association issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, Series A, at $25.00 per share. As of such date, the Preferred Stock of the Association became registered under the
Securities Exchange Act of 1934. After the reorganization into a holding company form of ownership and conversion of the Association to a Texas-chartered savings bank, the Preferred Stock of the Association became the Preferred Stock of Coastal Banc ssb (the "Bank"). The Preferred Stock is redeemable at any time on or after December 15, 1998, only at the option of the Bank, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid dividends. The Preferred Stock is listed and quoted on the NASDAQ National Market System under the symbol "CBSAP." As of February 27, 1997, there were 1,150,000 shares of Preferred Stock issued and outstanding and held by approximately 234 stockholders of record.

     Coastal declared dividends on the Common Stock payable during 1996. Quarterly dividends in the amount of $.10 per share were paid on March 15, 1996, June 15, 1996, September 15, 1996, December 15, 1996. On March 15,
1997, Coastal paid a quarterly dividend in the amount of $.10 per share on its Common Stock. Coastal Bancorp, Inc. will continue to review its dividend policy in view of the operating performance of the Bank, and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Coastal must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.