Form 10-K, Exhibit 13
period 1997-12-31
COASTAL BANCORP INC
filed 1998-03-24
CIK 919805

EXHIBIT 13




COASTAL  BANCORP,  INC.
AND  SUBSIDIARIES

FINANCIAL  HIGHLIGHTS
DECEMBER  31,  1997,  1996  AND  1995


                                                                                December 31,
                                                                                ------------
(dollars in thousands, except per share data)                  1997                   1996                 1995
-----------------------------------------------------     -----------            -----------          -----------
FOR THE YEAR ENDED
 Net interest income                                       $   56,933             $   56,426           $   43,932
 Provision for loan losses                                      1,800                  1,925                1,664
 Noninterest income                                             6,384                  6,091                5,162
 SAIF insurance special assessment (1)                             --                  7,455                   --
 Other noninterest expense                                     39,544                 37,927               29,823
 Net income available to common stockholders                   11,563                  6,951                8,542
 Diluted earnings per share before the 1996 SAIF
   insurance special assessment (2)                              2.25                   2.34                 1.71
 Diluted earnings per share                                      2.25                   1.38                 1.71
-----------------------------------------------------     -----------            -----------          -----------

AT YEAR END
 Total assets                                              $2,911,410             $2,875,907           $2,786,528
 Loans receivable                                           1,261,435              1,229,748            1,098,555
 Mortgage-backed securities held-to-maturity                1,345,090              1,344,587            1,395,753
 Mortgage-backed securities available-for-sale                169,997                180,656              186,414
 Savings deposits                                           1,375,060              1,310,835            1,287,084
 Borrowed funds                                             1,332,235              1,376,707            1,306,018
 Senior Notes payable                                          50,000                 50,000               50,000
 Preferred Stock of the Bank                                   28,750                 28,750               28,750
 Stockholders' equity                                         104,830                 94,148               91,679
 Book value per common share                                    20.67                  18.70                18.27
 Tangible book value per common share                           17.74                  15.70                14.71
-----------------------------------------------------     -----------            -----------          -----------

SIGNIFICANT RATIOS FOR THE YEAR ENDED
 Return on average assets before the 1996 SAIF
   insurance special assessment (2)                              0.49%                  0.51%                0.45%
 Return on average equity before the 1996 SAIF
   insurance special assessment (2)                             11.68                  12.53                 9.71
 Interest rate spread including noninterest-bearing
   savings deposits                                              1.85                   1.89                 1.61
 Interest rate spread                                            1.67                   1.72                 1.46
 Net interest margin                                             2.02                   2.06                 1.82
 Average equity to average total assets                          3.41                   3.30                 3.56
 Noninterest expense to average total assets before
   the 1996 SAIF insurance special assessment (2)                1.36                   1.35                 1.21
-----------------------------------------------------     -----------            -----------          -----------

ASSET QUALITY RATIOS AT YEAR END
 Nonperforming assets to total assets                            0.71%                  0.56%                0.68%
 Nonperforming loans to total loans receivable                   1.38                   1.04                 1.33
 Allowance for loan losses to nonperforming loans               42.72                  53.59                39.00
 Allowance for loan losses to total loans receivable             0.59                   0.56                 0.52
-----------------------------------------------------     -----------            -----------          -----------

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


CORPORATE  PROFILE

Coastal Bancorp, Inc., headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank
holding  company.    HoCo  is  the  parent  company  to  Coastal  Banc  ssb,  a
Texas-chartered, state savings bank. Coastal Banc ssb operates 37 branch offices in metropolitan Houston, Austin, Corpus Christi and small cities in the south east quadrant of Texas. At December 31, 1997, Coastal Banc ssb had $2.9 billion in assets and was considered to be a "well capitalized" institution according to Federal Deposit Insurance Corporation ("FDIC") guidelines.



TABLE  OF  CONTENTS
(Page numbers in printed Annual Report)

Letter from the Chairman and Chief Executive Officer            2

Selected Consolidated Financial and Other Data . . .            8

Management's Discussion and Analysis . . . . . . . .           11

Independent Auditors' Report . . . . . . . . . . . .           25

Consolidated Financial Statements. . . . . . . . . .           26

Notes to Consolidated Financial Statements . . . . .           31

Stock Prices . . . . . . . . . . . . . . . . . . . .           53

Stockholder Information. . . . . . . . . . . . . . .           54






CHAIRMAN'S  LETTER

Since Coastal Bancorp, Inc. ("Coastal") went public in 1992, all of our annual reports have shared two traits: each had a large wave on its cover and each of my letters to Coastal's shareholders ended with the promise that our principal goal is to maximize shareholder return. The 1997 Annual Report is no exception
- the large wave on the cover is still building and you can anticipate how this letter will end. But this year's letter has a new twist because the biggest Coastal news for 1997 is shareholder return. So shareholder return gets opening coverage as well as closing coverage this year.

Coastal stock price was up $12.00 per share, or 52% in 1997! That increase is by far a record dollar and percentage increase for Coastal. At the end of 1997, Coastal's stock price closed at $34.875 per share, also a record high. Part of the reason for the increase was a roaring bull market in 1997 coupled with strong investor demand for bank stocks. But contributing equally to the strong stock performance is investor recognition of Coastal's successful transition to full service commercial banking.

This unprecedented Coastal stock performance occurred during a year of somewhat disappointing earnings. Core earnings for 1997 were short of management's goal by roughly 25 cents per share and were in line with 1996 core earnings. The earnings shortfall was directly attributable to temporary changes in the wholesale funding market in the second half of the year coupled with unusually high mortgage prepayments on an adjustable rate whole loan package purchased in June of 1997. As a result, Coastal's net interest margin suffered almost 20 basis points of erosion in the third and fourth quarters. In early January 1998, however, both problems have eased and Coastal has started on the path back to spreads achieved in the first half of 1997.

We  are  pleased,  however,  that investors have focused on Coastal's continuing success in our shift to commercial banking rather than the temporary market phenomena. After a detailed discussion of 1997 earnings, I will describe the progress we made toward our ongoing strategic goals and tell you about Coastal's future opportunities in the new banking business, which is evolving rapidly into a more multidimensional enterprise.

1997  EARNINGS

Earnings for 1997 were $14.2 million or $2.25 per share, a 1.6% decline from 1996 earnings of $14.4 million or $2.34 per share before the after-tax effect of the one-time Savings Association Insurance Fund ("SAIF") special assessment imposed in 1996 by the FDIC (the "1996 special assessment"). Earnings for 1996, after the special assessment, were $9.5 million or $1.38 per share. Per share data during 1997 and 1996 were based on 5.1 million and 5.0 million common shares outstanding (used in the diluted earnings per share calculation).

The special assessment was a one-time assessment charged (pursuant to 1996 federal legislation) by the FDIC on September 30, 1996, to all SAIF-insured financial institutions at the rate of $0.657 per $100 of SAIF deposits as of March 31, 1995. The assessment was intended to restore the SAIF to its minimum required level and eventually equalize FDIC insurance premiums for both Bank Insurance Fund and SAIF members. As a result of the legislation, Coastal's FDIC insurance premiums dropped to approximately $0.0648 per $100 of deposits from the rate of $.23 per $100 of deposits which was in effect prior to the legislation. The 1996 special assessment, after taxes, was $4.8 million, or $0.96 per share.

Despite the net interest margin compression experienced in the second half of the year, core revenues once again reached a new record high. Net interest income after provision for loan losses reached $55.1 million during 1997, compared to $54.5 million in 1996, and loan fees, service charges on deposit accounts and loan servicing income reached $5.4 million during 1997, compared to $5.0 million during 1996. However, noninterest expenses reached $39.5 million during 1997, compared to $37.9 million during 1996 (excluding the 1996 special assessment). At December 31, 1997, Coastal had total assets of $2.9 billion, total deposits of $1.4 billion in 37 branch offices and common stockholders' equity of $104.8 million.

The higher wholesale funding costs and resulting net interest margin compression during the second half of the year were primarily attributable to an anomaly in the spread between the London Interbank Offered Rate ("LIBOR") and the Treasury rate (the "TED spread"). For example, the TED spread historically (6 year average) has been 40 basis points, but for the fourth quarter of 1997 was 63 basis points which would have equated to an additional 9 cents per share for the quarter had the spread been consistent with the 6 year average. In addition, Coastal experienced unusually high payoffs related to an adjustable rate whole loan package purchased in the second quarter of the year. As a result, higher than normal amortization of purchased mortgage loan premiums coupled with a higher borrowing cost caused compression in Coastal's net interest margin. However, as previously stated, both the wholesale funding anomaly and the mortgage payoff trend appear to be improving in early 1998.

THE  BALANCE  SHEET  SHOWS  SIGNS  OF  OUR  COMMERCIAL  STRATEGY

Closer examination of the changes in components of the balance sheet at the end of 1997 will reveal evidence that Coastal's strategic direction into commercial loans and commercial deposits is producing tangible results. Management was somewhat disappointed that the rapid decline in the mortgage portfolio and unusually high funding costs overshadowed growth in commercial loans and increases in low cost business deposits.

Consider this: The single family mortgage portfolio had principal reductions of $243.0 million in 1997 but for the year only decreased $101.5 million from
$791.3 million at the end of 1996 to $689.8 million at the end of 1997. Total loans, however, increased during the same period by over $30 million, from $1.23 billion at the end of 1996 to $1.26 billion at the end of 1997. Thus, all categories of commercial loans experienced sufficient growth to offset the $101.5 million decrease in single family mortgage loans and still provided for overall loan growth. Furthermore, even though single family mortgage rates declined during 1997, the weighted average yield on the loan portfolio at year end increased from 8.23% at December 31, 1996 to 8.30% at December 31, 1997, fulfilling our primary objective of higher yielding, floating index loans that come with a shift to commercial banking.

And consider this: Evidence of Coastal's campaign to promote low rate commercial transaction accounts - another primary objective of our commercial banking strategy - lies in the deposit numbers. Wholesale borrowing costs were substantially higher in 1997 when compared to 1996, but Coastal's year end 1997 weighted-average cost of deposits was 4.67%, unchanged from 1996. As of the end of 1997, certificates of deposit at rates above 5% increased by over $50 million while certificates of deposit at rates below 5% actually decreased in comparison to year end 1996. Coastal's overall cost of deposits did not increase, however, because low cost transaction accounts increased by almost $50 million.

Coastal commenced its strategic shift into commercial banking in 1996 with the primary objectives of increasing Coastal's net interest margin and fee income while decreasing Coastal's vulnerability to volatile market interest rates. After two full years of introducing commercial bank services and products, you can clearly see the results of our strategy within the changing composition of the loan and deposit portfolios. But this is just the beginning. We will continue to allocate more resources to commercial customers because, so far, the results are a strategic success.

TIME  TO  CHANGE  THE  BANKING  FORMULA

Now that we have a commercial platform and commercial customers, we are real bankers, right? Coastal will make commercial loans at prime, graciously accept their business deposits without paying interest, earn a healthy spread and juicy account fees, and live happily ever after, right? We wish. But it doesn't work that way any more. In today's market, a typical commercial customer expects either a fixed rate loan or a loan at a small spread tied to LIBOR. They expect the deposits to be swept at the end of each day to an interest-bearing account, which may be located at their friendly neighborhood brokerage house. Eventually, that brokerage house will find a way to finance the rest of the customer's needs.

Traditional banking profit strategies are commonly based on the view that a fixed formula amount of marginal overhead sustains a predictable amount of spread income and fee income. This approach is flawed because overhead is perceived as a machine that generates a given amount of loans, deposits and, thus, spread income, which will remain on the balance sheet for a minimum period of time. Any further growth requires a formula-derived amount of marginal overhead growth.

As long as a constant level of interest rate spread can be maintained, the traditional formula works and the required level of returns on equity can be achieved. The trouble is, when the yield on new loans is declining and the cost of deposits is climbing, the formula no longer works. Thus, the incremental overhead must produce increasingly more loans and deposits for the formula to work. All because the spreads produced by loans and the amount of time the loans and deposits remain on the balance sheet are both declining.

Profits per the typical commercial banking customer have been roughly cut in half, and they remain on the books for a much shorter period of time. This is nothing more than a gross margin squeeze; therefore, it must be fixed by increasing total revenues per customer and reducing marginal expenses per customer. Banks must sell more services per business customer, reduce the turnover and, most importantly, offer business customers services that traditionally have not been the domain of the banking industry. Based on this new formula, Coastal's strategy employs technology to increase the number of business customers per dollar of overhead. Then we migrate down the customers' balance sheets to provide services heretofore provided by that friendly neighborhood brokerage firm.

TECHNOLOGY  BRIDGES  LOCAL  PRESENCE

With the exception of commercial loans to medium sized businesses, most traditional banking loans have reached a level of standardization whereby a local presence doesn't provide a bank much of a competitive advantage. Consumer loans, mortgage loans, and small business loans are sold through the mail and on the Internet. Commercial real estate mortgage loans are provided by national conduits and mortgage Real Estate Investment Trusts. Non-local creditors now offer commercial construction loans.

Coastal will continue to offer and profitably produce all of these types of loans. Several of these categories are a big part of our current loan portfolio. However, at this mature stage of the loan cycle, they are becoming increasingly difficult to originate at a profitable yield without taking additional credit risk - not an option for Coastal.

Medium-sized business banking loans, on the other hand, have not completely turned into standardized commodities without geographical ties. Location still counts for something. Credit decisions and loan pricing rely on less standardized information, and someone from the lending organization must have a certain amount of continuous contact with the customer.

However, we still have to solve the dilemma of reduced customer profitability, particularly given the intense competition of today's mature lending cycle. The best way to maintain profit growth in this environment is by producing many more customers with the same amount of overhead. Rather than take more credit risk with a fewer customers, Coastal chooses to take less credit risk with more customers. But to do this, a revolutionary platform for processing more customers  faster  (but  at  the  same  level  of  risk)  was  needed.

Last year in my letter to you I described the Portfolio Control Center ("PCC"), Coastal's new concept for originating, underwriting and approving commercial loans. The PCC, operating full time, applies Internet and network computer technology to an interactive, dynamic process for taking a commercial loan from application to closing in less time and incorporating more comprehensive credit information. The PCC allows the loan officer to manage more new customers and a larger portfolio of existing customers.

In last year's letter, the PCC was a concept. Today it is a reality. The PCC became fully operational during the fourth quarter of 1997. The bulk of Coastal's commercial loan production now originates through the PCC. As a result, loan velocity has substantially improved and the loan officers are getting immediate feedback, freeing their time to pursue more customers.

"SOUTH"  BALANCE  SHEET  SERVICES

But increasing the number of business customers is only half the battle. Coastal must provide a larger universe of services to its business customers in order to maintain adequate profitability per customer over a longer period of time. Providing products principally for the "north" side of the balance sheet
- working capital loans, cash management, etc. - is not enough. It's time to begin the migration south on the customer balance sheet and provide services that traditionally were the domain of the investment bankers - alternative financing, raising capital, merger and acquisition services, etc. The local advantage we have in business banking will provide a similar advantage in investment banking.

This strategy has a dual purpose: First, it provides an avenue for Coastal to be able to provide most balance sheet services, rather than saying "I'm sorry, we don't do that." Second, for the long term it provides Coastal a means to become less reliant on credit risk to produce earnings growth. Let me explain.

The traditional investment banking balance sheet is more of a virtual bank balance sheet: The credit risk passes through to other investors but a snapshot of the transaction (spread, fee, gain, loss) at the time of funding remains in retained earnings. On the other hand, the traditional bank balance sheet maintains the credit risk of its customers on its balance sheet and the spread remains throughout the life of the relationship. Investment banks must continue to replenish their balance sheets with new transactions, therefore they must pay the necessary expenses. Banks don't have to replenish as often, but sometimes pay in the form of credit losses.

As long as Coastal has low cost deposits, loan spreads on a risk-adjusted basis will continue to be profitable. But as business customers continue to sweep their deposits into interest-bearing accounts and spreads continue to contract, certain types of credit risk may not be justifiable. The "credit expense" for some of our potential customers reduces the margin on the spread to an unacceptable level. Operating only as a traditional bank, we would turn the customer away. But with certain investment banking capabilities, Coastal could keep the customer, pass the credit risk through to other investors, and replenish the balance sheet with another transaction.

The important change to note here is that Coastal will have a choice. Today, our only choice is whether to take credit risk. Equipped with these new capabilities, Coastal will be able to increase the number and type of business customers, increase the revenue potential from each customer, and better manage the credit expense imbedded in our balance sheet.

During the fourth quarter of 1997, Coastal formed Coastal Banc Capital Corp. ("CBCC"). The initial purpose of this corporation is to trade whole mortgages and purchase mortgages for Coastal's balance sheet. Ultimately CBCC is intended to operate as an investment banking company. This phase of our business may take some time to develop. Once developed, Coastal will be equipped to satisfy the non-traditional needs of our local customers. With the growth of CBCC, all local businesses will become a potential revenue source.

LOW  COST  DEPOSITS  IN  LOW  COST  BRANCHES

To more effectively manage the delivery of a full complement of new commercial products introduced during 1997, Coastal reallocated its branch banking resources according to market needs. Adhering to its successful formula of low overhead and low risk, management implemented a three-tier branch system. Group 1 branches offer Coastal's full line of commercial and retail products, both lending and deposits. Group 2 branches offer full commercial and retail deposit services, but only retail lending services. Group 3 branches offer only retail services.

The strategy allowed the successful introduction of new commercial products without a significant increase in overall branch overhead. However, one experimental aspect of the new program presented an important lesson in small community business banking. Under the new guidelines, six branches were initially established as Group 1 branches, three of which were in small-city markets where Coastal did not have an established commercial customer base. By the end of 1997, the experiment revealed to management that unless a branch in a small city market has an established clientele, the amount of resources needed to properly establish a commercial customer base is prohibitive for a low-cost operator such as Coastal. Therefore, during 1998, Coastal has reduced its Group 1 branches to four branches in the Houston, Austin and Victoria markets.

During 1997, Coastal acquired a $54.6 million branch in Port Arthur, Texas from Wells Fargo Bank (Texas). Coastal will continue to seek strategic acquisitions of whole banks and branches of banks within our markets and adjacent to our markets. However, at present, acquisition prices have become prohibitively expensive. Until acquisition prices become more reasonable for Coastal, management will develop new branch locations that have the best business potential and complement Coastal's existing branch structure. Two new branches are planned for 1998, one in Austin and one in Houston. Due to certain budget parameters, we are limited to establishing a maximum of two new branches per year.

As I previously discussed, the primary reason Coastal maintained a low cost of deposits in 1997 while new certificates of deposits were issued at higher rates was a significant increase in transaction accounts such as money market, checking and business checking accounts. The acquisition of the Port Arthur branch, checking and money market account promotional campaigns coupled with strategic initiatives to convert commercial loan customers to checking and cash management customers made a significant positive impact on Coastal's cost of deposits, sensitivity to interest rate changes and deposit product fee income. Fees on deposit products, both retail and commercial, increased by 26.4% to $2.3 million in 1997 as compared to $1.8 million in 1996.

In this mature stage of the lending cycle, quality loan growth will continue to be challenging. Since Coastal does not plan to lower its credit standards for the sake of loan growth and earnings growth, the most effective and safest way to improve earnings is to reduce Coastal's cost of deposits. A major strategic focus for Coastal in 1998 will be to continue the promising trend in transaction accounts established in 1997 and introduce additional strategies for further reducing Coastal's cost of deposits. We will improve our certificate of deposit pricing strategies with the goal of reducing rates in Coastal's least price sensitive markets. We will aggressively market commercial cash management accounts and introduce an off-balance sheet sweep account in the second quarter of 1998 in order to attract more commercial depositors. And we will implement new product and customer-level profitability measurements. A principal factor in measuring profitability will be the amount by which the measured product reduces Coastal's cost of funds.

STEPPING  INTO  A  NEW  BANKING  ERA

On the weekend of July 4, 1997, Coastal moved into its new corporate headquarters, Coastal Banc Plaza, a few miles southwest of downtown Houston. The timing was appropriate. By mid-1997, Coastal had shed its thrift veneer and established itself as a leading independent banking institution in Houston.

Now Coastal will confront its biggest challenge. Since we were founded in 1986, Coastal has fed on the remnants of collapsed markets in Texas. We bought loans, deposits and banks when everyone else was skeptical. We ventured into lending markets in Texas before everyone was absolutely sure it was safe. Now, the world of finance has arrived in Texas and crowded Coastal's domain. Our former banking frontier is now a bustling metropolis of out-of-state financiers.

Notwithstanding the crowd, we have found a way to win: geography, technology, velocity and "yes." Geography because we are local, and have been for a while. Our customer's individual banker will not change every six months. Technology because we use it for local delivery of custom commercial products rather than for building and selling volumes of standardized products. Velocity because we use geography and technology to respond immediately. And "yes," because we are migrating south down our customers' balance sheets. It will take a little while, but one day Coastal will provide financial services for the entire customer balance sheet. One day our response to all commercial customers will be: "Yes, we can do that for you."

Each year I re-state Coastal's commitment to the four operating principles that brought us to where we are today. They have served us well since 1986, and if you examine our present strategy, you will find those principles firmly entrenched. We talked about reducing our cost of funds, selling more transaction accounts, and using technology to deliver more commercial loans per overhead dollar, but we reallocate resources to do so rather than spending new resources. Translation: Maintain a low cost operation. We increase the proportion of transaction deposit accounts and floating index commercial loans.
Translation: Minimize interest rate risk. We strive to make more loans with less credit risk and introduce services that will eventually provide us a credit risk choice. Translation: Minimize credit risk. But these three principles are designed and strictly adhered to in order to execute, in all market conditions, our most important principle and overall Coastal objective (I told you it would end this way again): Maximize shareholder return.



/s/          Manuel  J.  Mehos
---          -----------------
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


                                                                                At December 31,
                                                              1997        1996        1995        1994        1993
                                                          ----------  ----------  ----------  ----------  ----------
                                                           (in thousands except per share data and selected ratios)
Balance Sheet Data
 Total assets                                             $2,911,410  $2,875,907  $2,786,528  $2,299,769  $1,928,550
 Mortgage-backed securities held-to-maturity (1)           1,345,090   1,344,587   1,395,753   1,605,839   1,324,904
 Mortgage-backed securities available-for-sale               169,997     180,656     186,414      32,249          --
 Loans receivable (1)                                      1,261,435   1,229,748   1,098,555     587,032     450,104
 Guaranteed Assets (2)                                            --          --          --          --      68,928
 Savings deposits                                          1,375,060   1,310,835   1,287,084   1,139,622   1,023,105
 Securities sold under agreements to repurchase              791,760     966,987     993,832     645,379          --
 Advances from the Federal Home Loan Bank of
   Dallas ("FHLB")                                           540,475     409,720     312,186     386,036     788,867
 Senior Notes payable                                         50,000      50,000      50,000          --          --
 Preferred Stock of the Bank                                  28,750      28,750      28,750      28,750      28,750
 Stockholders' equity                                        104,830      94,148      91,679      84,680      79,254


                                                                   For  the  Year  Ended  December  31,
                                                             1997       1996       1995       1994       1993
                                                          ---------  ---------  ---------  ---------  ---------
                                                         (in thousands except per share data and selected ratios)
Operating Data (10)
 Interest income                                          $201,356   $194,611   $170,286   $129,037   $ 90,024
 Interest expense                                          144,423    138,185    126,354     88,519     53,578
                                                          --------   --------   --------   --------   ---------
 Net interest income                                        56,933     56,426     43,932     40,518     36,446
 Provision for loan losses                                   1,800      1,925      1,664        934      1,151
                                                          --------   --------   --------   --------   ---------
 Net interest income after provision for loan losses        55,133     54,501     42,268     39,584     35,295
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net                                     237         (4)        81        192         --
 Gain on sale of branch office                                  --        521         --         --         --
 Other noninterest income                                    6,147      5,574      5,081      6,539      3,888
 SAIF insurance special assessment (3)                          --     (7,455)        --         --         --
 Other noninterest expense                                 (39,544)   (37,927)   (29,823)   (25,731)   (22,882)
                                                          --------   --------   --------   --------   ---------
 Income before provision for Federal income taxes,
   minority interest and cumulative effect of
   accounting change                                        21,973     15,210     17,607     20,584     16,301
 Provision for Federal income taxes                         (7,822)    (5,671)    (6,477)    (4,333)    (4,925)
 Minority interest in income of consolidated
   subsidiary                                                   --         --         --       (211)      (643)
 Cumulative effect of change in accounting for
   income taxes (4)                                             --         --         --         --        973
 Net income before preferred stock dividends                14,151      9,539     11,130     16,040     11,706
                                                          --------   --------   --------   --------   ---------
 Preferred stock dividends of the Bank                      (2,588)    (2,588)    (2,588)    (2,588)      (395)
 Net income available to common stockholders                11,563      6,951      8,542     13,452     11,311
                                                          ========   ========   ========   ========   =========
 Diluted earnings per share before cumulative effect
   of accounting change (4)                                   2.25       1.38       1.71       2.64       1.92
 Diluted earnings per share                                   2.25       1.38       1.71       2.64       2.10


COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA



                                                          At or For the Year Ended December 31,
                                                          -------------------------------------
                                                         1997     1996     1995     1994     1993
                                                       -------  -------  -------  -------  -------
Selected Ratios
Performance Ratios (5) (10):
 Return on average assets before the
  1996 SAIF insurance
  special assessment (6)                                 0.49%    0.51%    0.45%    0.71%    0.75%
 Return on average assets after the
  1996 SAIF insurance special
  assessment                                             0.49     0.34     0.45     0.71     0.75
 Return on average equity before the
  1996 SAIF insurance
  special assessment (6)                                11.68    12.53     9.71    16.57    15.16
 Return on average equity after the
  1996 SAIF insurance special
  assessment                                            11.68     7.50     9.71    16.57    15.16
 Dividend payout ratio before the
  1996 SAIF insurance special
  assessment (6)                                        19.83    16.82    18.56     8.83       --
 Dividend payout ratio after the
   1996 SAIF insurance special
   assessment                                           19.83    28.55    18.56     8.83       --
 Average equity to average total assets                  3.41     3.30     3.56     3.59     4.77
 Net interest margin (7)                                 2.02     2.06     1.82     1.84     2.42
 Interest rate spread including
  noninterest-bearing savings
  deposits (7)                                           1.85     1.89     1.61     1.68     2.30
 Interest rate spread (7)                                1.67     1.72     1.46     1.57     2.21
 Noninterest expense to average total
  assets before the 1996
  SAIF insurance special assessment (6)                  1.36     1.35     1.21     1.14     1.46
 Noninterest expense to average total
   assets after the 1996 SAIF
   insurance special assessment                          1.36     1.61     1.21     1.14     1.46
 Average interest-earning assets to
  average interest-bearing
  liabilities                                          106.72   106.75   106.78   106.71   105.91
 Ratio of earnings to combined fixed
  charges and preferred stock dividends
  before the 1996 SAIF insurance special
   assessment (6):
   Excluding interest on deposits                       1.23X    1.25X    1.21X    1.33X    1.64X
   Including interest on deposits                        1.13     1.14     1.12     1.19     1.28
 Ratio of earnings to combined fixed
   charges and preferred stock dividends
   after the 1996 SAIF insurance special
   assessment:
   Excluding interest on deposits                        1.23     1.15     1.21     1.33     1.64
   Including interest on deposits                        1.13     1.09     1.12     1.19     1.28
Asset Quality Ratios:
 Nonperforming assets to total assets (8)                0.71%    0.56%    0.68%    0.30%    0.22%
 Nonperforming loans to total loans receivable           1.38     1.04     1.33     1.04     0.91
 Allowance for loan losses to nonperforming loans       42.72    53.59    39.00    35.37    37.32
 Allowance for loan losses to total loans receivable     0.59     0.56     0.52     0.37     0.34
Bank Regulatory Capital Ratios (9):
 Tangible capital to adjusted total assets                N/A      N/A      N/A      N/A     5.11
 Tier 1 capital to total assets                          5.52     5.35     5.30     4.54     5.17
 Tier 1 risk-based capital to risk-weighted assets      11.46    11.77    12.36    12.37      N/A
 Total risk-based capital to risk-weighted assets       11.98    12.30    12.84    12.63    18.63
Other Data:
 Full-time employee equivalents                           451      433      390      298      288
 Number of full service offices                            37       37       40       34       26


         FOOTNOTES TO SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(1)          Mortgage-backed securities held-to-maturity are net of premiums and
discounts.    Loans receivable are net of loans in process, premiums, discounts, unearned  interest  and  loan  fees  and  the  allowance  for  loan  losses.

(2) Guaranteed Assets were governed by the Assistance Agreement in connection with the Southwest Plan Acquisition in 1988. Coastal and the FDIC terminated the Assistance Agreement, effective March 31, 1994, pursuant to which Coastal transferred substantially all the Guaranteed Assets back to the FDIC in exchange for cash.

(3) On September 30, 1996, Coastal recorded the special assessment of $7.5 million as a result of the Act being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF assessment base as of March 31, 1995. See Note 18 of the Notes to Consolidated Financial Statements.

(4) Coastal adopted the Financial Accounting Standards Board's Statement No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $973,000 was determined as of January 1, 1993. Prior years' financial statements were not restated to apply the provisions of Statement No. 109.

(5) Ratio, yield and rate information are based on year-to-date average balances.

(6) These ratios are calculated before the after-tax effect of the special assessment of $4.8 million recorded on September 30, 1996. See Note 18 of the Notes to Consolidated Financial Statements.

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

(8) Nonperforming assets consist of nonaccrual loans, real estate acquired by foreclosure and repossessed assets but do not include Guaranteed Assets
acquired  in  the  Southwest  Plan  Acquisition.    See  Note  2  above.

(9) Prior to the conversion of the Bank to a state savings bank in July 1994, Office of Thrift Supervision ("OTS") regulations required the Bank to maintain tangible capital equal to at least 1.5% of adjusted total assets, minimum core or Tier 1 capital equal to at least 3.0% of adjusted total assets and a minimum ratio of total capital to risk-weighted assets of 8.0%. Current FDIC regulations require the Bank to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk-weighted assets and total risk-based capital equal to at least 8.0% of risk-weighted assets.

(10) Certain 1996, 1995, 1994 and 1993 balances have been reclassified to conform to the 1997 presentation. Such reclassifications had no effect on net income or total stockholders' equity.

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     Coastal Bancorp, Inc. was incorporated on March 8, 1994 in connection with the proposed reorganization of Coastal Banc Savings Association (the "Association") into the holding company form of organization, which occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb (the "Bank"). As a result of the reorganization, Coastal Bancorp, Inc. ("Bancorp") became the owner of 100% of the voting stock of the Bank and each share of the Association's common stock now represents one share of common stock of Bancorp. The holders of the 9.0% Noncumulative Preferred Stock, Series A, of the former Coastal Banc Savings Association now own an equal number of shares of 9.0% Noncumulative Preferred Stock, Series A, of the Bank.

     On November 30, 1996, Coastal Banc Holding Company, Inc. ("HoCo") was created as a Delaware unitary savings bank holding company in accordance with the terms of an agreement and plan of reorganization dated August 19, 1996 (the "Agreement"). Pursuant to the terms of the Agreement, the Bank became a wholly-owned subsidiary of HoCo and HoCo became a wholly-owned subsidiary of Bancorp.

     On  September  30,  1996,  Coastal  recorded the special assessment of $7.5 million ($4.8 million after applicable income taxes) as a result of the Act being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF deposit assessment base as of March 31, 1995. Other provisions of the Act provided for a reduction of the SAIF deposit insurance premium rates beginning in the fourth quarter of 1996.
     On June 30, 1995, Bancorp issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes are redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the redemption date. Of the proceeds received from the issuance of the Senior Notes, $44.9 million was used to purchase the 11.13% Noncumulative Preferred
Stock,  Series  B,  of  the  Bank  which  is  now  owned  by  HoCo.

FINANCIAL  CONDITION
     Total assets increased 1.23% or $35.5 million from December 31, 1996 to December 31, 1997. The net increase resulted primarily from the increase in loans receivable of $31.7 million, an increase in cash and amounts due from depository institutions of $9.4 million and an increase in property and equipment of $7.3 million offset by a decrease of $10.7 million in mortgage-backed securities available-for-sale. The increase in loans receivable consisted primarily of increases of $62.3 million, $45.1 million and $11.3 million, in commercial real estate mortgage loans, commercial loans secured by residential mortgage loans held for sale, and commercial loans secured by mortgage servicing rights, respectively, offset by a $101.6 million decrease in first lien residential mortgage loans due to principal reductions and payoffs received. The increase in property and equipment was due primarily to the acquisition of assets related to the relocation of Coastal's corporate
headquarters  in  July  of  1997.    The  relocation  consolidated  Coastal's
administrative, primary lending and mortgage servicing offices. The decrease in mortgage-backed securities available-for-sale was primarily due to the sale of $11.3 million of securities in this category. At December 31, 1997, loans receivable as a percentage of total assets increased to 43.3% as compared to 42.8% at December 31, 1996, as part of management's plan to increase the loans receivable portfolio to approximately 50% of total assets within three to five years.

     Savings deposits increased 4.9% or $64.2 million from December 31, 1996 to December 31, 1997. This increase was primarily due to a branch acquisition of $54.6 million in deposits completed on June 21, 1997. Advances from the FHLB increased by 31.9% or $130.8 million and securities sold under agreements to repurchase decreased 18.1% or $175.2 million from December 31, 1996 to December 31, 1997. The reallocation of borrowings during such period was directly attributable to Coastal's change in funding sources to take advantage of more favorable interest rates and the deployment of cash received from the branch acquisition.

     Common stockholders' equity increased 11.4% or $10.7 million from December 31, 1996 to December 31, 1997 due to 1997 net income available to common stockholders of $11.6 million and a $829,000 decrease in the unrealized loss on securities available-for-sale, offset by common stock dividends declared of $2.3 million.

RESULTS  OF  OPERATIONS  FOR  THE  THREE  YEARS  ENDED  DECEMBER  31,  1997
     The results of operations of Coastal Bancorp, Inc. and subsidiaries depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on its interest-bearing
liabilities.    Coastal's  interest-earning  assets  consist  principally  of mortgage-backed securities, loans receivable and other investments. Coastal's interest-bearing liabilities consist primarily of savings deposits, securities sold under agreements to repurchase, advances from the FHLB and its Senior Notes. Coastal's net income is also affected by its level of noninterest income, including loan fees and service charges on deposit accounts, loan servicing income, and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs and, in 1996, the special assessment.

     The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average balance sheets. Ratio, yield and rate information is based on year-to-date average balances.



                                                        At                        Year Ended
                                                 December 31, 1997            December  31,1997
                                                      Yield/            Average                Yield/
                                                       Rate             Balance    Interest     Rate
                                                 -----------------     ---------   --------    -------
                                                                  (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable                                        8.30%          $1,281,493  $ 106,962     8.35%
Mortgage-backed securities                              6.25            1,514,541     92,755     6.12
U.S. Treasury security                                    --                    3         --       --
Securities purchased under agreements to resell
 and federal funds sold                                   --                4,024        251     6.24
FHLB stock                                              6.00               21,663      1,292     5.96
Interest-earning deposits in other depository
 institutions                                           5.89                2,416         96     3.97
                                                       ------          ----------   --------    ------
   Total interest-earning assets                        7.17            2,824,140    201,356     7.13
                                                       ------          ----------   -------     ------
Noninterest-earning assets (1)                                             81,400
                                                                       ----------
  Total assets (2)                                                     $2,905,540
                                                                       ==========

LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits                       5.04%           $1,253,142  $  62,912     5.02%
Securities sold under agreements to repurchase
 and federal funds purchased                            6.00               974,297     55,189     5.66
Advances from the FHLB                                  5.95               368,896     21,322     5.78
Senior Notes payable                                   10.00                50,000      5,000    10.00
                                                       ------          ----------    --------    -----
  Total interest-bearing liabilities                    5.60             2,646,335    144,423     5.46
                                                       ------           ----------   --------    ------
Noninterest-bearing liabilities                                            131,431
                                                                        ----------
  Total liabilities                                                      2,777,766
Preferred Stock of the Bank                                                 28,750
Stockholders' equity                                                        99,024
                                                                        ----------
  Total liabilities and stockholders' equity                            $2,905,540
                                                                        ==========
Net interest income; interest rate spread               1.57%                       $  56,933     1.67%
                                                      =======                       =========     =====

Net interest-earning assets; net interest yield on
 interest-earning assets                                                $  177,805                2.02%
                                                                        ==========               ======
Ratio of average interest-earning assets to average
 interest-bearing liabilities                                               1.07x
                                                                        ==========


                                                          Year Ended December 31, 1996
                                                    Average                           Yield/
                                                    Balance          Interest          Rate
                                                    -------          --------          ----
                                                             (Dollars  in  thousands)
ASSETS
Interest-earning assets:
Loans receivable                                 $ 1,156,933       $ 97,935           8.47%
Mortgage-backed securities                         1,556,966         95,155           6.11
U.S. Treasury security                                 1,002             54           5.39
Securities purchased under
 agreements to resell
 and federal funds sold                                   --             --             --
FHLB stock                                            21,853          1,288           5.89
Interest-earning deposits in other
 depository institutions                               4,149            179           4.31
                                                 -----------        -------           -----
   Total interest-earning assets                   2,740,903        194,611           7.10
                                                 -----------       --------          ------
Noninterest-earning assets (1)                        71,344
                                                 -----------
  Total assets (2)                               $ 2,812,247
                                                 ===========

LIABILITIES AND  STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits                $ 1,199,651       $ 60,076           5.01%
Securities sold under agreements
 to repurchase
 and federal funds purchased                         930,706         51,360           5.52
Advances from the FHLB                               387,296         21,749           5.62
Senior Notes payable                                  50,000          5,000          10.00
                                                 -----------        -------          ------
  Total interest-bearing liabilities               2,567,653        138,185           5.38
                                                 -----------       --------          ------
Noninterest-bearing liabilities                      123,160
                                                 -----------
  Total liabilities                                2,690,813
Preferred Stock of the Bank                           28,750
Stockholders' equity                                  92,684
                                                 -----------
  Total liabilities and
  stockholders' equity                           $ 2,812,247
                                                 ===========
Net interest income; interest rate spread                          $ 56,426           1.72%
                                                                   ========          ======

Net interest-earning assets;
net interest yield on
 interest-earning assets                         $   173,250                          2.06%
                                                 ===========                         ======

Ratio of average interest-earning
assets to average
 interest-bearing liabilities                          1.07x
                                                 ===========


                                                            Year  Ended  December  31,  1995
                                                          Average                       Yield/
                                                          Balance          Interest      Rate
                                                          -------          --------     ------
                                                                   (Dollars  in  thousands)
ASSETS
Interest-earning assets:
Loans receivable                                           $   765,404       $ 66,405   8.68%
Mortgage-backed securities                                   1,625,044        102,194   6.29
U.S. Treasury security                                             667             39   5.85
Securities purchased under
 agreements to resell and
 federal funds sold                                                 --             --     --
FHLB stock                                                      20,297          1,318   6.49
Interest-earning deposits in other
 depository institutions                                         3,958            330   8.34
                                                           -----------       --------  ------
   Total interest-earning assets                             2,415,370        170,286   7.05
                                                           -----------       --------  ------
Noninterest-earning assets (1)                                  56,370
                                                           -----------
  Total assets (2)                                         $ 2,471,740
                                                           ===========

LIABILITIES AND  STOCKHOLDERS'
 EQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits                          $ 1,116,788      $  56,716   5.08%
Securities sold under agreements to
 repurchase and federal funds purchased                        752,427         45,022   5.98
Advances from the FHLB                                         367,895         22,116   6.01
Senior Notes payable                                            25,000          2,500  10.00
                                                           -----------      ---------  ------
  Total interest-bearing liabilities                         2,262,110        126,354   5.59
                                                           -----------       --------  ------
Noninterest-bearing liabilities                                 92,919
                                                           -----------
  Total liabilities                                          2,355,029
Preferred Stock of the Bank                                     28,750
Stockholders' equity                                            87,961
                                                           -----------
  Total liabilities and stockholders' equity               $ 2,471,740
                                                           ===========
Net interest income; interest rate spread                                    $ 43,932   1.46%
                                                                             ========  ======

Net interest-earning assets; net
 interest yield on interest-earning assets                 $   153,260                  1.82%
                                                           ===========                 ======

Ratio of average interest-earning assets to average
 interest-bearing liabilities                                    1.07x
                                                           ===========

(1) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.
(2)      Nonaccruing loans are included in total assets, but are immaterial.



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


                                       Year  Ended  December  31,        Year Ended December 31,
                                            1997  vs  1996                   1996  vs  1995
                                     -----------------------------    ----------------------------
                                     Increase  (Decrease)  Due  To     Increase (Decrease) Due To
                                     -----------------------------    ----------------------------
                                       Volume     Rate       Net      Volume      Rate       Net
                                      --------  ---------  --------  ---------  --------  ---------
                                                            (in thousands)
INTEREST INCOME
 Loans receivable                     $10,431   $ (1,404)  $ 9,027   $ 33,176   $(1,646)  $ 31,530
 Mortgage-backed securities            (2,558)       158    (2,400)    (4,182)   (2,857)    (7,039)
 U.S. Treasury security                   (27)       (27)      (54)        18        (3)        15
 Securities purchased under
   agreements to resell and federal
   funds sold                             126        125       251         --        --         --
 FHLB stock                               (11)        15         4         97      (127)       (30)
 Interest-earning deposits in
   other depository institutions          (70)       (13)      (83)        15      (166)      (151)
                                      --------  ---------  --------  ---------  --------  ---------

     Total                              7,891     (1,146)    6,745     29,124    (4,799)    24,325
                                      --------  ---------  --------  ---------  --------  ---------

INTEREST EXPENSE
 Interest-bearing savings deposits      2,714        122     2,836      4,152      (792)     3,360
 Securities sold under agreements
   to repurchase and federal
   funds purchased                      2,484      1,345     3,829     10,010    (3,672)     6,338
 Advances from the FHLB                (1,042)       615      (427)     1,122    (1,489)      (367)
 Senior Notes payable                      --         --        --      2,500        --      2,500
                                      --------  ---------  --------  ---------  --------  ---------

     Total                              4,156      2,082     6,238     17,784    (5,953)    11,831
                                      --------  ---------  --------  ---------  --------  ---------

 Net change in net interest income .  $ 3,735   $ (3,228)  $   507   $ 11,340   $ 1,154   $ 12,494
                                      ========  =========  ========  =========  ========  =========


NET  INCOME
     Coastal reported net income before preferred stock dividends of $14.2 million for the year ended December 31, 1997, $14.4 million for the year ended December 31, 1996, before the after-tax effect of the 1996 special assessment, and $11.1 million for the year ended December 31, 1995, respectively, a decrease of $234,000 or 1.6% in 1997 and an increase of $3.3 million or 29.2% in 1996 in each case in comparison to the prior year. The $234,000 decrease in 1997 was primarily due to a $507,000 increase in net interest income, a $125,000 decrease in the provision for loan losses and a $293,000 increase in noninterest income offset by a $1.6 million increase in noninterest expense (excluding the 1996 special assessment). The increase in noninterest income is due to a $568,000 increase in loan fees and service charges on deposit accounts, a $237,000 gain on sales of mortgage-backed securities available-for-sale in 1997 and a $164,000 increase in other noninterest income, offset by a $159,000 decrease in loan servicing income and the $521,000 gain on the sale of a branch office recognized in 1996. The $1.6 million increase in noninterest expense (excluding the 1996 special assessment) was primarily due to the overall compensation and occupancy expenses related to an increase in personnel hired for the expansion of the loan products offered and the continuing development of commercial business lending programs. In addition, occupancy expenses also increased due to the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters and consolidation of its administrative, primary lending and mortgage servicing offices in the third quarter of 1997. These increases were somewhat offset by the $1.1 million decrease in insurance premiums (primarily deposit insurance premiums). In addition, other noninterest expense and data processing expense decreased $646,000 and $202,000, respectively.

     The $3.3 million increase in net income before preferred stock dividends in 1996 was primarily due to a $12.5 million increase in net interest income, a $929,000 increase in noninterest income, offset by a $8.1 million increase in noninterest expense before the $7.5 million special assessment. The increase in noninterest income was primarily a result of increased loan fees and service charges on deposit accounts of $952,000 and the $521,000 gain on the sale of a branch office, partially offset by a decrease in loan servicing income of $391,000. The increase in noninterest expense before the $7.5 million special assessment was primarily due to increased operating expenses as a result of the Texas Capital Bancshares, Inc. ("Texas Capital") acquisition on November 1, 1995. The increased noninterest expense was also due to overall compensation and occupancy expenses related to the expansion of the loan product base being offered by Coastal to its customers, primarily relating to the continuing development of commercial business lending programs, the May 1996 bank data processing conversion and the June 1996 conversion of the five former Texas Capital locations to the new data processing system. Coastal converted its bank data processing system to a PC based client server technology throughout its branch network to enable the branch offices to offer a more expanded product base (including loan and deposit products) and to automate and upgrade the work flow in the customer contact areas, allowing branch office employees a better opportunity to serve their customers. The cost during the period related to the data processing conversion was approximately $360,000. Net income before preferred stock dividends and after the after-tax effect of the special assessment was $9.5 million for the year ended December 31, 1996.

NET  INTEREST  INCOME
     Net interest income amounted to $56.9 million in 1997, a $507,000, or 0.9% increase over 1996. The increase in net interest income was due to a slight increase in average net interest-earning assets of $4.6 million offset by the overall decrease in interest rate spread, defined to exclude noninterest-bearing deposits, from 1.72% in 1996 to 1.67% in 1997. Management also calculates an alternative net interest spread which includes noninterest-bearing deposits. Under this calculation, the net interest spreads for 1997 and 1996 were 1.85% and 1.89%, respectively. Net interest rate spread is affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities and their concomitant interest rates. The decrease in the net interest spread in 1997 was primarily due to the increase in the average yield on interest-earning assets from 7.10% in 1996 to 7.13% in 1997, offset by the increase in the average interest rates on interest-bearing liabilities from 5.38% in 1996 to 5.46% in 1997. During 1997, Coastal experienced a tightening in net interest income due primarily to higher borrowing costs and the anomaly that the spread between the London Interbank Offered Rate ("LIBOR") and the Treasury rate (the "TED" spread) has been much wider than usual. The TED spread historically (6 year average) has been 40 basis points, but for 1997 was 56 basis points, which would equate to an additional $1.4 million in net income or $0.27 per share (after tax) for the year had the spread been consistent with the 6 year average. While management believes that the higher borrowing costs are temporary due to the TED spread and usual year-end pricing, efforts are continuing to replace borrowings with lower cost deposits and to maintain reasonable operating expenses during this period. In addition, interest income for the last six months of 1997 was reduced by the additional amortization of premium on purchased mortgage loans of approximately $1.3 million. This amortization was attributable to prepayments related to an adjustable rate whole loan package purchased in the second quarter of the year. Management believes the prepayments could continue at least through the first quarter of 1998, depending on interest rate movements.

     Net interest income amounted to $56.4 million in 1996, a $12.5 million, or 28.4% increase over 1995. This increase in net interest income was due to an increase in average net interest-earning assets of $20.0 million and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, from
1.46%  in  1995  to  1.72%  in  1996.    The  net  interest  spread  including
noninterest-bearing deposits for 1996 and 1995 was 1.89% and 1.61%, respectively. The increase in the net interest spread in 1996 was primarily due to the decrease in the average interest rates on interest-bearing liabilities from 5.59% in 1995 to 5.38% in 1996 and a slight increase in the average yield on interest-earning assets from 7.05% in 1995 to 7.10% in 1996.

     Total  interest  income  amounted  to  $201.4  million  during 1997, a $6.7 million, or 3.5% increase from 1996. A $9.0 million, or 9.2%, increase in interest earned on loans receivable during 1997 resulted from a $124.6 million, or 10.8%, increase in the average balance of loans receivable offset partially by a decrease of 12 basis points in the yield earned compared to 1996. A $2.4 million, or 2.5%, decrease in interest earned on mortgage-backed securities during 1997 was due to a $42.4 million, or 2.7%, decrease in the average balance of mortgage-backed securities due to principal payments received and the sale of $11.3 million of mortgage-backed securities available-for-sale. In addition, interest earned on federal funds sold, certificates of deposits and other investments increased slightly by $118,000, or 7.8%, due primarily to the increase in the average balance of such assets, through growth and the branch acquisition, of $1.1 million during 1997.

     Total interest income amounted to $194.6 million during 1996, a $24.3 million, or 14.3%, increase from 1995. A $31.5 million, or 47.5%, increase in interest earned on loans receivable during 1996 resulted primarily from a $391.5 million, or 51.2%, increase in the average balance of loans receivable offset partially by a decrease in the yield earned of 21 basis points compared to 1995. A $7.0 million, or 6.9%, decrease in interest earned on mortgage-backed securities during 1996 was due to a $68.1 million, or 4.2%, decrease in the average balance of mortgage-backed securities due to principal payments received and a decrease in the yield earned of 18 basis points. In addition, interest earned on federal funds sold, certificates of deposits and other investments decreased $166,000, or 9.8%, due to the lower average yield earned during 1996.

     Total interest expense amounted to $144.4 million in 1997, a $6.2 million, or 4.5%, increase from 1996. Interest expense on other borrowed money increased $3.8 million, or 7.5%, due to the $43.6 million, or 4.7%, increase in the average balance of securities sold under agreements to repurchase and federal funds purchased and a 14 basis point increase in the interest rates paid. A $2.8 million, or 4.7%, increase in interest on savings deposits was primarily due to a $53.5 million, or 4.5%, increase in the average balance of interest-bearing savings deposits. Interest expense on advances from the FHLB decreased $427,000, or 2.0%, due to the decrease in the average balance of advances from the FHLB of $18.4 million, or 4.8%, offset by a 16 basis point increase in the average rates paid.

     Total interest expense amounted to $138.2 million in 1996, an $11.8 million, or 9.4%, increase from 1995. A $6.3 million, or 14.1%, increase in interest paid on other borrowed money was due to a $178.3 million increase in the average balance of securities sold under agreements to repurchase and federal funds purchased offset by a 46 basis point decrease in interest rates paid. A $3.4 million, or 5.9% increase in interest paid on savings deposits was due to a $82.9 million, or 7.4%, increase in the average balance of interest-bearing deposits offset by a 7 basis point decrease in interest rates paid. The interest expense of $5.0 million on the Senior Notes payable in 1996 was due to the issuance of $50.0 million of the 10.0% Senior Notes on June 30, 1995. These increases were somewhat offset by the $367,000 decrease in interest paid on advances from the FHLB. The decrease in interest paid on advances from the FHLB was due to a 39 basis point decrease in interest rates paid offset by a $19.4 million increase in the average balance.

PROVISION  FOR  LOAN  LOSSES
     Management established provisions for loan losses of $1.8 million, $1.9 million and $1.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Provisions for loan losses, currently $450,000 per quarter, are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical loss experience, the volume and type of lending conducted by Coastal, the amount of nonperforming assets, industry standards, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to Coastal's lending areas, and other factors related to the collectibility of Coastal's loan portfolio. Coastal's asset quality ratios have remained relatively consistent from December 31, 1995 to December 31, 1997. Nonperforming loans as a percentage of total loans receivable was 1.4%, 1.0% and 1.3% at December 31, 1997, 1996 and 1995, respectively. The allowance for loan losses as a percentage of nonperforming loans was 42.7%, 53.6% and 39.0% at December 31, 1997, 1996 and 1995, respectively. The allowance for loan losses as a percentage of total loans receivable was 0.6%, 0.6% and 0.5% at December 31, 1997, 1996 and 1995, respectively.

     Coastal's management believes that its present allowance for loan losses is adequate, based upon, among other factors, its low level of nonperforming assets and minimal loss experience. Management will continue to review its loan loss policy as Coastal's loan portfolio grows and diversifies to determine if changes to the policy are necessary.

NONINTEREST  INCOME
     Total noninterest income amounted to $6.4 million during 1997, an increase of $293,000, or 4.8%, over 1996. The increase in noninterest income is primarily due to an increase of $568,000 in loan fees and service charges on deposit accounts, a $237,000 gain on sales of mortgage-backed securities available-for-sale in 1997 and a $164,000 increase in other noninterest income, offset by the decrease of $159,000 in loan servicing income, due to the reducing servicing portfolio, and the $521,000 gain on the sale of a branch office recorded in 1996. The increase in loan fees and service charges on deposit accounts consisted of an increase of $87,000 in loan fees and a $481,000 increase in service charges on deposit accounts, primarily due to the increase in transaction type deposit accounts from 1996 to 1997 and the 1997 branch acquisition which consisted of 53.5% transaction type deposit accounts. The gain on the sales of mortgage-backed securities available-for-sale was the result of the sale of securities with a book value of $11.3 million during 1997.

     Total noninterest income amounted to $6.1 million during 1996, an increase of $929,000, or 18.0%, over 1995. The increase in noninterest income was primarily due to an increase of $952,000 in loan fees and service charges on deposit accounts and a $521,000 gain recorded as a result of the sale of a branch office in May 1996 offset by a decrease of $391,000 in loan servicing income in 1996 from 1995. The increase in loan fees and service charges on deposit accounts consisted of a $46,000 increase in loan fees and a $906,000 increase in service charges on deposit accounts primarily due to the Texas Capital acquisition. Coastal also experienced slight decreases of $85,000 and
$68,000 in the gain (loss) on sales of mortgage-backed securities available-for-sale and other noninterest income, respectively.

NONINTEREST  EXPENSE
     Total noninterest expense amounted to $39.5 million during 1997, an increase of $1.6 million, or 4.3%, over 1996 before the effect of the 1996 special assessment. Compensation, payroll taxes and other benefits and office occupancy increased $2.2 million and $1.3 million, respectively, primarily due to the overall increase in personnel hired for the expansion of the loan products offered and the continuing development of the commercial business lending programs. In addition, occupancy expenses also increased due to the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters and consolidation of its administrative, primary lending and mortgage servicing offices in the third quarter of 1997. Of the $1.3 million increase in occupancy expenses, approximately $128,000 were nonrecurring expenses incurred due to the relocation. The amortization of goodwill increased $56,000 during 1997 due primarily to the 1997 branch acquisition and the related goodwill recorded. These increases were somewhat offset by decreases of $1.1 million, $646,000 and $202,000 in insurance premiums, other noninterest expenses and data processing expense, respectively. The decrease in insurance premiums was due to the decrease in deposit insurance premiums pursuant to the reduced assessment rates applicable to Coastal as a result of the passage of the Act in 1996. The decrease in data processing expenses was primarily due to the expenses incurred in 1996 related to the May 1996 bank data processing conversion and the conversion in June of 1996 of the five former Texas Capital locations acquired in 1995 to the new data processing system.

     Total noninterest expense, excluding the $7.5 million special assessment (before applicable income taxes), amounted to $37.9 million during 1996, an increase of $8.1 million, or 27.2%, over 1995. Compensation, payroll taxes and other benefits and office occupancy expense increased $4.5 million and $1.4 million to $16.5 million and $6.0 million, respectively, primarily due to the operation of the five offices acquired from Texas Capital on November 1, 1995, two de novo branches opened in March 1995 and staffing increases related to the expansion of the loan product base available to customers and the continuing development of the commercial business lending programs and to the overtime and contract labor utilized for the data processing conversion. The amortization of goodwill increased by $511,000, also due primarily to the Texas Capital acquisition. Data processing expenses increased $678,000 due to the Texas Capital acquisition, the May 1996 bank data processing conversion and the conversion in June 1996 of the former Texas Capital locations acquired in 1995 to the new data processing system. Expenses related to real estate owned increased by $484,000 and other expenses (including advertising) increased $1.5 million, or 23.8%, over the prior year. Insurance premiums decreased $1.0 million, or 32.2%, due to the $636,000 refund of the fourth quarter 1996 SAIF assessment payment as a result of the re-capitalization of SAIF pursuant to the Act and an overall decrease in assessment rate applicable in 1996 as compared to the rate applicable in 1995.

PROVISION  FOR  FEDERAL  INCOME  TAXES
     Coastal generated no regular Federal taxable income in 1997, 1996 or 1995 primarily due to the utilization of the net operating loss carryovers acquired from the associations obtained in connection with the Southwest Plan Acquisition and because payments to Coastal pursuant to the Assistance Agreement in prior years were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Assistance Agreement, the FSLIC Resolution Fund ("FRF") retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from the FRF and from the utilization of the net operating loss carryovers acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from the FRF and the utilization of the net operating loss carryovers) is recorded in Coastal's Consolidated Statements of Operations as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years will be available as credit carryforwards to reduce future Federal regular income taxes over an indefinite period.

     The provisions for Federal income taxes were $7.8 million in 1997, $5.7 million in 1996 and $6.5 million in 1995. Although the termination of the Assistance Agreement was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired.

ASSET  AND  LIABILITY  MANAGEMENT
     Coastal's asset and liability management process is utilized to measure and manage its interest rate risk exposure, which is Coastal's primary market risk. Interest rate risk can be defined as the exposure of Coastal's net interest income to adverse movements in interest rates. The principal determinant of the exposure of Coastal's earnings to interest rate risk is the timing difference between the repricing or maturity of Coastal's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. In order to minimize interest rate risk and achieve an acceptable interest rate spread between interest-earning assets and interest-bearing liabilities, Coastal endeavors to match the timing of the repricing or maturities as well as the basis (for example, LIBOR or cost of funds rate) of its interest-earning assets to its interest-bearing liabilities. Coastal also uses interest rate swap and cap agreements to aid in minimizing exposure to interest rate fluctuations. These strategies are described below.

     Coastal's asset and liability management strategy is formulated and monitored by the Asset/Liability Committee of the Board of Directors of the Bank (the "Board"). The Board's written policies and procedures are implemented by the Asset/Liability Subcommittee (the "Subcommittee"), a management-staffed committee composed of the Chief Executive and Chief Lending Officers of the Bank, in addition to members of the Bank's Portfolio Control Center. The Subcommittee meets regularly to review, among other things, the sensitivity of Coastal's assets and liabilities to interest rate changes, including those transactions attributable to altering the interest rate risk, the purchase and sale activity and maturities of investments and borrowings. A representative of the Subcommittee also meets with members of Coastal's banking, treasury and marketing areas to participate in pricing and funding decisions with respect to Coastal's overall asset and liability composition. In accordance therewith, the Subcommittee reviews Coastal's liquidity, cash flow needs, maturities of investments, deposits and borrowings, interest rate matching, core deposit activity, current market conditions and interest rates on both a local and national level.

     To effectively measure and manage interest rate risk, the Asset/Liability Committee of the Board and the Subcommittee regularly review interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and on Coastal's economic value of equity ("EVE"), which is defined as the difference between the market value of Coastal's existing assets and liabilities, including the effects of off-balance sheet instruments, and by evaluating such impact against the guidelines established by the Board for allowable changes in net interest income and EVE. Coastal utilizes the market-value analysis to address the change in the equity value of Coastal's balance sheet arising from movements in interest rates by computing the net present value of Coastal's assets, liabilities and off-balance sheet instruments using selected interest rate scenarios. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Economic value analysis is intended to evaluate the impact of immediate and sustained interest rate shifts of the current yield curve upon the market value of the current balance sheet.

     From  these  analyses,  interest  rate  risk  is quantified and appropriate strategies are formulated and implemented on an ongoing basis. Based on Coastal's December 31, 1997 interest rate sensitivity position, management believes that at December 31, 1997 an immediate 100 basis point increase in interest rates could cause a short term decrease in net interest income due to timing differences but would not have a significant impact over a twelve month period. There can be no assurance that this conclusion will not change as the assumptions utilized by management to reach such conclusion change over time.

     The following table presents an analysis of the sensitivity in Coastal's net interest income over a four-quarter period and the EVE based on the indicated changes in interest rates at December 31, 1997 and 1996. The interest rate scenarios presented in the table include interest rates at December 31, 1997 and 1996 and, for the net interest income calculation, as adjusted by the indicated changes in interest rates over a four-quarter period, and for the EVE calculation, as adjusted by instantaneous and parallel changes in interest rates of upward and downward of up to 200 basis points. Each rate scenario reflects unique prepayment and repricing assumptions.

                                                Estimated  Change  In
      Change                     Net  Interest  Income               EVE
In  Interest  Rates                   December 31,               December 31,
(in  basis  points)               1997          1996          1997          1996
-------------------              -------      ------         -------     -------
+200                              (7.41)%      0.96%         (21.07)%    (36.81)%
+100                              (3.76)      (0.35)          (6.52)     (17.02)
   0                                 --          --             --          --
-100                               3.52        1.57            0.18        7.02
-200                               7.25        1.37           (6.54)       3.78


     There are limitations inherent in any methodology used to estimate the exposure to changes in market interest rates. Therefore, this analysis is not intended to be a forecast of the actual effect of a change in market interest rates on Coastal. Management of Coastal believes that all of the assumptions used in this analysis to evaluate the vulnerability of Coastal's operations to changes in interest rates take into account historical experience and considers them reasonable; however, the interest rate sensitivity of Coastal's assets and liabilities and the estimated effects of changes in interest rates on Coastal's net interest income and EVE indicated in the above analysis could vary substantially if different assumptions were used or if actual experience differs from the historical experience on which it is based.

     The EVE is significantly impacted by the estimated effect of prepayment risk on the value of mortgage-backed securities, loans receivable and mortgage servicing rights as market interest rates change. Prepayment risk arises due to the possibility that the cash flow experience of an asset may change as interest rates change. When interest rates increase, assets will generally not be prepaid and conversely, when interest rates decrease, prepayments increase. The magnitude of the risk that a higher yielding asset will prepay is a direct function of interest rate variability over the life of the assets. Prepayments affect Coastal's net spread and the duration match of its assets and liabilities. Coastal has prepayment risk on its mortgage-backed securities and loans receivable held at a premium and on its mortgage servicing rights due to the fact that the amortization of the capitalized premiums on those assets will accelerate when the underlying loans are prepaid. Coastal attempts to anticipate its prepayment risk by extrapolation from past prepayment behavior after adjusting for expected interest rate levels and other economic factors and utilizes these assumptions when analyzing its risk exposure.

     A more conventional but limited asset and liability monitoring tool involves analyzing the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." While this conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings and to predict the effect of changing interest rates. It makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. Given Coastal's current position based on this "gap" analysis, however, Coastal's net interest spread would benefit over time from a gradual increase in interest rates, in which its assets may be redeployed at higher yields. If interest rates were to fall, yields earned on interest rate sensitive investments would be reduced, while longer term fixed liability costs, such as Coastal's certificates of deposits, would not immediately change. While this interest-sensitivity analysis takes into account repricing and maturities of assets and liabilities, it fails to consider the interest rate sensitivities of those asset and liability accounts.

     The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities adjusted for the effects of interest rate swaps and caps at December 31, 1997. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust rather than in the period in which they mature. Other material assumptions are set forth in the footnotes to the table.

                                                                    As of December 31, 1997
                                                                                    More  than
                                                               Three  months      three  months
                                                                  or  less       to  one  year
                                                               --------------------------------
                                                                   (Dollars  in  thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate                  $      665        $   1,094
   First lien mortgage-single family adjustable
     rate                                                            56,558          383,485
   First lien mortgage-multifamily fixed rate                         6,075            7,724
   First lien mortgage-multifamily variable rate                    106,583               --
   Construction and acquisition and
     development, net of loans in process                            71,848               86
   Commercial real estate                                           120,797            1,343
   Commercial                                                       146,867            1,120
   Consumer and other                                                 7,447            4,537
 Mortgage-backed securities held-to-maturity(1)(2)                1,131,883               --
 Mortgage-backed securities available-for-sale
   (1)(2)                                                           169,997               --
 Other interest-earning assets (3)                                   32,038               --
                                                                 -----------       ----------
     Total interest-sensitive assets                              1,850,758          399,389
                                                                 -----------       ----------
 Noninterest-sensitive assets
     Total assets

INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   Interest-bearing checking accounts                            $   69,972        $      --
   Savings accounts                                                  25,555               --
   Money market accounts                                            165,986               --
   Certificate accounts (including discount)                        257,263          524,117
 Securities sold under agreements to repurchase                     647,048          144,712
 Advances from the FHLB                                             307,100           13,819
 Senior Notes payable                                                    --               --
                                                                 -----------       ----------
     Total interest-sensitive liabilities                         1,472,924          682,648
                                                                 -----------       ----------
 Noninterest-sensitive liabilities
     Total liabilities
 Preferred Stock of the Bank
 Common stockholders' equity
     Total liabilities and stockholders'
     equity

Gap during the period                                            $  377,834        $(283,259)
Effect of interest rate swaps and caps(5)                            84,847          (43,400)
                                                                 -----------       ----------
Cumulative gap after effect of interest rate swaps
 and caps                                                        $  462,681        $ 136,022
                                                                 ===========       ==========

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                            125.65%          104.39%
Interest-sensitive assets as a % of total
 assets (cumulative)                                                  63.57            77.29
Ratio of gap after effect of interest rate swaps and caps
 to total assets                                                      15.89           (11.22)
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                                       15.89             4.67



                                                                      As of December 31, 1997
                                                                -----------------------------------
                                                                  More than            More  than
                                                                one  year  to        three years to
                                                                 three  years         five  years
                                                                -----------------------------------
                                                                     (Dollars  in  thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate                  $    3,553        $    7,051
   First lien mortgage-single family adjustable
     rate                                                            60,158            14,980
   First lien mortgage-multifamily fixed rate                         8,023               674
   First lien mortgage-multifamily variable rate                         --                --
   Construction and acquisition and
     development, net of loans in process                             6,223               422
   Commercial real estate                                            16,848             7,013
   Commercial                                                         2,062             9,620
   Consumer and other                                                 5,143             4,272
 Mortgage-backed securities held-to-maturity(1)(2)                       --                 1
 Mortgage-backed securities available-for-sale
   (1)(2)                                                                --                --
 Other interest-earning assets (3)                                       --                --
                                                                 -----------       -----------
     Total interest-sensitive assets                                102,010            44,033
                                                                 -----------       -----------
 Noninterest-sensitive assets
     Total assets

INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   Interest-bearing checking accounts                            $       --        $       --
   Savings accounts                                                      --                --
   Money market accounts                                                 --                --
   Certificate accounts (including discount)                        216,762            13,445
 Securities sold under agreements to repurchase                          --                --
 Advances from the FHLB                                             128,421            78,343
 Senior Notes payable                                                    --            50,000
                                                                 -----------       -----------
     Total interest-sensitive liabilities                           345,183           141,788
                                                                 -----------       -----------
 Noninterest-sensitive liabilities
     Total liabilities
 Preferred Stock of the Bank
 Common stockholders' equity
     Total liabilities and stockholders'
     equity

Gap during the period                                            $ (243,173)       $  (97,755)
Effect of interest rate swaps and caps(5)                           (21,920)               --
                                                                 -----------       -----------
Cumulative gap after effect of interest rate swaps
 and caps                                                        $ (129,071)       $ (226,826)
                                                                 ===========       ===========

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                             94.06%            90.68%
Interest-sensitive assets as a % of total
 assets (cumulative)                                                  80.79             82.30
Ratio of gap after effect of interest rate swaps and caps
 to total assets                                                      (9.11)            (3.36)
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                                       (4.43)            (7.79)



                                                                       As of December 31, 1997
                                                                -----------------------------------
                                                                   More  than          More  than
                                                                five  years  to      ten  years  to
                                                                   ten  years         twenty  years
                                                                -----------------------------------
                                                                       (Dollars in thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate                  $   19,267        $   71,073
   First lien mortgage-single family adjustable
     rate                                                             4,403                --
   First lien mortgage-multifamily fixed rate                         1,185                --
   First lien mortgage-multifamily variable rate                         --                --
   Construction and acquisition and
     development, net of loans in process                               591             1,149
   Commercial real estate                                             6,201            26,068
   Commercial                                                           913                --
   Consumer and other                                                 1,039               981
 Mortgage-backed securities held-to-maturity(1)(2)                       --                --
 Mortgage-backed securities available-for-sale
   (1)(2)                                                                --                --
 Other interest-earning assets (3)                                       --                --
                                                                 -----------       -----------
     Total interest-sensitive assets                                 33,599            99,271
                                                                 -----------       -----------
 Noninterest-sensitive assets
     Total assets

INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   Interest-bearing checking accounts                            $       --        $       --
   Savings accounts                                                      --                --
   Money market accounts                                                 --                --
   Certificate accounts (including discount)                            178                --
 Securities sold under agreements to repurchase                          --                --
 Advances from the FHLB                                               7,041             5,751
 Senior Notes payable                                                    --                --
                                                                 -----------       -----------
     Total interest-sensitive liabilities                             7,219             5,751
                                                                 -----------       -----------
 Noninterest-sensitive liabilities
     Total liabilities
 Preferred Stock of the Bank
 Common stockholders' equity
     Total liabilities and stockholders'
     equity

Gap during the period                                            $   26,380        $   93,520
Effect of interest rate swaps and caps(5)                           (19,527)               --
                                                                 -----------       -----------
Cumulative gap after effect of interest rate swaps
 and caps                                                        $ (219,973)       $ (126,453)
                                                                 ===========       ===========

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                             91.70%            95.24%
Interest-sensitive assets as a % of total
 assets (cumulative)                                                  83.46             86.87
Ratio of gap after effect of interest rate swaps and caps
 to total assets                                                      (0.24)             3.21
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                                       (7.56)            (4.34)



                                                                  As  of  December  31,  1997
                                                                ------------------------------
                                                                    Over
                                                                twenty  years        Totals
                                                                ------------------------------
                                                                   (Dollars  in  thousands)

INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate                  $  66,125       $   168,828
   First lien mortgage-single family adjustable
     rate                                                              169           519,753
   First lien mortgage-multifamily fixed rate                           --            23,681
   First lien mortgage-multifamily variable rate                        --           106,583
   Construction and acquisition and
     development, net of loans in process                               --            80,319
   Commercial real estate                                               --           178,270
   Commercial                                                           --           160,582
   Consumer and other                                                   --            23,419
 Mortgage-backed securities held-to-maturity(1)(2)                 213,206         1,345,090
 Mortgage-backed securities available-for-sale
   (1)(2)                                                               --           169,997
 Other interest-earning assets (3)                                      --            32,038
                                                                 ---------       -----------
     Total interest-sensitive assets                               279,500         2,808,560
                                                                 ---------
 Noninterest-sensitive assets                                                        102,850
                                                                                 -----------
     Total assets                                                                $ 2,911,410
                                                                                 ===========

INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   Interest-bearing checking accounts                            $      --       $    69,972
   Savings accounts                                                     --            25,555
   Money market accounts                                                --           165,986
   Certificate accounts (including discount)                            --         1,011,765
 Securities sold under agreements to repurchase                         --           791,760
 Advances from the FHLB                                                 --           540,475
 Senior Notes payable                                                   --            50,000
                                                                 ---------       -----------
     Total interest-sensitive liabilities                               --         2,655,513
                                                                 ---------
 Noninterest-sensitive liabilities                                                   122,317
                                                                                 -----------
     Total liabilities                                                             2,777,830
 Preferred Stock of the Bank                                                          28,750
 Common stockholders' equity                                                         104,830
                                                                                 -----------
     Total liabilities and stockholders'
     equity                                                                      $ 2,911,410
                                                                                 ===========

Gap during the period                                            $ 279,500
Effect of interest rate swaps and caps(5)                               --
                                                                 ---------
Cumulative gap after effect of interest rate swaps
 and caps                                                        $ 153,047
                                                                 =========

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                           105.76
Interest-sensitive assets as a % of total
 assets (cumulative)                                                 96.47
Ratio of gap after effect of interest rate swaps and caps
 to total assets                                                      9.60
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                                       5.26

(1) Fixed-rate mortgage loans, consumer loans and fixed-rate mortgage-backed securities are based on contractual maturities (assuming no periodic amortization).

(2) Variable and adjustable rate mortgage loans and adjustable rate mortgage-backed securities are included in the period in which they reprice (assuming no periodic amortization).

(3)     Includes  interest-bearing  deposit  accounts  and  FHLB  stock.

(4) Interest-bearing checking accounts, savings accounts and money market accounts are all assumed to be interest-rate sensitive. Fixed-rate certificate accounts are based on contractual maturities.

(5) Amounts represent the notional principal amount of the interest rate swaps and certain interest rate cap agreements which are designed to protect Coastal against rising interest rates, which are currently "in the money."

INTEREST  RATE  RISK  MANAGEMENT
     Coastal enters into interest rate swap and interest rate cap agreements with selected broker/dealers who are primarily government securities dealers ("Brokers") to reduce its exposure to floating interest rates on a portion of its adjustable rate liabilities.

     An interest rate swap is an agreement where one party (generally Coastal) agrees to pay a fixed rate of interest on a notional principal amount to a second party (generally the Broker) in exchange for receiving from the second party a variable rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. Coastal enters into this type of transaction in order to maintain a spread position between certain assets and liabilities in the event that interest rates increase. If Coastal pays a fixed rate and receives a variable rate, the variable rate to be received by Coastal will reprice at the same time and at a similar rate as the funding liabilities which are altered by the swap and will thereby offset, to a certain degree, increases in funding costs. Under any other interest rate scenario, the swap will have a negative impact on net interest income.

     At December 31, 1997, Coastal was a party to interest rate swap agreements which have an aggregate notional amount of $45.8 million and expire from 1998 to 2005. With respect to such agreements, Coastal makes weighted-average fixed interest payments ranging from 6.00 to 6.93%, and receives payments based on the floating three-month LIBOR. Coastal records net interest income or expense relating to the swap agreements on a monthly basis in interest expense on other borrowed money. The net effect of the interest rate swaps to Coastal for the year ended December 31, 1997 was to increase interest expense by approximately $431,000. See Note 15 of the Notes to Consolidated Financial Statements.

     An interest rate cap is a guarantee given by one party, referred to as the issuer (the Broker), to another party, referred to as the purchaser (Coastal), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a predetermined period of time. No funds are actually borrowed or repaid. The principal purpose of purchasing these caps is to prevent the occurrence of a negative spread relating to certain adjustable rate mortgage-backed securities and loans receivable in Coastal's portfolio during a period in which the cost of funds borrowed to acquire such assets rises above the contractual interest rate ceiling on the asset purchased. Interest rate caps generally decrease the interest margin because Coastal receives no payment from the issuer (until the rate index rises above the rate cap) but continues to amortize the prepaid premium. At December 31, 1997, Coastal had interest rate cap agreements, which expire from 1998 to 2001, covering an aggregate notional amount of $231.2 million, of which $118.2 million are covering certain of Coastal's loans receivable, and are triggered, depending on the particular contract, whenever the defined floating rate exceeds 5.0% to 12.5%. The purchase price or premium of the interest rate cap agreements paid by Coastal is capitalized and included in prepaid expenses and other assets and is amortized over the life of the agreements using the straight-line method. For the year ended December 31, 1997, the interest rate caps resulted in an overall decrease in interest income of approximately $218,000. See Note 15 of the Notes to Consolidated Financial Statements.

LIQUIDITY  AND  CAPITAL  RESOURCES
     Coastal's assets approximated $2.9 billion at December 31, 1997 and 1996. Stockholders' equity amounted to $104.8 million, or $20.93 per share, at December 31, 1997. The regulatory capital of Coastal's subsidiary, Coastal Banc ssb, exceeded all three of the Bank's regulatory capital requirements at December 31, 1997. At December 31, 1997, the Bank's core capital amounted to 5.52% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 11.46% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 11.98% of risk-adjusted assets, compared to a requirement of 8.0%.

     Coastal's primary sources of funds consist of savings deposits bearing market rates of interest, securities sold under agreements to repurchase and federal funds purchased, advances from the FHLB and principal and interest payments on loans receivable and mortgage-backed securities. On June 21, 1997, Coastal acquired a branch which resulted in the assumption of $54.6 million in savings deposits. Coastal uses its funding resources principally to meet its ongoing commitments to fund maturing deposits and deposit withdrawals, repay borrowings, purchase mortgage-backed securities and loans receivable, fund existing and continuing loan commitments, maintain its liquidity, meet operating expenses and fund acquisitions of other banks and thrifts, either on a branch office or whole bank acquisition basis. At December 31, 1997, Coastal had binding commitments to originate or purchase loans totaling approximately $50.2 million and had $47.9 million of undisbursed loans in process. In addition, at December 31, 1997, Coastal had commitments under lines of credit to originate primarily construction and other loans of approximately $119.3 million and letters of credit outstanding of $1.7 million. Scheduled maturities of certificates of deposit during the twelve months following December 31, 1997 totaled $781.5 million. Management believes that Coastal has adequate resources to fund all its commitments.

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

YEAR  2000
     Coastal formally initiated a project during the first quarter of 1997 to ensure that its operational and financial systems will not be adversely affected by year 2000 software problems. A year 2000 project team has been formed with representatives from all areas of Coastal including executive management. An inventory of all core systems and products that could be affected by the year 2000 date change has been developed. The software for Coastal's systems is primarily provided through third party service bureaus and software vendors. Coastal is requiring its software providers and vendors to demonstrate and represent that the products provided are or will be year 2000 compliant and has planned an internal program of testing for compliance beginning in 1998. Management does not expect the costs of bringing Coastal's systems into year 2000 compliance to have a material impact on Coastal's consolidated financial position.

RECENT  ACCOUNTING  STANDARDS
     A discussion of recently issued accounting pronouncements and their impact on the Consolidated Financial Statements is provided in Note 2 to the Consolidated Financial Statements.

FORWARD-LOOKING  INFORMATION
     The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and are subject to the safe harbor created by the Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; changes in general economic and business conditions; changes in market rates of interest; changes in the laws and regulations applicable to Coastal; the risks associated with the Bank's non-traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial real estate and commercial loans); and changes in business strategies and other factors as discussed in Coastal's Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Coastal  Bancorp,  Inc.  and  Subsidiaries
DIRECTORS  AND  OFFICERS


BOARD OF DIRECTORS OF COASTAL BANCORP, INC., COASTAL BANC SSB AND SUBSIDIARIES (AS NOTED)

MANUEL  J.  MEHOS
Chairman of the Board, President and Chief Executive Officer of Coastal Bancorp, Inc.; Chairman of the Board, President and Chief Executive Officer of Coastal Banc Holding Company, Inc.; Chairman of the Board of Coastal Banc Capital Corp., a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; Chairman of the Board, President and Chief Executive Officer of the Bank, a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; and President of CBS Asset Corp., and Chief Executive Officer of CoastalBanc Financial Corp., each wholly-owned subsidiaries of the Bank

R.  EDWIN  ALLDAY
Consultant for The Dini Partners, Inc., a company that provides counseling in philanthropy and non-profit management, Houston, Texas

D.  FORT  FLOWERS,  JR.
President of Sentinel Trust Company, a Texas Limited Banking Association providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, Houston, Texas, and Director of The Ohio Bank, Findlay, Ohio

DENNIS  S.  FRANK
Chief Executive Officer and President of Silvergate Bancorp, a thrift and loan holding company, and of Silvergate Thrift and Loan, La Mesa, California, and President and Chief Executive Officer of DSF Management Corp., a private investment company, Houston, Texas

ROBERT  E.  JOHNSON,  JR.
Partner,  law  firm  of  Johnson  &  Johnson,  Austin,  Texas

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

CATHERINE  N.  WYLIE
Executive  Vice  President,  Chief  Financial  Officer  and  Treasurer

LINDA  B.  FRAZIER
Vice  President  and  Secretary



CORPORATE  OFFICERS  OF  COASTAL  BANC  HOLDING  COMPANY,  INC.

MANUEL  J.  MEHOS
Chairman  of  the  Board,  President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Director,  Executive  Vice  President,  Chief  Financial  Officer  and Treasurer

LINDA  B.  FRAZIER
Director,  Vice  President  and  Secretary

BARBARA  A.  STEEN
Director,  Assistant  Treasurer  and  Assistant  Secretary



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

     In May 1988, Coastal became the first acquirer of failed or failing savings
institutions  under  the  Federal  government's  "Southwest  Plan."    In  this
transaction, Coastal acquired from the Federal Savings and Loan Insurance Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 1997, Coastal entered into six branch acquisitions and one whole bank acquisition: two with an instrumentality of the Federal government and five with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities with respect to each institution. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. All of these transactions resulted in the net assumption of $1.6 billion of deposits and the net acquisition of 46 branch offices. Coastal has also opened six de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 16 branch offices and transferring the deposits to other offices located in the same market area.

     At December 31, 1997, Coastal had total assets of approximately $2.9 billion and total deposits of approximately $1.4 billion with 37 branch offices in metropolitan Houston, Austin, Corpus Christi and small cities in the south east quadrant of Texas.



                          Independent Auditors' Report
                          ----------------------------


The  Board  of  Directors
Coastal  Bancorp,  Inc.:


     We have audited the accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/  KPMG  Peat  Marwick  LLP
-----------------------------
January  15,  1998
Houston,  Texas



                         COASTAL BANCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               DECEMBER 31, 1997 AND 1996
                            (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS                                                             1997             1996
------------------------------------------------------       ----------       ----------
Cash and amounts due from depository institutions            $   37,096       $   27,735
Loans receivable (Notes 6 and 11)                             1,261,435        1,229,748
Mortgage-backed securities held-to-maturity
 (market value of $1,324,968 in 1997 and
 $1,308,598 in 1996) (Notes 5, 11, 12, 14 and 15)             1,345,090        1,344,587
Mortgage-backed securities available-for-sale,
 at market value (Notes 5, 11, 12 and 14)                       169,997          180,656
U.S. Treasury security available-for-sale, at
 market value                                                        --               11
Mortgage loans held for sale                                         --              298
Accrued interest receivable (Note 7)                             14,813           14,690
Property and equipment (net of accumulated
 depreciation and amortization of $8,100 in
 1997 and $7,009 in 1996)                                        22,250           14,987
Stock in the Federal Home Loan Bank
 of Dallas ("FHLB")                                              27,801           25,971
Goodwill (net of accumulated amortization
 of $11,270 in 1997 and $9,430 in 1996)                          15,717           15,596
Mortgage servicing rights (Note 8)                                5,653            6,810
Prepaid expenses and other assets (Notes 9, 15 and 17)           11,558           14,818
                                                             ----------       ----------
                                                             $2,911,410       $2,875,907
                                                             ==========       ==========
     LIABILITIES  AND  STOCKHOLDERS'  EQUITY
     ---------------------------------------
Liabilities:
 Savings deposits (Note 10)                                  $1,375,060        $1,310,835
 Advances from the FHLB (Note 11)                               540,475           409,720
 Securities sold under agreements to
 repurchase (Note 12)                                           791,760           966,987
 Senior Notes payable (Note 13)                                  50,000            50,000
 Advances from borrowers for taxes and insurance                  3,975             4,676
 Other liabilities and accrued expenses                          16,560            10,791
                                                             -----------       -----------
   Total liabilities                                          2,777,830         2,753,009
                                                             -----------       -----------

9.0% noncumulative preferred stock of Coastal
 Banc ssb (Note 22)                                              28,750            28,750

Commitments and contingencies (Notes 6, 15, 19 and
 24)

Stockholders' equity (Notes 5, 19, 21 and 23):
 Preferred Stock, no par value; authorized shares
   5,000,000;
   no shares issued                                                  --                --
 Common Stock, $.01 par value; authorized shares
   30,000,000;
   5,008,926 and 4,966,941 shares issued and
     outstanding in
   1997 and 1996                                                     50                50
 Additional paid-in capital                                      33,186            32,604
 Retained earnings                                               73,868            64,597
 Unrealized loss on securities available-for-sale                (2,274)           (3,103)
                                                             -----------       -----------
   Total stockholders' equity                                   104,830            94,148
                                                             -----------       -----------
                                                             $2,911,410        $2,875,907
                                                             ===========       ===========

See  accompanying  notes  to  Consolidated  Financial  Statements.


                         COASTAL BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                      YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                   1997           1996            1995
                                                --------       ---------       --------
Interest income:
 Mortgage-backed securities                     $ 92,755       $ 95,155        $102,194
 Loans receivable                                106,962         97,935          66,405
 Federal funds sold, certificates of
   deposits and other  investments                 1,639          1,521           1,687
                                                --------       ---------       --------
                                                 201,356        194,611         170,286
                                                --------       ---------       --------

Interest expense:
 Savings deposits                                 62,912         60,076          56,716
 Other borrowed money                             55,189         51,360          45,022
 Senior Notes payable                              5,000          5,000           2,500
 Advances from the FHLB:
   Short-term                                      8,562          6,622           1,703
   Long-term                                      12,760         15,127          20,413
                                                --------       ---------       --------
                                                 144,423        138,185         126,354
                                                --------       ---------       --------

   Net interest income                            56,933         56,426          43,932
Provision for loan losses (Note 6)                 1,800          1,925           1,664
                                                --------       ---------       --------
   Net interest income after
     provision for loan losses                    55,133         54,501          42,268
                                                --------       ---------       --------

Noninterest income:
 Loan fees and service charges                     4,018          3,450           2,498
   on deposit accounts
 Loan servicing income, net                        1,406          1,565           1,956
 Gain on sale of branch office (Note 3)               --            521              --
 Gain (loss) on sales of mortgage-backed
   securities available-for-sale, net                237             (4)             81
 Other                                               723            559             627
                                                --------       ---------       --------
                                                   6,384          6,091           5,162
                                                --------       ---------       --------

Noninterest expense:
 Compensation, payroll taxes
   and other benefits                             18,754         16,547          12,029
 Office occupancy                                  7,312          6,002           4,590
 Insurance premiums                                1,091          2,199           3,244
 Data processing                                   2,245          2,447           1,769
 Amortization of goodwill                          1,840          1,784           1,273
 Other                                             8,302          8,948           6,918
 SAIF insurance special
   assessment (Note 18)                               --          7,455              --
                                                --------       ---------       --------
                                                  39,544         45,382          29,823
                                                --------       ---------       --------

     Income before provision                      21,973         15,210          17,607
       for Federal income taxes

Provision for Federal income taxes (Note 17)       7,822          5,671           6,477
                                                --------       ---------       --------
     Net income before preferred                  14,151          9,539          11,130
       stock dividends

Preferred stock dividends of Coastal
 Banc ssb                                          2,588          2,588           2,588
                                                --------       --------        --------
     Net income available to
       common stockholders                      $ 11,563       $  6,951        $  8,542
                                                ========       =========       ========
Basic earnings per share (Note 21)              $   2.32       $   1.40        $   1.72
                                                ========       =========       ========
Diluted earnings per share (Note 21)            $   2.25       $   1.38        $   1.71
                                                ========       =========       ========


See  accompanying  notes  to  Consolidated  Financial  Statements.

                                COASTAL BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                            (IN THOUSANDS)

                                                                              Unrealized
                                                                               loss on
                                                  Additional                  securities
                                         Common    paid-in     Retained     available-for-
                                         Stock     capital     earnings          sale          Total
                                        -------  -----------  ----------    --------------     ------
Balance - December 31, 1994             $    50  $    32,434  $  52,674         $    (478)  $ 84,680
Dividends on preferred stock
 of Coastal Banc ssb                         --           --     (2,588)               --     (2,588)
Dividends on Common Stock                    --           --     (1,585)               --     (1,585)
Exercise of stock options
 (Note 19)                                   --           58         --                --         58
Unrealized loss on securities
 transferred to available-for-
 sale (Note 5)                               --           --         --            (1,556)    (1,556)
Change in net unrealized holding
 gain (loss) on securities available-
 for-sale (Note 5)                           --           --         --             1,540      1,540
Net income for 1995                          --           --     11,130                --     11,130
                                        -------  -----------  ----------  ----------------  ---------

Balance - December 31, 1995                  50       32,492     59,631              (494)    91,679
Dividends on preferred stock
 of Coastal Banc ssb                         --           --     (2,588)               --     (2,588)
Dividends on Common Stock                    --           --     (1,985)               --     (1,985)
Exercise of stock options
 (Note 19)                                   --          112         --                --        112
Change in net unrealized holding
 gain (loss) on securities available-
 for-sale (Note 5)                           --           --         --            (2,609)    (2,609)
Net income for 1996                          --           --      9,539                --      9,539
                                        -------  -----------  ----------  ----------------  ---------

Balance - December 31, 1996                  50       32,604     64,597            (3,103)    94,148
Dividends on preferred stock
 of Coastal Banc ssb                         --           --     (2,588)               --     (2,588)
Dividends on Common Stock                    --           --     (2,292)               --     (2,292)
Exercise of stock options
 (Note 19)                                   --          582         --                --        582
Change in net unrealized holding
 gain (loss) on securities available-
 for-sale (Note 5)                           --           --         --               829        829
Net income for 1997                          --           --     14,151                --     14,151
                                        -------  -----------  ----------  ----------------  ---------
Balance - December 31, 1997             $    50  $    33,186  $  73,868   $        (2,274)  $104,830
                                        =======  ===========  ==========  ================  =========


                             COASTAL BANCORP, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                         (IN THOUSANDS)

                                                                 1997         1996        1995
                                                              ----------  ----------  ----------
Cash flows from operating activities:
 Net income before preferred stock dividends                  $  14,151   $   9,539   $  11,130
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Depreciation and amortization of property and equipment,
   mortgage servicing rights and prepaid expenses
   and other assets                                               7,485       6,098       5,191
 Net premium amortization (discount accretion)                    3,025       1,146      (2,236)
 Provision for loan losses                                        1,800       1,925       1,664
 Amortization of goodwill                                         1,840       1,784       1,273
 Originations and purchases of mortgage loans held for sale      (8,063)    (19,739)     (8,812)
 Sales of mortgage loans held for sale                            8,361      20,158       8,268
 (Gain) loss on sales of mortgage-backed securities
   available-for-sale                                              (237)          4         (81)
 Gain on sale of branch office                                       --        (521)         --
 Decrease (increase) in:
   Accrued interest receivable                                     (123)        853      (4,852)
   Other, net                                                     9,668      (3,024)      6,003
 Stock dividends from the FHLB                                   (1,287)     (1,288)     (1,318)
                                                                -------     --------    --------
   Net cash provided by operating activities                     36,620      16,935      16,230
                                                                -------     --------    --------

Cash flows from investing activities:
 Purchases of mortgage-backed securities held-to-maturity       (56,136)         --     (52,741)
 Purchase of U.S. Treasury security available-for-sale               --         (11)         --
 Principal repayments on mortgage-backed securities
 held-to-maturity                                                55,549      50,616       35,742
 Principal repayments on mortgage-backed securities
   available-for-sale                                               627         879         103
 Proceeds from maturity of U.S. Treasury security
   available-for-sale                                                11       4,000          --
 Proceeds from sales of mortgage-backed securities
   available-for-sale                                            11,545         860      72,379
 Purchases of loans receivable                                 (135,202)   (190,612)   (416,569)
 Net decrease in loans receivable                                94,670      53,678       6,623
 Purchases of property and equipment, net                        (9,825)     (4,273)     (3,579)
 Purchase of FHLB stock                                          (9,543)     (7,924)     (2,984)
 Proceeds from sales of FHLB stock                                9,000       5,000       3,245
 Capitalization of mortgage servicing rights                       (116)         --          --
 Cash and cash equivalents received in business combination
   transactions, net of disposition transaction in 1996          52,093      11,652      34,311
                                                                -------     --------    --------
   Net cash provided (used) by investing activities              12,673     (76,135)   (323,470)
                                                                -------     --------    --------


See  accompanying  notes  to  Consolidated  Financial  Statements.



                                 COASTAL BANCORP, INC. AND SUBSIDIARIES
                            CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                             (IN THOUSANDS)

                                                                   1997           1996          1995
                                                              -------------  ------------  ------------
Cash flows from financing activities:
 Net decrease (increase) in savings deposits                  $      9,539   $    12,497   $   (10,336)
 Advances from the FHLB                                          3,560,603     3,629,022       746,899
 Principal payments on advances from the FHLB                   (3,429,848)   (3,531,488)     (820,749)
 Proceeds from securities sold under agreements
   to repurchase and
   federal funds purchased                                       9,834,639     9,276,713     8,648,728
 Repayments of securities sold under agreements
   to repurchase and
   federal funds purchased                                     (10,009,866)   (9,303,558)   (8,300,275)
 Proceeds from issuance of Senior Notes payable, net                    --            --        47,635
 Exercise of stock options for purchase of common stock, net           582           112            58
 Net increase (decrease) in advances from borrowers
   for taxes and Insurance                                            (701)       (1,834)        3,109
 Dividends paid                                                     (4,880)       (4,573)       (4,173)
                                                              ------------     ---------   ------------
   Net cash provided (used) by financing activities                (39,932)       76,891       310,896
                                                              ------------     ---------   ------------

   Net increase in cash and cash equivalents                         9,361        17,691         3,656
 Cash and cash equivalents at beginning of year                     27,735        10,044         6,388
                                                              ------------     ---------   ------------
 Cash and cash equivalents at end of year                     $     37,096   $    27,735   $    10,044
                                                              ============   ===========   ============

 Supplemental schedule of cash flows--interest paid           $    142,532   $   139,926   $   123,030
                                                              ============   ===========   ============

 Supplemental schedule of noncash investing and
   financing activities:
   Transfer of mortgage-backed securities to available-
   for-sale category                                          $         --   $        --   $   226,591
                                                              ============   ===========   ============
   Foreclosures of loans receivable                           $      4,226   $     4,363   $     3,394
                                                              ============   ===========   ============


See  accompanying  notes  to  Consolidated  Financial  Statements.



                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

(1)  ORGANIZATION  AND  BACKGROUND

ORGANIZATION
Coastal Bancorp, Inc. was incorporated on March 8, 1994 as a first-tier subsidiary of Coastal Banc Savings Association (the "Association") in connection with the proposed reorganization of the Association into the holding company form of organization. The reorganization of the Association into the holding company form of organization occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb. As a result of the reorganization, Coastal Bancorp, Inc. ("Bancorp") became the owner of 100% of the voting stock of Coastal Banc ssb. The holders of the 9.0% Noncumulative Preferred Stock, Series A, of the former Coastal Banc Savings Association now own an equal number of shares of the 9.0% Noncumulative Preferred Stock, Series A, of Coastal Banc ssb.

On November 30, 1996, Coastal Banc Holding Company, Inc. ("HoCo") was created as a Delaware unitary savings bank holding company in accordance with the terms of an agreement and plan of reorganization dated August 19, 1996 (the "Agreement"). Pursuant to the terms of the Agreement, Coastal Banc ssb became a wholly-owned subsidiary of HoCo and HoCo became a wholly-owned subsidiary of Bancorp.

The reorganizations were accounted for in a manner similar to that in pooling of interests accounting and all financial statements issued after consummation of the reorganization reflect the consolidated operations as if the reorganization had taken place prior to the periods covered by such consolidated financial statements.

BACKGROUND
Coastal Banc ssb was acquired by an investor group in 1986 as a vehicle to take advantage of the failures and consolidation in the Texas banking and thrift industries. Coastal Banc ssb acquired deposits in transactions with the federal government and other private institutions as a base for developing an ongoing thrift and banking business. Coastal Banc ssb's first acquisition was in 1988 under the Federal Savings and Loan Insurance Corporation's ("FSLIC") Southwest Plan, whereby the FSLIC provided financial and other forms of assistance in connection with the acquisition of insolvent FSLIC-insured institutions (the "Acquired Associations").

(2)  SUMMARY  OF SIGNIFICANT  ACCOUNTING  POLICIES  AND  BASIS  OF  PRESENTATION

The following significant accounting policies, together with those disclosed elsewhere in the Consolidated Financial Statements or notes thereto, are followed by Coastal Bancorp, Inc. and subsidiaries in preparing and presenting the consolidated financial statements.

BASIS  OF  CONSOLIDATED  FINANCIAL  STATEMENTS
The consolidated financial statements include the accounts of Coastal Bancorp, Inc., its wholly-owned subsidiary, HoCo and its wholly-owned subsidiaries, Coastal Banc ssb and subsidiaries and Coastal Banc Capital Corp. (collectively, "Coastal"). Coastal Banc ssb's subsidiaries include CoastalBanc Financial Corp., CBS Mortgage Corp. and CBS Asset Corp. (collectively with Coastal Banc ssb, the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

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

CASH  AND  CASH  EQUIVALENTS
Cash and cash equivalents are comprised primarily of cash on hand and interest-earning and noninterest-earning deposits in other banks.

INVESTMENT  AND  MORTGAGE-BACKED  SECURITIES
Coastal classifies securities as either held-to-maturity or available-for-sale. Securities are classified as held-to-maturity when Coastal has the positive
intent  and  ability  to  hold  such  securities  to  maturity.    Securities
held-to-maturity are recorded at amortized cost. Securities available-for-sale are securities other than those held-to-maturity or trading and are recorded at fair value, with unrealized gains and losses excluded from earnings and recorded as a separate component of stockholders' equity.

On January 1, 1994, Coastal adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 ("Statement 115"), "Accounting for Certain Investments in Debt and Equity Securities." In November 1995, the Financial Accounting Standards Board issued the Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Provisions in this Special Report granted all entities a one-time opportunity, until no later than December 31, 1995, to reassess the appropriateness of the classifications of all securities held and to account for any resulting reclassifications at fair value in accordance with Statement 115. The provisions of the Special Report also directed that any reclassifications as a result of this one-time reassessment would not call into question the intent to hold other debt securities to maturity in the future. In accordance with this Special Report, on November 20, 1995, Coastal reclassified approximately $226,591,000 of mortgage-backed securities to the available-for-sale category and recorded an unrealized loss of approximately $1,556,000 in stockholders' equity.

Realized gains and losses on securities classified as available-for-sale are recorded in earnings in the year of sale based on the specific identification of each individual security sold.

Coastal records investment and mortgage-backed securities transactions as of the settlement date. There were no pending transactions as of December 31, 1997 or 1996.

Premiums and discounts on investment and mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion being adjusted when the prepayments are received.

TRADING  ACCOUNT  SECURITIES
Trading account securities are recorded at market value; however, at December 31, 1997 and 1996, there were no trading account securities held. Gains or losses on the revaluation or sale of trading account securities are included in noninterest income.

LOANS  RECEIVABLE
Loans receivable are stated at the principal balance outstanding adjusted for loans in process, the allowance for loan losses, unearned interest and loan fees and the premium to record purchased loans. Interest on loans receivable is primarily computed on the outstanding principal balance at appropriate rates of interest. The net premium to record purchased loans is being amortized using the level yield method, adjusted for prepayments.

It is the general policy of Coastal to stop accruing interest income and place the recognition of interest on a cash basis when any loan is past due as to principal and interest more than 90 days. When a loan is placed on nonaccrual, any interest previously accrued but not collected is reversed against current interest income.

Coastal adopted Statement of Financial Accounting Standards No. 114 ("Statement 114"), "Accounting by Creditors for Impairment of a Loan," as amended by Statement 118, effective January 1, 1995. Under Statement 114, a loan is impaired when it is "probable" that a creditor will be unable to collect all amounts due (i.e., both principal and interest) according to the contractual terms of the loan agreement. Statement 114 requires that the measurement of impaired loans be based on (i) the present value of the expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price, or (iii) the fair value of the loan's collateral. Statement 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Coastal collectively reviews all first-lien residential loans under $500,000 as a group and all consumer and other loans as a group for impairment, excluding loans for which foreclosure is probable. The adoption of Statement 114, as amended by Statement 118, had no material impact on Coastal's consolidated financial statements as Coastal's existing policy of measuring loan impairment was generally consistent with methods prescribed in these standards.

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

ALLOWANCE  FOR  LOAN  LOSSES
The allowance for loan losses is maintained at a level determined to be adequate by management to absorb future losses on loans receivable. The adequacy of the allowance is based on management's evaluation of the loans receivable portfolio and its consideration of such factors as historical loss experience, identification of adverse situations which may affect the ability of borrowers to repay, assessment of current and future economic conditions and the estimated net realizable value of the underlying collateral. While management uses available information to estimate losses on loans receivable, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Coastal's allowance for loan losses. Such agencies may require Coastal to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

PROPERTY  AND  EQUIPMENT
Property  and  equipment  are recorded at cost less accumulated depreciation and
amortization.    Coastal  computes  depreciation  and  amortization  on  a
straight-line basis over the estimated useful lives (15-30 years for buildings and 3-10 years for furniture and equipment) of the respective assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the respective lease or the estimated useful lives of the related assets.

MORTGAGE  SERVICING  RIGHTS
Coastal adopted the Financial Accounting Standards Board's Statement No. 122 ("Statement 122"), "Accounting for Mortgage Servicing Rights -- an amendment of FASB Statement No. 65" effective January 1, 1996. Statement 122 eliminated the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. On January 1, 1997, Coastal adopted Financial Accounting Standards Board's Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which supersedes Statement 122, and requires, among other things, that the book value of loans be allocated between mortgage servicing rights and the related loans at the time of the loan sale or securitization, if servicing is retained.

The amount capitalized as mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Coastal periodically evaluates the carrying value of the mortgage servicing rights for impairment based on the fair value of those rights. The fair value of mortgage servicing rights is determined by discounting the present value of the estimated future net servicing revenues using a discount rate commensurate with the risks involved based on management's best estimate of remaining loan lives. This method of valuation incorporates assumptions that market participants would use in their estimate of future servicing income and expense, including assumptions about prepayments, defaults and interest rates. For purposes of measuring impairment, the loans underlying the mortgage servicing rights are stratified on the basis of interest rate and type (fixed or adjustable). The amount of impairment is the amount by which the mortgage servicing rights, net of accumulated amortization, exceed their fair value by strata. Impairment, if any, is recognized through a valuation allowance and a charge to current operations.

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

FEDERAL  INCOME  TAXES
Bancorp files a consolidated federal income tax return with HoCo, Coastal Banc Capital Corp., the Bank and all of the Bank's wholly-owned subsidiaries. Federal income taxes are allocated on the basis of each entity's contribution to consolidated taxable income.

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

STOCK  OPTIONS
Prior to January 1, 1996, Coastal accounted for its stock compensation programs in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Coastal adopted the Financial Accounting Standards Board's Statement No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value on the date of grant of all stock-based awards. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in Statement 123 had been applied. Coastal has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123.

EARNINGS  PER  SHARE
Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("Statement 128") was issued in February 1997. Statement 128 establishes standards for computing and presenting earnings per share ("EPS") and replaces the presentation of primary EPS with a presentation of basic EPS. Statement 128 also requires dual presentation of basic and diluted EPS for entities with complex capital structures as well as a reconciliation of the basic EPS computation to the diluted EPS computation. Statement 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Coastal adopted Statement 128 in 1997, accordingly, all prior period EPS data presented in the accompanying consolidated financial statements has been restated to conform to the requirements of Statement 128.

Basic EPS is calculated by dividing net income available to common stockholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options are considered in earnings per share calculations if dilutive, using the treasury stock method.

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions.

RECENT  ACCOUNTING  PRONOUNCEMENTS
Statement of Financial Accounting Standards No. 127, "Deferral of Certain Provisions of FASB Statement No. 125," requires that certain provisions of Statement of Financial Accounting Standards No. 125 ("Statement 125") are not effective until January 1, 1998. The deferred provisions relate to secured borrowings and collateral for all transactions and transfers of financial assets for repurchase agreements, dollar rolls, securities lending, and similar transactions. Implementation of the deferred portion of Statement 125 should have no material effect on Coastal's Consolidated Financial Statements.

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130") requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of operations, (2) the statement of stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). Statement 130 is effective for fiscal years beginning after December 15, 1997. The implementation of Statement 130 should have no material impact on Coastal's Consolidated Financial Statements.

Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("Statement 131") requires public companies to report certain information about their operating segments in their annual financial statements and quarterly reports issued to shareholders. It also requires public companies to report certain information about their products and services, the geographic areas in which they operate, and their major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. Implementation of Statement 131 should have no material effect on Coastal's Consolidated Financial Statements.

(3)  ACQUISITION  AND  DISPOSITION  TRANSACTIONS

PORT ARTHUR BRANCH  ACQUISITION
On June 21, 1997, Coastal consummated the purchase of the Port Arthur, Texas branch of Wells Fargo Bank (Texas). Summarized below are the assets and liabilities recorded at fair value at the date of the acquisition (in thousands):

Cash                                                 $52,093
Goodwill                                               1,961
Property and equipment                                   693
                                                     -------
  Total assets                                       $54,747
                                                     =======

Deposits                                              54,563
Accrued interest payable and other liabilities           184
                                                     -------
  Total liabilities                                  $54,747
                                                     =======


BRANCH  SWAP
On September 5, 1996, Coastal consummated the exchange of certain branch locations with Compass Bank. Coastal sold its three San Antonio branches having deposits of approximately $53.8 million to Compass Bank and purchased the Compass Bay City branch having deposits of approximately $79.8 million.

Summarized below are the net assets and liabilities recorded at fair value at the date of the swap (in thousands):

Cash and cash equivalents       $25,274
Loans receivable                  1,173
Goodwill                             72
Property and equipment             (103)
Other assets                          5
                                --------
                                $26,421
                                ========

Deposits                         25,992
Other liabilities                   429
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


TEXAS  CAPITAL  BANCSHARES,  INC.  ACQUISITION
On November 1, 1995, Coastal consummated the acquisition of all the issued and outstanding common stock of Texas Capital Bancshares, Inc. for a purchase price of approximately $21.1 million. Summarized below are the assets and liabilities recorded at fair value at the date of the acquisition (in thousands):

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

The transactions described above are not material to the consolidated financial position or results of operations of Coastal; therefore pro forma information is not presented.

(4)  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND FEDERAL FUNDS SOLD

An analysis of securities purchased under agreements to resell ("repurchase agreements") and federal funds sold for the year ended December 31, 1997 is as follows (dollars in thousands):

Repurchase agreements:
  Balance outstanding at December 31, 1997       $    --
  Maximum outstanding at any month-end                --
  Average balance outstanding                      1,973
  Average interest rate                             6.89%

Federal funds sold:
  Balance outstanding at December 31, 1997       $    --
  Maximum outstanding at any month-end            10,500
  Average balance outstanding                      2,051
  Average interest rate                             5.61%

The securities underlying the repurchase agreements are delivered by entry into Coastal's account maintained at a third-party custodian designated by Coastal under a written custodial agreement that explicitly recognizes Coastal's interest in the securities.

There were no repurchase agreements or federal funds sold outstanding during 1996 or 1995.

(5)  MORTGAGE-BACKED  SECURITIES

Mortgage-backed securities at December 31, 1997 are as  follows  (in thousands):

                                                     Gross             Gross
                                 Amortized         Unrealized        Unrealized          Market
                                   Cost              Gains             Losses             Value
                                 ---------        ----------       ------------       ----------
Held-to-maturity:
REMICS - Agency                $   950,689       $     5,022       $   (20,478)       $   935,233
REMICS - Non-agency                279,131               701            (5,610)           274,222
FNMA certificates                   71,887               144              (683)            71,348
GNMA certificates                   28,808               566                --             29,374
Non-agency securities               14,555               239               (23)            14,771
Interest-only securities                20                --                --                 20
                               -----------       -----------       ------------       -----------
                               $ 1,345,090       $     6,672       $   (26,794)       $ 1,324,968
                               ===========       ===========       ============       ===========


Available-for-sale:
REMICS - Agency                  $ 171,167        $      579       $    (4,044)       $   167,702
REMICS - Non-agency                  2,328                --               (33)             2,295
                               -----------       -----------       ------------       -----------
                                 $ 173,495        $      579       $    (4,077)       $   169,997
                               ===========       ===========       ============      ============

Mortgage-backed securities at December 31, 1996 are as follows (in thousands):

                                                     Gross             Gross
                                 Amortized         Unrealized        Unrealized          Market
                                   Cost              Gains             Losses             Value
                                 ---------       ------------       ------------       ----------
Held-to-maturity:
REMICS - Agency                $   932,488       $     4,730       $   (31,142)       $   906,076
REMICS - Non-agency                278,612               834            (9,958)           269,488
FNMA certificates                   79,628                72            (1,072)            78,628
GNMA certificates                   34,031               282                --             34,313
Non-agency securities               19,790               363               (95)            20,058
Interest-only securities                38                --                (3)                35
                               -----------       -----------       ------------       -----------
                               $ 1,344,587       $     6,281       $   (42,270)       $ 1,308,598
                               ===========       ===========       ============       ===========


Available-for-sale:
REMICS - Agency                  $ 182,467           $ 1,207          $ (5,946)         $ 177,728
REMICS - Non-agency                  2,962                --               (34)             2,928
                               -----------       -----------       ------------       -----------
                                 $ 185,429           $ 1,207          $ (5,980)         $ 180,656
                               ===========       ===========       ============       ===========


As discussed in Note 2 to the Consolidated Financial Statements, pursuant to the Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," Coastal reclassified, in 1995, approximately $226,591,000 of mortgage-backed securities to the available-for-sale category and recorded an unrealized loss of approximately $1,556,000 in stockholders' equity. Proceeds from sales of mortgage-backed securities available-for-sale during 1997, 1996 and 1995 were approximately $11,545,000, $860,000 and
$72,379,000, respectively. Gross gains of approximately $237,000 were realized on these sales in 1997 and gross losses of approximately $4,000 were realized on these sales in 1996. Gross gains and gross losses of approximately $209,000 and $128,000, respectively, were realized on these sales in 1995.

(6)  LOANS  RECEIVABLE

Loans receivable at December  31, 1997 and 1996 are  as  follows (in thousands):

                                                                    1997               1996
                                                             ------------       ------------
Real estate mortgage loans:
 First lien mortgage, primarily residential                  $   689,767        $   791,337
 Multifamily                                                     131,454            139,486
 Residential construction                                         83,359             77,146
 Acquisition and development                                      31,619             26,132
 Commercial                                                      181,315            119,004
 Commercial construction                                          14,506              3,963
Commercial loans, secured by residential mortgage
 loans held for sale                                              98,679             53,573
Commercial loans, secured by mortgage servicing rights            32,685             21,380
Commercial, financial and industrial                              30,877             21,965
Loans secured by savings deposits                                  8,695              8,849
Consumer and other loans                                          15,030             14,400
                                                             ------------       ------------
                                                               1,317,986          1,277,235

Loans in process                                                 (47,893)           (38,742)
Allowance for loan losses                                         (7,412)            (6,880)
Unearned interest and loan fees                                   (2,926)            (2,344)
Premium to record purchased loans, net                             1,680                479
                                                             ------------       ------------

                                                             $ 1,261,435        $ 1,229,748
                                                             ============       ============

Weighted average yield                                              8.30%              8.23%
                                                             ============       ============



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

At December 31, 1997, Coastal had outstanding commitments to originate or purchase approximately $50,174,000 of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $119,308,000. In addition, at December 31, 1997, Coastal had letters of credit of approximately $1,711,000 outstanding.

A portion of Coastal's first lien mortgage loan portfolio is pledged as collateral to secure advances from the FHLB (Note 11).

Included in loans receivable at December 31, 1997 and 1996 are loans totaling approximately $17,351,000 and $12,839,000, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 1997, 1996 and 1995, Coastal recognized interest income on these nonaccrual loans
(outstanding as of the period end) of approximately $827,000, $507,000, and $303,000, respectively, whereas approximately $925,000, $816,000 and $499,000, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

At December 31, 1997 and 1996, the carrying value of loans that are considered to be impaired under Statement 114 totaled approximately $2,029,000 and $725,000, respectively (all of which are on nonaccrual) and the related allowance for loan losses on those impaired loans totaled $1,138,000 and $524,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995 was approximately $897,000, $846,000 and $311,000, respectively. For the years ended December 31, 1997, 1996 and 1995, Coastal did not recognize interest income on loans considered impaired.

An analysis of activity in the allowance for loan losses is as follows (in thousands):


                                              Years ended December 31,
                                          1997          1996          1995
                                       --------       -------       -------
Balance, beginning of year             $ 6,880        $5,703        $2,158
Provision for loan losses                1,800         1,925         1,664
Charge-offs, net of recoveries          (1,268)         (748)         (387)
Acquisition allowance adjustment            --            --         2,268
                                       --------       -------       -------

Balance, end of year                   $ 7,412        $6,880        $5,703
                                       ========       =======       =======


The adoption of Statement 114, as amended by Statement 118, effective January 1, 1995, did not result in additional provisions for loan losses during the years ended December 31, 1997, 1996 or 1995.

(7)  ACCRUED  INTEREST  RECEIVABLE

Accrued interest receivable at December 31, 1997 and 1996 is as follows (in thousands):

                                          1997          1996
                                         -------       -------
Mortgage-backed securities               $ 6,684       $ 6,606
Loans receivable                           8,124         8,084
Federal fund sold, certificates of
  deposits and other investments               5            --
                                         -------       -------

                                         $14,813       $14,690
                                         =======       =======


(8)  MORTGAGE  SERVICING  RIGHTS

Coastal services for others loans receivable which are not included in the consolidated financial statements. The total amounts of such loans were approximately $675,737,000, $776,694,000, and $900,702,000 at December 31, 1997,
1996 and 1995, respectively. At December 31, 1997 and 1996, Coastal serviced approximately $2,177,000 and $2,750,000 of loans sold with recourse, respectively.

An  analysis  of  activity  of  mortgage  servicing  rights  for the years ended
December  31,  1997,  1996  and  1995  is  as  follows  (in  thousands):

                                           Years  ended  December  31,
                                       1997            1996             1995
                                     --------        --------        ---------
Balance at beginning of period       $  6,810        $  8,323        $  9,925
Additions                                 116              --              --
Amortization                           (1,273)         (1,513)         (1,597)
Adjustments                                --              --              (5)
                                     ---------       ---------       ---------
Balance at end of period             $  5,653        $  6,810        $  8,323
                                     =========       =========       =========


At December 31, 1997, the estimated fair value of Coastal's recognized mortgage servicing rights was $7,402,000.

(9)  REAL  ESTATE  OWNED

Included in prepaid expenses and other assets is real estate owned at December 31, 1997 and 1996 of approximately $3,186,000 and $3,161,000, respectively.

(10)  SAVINGS  DEPOSITS

Savings deposits and the related weighted average interest rates at December 31, 1997 and 1996 are summarized as follows (dollars in thousands):



                                              1997                          1996
                              ----------------------------    ------------------------------
                                Stated Rate       Amount        Stated Rate       Amount
                              ----------------  ------------  ----------------  ------------
Noninterest-bearing checking             0.00%  $   101,782              0.00%  $    85,259
Interest-bearing checking       1.49  -  2.00        69,972              2.00        56,862
Savings accounts                2.18  -  2.75        25,555     2.28  -  2.75        22,135
Money market demand accounts    2.96  -  4.51       165,986     3.15  -  4.51       151,046
                                --------------  ------------    -------------   ------------

                                                    363,295                         315,302
                                                ------------                    ------------

Certificate accounts            2.00  -  2.99         5,142     2.00  -  2.99        12,930
                                3.00  -  3.99         2,763     3.00  -  3.99         1,905
                                4.00  -  4.99        64,478     4.00  -  4.99        95,087
                                5.00  -  5.99       834,727     5.00  -  5.99       776,765
                                6.00  -  6.99        94,405     6.00  -  6.99        91,128
                                7.00  -  7.99         7,624     7.00  -  7.99        12,964
                                8.00  -  8.99         1,854     8.00  -  8.99         3,515
                                9.00  -  9.99           847     9.00  -  9.99         1,171
                              10.00  -  10.99            --   10.00  -  10.99           249
                              11.00  -  11.99            --   11.00  -  11.99            17
                              ---------------   ------------  ---------------       --------
                                                  1,011,840                         995,731
                                                ------------                        --------
Discount to record savings
 deposits at fair value, net                            (75)                           (198)
                                                ------------                    ------------

                                                $ 1,375,060                     $ 1,310,835
                                                ============                    ============

Weighted average rate                                  4.67%                           4.67%
                                                ============                    ============


The scheduled maturities of certificate accounts outstanding at December 31, 1997 were as follows (in thousands):

                        Year Ended December 31,
                        -----------------------
 1998                         $   781,455
 1999                             186,734
 2000                              30,028
 2001                               7,292
 2002                               6,153
Subsequent years                      178
                              -----------
                              $ 1,011,840
                              ===========


The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $122,593,000, and $109,371,000 at December 31, 1997 and 1996, respectively.

(11)  ADVANCES  FROM  THE  FEDERAL  HOME  LOAN  BANK  OF  DALLAS

Advances from the FHLB for the years ended December 31, 1997, 1996 and 1995 are summarized as follows (dollars in thousands):

                                              1997              1996             1995
                                            --------          ---------       ---------
Balance outstanding at end of year           $540,475         $409,720        $312,186
Average balance outstanding                   368,896          387,296         367,895
Maximum outstanding at any month-end          540,475          491,930         405,016
Average interest rate during the year            5.78%            5.62%           6.01%
Average interest rate at end of year             5.95%            5.61%           5.88%


The scheduled maturities and related weighted average interest rates on advances from the FHLB at December 31, 1997 are summarized as follows (dollars in thousands):

Due during the year    Weighted Average
ended December 31,.    Interest Rate           Amount
-------------------  -----------------       --------
 1998                      5.84%             $320,919
 1999                      6.08               120,411
 2000                      6.16                 8,010
 2001                      6.22                 8,656
 2002                      5.89                69,687
 2004                      6.52                 2,854
 2006                      6.91                 3,115
 2007                      6.78                 1,072
 2009                      8.25                 4,469
 2011                      6.78                 1,282
                     -----------------       --------
                           5.95%             $540,475
                     =================       ========

At December 31, 1997, Coastal had a $50,000,000 unused line of credit with the FHLB. The FHLB advances are secured by certain first lien mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $540,500,000 at December 31, 1997.

(12)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND FEDERAL FUNDS PURCHASED

Securities sold under agreements to repurchase at December 31, 1997 and 1996 are as follows (dollars in thousands):

                                  Repurchase   Repurchase   Repurchase
                                  Liability    Liability    Liability
                                   Maturing     Maturing     Maturing
                                   in up to     in 30 to     in over
                                   30 days      90 days      90 days        Total
                                 -----------  -----------  -----------  -----------
December 31, 1997:
-------------------------------
Book value of mortgage-backed
 securities sold                 $   693,058  $        --  $   157,530  $  850,588
Market value of mortgage-backed
 securities sold                     682,669           --      154,427     837,096
Repurchase liability                 647,048           --      144,712     791,760

Weighted average interest rate                                                6.00%
Weighted average maturity                                                  75 days

December 31, 1996:
-------------------------------
Book value of mortgage-backed
 securities sold                 $   755,512  $   138,720  $   156,987  $1,051,219
Market value of mortgage-backed
 securities sold                     738,861      136,188      152,233   1,027,282
Repurchase liability                 695,132      127,143      144,712     966,987

Weighted average interest rate                                                5.55%
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

At  December  31, 1997 and 1996, $791,760,000 and $940,320,000, respectively, of the agreements relating to the mortgage-backed securities were agreements to repurchase the same securities, while $26,667,000, of the agreements at December 31, 1996 were agreements to repurchase substantially identical securities. Securities sold under agreements to repurchase at December 31, 1997 mature in 1998. Securities sold under agreements to repurchase averaged approximately $974,136,000, $930,706,000 and $752,427,000 during 1997, 1996 and 1995, respectively, and the maximum outstanding amounts at any month-end during 1997, 1996 and 1995 were approximately $1,035,576,000, $1,022,085,000 and
$993,832,000,  respectively.

At December 31, 1997, Coastal had amounts of securities at risk under securities sold under agreements to repurchase with three individual counterparties which exceeded ten percent of stockholders' equity. The amount at risk with Salomon Brothers Inc. was $12,818,000 with an average maturity of 344 days at December 31, 1997. The amount at risk with Credit Suisse First Boston Corporation was $16,621,000 with an average maturity of 27 days at December 31, 1997. The amount at risk with Goldman, Sachs & Co. was $23,656,000 with an average maturity of 8 days at December 31, 1997.

Federal funds purchased averaged approximately $161,000 during the year ended December 31, 1997. There were no federal funds purchased outstanding at any month-end during 1997 and there were no federal funds purchased outstanding during the years ended December 31, 1996 or 1995.

(13)  SENIOR  NOTES  PAYABLE

On June 30, 1995, Coastal issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes are redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the
redemption  date.    Interest  on  the  Senior  Notes  is  payable  quarterly.

(14)  INTEREST  RATE  RISK  MANAGEMENT

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

(15)  FINANCIAL  INSTRUMENTS  WITH  OFF-BALANCE  SHEET  RISK

Coastal is a party to financial instruments with off-balance sheet risk in the normal course of business to reduce its own exposure to fluctuations in interest rates. These financial instruments include interest rate swap agreements, interest rate cap agreements and financial futures contracts.

INTEREST  RATE  AGREEMENTS
Coastal is a party to interest rate swap and interest rate cap agreements in order to reduce its exposure to floating interest rates on a portion of its variable rate assets and borrowings. At December 31, 1997, Coastal had interest rate swap and cap agreements on notional amounts totaling $45,847,000 and $231,229,000, respectively.

Coastal has entered into interest rate swap agreements with various investment companies. The agreements provide for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement.

The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 5.76% in 1997 and 5.56% in 1996. The weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 6.51% in 1997 and 6.35% in 1996. Payments on the interest rate swap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. Coastal records net interest expense or income related to these agreements on a monthly basis in "interest expense on other borrowed money" in the accompanying consolidated statements of operations. The interest expense related to these agreements was approximately $431,000, $593,000 and $24,000, for the years ended December 31, 1997, 1996 and 1995, respectively. Coastal had pledged approximately $6,405,000 and $6,123,000 of mortgage-backed securities to secure interest rate swap agreements at December 31, 1997 and 1996, respectively.

The terms of the interest rate swap agreements outstanding at December 31, 1997 and 1996 are summarized as follows (dollars in thousands):


                                                          Floating    Fair Value
                                                            Rate          at
                                                             at         End of
                        Notional      LIBOR       Fixed    End of       Period
Maturity                 Amount       Index        Rate    Period     gain (loss)
---------------------  ---------   -----------    ------  ---------  ------------
                                                                       (unaudited)
At December 31, 1997:
1998                   $   4,400    Three-month    6.709%     5.875%  $       (28)
1999                      14,600    Three-month    6.926      5.875          (239)
2000                       4,800    Three-month    6.170      5.906           (99)
                           2,520    Three-month    6.000      5.906            --
2005                      19,527    Three-month    6.500      5.879          (230)
                       ---------                                      ------------
                       $  45,847                                      $      (596)
                       =========                                      ============

At December 31, 1996:
1997                   $   5,000    One-month      4.990%     5.633%  $         6
                           6,000    Three-month    6.493      5.500           (65)
1998                       4,400    Three-month    6.709      5.500          (111)
1999                      14,600    Three-month    6.926      5.500          (619)
2000                       4,800    Three-month    6.170      5.543           (64)
                           2,660    Three-month    6.000      5.617            24
2005                      23,442    Three-month    6.500      5.500           (15)
                       ---------                                      ------------
                       $  60,902                                      $      (844)
                       =========                                      ============


Coastal  has  interest  rate  cap agreements with third parties.  The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 5.00% to 12.50%, depending on the agreement. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The purchase prices of the interest rate cap agreements are capitalized and included in "prepaid expenses and other assets" in the accompanying consolidated statements of financial condition and are amortized over the life of the agreements using the straight-line method. The unamortized portion of the purchase price was approximately $286,000 and $1,070,000 at December 31, 1997 and 1996, respectively, with the estimated fair value of the agreements being $300,000 and $639,000 at December 31, 1997 and 1996, respectively. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities, loans receivable and their related funding sources. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in "interest income on mortgage-backed securities or loans receivable," as appropriate, in the accompanying consolidated statements of operations. The net increase (decrease) in interest income related to the interest rate cap agreements was approximately $(218,000), $(518,000) and $681,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

Interest rate cap agreements outstanding at December 31, 1997 expire as follows (dollars in thousands):

 Year of               Strike rate                 Notional
expiration                range                    amount
----------           ------------------           ---------
      1998           5.00  -  12.50%              $ 156,400
      1999           7.25  -    11.00                63,564
      2000           8.50  -    9.50                  8,000
      2001           7.50                             3,265
                                                  ---------
                                                  $ 231,229
                                                  =========


Market risk, or the risk of loss due to movement in market prices or rates is quantified by Coastal through a risk monitoring process of marking to market the portfolio to expected market level changes in an instantaneous shock of plus and minus 200 basis points on a quarterly basis. This process discloses the effects on market values of the assets and liabilities, unrealized gains and losses, including off-balance sheet items, as well as potential changes in net interest income.

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

FINANCIAL  FUTURES
Coastal has used financial futures contracts in its asset/liability management function to alter the interest rate sensitivity of Coastal's net interest income. In 1992, Coastal discontinued this hedging strategy. The net unamortized contract losses on closed positions were approximately $1,207,000 and $1,410,000 at December 31, 1997 and 1996, respectively.

(16)  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates presented herein are based on relevant information available to management as of December 31, 1997 and 1996. Because the reporting requirements exclude certain financial instruments and all nonfinancial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of Coastal. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):


                                                  At                              At
                                           December 31, 1997             December 31, 1996
                                     ----------------------------    --------------------------
                                     Carrying            Fair        Carrying        Fair
                                       Value            Value          Value          Value
                                     ----------       -----------  ------------     -----------
Financial assets:
 Cash and cash equivalents           $   37,096       $   37,096    $   27,735      $   27,735
 Loans receivable                     1,261,435        1,283,023     1,229,748       1,247,527
 Mortgage-backed securities
   held-to-maturity                   1,345,090        1,324,968     1,344,587       1,308,598
 Securities available-for-sale          169,997          169,997       180,667         180,667
 Mortgage loans held for sale                --               --           298             301
 Stock in the FHLB                       27,801           27,801        25,971          25,971
 Interest rate cap agreements               286              300         1,070             639
Financial liabilities:
 Savings deposits                     1,375,060        1,377,431     1,310,835       1,313,385
 Advances from the FHLB                 540,475          541,645       409,720         409,478
 Securities sold under
   agreements to repurchase             791,760          791,742       966,987         966,881
 Senior Notes payable                    50,000           50,750        50,000          51,000
Off-balance sheet instruments:
 Interest rate swap agreements               --             (596)           --            (844)
 Commitments to extend                       --          171,193            --         134,698
   credit


CASH  AND  CASH  EQUIVALENTS
Carrying value approximates fair value because of the short maturity of these instruments and absence of any anticipated credit concerns.

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

MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY AND SECURITIES AVAILABLE-FOR-SALE The fair values of mortgage-backed securities are estimated based on published market prices or market prices from investment dealers and companies. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

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

SAVINGS  DEPOSITS
The  fair  value  of  deposits  with  short-term  or no stated maturity, such as noninterest-bearing checking, interest-bearing checking, savings accounts and money market demand accounts is equal to the amounts payable as of December 31, 1997 and 1996. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

(17)  FEDERAL  INCOME  TAXES

The acquisition of the Acquired Associations under the FSLIC's Southwest Plan on May 13, 1988 qualified for tax-free reorganization status under Section 368(a)(3)(D) of the Internal Revenue Code of 1986 as amended ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with this acquisition, the FSLIC Resolution Fund ("FRF") retained all of the future federal income tax benefits derived from the federal income tax treatment of certain items, in addition to net operating loss carryforwards related to the acquisition for which Coastal agreed to pay the FRF when actually realized. The provisions for federal income taxes recorded for the years ended December 31, 1997, 1996 and 1995, represent the gross tax liability computed under these tax sharing provisions before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 1997, 1996 and 1995 will be available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period. To the extent these credits were generated due to the utilization of other tax benefits retained by the FRF, they will also be treated as tax benefit items. Although the termination of the Assistance Agreement was effective March 31, 1994, the FRF will continue to receive the future federal income tax benefits from the net operating loss carryforwards acquired from the Acquired Associations.

The components of the provision for federal income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                 1997          1996          1995
               -------       -------       -------
Current        $7,831        $5,920        $6,665
Deferred           (9)         (249)         (188)
               -------       -------       -------
               $7,822        $5,671        $6,477
               =======       =======       =======


A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 1997, 1996 and 1995 is as follows (in thousands):

                                            1997          1996         1995
                                          -------       ------       ------
Computed expected tax provision           $7,691        $5,324       $6,162
Net purchase accounting adjustments          282           287          104
Other, net                                  (151)           60          211
                                          -------       ------       ------
                                          $7,822        $5,671       $6,477
                                          =======       ======       ======


Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                 1997     1996
                                               -------   ------
Deferred tax assets:
  Loans receivable, principally due to
   purchase accounting discount
   and allowance for loan losses                $1,277  $1,247
  Property and equipment                           134     100
  Real estate owned, principally                   331     320
   due to unrealized writedowns
  Unrealized loss on securities
   available-for-sale                            1,224   1,670
  Goodwill                                         383     268
  Other                                            208     163
                                                ------  ------
                                                 3,557   3,768
                                                ------  ------

Deferred tax liabilities:
  Mortgage-backed securities, principally
   due to deferred hedging losses                  422     494
  FHLB stock                                       703     451
  Other                                            111      47
                                                ------  ------

                                                 1,236     992
                                                ------  ------

Net deferred tax asset                          $2,321  $2,776
                                                ======  ======


No valuation allowance on deferred tax assets has been established as management believes that it is more likely than not that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

In years prior to 1996, Coastal was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to recently enacted legislation, Coastal will no longer be able to utilize a reserve method for determining the bad debt deduction but will be allowed to deduct actual charge-offs. Further, Coastal's post-1987 tax bad debt reserve will be recaptured into income. The reserve will be recaptured over a six year period. At December 31, 1997, Coastal had approximately $3,935,000 of post-1987 tax bad debt reserves, for which deferred taxes have been provided.

Coastal is not required to provide deferred taxes on its pre-1988 (base year) tax bad debt reserve of $928,000. This reserve may be included in taxable income in future years if the Bank pays dividends in excess of its accumulated earnings and profits (as defined in the IRC) or in the event of a distribution in partial or complete liquidation of the Bank.

(18)  SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") INSURANCE SPECIAL ASSESSMENT

On September 30, 1996, Coastal recorded the one-time SAIF insurance special assessment (the "special assessment") of $7,455,000 as a result of the Deposit Insurance Funds Act of 1996 (the "Act") being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF deposit assess-ment base as of March 31, 1995.

(19)  STOCK  COMPENSATION  PROGRAMS

In December 1991, the Board of Directors adopted the 1991 Stock Compensation Program ("the 1991 Program") for the benefit of officers and other selected key employees of Coastal. The 1991 Program was approved by stockholders in December 1991. Four kinds of rights, evidenced by four plans, are contained in the
Program and are available for grant: incentive stock options, compensatory stock options, stock appreciation rights and performance share awards. The maximum aggregate number of shares of Common Stock available pursuant to the Program was equal to 10% of Coastal's issued and outstanding shares of Common Stock. Coastal reserved the shares for future issuance under the Program. The stock options were granted at a price not less than the fair market value on the date of the grant, are exercisable ratably over a four year period and may be outstanding for a period up to ten years from the date of grant. Generally, no stock option may be exercised until the employee has remained in the continuous employ of Coastal for six months after the option was granted.

On March 23, 1995, the Board of Directors adopted the 1995 Stock Compensation Program ("the New Program"). The New Program is substantially similar to the 1991 Program and was approved by stockholders in April 1995. The Board reserved 255,261 shares of Common Stock for issuance under the New Program.

Coastal applies APB Opinion No. 25 and related interpretations in accounting for its stock compensation programs. Accordingly, no compensation cost has been recognized for its stock option rights. Had Coastal determined compensation cost based on the fair value at the grant date for its stock options under Statement 123, Coastal's net income available to common stockholders and diluted earnings per share would have been reduced to the pro forma amounts indicated below.

                                          Years ended December 31,
                                     ---------------------------------
                                       1997         1996         1995
                                     -------       ------       ------
Net income available to common
 stockholders (in thousands):
  As reported                        $11,563       $6,951       $8,542
  Pro forma                          $11,169       $6,739       $8,446
Diluted earnings per share:
  As reported                        $  2.25       $ 1.38       $ 1.71
  Pro forma                          $  2.17       $ 1.34       $ 1.69


Pro forma net income and diluted earnings per share reflect only options granted in 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income or diluted earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995:

                                  1997              1996             1995
                             ------------        ------------     ------------
Assumptions:
  Expected annual dividends  $0.48/share         $0.40/share      $0.32/share
  Expected volatility              22.30%           20.97%          23.24%
  Risk-free interest rate           6.87%            6.46%           6.38%
  Expected life                 10 years           10 years        10 years

A summary of the status of the stock options as of December 31, 1997, 1996 and 1995 and changes during the years then ended is as follows:


                                     1997                   1996                   1995
                                  ---------              ---------              ---------
                                       Weighted-              Weighted-              Weighted-
                             Number     Average    Number      Average    Number     Average
                              of        Exercise     of       Exercise      of       Exercise
                             Shares      Price     Shares      Price      Shares       Price
                           ---------  ----------  ---------  ----------  ---------  ----------
Outstanding at beginning
 of year                    340,087   $   14.989   242,907   $   13.828   178,611   $   13.084
Granted                     125,400       23.526   112,000       17.383    77,446       15.500
Exercised                   (41,985)      13.869    (9,071)      12.372    (5,249)      11.088
Forfeited                   (10,605)      20.291    (5,749)      16.733    (7,901)      15.214
                            --------  ----------   --------  ----------  ---------  ----------
Outstanding at end
 of year                    412,897   $   17.559   340,087   $   14.989   242,907   $   13.828
                            ========  ==========   ========  ==========  =========  ==========

Options exercisable at
 end of year                253,861                209,999                151,141
                            =======                =======                =======

Weighted-Average fair
 value of options
 granted during the year
 (per share)               $   9.28               $   6.56               $   7.83
                            =======                =======                =======


The following table summarizes information about stock options outstanding at December 31, 1997:

                                              Options outstanding
                           ----------------------------------------------------------
                                                Weighted-Average    Weighted-average
                                   Number          Remaining           Exercise Price
 Range of Exercise Prices       Outstanding     Contractual Life
-------------------------  -------------------  ----------------  -------------------
10.625 to $12.875                      90,136         5.0 years         $   11.564
15.500 to $18.750                     203,461         7.7 years         $   16.693
22.750 to $30.500                     119,300         9.4 years         $   23.565
                           -------------------       -------------      $  -------
                                      412,897         7.6 years             17.559
                           ===================       =============      $  =======


                                        Options exercisable
                           -------------------------------------------
                                    Number          Weighted-Average
 Range of Exercise Prices         Exercisable        Exercise Price
-------------------------  -------------------------  ----------------
10.625 to $12.875                      90,136          $  11.564
15.500 to $18.750                     135,150          $  16.600
22.750 to $30.500                      28,575          $  23.262
                           -------------------         ---------------
                                       253,861          $ 15.562
                           ===================         ===============


(20)  EMPLOYEE  BENEFITS

Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $157,000, $105,000 and $94,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal has matched 25% of the employee contributions up to 15% of their qualifying compensation.

(21)  EARNINGS  PER  SHARE

The following summarizes information related to the computation of basic and diluted EPS for the years ended December 31, 1997, 1996 and 1995 (dollars in thousands, except per share data).


                                                           1997             1996             1995
                                                       ----------       ----------       ----------
Net income available to common
  stockholders                                         $   11,563       $    6,951       $    8,542
                                                       ==========       ==========       ==========
Weighted average number of common shares
  outstanding used in basic EPS calculation             4,983,994        4,962,456        4,955,731
Add assumed exercise of outstanding stock
  options as adjustments for dilutive securities          164,436           75,461           35,642
                                                       ----------       ----------       ----------
Weighted average number of common shares
  outstanding used in diluted EPS calculation           5,148,430        5,037,917        4,991,373
                                                       ==========       ==========       ==========
Basic EPS                                              $     2.32       $     1.40       $     1.72
                                                       ==========       ==========       ==========
Diluted EPS                                            $     2.25       $     1.38       $     1.71
                                                       ==========       ==========       ==========


(22)  COASTAL  BANC  SSB  PREFERRED  STOCK

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

(23)  STOCKHOLDERS'  EQUITY

On April 24, July 24 and October 23, 1997, Coastal declared a dividend of $0.12 per share of Common Stock outstanding for the stockholders of record of May 15, August 15, and November 15, 1997, respectively. Prior to April 24, 1997, Coastal declared a dividend of $0.10 per share of Common Stock outstanding for the stockholders of record of February 15, 1997.

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

(24)  COMMITMENTS  AND  CONTINGENCIES

Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions should not be material to the consolidated financial statements.

At December 31, 1997, the minimum rental commitments under all noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):

Year ending
December 31,                Amount
---------------------       -------

  1998                      $ 2,376
  1999                        2,225
  2000                        2,182
  2001                        2,134
  2002 and thereafter        18,297


Rent expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $2,290,000, $2,000,000 and $1,465,000, respectively.

(25)  REGULATORY  MATTERS

The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation ("FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated
under  regulatory  accounting  practices.    The  Bank's  capital  amounts  and
classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative  measures  established  by  regulation  to  ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 1997, that the Bank met capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's regulatory capital amounts and ratios, as of December 31, 1997 and 1996, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such dates are as follows (dollars in thousands):


                                                            Minimum For Capital        Well-Capitalized
                                           Actual            Adequacy Purposes          Requirements
                                    --------------------    ----------------          ---------------
Capital Requirement                  Amount       Ratio        Amount    Ratio        Amount   Ratio
-------------------------           --------  ----------      --------  ------        -------  ------
As of December 31, 1997:
 Tier 1 (core)                      $160,781      5.52%       $116,570   4.00%       145,713   5.00%
 Tier 1 risk-based                   160,781     11.46          56,136   4.00         84,204   6.00
 Total risk-based                    168,193     11.98         112,271   8.00        140,339  10.00

As of December 31, 1996:
 Tier 1 (core)                      $152,932      5.35%       $114,377   4.00%       142,971   5.00%
 Tier 1 risk-based                   152,932     11.77          51,970   4.00         77,955   6.00
 Total risk-based                    159,812     12.30         103,940   8.00        129,925  10.00


(26)  PARENT  COMPANY  FINANCIAL  INFORMATION

Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):


                                  Coastal Bancorp, Inc.
                             Statements of Financial Condition
                                        December 31,
                             ---------------------------------
                                        1997           1996
                                    --------       --------

Assets:
  Cash and cash equivalents         $  1,570       $    871
  Investment in subsidiary           145,550        136,675
  Mortgage-backed securities
   held-to-maturity                    1,761          2,079
  Other assets                         6,731          5,125
                                    --------       --------

Total assets                        $155,612       $144,750
                                    ========       ========

Liabilities and stockholders'
 equity:
  Senior Notes payable              $ 50,000       $ 50,000
  Other liabilities                      782            602
                                    --------       --------
      Total liabilities               50,782         50,602
      Total stockholders'
       equity                        104,830         94,148
                                    --------       --------

Total liabilities and
 stockholders' equity               $155,612       $144,750
                                    ========       ========


                              Coastal Bancorp, Inc.
                            Statements of Operations
                            ------------------------

                                                Years ended December 31,
                                               1997          1996          1995
                                            -------       -------       -------
Income:
  Dividends from subsidiary                 $ 7,293       $ 7,001       $ 4,093
  Equity in undistributed earnings of
   subsidiary, net of income tax              7,946         3,686         6,332
  Interest income                               131           143            66
                                            -------       -------       -------
        Total income                         15,370        10,830        10,491
                                            -------       -------       -------
Expense:
  Interest expense                            5,000         5,000         2,500
  Noninterest expense                           786           891           464
                                            -------       -------       -------
        Total expense                         5,786         5,891         2,964
                                            -------       -------       -------

  Federal income tax benefit                  1,979         2,012         1,015
                                            -------       -------       -------

        Net income available
         to common stockholders             $11,563       $ 6,951       $ 8,542
                                            =======       =======       =======


                                         Coastal Bancorp, Inc.
                                       Statements of Cash Flows
                                       ------------------------

                                                                          Years ended December 31,
                                                                   1997           1996            1995
                                                                 --------       --------       ---------

Cash flows from operating activities:
  Net income available to common stockholders                    $11,563        $ 6,951        $  8,542
  Adjustments to reconcile net income to net
    cash provided  by operating activities:
      Equity in undistributed earnings of subsidiary              (7,946)        (3,686)         (6,332)
      Net increase in other assets and other liabilities          (1,426)        (1,262)           (890)
                                                                 --------       --------       ---------
          Net cash provided by operating activities                2,191          2,003           1,320
                                                                 --------       --------       ---------
Cash flows from investing activities:
  Transfer of mortgage-backed securities
    From subsidiary                                                   --             --          (2,517)
  Net decrease in mortgage-backed securities                         318            336             102
  Investment in subsidiary                                          (100)            --         (44,930)
                                                                 --------       --------       ---------
          Net cash provided (used) by investing activities           218            336         (47,345)
                                                                 --------       --------       ---------
Cash flows from financing activities:
  Exercise of stock options for purchase of
    Common stock                                                     582            112              58
  Issuance of Senior Notes payable, net                               --             --          47,635
  Dividends paid                                                  (2,292)        (1,985)         (1,585)
                                                                 --------       --------       ---------
          Net cash provided (used) by financing activities        (1,710)        (1,873)         46,108
                                                                 --------       --------       ---------
          Net increase in cash and cash equivalents                  699            466              83
Cash and cash equivalents at beginning of year                       871            405             322
                                                                 --------       --------       ---------
Cash and cash equivalents at end of year                         $ 1,570        $   871        $    405
                                                                 ========       ========       =========

(27)  SELECTED  QUARTERLY  FINANCIAL  DATA

Selected quarterly financial data is presented in the following tables for the years ended December 31, 1997 and 1996 (in thousands, except per share data):


                                            1997 Quarter Ended (unaudited)
                                  March 31,   June 30,   September 30,   December 31,
                                  ----------  ---------  --------------  -------------

Interest income                   $   49,604  $  49,898  $       51,251  $      50,603
Interest expense                      34,956     35,634          37,052         36,781
                                  ----------  ---------  --------------  -------------
Net interest income                   14,648     14,264          14,199         13,822
Provision for loan losses                450        450             450            450
Gain on sales of mortgage-backed
  Securities available-for-sale           --         --             237             --
Noninterest income                     1,469      1,550           1,506          1,622
Noninterest expense                    9,557      9,894          10,175          9,918
                                  ----------  ---------  --------------  -------------
Income before provision
  for Federal income taxes             6,110      5,470           5,317          5,076
Federal income taxes                   2,225      2,004           1,953          1,640
Preferred stock dividends of
  Coastal Banc ssb                       647        647             647            647
                                  ----------  ---------  --------------  -------------
Net income available to common
  Stockholders                    $    3,238  $   2,819  $        2,717  $       2,789
                                  ==========  =========  ==============  =============

Basic earnings per share          $     0.65  $    0.57  $         0.54  $        0.56
                                  ==========  =========  ==============  =============
Diluted earnings per share        $     0.63  $    0.55  $         0.52  $        0.54
                                  ==========  =========  ==============  =============



                                                          1996 Quarter Ended (unaudited)
                                          March 31,        June 30,        September 30,         December 31,
                                         ----------       ---------       ---------------       -------------
Interest income                          $   48,554       $  48,200       $       48,242        $      49,615
Interest expense                             34,707          33,902               34,228               35,348
                                         ----------       ---------       ---------------       -------------
Net interest income                          13,847          14,298               14,014               14,267
Provision for loan losses                       575             450                  450                  450
Gain on sale of branch office                    --             521                   --                   --
Noninterest income                            1,295           1,289                1,419                1,567
Noninterest expense                           9,140           9,897                9,593                9,297
SAIF insurance special assessment                --              --                7,455                   --
                                         ----------       ---------       ---------------       -------------
Income (loss) before provision
  for Federal income taxes                    5,427           5,761               (2,065)               6,087
Federal income taxes                          1,987           2,103                 (636)               2,217
Preferred stock dividends of
  Coastal Banc ssb                              647             647                  647                  647
                                         ----------       ---------       ---------------       -------------
Net income (loss) available to
  Common stockholders                    $    2,793       $   3,011       $       (2,076)       $       3,223
                                         ==========       =========       ===============       =============

Basic earnings (loss) per share          $     0.56       $    0.61       $        (0.42)       $        0.65
                                         ==========       =========       ===============       =============
Diluted earnings (loss) per share        $     0.56       $    0.60       $        (0.41)       $        0.63
                                         ==========       =========       ===============       =============


STOCK  PRICES  AND  DIVIDENDS

The following table sets forth the high and low price range and dividends by quarter for the two years ended December 31, 1997 of the Common Stock of Bancorp ("CBSA") and the Series A Preferred Stock of the Bank ("CBSAP") as listed and quoted on the NASDAQ National Market System.


COASTAL  BANCORP,  INC.  COMMON  STOCK:

                           1997                          1996
                ----------------------------  -----------------------------
                  High     Low     Dividends    High     Low      Dividends
                -------  -------  ----------  -------  -------  ----------
First Quarter   $28.250  $22.375  $    0.100  $18.750  $16.625  $    0.100
Second Quarter   29.750   22.750       0.120   18.875   17.000       0.100
Third Quarter    33.250   29.000       0.120   20.375   16.500       0.100
Fourth Quarter   35.000   28.125       0.120   24.750   19.875       0.100


COASTAL  BANC  SSB  PREFERRED  STOCK,  SERIES  A:

                           1997                          1996
                ----------------------------  -----------------------------
                  High     Low     Dividends    High     Low      Dividends
                -------  -------  ----------  -------  -------  ----------
First Quarter   $25.500  $25.000  $    0.563  $25.750  $24.750  $    0.563
Second Quarter   25.500   24.875       0.563   24.875   24.500       0.563
Third Quarter    26.000   25.125       0.563   25.250   24.625       0.563
Fourth Quarter   25.625   25.000       0.563   25.250   24.875       0.563




Coastal  Bancorp,  Inc.
STOCKHOLDER  INFORMATION

ANNUAL  MEETING

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the corporate offices of Coastal Bancorp, Inc. at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on April 23, 1998 at 11:00 a.m.


TRANSFER  AGENT  AND  REGISTRAR

ChaseMellon  Shareholder  Services,  L.L.C.
Overpeck  Centre
85  Challenger  Road
Ridgefield  Park,  New  Jersey  07660
(800)  851-9677
www.chasemellon.com


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


INQUIRIES, PUBLICATIONS AND FINANCIAL INFORMATION (INCLUDING COPIES OF THE ANNUAL REPORT AND FORM 10-K)

Manuel  J.  Mehos
Chairman  of  the  Board
   and  Chief  Executive  Officer
or
Catherine  N.  Wylie
Executive  Vice  President
   and  Chief  Financial  Officer

Coastal  Bancorp,  Inc.
Coastal  Banc  Plaza
5718  Westheimer,  Suite  600
Houston,  Texas  77057
(713)  435-5000
www.coastalbanc.com

STOCK  LISTING  AND  OTHER  INFORMATION

     The common stock of Coastal Bancorp, Inc. is listed on the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "CBSA." As of February 26, 1998, there were 5,035,030 shares of Common Stock of Coastal Bancorp, Inc. issued and outstanding and the approximate number of registered stockholders was 29, representing approximately 1,500 beneficial stockholders at such record date.

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

     On October 21, 1993, the Association issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, Series A, at $25.00 per share. As of such date, the Preferred Stock of the Association became registered under the Securities Exchange Act of 1934. After the reorganization into a holding company form of ownership and conversion of the Association to a Texas-chartered savings bank, the Preferred Stock of the Association became the Preferred Stock of Coastal Banc ssb. The Preferred Stock is redeemable at any time on or after December 15, 1998, only at the option of the Bank, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid dividends. The Preferred Stock is listed and quoted on the NASDAQ National Market System under the symbol "CBSAP." As of February 26, 1998, there were 1,150,000 shares of Preferred Stock issued and outstanding and held by approximately 197 registered stockholders, representing approximately 1,900 beneficial stockholders at such record date.

     Coastal declared dividends on the Common Stock payable during 1997. Quarterly dividends in the amount of $.10 per share were paid on March 15, 1997, and quarterly dividends in the amount of $.12 per share were paid on June 15, 1997, September 15, 1997 and December 15, 1997. On March 15, 1998, Coastal paid a quarterly dividend in the amount of $.12 per share on its Common Stock. Coastal will continue to review its dividend policy in view of the operating performance of the Bank, and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Coastal must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.