Form 10-K, Exhibit 13
period 1998-12-31
COASTAL BANCORP INC
filed 1999-03-23
CIK 919805

COASTAL  BANCORP,  INC.
AND  SUBSIDIARIES

FINANCIAL  HIGHLIGHTS
DECEMBER  31,  1998,  1997  AND  1996



                                                                   December 31,
                                                                  --------------
(dollars in thousands, except per share data)               1998          1997         1996
-----------------------------------------------------  --------------  -----------  -----------
      . . . . . . . . . . . . . . . . . . . . . . . .
FOR THE YEAR ENDED
 Net interest income. . . . . . . . . . . . . . . . .  $      67,410   $   56,933   $   56,426
 Provision for loan losses. . . . . . . . . . . . . .          3,100        1,800        1,925
 Noninterest income . . . . . . . . . . . . . . . . .          6,872        6,384        6,091
 SAIF insurance special assessment (1). . . . . . . .             --           --        7,455
 Other noninterest expense. . . . . . . . . . . . . .         48,383       39,544       37,927
 Reversal of accrued income taxes (3) . . . . . . . .          3,679           --           --
 Net income available to common stockholders. . . . .         16,668       11,563        6,951
 Diluted earnings per share before the 1996 SAIF
   insurance special assessment (2) . . . . . . . . .           2.18         1.50         1.56
 Diluted earnings per share . . . . . . . . . . . . .           2.18         1.50         0.92
-----------------------------------------------------  --------------  -----------  -----------

AT YEAR END
 Total assets . . . . . . . . . . . . . . . . . . . .  $   2,982,161   $2,911,410   $2,875,907
 Loans receivable . . . . . . . . . . . . . . . . . .      1,538,149    1,261,435    1,229,748
 Mortgage-backed securities held-to-maturity. . . . .      1,154,116    1,345,090    1,344,587
 Mortgage-backed securities available-for-sale. . . .         96,609      169,997      180,656
 Savings deposits . . . . . . . . . . . . . . . . . .      1,705,004    1,375,060    1,310,835
 Borrowed funds . . . . . . . . . . . . . . . . . . .      1,066,720    1,332,235    1,376,707
 Senior Notes payable . . . . . . . . . . . . . . . .         50,000       50,000       50,000
 Preferred Stock of the Bank. . . . . . . . . . . . .         28,750       28,750       28,750
 Stockholders' equity . . . . . . . . . . . . . . . .        112,764      104,830       94,148
 Book value per common share. . . . . . . . . . . . .          15.71        13.78        12.47
 Tangible book value per common share . . . . . . . .          11.75        11.83        10.47
-----------------------------------------------------  --------------  -----------  -----------

SIGNIFICANT RATIOS FOR THE YEAR ENDED
 Return on average assets before the 1996 SAIF
   insurance special assessment (2) . . . . . . . . .           0.64%        0.49%        0.51%
 Return on average equity before the 1996 SAIF
   insurance special assessment (2) . . . . . . . . .          14.96        11.68        12.53
 Interest rate spread including noninterest-bearing
   savings deposits . . . . . . . . . . . . . . . . .           2.17         1.85         1.89
 Interest rate spread . . . . . . . . . . . . . . . .           1.96         1.67         1.72
 Net interest margin. . . . . . . . . . . . . . . . .           2.31         2.02         2.06
 Average equity to average total assets . . . . . . .           3.71         3.41         3.30
 Noninterest expense to average total
 assets before the 1996 SAIF insurance
 special assessment (2) . . . . . . . . . . . . . . .           1.61         1.36         1.35
-----------------------------------------------------  --------------  -----------  -----------

ASSET QUALITY RATIOS AT YEAR END
 Nonperforming assets to total assets . . . . . . . .           0.99%        0.72%        0.60%
 Nonperforming loans to total loans receivable. . . .           1.60         1.40         1.14
 Allowance for loan losses to nonperforming loans . .          46.28        41.90        49.02
 Allowance for loan losses to total loans receivable.           0.74         0.59         0.56
-----------------------------------------------------  --------------  -----------  -----------


(1) On September 30, 1996, Coastal recorded the one-time Savings Association Insurance Fund ("SAIF") insurance special assessment (the "special assessment") of $7.5 million as a result of the Deposit Insurance Funds Act of 1996 (the "Act") being signed into law.
(2) These ratios are calculated before the after-tax (as applicable) effect of the special assessment of $4.8 million recorded on September 30, 1996.
(3) In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the Federal Deposit Insurance Corporation ("FDIC") as Manager of the Federal Savings and Loan Insurance Corporation Resolution Fund ("FRF"). The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.



CORPORATE  PROFILE

Coastal Bancorp, Inc., a Texas corporation, headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank holding company. HoCo is the parent company to Coastal Banc ssb, a Texas-chartered, state savings bank. Coastal Banc ssb operates 49 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. At December 31, 1998, Coastal Banc ssb had $3.0 billion in assets and met the regulatory requirements to be a "well capitalized" institution according to Federal Deposit Insurance Corporation ("FDIC") guidelines.



TABLE  OF  CONTENTS





Letter from the Chairman and Chief Executive Officer    2

Selected Consolidated Financial and Other Data . . .    6

Management's Discussion and Analysis . . . . . . . .    9

Independent Auditors' Report . . . . . . . . . . . .   31

Consolidated Financial Statements. . . . . . . . . .   32

Notes to Consolidated Financial Statements . . . . .   38

Stock Prices and Dividends . . . . . . . . . . . . .   68

Stockholder Information. . . . . . . . . . . . . . .   69




CHAIRMAN'S  LETTER

Sometimes the stock market works in mysterious ways. One year, a company's annual earnings are disappointing and its stock price rises by a record annual percentage. The next year, the same company has record high core earnings, and its stock price drops by a record annual percentage. Okay, so it doesn't always work that way, but that's the way it worked for Coastal Banc (Coastal) in 1997 and 1998. Coastal's common stock price was up 52% during 1997, yet during that same year Coastal had no earnings growth from the prior year and earnings were short of management's expectations by roughly 25 cents per share. Conversely, during 1998, Coastal's common stock dropped by approximately 25%, yet Coastal had record growth in core earnings during 1998 that increased by 22% over 1997 core earnings. Go figure.

But record core earnings is not the whole story for 1998. More importantly, the strategic shift to commercial banking, initiated four years ago, began having a significant positive impact on Coastal's financial results in 1998. During the year, commercial loans and commercial deposits grew to record levels, causing loan yields to increase and deposit costs to decrease. The result was a record net interest margin that was still climbing at the end of the year and record core earnings for 1998. The strategy worked, but we're just getting started. I'll fill you in on how we are executing our business strategy and how we plan to expand it, but first a snapshot of Coastal's financial results for 1998.

1998  EARNINGS

     Earnings for 1998 were $16.7 million or $2.18 per share, a 44.5% increase from 1997 earnings of $11.6 million or $1.50 per share. However, for 1998, earnings from ongoing core operations were $14.1 million or $1.84 per share and earnings from nonrecurring items were $2.6 million or $.34 per share. During the first quarter of 1998, Coastal resolved an outstanding tax benefit issue with the Federal Deposit Insurance Corporation for $3.7 million, which was somewhat offset by the recording of an additional provision for loan losses of $1.0 million and a writedown of purchased mortgage loan premium of $709,000. Nevertheless, core earnings for 1998 increased by 21.9% over 1997 core earnings.

On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. Accordingly, all common stock share data presented have been adjusted to include the effect of the stock split.

Coastal's two principal sources of revenue, net interest income and fee income, grew to record levels in 1998. Net interest income after provision for loan losses reached $64.3 million during 1998, compared to $55.1 million in 1997, and loan fees, service charges on deposit accounts and loan servicing income reached $6.4 million during 1998, compared to $5.4 million in 1997. Noninterest expenses reached $48.4 million during 1998, compared to $39.5 million in 1997. At December 31, 1998, Coastal had total assets of $3.0 billion, total deposits of $1.7 billion in 49 branch offices and common stockholders' equity of $112.8 million.

COASTAL  BANC  IS  A COMMERCIAL BANK - WE HAVE THE FINANCIAL STATEMENTS TO PROVE
IT.

In my letter to you last year I pointed out changing components in Coastal's balance sheet that revealed tangible results of our commercial banking strategy. Coastal's loan portfolio was becoming more heavily weighted towards commercial loans, and transaction accounts had substantially increased. At that time, clear evidence of the benefits of that strategy had not yet materialized in our net interest margin or core earnings, but based on balance sheet changes alone Coastal was clearly knocking on the door of successful commercial banking.

In 1998, we kicked the door down (under the circumstances, I couldn't resist the metaphor). Net interest margin was up to 2.31% for 1998, compared to 2.02% for 1997. By the fourth quarter of 1998, net interest margin had reached 2.57%, compared to 1.95% for the fourth quarter of 1997. But to really see how far we've come, look at the difference in the mix of Coastal's assets and liabilities between today and the end of 1994 when we launched Coastal's commercial banking strategy.

At the end of 1994, the commercial-type loans in Coastal's loan portfolio (excluding single family mortgage loans and residential construction loans) totaled $148 million compared to $781 million at the end of 1998. At the end of 1994, Coastal had $40 million in noninterest-bearing demand accounts, primarily mortgage escrow accounts. At the end of 1998, Coastal had $151 million in noninterest-bearing demand accounts, only $5 million of which were mortgage escrow accounts. At the end of 1994, Coastal had no business banking loan officers. At the end of 1998, we had sixteen.

Looks  like  a  commercial  bank  to  me.

WE  CHANGED  THINGS  AND  BOUGHT  THINGS  TO  PUT  US  OVER  THE  TOP

Coastal's arrival in 1998 as a full service "commercial bank" was the result of a four-year work in progress. We launched the strategy in 1995 by acquiring a local Houston commercial bank to serve as a platform. Then we changed Coastal's data processing system to a commercially friendly system. Over the ensuing years we hired additional commercial loan officers and introduced a full menu of commercial deposit accounts and cash management products. Building a new business-banking platform during a period of emerging network and Internet technology worked to our advantage. Coastal's Portfolio Control Center, developed in 1997, provided us with tools to redefine the commercial lending process and establish new standards in commercial loan velocity.

By early 1998, business banking had achieved the momentum Coastal needed to fuel future profitability growth. In the meantime, retail deposits continued to be a crucial funding component of the balance sheet. During this period, Coastal introduced new pricing strategies for certificates of deposit that resulted in significant reductions in Coastal's cost of retail deposits. So in order to allow both business banking and retail banking the opportunity to pursue separate but complementary strategies, Coastal created a new category of branches called Business Banking Centers. These new Business Banking Centers have a principally commercial customer base and are designed to better accommodate commercial accounts and products.

Coastal's transformation to commercial banking was completed in 1998 the same way it started in 1995: The acquisition of a commercial bank. On August 14, 1998, Coastal completed the purchase of The San Benito Bank & Trust Company ("SBBT") from its owner, Pacific Southwest Bank. At closing, SBBT had deposits of approximately $355 million in twelve branches located in the Rio Grande Valley of Texas and approximately $176 million in loans. The transaction increased Coastal's profitability, number of Business Banking Centers to eighteen, lowered the cost of deposits, and significantly increased its commercial loan origination capacity, all without having to raise new capital.

COASTAL  SHAKES  THINGS  UP  WITH  SPEED  AND  A  NEW  LOOK

This is just the beginning. Now that the products and people are in place, it's time to win the market. After all these years, Texas still has only a handful of locally managed business banks. Almost all of the large commercial banks in Texas are managed elsewhere. In response, Coastal's entire strategy is geared towards pressing the local advantage with speed, accuracy and execution. Businesses in Texas demand the highest level of sophistication in financial services and products. But many are growing weary of dealing with non-locals. That may sound provincial, but there's a reason for it. Execution from afar just doesn't cut it. Coastal will win many of these customers because it has local decision-makers using groundbreaking delivery systems to execute the customers' needs.

Coastal can achieve prominent presence in the local business market when we add the only missing service on Coastal's menu: investment banking. In my letter to you last year, I explained that the traditional banking model is obsolete. Banks today should provide financing for the entire balance sheet, not just the north side (loans and deposits). Coastal's goal is soon to provide our business banking customers investment-banking services such as capital raising mechanisms and alternative financing alongside our traditional portfolio lending and deposit services.

On the national and international level, combining commercial banking and investment banking is the current trend. But most of the combinations are having difficulty merging the cultures and achieving synergies due to their sheer size and geographical dispersion. We believe that success can be achieved faster and better in a geographically confined market such as Coastal's. In the near future, it will become more difficult to compete as a local stand-alone investment bank or a local stand-alone commercial bank. A combination of the two, though, can win the local market. We intend to do that.

CAPITAL  MANAGEMENT

Since Coastal was founded in 1986, acquisition of whole banks and bank branches has been the best use of Coastal's excess capital. The industry has been consolidating since the 1980's, and gaining market share has been cheaper and faster through acquisitions than through internal growth. Coastal has successfully employed a strategy that combines acquisitions with internal development of new business lines. As the industry continues to consolidate, that strategy will continue to be the foundation of Coastal's growth. However, from time to time the best use of Coastal's excess capital is the repurchase of its own common stock.

During the collapse in stock prices that occurred in the third quarter of 1998, Coastal's stock price dropped to a 1998 low of $14.00 per share from a high in the second quarter of approximately $26.50 per share. With the stock trading at a price below the book value per share and in the midst of a year of record core earnings, Coastal announced a common stock repurchase plan of approximately 500,000 shares. The repurchase of 499,600 shares was completed in 1998 at an average price of $15.57 per share and the Board of Directors has granted the authorization to repurchase an additional 500,000 shares, as market conditions warrant.

During that same collapse in stock prices, Coastal was not alone. Most bank stock prices dropped by roughly 25% to 50%. Since then the stock market has recovered, but bank stocks have only partially recovered. 1999 may provide more acquisition opportunities than were available when bank stocks were trading at prohibitively high prices. So there is a silver lining in most business cycles. We certainly don't like to see Coastal's stock price decline, but we do like to buy it cheap and have more opportunities to buy other banks cheap.

A  CAUTIOUS  APPROACH  TO  1999

Following the 1998 stock market decline, Texas was hit with another challenge: the oil price collapse. By the end of 1998, crude oil had traded down to approximately $10 per barrel. Since the last Texas economic recovery began in 1987, about the same time oil prices bottomed below $10 per barrel, the price of oil has enjoyed a slow, steady ten-year recovery. The Texas economy recovered during that same period into a much stronger and more diversified economy. Today we are revisiting a similar price decline. Diversification and a stronger consolidated oil industry have given hope that Texas will weather this storm much better than in 1987.

At the end of 1998, there were few signs that the Texas economy was suffering from the oil price decline - yet. Many Texas economists are cautiously optimistic that Texas will make it through this crisis with only a slowdown in job growth, but not with the magnitude of collapse witnessed in the 1980's. Much will depend on the length and depth of the oil price decline. Coastal has already begun to exercise a more cautious approach to lending in markets with energy industry concentrations, such as Houston, until a clearer picture evolves of the effects on the economy from the oil price decline.

THIS  ONE'S  FOR  YOU  -  AGAIN

In the first quarter of 1999, we are launching Coastal's new "X-Banking" campaign. X-Banking is short for execution banking. The promotional concept is designed to inform the local Texas business community that successful business banking is all about EXECUTION. We're saying that in today's banking world of technology based products, everyone sells pretty much the same products. It's the delivery, follow-up, and responsiveness that separate the winners and losers. The X-Banking campaign is a challenge to our non-local competitors to respond to local businesses as fast as Coastal. We intend to win that race.

The X-Banking campaign is part of an overall strategy designed to fulfill Coastal's Vision and Mission Statement. The vision part is what I have been discussing throughout this letter: Become a dominant Texas regional bank that provides commercial services - including investment banking services as well as competitive retail products - to local business customers. Coastal will achieve that vision through a combined strategy of acquisitions while executing more efficiently and better than non-locals will.

Over the years, I have written to you about Coastal's successful strategic formula for building a bank from scratch: Acquire low cost deposits, maintain low interest rate risk, low overhead risk, and low credit risk. This attitude remains embedded in Coastal's system and will continue to be the foundation of our management culture. Even though our growth strategy has evolved from simply acquiring low cost deposits to acquiring whole commercial banks, we still approach everything with Coastal's traditional goals of doing it as cheaply and safely as possible. In other words, the overall vision has changed, but the attitude remains intact.

The ultimate mission, however, has not changed one bit: Maximize shareholder return.





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


                                                                                      At December 31,
                                                          --------------------------------------------------------------------
(In thousands except per share data and Selected Ratios)        1998            1997         1996         1995         1994
                                                          -----------------  -----------  -----------  -----------  -----------
Balance Sheet Data
 Total assets. . . . . . . . . . . . . . . . . . . . . .  $      2,982,161   $2,911,410   $2,875,907   $2,786,528   $2,299,769
 Loans receivable (1). . . . . . . . . . . . . . . . . .         1,538,149    1,261,435    1,229,748    1,098,555      587,032
 Mortgage-backed securities held-to-maturity (1) . . . .         1,154,116    1,345,090    1,344,587    1,395,753    1,605,839
 Mortgage-backed securities available-for-sale . . . . .            96,609      169,997      180,656      186,414       32,249
 Savings deposits. . . . . . . . . . . . . . . . . . . .         1,705,004    1,375,060    1,310,835    1,287,084    1,139,622
 Advances from the Federal Home Loan Bank of
   Dallas ("FHLB") . . . . . . . . . . . . . . . . . . .           966,720      540,475      409,720      312,186      386,036
 Securities sold under agreements to repurchase. . . . .           100,000      791,760      966,987      993,832      645,379
 Senior Notes payable. . . . . . . . . . . . . . . . . .            50,000       50,000       50,000       50,000           --
 Preferred Stock of the Bank . . . . . . . . . . . . . .            28,750       28,750       28,750       28,750       28,750
 Stockholders' equity. . . . . . . . . . . . . . . . . .           112,764      104,830       94,148       91,679       84,680

                                                                                For the Year Ended December 31,
                                                          ---------------------------------------------------------------------
                                                                      1998         1997         1996         1995         1994
                                                          -----------------  -----------  -----------  -----------  -----------
Operating Data (10)
 Interest income . . . . . . . . . . . . . . . . . . . .  $        210,814   $  201,356   $  194,611   $  170,286   $  129,037
 Interest expense. . . . . . . . . . . . . . . . . . . .           143,404      144,423      138,185      126,354       88,519
                                                          -----------------  -----------  -----------  -----------  -----------
 Net interest income . . . . . . . . . . . . . . . . . .            67,410       56,933       56,426       43,932       40,518
 Provision for loan losses . . . . . . . . . . . . . . .             3,100        1,800        1,925        1,664          934
                                                          -----------------  -----------  -----------  -----------  -----------
 Net interest income after provision for loan losses . .            64,310       55,133       54,501       42,268       39,584
 Writedown of purchased mortgage loan premium. . . . . .              (709)          --           --           --           --
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net . . . . . . . . . . . . . . .                 1          237           (4)          81          192
 Gain on sale of branch office . . . . . . . . . . . . .                --           --          521           --           --
 Other noninterest income. . . . . . . . . . . . . . . .             7,580        6,147        5,574        5,081        6,539
 SAIF insurance special assessment (2) . . . . . . . . .                --           --       (7,455)          --           --
 Other noninterest expense . . . . . . . . . . . . . . .           (48,383)     (39,544)     (37,927)     (29,823)     (25,731)
                                                          -----------------  -----------  -----------  -----------  -----------
 Income before provision for Federal income taxes
   and minority interest . . . . . . . . . . . . . . . .            22,799       21,973       15,210       17,607       20,584
 Provision for Federal income taxes (3). . . . . . . . .            (3,543)      (7,822)      (5,671)      (6,477)      (4,333)
 Minority interest in income of consolidated
   subsidiary. . . . . . . . . . . . . . . . . . . . . .                --           --           --           --         (211)
                                                          -----------------  -----------  -----------  -----------  -----------
 Net income before preferred stock dividends . . . . . .            19,256       14,151        9,539       11,130       16,040
 Preferred stock dividends of the Bank . . . . . . . . .            (2,588)      (2,588)      (2,588)      (2,588)      (2,588)
                                                          -----------------  -----------  -----------  -----------  -----------
 Net income available to common stockholders . . . . . .            16,668       11,563   $    6,951   $    8,542   $   13,452
                                                          =================  ===========  ===========  ===========  ===========
 Basic earnings per share (4). . . . . . . . . . . . . .  $           2.24   $     1.55   $     0.93   $     1.15   $     1.81
                                                          =================  ===========  ===========  ===========  ===========
 Diluted earnings per share (4). . . . . . . . . . . . .  $           2.18   $     1.50   $     0.92   $     1.14   $     1.76
                                                          =================  ===========  ===========  ===========  ===========


                                                    (Footnotes appear on page 8)
COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA


                                                                                     At or For the Year Ended December 31,
                                                                                     --------------------------------------
                                                                                                  1998      1997     1996
                                                                                                  -------  -------  -------
Selected Ratios
Performance Ratios (5) (10):
 Return on average assets before the 1996 SAIF insurance
   special assessment (6) . . . . . . . . . . . . . . . . . . . .                                   0.64%    0.49%    0.51%
 Return on average assets after the 1996 SAIF insurance special
   assessment . . . . . . . . . . . . . . . . . . . . . . . . . .                                   0.64     0.49     0.34
 Return on average equity before the 1996 SAIF insurance
   special assessment (6) . . . . . . . . . . . . . . . . . . . .                                  14.96    11.68    12.53
 Return on average equity after the 1996 SAIF insurance special
   assessment . . . . . . . . . . . . . . . . . . . . . . . . . .                                  14.96    11.68     7.50
 Dividend payout ratio before the 1996 SAIF insurance special
   assessment (6) . . . . . . . . . . . . . . . . . . . . . . . .                                  14.35    19.83    16.82
 Dividend payout ratio after the 1996 SAIF insurance special
   assessment . . . . . . . . . . . . . . . . . . . . . . . . . .                                  14.35    19.83    28.55
 Average equity to average total assets . . . . . . . . . . . . .                                   3.71     3.41     3.30
 Net interest margin (7). . . . . . . . . . . . . . . . . . . . .                                   2.31     2.02     2.06
 Interest rate spread including noninterest-bearing savings
   deposits (7) . . . . . . . . . . . . . . . . . . . . . . . . .                                   2.17     1.85     1.89
 Interest rate spread (7) . . . . . . . . . . . . . . . . . . . .                                   1.96     1.67     1.72
 Noninterest expense to average total assets before the 1996
   SAIF insurance special assessment (6). . . . . . . . . . . . .                                   1.61     1.36     1.35
 Noninterest expense to average total assets after the 1996 SAIF
   insurance special assessment . . . . . . . . . . . . . . . . .                                   1.61     1.36     1.61
 Average interest-earning assets to average interest-bearing
   liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .                                 107.33   106.72   106.75
 Ratio of earnings to combined fixed charges and preferred
   stock dividends before the 1996 SAIF insurance special
   assessment (6):
   Excluding interest on deposits . . . . . . . . . . . . . . . .                                  1.25X    1.23X    1.25X
   Including interest on deposits . . . . . . . . . . . . . . . .                                   1.14     1.13     1.14
 Ratio of earnings to combined fixed charges and preferred
   stock dividends after the 1996 SAIF insurance special
   assessment:
   Excluding interest on deposits . . . . . . . . . . . . . . . .                                   1.25     1.23     1.15
   Including interest on deposits . . . . . . . . . . . . . . . .                                   1.14     1.13     1.09
Asset Quality Ratios:
 Nonperforming assets to total assets (8) . . . . . . . . . . . .                                   0.99%    0.72%    0.60%
 Nonperforming loans to total loans receivable. . . . . . . . . .                                   1.60     1.40     1.14
 Allowance for loan losses to nonperforming loans . . . . . . . .                                  46.28    41.90    49.02
 Allowance for loan losses to total loans receivable. . . . . . .                                   0.74     0.59     0.56
Bank Regulatory Capital Ratios (9):
 Tier 1 capital to total assets . . . . . . . . . . . . . . . . .                                   5.25     5.52     5.35
 Tier 1 risk-based capital to risk-weighted assets. . . . . . . .                                   9.54    11.46    11.77
 Total risk-based capital to risk-weighted assets . . . . . . . .                                  10.23    11.98    12.30
Other Data:
 Full-time employee equivalents . . . . . . . . . . . . . . . . .                                    653      451      433
 Number of full service offices . . . . . . . . . . . . . . . . .                                     49       37       37




                                                                    1995     1994
                                                                   -------  -------
      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Selected Ratios
Performance Ratios (5) (10):
 Return on average assets before the 1996 SAIF insurance
   special assessment (6) . . . . . . . . . . . . . . . . . . . .    0.45%    0.71%
 Return on average assets after the 1996 SAIF insurance special
   assessment . . . . . . . . . . . . . . . . . . . . . . . . . .    0.45     0.71
 Return on average equity before the 1996 SAIF insurance
   special assessment (6) . . . . . . . . . . . . . . . . . . . .    9.71    16.57
 Return on average equity after the 1996 SAIF insurance special
   assessment . . . . . . . . . . . . . . . . . . . . . . . . . .    9.71    16.57
 Dividend payout ratio before the 1996 SAIF insurance special
   assessment (6) . . . . . . . . . . . . . . . . . . . . . . . .   18.56     8.83
 Dividend payout ratio after the 1996 SAIF insurance special
   assessment . . . . . . . . . . . . . . . . . . . . . . . . . .   18.56     8.83
 Average equity to average total assets . . . . . . . . . . . . .    3.56     3.59
 Net interest margin (7). . . . . . . . . . . . . . . . . . . . .    1.82     1.84
 Interest rate spread including noninterest-bearing savings
   deposits (7) . . . . . . . . . . . . . . . . . . . . . . . . .    1.61     1.68
 Interest rate spread (7) . . . . . . . . . . . . . . . . . . . .    1.46     1.57
 Noninterest expense to average total assets before the 1996
   SAIF insurance special assessment (6). . . . . . . . . . . . .    1.21     1.14
 Noninterest expense to average total assets after the 1996 SAIF
   insurance special assessment . . . . . . . . . . . . . . . . .    1.21     1.14
 Average interest-earning assets to average interest-bearing
   liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .  106.78   106.71
 Ratio of earnings to combined fixed charges and preferred
   stock dividends before the 1996 SAIF insurance special
   assessment (6):
   Excluding interest on deposits . . . . . . . . . . . . . . . .   1.21X    1.33X
   Including interest on deposits . . . . . . . . . . . . . . . .    1.12     1.19
 Ratio of earnings to combined fixed charges and preferred
   stock dividends after the 1996 SAIF insurance special
   assessment:
   Excluding interest on deposits . . . . . . . . . . . . . . . .    1.21     1.33
   Including interest on deposits . . . . . . . . . . . . . . . .    1.12     1.19
Asset Quality Ratios:
 Nonperforming assets to total assets (8) . . . . . . . . . . . .    0.68%    0.30%
 Nonperforming loans to total loans receivable. . . . . . . . . .    1.35     1.04
 Allowance for loan losses to nonperforming loans . . . . . . . .   38.40    35.37
 Allowance for loan losses to total loans receivable. . . . . . .    0.52     0.37
Bank Regulatory Capital Ratios (9):
 Tier 1 capital to total assets . . . . . . . . . . . . . . . . .    5.30     4.54
 Tier 1 risk-based capital to risk-weighted assets. . . . . . . .   12.36    12.37
 Total risk-based capital to risk-weighted assets . . . . . . . .   12.84    12.63
Other Data:
 Full-time employee equivalents . . . . . . . . . . . . . . . . .     390      298
 Number of full service offices . . . . . . . . . . . . . . . . .      40       34


                                                    (Footnotes appear on page 8)

Footnotes  for  pages  6  through  7:

(1) Mortgage-backed securities held-to-maturity are net of premiums and discounts. Loans receivable are net of loans in process, premiums, discounts, unearned interest and loan fees and the allowance for loan losses.

(2) On September 30, 1996, Coastal recorded the special assessment of $7.5 million as a result of the Act being signed into law. See Note 18 of the Notes to Consolidated Financial Statements.

(3) In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the FDIC as Manager of the FRF. The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.

(4) On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. Accordingly, all common stock share data have been adjusted to include the effect of the stock split.

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

(8) Nonperforming assets consist of nonaccrual loans, loans greater than 90 days delinquent and still accruing, real estate acquired by foreclosure and repossessed assets.

(9) Current FDIC regulations require the Bank to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk-weighted assets and total risk-based capital equal to at least 8.0% of risk-weighted assets.

(10) Certain 1997, 1996, 1995 and 1994 balances have been reclassified to conform to the 1998 presentation. Such reclassifications had no effect on net income or total stockholders' equity.

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     Coastal Bancorp, Inc. was incorporated on March 8, 1994 in connection with the reorganization of Coastal Banc Savings Association (the "Association") into the holding company form of organization, which occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb (the "Bank"). As a result of the reorganization, Coastal Bancorp, Inc. ("Bancorp") became the owner of 100% of the voting stock of the Bank. On November 30, 1996, Coastal Banc Holding Company, Inc. ("HoCo") was created as a Delaware unitary savings bank holding company in accordance with the terms of an agreement and plan of reorganization pursuant to which, the Bank became a wholly-owned subsidiary of HoCo and HoCo became a wholly-owned subsidiary of Bancorp.
     On September 30, 1996, Coastal recorded the special assessment of $7.5 million ($4.8 million after applicable income taxes) as a result of the Act being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF deposit assessment base as of March 31, 1995. Other provisions of the Act provided for a reduction of the SAIF deposit insurance premium rates beginning in the fourth quarter of 1996.
     On April 23, 1998, the Board of Directors declared a 3:2 stock split on the common stock of Bancorp payable on June 15, 1998 to the stockholders of record at the close of business on May 15, 1998. Accordingly, all common stock share data have been adjusted to include the effect of the stock split for all periods presented.
     On September 1, 1998, Bancorp announced that the Board of Directors had authorized the repurchase of up to 6.6% (approximately 500,000 shares) of the outstanding shares of common stock. As of December 31, 1998, 499,600 shares had been repurchased at a cost of $7.8 million. On December 21, 1998, the Board of Directors authorized an additional repurchase plan for up to 500,000 shares of the outstanding shares of common stock through an open market repurchase program and privately negotiated repurchases. The timing and volume of the repurchase transactions will depend on market conditions.

FINANCIAL  CONDITION
     On August 14, 1998, Coastal completed the acquisition of the Valley branches of Pacific Southwest Bank, also known as The San Benito Bank and Trust Company, a unit of Pacific Southwest Bank (the "Valley Acquisition"). This acquisition added twelve branches, approximately $176.2 million in loans receivable and $355.4 million in deposits to Coastal's existing organization.
     Total assets increased 2.43% or $70.8 million from December 31, 1997 to December 31, 1998. The net increase resulted primarily from the increase in loans receivable of $276.7 million, a $22.0 million increase in stock in the Federal Home Loan Bank of Dallas ("FHLB"), an increase in cash and cash equivalents of $8.4 million, a $15.0 million increase in goodwill and an increase in property and equipment of $10.9 million offset by decreases of $191.0 million and $73.4 million in mortgage-backed securities held-to-maturity and mortgage-backed securities available-for-sale, respectively. The increase in loans receivable was primarily due to bulk residential mortgage loan purchases of $293.6 million, $176.2 million in loans acquired in the Valley Acquisition (net of the $2.3 million allowance for loan losses recorded at acquisition) and $34.6 million of consumer loan purchases from correspondent lenders, in addition to an increase of $74.4 million in commercial loans, secured by residential mortgage loans held for sale. These increases were somewhat offset by principal payments received. The increase in FHLB stock was due to the increased amounts required to be maintained based on the level of FHLB advances outstanding. The increase in goodwill was due to $17.3 million of goodwill recorded due to the Valley Acquisition offset by current year amortization. The increase in property and equipment was due primarily due to the Valley Acquisition. The decrease in mortgage-backed securities was due to principal payments received and the sale of $48.6 million of mortgage-backed securities available-for-sale. At December 31, 1998, loans receivable as a percentage of total assets increased to 51.6% as compared to 43.3% at December 31, 1997 reaching management's 1998 goal of increasing the loans receivable portfolio to approximately 50% of total assets.
     Savings deposits increased 24.0% or $329.9 million from December 31, 1997 to December 31, 1998. This increase was primarily due to the $355.4 million of deposits acquired in the Valley Acquisition offset by decreases in existing deposits. Advances from the FHLB increased by 78.9% or $426.2 million and securities sold under agreements to repurchase decreased 87.4% or $691.8 million from December 31, 1997 to December 31, 1998 due to a reallocation of borrowings to take advantage of more favorable interest rates.
     Common stockholders' equity increased 7.6% or $7.9 million from December 31, 1997 to December 31, 1998 due to 1998 net income available to common stockholders of $16.7 million and a $900,000 decrease in accumulated other comprehensive income (loss), offset by common stock dividends declared of $2.4 million and treasury stock acquired of $7.8 million.

RESULTS  OF  OPERATIONS  FOR  THE  THREE  YEARS  ENDED  DECEMBER  31,  1998
     The results of operations of Coastal Bancorp, Inc. and subsidiaries depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on its interest-bearing liabilities. Coastal's interest-earning assets consist principally of loans receivable, mortgage-backed securities and other investments. Coastal's interest-bearing liabilities consist primarily of savings deposits, advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased and its Senior Notes payable. Coastal's net income is also affected by its level of noninterest income, including loan fees and service charges on deposit accounts, loan servicing income, and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs and, in 1996, the special assessment.

     The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average balance sheets. Ratio, yield and rate information is based on year-to-date average balances.


                                                      At                                  Year Ended December 31, 1998
                                                      December 31, 1998        Average                         Yield/
                                                      Yield/Rate               Balance                         Interest    Rate
                                                      -----------------------  ------------------------------  ----------  ------
                                                      (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (2) . . . . . . . . . . . . . . . .                    8.55%  $         1,430,584             $ 120,281    8.41%
Mortgage-backed securities . . . . . . . . . . . . .                    6.00             1,431,105                87,596    6.12
U.S. Treasury securities . . . . . . . . . . . . . .                    5.40                 2,141                   109    5.09
Securities purchased under agreements to resell
 and federal funds sold. . . . . . . . . . . . . . .                      --                 7,991                   430    5.38
FHLB stock . . . . . . . . . . . . . . . . . . . . .                    5.75                38,036                 2,251    5.92
Interest-earning deposits in other depository
 institutions. . . . . . . . . . . . . . . . . . . .                    4.26                 3,133                   147    4.69
                                                      -----------------------------------------------------------------------------
   Total interest-earning assets . . . . . . . . . .                    7.37             2,912,990               210,814    7.24
                                                      -----------------------------------------------------------------------------
Noninterest-earning assets (1) . . . . . . . . . . .                                        94,857
                                                      -----------------------------------------------------------------------------
   Total assets. . . . . . . . . . . . . . . . . . .                            $        3,007,847
                                                      =============================================================================


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits. . . . . . . . . .                    4.52%  $         1,371,078             $  66,128    4.82%
Advances from the FHLB . . . . . . . . . . . . . . .                    5.24               713,197                39,553    5.55
Securities sold under agreements to repurchase
 and federal funds purchased . . . . . . . . . . . .                    4.93               579,711                32,723    5.64
Senior Notes payable . . . . . . . . . . . . . . . .                   10.00                50,000                 5,000   10.00
                                                      -----------------------------------------------------------------------------
   Total interest-bearing liabilities. . . . . . . .                    4.90             2,713,986               143,404    5.28
                                                      -----------------------------------------------------------------------------
Noninterest-bearing liabilities. . . . . . . . . . .                                       153,663
                                                      -----------------------------------------------------------------------------
   Total liabilities . . . . . . . . . . . . . . . .                                     2,867,649
Preferred Stock of the Bank. . . . . . . . . . . . .                                        28,750
Stockholders' equity . . . . . . . . . . . . . . . .                                       111,448
                                                      -----------------------------------------------------------------------------
   Total liabilities and stockholders' equity. . . .                           $         3,007,847
                                                      =============================================================================
Net interest income; interest rate spread. . . . . .                    2.47%                                  $  67,410   1.96%
                                                      =============================================================================

Net interest-earning assets; net interest yield on
 interest-earning assets . . . . . . . . . . . . . .                                       199,004                         2.31%
                                                      =============================================================================

Ratio of average interest-earning assets to average
 interest-bearing liabilities. . . . . . . . . . . .                                       1.07x
                                                      =============================================================================

_______________

(1) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.
(2)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.


                                                                                   Year  Ended  December  31,  1997
                                                                                    Average                 Yield/
                                                                                    Balance      Interest    Rate
                                                                             ---------------   ----------   --------
                                                                                     (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (2). . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,281,493  $ 106,962    8.35%
Mortgage-backed securities. . . . . . . . . . . . . . . . . . . . . . . . .         1,514,541     92,755    6.12
U.S. Treasury securities. . . . . . . . . . . . . . . . . . . . . . . . . .                 3         --      --
Securities purchased under agreements to resell and federal funds sold
                                                                                        4,024        251    6.24
FHLB stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21,663      1,292    5.96
Interest-earning deposits in other depository
 institutions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,416         96    3.97
                                                                             ------------------------------------
   Total interest-earning assets. . . . . . . . . . . . . . . . . . . . . .         2,824,140    201,356    7.13
                                                                             ------------------------------------
Noninterest-earning assets (1). . . . . . . . . . . . . . . . . . . . . . .            81,400
                                                                             ------------------------------------
   Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $      2,905,540
                                                                             ====================================


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits . . . . . . . . . . . . . . . . . . . . .  $      1,253,142  $  62,912    5.02%
Advances from the FHLB. . . . . . . . . . . . . . . . . . . . . . . . . . .           368,896     21,322    5.78
Securities sold under agreements to repurchase and federal funds purchased
                                                                                      974,297     55,189    5.66
Senior Notes payable. . . . . . . . . . . . . . . . . . . . . . . . . . . .            50,000      5,000   10.00
                                                                             ------------------------------------
   Total interest-bearing liabilities . . . . . . . . . . . . . . . . . . .         2,646,335    144,423    5.46
                                                                             ------------------------------------
Noninterest-bearing liabilities . . . . . . . . . . . . . . . . . . . . . .           131,431
                                                                             ------------------------------------
   Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,777,766
Preferred Stock of the Bank . . . . . . . . . . . . . . . . . . . . . . . .            28,750
Stockholders' equity. . . . . . . . . . . . . . . . . . . . . . . . . . . .            99,024
                                                                             -------------------------------------
  Total liabilities and stockholders' equity . . . . . . . . . . . . . . .  $      2,905,540
                                                                             ====================================
Net interest income; interest rate spread . . . . . . . . . . . . . . . . .                       56,933    1.67%
                                                                             ====================================

Net interest-earning assets; net interest yield on
 interest-earning assets. . . . . . . . . . . . . . . . . . . . . . . . . .  $        177,805               2.02%
                                                                             ====================================

Ratio of average interest-earning assets to average
 interest-bearing liabilities . . . . . . . . . . . . . . . . . . . . . . .             1.07x
                                                                             ====================================

_______________

(1) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.
(2)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.



                                                                Year  Ended  December  31,  1996
                                                                    Average                Yield/
                                                                    Balance     Interest    Rate
                                                                 -------------  ----------  ------
                                                                  (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (2) . . . . . . . . . . . . . . . .             $  1,156,933  $  97,935    8.47%
Mortgage-backed securities . . . . . . . . . . . . .                1,556,966     95,155    6.11
U.S. Treasury securities . . . . . . . . . . . . . .                    1,002         54    5.39
Securities purchased under agreements to resell
 and federal funds sold. . . . . . . . . . . . . . .                       --         --      --
FHLB stock . . . . . . . . . . . . . . . . . . . . .                   21,853      1,288    5.89
Interest-earning deposits in other depository
 institutions. . . . . . . . . . . . . . . . . . . .                    4,149        179    4.31
                                                                 --------------------------------
   Total interest-earning assets . . . . . . . . . .                2,740,903    194,611    7.10
                                                                 --------------------------------
Noninterest-earning assets (1) . . . . . . . . . . .                   71,344
   Total assets. . . . . . . . . . . . . . . . . . .             $  2,812,247
                                                                 ================================


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing savings deposits. . . . . . . . . .             $  1,199,651  $  60,076    5.01%
Advances from the FHLB . . . . . . . . . . . . . . .                  387,296     21,749    5.62
Securities sold under agreements to repurchase
 and federal funds purchased . . . . . . . . . . . .                  930,706     51,360    5.52
Senior Notes payable . . . . . . . . . . . . . . . .                   50,000      5,000   10.00
                                                                 --------------------------------
   Total interest-bearing liabilities. . . . . . . .                2,567,653    138,185    5.38
                                                                 --------------------------------
Noninterest-bearing liabilities. . . . . . . . . . .                  123,160
                                                                 --------------------------------
   Total liabilities . . . . . . . . . . . . . . . .                2,690,813
Preferred Stock of the Bank. . . . . . . . . . . . .                   28,750
Stockholders' equity . . . . . . . . . . . . . . . .                   92,684
                                                                 --------------------------------
   Total liabilities and stockholders' equity. . . .             $  2,812,247
                                                                 ================================
Net interest income; interest rate spread. . . . . .                              56,426    1.72%
                                                                 ================================

Net interest-earning assets; net interest yield on
 interest-earning assets . . . . . . . . . . . . . .  $               173,250               2.06%
                                                      ===========================================

Ratio of average interest-earning assets to average
 interest-bearing liabilities. . . . . . . . . . . .                    1.07x
                                                      ===========================================



_______________

(1) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.
(2)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.

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


                                                                                    Year  Ended  December  31,
                                                                          1998  vs  1997                    1997  vs  1996
                                                                    Increase (Decrease) Due  To     Increase  (Decrease)  Due  To
                                                                     Volume     Rate     Net        Volume     Rate       Net
                                                                    --------   -------   ---------  -------   --------   ---------
                                                                                           (In  thousands)

INTEREST INCOME
 Loans receivable . . . . . . . . . . . . . . . . . . . . . . . . .  $ 12,544   $   775   $ 13,319   $10,431   $ (1,404)  $ 9,027
 Mortgage-backed securities . . . . . . . . . . . . . . . . . . . .    (5,159)       --     (5,159)   (2,558)       158    (2,400)
 U.S. Treasury securities . . . . . . . . . . . . . . . . . . . . .        --       109        109       (27)       (27)      (54)
 Securities purchased under
   agreements to resell and federal
   funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . .       218       (39)       179       126        125       251
 FHLB stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .       968        (9)       959       (11)        15         4
 Interest-earning deposits in
   other depository institutions. . . . . . . . . . . . . . . . . .        32        19         51       (70)       (13)      (83)
                                                                     ---------  --------  ---------  --------  ---------  --------

     Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,603       855      9,458     7,891     (1,146)    6,745
                                                                     ---------  --------  ---------  --------  ---------  --------

INTEREST EXPENSE
 Interest-bearing savings deposits. . . . . . . . . . . . . . . . .     5,781    (2,565)     3,216     2,714        122     2,836
 Securities sold under agreements to   repurchase and federal funds
   purchased
                                                                      (22,272)     (194)   (22,466)    2,484      1,345     3,829
 Advances from the FHLB . . . . . . . . . . . . . . . . . . . . . .    19,113      (882)    18,231    (1,042)       615      (427)
                                                                     ---------  --------  ---------  --------  ---------  --------

     Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,622    (3,641)    (1,019)    4,156      2,082     6,238
                                                                     ---------  --------  ---------  --------  ---------  --------

 Net change in net interest income. . . . . . . . . . . . . . . . .  $  5,981   $ 4,496   $ 10,477   $ 3,735   $ (3,228)  $   507
                                                                     =========  ========  =========  ========  =========  ========



NET  INCOME
     Coastal reported net income available to common stockholders of $16.7 million for the year ended December 31, 1998, $11.6 million for the year ended December 31, 1997 and $11.8 million for the year ended December 31, 1996, before the after-tax effect of the 1996 special assessment, respectively, an increase of $5.1 million or 44.2% in 1998 and a decrease of $234,000 or 2.0% in 1997, in each case in comparison to the prior year. The $5.1 million increase in 1998 was due to several factors. From the year ended December 31, 1997 to 1998, there was a $10.5 million increase in net interest income, a $1.2 million increase in noninterest income (excluding the writedown of purchased mortgage loan premium) offset by the $709,000 writedown of purchased mortgage loan premium and an $8.8 million increase in noninterest expense. The increase in net interest income was primarily due to an increase in net interest margin from 2.02% in 1997 to 2.31% in 1998. The increase in noninterest income was due to a $1.7 million increase in loan fees and service charges on deposit accounts offset by a $236,000 decrease in the gain on sales of mortgage-backed securities available-for-sale and a $764,000 decrease in loan servicing income. The $8.8 million increase in noninterest expense was primarily due to the staffing and occupancy increases related to the expansion of the loan product base and the continuing development of commercial business lending programs, the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters in the third quarter of 1997 and the staffing and occupancy expenses related to the Valley Acquisition.

     The increase in net income was also affected by nonrecurring items recorded in the first quarter of 1998. In 1998, Coastal recorded a one-time benefit due to the resolution of an outstanding tax benefit issue with the FDIC as Manager of the Federal Savings and Loan Insurance Corporation Resolution Fund. The resolution of the issue resulted in Coastal recording a $3.7 million, or 48 cents per diluted share, reversal of accrued income taxes. The resolution of the tax benefit issue is also contributing an ongoing quarterly tax benefit of $226,000 or approximately 3 cents per diluted share (as of December 31, 1998). This tax benefit is estimated to continue until the second quarter of 2001. This one-time positive effect on net income was somewhat offset by the recording of an additional provision for loan losses of $1.0 million (above the then current quarterly provision of $450,000) and a writedown of purchased mortgage loan premium of $709,000. The additional provision for loan losses of $1.0 million, or 8 cents per diluted share after tax, was recorded to increase the allowance for loan losses due to the continuing change in the composition of the loans receivable portfolio as a result of management's goal to increase business lending. The writedown of the purchased mortgage loan premium of $709,000, or 6 cents per diluted share after tax, was related to an adjustable rate whole loan package purchased in the second quarter of 1997 on which Coastal experienced high prepayments during 1997 and through the first quarter of 1998, resulting from a comparatively lower current interest rate environment.

     The provision for federal income taxes (excluding the one-time effect of the $3.7 million reversal of accrued income taxes) decreased by $600,000 from 1997 to 1998 due to the ongoing quarterly benefit attributable to the tax benefit issue and the tax effect of the recording of the additional provision for loan losses and the writedown of the purchased mortgage loan premium.

     The $234,000 decrease in net income available to common stockholders in 1997 was primarily due to a $507,000 increase in net interest income, a $125,000 decrease in the provision for loan losses and a $293,000 increase in noninterest income offset by a $1.6 million increase in noninterest expense (excluding the 1996 special assessment). The increase in noninterest income is due to a $568,000 increase in loan fees and service charges on deposit accounts, a $237,000 gain on sales of mortgage-backed securities available-for-sale in 1997 and a $164,000 increase in other noninterest income, offset by a $159,000 decrease in loan servicing income and the $521,000 gain on the sale of a branch office recognized in 1996. The $1.6 million increase in noninterest expense (excluding the 1996 special assessment) was primarily due to the overall compensation and occupancy expenses related to an increase in personnel hired for the expansion of the loan products offered and the continuing development of commercial business lending programs. In addition, occupancy expenses also increased due to the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters and consolidation of its administrative, primary lending and mortgage servicing offices in the third quarter of 1997. These increases were somewhat offset by the $1.1 million decrease in insurance premiums (primarily deposit insurance premiums). In addition, other noninterest expense and data processing expense decreased $646,000 and $202,000, respectively.

NET  INTEREST  INCOME
     Net interest income amounted to $67.4 million in 1998, a $10.5 million or 18.4% increase over 1997. The increase in net interest income was due to an increase in net interest margin from 2.02% in 1997 to 2.31% in 1998, an increase in average net interest-earning assets of $21.2 million, and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, from 1.67% in 1997 to 1.96% in 1998. Management also calculates an alternative net interest spread which includes noninterest-bearing deposits. Under this calculation, the net interest spreads for 1998 and 1997 were 2.17% and 1.85%, respectively. Net interest margin and net interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The overall increase in net interest spread was due to an 11 basis point increase in the average yield on interest-earning assets and a decrease in the average rate paid on interest-bearing liabilities of 18 basis points. The decrease in the average rate paid on interest-bearing liabilities was due primarily to the overall decrease in wholesale funding costs.

     Net interest income amounted to $56.9 million in 1997, a $507,000, or 0.9% increase over 1996. The increase in net interest income was due to a slight increase in average net interest-earning assets of $4.6 million offset by the overall decrease in net interest margin from 2.06% in 1996 to 2.02% in 1997 and in interest rate spread, defined to exclude noninterest-bearing deposits, from 1.72% in 1996 to 1.67% in 1997. The net interest spreads including noninterest-bearing deposits for 1997 and 1996 were 1.85% and 1.89%, respectively. The decrease in the net interest spread in 1997 was primarily due to the increase in the average yield on interest-earning assets from 7.10% in 1996 to 7.13% in 1997, offset by the increase in the average interest rates on interest-bearing liabilities from 5.38% in 1996 to 5.46% in 1997. During 1997, Coastal experienced a tightening in net interest income due primarily to higher borrowing costs and the anomaly that the spread between the London Interbank Offered Rate ("LIBOR") and the Treasury rate (the "TED" spread) had been much wider than usual. The TED spread historically (6 year average) had been 40 basis points, but for 1997 was 56 basis points, which would have equated to an additional $1.4 million in net income or $0.18 per share (after tax) for the year had the spread been consistent with the 6 year average. In addition, interest income for the last six months of 1997 was reduced by the additional amortization of premium on purchased mortgage loans of approximately $1.3 million. This amortization was attributable to prepayments related to the adjustable rate whole loan package purchased in the second quarter of 1997.

     Total interest income amounted to $210.8 million during 1998, a $9.5 million, or 4.70% increase from 1997. A $13.3 million, or 12.5% increase in interest earned on loans receivable during 1998 resulted from a $149.1 million, or 11.6%, increase in the average balance of loans receivable and an increase of 6 basis points in the yield earned compared to 1997. A $5.2 million, or 5.6%, decrease in interest earned on mortgage-backed securities during 1998 was due to a $83.4 million, or 5.5%, decrease in the average balance of mortgage-backed securities due to principal payments received and the sale of $48.6 million of mortgage-backed securities available-for-sale. In addition, interest earned on FHLB stock, federal funds sold and other interest-earning assets increased by $1.3 million, or 79.2%, due primarily to the increase in the average balance of such assets, through internal growth and the Valley Acquisition, of $23.2 million during 1998.

     Total interest income amounted to $201.4 million during 1997, a $6.7 million, or 3.5% increase from 1996. A $9.0 million, or 9.2%, increase in interest earned on loans receivable during 1997 resulted from a $124.6 million, or 10.8%, increase in the average balance of loans receivable offset partially by a decrease of 12 basis points in the yield earned compared to 1996. A $2.4 million, or 2.5%, decrease in interest earned on mortgage-backed securities during 1997 was due to a $42.4 million, or 2.7%, decrease in the average balance of mortgage-backed securities due to principal payments received and the sale of $11.3 million of mortgage-backed securities available-for-sale. In addition, interest earned on FHLB stock, federal funds sold and other interest-earning assets increased slightly by $118,000, or 7.8%, due primarily to the increase in the average balance of such assets, through internal growth and the branch acquisition, of $1.1 million during 1997.

     Total interest expense amounted to $143.4 million in 1998, a $1.0 million, or 0.7%, decrease from 1997. Interest expense on savings deposits increased $3.2 million, or 5.1%, due to the $117.9 million, or 9.4%, increase in the average balance of savings deposits offset by a decrease in the average rate paid of 20 basis points. Interest expense on advances from the FHLB increased $18.2 million, or 85.5%, due to the increase in average balance of advances from the FHLB of $344.3 million or 93.3%, offset by a 23 basis point decrease in the average rates paid. Interest expense on other borrowed money decreased $22.5 million, or 40.7%, due to the $394.6 million, or 40.5%, decrease in average balance of securities sold under agreements to repurchase and federal funds purchased and a 2 basis point decrease in the interest rates paid.

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

PROVISION  FOR  LOAN  LOSSES
     Management established provisions for loan losses of $3.1 million, $1.8 million and $1.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical loss experience, the volume and type of lending conducted by Coastal, the amount of nonperforming assets, industry standards, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to Coastal's lending areas, and other factors related to the collectibility of Coastal's loan portfolio. During the year ended December 31, 1998, the increased provision for loan losses was recorded due to the continuing change in the composition of the loans receivable portfolio from more traditional residential real estate type loans to commercial type loans. At December 31, 1998, single family mortgage and residential construction loans made up approximately 49% of the loans receivable portfolio as compared to 58% at December 31, 1997, a decrease of 9%. This change is occurring as a result of management's emphasis on commercial business lending and the loans acquired in the Valley Acquisition.

     Coastal's asset quality ratios have remained relatively consistent from December 31, 1996 to December 31, 1998. Nonperforming loans as a percentage of total loans receivable was 1.6%, 1.4% and 1.1% at December 31, 1998, 1997 and 1996, respectively. The allowance for loan losses as a percentage of nonperforming loans was 46.3%, 41.9% and 49.0% at December 31, 1998, 1997 and
1996, respectively. The allowance for loan losses as a percentage of total loans receivable was 0.7%, 0.6% and 0.6% at December 31, 1998, 1997 and 1996, respectively. During 1998, the activity in the allowance for loan losses included the $2.3 million acquisition allowance adjustment as a result of the loans acquired in the Valley Acquisition, of which approximately 58% were commercial real estate and commercial, financial and industrial loans.

     Although no assurance can be given, Coastal's management believes that its present allowance for loan losses is adequate, based upon, among other factors, the changing composition of the loans receivable portfolio, historical loss experience, delinquency trends and current economic conditions. Management will continue to review its loan loss policy as Coastal's loan portfolio grows and diversifies to determine if changes to the policy and the resulting allowance for loan losses are necessary.

NONINTEREST  INCOME
     Total noninterest income (excluding the writedown of purchased mortgage loan premium) amounted to $7.6 million during 1998, an increase of $1.2 million, or 18.8%, over 1997. The increase in noninterest income was primarily due to an increase of $1.7 million in loan fees and service charges on deposit accounts and a $463,000 increase in other noninterest income. The increase in loan fees and service charges on deposit accounts consisted of a $292,000 increase in loan fees and a $1.4 million increase in service charges on deposit accounts due to the increase in transaction type deposit accounts, including the transaction type deposit accounts acquired in the Valley Acquisition. These increases were somewhat offset by a $764,000 decrease in loan servicing income due to the declining loan servicing portfolio and a $236,000 decrease in the gain on sales of mortgage-backed securities available-for-sale. In addition, as discussed previously, Coastal recorded a writedown of purchased mortgage loan premium of $709,000 during 1998.

     Total noninterest income amounted to $6.4 million during 1997, an increase of $293,000, or 4.8%, over 1996. The increase in noninterest income is primarily due to an increase of $568,000 in loan fees and service charges on deposit accounts, a $237,000 gain on sales of mortgage-backed
securities  available-for-sale   in  1997  and  a  $164,000  increase  in other
noninterest income, offset  by  the  decrease  of  $159,000  in  loan  servicing income, due to the declining loan servicing portfolio, and the $521,000 gain on the sale of a branch office recorded in 1996. The increase in loan fees
and   service   charges  on  deposit  accounts  consisted  of  an  increase  of
$87,000 in loan fees and a $481,000 increase in service charges on deposit accounts, primarily due to the increase in transaction type deposit accounts from 1996 to 1997 and the 1997 branch acquisition which consisted of 53.5% transaction type deposit accounts. The gain on the sales of mortgage-backed securities available-for-sale was the result of the sale of securities with a book value of $11.3 million during 1997.

NONINTEREST  EXPENSE
     Total noninterest expense amounted to $48.4 million during 1998, an increase of $8.8 million, or 22.4%, over 1997. Compensation, payroll taxes and other benefits increased $4.3 million from 1997 to 1998, primarily due to the staffing increases related to the expansion of the loan product base and the continuing development of commercial business lending programs, in addition to the staffing expenses related to the Valley Acquisition. Office occupancy expense increased $2.0 million from 1997 to 1998 due to the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters in the third quarter of 1997 and the acquisition of the twelve branches in the Valley Acquisition. In addition, data processing expenses and the amortization of goodwill increased $450,000 and $444,000, respectively, primarily due to the Valley Acquisition. Other changes included a $357,000 increase in insurance premiums (which includes deposit insurance premiums) and a $1.3 million increase in other operating expenses. During the year ended December 31, 1998, noninterest expense included approximately $257,000 in nonrecurring expenses incurred due to the Valley Acquisition.

     Total noninterest expense amounted to $39.5 million during 1997, an increase of $1.6 million, or 4.3%, over 1996 before the effect of the 1996 special assessment. Compensation, payroll taxes and other benefits and office occupancy increased $2.2 million and $1.3 million, respectively, primarily due to the overall increase in personnel hired for the expansion of the loan products offered and the continuing development of the commercial business lending programs. In addition, occupancy expenses also increased due to the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters and consolidation of its administrative, primary lending and mortgage servicing offices in the third quarter of 1997. Of the $1.3 million increase in occupancy expenses, approximately $128,000 were nonrecurring expenses incurred due to the relocation. The amortization of goodwill increased $56,000 during 1997 due primarily to a branch acquisition and the related goodwill recorded. These increases were somewhat offset by decreases of $1.1 million, $646,000 and $202,000 in insurance premiums, other noninterest expenses and data processing expense, respectively. The decrease in insurance premiums was due to the decrease in deposit insurance premiums pursuant to the reduced assessment rates applicable to Coastal as a result of the passage of the Act in 1996. The decrease in data processing expenses was primarily due to the expenses incurred in 1996 related to the May 1996 bank data processing conversion and the conversion in June of 1996 of the five locations acquired in 1995 to the new data processing system.

PROVISION  FOR  FEDERAL  INCOME  TAXES
     Coastal generated no regular Federal taxable income in 1998, 1997 or 1996 primarily due to the utilization of the net operating loss carryovers acquired in May 1988 from the associations obtained in connection with the Federal Savings and Loan Insurance Corporation's Southwest Plan (the "Southwest Plan Acquisition") and because payments to Coastal pursuant to the related assistance agreement in prior years were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Southwest Plan Acquisition assistance agreement, the FRF retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from the FRF and from the utilization of the net operating loss carryovers acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from the FRF and the utilization of the net operating loss carryovers) is recorded in Coastal's Consolidated Statements of Operations as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years will be available as credit carryforwards to reduce future Federal regular income taxes over an indefinite period.

     As discussed previously, during 1998, Coastal completed the resolution of an outstanding tax benefit issue with the Federal Deposit Insurance Corporation as Manager of the FRF. The resolution of the issue resulted in Coastal recording a $3.7 million reversal of accrued income taxes. The resolution of the tax benefit issue is also contributing an ongoing quarterly tax benefit of $226,000 which is estimated to continue until the second quarter of 2001.

     The provisions for Federal income taxes were $7.2 million (excluding the one-time effect of the $3.7 million reversal of accrued income taxes) in 1998, $7.8 million in 1997 and $5.7 million in 1996. Although the termination of the Assistance Agreement was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired.

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

     From these analyses, interest rate risk is quantified and appropriate strategies are formulated and implemented on an ongoing basis. Based on Coastal's December 31, 1998 interest rate sensitivity position, management believes that at December 31, 1998 an immediate 100 basis point increase in interest rates could cause a short term decrease in net interest income due to timing differences but would not have a significant impact over a twelve month period. There can be no assurance that this conclusion will not change as the assumptions utilized by management to reach such conclusion change over time.

     The following table presents an analysis of the sensitivity in Coastal's net interest income over a four-quarter period and the EVE based on the indicated changes in interest rates at December 31, 1998 and 1997. The interest rate scenarios presented in the table include interest rates at December 31, 1998 and 1997 and, for the net interest income calculation, as adjusted by the indicated changes in interest rates over a four-quarter period, and for the EVE calculation, as adjusted by instantaneous and parallel changes in interest rates of upward and downward of up to 200 basis points. Each rate scenario reflects unique prepayment and repricing assumptions.

                                   Estimated  Change  In
     Change              Net  Interest Income                  EVE
In  Interest Rates          December  31,                 December  31,
(in  basis  points)        1998       1997              1998      1997
--------------------    --------   -----------         ------   ---------

+200                       (8.56)%   (7.41)%            (6.41)%  (21.07)%
+100                       (4.05).   (3.76)             (0.66)    (6.52)
   0                          --         --                --        --
-100                        4.77       3.52             (2.09)     0.18
-200                        9.10       7.25             (5.32)    (6.54)




     There are limitations inherent in any methodology used to estimate the exposure to changes in market interest rates. Therefore, this analysis is not intended to be a forecast of the actual effect of a change in market interest rates on Coastal. Management of Coastal believes that all of the assumptions used in this analysis to evaluate the vulnerability of Coastal's operations to changes in interest rates take into account historical experience and considers them reasonable; however, the interest rate sensitivity of Coastal's assets and liabilities and the estimated effects of changes in interest rates on Coastal's net interest income and EVE indicated in the above analysis could vary substantially if different assumptions were used or if actual experience differs from the historical experience on which it is based.
     The EVE is significantly impacted by the estimated effect of prepayment risk on the value of mortgage-backed securities, loans receivable and mortgage servicing rights as market interest rates change. Prepayment risk arises due to the possibility that the cash flow experience of an asset may change as interest rates change. When interest rates increase, assets will generally not be prepaid and conversely, when interest rates decrease, prepayments increase. The magnitude of the risk that a higher yielding asset will prepay is a direct function of interest rate variability over the life of the asset. Prepayments affect Coastal's net spread and the duration match of its assets and liabilities. Coastal has prepayment risk on its mortgage-backed securities and loans receivable held at a premium and on its mortgage servicing rights due to the fact that the amortization of the capitalized premiums on those assets will accelerate when the underlying loans are prepaid. Coastal attempts to anticipate its prepayment risk by extrapolation from past prepayment behavior after adjusting for expected interest rate levels and other economic factors and utilizes these assumptions when analyzing its risk exposure.
     A more conventional but limited asset and liability monitoring tool involves analyzing the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." While this conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings and to predict the effect of changing interest rates. It makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. Given Coastal's current position based on this "gap" analysis, however, Coastal's net interest spread would benefit over time from a gradual increase in interest rates, in which its assets may be redeployed at higher yields. If interest rates were to fall, yields earned on interest rate sensitive investments would be reduced, while longer term fixed liability costs, such as Coastal's certificates of deposit, would not immediately change. While this interest-sensitivity analysis takes into account repricing and maturities of assets and liabilities, it fails to consider the interest rate sensitivities of those asset and liability accounts.
     The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities adjusted for the effects of interest rate swaps and caps at December 31, 1998. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust rather than in the period in which they mature. Other material assumptions are set forth in the footnotes to the table.



                                                                  As of December 31, 1998

                                                           More than      More than       More than
                                                         Three months    three months    one year to
                                                           or less        to one year     three years
                                                            (Dollars in thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate. . . . . .  $  1,504   $       3,125   $     11,395
   First lien mortgage-single family adjustable
     rate. . . . . . . . . . . . . . . . . . . . . . . . .    48,326         401,175         57,551
   First lien mortgage-multifamily fixed rate. . . . . . .     5,285           1,970          5,487
   First lien mortgage-multifamily variable rate . . . . .   101,190              --             --
   Construction and acquisition and
     development, net of loans in process. . . . . . . . .   117,839           2,509          1,694
   Commercial real estate. . . . . . . . . . . . . . . . .   169,216           6,010         21,366
   Commercial. . . . . . . . . . . . . . . . . . . . . . .   243,337           6,177          9,293
   Consumer and other. . . . . . . . . . . . . . . . . . .     9,506          10,707         14,574
 Mortgage-backed securities held-to-maturity(1)(2) . . . . 1,016,361              --              1
 Securities available-for-sale (1)(2). . . . . . . . . . .    96,609           2,016             --
 Other interest-earning assets (3) . . . . . . . . . . . .    52,921              --             --
                                                          -----------  --------------  -------------
     Total interest-sensitive assets . . . . . . . . . . . 1,862,094         433,689        121,361
                                                          -----------  --------------  -------------
 Noninterest-sensitive assets

     Total assets

INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   Interest-bearing checking accounts. . . . . . . . . . . $  63,067   $          --   $         --
   Savings accounts. . . . . . . . . . . . . . . . . . . .    48,571              --             --
   Money market accounts . . . . . . . . . . . . . . . . .   283,695              --             --
   Certificate accounts (including premium). . . . . . . .   289,462         676,191        170,543
 Securities sold under agreements to repurchase. . . . . .        --              --             --
 Advances from the FHLB. . . . . . . . . . . . . . . . . .   762,300         111,054         15,309
 Senior Notes payable. . . . . . . . . . . . . . . . . . .        --              --             --
                                                         --------------  --------------  -------------
     Total interest-sensitive liabilities. . . . . . . . . 1,447,095         787,245        185,852
                                                         --------------  --------------  -------------
 Noninterest-sensitive liabilities

     Total liabilities
 Preferred Stock of the Bank
 Common stockholders' equity
     Total liabilities and stockholders'
     equity

Gap during the period. . . . . . . . . . . . . . . . . . .  $ 414,999   $    (353,556)  $    (64,491)
Effect of interest rate swaps and caps(5). . . . . . . . .     38,005         (14,600)        (7,180)
                                                           -----------  --------------  -------------
Cumulative gap after effect of interest rate swaps
 and caps. . . . . . . . . . . . . . . . . . . . . . . . .  $ 453,004   $      84,848   $     13,177
                                                            ==========  ==============  =============

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative). . . . . . . . . . . . . . . . .     128.68%         102.75%         99.87%
Interest-sensitive assets as a % of total
 assets (cumulative) . . . . . . . . . . . . . . . . . . .      62.44           76.98          81.05
Ratio of gap after effect of interest rate swaps and caps
 to total assets . . . . . . . . . . . . . . . . . . . . .      15.19          (12.35)         (2.40)
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets. . . . . . . . . . . . . .      15.19            2.85           0.44


                                                            More than         More than
                                                            three years to  five years to   ten years to   Over
                                                            five years       ten years      twenty years  twenty years

INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate. . . . . .  $  29,857   $       21,762   $      55,930   $      55,282
   First lien mortgage-single family adjustable
     rate. . . . . . . . . . . . . . . . . . . . . . . . .      4,135               --              --              --
   First lien mortgage-multifamily fixed rate. . . . . . .      3,119            1,042             399              --
   First lien mortgage-multifamily variable rate . . . . .         --               --              --              --
   Construction and acquisition and
     development, net of loans in process. . . . . . . . .      5,523            1,002           1,177              --
   Commercial real estate. . . . . . . . . . . . . . . . .     19,286           11,594          26,707              --
   Commercial. . . . . . . . . . . . . . . . . . . . . . .      6,894              902              --              --
   Consumer and other. . . . . . . . . . . . . . . . . . .     28,284           12,505           3,513              --
 Mortgage-backed securities held-to-maturity(1)(2) . . . .         --               41           8,315         129,398
 Securities available-for-sale (1)(2). . . . . . . . . . .         --               --              --              --
 Other interest-earning assets (3) . . . . . . . . . . . .         --               --              --              --
                                                            ----------  ---------------  --------------  --------------
     Total interest-sensitive assets . . . . . . . . . . .     97,098           48,848          96,041         184,680
                                                            ----------  ---------------  --------------  --------------
 Noninterest-sensitive assets

     Total assets


INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   Interest-bearing checking accounts. . . . . . . . . . .  $      --   $           --   $          --   $          --
   Savings accounts. . . . . . . . . . . . . . . . . . . .         --               --              --              --
   Money market accounts . . . . . . . . . . . . . . . . .         --               --              --              --
   Certificate accounts (including premium). . . . . . . .     22,051              145               5              90
 Securities sold under agreements to repurchase. . . . . .         --          100,000              --              --
 Advances from the FHLB. . . . . . . . . . . . . . . . . .      2,834           59,914          15,309              --
 Senior Notes payable. . . . . . . . . . . . . . . . . . .     50,000               --              --              --
                                                            ----------  ---------------  --------------  --------------
     Total interest-sensitive liabilities. . . . . . . . .     74,885          160,059          15,314              90
                                                            ----------  ---------------  --------------  --------------
 Noninterest-sensitive liabilities

     Total liabilities
 Preferred Stock of the Bank
 Common stockholders' equity
     Total liabilities and stockholders'
     equity


Gap during the period. . . . . . . . . . . . . . . . . . .  $  22,213   $     (111,211)  $      80,727   $     184,590
Effect of interest rate swaps and caps(5). . . . . . . . .         --          (16,225)             --              --
                                                            ----------  ---------------  --------------  --------------
Cumulative gap after effect of interest rate swaps
 and caps. . . . . . . . . . . . . . . . . . . . . . . . .  $  35,390   $      (92,046)  $     (11,319)  $     173,271
                                                            ==========  ===============  ==============  ==============

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative). . . . . . . . . . . . . . . . .     100.77%           96.53%          99.58%         106.49%
Interest-sensitive assets as a % of total
 assets (cumulative) . . . . . . . . . . . . . . . . . . .      84.31            85.95           89.17           95.36
Ratio of gap after effect of interest rate swaps and caps
 to total assets . . . . . . . . . . . . . . . . . . . . .       0.74            (4.27)           2.71            6.19
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets. . . . . . . . . . . . . .       1.19            (3.09)          (0.38)           5.81




                                                                Totals

INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate. . . . . .  $    178,855
   First lien mortgage-single family adjustable
     rate. . . . . . . . . . . . . . . . . . . . . . . . .       511,187
   First lien mortgage-multifamily fixed rate. . . . . . .        17,302
   First lien mortgage-multifamily variable rate . . . . .       101,190
   Construction and acquisition and
     development, net of loans in process. . . . . . . . .       129,744
   Commercial real estate. . . . . . . . . . . . . . . . .       254,179
   Commercial. . . . . . . . . . . . . . . . . . . . . . .       266,603
   Consumer and other. . . . . . . . . . . . . . . . . . .        79,089
 Mortgage-backed securities held-to-maturity(1)(2) . . . .     1,154,116
 Securities available-for-sale (1)(2). . . . . . . . . . .        98,625
 Other interest-earning assets (3) . . . . . . . . . . . .        52,921
                                                             -----------
     Total interest-sensitive assets . . . . . . . . . . .     2,843,811
                                                            ------------
 Noninterest-sensitive assets. . . . . . . . . . . . . . .      138,350
                                                            ------------
     Total assets. . . . . . . . . . . . . . . . . . . . .  $ 2,982,161
                                                            ============


INTEREST-SENSITIVE LIABILITIES:
 Savings deposits (4):
   Interest-bearing checking accounts. . . . . . . . . . .  $     63,067
   Savings accounts. . . . . . . . . . . . . . . . . . . .        48,571
   Money market accounts . . . . . . . . . . . . . . . . .       283,695
   Certificate accounts (including premium). . . . . . . .     1,158,487
 Securities sold under agreements to repurchase. . . . . .       100,000
 Advances from the FHLB. . . . . . . . . . . . . . . . . .       966,720
 Senior Notes payable. . . . . . . . . . . . . . . . . . .        50,000
                                                            ------------
     Total interest-sensitive liabilities. . . . . . . . .     2,670,540
                                                            ------------
Non-interest-sensitive liabilities . . . . . . . . . . . .       170,107
                                                            ------------
     Total liabilities . . . . . . . . . . . . . . . . . .     2,840,647
 Preferred Stock of the Bank . . . . . . . . . . . . . . .        28,750
 Common stockholders' equity . . . . . . . . . . . . . . .       112,764
                                                            -------------
     Total liabilities and stockholders'
     equity. . . . . . . . . . . . . . . . . . . . . . . .     2,982,161
                                                            =============


_______________
Footnotes:

(1) Fixed-rate mortgage loans, consumer loans and fixed-rate mortgage-backed securities are based on contractual maturities (assuming no periodic amortization).
(2) Variable and adjustable rate mortgage loans and adjustable rate mortgage-backed securities are included in the period in which they reprice (assuming no periodic amortization).
(3) Includes interest-bearing deposit accounts, FHLB stock and other investments.
(4) Includes checking accounts, savings accounts and money market accounts that are interest-bearing. Effective January 1, 1998, Coastal implemented a program whereby a portion of the balances in noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. Fixed-rate certificate accounts are based on contractual maturities.
(5) Amounts represent the notional principal amount of the interest rate swaps and certain interest rate cap agreements which are designed to protect Coastal against rising interest rates, which are currently "in the money."

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

     At December 31, 1998, Coastal was a party to interest rate swap agreements which have an aggregate notional amount of $38.0 million and expire from 1999 to 2005. At December 31, 1998, the fair value of the interest rate swap agreements was estimated to be a loss of $1.1 million. With respect to such agreements, Coastal makes weighted-average fixed interest payments ranging from 6.00% to 6.93%, and receives payments based on the floating three-month LIBOR. Coastal records net interest income or expense relating to the swap agreements on a monthly basis in interest expense on other borrowed money. The net effect of the interest rate swaps to Coastal for the years ended December 31, 1998, 1997 and 1996 was to increase interest expense by approximately $377,000, $431,000 and $593,000, respectively. See Note 15 of the Notes to Consolidated Financial Statements.

     An interest rate cap is a guarantee given by one party, referred to as the issuer (the Broker), to another party, referred to as the purchaser (Coastal), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a predetermined period of time. No funds are actually borrowed or repaid. The principal purpose of purchasing these caps is to prevent the occurrence of a negative spread relating to certain adjustable rate mortgage-backed securities and loans receivable in Coastal's portfolio during a period in which the cost of funds borrowed to acquire such assets rises above the contractual interest rate ceiling on the asset purchased. Interest rate caps generally decrease the interest margin because Coastal receives no payment from the issuer (until the rate index rises above the rate cap) but continues to amortize the prepaid premium. At December 31, 1998, Coastal had interest rate cap agreements, which expire from 1999 to 2003, covering an aggregate notional amount of $209.5 million, of which $110.5 million were covering certain of Coastal's loans receivable, and are triggered, depending on the particular contract, whenever the defined floating rate exceeds 7.0% to 11.0%. The purchase price or premium of the interest rate cap agreements paid by Coastal is capitalized and included in prepaid expenses and other assets and is amortized over the life of the agreements using the straight-line method. The unamortized portion of the purchase price was approximately $115,000 at December 31, 1998 with an estimated fair value of $888,000. For the years ended December 31, 1998, 1997 and 1996, the interest rate caps resulted in an overall decrease in interest income of approximately $53,000, $218,000 and $518,000, respectively. See Note 15 of the Notes to Consolidated Financial Statements.

LIQUIDITY  AND  CAPITAL  RESOURCES
     Coastal's assets approximated $3.0 billion at December 31, 1998 and $2.9 billion at December 31, 1997. Stockholders' equity amounted to $112.8 million at December 31, 1998, after the treasury stock purchases during 1998 at a cost of $7.8 million. The regulatory capital of Coastal's subsidiary, Coastal Banc ssb, exceeded all three of the Bank's regulatory capital requirements at December 31, 1998. At December 31, 1998, the Bank's core capital amounted to 5.25% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 9.54% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 10.23% of risk-adjusted assets, compared to a requirement of 8.0%.

     Coastal's primary sources of funds consist of savings deposits bearing market rates of interest, advances from the FHLB, securities sold under agreements to repurchase and federal funds purchased and principal and interest payments on loans receivable and mortgage-backed securities. In addition, on August 14, 1998, Coastal completed the Valley Acquisition which resulted in the assumption of $120.1 million in net liabilities. Coastal uses its funding resources principally to meet its ongoing commitments to fund maturing deposits and deposit withdrawals, repay borrowings, purchase loans receivable and mortgage-backed securities, fund existing and continuing loan commitments, maintain its liquidity, meet operating expenses and fund acquisitions of other banks and thrifts, either on a branch office or whole bank acquisition basis, in addition to purchasing treasury stock. At December 31, 1998, Coastal had binding commitments to originate or purchase loans totaling approximately $142.1 million and had $99.8 million of undisbursed loans in process. In addition, at December 31, 1998, Coastal had commitments under lines of credit to originate primarily construction and other loans of approximately $124.0 million and letters of credit outstanding of $4.5 million. Scheduled maturities of certificates of deposit during the twelve months following December 31, 1998 totaled $965.4 million. Management believes that Coastal has adequate resources to fund all its commitments.

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

YEAR  2000
     Many existing computer programs, including many utilized by Coastal, use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. Because of the year 2000 implications, Coastal formally initiated a project during the first quarter of 1997 to ensure that its operational and financial systems will not be adversely affected by year 2000 software problems. The year 2000 project team, which includes all levels of management, is identifying the computer applications which could fail or create erroneous results because of the year 2000, and is developing alternate ("contingent") operating systems for these applications. Coastal has included in its year 2000 project the following phases:
     inventory  and  assessment;
     renovation,  which  includes  the  repair  or  replacement;
     validation, which includes the testing of computer systems and Coastal's connections with other computer systems and service bureaus;
     due  diligence  of  third-party  servicers;
     development  of  contingency  plans.
Regular year 2000 progress reports have been and will continue to be made to Coastal's Board of Directors.

     An inventory of all core systems and products that could be affected by the year 2000 date change has been developed by Coastal. The software for Coastal's systems is primarily provided through third party service bureaus and software vendors. Coastal is requiring its third party service bureaus, software providers and vendors to demonstrate and represent that the products provided are or will be year 2000 compliant. Coastal has an internal compliance testing program in place for testing with the external service bureaus and other software providers, as well as testing other internally used systems. Coastal expects to complete its testing and remediation by June 1999.

     While Coastal does not believe that the process of making its computer systems year 2000 ready will result in an adverse material impact on its operations or liquidity, a substantial amount of management and staff time has been and will continue to be devoted to the year 2000 project. The direct costs associated with the year 2000 issues are estimated not to exceed $300,000 in the aggregate. A portion of such costs representing hardware and software purchases will be capitalized and amortized over an estimated three to five year period.

     Planning and testing will not ensure that any organization will be able to conduct business around and after the year 2000. Testing does not ensure that our customers and other business partners will be able to conduct business. The failure of Coastal, its customers and its other business partners to address the year 2000 software problems could have a material adverse effect on Coastal's financial condition, results of operations or liquidity. Coastal is performing due diligence on its customers and other business partners by the implementation and continuous monitoring of processes for evaluating its customers' and business partners' readiness for the year 2000.

     Coastal has implemented procedures and continues to refine its processes for evaluating its business readiness in addition to developing contingency plans to ensure that alternate operating systems are available in the event of unforeseen problems. The effect of many business disruptions at the same time may impact Coastal. Coastal will continue to review its contingency plans to reasonably address these incidents. While Coastal will have contingency plans in place to address a temporary disruption in services, there can be no assurance that any disruption or failure will be only temporary, that Coastal's contingency plans will function as anticipated, or that the results of operations, financial condition, or liquidity of Coastal will not be adversely affected in the event of a prolonged disruption or failure.

RECENT  ACCOUNTING  STANDARDS
     A discussion of recently issued accounting pronouncements and their impact on the Consolidated Financial Statements is provided in Note 2 to the Consolidated Financial Statements.

FORWARD-LOOKING  INFORMATION
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this Annual Report to stockholders which are not historical facts contain forward looking information with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties detailed in Coastal's filings with the Securities and Exchange Commission ("SEC").
     The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and are subject to the safe harbor created by the Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; risks involved in Coastal's ability to quickly and efficiently integrate the operations of acquired entities with those of Coastal; changes in general economic and business conditions; changes in market rates of interest; changes in the laws and regulations applicable to Coastal; the risks associated with the Bank's non-traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial real estate, commercial business, warehouse and mortgage servicing rights loans); and changes in business strategies and other factors as discussed in Coastal's Annual Report on Form 10-K as filed with the SEC.

Coastal  Bancorp,  Inc.  and  Subsidiaries
DIRECTORS  AND  OFFICERS


BOARD OF DIRECTORS OF COASTAL BANCORP, INC., COASTAL BANC SSB AND SUBSIDIARY (AS NOTED)

MANUEL  J.  MEHOS
Chairman of the Board, President and Chief Executive Officer of Coastal Bancorp, Inc.; Chairman of the Board, President and Chief Executive Officer of Coastal Banc Holding Company, Inc.; Chairman of the Board of Coastal Banc Capital Corp., a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; Chairman of the Board, President and Chief Executive Officer of the Bank, a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; and Chief Executive Officer of CoastalBanc Financial Corp., a wholly-owned subsidiary of the Bank, Houston, Texas


R.  EDWIN  ALLDAY
Consultant for The Dini Partners, Inc., a company that provides counseling in philanthropy and non-profit management, Houston, Texas


D.  FORT  FLOWERS,  JR.
President of Sentinel Trust Company, a Texas Limited Banking Association, providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, Houston, Texas


DENNIS  S.  FRANK
     Chief Executive Officer and President of Silvergate Bancorp, a thrift and loan holding company, and of Silvergate Thrift and Loan, La Mesa, California, and President and Chief Executive Officer of DSF Management Corp., a private investment company, Houston, Texas


ROBERT  E.  JOHNSON,  JR.
Partner,  law  firm  of  Johnson  &  Johnson,  Austin,  Texas


JAMES  C.  NIVER
Retired, former President of Century Land Company, a residential real estate development company, Houston, Texas


CORPORATE  OFFICERS  OF  COASTAL  BANCORP,  INC.

MANUEL  J.  MEHOS
Chairman  of  the  Board,  President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Executive  Vice  President,  Chief  Financial  Officer  and  Treasurer

LINDA  B.  FRAZIER
Senior  Vice  President  and  Secretary


CORPORATE  OFFICERS  OF  COASTAL  BANC  HOLDING  COMPANY,  INC.

MANUEL  J.  MEHOS
Chairman  of  the  Board,  President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Director,  Executive  Vice  President,  Chief  Financial  Officer  and Treasurer

LINDA  B.  FRAZIER
Director,  Senior  Vice  President  and  Secretary

LINDA  S.  BUBACZ
Director,  Assistant  Treasurer  and  Assistant  Secretary

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

     In May 1988, Coastal became the first acquirer of failed or failing savings institutions under the Federal government's "Southwest Plan." In this transaction, Coastal acquired from the Federal Savings and Loan Insurance Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 1998, Coastal entered into seven branch acquisitions and one whole bank acquisition: two with an instrumentality of the Federal government and six with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities with respect to each institution. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. All of these transactions resulted in the net assumption of $1.9 billion of deposits and the net acquisition of 58 branch offices. Coastal has also opened six de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 16 branch offices and transferring the deposits to other offices located in the same market area.

     At December 31, 1998, Coastal had total assets of approximately $3.0 billion and total deposits of approximately $1.7 billion with 49 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.














                          Independent Auditors' Report
                          ----------------------------


The  Board  of  Directors
Coastal  Bancorp,  Inc.:


     We have audited the accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.




/s/  KPMG  LLP
--------------
January 19, 1999, except as to Note 6, which is as of February 11, 1999 Houston, Texas



                          COASTAL BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                DECEMBER 31, 1998 AND 1997
                            (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS                                                                1998        1997
-----------------------------------------------------------------  ----------  ----------
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . .  $   45,453  $   37,096
Loans receivable (Notes 6 and 11) . . . . . . . . . . . . . . . .   1,538,149   1,261,435
Mortgage-backed securities held-to-maturity (market value of
 $1,145,369 in 1998 and $1,324,968 in 1997)
 (Notes 5, 11, 12, 14 and 15) . . . . . . . . . . . . . . . . . .   1,154,116   1,345,090
Mortgage-backed securities available-for-sale, at market value
 (Notes 5, 11, 12, 14 and 15) . . . . . . . . . . . . . . . . . .      96,609     169,997
U.S. Treasury security available-for-sale, at market value. . . .       2,016          --
Accrued interest receivable (Note 7). . . . . . . . . . . . . . .      15,518      14,813
Property and equipment (net of accumulated depreciation and
 amortization of $11,925 in 1998 and $8,100 in 1997). . . . . . .      33,116      22,250
Stock in the Federal Home Loan Bank of Dallas ("FHLB"). . . . . .      49,819      27,801
Goodwill (net of accumulated amortization of $13,554 in 1998 and
 $11,270 in 1997) . . . . . . . . . . . . . . . . . . . . . . . .      30,687      15,717
Mortgage servicing rights (Note 8). . . . . . . . . . . . . . . .       4,049       5,653
Prepaid expenses and other assets (Notes 9, 15 and 17). . . . . .      12,629      11,558
                                                                   ----------  ----------
                                                                   $2,982,161  $2,911,410
                                                                   ==========  ==========



     LIABILITIES  AND  STOCKHOLDERS'  EQUITY
     ---------------------------------------
Liabilities:
 Savings deposits (Note 10). . . . . . . . . . . . . . . . . . .  $1,705,004   $1,375,060
 Advances from the FHLB (Note 11). . . . . . . . . . . . . . . .     966,720      540,475
 Securities sold under agreements to repurchase (Note 12). . . .     100,000      791,760
 Senior Notes payable (Note 13). . . . . . . . . . . . . . . . .      50,000       50,000
 Advances from borrowers for taxes and insurance . . . . . . . .       3,340        3,975
 Other liabilities and accrued expenses. . . . . . . . . . . . .      15,583       16,560
   Total liabilities . . . . . . . . . . . . . . . . . . . . . .   2,840,647    2,777,830
                                                                  -----------  -----------

9.0% noncumulative preferred stock of Coastal Banc ssb
 (Note 21) . . . . . . . . . . . . . . . . . . . . . . . . . . .      28,750       28,750

Commitments and contingencies (Notes 6, 15, 19 and 24)

Stockholders' equity (Notes 5, 19, 22 and 23):
 Preferred Stock, no par value; authorized shares 5,000,000;
   no shares issued. . . . . . . . . . . . . . . . . . . . . . .          --           --
 Common Stock, $.00667 par value; authorized shares 45,000,000;
   7,568,255 and 7,513,389 shares issued in 1998 and 1997. . . .          50           50
 Additional paid-in capital. . . . . . . . . . . . . . . . . . .      33,722       33,186
 Retained earnings . . . . . . . . . . . . . . . . . . . . . . .      88,144       73,868
 Accumulated other comprehensive loss -
   unrealized loss on securities available-for-sale. . . . . . .      (1,374)      (2,274)
 Treasury stock, at cost (499,600 shares in 1998). . . . . . . .      (7,778)          --
                                                                  -----------  -----------
   Total stockholders' equity. . . . . . . . . . . . . . . . . .     112,764      104,830
                                                                  -----------  -----------
                                                                  $2,982,161   $2,911,410
                                                                  ===========  ===========


See  accompanying  notes  to  Consolidated  Financial  Statements.


                              COASTAL BANCORP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                           YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        1998       1997      1996
                                                                    ---------  --------  ---------
Interest income:
 Loans receivable. . . . . . . . . . . . . . . . . . . . . . . . .  $120,281   $106,962  $ 97,935
 Mortgage-backed securities. . . . . . . . . . . . . . . . . . . .    87,596     92,755    95,155
 FHLB stock, federal funds sold and other interest-earning assets.     2,937      1,639     1,521
                                                                     210,814    201,356   194,611
                                                                    ---------  --------  ---------

Interest expense:
 Savings deposits. . . . . . . . . . . . . . . . . . . . . . . . .    66,128     62,912    60,076
 Other borrowed money. . . . . . . . . . . . . . . . . . . . . . .    32,723     55,189    51,360
 Senior Notes payable. . . . . . . . . . . . . . . . . . . . . . .     5,000      5,000     5,000
 Advances from the FHLB:
   Short-term. . . . . . . . . . . . . . . . . . . . . . . . . . .    16,042      8,562     6,622
   Long-term . . . . . . . . . . . . . . . . . . . . . . . . . . .    23,511     12,760    15,127
                                                                    ---------  --------  ---------
                                                                     143,404    144,423   138,185
                                                                    ---------  --------  ---------

   Net interest income . . . . . . . . . . . . . . . . . . . . . .    67,410     56,933    56,426
Provision for loan losses (Note 6) . . . . . . . . . . . . . . . .     3,100      1,800     1,925
   Net interest income after provision for loan losses . . . . . .    64,310     55,133    54,501
                                                                    ---------  --------  ---------

Noninterest income:
 Loan fees and service charges on deposit accounts . . . . . . . .     5,752      4,018     3,450
 Loan servicing income, net. . . . . . . . . . . . . . . . . . . .       642      1,406     1,565
 Gain on sale of branch office (Note 3). . . . . . . . . . . . . .        --         --       521
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net . . . . . . . . . . . . . . . . . . . .         1        237        (4)
 Writedown of purchased mortgage loan premium. . . . . . . . . . .      (709)        --        --
 Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,186        723       559
                                                                    ---------  --------  ---------
                                                                       6,872      6,384     6,091
                                                                    ---------  --------  ---------

Noninterest expense:
 Compensation, payroll taxes and other benefits. . . . . . . . . .    23,072     18,754    16,547
 Office occupancy. . . . . . . . . . . . . . . . . . . . . . . . .     9,320      7,312     6,002
 Data processing . . . . . . . . . . . . . . . . . . . . . . . . .     2,695      2,245     2,447
 Amortization of goodwill. . . . . . . . . . . . . . . . . . . . .     2,284      1,840     1,784
 Insurance premiums. . . . . . . . . . . . . . . . . . . . . . . .     1,448      1,091     2,199
 Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9,564      8,302     8,948
 SAIF insurance special assessment (Note 18) . . . . . . . . . . .        --         --     7,455
                                                                    ---------  --------  ---------
                                                                      48,383     39,544    45,382
                                                                    ---------  --------  ---------

     Income before provision for Federal income taxes. . . . . . .    22,799     21,973    15,210

Provision for Federal income taxes (Note 17) . . . . . . . . . . .     3,543      7,822     5,671
                                                                    ---------  --------  ---------
     Net income before preferred stock dividends . . . . . . . . .    19,256     14,151     9,539

Preferred stock dividends of Coastal Banc ssb. . . . . . . . . . .     2,588      2,588     2,588
                                                                    ---------  --------  ---------
     Net income available to common stockholders . . . . . . . . .  $ 16,668   $ 11,563  $  6,951
                                                                    =========  ========  =========
Basic earnings per share (Note 23) . . . . . . . . . . . . . . . .  $   2.24   $   1.55  $   0.93
                                                                    =========  ========  =========
Diluted earnings per share (Note 23) . . . . . . . . . . . . . . .  $   2.18   $   1.50  $   0.92
                                                                    =========  ========  =========


See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)


                                                         1998     1997     1996
                                                      -------  -------  --------
Net income available to common stockholders. . . . .  $16,668  $11,563  $ 6,951

Other comprehensive income (loss), net of tax:
 Unrealized holding gains (losses) on securities
   available-for-sale arising during period (Note 5)      900      829   (2,609)
                                                      -------  -------  --------
Comprehensive income . . . . . . . . . . . . . . . .  $17,568  $12,392  $ 4,342
                                                      =======  =======  ========



See  accompanying  notes  to  Consolidated  Financial  Statements.


                                              COASTAL BANCORP, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                           YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                          (IN THOUSANDS)
                                                                                            Accumulated
                                                                     Additional             other
                                                        Common        paid-in   Retained    comprehensive    Treasury
                                                        Stock         capital   earnings    loss             stock       Total
                                                        ------------  --------  ----------  ---------------  ----------  ---------
Balance - December 31, 1995. . . . . . . . . . . . . .  $         50  $ 32,492  $  59,631   $       (494)  $      --   $ 91,679
Dividends on Common Stock. . . . . . . . . . . . . . .            --        --     (1,985)            --          --     (1,985)
Exercise of stock options
 (Note 19) . . . . . . . . . . . . . . . . . . . . . .            --       112         --             --          --        112
Change in net unrealized holding
 gain (loss) on securities available-for-sale (Note 5)
                                                                  --        --         --         (2,609)         --     (2,609)
Net income for 1996. . . . . . . . . . . . . . . . . .            --        --      6,951             --          --      6,951
                                                        ------------  --------  ----------  -------------  ----------  ---------

Balance - December 31, 1996. . . . . . . . . . . . . .            50    32,604     64,597         (3,103)         --     94,148
Dividends on Common Stock. . . . . . . . . . . . . . .            --        --     (2,292)            --          --     (2,292)
Exercise of stock options
 (Note 19) . . . . . . . . . . . . . . . . . . . . . .            --       582         --             --          --        582
Change in net unrealized holding
 gain (loss) on securities available-for-sale (Note 5)
                                                                  --        --         --            829          --        829
Net income for 1997. . . . . . . . . . . . . . . . . .            --        --     11,563             --          --     11,563
                                                        ------------  --------  ----------  -------------  ----------  ---------

Balance - December 31, 1997. . . . . . . . . . . . . .            50    33,186     73,868         (2,274)         --    104,830
Dividends on Common Stock. . . . . . . . . . . . . . .            --        --     (2,392)            --          --     (2,392)
Exercise of stock options
 (Note 19) . . . . . . . . . . . . . . . . . . . . . .            --       536         --             --          --        536
Purchase of treasury stock at cost . . . . . . . . . .            --        --         --             --      (7,778)    (7,778)
Change in net unrealized holding
 gain (loss) on securities available-for-sale (Note 5)
                                                                  --        --         --            900          --        900
Net income for 1998. . . . . . . . . . . . . . . . . .            --        --     16,668             --          --     16,668
                                                        ------------  --------  ----------  -------------  ----------  ---------

Balance - December 31, 1998. . . . . . . . . . . . . .  $         50  $ 33,722  $  88,144   $     (1,374)  $  (7,778)  $112,764
                                                        ============  ========  ==========  =============  ==========  =========




See  accompanying  notes  to  Consolidated  Financial  Statements.



                             COASTAL BANCORP, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                         (IN THOUSANDS)

                                                                  1998        1997        1996
                                                             ----------  ----------  ----------
Cash flows from operating activities:
 Net income available to common stockholders. . . . . . . .  $  16,668   $  11,563   $   6,951
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Depreciation and amortization of property and equipment,
   mortgage servicing rights and prepaid expenses
   and other assets . . . . . . . . . . . . . . . . . . . .      9,099       7,485       6,098
 Net premium amortization . . . . . . . . . . . . . . . . .      3,101       3,025       1,146
 Provision for loan losses. . . . . . . . . . . . . . . . .      3,100       1,800       1,925
 Amortization of goodwill . . . . . . . . . . . . . . . . .      2,284       1,840       1,784
 Originations and purchases of mortgage loans held for sale    (26,536)     (8,063)    (19,739)
 Sales of mortgage loans held for sale. . . . . . . . . . .     26,287       8,361      20,158
 (Gain) loss on sales of mortgage-backed securities
   available-for-sale . . . . . . . . . . . . . . . . . . .         (1)       (237)          4
 Gain on sale of branch office. . . . . . . . . . . . . . .         --          --        (521)
 Decrease (increase) in:
   Accrued interest receivable. . . . . . . . . . . . . . .      1,863        (123)        853
   Other, net . . . . . . . . . . . . . . . . . . . . . . .        104       9,668      (3,024)
 Stock dividends from the FHLB. . . . . . . . . . . . . . .     (2,247)     (1,287)     (1,288)
                                                             ----------  ----------  ----------

   Net cash provided by operating activities. . . . . . . .     33,722      34,032      14,347
                                                             ----------  ----------  ----------

Cash flows from investing activities:
 Purchases of mortgage-backed securities held-to-maturity .     (8,203)    (56,136)         --
 Purchase of U.S. Treasury security available-for-sale. . .         --          --         (11)
 Principal repayments on mortgage-backed securities . . . .    199,052      55,549      50,616
   held-to-maturity
 Principal repayments on mortgage-backed securities
   available-for-sale . . . . . . . . . . . . . . . . . . .     26,206         627         879
 Proceeds from maturity of U.S. Treasury securities . . . .     25,000          11       4,000
   available-for-sale
 Proceeds from sales of mortgage-backed securities. . . . .     48,551      11,545         860
   available-for-sale
 Purchases of loans receivable. . . . . . . . . . . . . . .   (329,058)   (135,202)   (190,612)
 Net decrease in loans receivable . . . . . . . . . . . . .    218,357      94,670      53,678
 Purchases of property and equipment, net . . . . . . . . .     (4,401)     (9,825)     (4,273)
 Purchase of FHLB stock . . . . . . . . . . . . . . . . . .    (19,771)     (9,543)     (7,924)
 Proceeds from sales of FHLB stock. . . . . . . . . . . . .         --       9,000       5,000
 Capitalization of mortgage servicing rights. . . . . . . .         --        (116)         --
 Cash and cash equivalents received in business combination
   transactions, net of disposition transaction in 1996 . .    120,085      52,093      11,652
                                                             ----------  ----------  ----------

   Net cash provided (used) by investing activities . . . .    275,818      12,673     (76,135)
                                                             ----------  ----------  ----------


                                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                                 (IN THOUSANDS)

                                                                              1998           1997          1996
                                                                       ------------  -------------  ------------
Cash flows from financing activities:
 Net decrease (increase) in savings deposits. . . . . . . . . . . . .  $   (25,399)  $      9,539   $    12,497
 Advances from the FHLB . . . . . . . . . . . . . . . . . . . . . . .    4,297,136      3,560,603     3,629,022
 Principal payments on advances from the FHLB . . . . . . . . . . . .   (3,870,891)    (3,429,848)   (3,531,488)
 Proceeds from securities sold under agreements to repurchase
   and   federal funds purchased. . . . . . . . . . . . . . . . . . .    3,958,111      9,834,639     9,276,713
 Repayments of securities sold under agreements to repurchase
   and federal funds purchased. . . . . . . . . . . . . . . . . . . .   (4,649,871)   (10,009,866)   (9,303,558)
 Exercise of stock options for purchase of common stock, net. . . . .          536            582           112
 Purchase of treasury stock . . . . . . . . . . . . . . . . . . . . .       (7,778)            --            --
 Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . .       (2,392)        (2,292)       (1,985)
 Net decrease in advances from borrowers for taxes and insurance. . .         (635)          (701)       (1,834)
   Net cash provided (used) by financing activities . . . . . . . . .     (301,183)       (37,344)       79,479
                                                                       ------------  -------------  ------------

   Net increase in cash and cash equivalents. . . . . . . . . . . . .        8,357          9,361        17,691
 Cash and cash equivalents at beginning of year . . . . . . . . . . .       37,096         27,735        10,044
                                                                       ------------  -------------  ------------
 Cash and cash equivalents at end of year . . . . . . . . . . . . . .  $    45,453   $     37,096   $    27,735
                                                                       ============  =============  ============

 Supplemental schedule of cash flows:
   Interest paid. . . . . . . . . . . . . . . . . . . . . . . . . . .  $   140,620   $    142,532   $   139,926
   Income taxes paid. . . . . . . . . . . . . . . . . . . . . . . . .        6,980          2,466         6,451
                                                                       ============  =============  ============

 Supplemental schedule of noncash investing and financing activities:
   Foreclosures of loans receivable . . . . . . . . . . . . . . . . .  $     4,178   $      4,226   $     4,363
                                                                       ============  =============  ============



See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1998 and 1997

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

The reorganizations were accounted for in a manner similar to that in pooling-of-interests accounting and all financial statements issued after consummation of the reorganization reflect the consolidated operations as if the reorganization had taken place prior to the periods covered by such consolidated financial statements.

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

Coastal Banc ssb is a broad-based financial services provider to consumers and businesses. At December 31, 1998, Coastal Banc ssb operated 49 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

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

BASIS  OF  CONSOLIDATED  FINANCIAL  STATEMENTS

The consolidated financial statements include the accounts of Coastal Bancorp, Inc., its wholly-owned subsidiary, HoCo and its wholly-owned subsidiaries, Coastal Banc ssb and subsidiary, CoastalBanc Financial Corp. (collectively, the "Bank"), and Coastal Banc Capital Corp. (collectively, "Coastal"). All significant intercompany balances and transactions have been eliminated in consolidation.

On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. Accordingly, all common stock share data have been adjusted to include the effect of the stock split.

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

It is the general policy of Coastal to stop accruing interest income and place the recognition of interest on a cash basis when any loan is past due more than 90 days as to principal and interest. When a loan is placed on nonaccrual, any interest previously accrued but not collected is reversed against current interest income.

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

ALLOWANCE  FOR  LOAN  LOSSES

The allowance for loan losses is maintained at a level determined to be adequate by management to absorb future losses on loans receivable. The adequacy of the allowance is based on management's evaluation of the loans receivable portfolio and its consideration of such factors as historical loss experience, the volume and type of lending conducted by Coastal, identification of adverse situations which may affect the ability of borrowers to repay, assessment of current and future economic conditions and the estimated net realizable value of the underlying collateral. While management uses available information to estimate losses on loans receivable, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Coastal's allowance for loan losses. Such agencies may require Coastal to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

LOAN  FEES

Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized into income over the lives of the related loans using the level yield method. When the loans receivable are paid off or sold, the remaining loan fees are recognized as income in that period.

INVESTMENT  AND  MORTGAGE-BACKED  SECURITIES

Coastal classifies securities as either held-to-maturity, available-for-sale or trading. Securities are classified as held-to-maturity when Coastal has the positive intent and ability to hold such securities to maturity. Securities held-to-maturity are recorded at amortized cost. Securities available-for-sale are securities other than those held-to-maturity or trading and are recorded at fair value, with unrealized gains and losses excluded from earnings and recorded net of tax as other comprehensive income (loss) in stockholders' equity until realized. Realized gains and losses on securities classified as available-for-sale are recorded in earnings in the year of sale based on the specific identification of each individual security sold.

Coastal records investment and mortgage-backed securities transactions as of the settlement date. There were no pending transactions as of December 31, 1998 or 1997.

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

FEDERAL  INCOME  TAXES

Bancorp files a consolidated federal income tax return with HoCo, Coastal Banc Capital Corp., the Bank and its wholly-owned subsidiary. Federal income taxes are allocated on the basis of each entity's contribution to consolidated taxable income.

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

Basic EPS is calculated by dividing net income available to common stockholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive-potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations if dilutive, using the treasury stock method.

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions.

RECENT  ACCOUNTING  PRONOUNCEMENTS

As of January 1, 1998, Coastal adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement 130") which requires that all components of comprehensive income and total comprehensive income be reported on one of the following: (1) the statement of operations,
(2) the statement of stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). These amounts have been disclosed on the consolidated statements of comprehensive income. Statement 130 did not change the current accounting treatment for components of other comprehensive income (i.e. changes in unrealized gain (loss) on securities available-for-sale).

As of January 1, 1998, Coastal adopted Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("Statement 131") which requires public companies to report certain information about their operating segments in their annual financial statements and quarterly reports issued to shareholders. It also requires public companies to report certain information about their products and services, the geographic areas in which they operate, and their major customers. The implementation of Statement 131 did not have a material effect on Coastal's Consolidated Financial Statements. Coastal did not identify any reportable operating segments based on the requirements of Statement 131.

The Financial Accounting Standards Board's Statement No. 133 ("Statement 133"), "Accounting for Derivative Instruments and for Hedging Activities," was issued in June 1998. Statement 133 requires companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Statement 133 requires that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. Statement 133 is effective for fiscal years beginning after June 15, 1999. Coastal is evaluating the impact Statement 133 may have on its future consolidated financial statements.

(3)     ACQUISITION  AND  DISPOSITION  TRANSACTIONS
VALLEY  BRANCH  ACQUISITION

     On August 14, 1998, Coastal completed the acquisition of the Valley branches of Pacific Southwest Bank, also known as The San Benito Bank and Trust Company, a unit of Pacific Southwest Bank ("Valley Branches"). Twelve branches located in Harlingen, San Benito, Mission, Pharr, Edinburg, Brownsville, McAllen and South Padre Island were acquired in this transaction. Summarized below are the assets and liabilities recorded at fair value at the date of acquisition (in thousands):


Cash and cash equivalents . . . . . . . . .  $120,085
Loans receivable. . . . . . . . . . . . . .   176,157
U.S. Treasury securities available-for-sale    26,942
Goodwill. . . . . . . . . . . . . . . . . .    17,254
Property and equipment. . . . . . . . . . .    10,743
Other assets. . . . . . . . . . . . . . . .     5,438
                                             --------
  Total assets. . . . . . . . . . . . . . .  $356,619
                                             ========

Savings deposits. . . . . . . . . . . . . .  $355,425
Other liabilities and accrued expenses. . .     1,194
                                             --------
  Total liabilities . . . . . . . . . . . .  $356,619
                                             ========

PORT  ARTHUR  BRANCH  ACQUISITION

On June 21, 1997, Coastal consummated the purchase of the Port Arthur, Texas branch of Wells Fargo Bank (Texas). Summarized below are the assets and liabilities recorded at fair value at the date of the acquisition (in thousands):


Cash and cash equivalents. . . . . . .  $52,093
Goodwill . . . . . . . . . . . . . . .    1,961
Property and equipment . . . . . . . .      693
                                        -------
  Total assets . . . . . . . . . . . .  $54,747
                                        =======

Savings deposits . . . . . . . . . . .   54,563
Other liabilities and accrued expenses      184
                                        -------
  Total liabilities. . . . . . . . . .  $54,747
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


Cash and cash equivalents. . . . . . .  $25,274
Loans receivable . . . . . . . . . . .    1,173
Goodwill . . . . . . . . . . . . . . .       72
Property and equipment . . . . . . . .     (103)
Other assets . . . . . . . . . . . . .        5
                                        --------
  Total assets . . . . . . . . . . . .  $26,421
                                        ========

Savings deposits . . . . . . . . . . .   25,992
Other liabilities and accrued expenses      429
                                        --------
  Total liabilities. . . . . . . . . .  $26,421
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


Savings deposits sold . . . . . . . . . . .  $14,850
Other liabilities and accrued expenses sold       69
Loans receivable sold . . . . . . . . . . .      155
Property and equipment sold . . . . . . . .      438
Reduction of goodwill . . . . . . . . . . .      179



The transactions described above are not material to the consolidated financial position or results of operations of Coastal; therefore pro forma information is not presented.

(4)     SECURITIES  PURCHASED  UNDER AGREEMENTS TO RESELL AND FEDERAL FUNDS
SOLD
An analysis of securities purchased under agreements to resell ("repurchase agreements") and federal funds sold for the years ended December 31, 1998 and 1997 is as follows (dollars in thousands):


                                           1998      1997
Repurchase agreements:
  Balance outstanding at December 31,.  $    --   $    --
  Maximum outstanding at any month-end       --        --
  Average balance outstanding. . . . .      671     1,973
  Average interest rate. . . . . . . .     5.66%     6.89%

Federal funds sold:
  Balance outstanding at December 31,.  $    --   $    --
  Maximum outstanding at any month-end   28,500    10,500
  Average balance outstanding. . . . .    7,320     2,051
  Average interest rate. . . . . . . .     5.36%     5.61%



The securities underlying the repurchase agreements are delivered by entry into Coastal's account maintained at a third-party custodian designated by Coastal under a written custodial agreement that explicitly recognizes Coastal's interest in the securities.

There were no repurchase agreements or federal funds sold outstanding during 1996.

(5)     MORTGAGE-BACKED  SECURITIES
     Mortgage-backed securities at December 31, 1998 are as follows (in thousands):


                                      Gross        Gross
                          Amortized   Unrealized   Unrealized    Market
                          Cost        Gains        Losses        Value
                          ----------  -----------  ------------  ----------
Held-to-maturity:
REMICS - Agency. . . . .  $  839,593  $     3,770  $   (10,349)  $  833,014
REMICS - Non-agency. . .     218,500          598       (2,186)     216,912
FNMA certificates. . . .      63,199          147         (810)      62,536
GNMA certificates. . . .      21,311           16          (23)      21,304
Non-agency securities. .      11,512          113          (23)      11,602
Interest-only securities           1           --           --            1
                          ----------  -----------  ------------  ----------
                          $1,154,116  $     4,644  $   (13,391)  $1,145,369
                          ==========  ===========  ============  ==========




Available-for-sale:
REMICS - Agency . .         $97,695   $       --    $  (2,115)     $95,580
REMICS - Non-agency           1,037           --           (8)       1,029
                            -------   ----------    ----------     -------
                            $98,732   $       --    $  (2,123)     $96,609
                            =======   ==========    ==========     =======




     Mortgage-backed securities at December 31, 1997 are as follows (in thousands):


                                      Gross        Gross
                          Amortized   Unrealized   Unrealized    Market
                          Cost        Gains        Losses        Value
                          ----------  -----------  ------------  ----------
Held-to-maturity:
REMICS - Agency. . . . .  $  950,689  $     5,022  $   (20,478)  $  935,233
REMICS - Non-agency. . .     279,131          701       (5,610)     274,222
FNMA certificates. . . .      71,887          144         (683)      71,348
GNMA certificates. . . .      28,808          566           --       29,374
Non-agency securities. .      14,555          239          (23)      14,771
Interest-only securities          20           --           --           20
                          ----------  -----------  ------------  ----------
                          $1,345,090  $     6,672  $   (26,794)  $1,324,968
                          ==========  ===========  ============  ==========




Available-for-sale:

REMICS - Agency . .         $171,167         $579      $(4,044)  $  167,702
REMICS - Non-agency            2,328           --          (33)       2,295
                          ----------  -----------  ------------  ----------
                            $173,495         $579      $(4,077)    $169,997
                          ==========  ===========  ============  ==========



Proceeds from sales of mortgage-backed securities available-for-sale during 1998, 1997 and 1996 were approximately $48.6 million, $11.5 million and $860,000, respectively. Gross gains of approximately $26,000 and $237,000 were realized on these sales in 1998 and 1997 and gross losses of approximately
$25,000  and  $4,000  were  realized  on  these  sales  in  1998  and  1996.

(6)     LOANS  RECEIVABLE
     Loans receivable at December 31, 1998 and 1997 are as follows (in thousands):


                                                              1998         1997
                                                        -----------  -----------
Real estate mortgage loans:
 First lien mortgage, primarily residential. . . . . .  $  690,510   $  689,767
 Multifamily . . . . . . . . . . . . . . . . . . . . .     119,447      131,454
 Residential construction. . . . . . . . . . . . . . .     115,714       83,359
 Acquisition and development . . . . . . . . . . . . .      75,932       31,619
 Commercial. . . . . . . . . . . . . . . . . . . . . .     257,723      181,315
 Commercial construction . . . . . . . . . . . . . . .      40,344       14,506
Commercial loans, secured by residential mortgage
 loans held for sale . . . . . . . . . . . . . . . . .     173,124       98,679
Commercial loans, secured by mortgage servicing rights       3,867       32,685
Commercial, financial and industrial . . . . . . . . .      92,218       30,877
Loans secured by savings deposits. . . . . . . . . . .      13,164        8,695
Consumer and other loans . . . . . . . . . . . . . . .      66,989       15,030
                                                        -----------  -----------
                                                         1,649,032    1,317,986

Loans in process . . . . . . . . . . . . . . . . . . .     (99,790)     (47,893)
Allowance for loan losses. . . . . . . . . . . . . . .     (11,358)      (7,412)
Unearned interest and loan fees. . . . . . . . . . . .      (3,493)      (2,926)
Premium on purchased loans, net. . . . . . . . . . . .       3,758        1,680
                                                        -----------  -----------

                                                        $1,538,149   $1,261,435
                                                        ===========  ===========

Weighted average yield . . . . . . . . . . . . . . . .        8.55%        8.30%
                                                        ===========  ===========



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

At December 31, 1998, Coastal had outstanding commitments to originate or purchase approximately $142.1 million of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $124.0 million. In addition, at December 31, 1998, Coastal had letters of credit of approximately $4.5 million outstanding.

A portion of Coastal's first lien mortgage loan portfolio is pledged as collateral to secure advances from the FHLB (Note 11).

Included in loans receivable at December 31, 1998 and 1997 are loans totaling approximately $22.8 million and $17.4 million, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 1998, 1997 and 1996, Coastal recognized interest income on these nonaccrual loans (outstanding as of the period end) of approximately $480,000, $827,000, and $507,000, respectively, whereas approximately $835,000, $925,000, and $816,000, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

At December 31, 1998 and 1997, the carrying value of impaired loans was approximately $1.7 million and $2.0 million, respectively, and the related allowance for loan losses on those impaired loans totaled $880,000 and $1.1 million, respectively. The average recorded investment in impaired loans during the years ended December 31, 1998, 1997 and 1996 was approximately $1.7 million, $897,000, and $846,000, respectively. For the years ended December 31, 1998,
1997 and 1996, Coastal did not recognize interest income on loans considered impaired.

An analysis of activity in the allowance for loan losses is as follows (in thousands):


                                Years  ended  December  31,

                                   1998      1997     1996
                                --------  --------  -------
Balance, beginning of year . .  $ 7,412   $ 6,880   $5,703
Provision for loan losses. . .    3,100     1,800    1,925
Charge-offs. . . . . . . . . .   (1,693)   (1,416)    (851)
Recoveries . . . . . . . . . .      282       148      103
Allowance of acquired entities    2,257        --       --
                                --------  --------  -------

Balance, end of year . . . . .  $11,358   $ 7,412   $6,880
                                ========  ========  =======



On August 11, 1998, Coastal approved the purchase of a $10.0 million participation in a warehouse loan aggregating $25.0 million to MCA Financial Corp., and certain of its affiliates, of Southfield, Michigan (collectively the "Mortgage Banker"). The lead lender ("Lead Lender") in this facility is a major commercial bank and the loan is secured by subprime residential loans. In late January 1999, due to a lack of liquidity, the Mortgage Banker ceased operations and shortly thereafter was seized by the Michigan Bureau of Financial Institutions. A conservator was appointed to take control of the Mortgage Banker's books and records, marshal that company's assets and continue its loan servicing operations. A voluntary petition under Chapter 11 of the U.S. Bankruptcy Code was filed in the U.S. Bankruptcy Court for the Eastern District of Michigan for the Mortgage Banker on or about February 11, 1999, by the conservator, who has been appointed the "debtor-in-possession", to allow the conservator time to develop a plan of reorganization while protecting the assets of the Mortgage Banker.

Coastal has hired special bankruptcy counsel to represent it in this situation and has been involved in discussions with the Lead Lender regarding the status of the loan. Although Coastal has been informed by the Lead Lender that Coastal's loan is collateralized by residential loans, Coastal, as of the date hereof, has been unable to verify the extent to which the collateral, if any, is sufficient to prevent Coastal from incurring a loss. Effective December 31, 1998, Coastal put this loan on nonaccrual and allocated $1.5 million of the general reserve of $1.5 million to this loan. Coastal is continuing to monitor this situation and will make additions to the overall allowance for loan losses as considered necessary based on its existing policy. At this time, Coastal is unable to determine the timing, probability, or the amount of any loss which might result from the default by the Mortgage Banker.

(7)     ACCRUED  INTEREST  RECEIVABLE
Accrued interest receivable at December 31, 1998 and 1997 is as follows (in thousands):



                                          1998     1997
                                         -------  -------

Loans receivable. . . . . . . . . . . .  $10,088  $ 8,124
Mortgage-backed securities. . . . . . .    5,383    6,684
FHLB stock, federal fund sold and other
  interest-earning assets . . . . . . .       47        5
                                         -------  -------

                                         $15,518  $14,813
                                         =======  =======



(8)     MORTGAGE  SERVICING  RIGHTS
Coastal services loans receivable for others which are not included in the consolidated financial statements. The total amounts of such loans were approximately $519.2 million, $675.7 million and $776.7 million at December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, Coastal serviced approximately $1.4 million and $2.2 million of loans sold with recourse, respectively.

An  analysis  of  activity  of  mortgage  servicing  rights  for the years ended
December  31,  1998,  1997  and  1996  is  as  follows  (in  thousands):


     Years  ended  December  31,

                               1998      1997      1996
                            --------  --------  --------
Balance, beginning of year  $ 5,653   $ 6,810   $ 8,323
Additions. . . . . . . . .       --       116        --
Amortization . . . . . . .   (1,604)   (1,273)   (1,513)
                            --------  --------  --------
Balance, end of year . . .  $ 4,049   $ 5,653   $ 6,810
                            ========  ========  ========



At December 31, 1998, the estimated fair value of Coastal's recognized mortgage servicing rights was $5.1 million and no valuation allowance for impairment was considered necessary.

(9)     REAL  ESTATE  OWNED
Included in prepaid expenses and other assets is real estate owned at December 31, 1998 and 1997 of approximately $4.9 million and $3.2 million, respectively.

(10)     SAVINGS  DEPOSITS
Savings deposits and the related weighted average interest rates at December 31, 1998 and 1997 are summarized as follows (dollars in thousands):


                                              1998                           1997
                                 ------------------------------  ---------------------------
                                   Stated Rate        Amount      Stated Rate       Amount
-------------------------------  ---------------  -------------  --------------  -----------
Noninterest-bearing checking. .            0.00%  $     95,398            0.00%  $101,782
Interest-bearing checking . . .   1.00  -  2.00         63,067   1.49  -  2.00     69,972
Savings accounts. . . . . . . .   1.98  -  2.75         48,571   2.18  -  2.75     25,555
Money market demand accounts. .   0.00  -  4.51        339,481   2.96  -  4.51    165,986
                                                  -------------                  --------

                                                       546,517                   363,295
                                                  -------------                  --------

Certificate accounts. . . . . .   2.00  -  2.99          6,538   2.00  -  2.99      5,142
                                  3.00  -  3.99         38,614   3.00  -  3.99      2,763
                                  4.00  -  4.99        272,325   4.00  -  4.99     64,478
                                  5.00  -  5.99        747,585   5.00  -  5.99    834,727
                                  6.00  -  6.99         83,277   6.00  -  6.99     94,405
                                  7.00  -  7.99          8,727   7.00  -  7.99      7,624
                                  8.00  -  8.99            699   8.00  -  8.99      1,854
                                  9.00  -  9.99            305   9.00  -  9.99        847
                                     over 10.00             18      over 10.00         --
                                                  -------------                 ---------
                                                     1,158,088                  1,011,840
                                                  -------------                 ---------
Premium (discount) on purchased
 savings deposits, net. . . . .                            399                        (75)
                                                  -------------                 ---------

                                                  $  1,705,004               $  1,375,060
                                                  =============                 =========

Weighted average rate . . . . .                           4.11%                     4.67%
                                                  =============                 =========



     Effective January 1, 1998, Coastal implemented a program whereby a portion of the balances in noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. The amount of such reclassification was approximately $126.0 million at December 31, 1998.

     The scheduled maturities of certificate accounts outstanding at December 31, 1998 were as follows (in thousands):


Year Ended December 31,
------------------------
 1999. . . . . . . . . .  $965,443
 2000. . . . . . . . . .   148,049
 2001. . . . . . . . . .    22,347
 2002. . . . . . . . . .    11,833
 2003. . . . . . . . . .    10,176
Subsequent years . . . .       240
                          --------
                         1,158,088
                          =========



     The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $199.0 million and $122.6 million at December 31, 1998 and 1997, respectively.

(11)     ADVANCES  FROM  THE  FEDERAL  HOME  LOAN  BANK  OF  DALLAS
Advances from the FHLB for the years ended December 31, 1998, 1997 and 1996 are summarized as follows (dollars in thousands):


                                          1998       1997       1996
                                       ---------  ---------  --------
Balance outstanding at end of year. . $ 966,720   $540,475   $409,720
Average balance outstanding . . . . .   713,197    368,896    387,296
Maximum outstanding at any month-end.   969,036    540,475    491,930
Average interest rate during the year      5.55%      5.78%      5.62%
Average interest rate at end of year.      5.24%      5.95%      5.61%

The scheduled maturities and related weighted average interest rates on advances from the FHLB at December 31, 1998 are summarized as follows (dollars in thousands):



Due during the year    Weighted Average
ended December 31,      Interest Rate      Amount
--------------------  ------------------  --------
1999 . . . . . . . .               5.21%   $805,753
2000 . . . . . . . .               5.93       6,768
2001 . . . . . . . .               6.22       8,541
2002 . . . . . . . .               5.49      69,633
2003 . . . . . . . .               5.22         801
2004 . . . . . . . .               6.48       2,604
2005 . . . . . . . .               5.57         129
2006 . . . . . . . .               6.85       3,199
2007 . . . . . . . .               6.65       1,160
2008 . . . . . . . .               4.72      52,822
2009 . . . . . . . .               8.15       4,413
2010 . . . . . . . .               5.66         187
2011 . . . . . . . .               6.63       1,426
2012 . . . . . . . .               5.68         217
2013 . . . . . . . .               5.71       6,861
2018 . . . . . . . .               5.28       2,206
                      ------------------  ----------

                                   5.24%  $ 966,720
                      ==================  ==========




At December 31, 1998, Coastal had a $50.0 million unused line of credit with the FHLB. The FHLB advances are secured by certain first lien mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $966.7 million at December 31, 1998.

(12)     SECURITIES  SOLD  UNDER AGREEMENTS TO REPURCHASE AND FEDERAL FUNDS
PURCHASED
Securities sold under agreements to repurchase at December 31, 1998 and 1997 are as follows (dollars in thousands):



                                     Repurchase         Repurchase       Repurchase
                                     Liability           Liability        Liability
                                      Maturing           Maturing        Maturing in
                                  in up to 30 days   in 30 to 90 days   over 90 days    Total
                                 ------------------  -----------------  -------------  --------
December 31, 1998:
-------------------------------
Book value of mortgage-backed
 securities sold. . . . . . . .  $              --   $              --  $     115,951  $115,951
Market value of mortgage-backed
 securities sold. . . . . . . .                 --                  --        115,747   115,747
Repurchase liability. . . . . .                 --                  --        100,000   100,000

Weighted average interest rate.                                                           4.93%
Weighted average maturity . . .                                                      3,295 days

December 31, 1997:
-------------------------------
Book value of mortgage-backed
 securities sold. . . . . . . .  $         693,058   $              --  $     157,530  $850,588
Market value of mortgage-backed
 securities sold. . . . . . . .            682,669                  --        154,427   837,096
Repurchase liability. . . . . .            647,048                  --        144,712   791,760

Weighted average interest rate.                                                           6.00%
Weighted average maturity . . .                                                         75 days




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

At December 31, 1998 and 1997, the agreements outstanding relating to the mortgage-backed securities were agreements to repurchase the same securities. The securities sold under agreements to repurchase at December 31, 1998 were with one individual counterparty, Salomon Smith Barney Inc., and mature in 2008. Securities sold under agreements to repurchase averaged approximately $579.6 million, $974.1 million and $930.7 million during 1998, 1997 and 1996, respectively, and the maximum outstanding amounts at any month-end during 1998, 1997 and 1996 were approximately $874.8 million, $1.0 billion and $1.0 billion, respectively.

Federal funds purchased averaged approximately $149,000 and $161,000 during the years ended December 31, 1998 and 1997, respectively. There were no federal funds purchased outstanding at any month-end during 1998 or 1997 and there were no federal funds purchased outstanding during the year ended December 31, 1996.

(13)     SENIOR  NOTES  PAYABLE

     On June 30, 1995, Coastal issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes are redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the redemption date. Interest on the Senior Notes is payable quarterly. On January 28, 1999, the Board of Directors authorized the repurchase, on an unsolicited basis, of the Senior Notes in an amount and on such terms considered appropriate by management.

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

     INTEREST  RATE  AGREEMENTS
Coastal is a party to interest rate swap and interest rate cap agreements in order to reduce its exposure to floating interest rates on a portion of its variable rate assets and borrowings. At December 31, 1998, Coastal had interest rate swap and cap agreements on notional amounts totaling $38.0 million and $209.5 million, respectively.

Coastal has entered into interest rate swap agreements with various investment companies. The agreements provide for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement.

The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 5.77% in 1998 and 5.76% in 1997. The weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 6.60% in 1998 and 6.51% in 1997. Payments on the interest rate swap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. Coastal records net interest expense or income related to these agreements on a monthly basis in "interest expense on other borrowed money" in the accompanying consolidated statements of operations. The net interest expense related to these agreements was approximately $377,000, $431,000 and $593,000, for the years ended December 31, 1998, 1997 and 1996, respectively. Coastal had pledged approximately $6.6 million and $6.4 million of mortgage-backed securities to secure interest rate swap agreements at December 31, 1998 and 1997, respectively.

The terms of the interest rate swap agreements outstanding at December 31, 1998 and 1997 are summarized as follows (dollars in thousands):



                                                                        Floating Rate        Fair Value at
                             Notional       LIBOR              Fixed         at              End of Period
Maturity                      Amount        Index               Rate     End of Period       gain (loss)
----------------------  ---------------  ---------------------  ------   --------------    ------------
At December 31, 1998:
1999 . . . . . . . . .  $       14,600   Three-month            6.926%          5.399%  $      (218)
2000 . . . . . . . . .           4,800   Three-month            6.170           5.226          (164)
2000 . . . . . . . . .           2,380   Three-month            6.000           5.281           (38)
2005 . . . . . . . . .          16,225   Three-month            6.500           5.261          (707)
                        ---------------                                                 ------------
                                38,005                                                  $    (1,127)
                        ==============                                                  ============

                                         At December 31, 1997:
1998 . . . . . . . . .  $        4,400   Three-month            6.709%          5.875%  $       (28)
1999 . . . . . . . . .          14,600   Three-month            6.926           5.875          (239)
2000 . . . . . . . . .           4,800   Three-month            6.170           5.906           (99)
2000 . . . . . . . . .           2,520   Three-month            6.000           5.906            --
2005 . . . . . . . . .          19,527   Three-month            6.500           5.879          (230)
                        ---------------                                                 ------------
                        $       45,847                                                  $      (596)
                        ==============                                                  ============



Coastal has interest rate cap agreements with third parties. The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 7.00% to 11.00%, depending on the agreement. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The purchase prices of the interest rate cap agreements are capitalized and included in "prepaid expenses and other assets" in the accompanying consolidated statements of financial condition and are amortized over the life of the agreements using the straight-line method. The unamortized portion of the interest rate cap agreements was approximately $115,000 and $286,000 at December 31, 1998 and 1997, respectively, with the estimated fair value of the agreements being $888,000 and $300,000 at December 31, 1998 and 1997, respectively. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities, loans receivable and their related funding sources. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in "interest income on mortgage-backed securities or loans receivable," as appropriate, in the accompanying consolidated statements of operations. The net decrease in interest income related to the interest rate cap agreements was approximately $53,000, $218,000 and $518,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     Interest rate cap agreements outstanding at December 31, 1998 expire as follows (dollars in thousands):




Year of         Strike rate     Notional
expiration         range         amount
-----------  -----------------  ---------
1999. . . .  7.25  -    11.00%  $  63,564
2000. . . .   8.50  -    9.50      11,620
2001. . . .   7.00  -    9.00      35,322
2003. . . .   8.00  -    8.50      99,000
                                ---------
                                  209,506
                                =========

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

FINANCIAL  FUTURES
Coastal has used financial futures contracts in its asset/liability management function to alter the interest rate sensitivity of Coastal's net interest income. In 1992, Coastal discontinued this hedging strategy. The net unamortized contract losses on closed positions were approximately $767,000 and $1.2 million at December 31, 1998 and 1997, respectively. The amortization of the contract losses on closed positions for the years ended December 31, 1998, 1997 and 1996 was approximately $440,000, $203,000 and $409,000, respectively.

(16)     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates presented herein are based on relevant information available to management as of December 31, 1998 and 1997. Because the reporting requirements exclude certain financial instruments and all nonfinancial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of Coastal. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):


                                                          At                               At
                                               December 31, 1998                   December 31, 1997
                                   --------------------------------------   ---------------------------------
                                        Carrying              Fair           Carrying            Fair
                                         Value                Value           Value             Value
                                   ------------------  -------------------  ----------  ----------------------
Financial assets:
 Cash and cash equivalents. . . .  $           45,453  $           45,453   $   37,096  $              37,096
 Loans receivable . . . . . . . .           1,538,149           1,557,654    1,261,435              1,283,023
 Mortgage-backed securities
   held-to-maturity . . . . . . .           1,154,116           1,145,369    1,345,090              1,324,968
 Securities available-for-sale. .              98,625              98,625      169,997                169,997
 Stock in the FHLB. . . . . . . .              49,819              49,819       27,801                 27,801
 Interest rate cap agreements . .                 115                 888          286                    300
Financial liabilities:
 Savings deposits . . . . . . . .           1,705,004           1,711,699    1,375,060              1,377,431
 Advances from the FHLB . . . . .             966,720             970,638      540,475                541,645
 Securities sold under agreements
   to repurchase. . . . . . . . .             100,000             106,148      791,760                791,742
 Senior Notes payable . . . . . .              50,000              51,007       50,000                 50,750
Off-balance sheet instruments:
 Interest rate swap agreements. .                  --              (1,127)          --                   (596)
 Commitments to extend credit . .                  --             270,602           --                171,193



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

MORTGAGE-BACKED  SECURITIES  HELD-TO-MATURITY  AND  SECURITIES
AVAILABLE-FOR-SALE
The fair values of mortgage-backed and other securities are estimated based on published market prices or market prices from investment dealers and companies. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

STOCK  IN  THE  FHLB
The  carrying  amount  of  the  stock  in  the  FHLB  approximates  fair  value.

INTEREST  RATE  CAP  AND  SWAP  AGREEMENTS
The fair values of interest rate cap and swap agreements are based on the discounted value of the differences between contractual interest rates and current market rates for similar agreements.

SAVINGS  DEPOSITS
The fair value of deposits with short-term or no stated maturity, such as noninterest-bearing checking, interest-bearing checking, savings accounts and money market demand accounts is equal to the amounts payable as of December 31, 1998 and 1997. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

(17)     FEDERAL  INCOME  TAXES
The acquisition of the Acquired Associations under the FSLIC's Southwest Plan on May 13, 1988 qualified for tax-free reorganization status under Section
368(a)(3)(D) of the Internal Revenue Code of 1986 as amended ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with this acquisition, the FSLIC Resolution Fund ("FRF") retained all of the future federal income tax benefits derived from the federal income tax treatment of certain items, in addition to net operating loss carryforwards related to the acquisition for which Coastal agreed to pay the FRF when actually realized. The provisions for federal income taxes recorded for the years ended December 31, 1998, 1997 and 1996, represent the gross tax liability computed under these tax sharing provisions before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 1998, 1997 and 1996 will be available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period. To the extent these credits were generated due to the utilization of other tax benefits retained by the FRF, they will also be treated as tax benefit items. Although the termination of the Assistance Agreement was effective March 31, 1994, the FRF will continue to receive the future federal income tax benefits from the net operating loss carryforwards acquired from the Acquired Associations.

In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the FDIC as Manager of the Federal Savings and Loan Insurance Corporation Resolution Fund. The resolution of the issue resulted in Coastal recording a $3.7 million reversal of accrued income taxes during the year ended December 31, 1998; resulting in a one-time positive effect on net income. The resolution of the tax benefit issue also contributes an ongoing quarterly tax benefit of $226,000, as of December 31, 1998. This tax benefit is estimated to continue until the second quarter of 2001.

The components of the provision for federal income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 are as follows (in thousands):


                1998    1997     1996
               ------  -------  -------

Current        $3,046  $7,831   $5,920
Deferred          497      (9)    (249)
               ------  -------  -------

               $3,543  $7,822   $5,671
               ======  =======  =======



A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):


                                                      1998     1997     1996
                                                    --------  -------  ------

Computed expected tax provision. . . . . . . . . .  $ 7,980   $7,691   $5,324
Reversal of accrued income taxes due to resolution
 of tax benefit issue with FDIC. . . . . . . . . .   (3,679)      --       --
FDIC tax benefit . . . . . . . . . . . . . . . . .     (906)      --       --
Net purchase accounting adjustments. . . . . . . .      282      282      287
Other, net . . . . . . . . . . . . . . . . . . . .     (134)    (151)      60
                                                    --------  -------  ------
                                                    $ 3,543   $7,822   $5,671
                                                    ========  =======  ======


Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows (in thousands):


                                                                1998    1997
                                                               ------  ------
Deferred tax assets:
  Loans receivable, principally due to purchase accounting
   discount and allowance for loan losses . . . . . . . . . .  $2,050  $1,277
  Unrealized loss on securities available-for-sale. . . . . .     740   1,224
  Goodwill. . . . . . . . . . . . . . . . . . . . . . . . . .     497     383
  Property and equipment. . . . . . . . . . . . . . . . . . .     297     134
  Real estate owned, principally due to unrealized writedowns     276     331
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . .     256     208
                                                                4,116   3,557
                                                               ------  ------

Deferred tax liabilities:
  FHLB stock. . . . . . . . . . . . . . . . . . . . . . . . .   1,490     703
  Mortgage-backed securities, principally
   due to deferred hedging losses . . . . . . . . . . . . . .     268     422
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . .      24     111
                                                               ------  ------

                                                                1,782   1,236
                                                               ------  ------

Net deferred tax asset. . . . . . . . . . . . . . . . . . . .  $2,334  $2,321
                                                               ======  ======



No valuation allowance on deferred tax assets has been established as management believes that it is more likely than not that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

In years prior to 1996, Coastal was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to enacted legislation, Coastal will no longer be able to utilize a reserve method for determining the bad debt deduction but will be allowed to deduct actual charge-offs. Further, Coastal's post-1987 tax bad debt reserve will be recaptured into income. The reserve will be recaptured over a six year period. At December 31, 1998, Coastal had approximately $3.1 million post-1987 tax bad debt reserves, for which deferred taxes have been provided.

Coastal is not required to provide deferred taxes on its pre-1988 (base year) tax bad debt reserve of $928,000. This reserve may be included in taxable income in future years if the Bank pays dividends in excess of its accumulated earnings and profits (as defined in the IRC) or in the event of a distribution in partial or complete liquidation of the Bank.

(18)     SAVINGS  ASSOCIATION  INSURANCE  FUND  ("SAIF")  INSURANCE SPECIAL
         ASSESSMENT
          On September 30, 1996, Coastal recorded the one-time SAIF insurance special assessment (the "special assessment") of $7.5 million as a result of the Deposit Insurance Funds Act of 1996 (the "Act") being signed into law. The special assessment pursuant to the Act was 65.7 basis points on the SAIF deposit assessment base as of March 31, 1995.

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

On March 23, 1995, the Board of Directors adopted the 1995 Stock Compensation Program ("the New Program"). The New Program is substantially similar to the 1991 Program and was approved by stockholders in April 1995. The Board reserved 382,892 shares of Common Stock for issuance under the New Program.

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


                                         Years ended December 31,
                                -------------------------------------------
                                          1998         1997          1996
                                --------------      ---------      --------
Net income available to common
 stockholders (in thousands):
  As reported. . . . . . . . .  $       16,668       $11,563       $6,951
  Pro forma. . . . . . . . . .  $       16,193       $11,169       $6,739
Diluted earnings per share:
  As reported. . . . . . . . .  $         2.18       $  1.50       $ 0.92
  Pro forma. . . . . . . . . .  $         2.11       $  1.45       $ 0.89



Pro forma net income and diluted earnings per share reflect only options granted in 1998, 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income or diluted earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996:


                                           1998             1997               1996
                                       ------------     ------------      --------------
Assumptions:
  Expected annual dividends             $0.32/share     $0.32/share       $0.27/share
  Expected volatility                     25.49%            22.30%           20.97%
  Risk-free interest rate                  5.47%             6.87%            6.46%
  Expected life . . . . . .               10 years        10 years          10 years


A summary of the status of the stock options as of December 31, 1998, 1997 and 1996 and changes during the years then ended is as follows:


                                      1998                  1997                      1996
                            ----------------------  ---------------------     ----------------------
                                         Weighted-              Weighted-                Weighted-
                             Number       Average     Number     Average       Number    Average
                               of        Exercise       of       Exercise        of      Exercise
                             Shares       Price       Shares      Price        Shares      Price
-------------------------  -----------  ----------  ----------  ---------      --------  ----------

Outstanding at beginning
 of year. . . . . . . . .     619,345   $   11.706    510,130   $ 9.993         364,360   $ 9.219
Granted . . . . . . . . .      47,500       25.125    188,100    15.684         168,000    11.589
Exercised . . . . . . . .     (54,885)       9.792    (62,978)    9.246         (13,607)    8.248
Forfeited/cancelled . . .     (14,041)      13.313    (15,907)   13.527          (8,623)   11.155
Outstanding at end
 of year. . . . . . . . .     597,919   $   12.910    619,345   $11.706         510,130   $ 9.993
                           ===========              ==========           ===============

Options exercisable at
 end of year. . . . . . .     430,569                 380,791                    314,998
                           ===========              ==========           ===============

Weighted-Average fair
 value of options
 granted during the year
 (per share). . . . . . .  $   11.388              $    6.187                  $   4.373
                           ===========              ==========           ===============



     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                Options outstanding                         Options exercisable
                           ----------------------------------------------------------  ------------------------------
                                                 Weighted-Average
                                    Number           Remaining       Weighted-average     Number     Weighted-Average
Range of Exercise Prices.        Outstanding      Contractual Life   Exercise Price     Exercisable   Exercise Price
-------------------------  -------------------  -------------------  ----------------   ------------- ---------------

7.083 to $8.583. . . . .              109,943            4.0 years  $     7.755            109,943     $ 7.755
10.333 to $12.500. . . .              273,600            6.7 years  $    11.129            233,254     $11.059
15.167 to $25.125. . . .              214,376            8.7 years  $    17.827             87,372     $16.872
                           -------------------                                          -------------
                                      597,919            6.9 years  $    12.910            430,569     $11.395
                           ===================                                          ==============



(20)     EMPLOYEE  BENEFITS
Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $309,000, $157,000 and $105,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal matched 25% of the employee contributions up to 15% of their qualifying compensation. Beginning July 1, 1998, Coastal has matched 50% of the employee contributions up to 6% of their qualifying compensation and 25% of the employee contributions from 7% to 15% of their qualifying compensation.

(21)     COASTAL  BANC  SSB  PREFERRED  STOCK
On October 21, 1993, the Bank issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, no par Series A, at a price of $25 per share to the public. Dividends on the Preferred Stock are payable quarterly at the annual rate of $2.25 per share, when, as and if declared by the Board of Directors of the Bank. At any time on or after December 15, 1998, the Preferred Stock may be redeemed in whole or in part only at the Bank's option at $25 per share plus unpaid dividends (whether or not earned or declared) for the then current dividend period to the date fixed for redemption.

(22)     STOCKHOLDERS'  EQUITY

DIVIDENDS

On January 22, April 23, July 23 and October 22, 1998, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record of February 15, May 15, August 15 and November 15, 1998, respectively.

On April 24, July 24 and October 23, 1997, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record of May 15, August 15, and November 15, 1997, respectively. Prior to April 24, 1997, Coastal declared a dividend of $0.067 per share of Common Stock outstanding for the stockholders of record of February 15, 1997.

On January 25, April 25, July 25, and October 24, 1996, Coastal declared a dividend of $0.067 per share of Common Stock outstanding for the stockholders of record of February 15, May 15, August 15, and November 15, 1996, respectively.

STOCK  SPLIT

On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. Accordingly, all common stock share data have been adjusted to include the effect of the stock split.

TREASURY  STOCK

On September 1, 1998, Coastal announced that the Board of Directors had authorized the repurchase of up to 6.6% of the outstanding shares of common stock. As of December 31, 1998, 499,600 shares had been repurchased at a cost of $7.8 million under this plan.

On December 21, 1998, the Board of Directors authorized an additional repurchase plan for up to 500,000 shares of the outstanding shares of common stock through an open-market repurchase program and privately negotiated repurchases, if any. The timing and volume of the repurchase transactions will depend on market conditions. As of December 31, 1998, there have been no shares repurchased under this additional plan.

(23)     EARNINGS  PER  SHARE
The following summarizes information related to the computation of basic and diluted EPS for the years ended December 31, 1998, 1997 and 1996 (dollars in thousands, except per share data).


                                                                                              1998        1997        1996
                                                                                        ----------  ----------  ----------
Net income available to common stockholders. . . . . . . . . . . . . . . . . . . . . .  $   16,668  $   11,563  $    6,951
                                                                                        ==========  ==========  ==========

Weighted average number of common shares
 outstanding used in basic EPS calculation . . . . . . . . . . . . . . . . . . . . . .   7,432,598   7,475,991   7,443,684
Add assumed exercise of outstanding stock
 options as adjustments for dilutive securities. . . . . . . . . . . . . . . . . . . .     224,092     246,654     113,192
                                                                                        ----------  ----------  ----------
Weighted average number of common shares   outstanding used in diluted EPS calculation
                                                                                         7,656,690   7,722,645   7,556,876
                                                                                        ==========  ==========  ==========
Basic EPS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     2.24  $     1.55  $     0.93
                                                                                        ==========  ==========  ==========
Diluted EPS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     2.18  $     1.50  $     0.92
                                                                                        ==========  ==========  ==========



(24)     COMMITMENTS  AND  CONTINGENCIES
Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions should not be material to the consolidated financial statements.

At December 31, 1998, the minimum rental commitments under all noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):


Year ending
December 31,         Amount
-------------------  -------

1999. . . . . . . .  $ 2,658
2000. . . . . . . .    2,595
2001. . . . . . . .    2,519
2002. . . . . . . .    2,406
2003 and thereafter   16,604



Rent expense for the years ended December 31, 1998, 1997 and 1996 amounted to approximately $2.6 million, $2.3 million and $2.0 million, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 1998, that the Bank met capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's regulatory capital amounts and ratios, as of December 31, 1998 and 1997, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such dates are as follows (dollars in thousands):



                                                                          Minimum For Capital    Well-Capitalized
                                                  Actual                  Adequacy Purposes        Requirements
Capital Requirement                     Amount              Ratio          Amount    Ratio        Amount   Ratio
-------------------------      --------------------  ------------------  ----------  ------      --------  ------
As of December 31, 1998:
 Tier 1 (core). . . . . .  $            158,606               5.25%  $     120,935   4.00%       $151,169   5.00%
 Tier 1 risk-based. . . .               158,606               9.54          66,467   4.00          99,701   6.00
 Total risk-based . . . .               169,964              10.23         132,935   8.00         166,169  10.00

As of December 31, 1997:
 Tier 1 (core). . . . . .  $            160,781               5.52%  $     116,570   4.00%       $145,713   5.00%
 Tier 1 risk-based. . . .               160,781              11.46          56,136   4.00          84,204   6.00
 Total risk-based . . . .               168,193              11.98         112,271   8.00         140,339  10.00


(26)     PARENT  COMPANY  FINANCIAL  INFORMATION
Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):

                              Coastal Bancorp, Inc.
                        Statements of Financial Condition
                        ---------------------------------

                                                        December 31,
                                              ---------------- -------------
                                                   1998              1997
                                               -------------       --------
Assets:
  Cash and cash equivalents . . . . . . . . .  $          22       $  1,570
  Investment in subsidiary. . . . . . . . . .        159,174        145,550
  Mortgage-backed securities held-to-maturity          1,303          1,761
  Other assets. . . . . . . . . . . . . . . .          3,345          6,731
                                               -------------       --------

                                               $     163,844       $155,612
                                               =============       ========

Liabilities and stockholders' equity:
  Senior Notes payable. . . . . . . . . . . .  $      50,000       $ 50,000
  Other liabilities . . . . . . . . . . . . .          1,080            782
                                               -------------       --------
        Total liabilities . . . . . . . . . .         51,080         50,782
        Total stockholders' equity. . . . . .        112,764        104,830
                                               -------------       --------

                                               $     163,844       $155,612
                                               =============       ========




                              Coastal Bancorp, Inc.
                            Statements of Operations
                            ------------------------


                                                            Years ended December 31,
                                                            -------------------------
                                                               1998           1997       1996
                                                     ----------------      -------      -------
Income:
  Dividends from subsidiary . . . . . . . . . . . .  $         7,593       $ 7,293       $ 7,001
  Equity in undistributed earnings of
   subsidiary, net of income tax. . . . . . . . . .           12,724         7,946         3,686
  Interest income . . . . . . . . . . . . . . . . .              103           131           143
                                                     ---------------       -------       -------
                                                              20,420        15,370        10,830
                                                     ---------------       -------       -------
Expense:
  Interest expense. . . . . . . . . . . . . . . . .            5,000         5,000         5,000
  Noninterest expense . . . . . . . . . . . . . . .              717           786           891
                                                     ---------------       -------       -------
                                                               5,717         5,786         5,891
                                                     ---------------       -------       -------

  Federal income tax benefit. . . . . . . . . . . .            1,965         1,979        2,012
                                                     ---------------       -------       -------

        Net income available to common stockholders  $        16,668       $11,563       $ 6,951
                                                     ===============       =======       =======

                              Coastal Bancorp, Inc.
                            Statements of Cash Flows
                            ------------------------


                                                                                 Years ended December 31,
                                                                               --------------------------
                                                                                1998             1997        1996
                                                                     -----------------       --------       --------
Cash flows from operating activities:
  Net income available to common stockholders . . . . . . . . . . .  $         16,668        $11,563       $ 6,951
  Adjustments to reconcile net income to net
    cash provided  by operating activities:
      Equity in undistributed earnings of subsidiary. . . . . . . .           (12,724)        (7,946)        (3,686)
      Net (increase) decrease in other assets and other liabilities             3,684         (1,426)        (1,262)
                                                                     ----------------       --------       --------

          Net cash provided by operating activities . . . . . . . .             7,628          2,191          2,003
                                                                     ----------------       --------       --------

Cash flows from investing activities:
  Net decrease in mortgage-backed securities. . . . . . . . . . . .               458            318            336
  Investment in subsidiary. . . . . . . . . . . . . . . . . . . . .                --           (100)            --
                                                                     ----------------       --------       --------
          Net cash provided by investing activities . . . . . . . .               458            218            336
                                                                     ----------------       --------       --------

Cash flows from financing activities:
  Exercise of stock options for purchase of
    common stock. . . . . . . . . . . . . . . . . . . . . . . . . .               536            582            112
  Purchase of treasury stock. . . . . . . . . . . . . . . . . . . .            (7,778)            --             --
  Dividends paid. . . . . . . . . . . . . . . . . . . . . . . . . .            (2,392)        (2,292)        (1,985)
          Net cash used by financing activities . . . . . . . . . .            (9,634)        (1,710)        (1,873)
                                                                     -----------------      --------       --------

          Net increase (decrease) in cash and cash equivalents. . .            (1,548)           699            466
Cash and cash equivalents at beginning of year. . . . . . . . . . .             1,570            871            405
                                                                     -----------------      --------       --------
Cash and cash equivalents at end of year. . . . . . . . . . . . . .  $             22        $ 1,570        $   871
                                                                     =================      ========       ========

(27)     SELECTED  QUARTERLY  FINANCIAL  DATA
Selected quarterly financial data is presented in the following tables for the years ended December 31, 1998 and 1997 (in thousands, except per share data):


                                          1998 Quarter Ended (unaudited)
                                          --------------------------------
                                   March 31,      June 30,   September 30,   December 31,
--------------------------------  ----------  -------------- -------------   ------------
Interest income. . . . . . . . .  $  50,888   $       52,373  $      54,179       $53,374
Interest expense . . . . . . . .     35,888           36,091         36,924        34,501
                                  ----------  --------------  -------------  ------------
Net interest income. . . . . . .     15,000           16,282         17,255        18,873
Provision for loan losses. . . .      1,450              450            450           750
Writedown of purchased mortgage
 loan premium. . . . . . . . . .       (709)              --             --            --
Other noninterest income . . . .      1,756            1,653          2,052         2,120
Noninterest expense. . . . . . .     10,335           10,583         12,475        14,990
                                  ----------  --------------  -------------  ------------
Income before provision
 for Federal income taxes. . . .      4,262            6,902          6,382         5,253
Provision (benefit) for Federal
 income taxes. . . . . . . . . .     (2,326)           2,276          1,994         1,599
Preferred stock dividends of
 Coastal Banc ssb. . . . . . . .        647              647            647           647
                                  ----------  --------------  -------------  ------------
Net income available to common
 stockholders. . . . . . . . . .  $   5,941   $        3,979  $       3,741       $ 3,007
                                  ==========  ==============  =============  ============

Basic earnings per share . . . .  $    0.79   $         0.53  $        0.50       $  0.42
                                  ==========  ==============  =============  ============
Diluted earnings per share . . .  $    0.76   $         0.51  $        0.48       $  0.41
                                  ==========  ==============  =============  ============





                                                    1997 Quarter Ended (unaudited)
                                                  -----------------------------------
                                      March 31,     June 30,    September 30,   December 31,
-----------------------------------  ---------  --------------  -------------   ------------
Interest income . . . . . . . . . .  $  49,604  $       49,898  $      51,251       $50,603
Interest expense. . . . . . . . . .     34,956          35,634         37,052        36,781
                                     ---------  --------------  -------------   -----------
Net interest income . . . . . . . .     14,648          14,264         14,199        13,822
Provision for loan losses . . . . .        450             450            450           450
Gain on sales of mortgage-backed
 securities available-for-sale. . .         --              --            237            --
Noninterest income. . . . . . . . .      1,469           1,550          1,506         1,622
Noninterest expense . . . . . . . .      9,557           9,894         10,175         9,918
                                     ---------  --------------  -------------   -----------
Income before provision
 for Federal income taxes . . . . .      6,110           5,470          5,317         5,076
Provision for Federal income taxes.      2,225           2,004          1,953         1,640
Preferred stock dividends of
 Coastal Banc ssb . . . . . . . . .        647             647            647           647
                                     ---------  --------------  -------------   -----------
Net income available to common
 stockholders . . . . . . . . . . .  $   3,238  $        2,819  $       2,717       $ 2,789
                                     =========  ==============  =============   ===========

Basic earnings per share. . . . . .  $    0.43  $         0.38  $        0.36       $  0.37
                                     =========  ==============  =============   ===========
Diluted earnings per share. . . . .  $    0.42  $         0.37  $        0.35       $  0.36
                                     =========  ==============  =============   ===========



                     COASTAL BANCORP, INC. AND SUBSIDIARIES






STOCK  PRICES  AND  DIVIDENDS

The following table sets forth the high and low price range and dividends by quarter for the two years ended December 31, 1998 of the Common Stock of Bancorp ("CBSA") and the Series A Preferred Stock of the Bank ("CBSAP") as listed and quoted on the NASDAQ National Market System.


COASTAL  BANCORP,  INC.  COMMON  STOCK:


                                       1998                                            1997
                     ----------------------------------------        -----------------------------------------
                       High            Low         Dividends           High             Low        Dividends
                     -------        ----------     --------          ---------      ----------       ---------
First Quarter        $23.672       $   20.422       $0.080            $18.833       $   14.917       $0.067
Second Quarter        26.672           22.578        0.080             19.833           15.167        0.080
Third Quarter         25.750           15.000        0.080             22.167           19.333        0.080
Fourth Quarter        20.500           14.000        0.080             23.333           18.750        0.080





COASTAL  BANC  SSB  PREFERRED  STOCK,  SERIES  A:


                                       1998                                             1997
                     -------------------------------------           --------------------------------------
                     High              Low         Dividends              High          Low         Dividends
                    --------       ----------      ---------          --------      ----------      -----------
First Quarter        $26.000       $   25.250       $0.563            $25.500       $   25.000       $0.563
Second Quarter        25.625           25.000        0.563             25.500           24.875        0.563
Third Quarter         25.375           24.938        0.563             26.000           25.125        0.563
Fourth Quarter        25.250           24.625        0.563             25.625           25.000        0.563







Coastal  Bancorp,  Inc.
STOCKHOLDER  INFORMATION

ANNUAL  MEETING

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the corporate offices of Coastal Bancorp, Inc. at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on April 22, 1999 at 11:00 a.m.


TRANSFER  AGENT  AND  REGISTRAR

ChaseMellon  Shareholder  Services,  L.L.C.
Overpeck  Centre
85  Challenger  Road
Ridgefield  Park,  New  Jersey  07660
(800)  851-9677
www.chasemellon.com


INDEPENDENT  AUDITORS

KPMG  LLP
700  Louisiana  Street
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
www.coastalbanc.com

STOCK  LISTING  AND  OTHER  INFORMATION
     The common stock of Coastal Bancorp, Inc. is listed on the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "CBSA." As of February 25, 1999, there were 6,880,964 shares of Common Stock of Coastal Bancorp, Inc. issued and outstanding and the approximate number of registered stockholders was 45, representing approximately 1,400 beneficial stockholders at such record date.

     On March 25, 1992, Coastal Banc Savings Association (the "Association") issued 3,092,076 shares of Common Stock at $8.33 per share in its initial public offering. As of such date, the Common Stock of the Association became registered under the Securities Exchange Act of 1934 and also became listed for quotation on the NASDAQ National Market System. The Common Stock issued by the Association became the Common Stock of Coastal Bancorp, Inc. on July 29, 1994, as a result of the holding company reorganization of the Association.

     On October 21, 1993, the Association issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, Series A, at $25.00 per share. As of such date, the Preferred Stock of the Association became registered under the Securities Exchange Act of 1934. After the reorganization into a holding company form of ownership and conversion of the Association to a Texas-chartered savings bank, the Preferred Stock of the Association became the Preferred Stock of Coastal Banc ssb. The Preferred Stock is redeemable at any time on or after December 15, 1998, only at the option of the Bank, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid dividends. The Preferred Stock is listed and quoted on the NASDAQ National Market System under the symbol "CBSAP." As of February 25, 1999, there were 1,150,000 shares of Preferred Stock issued and outstanding and held by approximately 164 registered stockholders, representing approximately 1,800 beneficial stockholders at such record date.

     Coastal declared dividends on the Common Stock payable during 1998. Quarterly dividends in the amount of $0.08 per share were paid on March 15, June 15, September 15 and December 15, 1998. On March 15, 1999, Coastal paid a quarterly dividend in the amount of $0.08 per share on its Common Stock. Coastal will continue to review its dividend policy in view of the operating performance of the Bank, and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Coastal must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.