Form 10-K, Exhibit 13
period 1999-12-31
COASTAL BANCORP INC
filed 2000-03-28
CIK 919805

COASTAL  BANCORP,  INC.
AND  SUBSIDIARIES

FINANCIAL  HIGHLIGHTS
DECEMBER  31,  1999,  1998  AND  1997


                                                                     December 31,
                                                                    --------------
(dollars in thousands, except per share data)               1999          1998         1997
-----------------------------------------------------  --------------  -----------  -----------
FOR THE YEAR ENDED
 Net interest income                                   $      77,286   $   67,410   $   56,933
 Provision for loan losses (1)                                10,575        3,100        1,800
 Noninterest income                                           10,372        6,872        6,384
 Noninterest expense                                          57,810       48,383       39,544
 Reversal of accrued income taxes (2)                             --        3,679           --
 Net income                                                   11,026       16,668       11,563
 Diluted earnings per share                                     1.42         2.18         1.50
-----------------------------------------------------  --------------  -----------  -----------

AT YEAR END
 Total assets                                          $   2,947,952   $2,982,161   $2,911,410
 Loans receivable                                          1,735,081    1,538,149    1,261,435
 Mortgage-backed securities held-to-maturity                 917,212    1,154,116    1,345,090
 Mortgage-backed securities available-for-sale                99,665       96,609      169,997
 Deposits                                                  1,624,289    1,705,004    1,375,060
 Borrowed funds                                            1,096,931    1,066,720    1,332,235
 Senior Notes payable                                         46,900       50,000       50,000
 Minority interest - preferred stock of Coastal
   Banc ssb                                                   28,750       28,750       28,750
 Preferred stockholders' equity                               27,500           --           --
 Common stockholders' equity                                 105,956      112,764      104,830
 Book value per common share                                   16.42        15.71        13.78
 Tangible book value per common share                          12.53        11.75        11.83
-----------------------------------------------------  --------------  -----------  -----------

SIGNIFICANT RATIOS FOR THE YEAR ENDED
 Return (before minority interest) on average assets            0.47%        0.64%        0.49%
 Return on average common equity                                8.83        14.96        11.68
 Net interest margin                                            2.75         2.31         2.02
 Interest rate spread including noninterest-bearing
   deposits                                                     2.65         2.17         1.85
 Interest rate spread                                           2.39         1.96         1.67
 Average common equity to average total assets                  3.66         3.71         3.41
 Noninterest expense to average total assets                    1.98         1.61         1.36
-----------------------------------------------------  --------------  -----------  -----------

ASSET QUALITY RATIOS AT YEAR END
 Nonperforming assets to total assets                           0.73%        0.99%        0.72%
 Nonperforming loans to total loans receivable                  0.99         1.60         1.40
 Allowance for loan losses to nonperforming loans              61.30        46.28        41.90
 Allowance for loan losses to total loans receivable            0.60         0.74         0.59
-----------------------------------------------------  --------------  -----------  -----------


(1) During 1999, Coastal recorded a $6.8 million provision for loan losses specific to one loan to MCA Financial Corp., of Southfield, Michigan, and certain of its affiliates (collectively "MCA"). See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(2) In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the Federal Deposit Insurance Corporation ("FDIC") as Manager of the Federal Savings and Loan Insurance Corporation Resolution Fund ("FRF"). The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.

CORPORATE  PROFILE

Coastal Bancorp, Inc., a Texas corporation, headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank holding company. HoCo is the parent company to Coastal Banc ssb, a Texas-chartered, state savings bank. Coastal Banc ssb operates 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. At December 31, 1999, Coastal Banc ssb had $2.9 billion in assets and met the regulatory requirements to be a "well capitalized" institution according to Federal Deposit Insurance Corporation ("FDIC") guidelines.



TABLE  OF  CONTENTS



Letter from the Chairman and Chief Executive Officer   2

Selected Consolidated Financial and Other Data         6

Management's Discussion and Analysis                   9

Independent Auditors' Report                           23

Consolidated Financial Statements                      24

Notes to Consolidated Financial Statements             29

Stock Prices and Dividends                             51

Stockholder Information                                52


CHAIRMAN'S  LETTER

Coastal Bancorp, Inc. ("Coastal") achieved another record year of core earnings in 1999. In each year since Coastal's strategic shift to commercial banking, net interest margin and fee income have reached record levels. In 1999, net interest margin grew by 19% to 2.75% and fee income grew by 34% to $8.6 million, both record levels for Coastal. Growth in these two components of earnings was an important goal of the 1995 shift to commercial banking. Our strategy is working, but we believe we have only scratched the surface.

Now the bad news. During 1999, we wrote down to zero a $8.9 million mortgage warehouse line of credit to MCA. It was the first significant loss on a commercial loan made by Coastal since our founding in 1986. It clouded an otherwise successful year and prevented us from recording net earnings that would have exceeded expectations. We learned from our mistake and we have put it behind us.

Due to this isolated blemish, net earnings for 1999 were a disappointment. I will not ask you to ignore the loan loss because you shouldn't. It's part of the banking business and part of Coastal's overall performance. However, I will ask you to focus on the improvements in 1999, the 13% growth in adjusted earnings per share during 1999 and the potential for continued growth in fee income and net interest income. I will discuss all of this in more detail later, including the $8.9 million writedown of the MCA loan. But first, some details about Coastal's financial results in 1999.

1999  EARNINGS

Net income for 1999 before the provision for loan losses specific to the MCA loan was $15.4 million, a $1.3 million or 9.6% increase over 1998 net income of $14.1 million before one-time charges and credits. On a fully diluted earnings per share basis, earnings for 1999 before the provision for loan losses specific to the MCA loan were $2.08 per diluted share, a 13% increase over 1998 earnings before one-time charges and credits of $1.84 per diluted share. Earnings per diluted share incurred a higher percentage increase than net income in 1999 due to Coastal's common stock repurchase activities during the year. The weighted average common shares outstanding used in the diluted earnings per share calculations were 6,661,308 for 1999 and 7,656,690 for 1998.

Net income (including the provision for loan losses specific to the MCA loan in 1999 and one-time charges and credits in 1998) was $11.0 million for the year ended December 31, 1999, or $1.42 per diluted share, compared to $16.7 million, or $2.18 per diluted share, for the year ended December 31, 1998.

Once again, Coastal's two principal sources of revenue reached record levels. Net interest income, prior to the provision for loan losses, reached $77.3 million during 1999, compared to $67.4 million in 1998, and loan fees, service charges on deposit accounts, and loan servicing income reached $8.6 million during 1999, compared to $6.4 million in 1998. Noninterest expense increased to $57.8 million during 1999, compared to $48.4 million in 1998. At December 31,
1999, Coastal had total assets of $2.9 billion, total deposits of $1.6 billion in 50 branches, and common stockholders' equity of $106.0 million.

COMMERCIAL  BANKING  MOMENTUM  CONTINUES

The real story here is all about the evolution of Coastal's operations into that like a commercial bank and the profound effect it has had on Coastal's financial statements. Look at the numbers; they tell the story. Net interest margin, as stated previously, grew to 2.75% in 1999 and reached 2.89% by the fourth quarter of 1999. To get a picture of how much and how fast this key ratio is changing, look at prior years' numbers: In 1998 net interest margin was 2.31% and in the prior year, 1997, net interest margin was only 2.02%. Now get this. From the fourth quarter 1997 to the fourth quarter 1999, Coastal's net interest margin increased 48%!

How and why has this happened? The reason, from a strategic viewpoint, is Coastal's switch to commercial banking, which I have been discussing in this letter for the last several years. The reason, from a financial statement viewpoint, is the rapidly changing components of the balance sheet. For instance, total loans grew by 13% in 1999 and have grown 38% over the last two years. Commercial type loans, excluding mortgage warehouse loans, grew by $65 million in 1999. At the same time, total assets slightly decreased in 1999 due to continued paydowns of lower yielding mortgage-backed securities. The result is a shift in the asset side of the balance sheet to proportionally more loans with higher yields that are tied to short-term floating rate indexes.

On the other side of the balance sheet, things also continue to change. By the end of 1999, total transaction accounts, which are less costly than certificates of deposit, comprised 33% of total deposits, as compared to 32% in 1998 and 26% in 1997. Moreover, during 1999, Coastal completed a program to shift the pricing of Coastal's certificate of deposit base down from the high tier of competitive local rates to the middle tier. As a result, Coastal's cost of deposits dropped 0.51% during 1999 while short-term capital market rates increased. All these changes combined to provide an increase during 1999 of $9.9 million in Coastal's number one revenue source, net interest income.

Coastal's number two revenue source, fee income from loan fees, service charges on deposit accounts and loan servicing income, increased during 1999 by $2.2 million. The income from Coastal's growing commercial customer base coupled with programs designed to improve retail customer fee income has exceeded expectations. As a result, this category is growing proportionally faster than net interest income. The total growth of these top two revenue sources provided $12 million in additional revenue in 1999.

Of course, when you spend more money the revenue increases don't all drop unimpeded to the bottom line. Noninterest expense increased by $9.4 million during 1999. A principal part of this increase was due to 1999 being the first full year of additional overhead attributable to the operation of the former San Benito Bank & Trust purchased by Coastal in August of 1998. The rest of the increase was simply attributable to the higher cost of commercial banking versus the cost of doing business as a thrift (Coastal's former life). The growth in revenue was further offset by a higher overall general allowance for loan losses necessary due to Coastal's loan growth.

Nonetheless, the $12 million growth in revenues still exceeded the growth in expenses and general allowance provisions. The excess was enough to increase net income before the MCA loan loss provision by almost 10% and increase diluted earnings per share before the MCA provision by 13%. This earnings growth was achieved in a year that total assets actually declined. As the composition of the assets changes, commercial business grows, and the increase in expenses slows or stops, a larger portion of the new revenues will make their way to the bottom line. I'll discuss how shortly, but first let's discuss the MCA loss.

MCA  IS  NOW  BEHIND  US

On November 3, 1998, Coastal purchased a $10 million participation in a $25 million mortgage warehouse line of credit to MCA, originated by the lead bank in 1997. By December 30, 1998, MCA was in default and in February of 1999, MCA filed for bankruptcy. Since then, Coastal has worked with the lead bank, other lenders, and the receiver to liquidate the underlying collateral. By December 31, 1999, Coastal had collected only $1.1 million from liquidations. In January 2000, Coastal filed a lawsuit against the lead lender seeking to recover losses incurred as a result of acts or omissions of the lead bank.

Due to the uncertainty of the value and marketability of the remaining MCA collateral and the timing of any recovery from the lawsuit, we decided to write down the entire balance of the MCA line of credit in the fourth quarter of 1999. Unfortunately, the writedown occurred during what would have been record fourth quarter earnings. Earnings excluding the provision for loan losses specific to the MCA loan in the fourth quarter were $.63 per diluted share.

We will be working hard to recover a meaningful portion of the writedown through liquidations, the lawsuit, or both. Furthermore, we learned valuable lessons from this significant credit loss that have already been incorporated into our operating policies. But beginning in 2000, as far as future earnings are concerned, MCA is now behind us. We enter 2000 on the heels of one of Coastal's best ever quarters for core earnings, especially for net interest margin and fee income. I will discuss how we can improve on that momentum during 2000 and beyond, but first I want to briefly mention capital management during 1999.

CAPITAL  MANAGEMENT

Coastal started repurchasing its common stock in the third quarter of 1998, following a collapse in the prices of bank stocks. During the fourth quarter of 1998, Coastal's stock had dropped to a low of $14 per share, well below book value per share at the time. In August of 1998, the Board of Directors approved the repurchase of 500,000 shares, and as of December 31, 1998, 499,600 shares had been repurchased. Coastal's stock price closed at $17.50 per share on December 31, 1998.

Subsequently, the Board of Directors authorized the repurchase of 1,000,000 additional shares, as market conditions warrant. During 1999, Coastal repurchased 784,079 shares at an average price of $16.18 per share, below the 1999 average book value per share. We replaced the capital with the issuance of $27.5 million of 9.12% preferred stock at an after tax cost to Coastal of below 6%. Since the common stock has a target return on equity above 12% and could be purchased below book value, we reasoned it as a good tradeoff for 6% capital. As a result of the repurchases during 1999, earnings per diluted share grew by over three percentage points more than net income growth. As of the beginning of 2000, 216,321 shares remained to be repurchased out of the amount authorized by the Board of Directors.

On December 31, 1999, Coastal's stock price closed at $17.50, the same closing price as the end of 1998, a year in which Coastal's stock price dropped from a high of approximately $26.50 per share. During 1999, bank stock prices in general continued to perform poorly, and Coastal's stock was no exception. There was no stock price appreciation. That is not acceptable performance to us, so we will continue to pursue initiatives that improve the stock price performance. But the most reliable method is earnings growth. Here's what we have planned.

2000  -  A  SIMPLE  YEAR

Two things are happening to the banking business today that change our near term planning. First, technology and deregulation have altered the banking landscape so that most traditional bank products are the domain of specialists, some of which are banks and some aren't. It's been happening for years, and banking modernization legislation finally made it official in 1999. Now, the only banks offering a wide range of financial products are very large supernational banks and some community banks serving a small, defined geographical market. Those in between must specialize in a smaller menu of profitable products. A decade ago technology helped improve banking profits by lowering costs, now it is reducing product profit margins. Thus, specialization is becoming the business model of choice for supercommunity banks and small regional banks.

The second thing that is happening to the banking business today is record setting economic expansion. That is a principal reason why the banking business has had several consecutive years of record profitability and insignificant loan losses. However, more and more financial services companies are crossing over and chasing these profits, thus crowding the marketplace and lowering the profit margins. In some cases, the low return does not justify the risk.

Coastal committed to local business banking as our specialization five years ago. Since then Coastal has succeeded in transforming our core processes and culture to commercial banking with an infrastructure that is capable of handling significantly more commercial customers. Acquisitions are the best and most economical source for commercial customer growth as evidenced by Coastal's acquisition of San Benito Bank & Trust in 1998. But due to price constraints, the acquisition market is not expected to be a viable source for growth in the near future. Sound kind of dismal?

For us it's not. Here's the good part. In 2000, we don't plan on spending any more money than we did in 1999. That's right, you heard correctly, a flat expense budget during a record economic expansion. Why are we doing this? For the time being, while margins are tight and acquisitions expensive, Coastal's best operating strategy is to simply get better at our chosen specialization: local business banking. The infrastructure is there, now we'll get better at it and simply get more customers.

Coastal has all the necessary tools for maintaining the momentum we established at the end of 1999. Remember, earnings (excluding the MCA effect) were at $.63 per share and net interest margin reached 2.89% in the fourth quarter of 1999. Commercial business is growing but expenses are not. We have reached the point where the operating leverage we have created over the last five years is now expected to pay off. Continuing growth in transaction accounts and loans is expected to provide further increases in fee income and net interest income. But expenses are expected to stay about the same. That's our plan for earnings growth in 2000. It's that simple: business banking grows, expenses don't.

IT'S  ALL  ABOUT  THE  STOCK  PRICE

Coastal's long range goal to become a regional bank specializing in local business banking has not changed. We're just softly applying the brakes in 2000 to allow the business to catch up with the potential of Coastal's infrastructure. We will still search for acquisitions and combinations that will accelerate Coastal's progress on that path. In the meantime, we will get better at both business and retail banking while we improve the yield on the resources already committed. The goal is to improve Coastal's earnings growth rate and, in turn, significantly improve the performance of the stock. That is what's most important.




/s/ Manuel  J.  Mehos
---------------------
Manuel  J.  Mehos
Chairman  of  the  Board  and
Chief  Executive  Officer

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


                                                                     At December 31,
                                                            ----------------------------------------
(Dollars in thousands, except per share data)                     1999          1998         1997
                                                            -------------   ----------   -----------
Balance Sheet Data
 Total assets. . . . . . . . . . . . . . . . . . . . . . .  $   2,947,952   $2,982,161   $2,911,410
 Loans receivable (1). . . . . . . . . . . . . . . . . . .      1,735,081    1,538,149    1,261,435
 Mortgage-backed securities held-to-maturity (1) . . . . .        917,212    1,154,116    1,345,090
 Mortgage-backed securities available-for-sale . . . . . .         99,665       96,609      169,997
 Deposits. . . . . . . . . . . . . . . . . . . . . . . . .      1,624,289    1,705,004    1,375,060
 Advances from the Federal Home Loan Bank of
   Dallas ("FHLB") . . . . . . . . . . . . . . . . . . . .      1,096,931      966,720      540,475
 Securities sold under agreements to repurchase. . . . . .             --      100,000      791,760
 Senior Notes payable. . . . . . . . . . . . . . . . . . .         46,900       50,000       50,000
 Minority interest - preferred stock of Coastal Banc ssb .         28,750       28,750       28,750
 Preferred stockholders' equity. . . . . . . . . . . . . .         27,500           --           --
 Common stockholders' equity . . . . . . . . . . . . . . .        105,956      112,764      104,830



(Dollars in thousands, except per share data)                  1996         1995
                                                            -----------  -----------
Balance Sheet Data
 Total assets. . . . . . . . . . . . . . . . . . . . . . .  $2,875,907   $2,786,528
 Loans receivable (1). . . . . . . . . . . . . . . . . . .   1,229,748    1,098,555
 Mortgage-backed securities held-to-maturity (1) . . . . .   1,344,587    1,395,753
 Mortgage-backed securities available-for-sale . . . . . .     180,656      186,414
 Deposits. . . . . . . . . . . . . . . . . . . . . . . . .   1,310,835    1,287,084
 Advances from the Federal Home Loan Bank of
   Dallas ("FHLB") . . . . . . . . . . . . . . . . . . . .     409,720      312,186
 Securities sold under agreements to repurchase. . . . . .     966,987      993,832
 Senior Notes payable. . . . . . . . . . . . . . . . . . .      50,000       50,000
 Minority interest - preferred stock of Coastal Banc ssb .      28,750       28,750
 Preferred stockholders' equity. . . . . . . . . . . . . .          --           --
 Common stockholders' equity . . . . . . . . . . . . . . .      94,148       91,679

                                                  (Footnotes appear on page 9)



                                                                     For the Year Ended December 31,
                                                                 ---------------------------------
                                                                     1999         1998         1997
                                                                 ----------   ----------   ----------
Operating Data
 Interest income . . . . . . . . . . . . . . . . . . . . .       $  202,943   $  210,814   $  201,356
 Interest expense. . . . . . . . . . . . . . . . . . . . .          125,657      143,404      144,423
                                                                 ----------   ----------   ----------
 Net interest income . . . . . . . . . . . . . . . . . . .           77,286       67,410       56,933
 Provision for loan losses(2). . . . . . . . . . . . . . .           10,575        3,100        1,800
                                                                 ----------   ----------   ----------
 Net interest income after provision for loan losses . . .           66,711       64,310       55,133
 Writedown of purchased mortgage loan premium. . . . . . .               --         (709)          --
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net . . . . . . . . . . . . . . . .               --            1          237
 Gain on sale of branch office . . . . . . . . . . . . . .               --           --           --
 Other noninterest income. . . . . . . . . . . . . . . . .           10,372        7,580        6,147
 SAIF insurance special assessment (3) . . . . . . . . . .               --           --           --
 Other noninterest expense . . . . . . . . . . . . . . . .          (57,810)     (48,383)     (39,544)
                                                                 ----------   ----------   ----------
 Income before provision for Federal income taxes
   and minority interest . . . . . . . . . . . . . . . . .           19,273       22,799       21,973
 Provision for Federal income taxes (4). . . . . . . . . .           (5,659)      (3,543)      (7,822)
 Minority interest - preferred stock dividends of Coastal
   Banc ssb. . . . . . . . . . . . . . . . . . . . . . . .           (2,588)      (2,588)      (2,588)
                                                                 ----------   ----------   ----------
 Net income. . . . . . . . . . . . . . . . . . . . . . . .       $   11,026   $   16,668   $   11,563
                                                                 ==========   ==========   ===========
 Net income available to common stockholders . . . . . . .       $    9,442   $   16,668   $   11,563
                                                                 ==========   ==========   ===========
 Basic earnings per share (5). . . . . . . . . . . . . . .       $     1.45   $     2.24   $     1.55
                                                                 ==========   ==========   ===========
 Diluted earnings per share (5). . . . . . . . . . . . . .       $     1.42   $     2.18   $     1.50
                                                                 ==========   ==========   ===========


                                                                  1996         1995
                                                            -----------  -----------
Operating Data
 Interest income . . . . . . . . . . . . . . . . . . . . .  $  194,611   $  170,286
 Interest expense. . . . . . . . . . . . . . . . . . . . .     138,185      126,354
                                                            -----------  -----------
 Net interest income . . . . . . . . . . . . . . . . . . .      56,426       43,932
 Provision for loan losses(2). . . . . . . . . . . . . . .       1,925        1,664
                                                            -----------  -----------
 Net interest income after provision for loan losses . . .      54,501       42,268
 Writedown of purchased mortgage loan premium. . . . . . .          --           --
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net . . . . . . . . . . . . . . . .          (4)          81
 Gain on sale of branch office . . . . . . . . . . . . . .         521           --
 Other noninterest income. . . . . . . . . . . . . . . . .       5,574        5,081
 SAIF insurance special assessment (3) . . . . . . . . . .      (7,455)          --
 Other noninterest expense . . . . . . . . . . . . . . . .     (37,927)     (29,823)
                                                            -----------  -----------
 Income before provision for Federal income taxes
   and minority interest . . . . . . . . . . . . . . . . .      15,210       17,607
 Provision for Federal income taxes (4). . . . . . . . . .      (5,671)      (6,477)
 Minority interest - preferred stock dividends of Coastal
   Banc ssb. . . . . . . . . . . . . . . . . . . . . . . .      (2,588)      (2,588)
                                                            -----------  -----------
 Net income. . . . . . . . . . . . . . . . . . . . . . . .  $    6,951   $    8,542
                                                            ===========  ===========
 Net income available to common stockholders . . . . . . .  $    6,951   $    8,542
                                                            ===========  ===========
 Basic earnings per share (5). . . . . . . . . . . . . . .  $     0.93   $     1.15
                                                            ===========  ===========
 Diluted earnings per share (5). . . . . . . . . . . . . .  $     0.92   $     1.14
                                                            ===========  ===========


                                                  (Footnotes appear on page 9)

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA




                                                                 At or For the Year Ended December 31,
                                                            --------------------------------------------
                                                              1999     1998     1997     1996     1995
                                                            -------   ------  -------   ------   -------
Selected Ratios
Performance Ratios (6):
 Return (before minority interest)
    on average assets . . . . . . . . . . . . . . . .         0.47%    0.64%    0.49%    0.34%    0.45%
 Return on average common equity . . . . . . . . . .          8.83    14.96    11.68     7.50     9.71
 Dividend payout ratio. . . . . . . . . . . . . . . .        22.11    14.35    19.83    28.55    18.56
 Average common equity to average total assets . . .          3.66     3.71     3.41     3.30     3.56
 Net interest margin (7). . . . . . . . . . . . . . .         2.75     2.31     2.02     2.06     1.82
 Interest rate spread including
  noninterest-bearing deposits (7). . . . . . . . . .         2.65     2.17     1.85     1.89     1.61
 Interest rate spread (7) . . . . . . . . . . . . . .         2.39     1.96     1.67     1.72     1.46
 Noninterest expense to average
   total assets . . . . . . . . . . . . . . . . . . .         1.98     1.61     1.36     1.61     1.21
 Average interest-earning assets to average
  interest-bearing liabilities. . . . . . . . . . . .       108.22   107.33   106.72   106.75   106.78
 Ratio of earnings to combined fixed charges
   and preferred stock dividends:
   Excluding interest on deposits . . . . . . . . . .        1.23X    1.25X    1.23X    1.15X    1.21X
   Including interest on deposits . . . . . . . . . .        1.11     1.14     1.13     1.09     1.12
Asset Quality Ratios:
 Nonperforming assets to total assets (8) . . . . . .        0.73%    0.99%    0.72%    0.60%    0.68%
 Nonperforming loans to total loans receivable. . . .        0.99     1.60     1.40     1.14     1.35
 Allowance for loan losses to nonperforming loans . .       61.30    46.28    41.90    49.02    38.40
 Allowance for loan losses to total loans receivable.        0.60     0.74     0.59     0.56     0.52
Bank Regulatory Capital Ratios (9):
 Tier 1 capital to total assets . . . . . . . . . . .        5.76     5.25     5.52     5.35     5.30
 Tier 1 risk-based capital to risk-weighted assets. .        9.68     9.54    11.46    11.77    12.36
 Total risk-based capital to risk-weighted assets . .       10.29    10.23    11.98    12.30    12.84
Other Data:
 Full-time employee equivalents                               666      653      451      433      390
 Number of full service offices                                50       49       37       37       40



                                                                 At or For the Year Ended December 31,
                                                            --------------------------------------------
                                                              1999     1998      1997     1996     1995
                                                            -------   ------   -------   ------   -------
Certain Ratios and Other Data - Excluding Adjusting Items (10) (dollars in thousands, except per share data)

 Adjusted net income . . . . . . . . . . . . . . . .       $15,452   $14,099    $11,563   $11,797   $8,542
 Adjusted diluted earnings per share . . . . . . . .          2.08      1.84       1.50      1.56     1.14
 Adjusted return (before minority interest) on
   average assets. . . . . . . . . . . . . . . . . .         0.62%     0.55%       0.49%     0.51%    0.45%
 Adjusted return on average common equity. . . . . .        12.96     12.65       11.68     12.53     9.71


                                                  (Footnotes appear on page 9)

Footnotes  for  pages  6  through  8:

(1) Loans receivable are net of loans in process, premiums, discounts, unearned interest and loan fees and the allowance for loan losses. Mortgage-backed securities held-to-maturity are net of premiums and discounts.


(2) During 1999, Coastal recorded a $6.8 million provision for loan losses specific to one loan to MCA. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."

(3) On September 30, 1996, Coastal recorded the one-time Savings Association Insurance Fund ("SAIF") insurance special assessment (the "special assessment") of $7.5 million as a result of the Deposit Insurance Funds Act of 1996 being signed into law.

(4) In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the FDIC as Manager of the FRF. The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.

(5) On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split.

(6) Ratio, yield and rate information are based on year-to-date average balances.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets. Interest rate spread including noninterest-bearing deposits represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities and noninterest-bearing deposits. Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(8) Nonperforming assets consist of nonaccrual loans, loans greater than 90 days delinquent and still accruing, real estate acquired by foreclosure and repossessed assets.

(9) Current FDIC regulations require Coastal Banc ssb to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk-weighted assets and total risk-based capital equal to at least 8.0% of risk-weighted assets.

(10) Adjusting items are comprised of the following for 1999, 1998 and 1996:
     1999 - The $4.4 million (after tax), or $0.66 per diluted share, effect of the $6.8 million provision for loan losses specific to the MCA loan.
     1998 - The $2.6 million (after tax), or $0.34 per diluted share, net benefit of (a) a reversal of $3.7 million in income taxes, (b) a $1.0 million additional provision for loan losses, and (c) a $709,000 writedown of purchased mortgage loan premium.
     1996  -  The  SAIF  insurance  special  assessment of $7.5 million, or $4.8 million  after  tax.
     There  were  no  adjusting  items  in  1997  or  1995.

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     Coastal Bancorp, Inc. ("Bancorp") through its wholly-owned subsidiary, HoCo, owns 100 percent of the voting stock of Coastal Banc ssb, a Texas-chartered, FDIC insured, state savings bank ("the Bank"). The consolidated financial statements included herein include the accounts of Bancorp, HoCo, the Bank and subsidiaries of both HoCo and the Bank (collectively known as "Coastal").
     On April 23, 1998, the Board of Directors declared a 3:2 stock split on the common stock of Bancorp that was paid on June 15, 1998 to the stockholders of record at the close of business on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split for all periods presented.
     On August 27, 1998, December 21, 1998 and February 25, 1999, the Board of Directors authorized three separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open market repurchase program and privately negotiated repurchases, if any. As of December 31, 1999 and 1998, 1,283,679 and 499,600 shares had been repurchased at a cost of $20.5 million and $7.8 million, respectively.
     On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock are payable quarterly at the annual rate of $2.28 per share. The preferred stock is callable on May 15, 2003 at Bancorp's option. The $25.9 million net proceeds has been used for repurchases in the open market of Bancorp's outstanding common stock and of Bancorp's outstanding 10% Senior Notes, with the remaining being invested on a short-term basis. Pursuant to Coastal's tax benefit agreement with the FDIC, Coastal receives a tax benefit for dividends declared on this preferred stock. The ongoing quarterly benefit will be approximately $219,000, or 3 cents per diluted share, and is expected to continue through the end of 2002.

FINANCIAL  CONDITION
     Total assets decreased slightly by 1.2%, or $34.2 million, from December 31, 1998 to December 31, 1999. The change in total assets was primarily comprised of an increase in loans receivable of $196.9 million, a $6.9 million increase in stock in the FHLB, an increase of $3.1 million in mortgage-backed securities available-for-sale and an increase in cash and cash equivalents of $2.6 million, offset by a decrease of $236.9 million in mortgage-backed securities held-to-maturity and decreases of $3.1 million and $2.4 million in goodwill and property and equipment, respectively, due to 1999 amortization and depreciation. The increase in loans receivable was primarily due to residential mortgage loan purchases of $365.9 million, a $56.6 million increase in commercial real estate loans and a $43.6 million increase in multifamily loans, offset by principal payments received and a decrease of $112.8 million in commercial loans secured by residential mortgage loans held for sale, because of Coastal's decreased emphasis on this type of lending. The increase in FHLB stock was due to the increased amounts required to be maintained based on the level of FHLB advances outstanding. The increase in mortgage-backed securities available-for-sale was due to the purchase of $26.5 million offset by principal payments received. The decrease in mortgage-backed securities held-to-maturity was due to principal payments received. At December 31, 1999, loans receivable as a percentage of total assets increased to 58.9% as compared to 51.6% at December 31, 1998.
     Deposits decreased by 4.7%, or $80.7 million, from December 31, 1998 to December 31, 1999. Advances from the FHLB increased by 13.5%, or $130.2 million, and securities sold under agreements to repurchase decreased from $100.0 million at December 31, 1998 to zero at December 31, 1999 due to a reallocation of borrowings to take advantage of more favorable interest rates. During 1999, Senior Notes payable decreased by $3.1 million due to repurchases by Coastal.
     Stockholders' equity increased 18.4%, or $20.7 million, from December 31, 1998 to December 31, 1999 as a result of the $25.9 million in net proceeds received from the issuance of the Bancorp Preferred Stock and 1999 net income of $11.0 million, offset by common stock dividends declared of $2.1 million, preferred stock dividends of $1.6 million, a $474,000 increase in accumulated other comprehensive loss, and treasury stock acquired of $12.7 million.

RESULTS  OF  OPERATIONS  FOR  THE  THREE  YEARS  ENDED  DECEMBER  31,  1999
     The results of operations of Coastal Bancorp, Inc. and subsidiaries depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on its interest-bearing liabilities. Coastal's interest-earning assets consist principally of loans receivable, mortgage-backed securities and other investments. Coastal's interest-bearing liabilities consist primarily of deposits, advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased and its Senior Notes payable. Coastal's net income is also affected by its level of noninterest income, including loan fees and service charges on deposit accounts, loan servicing income, and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs.

     The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average balance sheets. Ratio, yield and rate information is based on year-to-date average balances.


                                                          At                Year Ended December 31, 1999
                                                    December 31, 1999      Average                  Yield/
                                                       Yield/Rate          Balance     Interest      Rate
                                                      ---------------     ---------   ---------    --------
                                                                             (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                      8.67%         $ 1,647,535    $ 136,036    8.26%
Mortgage-backed securities                                6.02            1,099,420       63,663    5.79
U.S. Treasury securities                                  5.42                1,439           78    5.42
Securities purchased under agreements to resell
 and federal funds sold                                     --                5,353          270    5.04
FHLB stock                                                5.75               51,717        2,848    5.51
Interest-earning deposits in other depository
 institutions                                             4.83                1,486           48    3.23
                                                      ---------------   ------------   ---------   ---------
   Total interest-earning assets                          7.65            2,806,950      202,943    7.23
                                                      ---------------                  ---------   ---------
Noninterest-earning assets (2)                                              113,406
                                                                        ------------
  Total assets                                                          $ 2,920,356
                                                                        ============


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                                4.37%          $ 1,490,851    $  64,701    4.34%
Advances from the FHLB                                   5.72               951,953       50,569    5.31
Securities sold under agreements to repurchase
 and federal funds purchased                               --               103,230        5,614    5.44
Senior Notes payable                                    10.00                47,658        4,773   10.00
                                                      ---------------   ------------   ---------   ---------
  Total interest-bearing liabilities                     5.02             2,593,692      125,657    4.84
                                                      ---------------                  ---------   ---------
Noninterest-bearing liabilities                                             173,990
                                                                        ------------
  Total liabilities                                                       2,767,682
Minority interest - preferred stock of Coastal
 Banc ssb                                                                    28,750
Preferred stockholders' equity                                               16,923
Common stockholders' equity                                                 107,001
                                                                        ------------
  Total liabilities and stockholders' equity                            $ 2,920,356
                                                                        ============
Net interest income; interest rate spread               2.63%                          $  77,286    2.39%
                                                      ===============                  =========   =========

Net interest-earning assets; net interest
 yield on interest-earning assets                                       $   213,258                 2.75%
                                                                        ============               =========

Ratio of average interest-earning assets
 to average interest-bearing liabilities                                     1.08x
                                                                        ============

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.

                                                         Year  Ended  December  31,  1998
                                                         Average                   Yield/
                                                         Balance      Interest      Rate
                                                      -----------    ---------     --------
                                                            (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                  $  1,430,584   $  120,281     8.41%
Mortgage-backed securities                               1,431,105       87,596     6.12
U.S. Treasury securities                                     2,141          109     5.09
Securities purchased under agreements to resell
 and federal funds sold                                      7,991          430     5.38
FHLB stock                                                  38,036        2,251     5.92
Interest-earning deposits in other depository
 institutions                                                3,133          147     4.69
                                                      ------------   ----------    ------
   Total interest-earning assets                         2,912,990      210,814     7.24
                                                                     ----------    ------
Noninterest-earning assets (2)                              94,857
                                                      ------------
  Total assets                                          $3,007,847
                                                      ============

LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                            $  1,371,078    $   66,128    4.82%
Advances from the FHLB                                    713,197        39,553    5.55
Securities sold under agreements to repurchase
 and federal funds purchased                              579,711        32,723    5.64
Senior Notes payable                                       50,000         5,000   10.00
                                                      ------------   ----------    ------
  Total interest-bearing liabilities                    2,713,986       143,404    5.28
                                                                     ----------    ------
Noninterest-bearing liabilities                           153,663
                                                      ------------
  Total liabilities                                     2,867,649
Minority interest - preferred stock of Coastal
 Banc ssb                                                  28,750
Preferred stockholders' equity                                 --
Common stockholders' equity                               111,448
                                                      ------------
  Total liabilities and stockholders' equity          $ 3,007,847
                                                      ============
Net interest income; interest rate spread                            $   67,410    1.96%
                                                                     ==========    ======

Net interest-earning assets; net interest yield on
 interest-earning assets                              $    199,004                 2.31%
                                                      ============                 ======

Ratio of average interest-earning assets to average
 interest-bearing liabilities                               1.07x
                                                      ============

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.


                                                         Year  Ended  December  31,  1997
                                                         Average                   Yield/
                                                         Balance      Interest      Rate
                                                      -----------    ---------     --------
                                                              (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                  $  1,281,493    $ 106,962     8.35%
Mortgage-backed securities                               1,514,541       92,755     6.12
U.S. Treasury securities                                         3           --       --
Securities purchased under agreements to resell
 and federal funds sold                                      4,024          251     6.24
FHLB stock                                                  21,663        1,292     5.96
Interest-earning deposits in other depository
 institutions                                                2,416           96     3.97
                                                      ------------   ----------    ------
   Total interest-earning assets                         2,824,140      201,356     7.13
                                                                     ----------    ------
Noninterest-earning assets (2)                              81,400
                                                      ------------
  Total assets                                        $  2,905,540
                                                      ============


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                             $  1,253,142    $  62,912     5.02%
Advances from the FHLB                                     368,896       21,322     5.78
Securities sold under agreements to repurchase
 and federal funds purchased                               974,297       55,189     5.66
Senior Notes payable                                        50,000        5,000    10.00
                                                      ------------   ----------    ------
  Total interest-bearing liabilities                     2,646,335      144,423     5.46
                                                                     ----------    ------
Noninterest-bearing liabilities                            131,431
                                                      ------------
  Total liabilities                                      2,777,766
Minority interest - preferred stock of
 Coastal Banc ssb                                           28,750
Preferred stockholders' equity                                  --
Common stockholders' equity                                 99,024
                                                      ------------
  Total liabilities and stockholders' equity           $ 2,905,540
                                                      ============
Net interest income; interest rate spread                             $  56,933     1.67%
                                                                     ==========    ======

Net interest-earning assets; net interest yield on
 interest-earning assets                               $   177,805                  2.02%
                                                      ============                 ======

Ratio of average interest-earning assets to average
 interest-bearing liabilities                               1.07x
                                                      ============

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.

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

                                                     Year  Ended  December  31,
                                             1999  vs  1998                  1998  vs  1997
                                      Increase (Decrease) Due  To     Increase  (Decrease)  Due  To
                                        Volume     Rate       Net      Volume     Rate       Net
                                      ---------  --------  ---------  ---------  --------  ---------
                                                            (In  thousands)
INTEREST INCOME
 Loans receivable                     $ 17,937   $(2,182)  $ 15,755   $ 12,544   $   775   $ 13,319
 Mortgage-backed securities            (19,416)   (4,517)   (23,933)    (5,159)       --     (5,159)
 U.S. Treasury securities                  (38)        7        (31)        --       109        109
 Securities purchased under
   agreements to resell and federal
   funds sold                             (134)      (26)      (160)       218       (39)       179
 FHLB stock                                762      (165)       597        968        (9)       959
 Interest-earning deposits in
   other depository institutions           (62)      (37)       (99)        32        19         51
                                      ---------  --------  ---------  ---------  --------  ---------

     Total                                (951)   (6,920)    (7,871)     8,603       855      9,458
                                      ---------  --------  ---------  ---------  --------  ---------

INTEREST EXPENSE
 Interest-bearing deposits               5,484    (6,911)    (1,427)     5,781    (2,565)     3,216
 Securities sold under agreements to
   repurchase and federal funds
   purchased                           (25,988)   (1,121)   (27,109)   (22,272)     (194)   (22,466)
 Advances from the FHLB                 12,788    (1,772)    11,016     19,113      (882)    18,231
 Senior Notes payable                     (227)       --       (227)        --        --         --
                                      ---------  --------  ---------  ---------  --------  ---------

     Total                              (7,943)   (9,804)   (17,747)     2,622    (3,641)    (1,019)
                                      ---------  --------  ---------  ---------  --------  ---------

 Net change in net interest income    $  6,992   $ 2,884   $  9,876   $  5,981   $ 4,496   $ 10,477
                                      =========  ========  =========  =========  ========  =========

NET  INCOME
     Coastal reported net income of $11.0 million for the year ended December 31, 1999, $16.7 million for the year ended December 31, 1998 and $11.6 million for the year ended December 31, 1997, a decrease of $5.7 million, or 33.9% in 1999, and an increase of $5.1 million, or 44.2% in 1998, in each case in comparison to the prior year. 1999 net income before the provision for loan losses specific to the MCA loan (as described below) was $15.4 million compared to 1998 net income before one-time charges and credits of $14.1 million. For the year ended December 31, 1999, net income was negatively impacted by the provision for loan losses specific to the MCA loan (as described below) of $4.4 million (net of tax effect). During 1999, based on updated information received, management made the decision to provide for and charge-off the remaining balance of the $10.0 million participation in the warehouse loan to MCA Financial Corp., of Southfield, Michigan, and certain of its affiliates (collectively "MCA"). During January 1999, this loan was placed on nonaccrual effective December 31, 1998, due to the fact that MCA was placed in receivership and subsequently filed for bankruptcy. Throughout 1999, Coastal worked with the lead lender and the bankruptcy trustee to determine the value of, and sell, the underlying collateral. As of December 31, 1999, Coastal had received only $1.1 million in proceeds from the MCA loan. In addition, on January 12, 2000, Coastal filed a lawsuit against the lead lender in the participation seeking to recover losses incurred as a result of actions or omissions of the lead lender related to the loan to MCA. Due to the uncertainty of the value of the remaining collateral, its marketability and the timing of recovery, if any, from the lawsuit, Coastal charged-off the remaining $8.9 million balance of this loan resulting in the additional provision for loan losses, net of tax, of $4.4 million during the year. Coastal will continue to work with the lead lender and the bankruptcy trustee to recover any funds, if possible, from the collateral or MCA.

     Aside from the impact of the provision for loan losses specific to the MCA loan on net income, throughout 1999, Coastal experienced net interest margin growth, in addition to record growth of fee income, while general and administrative expenses were below expectations. Comparing the year ended December 31, 1999 to the same period in 1998 (before the provision for loan losses specific to the MCA loan in 1999 and one-time charges and credits in
1998), net interest income increased $9.9 million and noninterest income increased $2.8 million. These increases were offset by a $1.7 million increase in the provision for loan losses, a $9.4 million increase in noninterest expense and an increase of $221,000 in the provision for Federal income taxes. The increase in net interest income was primarily due to an increase in net interest margin to 2.75% in 1999 from 2.31% in 1998. The increase in noninterest income was due primarily to a $2.1 million increase in loan fees and service charges on deposit accounts and an increase in other noninterest income of $616,000. The increase in the provision for loan losses was due to changes in the composition of and growth in Coastal's loan portfolio. The increase in noninterest expense was primarily due to staffing increases throughout 1998 related to the expansion of the loan product base and the continuing development of commercial business lending programs, in addition to a full year in 1999 of staffing, occupancy and other expenses related to the operation of the 12 branches acquired from Pacific Southwest Bank in August of 1998 (the "1998 Branch Acquisition"). The increase in the provision for Federal income taxes (before the effect of the provision for loan losses specific to the MCA loan in 1999 and the one-time charges and credits in 1998) was due primarily to increased income before Federal income taxes and minority interest.

     From the year ended December 31, 1997 to 1998, there was a $10.5 million increase in net interest income, a $1.2 million increase in noninterest income (excluding the writedown of purchased mortgage loan premium) offset by the $709,000 writedown of purchased mortgage loan premium and an $8.8 million increase in noninterest expense. The increase in net interest income was primarily due to an increase in net interest margin from 2.02% in 1997 to 2.31% in 1998. The increase in noninterest income was due to a $1.7 million increase in loan fees and service charges on deposit accounts offset by a $236,000 decrease in the gain on sales of mortgage-backed securities available-for-sale and a $764,000 decrease in loan servicing income. The $8.8 million increase in noninterest expense was primarily due to the staffing and occupancy increases related to the expansion of the loan product base and the continuing development of commercial business lending programs, the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters in the third quarter of 1997 and the staffing and occupancy expenses related to the operation of the 12 branches acquired in August of 1998.

     The increase in net income from 1997 to 1998 was also affected by one-time charges and credits recorded in the first quarter of 1998. In 1998, Coastal recorded a one-time benefit due to the resolution of an outstanding tax benefit issue with the FDIC as Manager of the Federal Savings and Loan Insurance
Corporation Resolution Fund ("FRF"). The resolution of the issue resulted in Coastal recording a $3.7 million, or 48 cents per diluted share, one-time tax benefit. The resolution of the tax benefit issue is also contributing an ongoing quarterly tax benefit of $226,000 or approximately 3 cents per diluted share. This tax benefit is estimated to continue through the end of 2002. This one-time positive effect on net income was somewhat offset by the recording of an additional provision for loan losses of $1.0 million (above the then current quarterly provision of $450,000) and a writedown of purchased mortgage loan premium of $709,000. The additional provision for loan losses was recorded to increase the allowance for loan losses due to the continuing change in the composition of the loans receivable portfolio as a result of management's goal to increase business lending. The writedown of the purchased mortgage loan premium of $709,000, or 6 cents per diluted share after tax, was related to an adjustable rate whole loan package purchased in the second quarter of 1997 on which Coastal experienced high prepayments during 1997 and through the first quarter of 1998, resulting from a comparatively lower current interest rate environment.

     The provision for Federal income taxes (excluding the one-time effect of the $3.7 million reversal of accrued income taxes) decreased by $600,000 from 1997 to 1998 due to the ongoing quarterly benefit attributable to the tax benefit issue and the tax effect of the recording of the additional provision for loan losses and the writedown of the purchased mortgage loan premium.

NET  INTEREST  INCOME
     Net interest income amounted to $77.3 million in 1999, a $9.9 million or 14.7% increase over 1998. The increase in net interest income was due to the increase in net interest margin from 2.31% in 1998 to 2.75% in 1999, an increase in average net interest-earning assets of $14.3 million and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, from 1.96% in 1998 to 2.39% in 1999. Management also calculates an alternative net interest spread which includes noninterest-bearing deposits. Under this calculation, the net interest spreads for 1999 and 1998 were 2.65% and 2.17%, respectively. Net interest margin and net interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The overall increase in net interest margin and spread was primarily due to an 0.44% decrease in the average rate paid on interest-bearing liabilities. The decrease in the average rate paid on interest-bearing liabilities was due primarily to the lower cost deposits acquired in the 1998 Branch Acquisition, new pricing strategies for certificates of deposit that reduced Coastal's cost of retail deposits and lower wholesale funding costs.

     Net interest income amounted to $67.4 million in 1998, a $10.5 million, or 18.4%, increase over 1997. The increase in net interest income was due to an increase in net interest margin from 2.02% in 1997 to 2.31% in 1998, an increase in average net interest-earning assets of $21.2 million, and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, from 1.67% in 1997 to 1.96% in 1998. Management also calculates an alternative net interest spread which includes noninterest-bearing deposits. Under this calculation, the net interest spreads for 1998 and 1997 were 2.17% and 1.85%, respectively. Net interest margin and net interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The overall increase in net interest spread was due to a 0.11% increase in the average yield on interest-earning assets and a decrease in the average rate paid on interest-bearing liabilities of 0.18%. The decrease in the average rate paid on interest-bearing liabilities was due primarily to the overall decrease in wholesale funding costs.

     Total interest income amounted to $202.9 million during 1999, a $7.9 million, or 3.7%, decrease from 1998. A $15.8 million, or 13.1%, increase in interest earned on loans receivable during 1999 resulted from a $217.0 million, or 15.2%, increase in the average balance of loans receivable offset by a slight decrease of 0.15% in the yield earned compared to 1998. A $23.9 million, or 27.3%, decrease in interest earned on mortgage-backed securities during 1999 was due to a $331.7 million, or 23.2%, decrease in the average balance of mortgage-backed securities due primarily to principal payments received. In addition, interest earned on FHLB stock, federal funds sold and other interest-earning assets increased by $307,000, or 10.5%, due primarily to the increase in the average balance of such assets.

     Total interest income amounted to $210.8 million during 1998, a $9.5 million, or 4.7%, increase from 1997. A $13.3 million, or 12.5%, increase in interest earned on loans receivable during 1998 resulted from a $149.1 million, or 11.6%, increase in the average balance of loans receivable and an increase of 0.06% in the yield earned compared to 1997. A $5.2 million, or 5.6%, decrease in interest earned on mortgage-backed securities during 1998 was due to a $83.4 million, or 5.5%, decrease in the average balance of mortgage-backed securities due to principal payments received and the sale of $48.6 million of mortgage-backed securities available-for-sale. In addition, interest earned on FHLB stock, federal funds sold and other interest-earning assets increased by $1.3 million, or 79.2%, due primarily to the increase in the average balance of such assets, through internal growth and the 1998 Branch Acquisition, of $23.2 million during 1998.

     Total interest expense amounted to $125.7 million in 1999, a $17.7 million, or 12.4%, decrease from 1998. Interest expense on deposits decreased $1.4 million, or 2.2%, due primarily to the decrease in the average rate paid of 0.48%. Interest expense on advances from the FHLB increased $11.0 million, or 27.9%, due to the increase in the average balance of advances from the FHLB of $238.8 million, or 33.5%, offset by a 0.24% decrease in the average rates paid. Interest expense on other borrowed money decreased $27.1 million, or 82.8%, due to the $476.5 million, or 82.2%, decrease in the average balance of securities sold under agreements to repurchase and federal funds purchased and a 0.20% decrease in the interest rates paid. Interest expense on Senior Notes payable decreased $227,000 due to a decrease in the average balance of $2.3 million.

     Total interest expense amounted to $143.4 million in 1998, a $1.0 million, or 0.7%, decrease from 1997. Interest expense on deposits increased $3.2 million, or 5.1%, due to the $117.9 million, or 9.4%, increase in the average balance of deposits offset by a decrease in the average rate paid of 0.20%. Interest expense on advances from the FHLB increased $18.2 million, or 85.5%, due to the increase in the average balance of advances from the FHLB of $344.3 million or 93.3%, offset by a 0.23% decrease in the average rates paid. Interest expense on other borrowed money decreased $22.5 million, or 40.7%, due to the $394.6 million, or 40.5%, decrease in the average balance of securities sold under agreements to repurchase and federal funds purchased and a 0.02% decrease in the interest rates paid.

PROVISION  FOR  LOAN  LOSSES
     In 1999, management established a provision for loan losses of $10.6 million, $6.8 million of which was specific to the MCA loan as discussed earlier. For the years ended December 31, 1998 and 1997, the provision for loan losses was $3.1 million and $1.8 million, respectively. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical loss experience, the volume and type of lending conducted by Coastal, the existing nonperforming assets, industry standards, regulatory policies, generally accepted accounting principles, general economic conditions, particularly as they relate to Coastal's lending areas, and other factors related to the collectibility of Coastal's loan portfolio. As discussed earlier, during the year ended December 31, 1999, $6.8 million of the increase in the provision for loan losses was specific to the MCA loan. The remainder of the increase is due to the charge-off of $990,000 on another warehouse borrower due to bankruptcy, as well as other changes in the composition of and growth in Coastal's loan portfolio, including the commercial type loans acquired in the 1998 Branch Acquisition. During the year ended December 31, 1998, the increased provision for loan losses was recorded due to the continuing change in the composition of the loans receivable portfolio from more traditional residential real estate type loans to commercial type loans.

     Coastal's asset quality ratios for the years ended December 31, 1999, 1998 and 1997 are as follows: nonperforming loans as a percentage of total loans receivable were 1.0%, 1.6% and 1.4% at December 31, 1999, 1998 and 1997, respectively, the allowance for loan losses as a percentage of nonperforming loans was 61.3%, 46.3% and 41.9% at December 31, 1999, 1998 and 1997,
respectively, and the allowance for loan losses as a percentage of total loans receivable was 0.6%, 0.7% and 0.6% at December 31, 1999, 1998 and 1997,
respectively. During 1998, the activity in the allowance for loan losses included the $2.3 million acquisition allowance adjustment as a result of the loans acquired in the 1998 Branch Acquisition, of which approximately 58% were commercial real estate and commercial, financial and industrial loans.

     Although no assurance can be given, Coastal's management believes that the allowance for loan losses at December 31, 1999 is adequate, considering the changing composition of the loans receivable portfolio, the existing nonperforming assets, historical loss experience, delinquency trends and current economic conditions. Management will continue to review its loan loss policy as Coastal's loan portfolio grows and diversifies to determine if changes to the policy and the resulting allowance for loan losses are necessary.

NONINTEREST  INCOME
     Total noninterest income amounted to $10.4 million during 1999, an increase of $2.8 million, or 36.8%, over 1998 (excluding the writedown of purchased mortgage loan premium in 1998). The increase in noninterest income is primarily due to an increase of $2.1 million in loan fees and service charges on deposit accounts and a $616,000 increase in other noninterest income. The increase in loan fees and service charges on deposit accounts consisted of a $2.5 million increase in the service charges on deposit accounts due to the increase in transaction type deposit accounts, including those acquired in the 1998 Branch Acquisition, offset somewhat by a $405,000 decrease in loan fees.

    Total noninterest income (excluding the writedown of purchased mortgage loan premium) amounted to $7.6 million during 1998, an increase of $1.2 million, or 18.8%, over 1997. The increase in noninterest income was primarily due to an increase of $1.7 million in loan fees and service charges on deposit accounts and a $463,000 increase in other noninterest income. The increase in loan fees and service charges on deposit accounts consisted of a $292,000 increase in loan fees and a $1.4 million increase in service charges on deposit accounts due to the increase in transaction type deposit accounts, including the transaction type deposit accounts acquired in the 1998 Branch Acquisition. These increases were somewhat offset by a $764,000 decrease in loan servicing income due to the declining loan servicing portfolio and a $236,000 decrease in the gain on sales of mortgage-backed securities available-for-sale. In addition, Coastal recorded a writedown of purchased mortgage loan premium of $709,000 during 1998, as discussed previously.

NONINTEREST  EXPENSE
     Total noninterest expense amounted to $57.8 million during 1999, an increase of $9.4 million, or 19.5%, over 1998. Compensation, payroll taxes and other benefits as well as office occupancy increased $5.7 million and $2.1 million, respectively, primarily due to the overall staffing increases related to the expansion of the loan product base and the continuing development of the commercial business lending programs, in addition to the staffing and occupancy expenses related to the operation of the 12 branches acquired in the 1998 Branch Acquisition. In addition, the amortization of goodwill increased $767,000 and data processing expenses increased $721,000 primarily due to the effect of the branches added in the 1998 Branch Acquisition. Other changes included a $878,000 increase in other operating expenses, a $436,000 decrease in real estate owned expenses and a $304,000 decrease in insurance premiums (which includes deposit insurance premiums).

     Total noninterest expense amounted to $48.4 million during 1998, an increase of $8.8 million, or 22.4%, over 1997. Compensation, payroll taxes and other benefits increased $4.3 million from 1997 to 1998, primarily due to the staffing increases related to the expansion of the loan product base and the continuing development of commercial business lending programs, in addition to the staffing expenses related to the 1998 Branch Acquisition. Office occupancy expense increased $2.0 million from 1997 to 1998 due to the acquisition of assets and other expenses related to the relocation of Coastal's corporate headquarters in the third quarter of 1997 and the acquisition of the 12 branches in the 1998 Branch Acquisition. In addition, data processing expenses and the amortization of goodwill increased $450,000 and $444,000, respectively, primarily due to the 1998 Branch Acquisition. Other changes included a $357,000 increase in insurance premiums (which includes deposit insurance premiums) and a $1.3 million increase in other operating expenses. During the year ended December 31, 1998, noninterest expense included approximately $257,000 in nonrecurring expenses incurred due to the 1998 Branch Acquisition.

PROVISION  FOR  FEDERAL  INCOME  TAXES
     Coastal generated no regular Federal taxable income in 1999, 1998 or 1997 primarily due to the utilization of the net operating loss carryovers acquired in May 1988 from the associations obtained in connection with the Federal Savings and Loan Insurance Corporation's Southwest Plan (the "Southwest Plan Acquisition") and because payments to Coastal pursuant to the related assistance agreement in prior years were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Southwest Plan Acquisition assistance agreement, the FRF retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from the FRF and from the utilization of the net operating loss carryovers acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from the FRF and the utilization of the net operating loss carryovers) is recorded in Coastal's Consolidated Statements of Operations as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years will be available as credit carryforwards to reduce future Federal regular income taxes over an indefinite period.

     As discussed previously, during 1998, Coastal completed the resolution of an outstanding tax benefit issue with the FDIC as Manager of the FRF. The resolution of the issue resulted in Coastal recording a $3.7 million reversal of accrued income taxes. The resolution of the tax benefit issue is also contributing an ongoing quarterly tax benefit of $226,000 which is estimated to continue through the end of 2002. In addition, pursuant to the tax benefit agreement with the FDIC, Coastal receives a tax benefit for the dividends on the Bancorp Preferred Stock issued in 1999. The ongoing quarterly tax benefit will be approximately $219,000, or 3 cents per diluted share, and is also expected to continue through the end of 2002.

     The provisions for Federal income taxes were $5.7 million in 1999, $7.2 million (excluding the one-time effect of the $3.7 million reversal of accrued income taxes) in 1998 and $7.8 million in 1997. Although the termination of the Assistance Agreement was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired.

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

     Coastal's asset and liability management strategy is formulated and monitored by the Asset/Liability Committee of the Board of Directors of the Bank (the "Board"). The Board's written policies and procedures are implemented by the Asset/Liability Subcommittee (the "Subcommittee"), a management-staffed committee composed of the Chief Executive Officer, Chief Lending Officer, the Senior Vice President of Retail Banking and the Treasury Manager, in addition to members of the Bank's Portfolio Control Center. The Subcommittee meets monthly to review, among other things, the sensitivity of Coastal's assets and liabilities to interest rate changes, including those transactions attributable to altering the interest rate risk, the purchase and sale activity and maturities of investments and borrowings. In accordance therewith, the Subcommittee reviews Coastal's liquidity, cash flow needs, maturities of investments, deposits and borrowings, interest rate matching, core deposit activity, current market conditions and interest rates on both a local and national level.

     To effectively measure and manage interest rate risk, the Asset/Liability Committee of the Board and the Subcommittee regularly review interest rate risk by forecasting the impact of alternative interest rate scenarios on net income, net interest income and on Coastal's economic value of equity ("EVE"), which is defined as the difference between the market value of Coastal's existing assets and liabilities, including the effects of off-balance sheet instruments, and by evaluating such impact against the guidelines established by the Board for allowable changes in net interest income and EVE. Coastal utilizes the market-value analysis to address the change in the equity value of Coastal's balance sheet arising from movements in interest rates by computing the net present value of Coastal's assets, liabilities and off-balance sheet instruments. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Economic value analysis is intended to evaluate the impact of immediate and sustained interest rate shifts of the yield curve on the market value of the current balance sheet.

     From these analyses, interest rate risk is quantified and appropriate strategies are formulated and implemented on an ongoing basis. Based on Coastal's December 31, 1999 interest rate sensitivity position, management believes that at December 31, 1999 an immediate 100 basis point increase in interest rates could cause a short term decrease in net interest income due to timing differences but would not have a significant impact over a twelve month period. There can be no assurance that this conclusion will not change as the assumptions utilized by management to reach such conclusion change over time.

     The following table presents an analysis of the sensitivity in Coastal's net interest income over a four-quarter period and the EVE based on the indicated changes in interest rates at December 31, 1999 and 1998. The interest rate scenarios presented in the table include interest rates at December 31, 1999 and 1998 and, for the net interest income calculation, as adjusted by the indicated changes in interest rates over a four-quarter period, and for the EVE calculation, as adjusted by instantaneous and parallel changes in interest rates of upward and downward of up to 200 basis points. Each rate scenario reflects unique prepayment and repricing assumptions.

                                     Estimated  Change  In
        Change          Net  Interest  Income         EVE
 In  Interest  Rates         December  31,        December  31,
 (in  basis  points)         1999     1998        1999     1998
 -------------------    ---------------------   ----------------
        +200               (13.42)%  (8.56)%    (24.22)%  (6.41)%
        +100                (6.93)   (4.05)     (10.79)   (0.66)
           0                   --       --          --       --
        -100                 5.78     4.77        4.32    (2.09)
        -200                12.04     9.10        1.53    (5.32)


     There are limitations inherent in any methodology used to estimate the exposure to changes in interest rates. It is not possible to fully model the market risk in instruments with leverage, option, or prepayment risks. Therefore, this analysis is not intended to be a forecast of the actual effect of a change in interest rates on Coastal. Management of Coastal believes that all of the assumptions used in this analysis to evaluate the vulnerability of Coastal's operations to changes in interest rates take into account historical experience and considers them reasonable; however, the interest rate sensitivity of Coastal's assets and liabilities and the estimated effects of changes in interest rates on Coastal's net interest income and EVE indicated in the above analysis could vary substantially if different assumptions were used or if actual experience differs from the historical experience.
     The EVE is significantly impacted by the estimated effect of prepayment risk on the value of mortgage-backed securities, loans receivable and mortgage servicing rights as market interest rates change. Prepayment risk arises due to the possibility that the cash flow experience of an asset may change as interest rates change. When interest rates increase, mortgage-related assets will generally not be prepaid and conversely, when interest rates decrease, prepayments increase. The magnitude of the risk that a higher yielding asset will prepay is a direct function of interest rate variability over the life of the asset. Prepayments affect Coastal's net spread and the duration match of its assets and liabilities. Coastal has prepayment risk on its mortgage-backed securities and loans receivable held at a premium and on its mortgage servicing rights due to the fact that the amortization of the capitalized premiums on those assets will accelerate when the underlying loans are prepaid. Coastal attempts to anticipate its prepayment risk by extrapolation from past prepayment behavior after adjusting for expected interest rate levels and other economic factors and utilizes these assumptions when analyzing its risk exposure. There is also a risk of an inverted yield curve. In this situation, assuming the rates under one year would be inverted, Coastal's net interest income would be negatively affected. As assets, primarily the one-year CMT securities and whole loans, reprice at the lower one-year rate, the one-month borrowings would reprice at the higher one-month LIBOR rate causing a decline in net interest income. The magnitude of this risk depends on which part of the curve inverts and the duration of the inverted curve.
     A more conventional but limited asset and liability monitoring tool involves analyzing the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." While this conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings and to predict the effect of changing interest rates. It makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. Given Coastal's current position based on this "gap" analysis, however, Coastal's net interest spread would benefit over time from a gradual increase in interest rates, in which its assets may be redeployed at higher yields. If interest rates were to fall, yields earned on interest rate sensitive investments would be reduced, while longer term fixed liability costs, such as Coastal's certificates of deposit, would not immediately change. While this analysis takes into account repricing and maturities of assets and liabilities, it fails to consider the interest rate sensitivities of those asset and liability accounts.
     The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities adjusted for the effects of interest rate swaps and caps at December 31, 1999. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust or could be adjusted rather than in the period in which they mature. Coastal's one-year cumulative gap position at December 31, 1999 was negative $230.6 million or 7.82% of total assets. This is a one-day position that changes frequently and is not indicative of Coastal's position at any other time. Other material assumptions are set forth in the footnotes to the table.

                                                                    As  of  December  31,  1999
                                                                                 More than       More than
                                                            Three months        three months    one year to
                                                              or less           to one year     three years
                                                            ------------        ------------    -------------
                                                                           (Dollars in thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate              $  1,049         $     3,682     $     21,052
   First lien mortgage-single family adjustable
     rate                                                      84,073             327,011           58,409
   First lien mortgage-multifamily fixed rate                      --               1,778            7,772
   First lien mortgage-multifamily variable rate              145,866                  --               --
   Construction and acquisition and
     development, net of loans in process                     182,206               3,422            4,901
   Commercial real estate                                     222,262               9,159           14,627
   Commercial                                                 125,366               7,623            9,752
   Consumer and other                                           8,734              10,222           15,103
 Mortgage-backed securities held-to-maturity(1)(2)            809,531              16,129               --
 Securities available-for-sale (1)(2)                          75,312              24,353               --
 U.S. Treasury securities held-to-maturity                         --                 299               --
 Other interest-earning assets (3)                             57,379                  --               --
                                                           ------------        ------------    -------------
     Total interest-sensitive assets                        1,711,778             403,678          131,616
                                                           ------------        ------------    -------------
 Noninterest-sensitive assets

     Total assets


INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                      $   65,229         $          --   $         --
   Savings accounts                                            46,011                    --             --
   Money market demand accounts                               274,763                    --             --
   Certificate accounts (including premium)                   264,900               704,072         99,780
 Advances from the FHLB                                       884,821               142,876         38,242
 Senior Notes payable                                              --                    --         46,900
                                                           ------------        ------------    -------------
     Total interest-sensitive liabilities                   1,535,724               846,948        184,922
                                                           ------------        ------------    -------------
 Noninterest-sensitive liabilities

     Total liabilities
 Minority interest-preferred stock of
   Coastal Banc ssb
 Stockholders' equity
     Total liabilities and stockholders' equity


Gap during the period                                      $   176,054       $    (443,270)    $  (53,306)
Effect of interest rate swaps and caps(5)                       43,612              (7,040)            --
                                                           ------------        ------------    -------------
Cumulative gap after effect of interest rate swaps
 and caps                                                  $   219,666       $    (230,644)    $ (283,950)
                                                             ===========        ============    ==============

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                      111.46%               88.79%         87.52%
Interest-sensitive assets as a % of total
 assets (cumulative)                                            58.07                71.76          76.22
Ratio of gap after effect of interest rate swaps and caps
 to total assets                                                 7.45               (15.28)         (1.81)
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                                  7.45                (7.82)         (9.63)



                                                                    As  of  December  31,  1999
                                                        More than         More than        More than
                                                      three years to    five years to     ten years to       Over
                                                       five years        ten years        twenty years    twenty years    Totals
                                                   -----------------    --------------    -------------   ------------  -----------

INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate       $   36,268        $   48,818        $  98,867      $  138,985    $   348,721
   First lien mortgage-single family adjustable
     rate                                                  3,264               196           12,564              --        485,517
   First lien mortgage-multifamily fixed rate              5,124             1,058              388              --         16,120
   First lien mortgage-multifamily variable rate              --                --               --              --        145,866
   Construction and acquisition and
     development, net of loans in process                    820             1,061            1,404              --        193,814
   Commercial real estate                                 31,401            11,419           22,285              --        311,153
   Commercial                                             17,256             1,193               --              --        161,190
   Consumer and other                                     29,977             5,454            3,210              --         72,700
 Mortgage-backed securities held-to-maturity(1)(2)            --                27           11,229          80,296        917,212
 Securities available-for-sale (1)(2)                         --                --               --              --         99,665
 U.S. Treasury securities held-to-maturity                    --                --               --              --            299
 Other interest-earning assets (3)                            --                --               --              --         57,379
                                                   -----------------    --------------    -------------   ------------  -----------
     Total interest-sensitive assets                     124,110            69,226          149,947         219,281      2,809,636
                                                   -----------------    --------------    -------------   ------------
 Noninterest-sensitive assets                                                                                              138,316
                                                                                                                        -----------
     Total assets                                                                                                       $2,947,952
                                                                                                                        ==========

INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts               $        --         $     --         $       --      $      --   $      65,229
   Savings accounts                                          --               --                 --             --          46,011
   Money market demand accounts                              --               --                 --             --         274,763
   Certificate accounts (including premium)              15,689              189                 29            162       1,084,821
 Advances from the FHLB                                   6,575           10,314             14,103             --       1,096,931
 Senior Notes payable                                        --               --                 --             --          46,900
                                                   -----------------    --------------    -------------   ------------  -----------
     Total interest-sensitive liabilities                22,264           10,503             14,132            162       2,614,655
                                                   -----------------    --------------    -------------   ------------
 Noninterest-sensitive liabilities                                                                                         171,091
                                                                                                                        -----------
     Total liabilities                                                                                                   2,785,746
 Minority interest-preferred stock of
   Coastal Banc ssb                                                                                                         28,750
 Stockholders' equity                                                                                                      133,456
                                                                                                                        -----------
     Total liabilities and stockholders' equity                                                                         $2,947,952
                                                                                                                        ==========

Gap during the period                              $   101,846         $ 58,723         $ 135,815      $ 219,119
Effect of interest rate swaps and caps(5)              (23,132)         (13,440)               --             --
                                                   -----------------   --------------   -------------   ------------
Cumulative gap after effect of interest
 rate swaps and caps                               $  (205,236)       $(159,953)        $ (24,138)      $ 194,981
                                                   ================   ===============  ==============  ==============

Interest-sensitive assets as a % of
 interest-sensitive liabilities (cumulative)             91.56%           93.85%          99.08%         107.46%
Interest-sensitive assets as a % of total
 assets (cumulative)                                     80.43            82.78           87.87           95.31
Ratio of gap after effect of interest rate
 swaps and caps to total assets                           2.67             1.54            4.61            7.43
Ratio of cumulative gap after effect of
 interest rate swaps and caps to total assets            (6.96)           (5.43)          (0.82)           6.61

_______________

Footnotes:

(1) Fixed-rate mortgage loans, consumer loans and fixed-rate securities are based on contractual maturities (assuming no periodic amortization).
(2) Variable and adjustable rate mortgage loans and adjustable rate mortgage-backed securities are included in the period in which they reprice (assuming no periodic amortization).
(3) Includes FHLB stock, federal funds sold and other interest-earning investments.
(4) Includes checking accounts, savings accounts and money market accounts that are interest-bearing. Effective January 1, 1998, Coastal implemented a program whereby a portion of the balances in noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. Fixed-rate certificate accounts are based on contractual maturities.
(5) Amounts represent the notional principal amount of the interest rate swaps and certain interest rate cap agreements which are designed to protect Coastal against rising interest rates, which are currently "in the money."


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

     At December 31, 1999, Coastal was a party to interest rate swap agreements which have an aggregate notional amount of $43.6 million and expire from 2000 to 2005. At December 31, 1999, the fair value of the interest rate swap agreements was estimated to be $563,000. With respect to such agreements, Coastal makes weighted-average fixed interest payments ranging from 6.00% to 6.50%, and receives payments based on the floating one- or three-month LIBOR. Coastal records net interest income or expense relating to the swap agreements on a monthly basis in interest expense on other borrowed money. The net effect of the interest rate swaps to Coastal for the years ended December 31, 1999, 1998 and 1997 was to increase interest expense by approximately $483,000, $377,000 and $431,000, respectively. See Note 15 of the Notes to Consolidated Financial Statements.

     An interest rate cap is a guarantee given by one party, referred to as the issuer (the Broker), to another party, referred to as the purchaser (Coastal), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a predetermined period of time. No funds are actually borrowed or repaid. The principal purpose of purchasing these caps is to prevent the occurrence of a negative spread relating to certain adjustable rate mortgage-backed securities and loans receivable in Coastal's portfolio during a period in which the cost of funds borrowed to acquire such assets rises above the contractual interest rate ceiling on the asset purchased. Interest rate caps generally decrease the interest margin because Coastal receives no payment from the issuer (until the rate index rises above the rate cap) but continues to amortize the prepaid premium. At December 31, 1999, Coastal had interest rate cap agreements, which expire from 2000 to 2003, covering an aggregate notional amount of $163.5 million, of which $74.5 million were covering certain of Coastal's loans receivable, and are triggered, depending on the particular contract, whenever the defined floating rate exceeds 7.0% to 9.5%. The purchase price or premium of the interest rate cap agreements paid by Coastal is capitalized and included in prepaid expenses and other assets and is amortized over the life of the agreements using the straight-line method. The unamortized portion of the purchase price was approximately $90,000 at December 31, 1999 with an estimated fair value of $750,000. For the years ended December 31, 1999, 1998 and 1997, the interest rate caps resulted in an overall decrease in interest income of approximately $25,000, $53,000 and $218,000, respectively. See Note 15 of the notes to Consolidated Financial Statements.

LIQUIDITY  AND  CAPITAL  RESOURCES
Coastal's assets approximated $2.9 billion at December 31, 1999 and $3.0 billion at December 31, 1998. Preferred stockholders' equity amounted to $27.5 million and common stockholders' equity was $106.0 million at December 31, 1999, after treasury stock purchased of $20.5 million. The regulatory capital of Coastal's subsidiary, Coastal Banc ssb, exceeded all three of the Bank's regulatory capital requirements at December 31, 1999. At December 31, 1999, the Bank's core capital amounted to 5.76% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 9.68% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 10.29% of risk-adjusted assets, compared to a requirement of 8.0%.

     Coastal's primary sources of funds consist of deposits bearing market rates of interest, advances from the FHLB, securities sold under agreements to repurchase and federal funds purchased and principal and interest payments on loans receivable and mortgage-backed securities. Coastal uses its funding resources principally to meet its ongoing commitments to fund maturing deposits and deposit withdrawals, repay borrowings, purchase loans receivable and mortgage-backed securities, fund existing and continuing loan commitments, maintain its liquidity, meet operating expenses and fund acquisitions of other banks and thrifts, either on a branch office or whole bank acquisition basis, in addition to purchasing treasury stock. At December 31, 1999, Coastal had binding commitments to originate or purchase loans totaling approximately $106.6 million and had $108.6 million of undisbursed loans in process. In addition, at December 31, 1999, Coastal had commitments under lines of credit to originate primarily construction and other loans of approximately $146.6 million and letters of credit outstanding of $7.2 million. Scheduled maturities of certificates of deposit during the twelve months following December 31, 1999 totaled $968.8 million. Management believes that Coastal has adequate resources to fund all its commitments.

YEAR  2000
We have not experienced any significant disruptions to our financial or operating activities caused by failure of our computerized systems resulting from Year 2000 issues. Management does not expect Year 2000 issues to have a material adverse effect on Coastal's operations or financial results in 2000.

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

FORWARD-LOOKING  INFORMATION
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this Annual Report to stockholders which are not historical facts contain forward looking information with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties detailed in Coastal's filings with the Securities and Exchange Commission ("SEC").
     The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and are subject to the safe harbor created by the Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; risks involved in Coastal's ability to quickly and efficiently integrate the operations of acquired entities with those of Coastal; changes in general economic and business conditions; changes in market rates of interest; changes in the laws and regulations applicable to Coastal; the risks associated with the Bank's non-traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial real estate, commercial business, warehouse and mortgage servicing rights loans); and changes in business strategies and other factors as discussed herein.

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

D.  FORT  FLOWERS,  JR.
President of Sentinel Trust Company, a Texas Limited Banking Association, providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, Houston, Texas

DENNIS  S.  FRANK
     Chief Executive Officer and President of Silvergate Bancorp, a thrift and loan holding company, and of Silvergate Thrift and Loan, La Mesa, California, and President and Chief Executive Officer of DSF Management Corp., a private investment company, Houston, Texas

PAUL  W.  HOBBY
Chairman and Chief Executive officer of Hobby Media Services, Inc., a Houston based corporation which invests in traditional and new media services, Houston, Texas.

ROBERT  E.  JOHNSON,  JR.
Partner,  law  firm  of  Johnson  &  Johnson,  Austin,  Texas

JAMES  C.  NIVER
Retired, former President of Century Land Company, a residential real estate development company, Houston, Texas

CORPORATE  OFFICERS  OF  COASTAL  BANCORP,  INC.

MANUEL  J.  MEHOS
Chairman  of  the  Board,  President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Senior Executive Vice President, Chief Financial Officer, Chief Operations Officer and Treasurer

LINDA  B.  FRAZIER
Senior  Vice  President  and  Secretary


CORPORATE  OFFICERS  OF  COASTAL  BANC  HOLDING  COMPANY,  INC.

MANUEL  J.  MEHOS
Chairman  of  the  Board,  President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Director, Senior Executive Vice President, Chief Financial Officer, Chief Operations Officer and Treasurer

LINDA  B.  FRAZIER
Director,  Senior  Vice  President  and  Secretary

LINDA  S.  BUBACZ
Director,  Assistant  Treasurer  and  Assistant  Secretary

CORPORATE  OFFICERS  OF  COASTAL  BANC  SSB

MANUEL  J.  MEHOS
President  and  Chief  Executive  Officer

GARY  R.  GARRETT
Senior  Executive  Vice  President  -  Chief  Lending  Officer

CATHERINE  N.  WYLIE
Senior Executive Vice President - Chief Financial Officer and Chief Operations Officer

JOHN  D.  BIRD
Executive Vice President - Chief Administrative Officer (retired as of January 31, 2000)

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

     In May 1988, Coastal became the first acquirer of failed or failing savings institutions under the Federal government's "Southwest Plan." In this transaction, Coastal acquired from the Federal Savings and Loan Insurance Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 1999, Coastal entered into seven branch acquisitions and one whole bank acquisition: two with an instrumentality of the Federal government and six with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities with respect to each institution. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. All of these transactions resulted in the net assumption of $1.9 billion of deposits and the net acquisition of 58 branch offices. Coastal has also opened seven de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 16 branch offices and transferring the deposits to other offices located in the same market area.

     At December 31, 1999, Coastal had total assets of approximately $2.9 billion and total deposits of approximately $1.6 billion with 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

                          Independent Auditors' Report
                          ----------------------------

The  Board  of  Directors
Coastal  Bancorp,  Inc.:


     We have audited the accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.




/s/  KPMG  LLP
--------------
January  18,  2000
Houston,  Texas


                          COASTAL BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                DECEMBER 31, 1999 AND 1998
                            (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS                                                                1999        1998
-----------------------------------------------------------------  ----------  ----------
Cash and cash equivalents                                          $   48,098  $   45,453
Loans receivable (Notes 6 and 11)                                   1,735,081   1,538,149
Mortgage-backed securities held-to-maturity (market value of
 $899,934 in 1999 and $1,145,369 in 1998)
 (Notes 5, 11, 12, 14 and 15)                                         917,212   1,154,116
Mortgage-backed securities available-for-sale, at market value
 (Notes 5, 11, 12, 14 and 15)                                          99,665      96,609
U.S. Treasury security held-to-maturity                                   299          --
U.S. Treasury security available-for-sale, at market value                 --       2,016
Accrued interest receivable (Note 7)                                   16,150      15,518
Property and equipment (net of accumulated depreciation and
 amortization of $16,251 in 1999 and $11,925 in 1998)                  30,708      33,116
Stock in the Federal Home Loan Bank of Dallas ("FHLB")                 56,753      49,819
Goodwill (net of accumulated amortization of $16,605 in 1999 and
 $13,554 in 1998)                                                      27,636      30,687
Mortgage servicing rights (Note 8)                                      3,035       4,049
Prepaid expenses and other assets (Notes 9, 15 and 17)                 13,315      12,629
                                                                   ----------  ----------
                                                                   $2,947,952  $2,982,161
                                                                   ==========  ==========



     LIABILITIES  AND  STOCKHOLDERS'  EQUITY
     ---------------------------------------

Liabilities:
 Deposits (Note 10)                                                      $1,624,289   $1,705,004
 Advances from the FHLB (Note 11)                                         1,096,931      966,720
 Securities sold under agreements to repurchase (Note 12)                        --      100,000
 Senior Notes payable (Note 13)                                              46,900       50,000
 Advances from borrowers for taxes and insurance                              3,852        3,340
 Other liabilities and accrued expenses                                      13,774       15,583
                                                                         -----------  -----------
   Total liabilities                                                      2,785,746    2,840,647
                                                                         -----------  -----------

Minority interest - 9.0% noncumulative preferred stock of
 Coastal Banc ssb (Note 20)                                                  28,750       28,750

Commitments and contingencies (Notes 6, 15, 18 and 23)

Stockholders' equity (Notes 5, 18, 21 and 22):
 Preferred Stock, no par value; authorized shares 5,000,000;
   9.12% Cumulative, Series A, 1,100,000 shares issued and
   outstanding in 1999                                                       27,500           --
 Common Stock, $.01 par value; authorized shares 30,000,000;
   7,616,227 and 7,568,255 shares issued in 1999 and 1998                        76           76
 Additional paid-in capital                                                  32,683       33,696
 Retained earnings                                                           95,508       88,144
 Accumulated other comprehensive loss -
   net unrealized loss on securities available-for-sale                      (1,848)      (1,374)
 Treasury stock at cost (1,283,679 and 499,600 shares in 1999
   and 1998)                                                                (20,463)      (7,778)
                                                                         -----------  -----------
   Total stockholders' equity                                               133,456      112,764
                                                                         -----------  -----------
                                                                         $2,947,952   $2,982,161
                                                                         ===========  ===========


See  accompanying  notes  to  Consolidated  Financial  Statements.

                               COASTAL BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           1999      1998       1997
                                                                       --------  ---------  --------
Interest income:
 Loans receivable                                                      $136,036  $120,281   $106,962
 Mortgage-backed securities                                              63,663    87,596     92,755
 FHLB stock, federal funds sold and other interest-earning assets         3,244     2,937      1,639
                                                                       --------  ---------  --------
                                                                        202,943   210,814    201,356
                                                                       --------  ---------  --------

Interest expense:
 Deposits                                                                64,701    66,128     62,912
 Advances from the FHLB:
   Short-term                                                            15,560    16,042      8,562
   Long-term                                                             35,009    23,511     12,760
 Other borrowed money                                                     5,614    32,723     55,189
 Senior Notes payable                                                     4,773     5,000      5,000
                                                                       --------  ---------  --------
                                                                        125,657   143,404    144,423
                                                                       --------  ---------  --------

   Net interest income                                                   77,286    67,410     56,933
Provision for loan losses (Note 6)                                       10,575     3,100      1,800
                                                                       --------  ---------  --------
   Net interest income after provision for loan losses                   66,711    64,310     55,133
                                                                       --------  ---------  --------

Noninterest income:
 Loan fees and service charges on deposit accounts                        7,890     5,752      4,018
 Loan servicing income, net                                                 680       642      1,406
 Gain on sales of mortgage-backed securities available-for-sale, net         --         1        237
 Writedown of purchased mortgage loan premium                                --      (709)        --
 Other                                                                    1,802     1,186        723
                                                                       --------  ---------  --------
                                                                         10,372     6,872      6,384
                                                                       --------  ---------  --------

Noninterest expense:
 Compensation, payroll taxes and other benefits                          28,771    23,072     18,754
 Office occupancy                                                        11,422     9,320      7,312
 Data processing                                                          3,416     2,695      2,245
 Amortization of goodwill                                                 3,051     2,284      1,840
 Insurance premiums                                                       1,144     1,448      1,091
 Other                                                                   10,006     9,564      8,302
                                                                       --------  ---------  --------
                                                                         57,810    48,383     39,544
                                                                       --------  ---------  --------

     Income before provision for Federal income taxes and minority
       interest                                                          19,273    22,799     21,973

Provision for Federal income taxes (Note 17)                              5,659     3,543      7,822
                                                                       --------  ---------  --------
     Income before minority interest                                     13,614    19,256     14,151

Minority interest - preferred stock dividends of Coastal Banc ssb
 (Note 20)                                                                2,588     2,588      2,588
                                                                       --------  ---------  --------
     Net income                                                        $ 11,026  $ 16,668   $ 11,563
                                                                       ========  =========  ========
     Net income available to common stockholders                       $  9,442  $ 16,668   $ 11,563
                                                                       ========  =========  ========
Basic earnings per share (Note 22)                                     $   1.45  $   2.24   $   1.55
                                                                       ========  =========  ========
Diluted earnings per share (Note 22)                                   $   1.42  $   2.18   $   1.50
                                                                       ========  =========  ========



See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)


                                                                 1999      1998     1997
                                                              --------  -------  -------

Net income                                                    $11,026   $16,668  $11,563

Other comprehensive income (loss), net of tax:
 Unrealized gains (losses) on securities available-for-sale
   arising during period (Note 5)                                (474)      900      829
                                                              --------  -------  -------

Comprehensive income                                          $10,552   $17,568  $12,392
                                                              ========  =======  =======



See  accompanying  notes  to  Consolidated  Financial  Statements.


                                          COASTAL BANCORP, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                       YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                      (IN THOUSANDS)
                                                                                     Accumulated
                                                          Additional                   other
                                     Preferred   Common    paid-in       Retained    comprehensive    Treasury
                                       Stock      Stock    capital       earnings       loss            stock       Total
                                     ----------  -------  ------------  ----------  ---------------  ----------  ---------

Balance - December 31, 1996          $       --  $    76  $    32,578   $  64,597   $       (3,103)  $      --   $ 94,148
Dividends on Common Stock                    --       --           --      (2,292)              --          --     (2,292)
Exercise of stock options
 (Note 18)                                   --       --          582          --               --          --        582
Change in net unrealized loss
 on securities available-for-sale
 (Note 5)                                    --       --           --          --              829          --        829
Net income for 1997                          --       --           --      11,563               --          --     11,563
                                     ----------  -------  ------------  ----------  ---------------  ----------  ---------

Balance - December 31, 1997                  --       76       33,160      73,868           (2,274)         --    104,830
Dividends on Common Stock                    --       --           --      (2,392)              --          --     (2,392)
Exercise of stock options
 (Note 18)                                   --       --          536          --               --          --        536
Purchase of treasury stock at cost           --       --           --          --               --      (7,778)    (7,778)
Change in net unrealized loss
 on securities available-for-sale
 (Note 5)                                    --       --           --          --              900          --        900
Net income for 1998                          --       --           --      16,668               --          --     16,668
                                     ----------  -------  ------------  ----------  ---------------  ----------  ---------

Balance - December 31, 1998                  --       76       33,696      88,144           (1,374)     (7,778)   112,764
Dividends on Preferred Stock                 --       --           --      (1,584)              --          --     (1,584)
Dividends on Common Stock                    --       --           --      (2,078)              --          --     (2,078)
Issuance of Preferred Stock
 (net) (Note 21)                         27,500       --       (1,558)         --               --          --     25,942
Exercise of stock options
 (Note 18)                                   --       --          545          --               --          --        545
Purchase of treasury stock at cost           --       --           --          --               --     (12,685)   (12,685)
Change in net unrealized loss on
 securities available-for-sale
 (Note 5)                                    --       --           --          --             (474)         --       (474)
Net income for 1999                          --       --           --      11,026               --          --     11,026
                                     ----------  -------  ------------  ----------  ---------------  ----------  ---------
Balance - December 31, 1999          $   27,500  $    76  $    32,683   $  95,508   $       (1,848)  $ (20,463)  $133,456
                                     ==========  =======  ============  ==========  ===============  ==========  =========



See  accompanying  notes  to  Consolidated  Financial  Statements.

                             COASTAL BANCORP, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                         (IN THOUSANDS)



                                                                  1999        1998        1997
                                                             ----------  ----------  ----------
Cash flows from operating activities:
 Net income                                                  $  11,026   $  16,668   $  11,563
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Depreciation and amortization of property and equipment,
   mortgage servicing rights and prepaid expenses
   and other assets                                              9,916       9,099       7,485
 Net premium amortization                                        1,435       3,101       3,025
 Provision for loan losses                                      10,575       3,100       1,800
 Amortization of goodwill                                        3,051       2,284       1,840
 Originations and purchases of mortgage loans held for sale     (8,543)    (26,536)     (8,063)
 Sales of mortgage loans held for sale                           8,190      26,287       8,361
 Gain on sales of mortgage-backed securities
   available-for-sale                                               --          (1)       (237)
 Decrease (increase) in:
   Accrued interest receivable                                    (632)      1,863        (123)
   Other, net                                                   (1,661)        104       9,668
 Stock dividends from the FHLB                                  (2,847)     (2,247)     (1,287)
                                                             ----------  ----------  ----------

   Net cash provided by operating activities                    30,510      33,722      34,032
                                                             ----------  ----------  ----------

Cash flows from investing activities:
 Purchases of mortgage-backed securities held-to-maturity       (3,080)     (8,203)    (56,136)
 Purchase of mortgage-backed securities available-for-sale     (26,489)         --          --
 Purchase of U.S. Treasury security held-to-maturity              (299)         --          --
 Principal repayments on mortgage-backed securities
   held-to-maturity                                            240,417     199,052      55,549
 Principal repayments on mortgage-backed securities
   available-for-sale                                           22,711      26,206         627
 Proceeds from maturity of U.S. Treasury securities
   available-for-sale                                            2,000      25,000          11
 Proceeds from sales of mortgage-backed securities
   available-for-sale                                               --      48,551      11,545
 Purchases of loans receivable                                (387,204)   (329,058)   (135,202)
 Net decrease in loans receivable                              173,582     218,357      94,670
 Purchases of property and equipment, net                       (2,674)     (4,401)     (9,825)
 Purchase of FHLB stock                                         (5,779)    (19,771)     (9,543)
 Proceeds from sales of FHLB stock                               1,692          --       9,000
 Capitalization of mortgage servicing rights                        --          --        (116)
 Cash and cash equivalents received in business combination
   transactions                                                     --     120,085      52,093
                                                             ----------  ----------  ----------
   Net cash provided by investing activities                    14,877     275,818      12,673
                                                             ----------  ----------  ----------


                                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                                 (IN THOUSANDS)

                                                                              1999          1998           1997
                                                                       ------------  ------------  -------------
Cash flows from financing activities:
 Net decrease (increase) in deposits                                   $   (80,505)  $   (25,399)  $      9,539
 Advances from the FHLB                                                  8,079,744     4,297,136      3,560,603
 Principal payments on advances from the FHLB                           (7,949,533)   (3,870,891)    (3,429,848)
 Proceeds from securities sold under agreements to repurchase
   and   federal funds purchased                                           319,340     3,958,111      9,834,639
 Repayments of securities sold under agreements to repurchase
   and federal funds purchased                                            (419,340)   (4,649,871)   (10,009,866)
 Proceeds from issuance of Preferred Stock, net                             25,942            --             --
 Exercise of stock options for purchase of Common Stock                        545           536            582
 Purchase of treasury stock                                                (12,685)       (7,778)            --
 Dividends paid                                                             (3,662)       (2,392)        (2,292)
 Repurchase of Senior Notes payable                                         (3,100)           --             --
 Net increase (decrease) in advances from borrowers for taxes
   and insurance                                                               512          (635)          (701)
                                                                       ------------  ------------  -------------
   Net cash used in financing activities                                   (42,742)     (301,183)       (37,344)
                                                                       ------------  ------------  -------------

   Net increase in cash and cash equivalents                                 2,645         8,357          9,361
 Cash and cash equivalents at beginning of year                             45,453        37,096         27,735
                                                                       ------------  ------------  -------------
 Cash and cash equivalents at end of year                              $    48,098   $    45,453   $     37,096
                                                                       ============  ============  =============

 Supplemental schedule of cash flows:
   Interest paid                                                       $   126,069   $   140,620   $    142,532
   Income taxes paid                                                         7,812         6,980          2,466
                                                                       ============  ============  =============

 Supplemental schedule of noncash investing and financing activities:
   Foreclosures of loans receivable                                    $     4,398   $     4,178   $      4,226
                                                                       ============  ============  =============



See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

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

Coastal Banc ssb is a broad-based financial services provider to consumers and businesses. At December 31, 1999, Coastal Banc ssb operated 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

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

On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split.

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

LOANS  RECEIVABLE

Loans receivable are stated at the principal balance outstanding adjusted for loans in process, the allowance for loan losses, unearned interest and loan fees and the premium on purchased loans. Interest on loans receivable is primarily computed on the outstanding principal balance at appropriate rates of interest. The net premium on purchased loans is being amortized using the level yield method, adjusted for prepayments.

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

ALLOWANCE  FOR  LOAN  LOSSES

The allowance for loan losses is maintained at a level determined to be adequate by management to absorb probable losses on loans receivable. The adequacy of the allowance is based on management's evaluation of the loans receivable portfolio and its consideration of such factors as historical loss experience, the volume and type of lending conducted by Coastal, identification of adverse situations which may affect the ability of borrowers to repay, assessment of current and future economic conditions and the estimated net realizable value of the underlying collateral. While management uses available information to estimate losses on loans receivable, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Coastal's allowance for loan losses. Such agencies may require Coastal to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

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

Coastal records investment and mortgage-backed securities transactions as of the settlement date. There were no pending transactions as of December 31, 1999 or 1998.

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

MORTGAGE  SERVICING  RIGHTS

On January 1, 1997, Coastal adopted Financial Accounting Standards Board's Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which requires, among other things, that the book value of loans be allocated between mortgage servicing rights and the related loans at the time of the loan sale or securitization, if servicing is retained.

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

FEDERAL  INCOME  TAXES

Bancorp files a consolidated federal income tax return with HoCo, Coastal Banc Capital Corp. and the Bank. Federal income taxes are allocated on the basis of each entity's contribution to consolidated taxable income.

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

EARNINGS  PER  SHARE

Basic earnings per share ("EPS") is calculated by dividing net income available to common stockholders, by the weighted average number of common shares outstanding during the period. The computation of diluted EPS assumes the issuance of common shares for all dilutive-potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per share calculations if dilutive, using the treasury stock method.

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

     The Financial Accounting Standards Board ("FASB") Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133" ("Statement 137") was issued in June 1999. Statement 137 defers the effective date of FASB Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") for one year. Statement 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Statement 133 generally requires that derivatives embedded in hybrid instruments be separated from their host contracts and be accounted for separately as derivative contracts. For instruments existing at the date of adoption, Statement 133 provides an entity the option of not applying this provision to such hybrid instruments entered into before January 1, 1998 and not substantially modified thereafter. Consistent with the deferral of the effective date for one year, Statement 137 provides an entity the option of not applying this provision to hybrid instruments entered into before January 1, 1998 or 1999 and not substantially modified thereafter. Upon implementation of Statement 133, hedging relationships may be redesignated and securities held-to-maturity may be transferred to available-for-sale or trading. Coastal is evaluating the impact, if any, Statement 133 may have on its future consolidated financial statements.


(3)     ACQUISITION  TRANSACTIONS

1998  BRANCH  ACQUISITION

     On August 14, 1998, Coastal completed the acquisition of the Valley branches of Pacific Southwest Bank, also known as The San Benito Bank and Trust Company, a unit of Pacific Southwest Bank. Twelve branches located in Harlingen, San Benito, Mission, Pharr, Edinburg, Brownsville, McAllen and South Padre Island were acquired in this transaction. Summarized below are the assets and liabilities recorded at fair value at the date of acquisition (in thousands):


Cash and cash equivalents                    $120,085
Loans receivable                              176,157
U.S. Treasury securities available-for-sale    26,942
Goodwill                                       17,254
Property and equipment                         10,743
Other assets                                    5,438
                                             --------
  Total assets                               $356,619
                                             ========

Deposits                                     $355,425
Other liabilities and accrued expenses          1,194
                                             --------
  Total liabilities                          $356,619
                                             ========

PORT  ARTHUR  BRANCH  ACQUISITION

On June 21, 1997, Coastal consummated the purchase of the Port Arthur, Texas branch of Wells Fargo Bank (Texas). Summarized below are the assets and liabilities recorded at fair value at the date of the acquisition (in thousands):


Cash and cash equivalents               $52,093
Goodwill                                  1,961
Property and equipment                      693
                                        -------
  Total assets                          $54,747
                                        =======

Deposits                                $54,563
Other liabilities and accrued expenses      184
                                        -------
  Total liabilities                     $54,747
                                        =======



The acquisitions described above have been accounted for as purchases and, accordingly, all assets and liabilities acquired were adjusted to and recorded at estimated fair values as of the acquisition dates.

The transactions described above are not material to the consolidated financial position or results of operations of Coastal; therefore pro forma information is not presented.

(4) SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND FEDERAL FUNDS SOLD An analysis of securities purchased under agreements to resell ("repurchase agreements") and federal funds sold for the years ended December 31, 1999, 1998 and 1997 is as follows (dollars in thousands):


                                           1999      1998      1997
                                        --------  --------  --------
Repurchase agreements:
  Balance outstanding at December 31,   $    --   $    --   $    --
  Maximum outstanding at any month-end       --        --        --
  Average balance outstanding                --       671     1,973
  Average interest rate                      --%     5.66%     6.89%

Federal funds sold:
  Balance outstanding at December 31,   $    --   $    --   $    --
  Maximum outstanding at any month-end   18,500    28,500    10,500
  Average balance outstanding             5,353     7,320     2,051
  Average interest rate                    5.04%     5.36%     5.61%


The securities underlying the repurchase agreements are delivered by entry into Coastal's account maintained at a third-party custodian designated by Coastal under a written custodial agreement that explicitly recognizes Coastal's interest in the securities.

(5)     MORTGAGE-BACKED  SECURITIES

     Mortgage-backed securities at December 31, 1999 are as follows (in thousands):


                                   Gross        Gross
                       Amortized   Unrealized   Unrealized    Market
                       Cost        Gains        Losses        Value
                       ----------  -----------  ------------  --------
Held-to-maturity:
REMICS - Agency        $  657,305  $     2,560  $   (13,224)  $646,641
REMICS - Non-agency       180,163           41       (4,094)   176,110
FNMA certificates          56,068            9       (2,306)    53,771
GNMA certificates          16,129           --          (89)    16,040
Non-agency securities       7,547           --         (175)     7,372
                       ----------  -----------  ------------  --------
                       $  917,212  $     2,610  $   (19,888)  $899,934
                       ==========  ===========  ============  ========




Available-for-sale:
REMICS - Agency          $ 77,343          $--      $(2,400)   $74,943
REMICS - Non-agency           372           --           (4)       368
GNMA certificates          24,792           --         (438)    24,354
                         --------   ----------      --------   -------
                         $102,507          $--      $(2,842)   $99,665
                         ========   ==========      ========   =======


     Mortgage-backed securities at December 31, 1998 are as follows (in thousands):


                                      Gross        Gross
                          Amortized   Unrealized   Unrealized    Market
                          Cost        Gains        Losses        Value
                          ----------  -----------  ------------  ----------
Held-to-maturity:
REMICS - Agency           $  839,593  $     3,770  $   (10,349)  $  833,014
REMICS - Non-agency          218,500          598       (2,186)     216,912
FNMA certificates             63,199          147         (810)      62,536
GNMA certificates             21,311           16          (23)      21,304
Non-agency securities         11,512          113          (23)      11,602
Interest-only securities           1           --           --            1
                          ----------  -----------  ------------  ----------
                          $1,154,116  $     4,644  $   (13,391)  $1,145,369
                          ==========  ===========  ============  ==========




Available-for-sale:
REMICS - Agency              $97,695          $--      $(2,115)     $95,580
REMICS - Non-agency            1,037           --           (8)       1,029
                          ----------  -----------  ------------  ----------
                             $98,732          $--      $(2,123)     $96,609
                          ==========  ===========  ============  ==========


Proceeds from sales of mortgage-backed securities available-for-sale during 1998 and 1997 were $48.6 million and $11.5 million, respectively. Gross gains of $26,000 and $237,000 were realized on these sales in 1998 and 1997 and gross losses of approximately $25,000 were realized on these sales in 1998. There were no sales of mortgage-backed securities available-for-sale during 1999.

A portion of Coastal's mortgage-backed securities portfolio is pledged as collateral to secure advances from the FHLB (Note 11).

(6)     LOANS  RECEIVABLE

     Loans receivable at December 31, 1999 and 1998 are as follows (in thousands):


                                                            1999         1998
                                                        -----------  -----------
Real estate mortgage loans:
 First lien mortgage, primarily residential             $  836,005   $  690,510
 Multifamily                                               163,059      119,447
 Residential construction                                  136,675      115,714
 Acquisition and development                               103,357       75,932
 Commercial                                                314,292      257,723
 Commercial construction                                    65,934       40,344
Commercial loans, secured by residential mortgage
 loans held for sale                                        60,372      173,124
Commercial loans, secured by mortgage servicing rights          --        3,867
Commercial, financial and industrial                       100,195       92,218
Loans secured by savings deposits                           13,094       13,164
Consumer and other loans                                    63,383       66,989
                                                        -----------  -----------
                                                         1,856,366    1,649,032
Loans in process                                          (108,561)     (99,790)
Allowance for loan losses                                  (10,493)     (11,358)
Unearned interest and loan fees                             (2,947)      (3,493)
Premium on purchased loans, net                                716        3,758
                                                        -----------  -----------
                                                        $1,735,081   $1,538,149
                                                        ===========  ===========
Weighted average yield                                        8.67%        8.55%
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

At December 31, 1999, Coastal had outstanding commitments to originate or purchase approximately $106.6 million of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $146.6 million. In addition, at December 31, 1999, Coastal had letters of credit of approximately $7.2 million outstanding.

A portion of Coastal's first lien mortgage loan portfolio is pledged as collateral to secure advances from the FHLB (Note 11).

Included in loans receivable at December 31, 1999 and 1998 are loans totaling approximately $14.7 million and $22.8 million, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 1999, 1998 and 1997, Coastal recognized interest income on these nonaccrual loans (outstanding as of the period end) of approximately $571,000, $480,000 and $827,000, respectively, whereas approximately $778,000, $835,000 and $925,000, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

At December 31, 1999 and 1998, the carrying value of impaired loans was approximately $2.0 million and $1.7 million, respectively, and the related allowance for loan losses on those impaired loans totaled $778,000 and $880,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1999, 1998 and 1997 was approximately $10.6 million, $1.7 million and $897,000, respectively. For the years ended December 31, 1999, 1998 and 1997, Coastal did not recognize interest income on loans considered impaired.

An analysis of activity in the allowance for loan losses is as follows (in thousands):

                                   Years ended December 31,

                                    1999      1998      1997
                                ---------  --------  --------
Balance, beginning of year      $ 11,358   $ 7,412   $ 6,880
Provision for loan losses         10,575     3,100     1,800
Charge-offs                      (11,830)   (1,693)   (1,416)
Recoveries                           390       282       148
Allowance of acquired entities        --     2,257        --
                                ---------  --------  --------

Balance, end of year            $ 10,493   $11,358   $ 7,412
                                =========  ========  ========



On August 11, 1998, Coastal approved the purchase of a $10.0 million participation in a warehouse loan aggregating $25.0 million to MCA Financial Corp., and certain of its affiliates, of Southfield, Michigan (collectively "MCA"). The lead lender ("Lead Lender") in this facility is a major commercial bank and the loan is secured by subprime residential loans. In late January 1999, due to a lack of liquidity, MCA ceased operations and shortly thereafter was seized by the Michigan Bureau of Financial Institutions. A conservator was appointed to take control of MCA's books and records, marshal its assets and continue its loan servicing operations. A voluntary petition under Chapter 11 of the U.S. Bankruptcy Code was filed in the U.S. Bankruptcy Court for the Eastern District of Michigan for MCA on or about February 10, 1999, by the conservator, who has been appointed the "debtor-in-possession," to allow the conservator time to develop a plan of reorganization while protecting the assets of MCA.

Effective December 31, 1998, Coastal placed this loan on nonaccrual and had allocated $1.5 million of the general allowance to this loan. During 1999, based on updated information received, management made the decision to provide for and charge-off the remaining balance of the loan. Throughout 1999, Coastal worked with the Lead Lender and the bankruptcy trustee to determine the value of and sell the underlying collateral. As of December 31, 1999, Coastal had received only $1.1 million in proceeds from the MCA loan. In addition, on January 12, 2000, Coastal filed a lawsuit against the Lead Lender in the participation seeking to recover losses incurred as a result of actions or omissions of the Lead Lender related to the loan to MCA. Due to the uncertainty of the value of the remaining collateral, its marketability and the timing of recovery, if any, from the lawsuit, Coastal charged-off the remaining $8.9 million balance of this loan in 1999. Coastal will continue to work with the Lead Lender and the bankruptcy trustee to recover any funds, if possible, from the collateral or MCA.

During 1999, Coastal purchased approximately $10.1 million of the underlying loans securing a $13.2 million warehouse and servicing rights line of credit. Coastal is currently servicing the purchased loans and has recorded these loans as part of the loans receivable portfolio at December 31, 1999. The remaining balance on this warehouse and servicing rights line of $990,000 was charged-off in 1999.

(7)     ACCRUED  INTEREST  RECEIVABLE

Accrued interest receivable at December 31, 1999 and 1998 is as follows (in thousands):


                                            1999     1998
                                         -------  -------
Loans receivable                         $11,831  $10,088
Mortgage-backed securities                 4,305    5,383
FHLB stock, federal fund sold and other
  interest-earning assets                     14       47
                                         -------  -------

                                         $16,150  $15,518
                                         =======  =======



(8)     MORTGAGE  SERVICING  RIGHTS

Coastal services loans receivable for others which are not included in the consolidated financial statements. The total amounts of such loans were approximately $407.9 million, $519.2 million and $675.7 million at December 31, 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, Coastal serviced approximately $988,000 and $1.4 million of loans sold with recourse, respectively.

An  analysis  of  activity  of  mortgage  servicing  rights  for the years ended
December  31,  1999,  1998  and  1997  is  as  follows  (in  thousands):


                               Years ended December 31,
                               1999      1998      1997
                            --------  --------  --------
Balance, beginning of year  $ 4,049   $ 5,653   $ 6,810
Additions                        --        --       116
Amortization                 (1,014)   (1,604)   (1,273)
                            --------  --------  --------
Balance, end of year        $ 3,035   $ 4,049   $ 5,653
                            ========  ========  ========



At December 31, 1999, the estimated fair value of Coastal's recognized mortgage servicing rights was $5.5 million and no valuation allowance for impairment was considered necessary.

(9)     REAL  ESTATE  OWNED

Included in prepaid expenses and other assets is real estate owned at December 31, 1999 and 1998 of approximately $4.3 million and $4.9 million, respectively.

(10)     DEPOSITS

Deposits and the related weighted average interest rates at December 31, 1999 and 1998 are summarized as follows (dollars in thousands):

                                            1999                        1998
                               ---------------------------  ---------------------------
                                Stated Rate      Amount      Stated Rate      Amount
                               --------------  -----------  --------------  -----------
Noninterest-bearing checking            0.00%  $   97,146            0.00%  $   95,398
Interest-bearing checking      0.75  -  1.75       65,229   1.00  -  2.00       63,067
Savings accounts               1.49  -  2.75       46,011   1.98  -  2.75       48,571
Money market demand accounts   0.00  -  4.65      331,082   0.00  -  4.51      339,481
                                               -----------                  -----------
                                                  539,468                      546,517
                                               -----------                  -----------
Certificate accounts           2.00  -  2.99          461   2.00  -  2.99        6,538
                               3.00  -  3.99       23,288   3.00  -  3.99       38,614
                               4.00  -  4.99      446,746   4.00  -  4.99      272,325
                               5.00  -  5.99      543,980   5.00  -  5.99      747,585
                               6.00  -  6.99       62,363   6.00  -  6.99       83,277
                               7.00  -  7.99        7,580   7.00  -  7.99        8,727
                               8.00  -  8.99          103   8.00  -  8.99          699
                               9.00  -  9.99           99   9.00  -  9.99          305
                               over 10.00              12   over 10.00              18
                                               -----------                  -----------
                                                1,084,632                    1,158,088
                                               -----------                  -----------
Premium on purchased deposits                         189                          399
                                               -----------                  -----------
                                               $1,624,289                   $1,705,004
                                               ===========                  ===========
Weighted average rate                                3.96%                        4.11%
                                               ===========                  ===========


     Effective January 1, 1998, Coastal implemented a program whereby a portion of the balances in noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. The amount of such reclassification was approximately $117.7 million and $126.0 million at December 31, 1999 and 1998, respectively.

     The scheduled maturities of certificate accounts outstanding at December 31, 1999 were as follows (in thousands):


Year Ended December 31,
-----------------------
 2000                    $  968,838
 2001                        82,705
 2002                        17,020
 2003                        10,772
 2004                         4,917
Subsequent years                380
                         ----------
                         $1,084,632
                         ==========



     The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $201.3 million and $199.0 million at December 31, 1999 and 1998, respectively.

(11)     ADVANCES  FROM  THE  FEDERAL  HOME  LOAN  BANK  OF  DALLAS

Advances from the FHLB for the years ended December 31, 1999, 1998 and 1997 are summarized as follows (dollars in thousands):


                                             1999       1998       1997
                                       -----------  ---------  ---------
Balance outstanding at end of year     $1,096,931   $966,720   $540,475
Average balance outstanding               951,953    713,197    368,896
Maximum outstanding at any month-end    1,115,713    969,036    540,475
Average interest rate during the year        5.31%      5.55%      5.78%
Average interest rate at end of year         5.72%      5.24%      5.95%


The scheduled maturities and related weighted average interest rates on advances from the FHLB at December 31, 1999 are summarized as follows (dollars in thousands):


Due during the year      Weighted Average
ended December 31,         Interest Rate      Amount
-------------------      -----------------  ----------
2000                             5.55%      $  765,096
2001                             6.05           32,154
2002                             6.11          268,689
2003                             5.54            1,295
2004                             5.75            5,280
2005                             5.57              129
2006                             6.85            3,139
2007                             6.66            1,095
2008                             5.51            1,789
2009                             8.14            4,162
2010                             5.66              187
2011                             6.62            1,363
2012                             5.68              217
2013                             5.76            7,753
2014                             5.43            2,967
2018                             5.05            1,616
                     -----------------     ------------

                                 5.72%       $1,096,931
                     =================     ============


At December 31, 1999, Coastal had a $50.0 million unused line of credit with the FHLB. The FHLB advances are secured by certain first lien mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $1.1 billion at December 31, 1999.

(12)     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND
         FEDERAL FUNDS PURCHASED

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

Coastal did not have any securities sold under agreements to repurchase at December 31, 1999. At December 31, 1998, securities sold under agreements to repurchase were as follows (dollars in thousands):


Book value of mortgage-backed
 securities sold                 $   115,951
Market value of mortgage-backed
 securities sold                     115,747
Repurchase liability                 100,000
Weighted average interest rate          4.93%
Weighted average maturity         3,295 days




At December 31, 1998, the agreements outstanding relating to the mortgage-backed securities were agreements to repurchase the same securities. The securities sold under agreements to repurchase at December 31, 1998 were with one individual counterparty, Salomon Smith Barney Inc., and were scheduled to mature in 2008, but were called prior to maturity during 1999. Securities sold under agreements to repurchase averaged approximately $103.2 million, $579.6 million and $974.1 million during 1999, 1998 and 1997, respectively, and the maximum outstanding amounts at any month-end during 1999, 1998 and 1997 were approximately $271.1 million, $874.8 million and $1.0 billion, respectively.

Federal funds purchased averaged approximately $19,000, $149,000 and $161,000 during the years ended December 31, 1999, 1998 and 1997, respectively. There were no federal funds purchased outstanding at any month-end during 1999, 1998 or 1997.

(13)     SENIOR  NOTES  PAYABLE

     On June 30, 1995, Coastal issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes are redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the redemption date. Interest on the Senior Notes is payable quarterly. On January 28, 1999, the Board of Directors authorized the repurchase, on an unsolicited basis, of the Senior Notes in an amount and on such terms considered appropriate by management. During 1999, Coastal, after receipt of unsolicited offers, repurchased $3.1 million of the Senior Notes outstanding at par.

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

INTEREST  RATE  AGREEMENTS

Coastal is a party to interest rate swap and interest rate cap agreements in order to reduce its exposure to floating interest rates on a portion of its variable rate assets and borrowings. At December 31, 1999, Coastal had interest rate swap and cap agreements on notional amounts totaling $43.6 million and $163.5 million, respectively.

Coastal has entered into interest rate swap agreements with various investment companies. The agreements provide for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement.

The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 5.32% in 1999 and 5.77% in 1998. The weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 6.20% in 1999 and 6.60% in 1998. Payments on the interest rate swap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. Coastal records net interest expense or income related to these agreements on a monthly basis in interest expense in the accompanying consolidated statements of operations. The net interest expense related to these agreements was approximately $483,000, $377,000 and $431,000, for the years ended December 31, 1999, 1998 and 1997, respectively. Coastal had pledged approximately $963,000 and $6.6 million of mortgage-backed securities to secure interest rate swap agreements at December 31, 1999 and 1998, respectively.

The terms of the interest rate swap agreements outstanding at December 31, 1999 and 1998 are summarized as follows (dollars in thousands):


                                                          Floating Rate    Fair Value at
                       Notional      LIBOR        Fixed         at         End of Period
Maturity                Amount       Index         Rate   End of Period    (gain (loss))
---------------------  ---------  -----------     ------  --------------  ---------------
At December 31, 1999:
2000. . . . . . . . .  $   4,800  Three-month     6.170%          6.140%  $          (70)
2000. . . . . . . . .      2,240  Three-month     6.000           6.184               10
2003. . . . . . . . .     19,290  One-month       5.345           6.476              248
2004. . . . . . . . .      3,842  One-month       5.635           6.463              160
2005. . . . . . . . .     13,440  Three-month     6.500           6.110              215
                       ---------                                          ---------------
                       $  43,612                                          $          563
                       =========                                          ===============

At December 31, 1998:
1999. . . . . . . . .  $  14,600  Three-month     6.926%          5.399%  $         (218)
2000. . . . . . . . .      4,800  Three-month     6.170           5.226             (164)
2000. . . . . . . . .      2,380  Three-month     6.000           5.281              (38)
2005. . . . . . . . .     16,225  Three-month     6.500           5.261             (707)
                       ---------                                          ---------------
                       $  38,005                                          $       (1,127)
                       =========                                          ===============



Coastal has interest rate cap agreements with third parties. The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 7.00% to 9.50%, depending on the agreement. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The purchase prices of the interest rate cap agreements are capitalized and included in "prepaid expenses and other assets" in the accompanying consolidated statements of financial condition and are amortized over the life of the agreements using the straight-line method. The unamortized portion of the interest rate cap agreements was approximately $90,000 and $115,000 at December 31, 1999 and 1998, respectively, with the estimated fair value of the agreements being $750,000 and $888,000 at December 31, 1999 and 1998, respectively. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities, loans receivable and their related funding sources. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in interest income on mortgage-backed securities or loans receivable, as appropriate, in the accompanying consolidated statements of operations. The net decrease in interest income related to the interest rate cap agreements was approximately $25,000, $53,000 and $218,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

     Interest rate cap agreements outstanding at December 31, 1999 expire as follows (dollars in thousands):


Year of       Strike rate     Notional
expiration       range         amount
----------  ----------------  ---------
2000        8.50  -    9.50%  $  11,620
2001        7.00  -    9.00      34,239
2002        8.75  -    9.00      18,625
2003        8.00  -    8.50      99,000
                              ---------
                              $ 163,484
                              =========



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

FINANCIAL  FUTURES
Coastal has used financial futures contracts in its asset/liability management function to alter the interest rate sensitivity of Coastal's net interest income. In 1992, Coastal discontinued this hedging strategy. The net unamortized contract losses on closed positions were approximately $563,000 and $767,000 at December 31, 1999 and 1998, respectively. The amortization of the contract losses on closed positions for the years ended December 31, 1999, 1998 and 1997 was approximately $204,000, $440,000 and $203,000, respectively.

     (16)     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates presented herein are based on relevant information available to management as of December 31, 1999 and 1998. Because the reporting requirements exclude certain financial instruments and all nonfinancial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of Coastal. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):


                                                     At                              At
                                             December 31, 1999                December 31, 1998
                                             ------------------               ------------------
                                        Carrying              Fair          Carrying      Fair
                                         Value               Value           Value        Value
                                   ------------------  ------------------  ----------  -----------
Financial assets:
 Cash and cash equivalents         $           48,098  $    48,098         $   45,453  $   45,453
 Loans receivable                           1,735,081    1,740,500          1,538,149   1,557,654
 Mortgage-backed securities
   held-to-maturity                           917,212      899,934          1,154,116   1,145,369
 U.S. Treasury securities
   held-to-maturity                               299          298                 --          --
 Securities available-for-sale                 99,665       99,665             98,625      98,625
 Stock in the FHLB                             56,753       56,753             49,819      49,819
 Interest rate cap agreements                      90          750                115         888
Financial liabilities:
 Deposits                                   1,624,289    1,622,219          1,705,004   1,711,699
 Advances from the FHLB                     1,096,931    1,095,295            966,720     970,638
 Securities sold under agreements
   to repurchase                                   --           --            100,000     106,148
 Senior Notes payable                          46,900       46,666             50,000      51,007
Off-balance sheet instruments:
 Interest rate swap agreements                     --          563                 --      (1,127)
 Commitments to extend credit                      --      260,454                 --     270,602



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

DEPOSITS

The fair value of deposits with short-term or no stated maturity, such as noninterest-bearing checking, interest-bearing checking, savings accounts and money market demand accounts is equal to the amounts payable as of December 31, 1999 and 1998. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

(17)     FEDERAL  INCOME  TAXES

The acquisition of the Acquired Associations under the FSLIC's Southwest Plan on May 13, 1988 qualified for tax-free reorganization status under Section
368(a)(3)(D) of the Internal Revenue Code of 1986 as amended ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with this acquisition, the FSLIC Resolution Fund ("FRF") retained all of the future federal income tax benefits derived from the federal income tax treatment of certain items, in addition to net operating loss carryforwards related to the acquisition for which Coastal agreed to pay the FRF when actually realized. The provisions for federal income taxes recorded for the years ended December 31, 1999, 1998 and 1997, represent the gross tax liability computed under these tax sharing provisions before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 1999, 1998 and 1997 will be available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period. To the extent these credits were generated due to the utilization of other tax benefits retained by the FRF, they will also be treated as tax benefit items. Although the termination of the Assistance Agreement was effective March 31, 1994, the FRF will continue to receive the future federal income tax benefits from the net operating loss carryforwards acquired from the Acquired Associations.

In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the FDIC as Manager of the Federal Savings and Loan Insurance Corporation Resolution Fund. The resolution of the issue resulted in Coastal recording a $3.7 million reversal of accrued income taxes during the year ended December 31, 1998; resulting in a one-time positive effect on net income.

The components of the provision for federal income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 are as follows (in thousands):


           1999     1998    1997
          -------  ------  -------
Current   $6,023   $3,046  $7,831
Deferred    (364)     497      (9)
          -------  ------  -------

          $5,659   $3,543  $7,822
          =======  ======  =======


A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 1999, 1998 and 1997 is as follows (in thousands):


                                                      1999      1998     1997
                                                    --------  --------  -------
Computed expected tax provision                     $ 6,746   $ 7,980   $7,691
Reversal of accrued income taxes due to resolution
 of tax benefit issue with FDIC                          --    (3,679)      --
FDIC tax benefit of preferred stock dividends        (1,460)     (906)      --
Net purchase accounting adjustments                     282       282      282
Other, net                                               91      (134)    (151)
                                                    --------  --------  -------
                                                    $ 5,659   $ 3,543   $7,822
                                                    ========  ========  =======


Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 1999 and 1998 are as follows (in thousands):


                                                                   1999    1998
                                                                  ------  ------
Deferred tax assets:
  Loans receivable, principally due to allowance for loan losses  $2,164  $2,050
  Unrealized loss on securities available-for-sale                   995     740
  Goodwill                                                           612     497
  Property and equipment                                             620     297
  Real estate owned, principally due to unrealized writedowns        244     276
  Other                                                              221     256
                                                                  ------  ------
                                                                   4,856   4,116
                                                                  ------  ------

Deferred tax liabilities:
  FHLB stock                                                       2,417   1,490
  Mortgage-backed securities, principally
   due to deferred hedging losses                                    197     268
  Other                                                               17      24
                                                                  ------  ------

                                                                   2,631   1,782
                                                                  ------  ------

Net deferred tax asset                                            $2,225  $2,334
                                                                  ======  ======



No valuation allowance on deferred tax assets has been established as management believes that it is more likely than not that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

In years prior to 1996, Coastal was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to enacted legislation, Coastal will no longer be able to utilize a reserve method for determining the bad debt deduction but will be allowed to deduct actual charge-offs. Further, Coastal's post-1987 tax bad debt reserve will be recaptured into income. The reserve will be recaptured over a six year period. At December 31, 1999, Coastal had approximately $2.5 million post-1987 tax bad debt reserves, for which deferred taxes have been provided.

Coastal is not required to provide deferred taxes on its pre-1988 (base year) tax bad debt reserve of $928,000. This reserve may be included in taxable income in future years if the Bank pays dividends in excess of its accumulated earnings and profits (as defined in the IRC) or in the event of a distribution in partial or complete liquidation of the Bank.

(18)     STOCK  COMPENSATION  PROGRAMS

In December 1991, the Board of Directors adopted the 1991 Stock Compensation Program ("the 1991 Program") for the benefit of officers and other selected key employees of Coastal. The 1991 Program was approved by stockholders in December 1991. Four kinds of rights, evidenced by four plans, are contained in the 1991 Program and are available for grant: incentive stock options, compensatory stock options, stock appreciation rights and performance share awards. The maximum aggregate number of shares of Common Stock available pursuant to the 1991 Program was equal to 10% of Coastal's issued and outstanding shares of Common Stock at the date of adoption of the 1991 Program. Coastal reserved the shares for future issuance under the 1991 Program. The stock options were granted at a price not less than the fair market value on the date of the grant, are exercisable ratably over a four year period and may be outstanding for a period up to ten years from the date of grant. Generally, no stock option may be exercised until the employee has remained in the continuous employment of Coastal for six months after the option was granted.

On March 23, 1995 and March 25, 1999, the Board of Directors adopted the 1995 and 1999 Stock Compensation Programs, respectively, ("the New Programs"). The New Programs are substantially similar to the 1991 Program and were approved by stockholders in April 1995 and April 1999, respectively. The Board reserved 382,891 and 340,000, respectively, shares of Common Stock for issuance under the New Programs.

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


                                         Years ended December 31,
                                        -------------------------
                                          1999     1998     1997
                                      ---------  -------  -------
Net income available to common
 stockholders (in thousands):
  As reported                          $  9,442  $16,668  $11,563
  Pro forma                            $  8,823  $16,193  $11,169
Diluted earnings per share:
  As reported                          $   1.42  $  2.18  $  1.50
  Pro forma                            $   1.32  $  2.11  $  1.45



Pro forma net income available to common stockholders and diluted earnings per share reflect only options granted during the years 1995 through 1999. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income available to common stockholders or diluted earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of 4 years and compensation cost for options granted prior to January 1, 1995 is not considered.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997:


                                 1999          1998          1997
                             ------------  ------------  ------------
Assumptions:
  Expected annual dividends  $0.32/share   $0.32/share   $0.32/share
  Expected volatility              36.16%        25.49%        22.30%
  Risk-free interest rate           5.63%         5.47%         6.87%
  Expected life                 10 years      10 years      10 years




A summary of the status of the stock options as of December 31, 1999, 1998 and 1997 and changes during the years then ended is as follows:


                                   1999                  1998                   1997
                           ---------------------  ---------------------   ------------------------
                                      Weighted-              Weighted-
                            Number     Average     Number     Average     Number       Weighted-
                              of       Exercise      of       Exercise      of          Average
                            Shares      Price      Shares      Price      Shares    Exercise Price
                           ---------  ----------  ---------  ----------  ---------  ---------------
Outstanding at beginning
 of year                    597,919   $   12.910   619,345   $   11.706   510,130   $         9.993
Granted                     184,800       16.000    47,500       25.125   188,100            15.684
Exercised                   (47,971)      11.362   (54,885)       9.792   (62,978)            9.246
Forfeited/cancelled         (12,336)      17.373   (14,041)      13.313   (15,907)           13.527
                           ---------              ---------              ---------
Outstanding at end
 of year                    722,412   $   13.726   597,919   $   12.910   619,345   $        11.706
                           =========              =========              =========
Options exercisable at
 end of year                522,056                430,569                380,791
                           =========              =========              =========
Weighted-average fair
 value of options
 granted during the year
 (per share)               $  8.116               $ 11.388               $  6.187
                           =========              =========              =========



     The following table summarizes information about stock options outstanding at December 31, 1999:


                                                Options outstanding                        Options exercisable
                           ------------------------------------------------------------------------------------------
                                                Weighted-Average
                           Number               Remaining            Weighted-Average   Number       Weighted-Average
Range of Exercise Prices   Outstanding          Contractual Life     Exercise Price     Exercisable  Exercise Price
-------------------------  -------------------  -------------------  -----------------  -----------  -----------------

7.083 to $8.583                        99,355            3.0 years  $           7.757       99,355  $           7.757
10.333 to $12.500                     247,169            5.7 years  $          11.119      247,056  $          11.119
15.167 to $25.125                     375,888            8.4 years  $          13.449      175,645  $          14.330
                           -------------------                                          -----------
                                      722,412            6.8 years  $          13.726      522,056  $          12.448
                           ===================                                          ===========



(19)     EMPLOYEE  BENEFITS

Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $509,000, $309,000 and $157,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal matched 25% of the employee contributions up to 15% of their qualifying compensation. Beginning July 1, 1998, Coastal has matched 50% of the employee contributions up to 6% of their qualifying compensation and 25% of the employee contributions from 7% to 15% of their qualifying compensation.

(20)     COASTAL  BANC  SSB  PREFERRED  STOCK

On October 21, 1993, the Bank issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, no par Series A, at a price of $25 per share to the public. Dividends on this preferred stock are payable quarterly at the annual rate of $2.25 per share, when, as and if declared by the Board of Directors of the Bank. At any time on or after December 15, 1998, this preferred stock may be redeemed in whole or in part only at the Bank's option at $25 per share plus unpaid dividends (whether or not earned or declared) for the then current dividend period to the date fixed for redemption. Pursuant to Coastal's tax benefit agreement with the FDIC, Coastal receives a tax benefit for dividends on this preferred stock. The ongoing quarterly benefit will be approximately $226,000, or 3 cents per diluted share, and is expected to continue through the end of 2002.

(21)     STOCKHOLDERS'  EQUITY

COASTAL  BANCORP,  INC.  PREFERRED  STOCK

On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock are payable quarterly at the annual rate of $2.28 per share. The preferred stock is callable on May 15, 2003 at Bancorp's option. The $26.0 million net proceeds has been used for repurchases in the open market of Bancorp's outstanding common stock and of Bancorp's outstanding 10% Senior Notes, with the remaining being invested on a short-term basis. Pursuant to Coastal's tax benefit agreement with the FDIC, Coastal receives a tax benefit for dividends on this preferred stock. The ongoing quarterly benefit will be approximately $219,000, or 3 cents per diluted share, and is expected to continue through the end of 2002.

COMMON  STOCK  DIVIDENDS

On January 28, April 22, July 22 and October 28, 1999, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record of February 15, May 15, August 15 and November 15, 1999, respectively.

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

STOCK  SPLIT

On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split.

TREASURY  STOCK

On August 27, 1998, December 21, 1998 and February 25, 1999, the Board of Directors authorized three separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open-market repurchase program and privately negotiated repurchases, if any. As of December 31, 1999 and 1998, 1,283,679 and 499,600 shares had been repurchased at a cost of $20.5 million and $7.8 million, respectively.

(22)     EARNINGS  PER  SHARE

The following summarizes information related to the computation of basic and diluted EPS for the years ended December 31, 1999, 1998 and 1997 (dollars in thousands, except per share data):

                                                         1999         1998        1997
                                                     -----------  ----------  ----------
Net income                                           $   11,026   $   16,668  $   11,563
Preferred Stock dividends                                (1,584)          --          --
                                                     -----------  ----------  -----------
Net income available to common
 stockholders                                        $    9,442   $   16,668  $   11,563
                                                    ===========  ==========  ===========

Weighted average number of common shares
 outstanding used in basic EPS calculation            6,494,330    7,432,598   7,475,991
Add assumed exercise of outstanding stock
 options as adjustments for dilutive securities         166,978      224,092     246,654
                                                    -----------   ----------  -----------

Weighted average number of common shares
 outstanding used in diluted EPS calculation          6,661,308    7,656,690   7,722,645
                                                    ===========   ==========   =========
Basic EPS                                           $     1.45   $     2.24  $     1.55
                                                    ===========   ==========   =========
Diluted EPS                                         $     1.42   $     2.18  $     1.50
                                                    ===========   ==========   =========



The weighted average number of common shares outstanding has been reduced by the treasury stock held by Coastal. As of December 31, 1999 and 1998, Coastal had 1,283,679 and 499,600 common shares in treasury, respectively.

(23)     COMMITMENTS  AND  CONTINGENCIES

Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions should not be material to the consolidated financial statements.

At December 31, 1999, the minimum rental commitments under all noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):


Year ending
December 31,         Amount
-------------------  -------
2000                 $ 2,752
2001                   2,675
2002                   2,560
2003                   2,140
2004 and thereafter   14,795



Rent expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $2.9 million, $2.6 million and $2.3 million, respectively.

(24)     REGULATORY  MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 1999, that the Bank met capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's regulatory capital amounts and ratios, as of December 31, 1999 and 1998, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such dates are as follows (dollars in thousands):


                                                         Minimum For Capital       Well-Capitalized
                                     Actual               Adequacy Purposes         Requirements
                           -------------------------   -----------------------  ----------------------
Capital Requirement         Amount          Ratio          Amount        Ratio      Amount   Ratio
-------------------------  --------  ---------------  -----------------  ------    --------  ------
As of December 31, 1999:
 Tier 1 (core)             $168,162          5.76%      $ 116,762        4.00%    $145,952   5.00%
 Tier 1 risk-based          168,162          9.68          69,482        4.00      104,222   6.00
 Total risk-based           178,655         10.29         138,963        8.00      173,704  10.00

As of December 31, 1998:
 Tier 1 (core)             $158,606          5.25%      $ 120,935        4.00%    $151,169   5.00%
 Tier 1 risk-based          158,606          9.54          66,467        4.00       99,701   6.00
 Total risk-based           169,964         10.23         132,935        8.00      166,169  10.00


(25)     PARENT  COMPANY  FINANCIAL  INFORMATION

Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):

                              Coastal Bancorp, Inc.
                        Statements of Financial Condition
                        ---------------------------------

                                                     December 31,
                                               ------------------------
                                                   1999         1998
                                               -------------  --------
Assets:
  Cash and cash equivalents                    $         453  $     22
  Investment in subsidiary                           165,067   159,174
  Receivable from the Bank                            11,193        --
  Mortgage-backed securities held-to-maturity            986     1,303
  Other assets                                         3,175     3,345
                                               -------------  --------
                                               $     180,874  $163,844
                                               =============  ========

Liabilities and stockholders' equity:
  Senior Notes payable                         $      46,900  $ 50,000
  Other liabilities                                      518     1,080
                                               -------------  --------
        Total liabilities                             47,418    51,080
        Total stockholders' equity                   133,456   112,764
                                               -------------  --------
                                               $     180,874  $163,844
                                               =============  ========




                              Coastal Bancorp, Inc.
                            Statements of Operations
                            ------------------------

                                              Years ended December 31,
                                             -------------------------
                                                1999    1998     1997
                                               ------  ------   -------
Income:
  Dividends from subsidiary                 $  7,239   $ 7,593  $ 7,293
  Equity in undistributed earnings of
   subsidiary, net of income tax               6,367    12,724    7,946
  Interest income                                707       103      131
                                            ---------  -------  --------
                                              14,313    20,420   15,370
                                            ---------  -------  --------
Expense:
  Interest expense                             5,058     5,000    5,000
  Noninterest expense                            471       717      786
                                            ---------  -------  --------
                                               5,529     5,717    5,786
                                            ---------  -------  --------

  Federal income tax benefit                   2,242     1,965    1,979
                                            ---------  -------  --------

        Net income                          $ 11,026   $16,668  $11,563
                                            =========  =======  =======

                              Coastal Bancorp, Inc.
                            Statements of Cash Flows
                            ------------------------

                                                                            Years ended December 31,
                                                                     -------------------------------------
                                                                          1999          1998       1997
                                                                     -----------     ----------   --------
Cash flows from operating activities:
  Net income                                                         $   11,026       $ 16,668   $11,563
  Adjustments to reconcile net income to net
    cash provided  by operating activities:
      Equity in undistributed earnings of subsidiary                     (6,367)       (12,724)     (7,946)
      Net (increase) decrease in other assets and other liabilities     (11,585)         3,684      (1,426)
                                                                     ------------     ----------   --------

          Net cash provided (used) by operating activities               (6,926)         7,628       2,191
                                                                     ------------     ----------   --------

Cash flows from investing activities:
  Net decrease in mortgage-backed securities                                317            458         318
  Investment in subsidiary                                                   --             --        (100)
                                                                     ------------     ----------   --------
          Net cash provided by investing activities                         317            458         218
                                                                     ------------     ----------   --------

Cash flows from financing activities:
  Proceeds from issuance of Preferred Stock, net                         25,942             --          --
  Exercise of stock options for purchase of Common Stock                    545            536         582
  Purchase of treasury stock                                            (12,685)        (7,778)         --
  Repurchase of Senior Notes                                             (3,100)            --          --
  Dividends paid                                                         (3,662)        (2,392)     (2,292)
                                                                     ------------     ----------   --------
        Net cash provided (used) by financing activities                  7,040         (9,634)     (1,710)
                                                                     ------------     ----------   --------

          Net increase (decrease) in cash and cash equivalents              431         (1,548)        699
Cash and cash equivalents at beginning of year                               22          1,570         871
                                                                     ------------     ----------   --------
Cash and cash equivalents at end of year                             $      453       $     22    $  1,570
                                                                     ============     ==========  =========

(26)     SELECTED  QUARTERLY  FINANCIAL  DATA

Selected quarterly financial data is presented in the following tables for the years ended December 31, 1999 and 1998 (in thousands, except per share data):


                                                 1999 Quarter Ended (unaudited)
                                     ----------------------------------------------------------
                                        March 31,    June 30,   September 30,   December 31,
                                     ------------  ----------   -------------   ------------
Interest income                      $    49,526   $  49,351       $  50,870     $   53,196
Interest expense                          31,110      30,504          31,309         32,734
                                     -----------   ----------    ------------    ------------
Net interest income                       18,416      18,847          19,561         20,462
Provision for loan losses                  2,331         675           1,360          6,209
Noninterest income                         2,440       2,413           2,570          2,949
Noninterest expense                       13,480      14,818          14,536         14,976
                                     -----------   ----------    ------------    ------------
Income before provision
 for Federal income taxes and
 minority interest                         5,045       5,767           6,235          2,226
Provision for Federal income taxes         1,626       1,773           1,843            417
Minority interest - preferred stock
 dividends of Coastal Banc ssb               647         647             647            647
                                     -----------   ----------    ------------    ------------
Net income                           $     2,772   $   3,347        $  3,745     $    1,162
                                     ===========   ==========    ============    ============
Basic earnings per share             $      0.40   $    0.47        $   0.50     $     0.08
                                     ===========   ==========    ============    ============
Diluted earnings per share           $      0.40   $    0.46        $   0.48     $     0.08
                                     ===========   ==========    ============    ============



                                                  1998 Quarter Ended (unaudited)
                                     ----------------------------------------------------------
                                        March 31,    June 30,   September 30,   December 31,
                                     ------------  ----------   -------------   ------------
Interest income                      $   50,888    $ 52,373     $    54,179     $   53,374
Interest expense                         35,888      36,091          36,924         34,501
                                     ------------  ----------   -------------   ------------
Net interest income                      15,000      16,282          17,255         18,873
Provision for loan losses                 1,450         450             450            750
Writedown of purchased mortgage
 loan premium                              (709)         --              --             --
Other noninterest income                  1,756       1,653           2,052          2,120
Noninterest expense                      10,335      10,583          12,475         14,990
                                     ------------  ----------   -------------   ------------
Income before provision
 for Federal income taxes and
 minority interest                        4,262       6,902           6,382          5,253
Provision (benefit) for Federal
 income taxes                            (2,326)      2,276           1,994          1,599
Minority interest - preferred stock
 dividends of Coastal Banc ssb              647         647             647            647
                                     ------------  ----------   -------------   ------------
Net income                           $    5,941   $   3,979  $        3,741  $       3,007
                                     ============  ==========   =============   ============

Basic earnings per share             $     0.79   $    0.53  $         0.50  $        0.42
                                     ============  ==========   =============   ============
Diluted earnings per share           $     0.76   $    0.51  $         0.48  $        0.41
                                     ============  ==========   =============   ============

                     COASTAL BANCORP, INC. AND SUBSIDIARIES

STOCK  PRICES  AND  DIVIDENDS

The following table sets forth the high and low price range and dividends by quarter for the two years ended December 31, 1999 of the Common Stock of Bancorp ("CBSA"), Preferred Stock of Bancorp, ("CBSAO") and the Series A Preferred Stock of the Bank ("CBSAP") as listed and quoted on The Nasdaq Stock Market :


COASTAL  BANCORP,  INC.  COMMON  STOCK:


                           1999                            1998
                ----------------------------------------------------------
                 High      Low    Dividends       High      Low    Dividends
                -------  -------  ----------     -------  -------  ----------
First Quarter   $19.500  $15.500  $    0.080     $23.672  $20.422  $    0.080
Second Quarter   18.500   16.000       0.080      26.672   22.578       0.080
Third Quarter    18.875   15.500       0.080      25.750   15.000       0.080
Fourth Quarter   20.125   17.250       0.080      20.500   14.000       0.080


COASTAL  BANCORP,  INC.  PREFERRED  STOCK,  SERIES  A:

                           1999                         1998
                -------  ---------------------------------------------
                 High      Low    Dividends       High  Low  Dividends
                -------  -------  ----------      ----  ---  ---------
First Quarter        --       --          --        --   --         --
Second Quarter  $25.375  $24.750  $    0.300        --   --         --
Third Quarter    25.000   23.125       0.570        --   --         --
Fourth Quarter   23.750   17.750       0.570        --   --         --


COASTAL  BANC  SSB  PREFERRED  STOCK,  SERIES  A:

                          1999                              1998
                -------------------------------------------------------------
                 High      Low    Dividends        High      Low    Dividends
                -------  -------  ----------      -------  -------  ----------
First Quarter   $25.250  $24.625  $    0.563      $26.000  $25.250  $    0.563
Second Quarter   25.063   24.500       0.563       25.625   25.000       0.563
Third Quarter    24.750   23.375       0.563       25.375   24.938       0.563
Fourth Quarter   23.375   20.750       0.563       25.250   24.625       0.563

Coastal  Bancorp,  Inc.
STOCKHOLDER  INFORMATION

ANNUAL  MEETING

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the corporate offices of Coastal Bancorp, Inc. at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on April 27, 2000 at 11:00 a.m.


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


INQUIRIES, PUBLICATIONS AND FINANCIAL INFORMATION (INCLUDING COPIES OF THE ANNUAL REPORT AND FORM 10-K)

Manuel  J.  Mehos
Chairman  of  the  Board
   and  Chief  Executive  Officer
or
Catherine  N.  Wylie
Senior  Executive  Vice  President
   and  Chief  Financial  Officer

Coastal  Bancorp,  Inc.
Coastal  Banc  Plaza
5718  Westheimer,  Suite  600
Houston,  Texas  77057
(713)  435-5000
www.coastalbanc.com

STOCK  LISTING  AND  OTHER  INFORMATION

     The common stock of Coastal Bancorp, Inc. is listed on the over-the-counter market and quoted on The Nasdaq Stock Market under the symbol "CBSA." As of February 29, 2000, there were 6,354,187 shares of Common Stock of Coastal Bancorp, Inc. issued and outstanding and the approximate number of registered stockholders was 35, representing approximately 1,100 beneficial stockholders at such record date.

     On March 25, 1992, Coastal Banc Savings Association (the "Association") issued 3,092,076 shares of Common Stock at $8.33 per share in its initial public offering. As of such date, the Common Stock of the Association became registered under the Securities Exchange Act of 1934 and also became listed for quotation on The Nasdaq Stock Market . The Common Stock issued by the Association became the Common Stock of Coastal Bancorp, Inc. on July 29, 1994, as a result of the holding company reorganization of the Association.

     On October 21, 1993, the Association issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, Series A, at $25.00 per share. As of such date, the Preferred Stock of the Association became registered under the Securities Exchange Act of 1934. After the reorganization into a holding company form of ownership and conversion of the Association to a Texas-chartered savings bank, the Preferred Stock of the Association became the Preferred Stock of Coastal Banc ssb. The Preferred Stock is redeemable at any time on or after December 15, 1998, only at the option of the Bank, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid dividends. The Preferred Stock is listed and quoted on The Nasdaq Stock Market under the symbol "CBSAP." As of February 29, 2000, there were 1,150,000 shares of Preferred Stock issued and outstanding and held by approximately 152 registered stockholders, representing approximately 1,900 beneficial stockholders at such record date.

     On May 11, 1999, Coastal Bancorp, Inc. ("Bancorp") issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, at $25 per share. As of such date, the Preferred Stock of Bancorp became registered under the Securities Act of 1934. The preferred stock is callable on May 15, 2003 at Bancorp's option. The Bancorp Preferred Stock is listed and quoted on The Nasdaq Stock Market under the symbol "CBSAO". As of February 29, 2000, there were 1,100,000 shares of Preferred Stock issued and outstanding and held by approximately 1 registered stockholder, representing approximately 1,300 beneficial  stockholders  at  such  record  date.

     Coastal declared dividends on the Common Stock payable during 1999. Quarterly dividends in the amount of $0.08 per share were paid on March 15, June 15, September 15 and December 15, 1999. On March 15, 2000, Coastal paid a quarterly dividend in the amount of $0.08 per share on its Common Stock. Coastal will continue to review its dividend policy in view of the operating performance of the Bank, and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Coastal must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.