Form 10-K, Exhibit 13
period 2000-12-31
COASTAL BANCORP INC
filed 2001-03-27
CIK 919805

COASTAL  BANCORP,  INC.
AND  SUBSIDIARIES

FINANCIAL  HIGHLIGHTS
DECEMBER  31,  2000,  1999  AND  1998

                                                                     December 31,
                                                                     --------------
(Dollars in thousands, except per share data)               2000          1999         1998
-----------------------------------------------------  --------------  -----------  -----------
FOR THE YEAR ENDED
 Net interest income                                   $      84,592   $   77,286   $   67,410
 Provision for loan losses (1)                                 5,790       10,575        3,100
 Noninterest income                                           11,800       10,372        6,872
 Noninterest expense                                          58,195       57,810       48,383
 Reversal of accrued income taxes (2)                             --           --        3,679
 Net income                                                   19,924       11,026       16,668
 Diluted earnings per common share                              2.87         1.42         2.18
-----------------------------------------------------  --------------  -----------  -----------

AT YEAR END
 Total assets                                          $   3,091,611   $2,947,952   $2,982,161
 Loans receivable                                          1,896,228    1,735,081    1,538,149
 Mortgage-backed securities held-to-maturity                 885,565      917,212    1,154,116
 Mortgage-backed securities available-for-sale                94,673       99,665       96,609
 Deposits                                                  1,674,981    1,624,289    1,705,004
 Borrowed funds                                            1,150,305    1,096,931    1,066,720
 Senior Notes payable                                         46,900       46,900       50,000
 Minority interest - preferred stock of Coastal
   Banc ssb                                                   28,750       28,750       28,750
 Preferred stockholders' equity                               27,500       27,500           --
 Common stockholders' equity                                 110,971      105,956      112,764
 Book value per common share                                   18.89        16.42        15.71
 Tangible book value per common share                          15.08        12.53        11.75
-----------------------------------------------------  --------------  -----------  -----------

SIGNIFICANT RATIOS FOR THE YEAR ENDED
 Return (before minority interest) on average assets            0.74%        0.47%        0.64%
 Return on average common equity                               16.51         8.83        14.96
 Net interest margin                                            2.87         2.75         2.31
 Interest rate spread including noninterest-bearing
   deposits                                                     2.72         2.65         2.17
 Interest rate spread                                           2.43         2.39         1.96
 Average common equity to average total assets                  3.47         3.66         3.71
 Noninterest expense to average total assets                    1.91         1.98         1.61
-----------------------------------------------------  --------------  -----------  -----------

ASSET QUALITY RATIOS AT YEAR END
 Nonperforming assets to total assets                           0.82%        0.73%        0.99%
 Nonperforming loans to total loans receivable                  1.12         0.99         1.60
 Allowance for loan losses to nonperforming loans              68.32        61.30        46.28
 Allowance for loan losses to total loans receivable            0.77         0.60         0.74
-----------------------------------------------------  --------------  -----------  -----------


(1) During 1999, Coastal recorded a $6.8 million provision for loan losses specific to one loan to MCA Financial Corp. of Southfield, Michigan, and certain of its affiliates (collectively "MCA"). See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(2) In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the Federal Deposit Insurance Corporation ("FDIC") as Manager of the Federal Savings and Loan Insurance Corporation Resolution Fund ("FRF"). The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.

CORPORATE  PROFILE

Coastal Bancorp, Inc., a Texas corporation, headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank holding company. HoCo is the parent company to Coastal Banc ssb, a Texas-chartered, state savings bank. Coastal Banc ssb operates 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. At December 31, 2000, Coastal Banc ssb had $3.1 billion in assets and met the regulatory requirements to be a "well capitalized" institution according to FDIC guidelines.



TABLE  OF  CONTENTS


Letter from the Chairman and Chief Executive Officer    2

Selected Consolidated Financial and Other Data          6

Management's Discussion and Analysis                    9

Independent Auditors' Report                           25

Consolidated Financial Statements                      26

Notes to Consolidated Financial Statements             31

Stock Prices and Dividends                             54

Stockholder Information                                55


CHAIRMAN'S  LETTER

I admit it. I've been really looking forward to writing this year's Chairman's letter. Coastal Bancorp, Inc. and subsidiaries ("Coastal") had its best year ever in 2000, and - here's the best part - Coastal's stock price closed at a record year-end high. So I'm pumped and you're going to hear about it. Yeah, I know what you're thinking. You dread having to wade through another Chairman's endless babble about the unmatched greatness of the company and its astonishingly superb results, replete with the trendiest business sound bites thrown in by an army of "PR" types, who really write many, if not most, of these letters.

But not this one. So I promise to contain myself and stick to the facts. On occasion my excitement about our success in 2000 will filter through, but for the most part you'll just get the results. After all, a successful banking formula is pretty simple: Maximize net interest margin and fee income, minimize credit risk, and minimize expenses. Those are the components of core income for a bank. When all of the components perform well in the same year, the successful results speak for themselves. You don't need all the trendy business babble, just the facts.

So here's what I'll do for you. This is all you may need or want to know about Coastal's results in the year 2000: Coastal earned $2.87 a share, a record high by a lot, and Coastal's stock closed at $24.00 per share on December 31, 2000, also a record high (for a year-end). Net interest margin of 2.87% and fee income (not including loan servicing income) of $8.0 million were also - guess?
- record high levels for Coastal. And for the first time in Coastal's history, overhead actually decreased.

You see? When bankers stick to doing the basics successfully, reporting the results is easy and simple. That doesn't mean the business isn't changing. Indeed, it's changing fast and Coastal is evolving with it. However, the basic banking formula is still the best way for a bank Coastal's size to maximize earnings. So first and foremost, we have to get that right every year. In
2000,  we  did  it  better  than  we  ever  have.

I invite and encourage you to keep reading for more details about the results. I will also talk about the progress of the development of Coastal's commercial banking business and our other plans for growth. But if all you needed were the record results for 2000 and you don't want to risk hearing another Chairman beating the company drum, I thank you in advance for being a loyal Coastal shareholder and I look forward to writing you again next year.

2000  EARNINGS

Net income available to common shareholders for 2000 reached a record level of $17.4 million, an $8.0 million increase over 1999 income of $9.4 million and a $3.5 million increase over 1999 income of $13.9 million before the provision specific to the MCA loan (a $10.0 million participation in a warehouse loan which was eventually charged off in the fourth quarter of 1999). On a fully diluted earnings per common share basis, 2000 earnings of $2.87 per common share showed an increase of 102% over 1999 earnings of $1.42 per common share, and showed an increase of 38% over 1999 earnings before the provision specific to the MCA loan of $2.08 per common share.

Not only were 2000 earnings a record for Coastal, but the increase in income over 1999 income before the provision specific to the MCA loan was a record increase. This unprecedented success in earnings growth was attributable to record levels of net interest income and fee income as well as a reduction in overhead, unprecedented until 2000 for Coastal.

Net interest income, prior to the provision for loan losses, reached $84.6 million during 2000, compared to $77.3 million during 1999 and service charges on deposit accounts reached $7.0 million during 2000, compared to $6.3 million during 1999. Noninterest expense increased to $58.2 million during 2000, compared to $57.8 million during 1999. However, excluding the $1.1 million reversal of certain accrued liabilities in 1999, noninterest expense actually decreased by $756,000 in 2000.

THE  PLAN  WORKED

That means we spent $756,000 less on overhead in 2000 than we spent in 1999. Again, I know what you're thinking; banks that grow never spend less money. Well, you're right, it's kind of rare. It probably should occur more frequently. Periodically, it's healthy for a bank to perform an objective self-examination and "right size" the bank.

Managers of public companies have a natural aversion to suspending the introduction of new ideas, new products, new markets, and so forth - even if it's temporary. After all, what would they have to talk about in their letters to shareholders? To them, putting the company's destiny on hold and doing nothing new is riskier than launching new product lines and entering new markets. Sometimes new management is needed to perform the unglamorous job of cleaning things up and making the company more efficient and profitable with what they already have. We decided that we could do it ourselves.

You probably don't recall this, but in my letter to you last year I told you that we "don't plan on spending any more money than we did in 1999." We believed it was time to right-size Coastal. By the end of 1999, we had successfully transformed Coastal's core processes and culture into those of a commercial bank, a path we embarked upon in 1995. The result was an infrastructure that was capable of handling significantly more commercial customers plus a few more acquisitions.

But by the beginning of 2000, the booming economy and an increasingly crowded commercial lending market was causing loan margins to shrink and acquisition prices to become prohibitively expensive. So we concluded that this was the time to right-size and spend a year simply focusing on getting more local business banking customers. I concluded my letter to you last year by promising this simple plan for 2000: "Business banking grows. Expenses don't."

The plan worked. In fact, it worked better than we ever expected. During 2000, we spent less, got more customers, improved Coastal's net interest margin and fee income, and made a lot more money. We raised the level of Coastal's earnings power and sacrificed nothing in the growth of our business. I'll be honest with you, what started out to be a right-sizing project turned out to be the medicine Coastal needed to be more efficient and effective at the things we do best, and ultimately much more profitable. All of that in spite of management's original intentions of simply right-sizing.

WE'RE  NOT  MUCH  DIFFERENT  EXCEPT  FOR  THE  NUMBERS

So at the end of 2000, Coastal's products and markets were pretty much the same as they were at the end of 1999. We just simply have more customers, and Coastal's financial results reflect that. Another thing I've talked to you about in previous letters is Coastal's untapped operating leverage. The breakout earnings that we had in 2000 are a direct result of that. In other words, now that we have transformed Coastal's operations into those replicating a full service commercial bank, it doesn't take much commercial deposit growth and commercial loan growth to improve Coastal's earnings power. That's because we're starting from a relatively low proportion of commercial loans and deposits on Coastal's balance sheet.

Here  are  some  important  changes  to  Coastal's  balance  sheet  in  2000:
-     Total  loans  increased  by  $161.1  million  to  $1.9  billion.
-     Total  commercial  loans  increased  by  $53.9  million.
-     Total  deposits  increased  by  $50.7  million.
-     Total  commercial  transaction  accounts  increased  by  $14.6  million.
-     Total  transaction  accounts  increased  by  $20.5  million.

We were happy with the amount of those changes which were in line with our expectations. But they're modest numbers relative to the size of the individual categories. Yet net interest margin did increase by $7.3 million, earnings increased by $3.5 million, and earnings per common share increased by 38% (both increases over 1999 earnings before the provision specific to the MCA loan). That's because higher yielding commercial loans are replacing lower yielding mortgage-backed securities ("MBS") and low cost deposits are replacing higher cost wholesale funds.

So you see a relatively small amount of growth in loans and deposits - particularly the commercial kind - has the potential of producing significant margin and earnings growth for Coastal. That's what I mean by Coastal's untapped operating leverage. We plan to continue the process of replacing MBS with loans, with an emphasis on commercial loans. We expect this process to be the primary source of continued earnings growth. Furthermore, since it doesn't take much commercial loan growth to achieve Coastal's earnings goals, we can continue to adhere to our prudent credit standards that are primarily responsible for Coastal's strong balance sheet.

Service charges on deposit accounts increased by $675,000, or 10.7%, but loan fees decreased by $577,000. Loan fees decreased primarily because Coastal's entire servicing rights portfolio was sold at the end of the first quarter in 2000. We anticipated the income from the servicing portfolio to decline on an ongoing basis, so during the first quarter of 2000 we sold the rights to service $389.1 million of mortgage loans after making the decision to only service loans owned by Coastal. In addition, $245,000 of the decrease in 2000 loan fees was due to the overall decreased activity in the warehouse loan portfolio.

We expect service charges on deposit accounts to continue growing as they have in recent years, including in 2000, and we expect noninterest income to resume its growth once servicing income is no longer part of the year to year comparisons.

THE  QUEST  CONTINUES  FOR  LOCAL  BUSINESS  CUSTOMERS

So we've raised the bar and set a new standard for Coastal's earnings power. Can we set an even higher standard? The answer is yes, as long as we keep gaining business banking market share in Coastal's three primary commercial markets - Houston, the Rio Grande Valley, and Austin - and contain overhead growth.

We like Coastal's positioning in our primary business banking markets. Texas is the land of many banks, but it's dominated by the five largest banks - all domiciled outside of Texas - who control over 40% of the deposit market share. Those five banks are adept at servicing the large commercial customers and retail customers. But local middle market businesses are an awkward relationship size for the large national banks. Businesses of that size require hands-on service and prompt execution by decision-makers, or easy access to decision-makers. Only a handful of local banks similar in size to Coastal operate in Coastal's primary commercial markets. There's plenty of local middle market business to go around for all of the local banks. That's where Coastal expects to derive most of its future growth.

We plan to continue deploying available resources to local business banking. In 2001, or soon after, we plan to open new branches in the high growth commercial markets of Brownsville and the greater Houston area. We will consolidate two existing Brownsville branches, presently in less favorable locations, into a new Brownsville branch, and open a new suburban Houston area branch in Fort Bend County to complement one of Coastal's most successful commercial branches located in that same county.

In 2001, we also plan to launch a new Business Treasury Services ("BTS") department that will offer a full menu of cash management services for Coastal's business customers. Even though Coastal has offered commercial cash management products for some time, the BTS department will serve as a profit center dedicated to managing and selling those services and will be charged with implementing an Internet cash management product for commercial customers to eventually replace Coastal's existing dial-up product.

And finally, in 2001, we plan to overhaul and upgrade Coastal's Internet web page and Internet banking product. They have served us well for years and Coastal's retail customers have been very pleased with our Internet banking product. It's time to give them both a new look and improve functionality.

HOW  ABOUT  AN  ENCORE?

Okay, one last time, I know what you're thinking. Those three projects scheduled for 2001 won't be free. With costly projects, how does Coastal expect to continue prospering from this so-called operating leverage?

I've been saving the best for last. In 2001, for the second year in a row, Coastal has a flat expense budget. We are planning for the same amount of overhead as last year. We certainly are spending more resources on these projects, but it's not as much as you might think. Plus, we're gaining efficiencies in other areas and some of our depreciation and amortization of goodwill is diminishing.

So, can Coastal repeat the earnings growth performance of 2000? Hard to say, but in 2001 we certainly plan to do the kinds of things we did in 2000 that gave us unprecedented results. And, we are upgrading Coastal's delivery platform for commercial products and working very hard on simply getting more commercial customers. If we are successful, the growth will follow.

Thank you for taking the time to allow me to revel in Coastal's unprecedented results for 2000. If you continued reading and made it this far, there's a good chance you're a shareholder and you might be reveling with me. Nevertheless, I am certain that as owners of this company, we are both reveling in the performance of our stock price in 2000. At the end of 1999, Coastal's stock closed at $17.50 per common share, unchanged from the prior year. I told you then that I was disappointed in the price performance and promised to work hard to improve it. We succeeded and the stock closed 37% higher at $24.00 per common share on December 31, 2000. That's our most important achievement and it will always be our most important goal.






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


                                                                          At December 31,
                                                                         ----------------
(Dollars in thousands, except per share data)                    2000           1999        1998
                                                           ----------------  ----------  ----------
Balance Sheet Data
 Total assets . . . . . . . . . . . . . . . . . . . . . .  $      3,091,611  $2,947,952  $2,982,161
 Loans receivable (1) . . . . . . . . . . . . . . . . . .         1,896,228   1,735,081   1,538,149
 Mortgage-backed securities held-to-maturity (1). . . . .           885,565     917,212   1,154,116
 Mortgage-backed securities available-for-sale. . . . . .            94,673      99,665      96,609
 Deposits . . . . . . . . . . . . . . . . . . . . . . . .         1,674,981   1,624,289   1,705,004
 Advances from the Federal Home Loan Bank of
   Dallas ("FHLB"). . . . . . . . . . . . . . . . . . . .         1,150,305   1,096,931     966,720
 Securities sold under agreements to repurchase . . . . .                --          --     100,000
 Senior Notes payable . . . . . . . . . . . . . . . . . .            46,900      46,900      50,000
 Minority interest - preferred stock of Coastal Banc ssb.            28,750      28,750      28,750
 Preferred stockholders' equity . . . . . . . . . . . . .            27,500      27,500          --
 Common stockholders' equity. . . . . . . . . . . . . . .           110,971     105,956     112,764


                                                                 At December 31,
                                                               ----------------
(Dollars in thousands, except per share data)                   1997        1996
                                                             ----------  ----------
Balance Sheet Data
 Total assets . . . . . . . . . . . . . . . . . . . . . .   $2,911,410  $2,875,907
 Loans receivable (1) . . . . . . . . . . . . . . . . . .    1,261,435   1,229,748
 Mortgage-backed securities held-to-maturity (1). . . . .    1,345,090   1,344,587
 Mortgage-backed securities available-for-sale. . . . . .      169,997     180,656
 Deposits . . . . . . . . . . . . . . . . . . . . . . . .    1,375,060   1,310,835
 Advances from the Federal Home Loan Bank of
   Dallas ("FHLB"). . . . . . . . . . . . . . . . . . . .      540,475     409,720
 Securities sold under agreements to repurchase . . . . .      791,760     966,987
 Senior Notes payable . . . . . . . . . . . . . . . . . .       50,000      50,000
 Minority interest - preferred stock of Coastal Banc ssb.       28,750      28,750
 Preferred stockholders' equity . . . . . . . . . . . . .           --          --
 Common stockholders' equity. . . . . . . . . . . . . . .      104,830      94,148


                                                                        For the Year Ended December 31,
                                                                       ---------------------------------
                                                                       2000       1999       1998       1997
                                                                     ---------  ---------  ---------  ---------
Operating Data
 Interest income . . . . . . . . . . . . . . . . . . . . . . . . . $  237,497   $202,943   $210,814   $201,356
 Interest expense. . . . . . . . . . . . . . . . . . . . . . . . .    152,905    125,657    143,404    144,423
                                                                    ----------  ---------  ---------  ---------
 Net interest income . . . . . . . . . . . . . . . . . . . . . . .     84,592     77,286     67,410     56,933
 Provision for loan losses(2). . . . . . . . . . . . . . . . . . .      5,790     10,575      3,100      1,800
                                                                    ----------  ---------  ---------  ---------
 Net interest income after provision for loan losses . . . . . . .     78,802     66,711     64,310     55,133
 Gain on sale of mortgage servicing rights . . . . . . . . . . . .      2,172         --         --         --
 Writedown of purchased mortgage loan premium. . . . . . . . . . .         --         --       (709)        --
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net . . . . . . . . . . . . . . . . . . . .         --         --          1        237
 Gain on sale of branch office . . . . . . . . . . . . . . . . . .         --         --         --         --
 Other noninterest income. . . . . . . . . . . . . . . . . . . . .      9,628     10,372      7,580      6,147
 SAIF insurance special assessment (3) . . . . . . . . . . . . . .         --         --         --         --
 Other noninterest expense . . . . . . . . . . . . . . . . . . . .    (58,195)   (57,810)   (48,383)   (39,544)
                                                                    ----------  ---------  ---------  ---------
 Income before provision for Federal income taxes
   and minority interest . . . . . . . . . . . . . . . . . . . . .     32,407     19,273     22,799     21,973
 Provision for Federal income taxes (4). . . . . . . . . . . . . .     (9,895)    (5,659)    (3,543)    (7,822)
 Minority interest - preferred stock dividends of Coastal
   Banc ssb. . . . . . . . . . . . . . . . . . . . . . . . . . . .     (2,588)    (2,588)    (2,588)    (2,588)
                                                                    ----------  ---------  ---------  ---------
 Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  19,924   $ 11,026   $ 16,668   $ 11,563
                                                                    ==========  =========  =========  =========
 Net income available to common stockholders . . . . . . . . . . .  $  17,416   $  9,442   $ 16,668   $ 11,563
                                                                    ==========  =========  =========  =========
 Basic earnings per common share (5) . . . . . . . . . . . . . . .  $    2.94   $   1.45   $   2.24   $   1.55
                                                                    ==========  =========  =========  =========
 Diluted earnings per common share (5) . . . . . . . . . . . . . .  $    2.87   $   1.42   $   2.18   $   1.50
                                                                    ==========  =========  =========  =========



                                                              1996
                                                            ---------
Operating Data
 Interest income . . . . . . . . . . . . . . . . . . . . .  $194,611
 Interest expense. . . . . . . . . . . . . . . . . . . . .   138,185
                                                            ---------
 Net interest income . . . . . . . . . . . . . . . . . . .    56,426
 Provision for loan losses(2). . . . . . . . . . . . . . .     1,925
                                                            ---------
 Net interest income after provision for loan losses . . .    54,501
 Gain on sale of mortgage servicing rights . . . . . . . .        --
 Writedown of purchased mortgage loan premium. . . . . . .        --
 Gain (loss) on sales of mortgage-backed securities
   available-for-sale, net . . . . . . . . . . . . . . . .        (4)
 Gain on sale of branch office . . . . . . . . . . . . . .       521
 Other noninterest income. . . . . . . . . . . . . . . . .     5,574
 SAIF insurance special assessment (3) . . . . . . . . . .    (7,455)
 Other noninterest expense . . . . . . . . . . . . . . . .   (37,927)
                                                            ---------
 Income before provision for Federal income taxes
   and minority interest . . . . . . . . . . . . . . . . .    15,210
 Provision for Federal income taxes (4). . . . . . . . . .    (5,671)
 Minority interest - preferred stock dividends of Coastal
   Banc ssb. . . . . . . . . . . . . . . . . . . . . . . .    (2,588)
                                                            ---------
 Net income. . . . . . . . . . . . . . . . . . . . . . . .  $  6,951
                                                            =========
 Net income available to common stockholders . . . . . . .  $  6,951
                                                            =========
 Basic earnings per common share (5) . . . . . . . . . . .  $   0.93
                                                            =========
 Diluted earnings per common share (5) . . . . . . . . . .  $   0.92
                                                            =========

                                                    (Footnotes appear on page 9)

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA

                                                                  At or For the Year Ended December 31,
                                                                 ---------------------------------------
                                                                      2000          1999          1998
                                                                  ----------     --------      --------
Selected Ratios
Performance Ratios (6):
 Return (before minority interest) on average assets . . . . . .       0.74%        0.47%        0.64%
 Return on average common equity . . . . . . . . . . . . . . . .      16.51         8.83        14.96
 Dividend payout ratio . . . . . . . . . . . . . . . . . . . . .      12.23        22.11        14.35
 Average common equity to average total assets . . . . . . . . .       3.47         3.66         3.71
 Net interest margin (7) . . . . . . . . . . . . . . . . . . . .       2.87         2.75         2.31
 Interest rate spread including noninterest-bearing deposits (7)       2.72         2.65         2.17
 Interest rate spread (7). . . . . . . . . . . . . . . . . . . .       2.43         2.39         1.96
 Noninterest expense to average total assets . . . . . . . . . .       1.91         1.98         1.61
 Average interest-earning assets to average interest-bearing
  liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .     108.52       108.22       107.33
 Ratio of earnings to combined fixed charges and preferred
   stock dividends:
   Excluding interest on deposits. . . . . . . . . . . . . . . .      1.32X        1.23X        1.25X
   Including interest on deposits. . . . . . . . . . . . . . . .      1.17         1.11         1.14
Asset Quality Ratios:
 Nonperforming assets to total assets (8). . . . . . . . . . . .      0.82%        0.73%        0.99%
 Nonperforming loans to total loans receivable . . . . . . . . .      1.12         0.99         1.60
 Allowance for loan losses to nonperforming loans. . . . . . . .     68.32        61.30        46.28
 Allowance for loan losses to total loans receivable . . . . . .      0.77         0.60         0.74
Bank Regulatory Capital Ratios (9):
 Tier 1 capital to total assets. . . . . . . . . . . . . . . . .      6.22         5.76         5.25
 Tier 1 risk-based capital to risk-weighted assets . . . . . . .      9.94         9.68         9.54
 Total risk-based capital to risk-weighted assets. . . . . . . .     10.72        10.29        10.23
Other Data:
 Full-time employee equivalents                                        661          666          653
 Number of full service offices                                         50           50           49

Certain Ratios and Other Data - Excluding Adjusting Items (10)
 Adjusted net income                                              $ 19,924      $15,452      $14,099
 Adjusted diluted earnings per common share. . . . . . . . . . .      2.87         2.08         1.84
 Adjusted return (before minority interest) on average assets. .      0.74%        0.62%        0.55%
 Adjusted return on average common equity. . . . . . . . . . . .     16.51        12.96        12.65



                                                                     1997         1996
                                                                  --------     --------
Selected Ratios
Performance Ratios (6):
 Return (before minority interest) on average assets . . . . . .     0.49%        0.34%
 Return on average common equity . . . . . . . . . . . . . . . .    11.68         7.50
 Dividend payout ratio . . . . . . . . . . . . . . . . . . . . .    19.83        28.55
 Average common equity to average total assets . . . . . . . . .     3.41         3.30
 Net interest margin (7) . . . . . . . . . . . . . . . . . . . .     2.02         2.06
 Interest rate spread including noninterest-bearing deposits (7)     1.85         1.89
 Interest rate spread (7). . . . . . . . . . . . . . . . . . . .     1.67         1.72
 Noninterest expense to average total assets . . . . . . . . . .     1.36         1.61
 Average interest-earning assets to average interest-bearing
  liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .   106.72       106.75
 Ratio of earnings to combined fixed charges and preferred
   stock dividends:
   Excluding interest on deposits. . . . . . . . . . . . . . . .    1.23X        1.15X
   Including interest on deposits. . . . . . . . . . . . . . . .     1.13         1.09
Asset Quality Ratios:
 Nonperforming assets to total assets (8). . . . . . . . . . . .     0.72%        0.60%
 Nonperforming loans to total loans receivable . . . . . . . . .     1.40         1.14
 Allowance for loan losses to nonperforming loans. . . . . . . .    41.90        49.02
 Allowance for loan losses to total loans receivable . . . . . .     0.59         0.56
Bank Regulatory Capital Ratios (9):
 Tier 1 capital to total assets. . . . . . . . . . . . . . . . .     5.52         5.35
 Tier 1 risk-based capital to risk-weighted assets . . . . . . .    11.46        11.77
 Total risk-based capital to risk-weighted assets. . . . . . . .    11.98        12.30
Other Data:
 Full-time employee equivalents                                       451          433
 Number of full service offices                                        37           37

Certain Ratios and Other Data - Excluding Adjusting Items (10)
 Adjusted net income                                              $11,563      $11,797
 Adjusted diluted earnings per common share. . . . . . . . . . .     1.50         1.56
 Adjusted return (before minority interest) on average assets. .     0.49%        0.51%
 Adjusted return on average common equity. . . . . . . . . . . .    11.68        12.53

                                                    (Footnotes appear on page 9)

Footnotes  for  pages  7  through  8:

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

(4) On March 9, 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the FDIC as Manager of the FRF. The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.

(5) On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split. See Note 22 of the Notes to Consolidated Financial Statements.

(6) Ratio, yield and rate information is based on average balances for the year.

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

(9) Current capital adequacy FDIC regulations require Coastal Banc ssb to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk-weighted assets and total risk-based capital equal to at least 8.0% of risk-weighted assets.

(10) Adjusting items are comprised of the following for 1999, 1998 and 1996:
     1999 - The $4.4 million (after tax), or $0.66 per diluted share, effect of the $6.8 million provision for loan losses specific to the MCA loan.
     1998 - The $2.6 million (after tax), or $0.34 per diluted share, net benefit of (a) a reversal of $3.7 million in income taxes, (b) a $1.0 million additional provision for loan losses and (c) a $709,000 writedown of purchased mortgage loan premium.
     1996 - The SAIF insurance special assessment of $7.5 million, or $4.8 million after tax.
     There  were  no  adjusting  items  in  2000  or  1997.

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     Coastal Bancorp, Inc. ("Bancorp") through its wholly-owned subsidiary, HoCo, owns 100 percent of the voting stock of Coastal Banc ssb, a Texas-chartered, FDIC insured, state savings bank ("the Bank"). The consolidated financial statements included herein include the accounts of Bancorp, HoCo, the Bank and subsidiaries of both HoCo and the Bank (collectively known as "Coastal").
     On April 23, 1998, the Board of Directors declared a 3:2 stock split on the common stock of Bancorp that was paid on June 15, 1998 to the stockholders of record at the close of business on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split for all periods presented.
     On  August  27,  1998, December 21, 1998, February 25, 1999, April 27, 2000
and July 27, 2000, the Board of Directors authorized five separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open market repurchase program and privately negotiated repurchases, if any. As of December 31, 2000, 2,000,000 shares had been repurchased at an average repurchase price of $15.67 per share for a total cost of $31.3 million, with no shares from the July 27, 2000 authorization having been repurchased to date.
     On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock are payable quarterly at the annual rate of $2.28 per share. The preferred stock is callable on May 15, 2003 at Bancorp's option. The $25.9 million net proceeds has been used for repurchases in the open market of Bancorp's outstanding common stock and of Bancorp's outstanding 10% Senior Notes. Pursuant to Coastal's tax benefit agreement with the FDIC, Coastal receives a tax benefit for dividends declared on this preferred stock. The ongoing quarterly benefit will be approximately $219,000, or 4 cents per diluted share (as of December 31, 2000), and is expected to continue through the end of 2002.

FINANCIAL  CONDITION
     Total assets increased by 4.9%, or $143.7 million, from December 31, 1999 to December 31, 2000. The change in total assets was primarily comprised of an increase in loans receivable of $161.1 million and an increase of $21.6 million in cash and cash equivalents. These increases were only slightly offset by decreases of $31.6 million in mortgage-backed securities held-to-maturity and $5.0 million in mortgage-backed securities available-for-sale. The increase in loans receivable was primarily due to residential mortgage loan purchases of $236.4 million, new loans originated in other categories, offset by principal payments received and a decrease of $51.9 million in commercial loans secured by residential mortgage loans held for sale, because of Coastal's decreased emphasis on this type of lending. The decrease in mortgage-backed securities was primarily due to principal payments received. At December 31, 2000, loans receivable as a percentage of total assets increased to 61.3% as compared to 58.9% at December 31, 1999.
     Deposits increased by 3.1%, or $50.7 million, from December 31, 1999 to December 31, 2000 and advances from the FHLB increased 4.9%, or $53.4 million, primarily to fund the overall increase in total assets. In addition, other liabilities and accrued expenses increased $33.4 million primarily due to a payable to a broker of $31.3 million as of December 31, 2000 awaiting delivery of a security from a matured reverse repurchase agreement transaction. The security was delivered to Coastal on January 4, 2001.
     Stockholders' equity increased 3.8%, or $5.0 million, from December 31, 1999 to December 31, 2000 as a result of 2000 net income of $19.9 million, offset by common stock dividends declared of $2.1 million, preferred stock dividends of $2.5 million, a $19,000 increase in accumulated other comprehensive loss and treasury stock acquired of $10.9 million.

RESULTS  OF  OPERATIONS  FOR  THE  THREE  YEARS  ENDED  DECEMBER  31,  2000
     The results of operations of Coastal depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Coastal's interest-earning assets consist principally of loans receivable, mortgage-backed securities and other investments. Coastal's interest-bearing liabilities consist primarily of deposits, advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased and its Senior Notes payable. Coastal's net income is also affected by the level of noninterest income, including service charges on deposit accounts, loan fees, loan servicing income and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs.

     The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average balance sheets. Ratio, yield and rate information is based on average balances for the year.

                                                           At                    Year Ended December 31, 2000
                                                      December 31, 2000         Average                    Yield/
                                                          Yield/Rate            Balance       Interest      Rate
                                                     ------------------    --------------    ----------   --------
                                                                              (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                         9.38%          $  1,881,124     $ 168,329     8.95%
Mortgage-backed securities                                   6.79              1,002,055        64,246     6.41
U.S. Treasury securities                                     6.42                  1,000            63     6.30
Securities purchased under agreements to resell
 and federal funds sold                                      6.50                  3,042           194     6.38
FHLB stock (2)                                               6.52                 55,810         4,612     8.26
Interest-earning deposits in other depository
 institutions                                               10.46                    895            53     5.92
                                                     ------------------    --------------    ----------   --------
   Total interest-earning assets                             8.48              2,943,926       237,497     8.07
                                                     ------------------                      ----------   --------
Noninterest-earning assets (3)                                                   100,626
                                                                           --------------
                                                                            $  3,044,552
                                                     ==================    ==============    ==========   ========

LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                                    5.29%          $  1,489,479     $  73,216     4.92%
Advances from the FHLB                                       6.48                926,659        58,328     6.29
Securities sold under agreements to repurchase
 and federal funds purchased                                   --                249,673        16,671     6.68
Senior Notes payable                                        10.00                 46,900         4,690    10.00
                                                     ------------------    --------------    ----------   --------
  Total interest-bearing liabilities                         5.86              2,712,711       152,905     5.64
                                                     ------------------    --------------    ----------   --------
Noninterest-bearing liabilities                                                  170,083
                                                                           --------------
  Total liabilities                                                            2,882,794
Minority interest - preferred stock of Coastal
 Banc ssb                                                                         28,750
Preferred stockholders' equity                                                    27,500
Common stockholders' equity                                                      105,508
                                                                           --------------
  Total liabilities and stockholders' equity                                $  3,044,552
                                                                           --------------
Net interest income; interest rate spread                    2.62%                           $  84,592     2.43%
                                                     ==================                      ==========   ========

Net interest-earning assets; net interest yield on
 interest-earning assets                                                    $    231,215                   2.87%
                                                                           ==============                =========

Ratio of average interest-earning assets to average
 interest-bearing liabilities                                                      1.09x
                                                                           ==============

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.


                                                             Year Ended December 31, 1999
                                                           Average                  Yield/
                                                           Balance     Interest      Rate
                                                      -------------   ---------    -------
                                                             (Dollars in Thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                  $   1,647,535    $ 136,036    8.26%
Mortgage-backed securities                                1,099,420       63,663    5.79
U.S. Treasury securities                                      1,439           78    5.42
Securities purchased under agreements to resell
 and federal funds sold                                       5,353          270    5.04
FHLB stock                                                   51,717        2,848    5.51
Interest-earning deposits in other depository
 institutions                                                 1,486           48    3.23
                                                      -------------    ---------   -------
   Total interest-earning assets                          2,806,950      202,943    7.23
                                                                       ---------   -------
Noninterest-earning assets (3)                              113,406
                                                      --------------
  Total assets                                        $   2,920,356
                                                      ==============


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                             $   1,490,851    $  64,701    4.34%
Advances from the FHLB                                      951,953       50,569    5.31
Securities sold under agreements to repurchase
 and federal funds purchased                                103,230        5,614    5.44
Senior Notes payable                                         47,658        4,773   10.00
                                                      -------------    ---------   -------
  Total interest-bearing liabilities                      2,593,692      125,657    4.84
                                                      -------------
Noninterest-bearing liabilities                             173,990
                                                      -------------
  Total liabilities                                       2,767,682
Minority interest - preferred stock of Coastal
 Banc ssb                                                    28,750
Preferred stockholders' equity                               16,923
Common stockholders' equity                                 107,001
                                                      -------------
  Total liabilities and stockholders' equity          $   2,920,356
                                                      =============
Net interest income; interest rate spread                              $  77,286    2.39%
                                                      =============   ==========  =======

Net interest-earning assets; net interest yield on
 interest-earning assets                              $     213,258                2.75%
                                                      =============               =======

Ratio of average interest-earning assets to average
 interest-bearing liabilities                                 1.08x
                                                      ==============


_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.


                                                        Year  Ended  December  31,  1998
                                                         Average                   Yield/
                                                         Balance       Interest     Rate
                                                      -------------   ---------    -------
                                                      (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                  $  1,430,584    $ 120,281    8.41%
Mortgage-backed securities                               1,431,105       87,596    6.12
U.S. Treasury securities                                     2,141          109    5.09
Securities purchased under agreements to resell
 and federal funds sold                                      7,991          430    5.38
FHLB stock                                                  38,036        2,251    5.92
Interest-earning deposits in other depository
 institutions                                                3,133          147    4.69
                                                      -------------   ---------    -------
   Total interest-earning assets                         2,912,990      210,814    7.24
                                                      -------------   ---------    -------
Noninterest-earning assets (3)                              94,857
                                                      -------------
  Total assets                                        $  3,007,847
                                                      =============


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                             $   1,371,078   $  66,128    4.82%
Advances from the FHLB                                      713,197      39,553    5.55
Securities sold under agreements to repurchase
 and federal funds purchased                                579,711      32,723    5.64
Senior Notes payable                                         50,000       5,000   10.00
                                                      -------------   ---------    -------
  Total interest-bearing liabilities                      2,713,986     143,404    5.28
                                                      -------------   ---------    -------
Noninterest-bearing liabilities. . . . . . . . . . .        153,663
                                                      -------------
  Total liabilities. . . . . . . . . . . . . . . . .      2,867,649
Minority interest - preferred stock of Coastal
 Banc ssb. . . . . . . . . . . . . . . . . . . . . .         28,750
Preferred stockholders' equity . . . . . . . . . . .             --
Common stockholders' equity. . . . . . . . . . . . .        111,448
                                                      -------------
  Total liabilities and stockholders' equity . . . .  $   3,007,847
                                                      =============
Net interest income; interest rate spread                              $  67,410    1.96%
                                                      ==============   ==========  =======

Net interest-earning assets; net interest yield on
 interest-earning assets                              $      199,004               2.31%
                                                      ==============               =======

Ratio of average interest-earning assets to average
 interest-bearing liabilities                                  1.07x
                                                      ==============

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill, accrued interest receivable, property and equipment, cash, mortgage servicing rights, prepaid expenses and other assets.

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

                                                                     Year  Ended  December  31,
                                                      2000  vs  1999                          1999  vs  1998
                                              Increase  (Decrease)  Due  To          Increase  (Decrease)  Due  To
                                              Volume        Rate        Net          Volume        Rate          Net
                                            ---------     --------    -------      --------      --------     ---------
                                                                                (In  thousands)
INTEREST INCOME
                                            ---------     --------    -------      --------      --------     ---------
 Loans receivable                            $20,320      $11,973     $32,293      $ 17,937      $(2,182)     $ 15,755
 Mortgage-backed securities                   (5,907)       6,490         583       (19,416)      (4,517)      (23,933)
 U.S. Treasury securities                        (27)          12         (15)          (38)           7           (31)
 Securities purchased under
   agreements to resell and federal
   funds sold                                   (136)          60         (76)         (134)         (26)         (160)
 FHLB stock                                      242        1,522       1,764           762         (165)          597
 Interest-earning deposits in
   other depository institutions                 (24)          29           5           (62)         (37)          (99)
                                            ---------     --------    -------      --------      --------     ---------

     Total. . . . . . . . . . . . . . . . .   14,468       20,086      34,554          (951)      (6,920)       (7,871)
                                            ---------     --------    -------      --------      --------     ---------

INTEREST EXPENSE
 Interest-bearing deposits                       (60)       8,575       8,515         5,484       (6,911)       (1,427)

 Securities sold under agreements to
   repurchase and federal funds
   purchased                                   9,526        1,531      11,057       (25,988)      (1,121)      (27,109)
 Advances from the FHLB                       (1,372)       9,131       7,759        12,788       (1,772)       11,016
 Senior Notes payable                            (83)          --         (83)         (227)          --          (227)
                                            ---------     --------    -------      --------      --------     ---------

     Total. . . . . . . . . . . . . . . . .    8,011       19,237      27,248        (7,943)      (9,804)      (17,747)
                                            ---------     --------    -------      --------      --------     ---------

 Net change in net interest income           $ 6,457      $   849     $ 7,306      $  6,992      $ 2,884      $  9,876
                                            =========     ========    =======      ========      ========     =========


NET  INCOME
     Coastal reported net income of $19.9 million for the year ended December 31, 2000, $11.0 million for the year ended December 31, 1999 and $16.7 million for the year ended December 31, 1998, an increase of $8.9 million, or 80.7%, in 2000, and a decrease of $5.7 million, or 33.9%, in 1999, each in comparison to the prior year. The increase in net income for the year ended December 31, 2000 was comprised of the following: a $7.3 million increase in net interest income, a $1.4 million increase in noninterest income and a $4.8 million decrease in the provision for loan losses, partially offset by a $385,000 increase in noninterest expense (although it would have been a $756,000 decrease excluding the $1.1 million reversal of certain accrued liabilities in 1999) and a $4.2 million increase in the provision for Federal income taxes. The increase in net interest income was due primarily to the increase in net interest margin to 2.87% for the year ended December 31, 2000 from 2.75% for 1999. Net interest margin for 2000 includes the effect of a $1.1 million special dividend recorded in the second quarter. The special dividend was declared by the FHLB equal to 1.625% of each members' FHLB stock held as of March 31, 2000 (the "special dividend"). The special dividend was paid in the form of FHLB stock on April 28, 2000. The increase in noninterest income was primarily due to the $2.2 million gain on the sale of Coastal's mortgage servicing rights recorded during the first quarter of 2000, as discussed below. This increase was somewhat offset by the corresponding decrease of $436,000 in loan servicing income and a $406,000 decrease in other noninterest income. The decrease in the provision for loan losses was primarily due to the $6.8 million provision for loan losses specific to the MCA loan (as described below) recorded in 1999, offset by provisions recorded in 2000 due to Coastal's plan to continue to build the allowance for loan losses to a benchmark of approximately 100% of nonperforming loans. The increase in noninterest expense was primarily because of the reversal of certain accrued liabilities totaling $1.1 million during the first quarter of 1999 and a $416,000 increase in compensation, payroll taxes and other benefits. These increases were somewhat offset by a decrease of $545,000 in insurance premiums, primarily due to a decrease in deposit insurance rates, in addition to small changes in other expense categories. The increase in the provision for Federal income taxes was primarily due to the increased income before Federal income taxes and minority interest.

     Net income before the provision for loan losses specific to the MCA loan (as described below) in 1999 was $15.4 million compared to 1998 net income of $14.1 million before one-time charges and credits. For the year ended December 31, 1999, net income was negatively impacted by the provision for loan losses specific to the MCA loan of $4.4 million (net of the tax effect). During January 1999, the MCA loan was placed on nonaccrual effective December 31, 1998 due to the fact that MCA was placed in receivership and subsequently filed for bankruptcy. Throughout 1999, Coastal worked with the lead lender and the bankruptcy trustee to determine the value of, and sell, the underlying collateral and, as of December 31, 1999, Coastal had only received $1.1 million in proceeds from the MCA loan. In addition, on January 12, 2000, Coastal filed a lawsuit against the lead lender in the participation seeking to recover losses incurred as a result of actions or omissions of the lead lender related to the loan to MCA. Due to the uncertainty of the value of the remaining collateral, its marketability and the timing of recovery, if any, from the lawsuit, Coastal charged-off, in the fourth quarter of 1999, the remaining $8.9 million balance of this loan resulting in the additional provision for loan losses, net of tax, of $4.4 million for 1999.

     Coastal is continuing to work with the lead lender and the bankruptcy trustee to recover any funds, if possible, from the collateral or MCA. During the year ended December 31, 2000, Coastal received $180,000 in proceeds from the MCA loan which was recorded as a recovery in the allowance for loan losses during the period. In addition, the lawsuit filed on January 12, 2000 is currently scheduled for trial in late June of 2001, or as soon thereafter as the court's docket will permit.

     Aside from the impact of the provision for loan losses specific to the MCA loan on net income, comparing the year ended December 31, 1999 to the same period in 1998 (before the provision for loan losses specific to the MCA loan in 1999 and one-time charges and credits in 1998), net interest income increased $9.9 million and noninterest income increased $2.8 million in 1999. These increases were offset by a $1.7 million increase in the provision for loan losses, a $9.4 million increase in noninterest expense and an increase of $221,000 in the provision for Federal income taxes. The increase in net interest income was primarily due to an increase in net interest margin to 2.75% in 1999 from 2.31% in 1998. The increase in noninterest income was due primarily to a $2.5 million increase in service charges on deposit accounts and an increase in other noninterest income of $616,000, somewhat offset by a $405,000 decrease in loan fees. The increase in the provision for loan losses was due to changes in the composition of and growth in Coastal's loan portfolio. The increase in noninterest expense was primarily due to staffing increases throughout 1998 related to the expansion of the commercial loan product base and the continuing development of commercial business lending programs, in addition to a full year in 1999 of staffing, occupancy and other expenses related to the operation of the 12 branches acquired from Pacific Southwest Bank in August of 1998 (the "1998 Branch Acquisition"). The increase in the provision for Federal income taxes (before the effect of the provision for loan losses specific to the MCA loan in 1999 and the one-time charges and credits in 1998) was due primarily to increased income before Federal income taxes and minority interest.

NET  INTEREST  INCOME
     Net interest income amounted to $84.6 million in 2000, a $7.3 million or 9.45% increase over 1999. The increase in net interest income was due to the increase in net interest margin to 2.87% (2.84% excluding the effect of the special dividend) in 2000 from 2.75% in 1999, an increase in average net interest-earning assets of $18.0 million and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, to 2.43% (2.39% excluding the effect of the special dividend) in 2000 from 2.39% in 1999. Management also calculates an alternative net interest spread which includes noninterest-bearing deposits. Under this calculation, the net interest spreads for 2000 and 1999 were 2.72% (2.68% excluding the effect of the special dividend) and 2.65%, respectively. Net interest margin and net interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The overall increase in net interest margin and spread was primarily due to the 0.84% (0.80% excluding the effect of the special dividend) increase in the average yield on interest-earning assets. This increase in the average yield on interest-earning assets was largely offset by a 0.80% increase in the average rate on interest-bearing liabilities.

     Net interest income amounted to $77.3 million in 1999, a $9.9 million or 14.7% increase over 1998. The increase in net interest income was due to the increase in net interest margin to 2.75% in 1999 from 2.31% in 1998, an increase in average net interest-earning assets of $14.3 million and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, to 2.39% in 1999 from 1.96% in 1998. Management also calculates an alternative net interest spread which includes noninterest-bearing deposits. Under this calculation, the net interest spreads for 1999 and 1998 were 2.65% and 2.17%, respectively. The overall increase in net interest margin and spread was primarily due to a 0.44% decrease in the average rate paid on interest-bearing liabilities. The decrease in the average rate paid on interest-bearing liabilities was due primarily to the lower cost deposits acquired in the 1998 Branch Acquisition, new pricing strategies for certificates of deposit that reduced Coastal's cost of retail deposits and lower wholesale funding costs.

     Total interest income amounted to $237.5 million during 2000, a $34.6 million, or 17.0%, increase from 1999. The increase was due to an increase in average interest-earning assets of $137.0 million and an increase in the average yield to 8.07% (8.03% excluding the effect of the special dividend) from 7.23% for 1999. A $32.3 million, or 23.7%, increase in interest earned on loans receivable during 2000 resulted from a $233.6 million, or 14.2%, increase in the average balance of loans receivable and a 0.69% increase in the average yield compared to 1999. A $583,000 or 0.92% increase in interest earned on mortgage-backed securities during 2000 was due to the increase in the average yield to 6.41% for 2000 compared to 5.79% for 1999, which was partially offset by the $97.4 million decrease in the average balance due to principal payments received. In addition, interest income on FHLB stock, federal funds sold and other interest-earning assets increased $1.7 million in 2000, as compared to 1999. The increase was due to the $752,000 increase in the average balance of such assets and to the $1.1 million special dividend from the FHLB as discussed earlier.

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

     Total interest expense amounted to $152.9 million in 2000, a $27.2 million, or 21.7%, increase from 1999. The increase in interest expense was due to an increase in the average rate paid on interest-bearing liabilities to 5.64% for 2000 from 4.84% in 1999 due to higher wholesale funding costs and a higher cost of deposits, in addition to an increase in the average balance of interest-bearing liabilities outstanding of $119.0 million. Interest expense on deposits increased $8.5 million, or 13.2%, due primarily to the increase in the average rate paid of 0.58%. Interest expense on advances from the FHLB increased $7.8 million, or 15.3%, primarily due to the 0.98% increase in the average rate paid. Interest expense on other borrowed money increased $11.1 million, due to the $146.4 million increase in the average balance of securities sold under agreements to repurchase and federal funds purchased and a 1.24% increase in the average rate paid. Interest expense on Senior Notes payable decreased $83,000 due to the decrease in the average balance of $758,000, as a result of open market repurchases.

     Total interest expense amounted to $125.7 million in 1999, a $17.7 million, or 12.4%, decrease from 1998. Interest expense on deposits decreased $1.4 million, or 2.2%, due primarily to the decrease in the average rate paid of 0.48%. Interest expense on advances from the FHLB increased $11.0 million, or 27.9%, due to the increase in the average balance of advances from the FHLB of $238.8 million, or 33.5%, offset by a 0.24% decrease in the average rates paid. Interest expense on other borrowed money decreased $27.1 million, or 82.8%, due to the $476.5 million, or 82.2%, decrease in the average balance of securities sold under agreements to repurchase and federal funds purchased and a 0.20% decrease in the interest rates paid. Interest expense on Senior Notes payable decreased $227,000 due to a decrease in the average balance of $2.3 million, as a result of open market repurchases.

PROVISION  FOR  LOAN  LOSSES
     For the year ended December 31, 2000, the provision for loan losses was $5.8 million. In 1999, the provision for loan losses was $10.6 million, $6.8 million of which was specific to the MCA loan as discussed earlier. For the year ended December 31, 1998, the provision for loan losses was $3.1 million. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical loss experience, the volume and type of lending conducted by Coastal, the existing nonperforming assets, industry standards, regulatory policies, accounting principles generally accepted in the United States of America, general economic conditions, particularly as they relate to Coastal's lending areas and other factors related to the collectibility of Coastal's loan portfolio. Overall during 2000, Coastal's lending continued to focus on increasing the size of Coastal's commercial loan portfolio. As such, Coastal continued to execute on its plan to eventually build the allowance for loan losses to a benchmark of approximately 100% of nonperforming loans. As discussed earlier, during the year ended December 31, 1999, $6.8 million of the increase from 1998 in the provision for loan losses was specific to the MCA loan. The remainder of the increase in 1999 was due to the charge-off of $990,000 on another warehouse borrower due to bankruptcy.

     Nonperforming loans are those loans on nonaccrual status as well as those loans greater than ninety (90) days delinquent and still accruing interest. Coastal had nonperforming loans as follows:

                                                           December 31,
                                                 ---------------------------------
                                                     2000       1999       1998
                                                 ---------------------------------
                                                         (In thousands)
Nonaccrual loans receivable:
 First lien residential                          $  16,062    $13,344    $11,883
 Residential construction                              390        184        192
 Commercial real estate                              1,134        104        149
 Commercial, warehouse                                  --         --     10,042
 Commercial, financial and industrial                1,152        694        496
 Consumer and other                                    496        340         75
                                                 ---------    -------    -------
                                                    19,234     14,666     22,837
                                                 ---------    -------    -------

Loans greater than 90 days delinquent
 and still accruing interest:
 First lien residential                               475      1,137        189
 Multifamily mortgage                                  --         --        190
 Commercial real estate                               736        690        293
 Commercial, financial and industrial                 634        531        808
 Consumer and other                                   153         94        224
                                                 ---------    -------    -------
                                                    1,998      2,452      1,704
                                                 ---------   --------    -------

 Total nonperforming loans                       $ 21,232    $17,118    $24,541
                                                 =========   =======    =======



Of the nonperforming loans at December 31, 2000, $16.1 million, or 76%, were first lien residential (single family) mortgage loans, of which 86% were purchased and 14% were originated by Coastal.

     Coastal's  asset  quality  ratios  are  as  follows:

                                                                 December 31,
                                                            ----------------------
                                                             2000    1999    1998
                                                            ------  ------  ------


Nonperforming loans to total loans receivable                1.12%   0.99%   1.60%

Allowance for loan losses to nonperforming loans            68.32   61.30   46.28

Allowance for loan losses to total loans receivable          0.77    0.60    0.74



     Although no assurance can be given, Coastal's management believes that the allowance for loan losses at December 31, 2000 is adequate, considering the changing composition of the loans receivable portfolio, the existing nonperforming assets, historical loss experience, delinquency trends and current economic conditions. Management will continue to review its loan loss policy as Coastal's loan portfolio grows and diversifies to determine if changes to the policy and the resulting allowance for loan losses are necessary.

NONINTEREST  INCOME
     Total noninterest income increased $1.4 million, or 13.8%, to $11.8 million in 2000, compared to $10.4 million for 1999. As mentioned previously, the increase in noninterest income was primarily due to the $2.2 million gain on the sale of Coastal's mortgage servicing rights recorded during the first quarter of 2000. Due to the declining servicing portfolio (with an average loan life of approximately seven years), management decided to take the opportunity to sell Coastal's rights to service $389.1 million of loans for third party investors (Coastal's entire portfolio of loans serviced for others) based on the current market conditions for loan servicing rights and the expected declining income benefits of that servicing portfolio on an ongoing basis. In addition to this gain, other changes in noninterest income were as follows: a $675,000 increase in service charges on deposit accounts, offset by a $577,000 decrease in loan fees, a $436,000 decrease in loan servicing income and a $406,000 decrease in other noninterest income. The increase in service charges on deposit accounts was due to Coastal's continued focus on increasing transaction type deposit accounts and the related fee income. The decreases in loan fees and loan servicing income were primarily the result of the servicing sale, in addition to a $245,000 reduction in loan fees due to the overall decreased activity in the warehouse loan portfolio. The decrease in other noninterest income was primarily due to the decreased net gain on the sale of real estate owned of $595,000 offset by a $122,000 increase in fees related to insurance and investment product sales and a $100,000 increase in the gain on the sale of loans held for sale.

Total noninterest income amounted to $10.4 million during 1999, an increase of $2.8 million, or 36.8%, over 1998 (excluding the writedown of purchased mortgage loan premium in 1998). The increase in noninterest income was primarily due to an increase of $2.5 million in service charges on deposit accounts and a $616,000 increase in other noninterest income, offset somewhat by a $405,000 decrease in loan fees.

NONINTEREST  EXPENSE
     Total noninterest expense amounted to $58.2 million during 2000, an increase of $385,000, or 0.7%, over 1999 (although it would have been a $756,000 decrease excluding the $1.1 million reduction of certain accrued liabilities during the first quarter of 1999). Overall changes included an increase in compensation, payroll taxes and other benefits of $416,000, a $545,000 decrease in insurance premiums, a $597,000 increase in other noninterest expenses, in addition to smaller changes in other expense categories. The decrease in insurance premiums was primarily due to a decrease in deposit insurance rates. The increase in other noninterest expense was due to the reduction of certain accrued liabilities in 1999 as mentioned above.

Total noninterest expense amounted to $57.8 million during 1999, an increase of $9.4 million, or 19.5%, over 1998. Compensation, payroll taxes and other benefits as well as office occupancy increased $5.7 million and $2.1 million, respectively, primarily due to the overall staffing increases related to the expansion of the loan product base and the continuing development of the commercial business lending programs, in addition to the staffing and occupancy expenses related to the operation of the 12 branches acquired in 1998. In addition, the amortization of goodwill increased $767,000 and data processing expenses increased $721,000 primarily due to the effect of the branches added in 1998. Other changes included an $878,000 increase in other operating expenses, a $436,000 decrease in real estate owned expenses and a $304,000 decrease in insurance premiums (which includes deposit insurance premiums).

PROVISION  FOR  FEDERAL  INCOME  TAXES
     Coastal incurred no regular Federal income taxes in 2000, 1999 or 1998 primarily due to the utilization of the net operating loss carryovers acquired in May 1988 from the associations obtained in connection with the Federal Savings and Loan Insurance Corporation's Southwest Plan (the "Southwest Plan Acquisition") and because payments to Coastal pursuant to the related assistance agreement in prior years were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Southwest Plan Acquisition assistance agreement, the FRF retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from the FRF and from the utilization of the net operating loss carryovers acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from the FRF and the utilization of the net operating loss carryovers) is recorded in Coastal's Consolidated Statements of Operations as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years are available as credit carryforwards to reduce future Federal regular income taxes over an indefinite period. During 2000, these alternative minimum tax credit carryforwards are beginning to be used to offset regular income taxes.

     As discussed previously, during 1998, Coastal completed the resolution of an outstanding tax benefit issue with the FDIC as Manager of the FRF. The resolution of the issue resulted in Coastal recording a $3.7 million reversal of accrued income taxes. The resolution of the tax benefit issue is also contributing an ongoing quarterly tax benefit of $226,000 which is estimated to continue through the end of 2002. In addition, pursuant to the tax benefit agreement with the FDIC, Coastal receives a tax benefit for the dividends on the Bancorp Preferred Stock issued in 1999. The ongoing quarterly tax benefit will be approximately $219,000, or 4 cents per diluted share (as of December 31, 2000), and is also expected to continue through the end of 2002.

     The provisions for Federal income taxes were $9.9 million in 2000, $5.7 million in 1999 and $7.2 million (excluding the one-time effect of the $3.7 million reversal of accrued income taxes) in 1998. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired.

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

     To effectively measure and manage interest rate risk, the Asset/Liability Committee of the Board and the Subcommittee regularly review interest rate risk by forecasting the impact of alternative interest rate scenarios on net income, net interest income and on Coastal's economic value of equity ("EVE"), which is defined as the difference between the market value of Coastal's existing assets and liabilities, including the effects of off-balance sheet instruments, and by evaluating such impact against the guidelines established by the Board for allowable changes in net interest income and EVE. Coastal utilizes the market-value analysis to address the change in the equity value of Coastal's balance sheet arising from movements in interest rates by computing the net present value of Coastal's assets, liabilities and off-balance sheet instruments. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Economic value analysis is intended to evaluate the impact of immediate and sustained changes in interest rates on the market value of the current balance sheet. From these analyses, interest rate risk is quantified and appropriate strategies are formulated and implemented on an ongoing basis.

     The following table presents an analysis of the sensitivity in Coastal's annual net interest income and EVE based on the indicated changes in interest rates at December 31, 2000 and 1999. The interest rate scenarios presented in the table include interest rates at December 31, 2000 and 1999 and, for the net interest income calculation, interest rates are adjusted by the indicated changes over a four-quarter period with net interest income being measured for the following calendar year, and for the EVE calculation, the interest rate adjustments consist of instantaneous and parallel changes in the yield curve. Each rate scenario reflects assumptions relating to the estimated effect of prepayments and repricing of applicable assets and liabilities.

                                  Estimated  Change  In
       Change            Net  Interest  Income            EVE
In  Interest  Rates         December  31,            December  31,
(in  basis  points)         2000     1999            2000     1999
     --------------         ----     ----            ----     ----
+200                        (8.48)%  (13.42)%      (15.97)%  (24.22)%
+100                        (4.20)    (6.93)        (6.59)   (10.79)
   0                           --        --            --        --
-100                         4.26      5.78          5.73      4.32
-200                         8.59     12.04          6.64      1.53


     There are limitations inherent in any methodology used to estimate the exposure to changes in interest rates. It is not possible to fully model the market risk in instruments with leverage, option or prepayment risks. Therefore, this analysis is not intended to be a forecast of the actual effect of a change in interest rates on Coastal. Management of Coastal believes that all of the assumptions used in this analysis to evaluate the vulnerability of Coastal's operations to changes in interest rates take into account historical experience and considers them reasonable; however, the interest rate sensitivity of Coastal's assets and liabilities and the estimated effects of changes in interest rates on Coastal's net interest income and EVE indicated in the above analysis could vary substantially if different assumptions were used or if actual experience differs from the historical experience.
     The EVE is significantly impacted by the estimated effect of prepayment risk on the value of mortgage-backed securities, loans receivable and mortgage servicing rights as market interest rates change. Prepayment risk arises due to the possibility that the cash flow experience of an asset may change as interest rates change. When interest rates increase, mortgage-related assets will generally not be prepaid and conversely, when interest rates decrease, prepayments increase. The magnitude of the risk that a higher yielding asset will prepay is a direct function of interest rate variability over the life of the asset. Prepayments affect Coastal's net spread and the duration match of its assets and liabilities. Coastal has prepayment risk on its mortgage-backed securities and loans receivable held at a premium due to the fact that the amortization of the capitalized premiums on those assets will accelerate when the underlying loans are prepaid. Coastal attempts to anticipate its prepayment risk by extrapolation from past prepayment behavior after adjusting for expected interest rate levels and other economic factors and utilizes these assumptions when analyzing its risk exposure. There is also a risk of an inverted yield curve. In this situation, assuming the rates under one year would be inverted, Coastal's net interest income would be negatively affected. As assets, primarily the one-year treasury securities and whole loans, reprice at the lower one-year rate, the one-month borrowings would reprice at the higher one-month LIBOR rate causing a decline in net interest income. The magnitude of this risk depends on which part of the curve inverts and the duration of the inverted curve.
     A more conventional but limited asset and liability monitoring tool involves analyzing the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." While this conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings and to predict the effect of changing interest rates. It makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. Given Coastal's current position based on this "gap" analysis, however, Coastal's net interest spread would benefit over time from a gradual increase in interest rates, in which its assets may be redeployed at higher yields. If interest rates were to fall, yields earned on interest rate sensitive investments would be reduced, while longer term fixed liability costs, such as Coastal's certificates of deposit, would not immediately change. While this analysis takes into account repricing and maturities of assets and liabilities, it fails to consider the interest rate sensitivities of those asset and liability accounts.
     The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities adjusted for the effects of interest rate swaps and caps at December 31, 2000. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust or could be adjusted rather than in the period in which they mature. Coastal's one-year cumulative gap position at December 31, 2000 was negative $187.1 million or 6.05% of total assets. This is a snapshot of the position as of such date. The position changes frequently and may not be indicative of Coastal's position at any other time. Other material assumptions are set forth in the footnotes to the table.

                                                                   As  of  December  31,  2000
                                                                              More than       More than
                                                            Three months     three months    one year to
                                                            or less          to one year     three years
                                                                         (Dollars in thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate             $    2,089   $       5,503   $     25,275
   First lien mortgage-single family adjustable
     rate                                                      186,328         319,418         61,667
   First lien mortgage-multifamily fixed rate                    6,458             842          3,232
   First lien mortgage-multifamily variable rate               208,264              --             --
   Construction and acquisition and
     development, net of loans in process                      222,497           2,744          5,156
   Commercial real estate                                      259,376           9,090         20,434
   Commercial                                                   91,528           5,142         17,367
   Consumer and other                                            8,214          10,026         21,162
 Mortgage-backed securities held-to-maturity(1)(2)             798,553          12,943             --
 Securities available-for-sale (1)(2)                           74,611          20,062             --
 U.S. Treasury securities held-to-maturity                         100           1,397             --
 Other interest-earning assets (3)                              90,764              --             --
                                                            -----------   --------------  ------------

     Total interest-sensitive assets                         1,948,782         387,167        154,293
                                                            -----------   --------------  ------------
 Noninterest-sensitive assets

     Total assets


INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                       $   61,046   $          --   $         --
   Savings accounts                                             43,891              --             --
   Money market demand accounts                                306,106              --             --
   Certificate accounts (including premium)                    264,289         774,246         67,098
 Advances from the FHLB                                      1,086,412           7,443         22,967
 Senior Notes payable                                               --              --         46,900
                                                            -----------  --------------  -------------

     Total interest-sensitive liabilities                    1,761,744         781,689        136,965
                                                            -----------  --------------  -------------
 Noninterest-sensitive liabilities

     Total liabilities
 Minority interest-preferred stock of
   Coastal Banc ssb
 Stockholders' equity
     Total liabilities and stockholders' equity


Gap during the period                                       $  187,038   $    (394,522)  $     17,328
Effect of interest rate swaps and caps(5)                       20,376              --         (5,523)
                                                            -----------  --------------  -------------
Cumulative gap after effect of interest rate swaps
 and caps                                                   $  207,414   $    (187,108)  $   (175,303)
                                                            ===========  ==============  =============

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                       110.62%          91.84%         92.91%
Interest-sensitive assets as a % of total
 assets (cumulative)                                             63.03           75.56          80.55
Ratio of gap after effect of interest rate swaps and caps
 to total assets                                                  6.71          (12.76)          0.38
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                                   6.71           (6.05)         (5.67)



                                                           More than        More than        More than
                                                           three years to   five years to    ten years to
                                                           five years       ten years        twenty years
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate             $40,565          $36,499         $88,167
   First lien mortgage-single family adjustable
     rate                                                     1,409              432              80
   First lien mortgage-multifamily fixed rate                 3,339              410             379
   First lien mortgage-multifamily variable rate                 --               --              --
   Construction and acquisition and
     development, net of loans in process                       536              703           2,022
   Commercial real estate                                    31,061           14,030          10,102
   Commercial                                                13,661              959              --
   Consumer and other                                        16,020            5,479           4,696
 Mortgage-backed securities held-to-maturity(1)(2)               --               53          11,011
 Securities available-for-sale (1)(2)                            --               --              --
 U.S. Treasury securities held-to-maturity                       --               --              --
 Other interest-earning assets (3)                               --               --              --

                                                          ----------       ----------       ---------
     Total interest-sensitive assets                        106,591           58,565         116,457
                                                          ----------       ----------       ---------
 Noninterest-sensitive assets

     Total assets


INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                     $      --   $           --   $          --
   Savings accounts                                              --               --              --
   Money market demand accounts                                  --               --              --
   Certificate accounts (including premium)                   9,029              202              29
 Advances from the FHLB                                       5,934           10,790          16,759
 Senior Notes payable                                            --               --              --

                                                          ----------       ----------       ---------
     Total interest-sensitive liabilities                    14,963           10,992          16,788
                                                          ----------       ----------       ---------
 Noninterest-sensitive liabilities

     Total liabilities
 Minority interest-preferred stock of
   Coastal Banc ssb
 Stockholders' equity
     Total liabilities and stockholders' equity


Gap during the period                                       $    91,628   $    47,573    $   99,669
Effect of interest rate swaps and caps(5)                        (3,758)      (11,095)           --
                                                            ------------  ------------   -----------
Cumulative gap after effect of interest rate swaps
 and caps                                                   $   (87,433)  $   (50,955)   $   48,714
                                                            ============  ============   ===========

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                         96.34%        98.12%       101.79%
Interest-sensitive assets as a % of total
 assets (cumulative)                                              84.00         85.89         89.66
Ratio of gap after effect of interest rate swaps and caps
 to total assets                                                   2.84          1.18          3.22
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                                   (2.83)        (1.65)         1.58



                                                              Over
                                                          twenty years    Totals

INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate             $133,867     $331,965
   First lien mortgage-single family adjustable
     rate                                                         --      569,334
   First lien mortgage-multifamily fixed rate                     --       14,660
   First lien mortgage-multifamily variable rate                  --      208,264
   Construction and acquisition and
     development, net of loans in process                         --      233,658
   Commercial real estate                                         --      344,093
   Commercial                                                     --      128,657
   Consumer and other                                             --       65,597
 Mortgage-backed securities held-to-maturity(1)(2)            63,005      885,565
 Securities available-for-sale (1)(2)                             --       94,673
 U.S. Treasury securities held-to-maturity                        --        1,497
 Other interest-earning assets (3)                                --       90,764
                                                           ---------   ----------
     Total interest-sensitive assets                         196,872    2,968,727
                                                           ---------  -----------
 Noninterest-sensitive assets                                             122,884
                                                                      -----------
     Total assets                                                      $3,091,611
                                                                       ==========

INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                            --   $   61,046
   Savings accounts                                              --       43,891
   Money market demand accounts                                  --      306,106
   Certificate accounts (including premium)                      92    1,114,985
 Advances from the FHLB                                          --    1,150,305
 Senior Notes payable                                            --       46,900
                                                         ----------   ----------
     Total interest-sensitive liabilities                        92    2,723,233
                                                         ----------
 Noninterest-sensitive liabilities                                       201,157
                                                                      ----------
     Total liabilities                                                 2,924,390
 Minority interest-preferred stock of
   Coastal Banc ssb                                                       28,750
 Stockholders' equity                                                    138,471
                                                                       ----------
     Total liabilities and stockholders' equity                       $3,091,611
                                                                       ==========

Gap during the period                                      196,780
Effect of interest rate swaps and caps(5)                       --
                                                        ----------
Cumulative gap after effect of interest rate swaps
 and caps                                               $ 245,494
                                                        ==========

Interest-sensitive assets as a % of interest-
sensitive liabilities (cumulative)                         109.01%
Interest-sensitive assets as a % of total
 assets (cumulative)                                        96.03
Ratio of gap after effect of interest rate swaps
 and caps to total assets                                    6.36
Ratio of cumulative gap after effect of interest rate
 swaps and caps to total assets                              7.94



_______________

Footnotes:

(1) Fixed-rate mortgage loans, consumer loans and fixed-rate securities are based on contractual maturities (assuming no periodic amortization).
(2) Variable and adjustable rate mortgage loans and adjustable rate mortgage-backed securities are included in the period in which they first reprice (assuming no periodic amortization).
(3) Includes FHLB stock, federal funds sold and other interest-earning investments.
(4) Includes checking accounts, savings accounts and money market accounts that are interest-bearing. Effective January 1, 1998, Coastal implemented a program whereby a portion of the balances in noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. Fixed-rate certificate accounts are based on contractual maturities.
(5) Amounts represent the notional principal amount of the interest rate swaps and certain interest rate cap agreements which are designed to protect Coastal against rising interest rates, which are currently "in the money."


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

     At December 31, 2000, Coastal was a party to interest rate swap agreements which have an aggregate notional amount of $20.4 million and expire from 2003 to 2005. At December 31, 2000, the fair value of the interest rate swap agreements was estimated to be a loss of $133,000. With respect to such agreements, Coastal makes weighted-average fixed interest payments ranging from 5.35% to 6.50%, and receives payments based on the floating one- or three-month LIBOR. Coastal records net interest income or expense relating to the swap agreements on a monthly basis in interest expense. The net effect of the interest rate swaps to Coastal for the year ended December 31, 2000, was to decrease interest expense by approximately $212,000 and for the years ended December 31, 1999 and 1998, the effect was to increase interest expense by approximately $483,000 and $377,000, respectively. See Notes 15 and 27 of the Notes to Consolidated Financial Statements.

     An interest rate cap is a guarantee given by one party, referred to as the issuer (the Broker), to another party, referred to as the purchaser (Coastal), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a predetermined period of time. No funds are actually borrowed or repaid. The principal purpose of purchasing these caps is to prevent the occurrence of a negative spread relating to certain adjustable rate mortgage-backed securities and loans receivable in Coastal's portfolio during a period in which the cost of funds borrowed to acquire such assets rises above the contractual interest rate ceiling on the asset purchased. Interest rate caps generally decrease the interest margin because Coastal receives no payment from the issuer (until the rate index rises above the rate cap) but continues to amortize the prepaid premium. At December 31, 2000, Coastal had interest rate cap agreements, which expire from 2001 to 2003, covering an aggregate notional amount of $134.1 million, and are triggered, depending on the particular contract, whenever the defined floating rate exceeds 7.5% to 9.0%. The purchase price or premium of the interest rate cap agreements paid by Coastal is capitalized and included in prepaid expenses and other assets and is amortized over the life of the agreements using the straight-line method. The unamortized portion of the purchase price was approximately $65,000 at December 31, 2000 with an estimated fair value of $38,000. For the years ended December 31, 2000, 1999 and 1998, the interest rate caps resulted in an overall decrease in interest income of approximately $25,000, $25,000 and $53,000, respectively. See Notes 15 and 27 of the notes to Consolidated Financial Statements.

LIQUIDITY  AND  CAPITAL  RESOURCES
Coastal's assets were approximately $3.1 billion at December 31, 2000 and $2.9 billion at December 31, 1999. Preferred stockholders' equity amounted to $27.5 million and common stockholders' equity was $111.0 million at December 31, 2000, after treasury stock purchased of $31.3 million. The regulatory capital of Coastal's subsidiary, Coastal Banc ssb, exceeded all three of the Bank's regulatory capital adequacy requirements at December 31, 2000. At December 31, 2000, the Bank's core capital amounted to 6.22% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 9.94% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 10.72% of risk-adjusted assets, compared to a requirement of 8.0%.

     Coastal's primary sources of funds consist of deposits bearing market rates of interest, advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased and principal and interest payments on loans receivable and mortgage-backed securities. Coastal uses its funding resources principally to meet its ongoing commitments to fund maturing deposits and deposit withdrawals, repay borrowings, purchase loans receivable and mortgage-backed securities, fund existing and continuing loan commitments, maintain its liquidity, meet operating expenses and fund acquisitions of other banks and thrifts, either on a branch office or whole bank acquisition basis, in addition to purchasing treasury stock. At December 31, 2000, Coastal had binding commitments to originate or purchase loans totaling approximately $136.8 million and had $142.5 million of undisbursed loans in process. In addition, at December 31, 2000, Coastal had commitments under lines of credit to originate loans, primarily construction and other, of approximately $97.7 million and letters of credit outstanding of $9.8 million. Scheduled maturities of certificates of deposit during the twelve months following December 31, 2000 totaled $1.0 billion. Management believes that Coastal has adequate resources to fund all its commitments.

YEAR  2000
Coastal has not experienced any significant disruptions to our financial or operating activities caused by failure of our computerized systems resulting from Year 2000 issues.

INFLATION  AND  CHANGING  PRICES
The Consolidated Financial Statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most commercial companies, substantially all of the assets and liabilities of Coastal are monetary in nature. As a result, interest rates have a more significant impact on Coastal's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

RECENT  ACCOUNTING  STANDARDS
A discussion of recently issued accounting pronouncements and their impact on the Consolidated Financial Statements is provided in Notes 2 and 27 to the Consolidated Financial Statements.

FORWARD-LOOKING  INFORMATION
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this Annual Report to stockholders which are not historical facts contain forward looking information with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties detailed in Coastal's filings with the Securities and Exchange Commission ("SEC").
     The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and are subject to the safe harbor created by the Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; risks involved in Coastal's ability to quickly and efficiently integrate the operations of acquired entities with those of Coastal; changes in general economic and business conditions; changes in market rates of interest; changes in the laws and regulations applicable to Coastal; the risks associated with the Bank's non-traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial real estate, commercial business and warehouse loans); and changes in business strategies and other factors as discussed herein.

Coastal  Bancorp,  Inc.  and  Subsidiaries
DIRECTORS  AND  OFFICERS


BOARD OF DIRECTORS OF COASTAL BANCORP, INC., COASTAL BANC SSB AND SUBSIDIARIES (AS NOTED)

MANUEL  J.  MEHOS
Chairman of the Board, President and Chief Executive Officer of Coastal Bancorp, Inc.; Chairman of the Board, President and Chief Executive Officer of Coastal Banc Holding Company, Inc.; Chairman of the Board of Coastal Banc Capital Corp., a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; Chairman of the Board, President and Chief Executive Officer of the Bank, a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; and Chief Executive Officer of CoastalBanc Financial Corp., a wholly-owned subsidiary of the Bank, Houston, Texas

R.  EDWIN  ALLDAY
Self employed consultant who provides management consulting services to non-profit organizations, Houston, Texas

D.  FORT  FLOWERS,  JR.
President of Sentinel Trust Company, a Texas Limited Banking Association, providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, Houston, Texas, and Director and Vice Chairman of the Board of New Covenant Trust Company, a National Trust Company

DENNIS  S.  FRANK
Chief Executive Officer and President of Silvergate Capital Corporation, a financial institution holding company controlling Silvergate Bank, La Jolla, California; Chairman of eClosure, Inc,. a San Diego based mortgage technology firm; and President and Chief Executive Officer of DSF Management Corp., a private investment company, Houston, Texas

PAUL  W.  HOBBY
Chairman and Chief Executive officer of Hobby Media Services, Inc., a Houston based corporation which invests in traditional and new media services, Houston, Texas, and a Director of Stewart Information Services Corp., which is the holding company for Stewart Title Company

ROBERT  E.  JOHNSON,  JR.
Partner,  law  firm  of  Johnson  &  Johnson,  Austin,  Texas

JAMES  C.  NIVER
Retired, former President of Century Land Company, a residential real estate development company, Houston, Texas

CORPORATE  OFFICERS  OF  COASTAL  BANCORP,  INC.

MANUEL  J.  MEHOS
Chairman  of  the  Board,  President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Senior Executive Vice President, Chief Financial Officer, Chief Operations Officer and Treasurer

LINDA  B.  FRAZIER
Senior  Vice  President,  Secretary  and  General  Counsel


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

DAVID  R.  GRAHAM
Executive  Vice  President  -  Commercial  Real  Estate

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

     In May 1988, Coastal became the first acquirer of failed or failing savings institutions under the Federal government's "Southwest Plan." In this transaction, Coastal acquired from the Federal Savings and Loan Insurance Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 2000, Coastal entered into seven branch acquisitions and one whole bank acquisition: two with an instrumentality of the Federal government and six with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. All of these transactions resulted in the net assumption of $1.9 billion of deposits and the net acquisition of 58 branch offices. Coastal has also opened seven de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 16 branch offices and transferring the deposits to other offices located in the same market area.

     At December 31, 2000, Coastal had total assets of approximately $3.1 billion and total deposits of approximately $1.7 billion with 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

                          Independent Auditors' Report
                          ----------------------------


The  Board  of  Directors
Coastal  Bancorp,  Inc.:


     We have audited the accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.




/s/  KPMG  LLP
--------------
January  16,  2001
Houston,  Texas

                          COASTAL BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                DECEMBER 31, 2000 AND 1999
                            (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS                                                                2000        1999
-----------------------------------------------------------------  ----------  ----------
Cash and cash equivalents                                          $   69,730  $   48,098
Federal funds sold (Note 4)                                               869          --
Loans receivable (Notes 6 and 11)                                   1,896,228   1,735,081
Mortgage-backed securities held-to-maturity (market value of
 $860,517 in 2000 and $899,934 in 1999)
 (Notes 5, 11, 12, 14 and 15)                                         885,565     917,212
Mortgage-backed securities available-for-sale, at market value
 (Notes 5, 11, 12, 14 and 15)                                          94,673      99,665
U.S. Treasury securities held-to-maturity                               1,497         299
Accrued interest receivable (Note 7)                                   18,772      16,150
Property and equipment (net of accumulated depreciation and
 amortization of $20,622 in 2000 and $16,251 in 1999)                  28,086      30,708
Stock in the Federal Home Loan Bank of Dallas ("FHLB")                 58,005      56,753
Goodwill (net of accumulated amortization of $19,630 in 2000 and
 $16,605 in 1999)                                                      24,611      27,636
Mortgage servicing rights (Note 8)                                         --       3,035
Prepaid expenses and other assets (Notes 9, 15 and 17)                 13,575      13,315
                                                                   ----------  ----------
   Total assets                                                    $3,091,611  $2,947,952
                                                                   ==========  ==========



     LIABILITIES  AND  STOCKHOLDERS'  EQUITY
     ---------------------------------------
Liabilities:
 Deposits (Note 10)                                                      $1,674,981   $1,624,289
 Advances from the FHLB (Note 11)                                         1,150,305    1,096,931
 Senior Notes payable (Note 13)                                              46,900       46,900
 Advances from borrowers for taxes and insurance                              5,050        3,852
 Other liabilities and accrued expenses                                      47,154       13,774
                                                                         -----------  -----------
   Total liabilities                                                      2,924,390    2,785,746
                                                                         -----------  -----------

Minority interest - 9.0% noncumulative preferred stock of Coastal Banc
 ssb (Note 20)                                                               28,750       28,750

Commitments and contingencies (Notes 6, 15, 18 and 23)

Stockholders' equity (Notes 5, 18, 21 and 22):
 Preferred Stock, no par value; authorized shares 5,000,000;
   9.12% Cumulative, Series A, 1,100,000 shares issued and
   outstanding                                                               27,500       27,500
 Common Stock, $.01 par value; authorized shares 30,000,000;
   7,677,622 shares issued and 5,677,622 shares outstanding at
   December 31, 2000; 7,616,227 shares issued and 6,332,548
   shares outstanding at December 31, 1999                                       77           76
 Additional paid-in capital                                                  33,312       32,683
 Retained earnings                                                          110,794       95,508
 Accumulated other comprehensive loss -
   net unrealized loss on securities available-for-sale                      (1,867)      (1,848)
 Treasury stock at cost (2,000,000 shares in 2000 and
   1,283,679 shares in 1999)                                                (31,345)     (20,463)
                                                                         -----------  -----------
   Total stockholders' equity                                               138,471      133,456
                                                                         -----------  -----------
   Total liabilities and stockholders' equity                            $3,091,611   $2,947,952
                                                                         ===========  ===========


See  accompanying  notes  to  Consolidated  Financial  Statements.


                              COASTAL BANCORP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF OPERATIONS
                           YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         2000      1999      1998
                                                                     --------  --------  ---------
Interest income:
 Loans receivable                                                    $168,329  $136,036  $120,281
 Mortgage-backed securities                                            64,246    63,663    87,596
 FHLB stock, federal funds sold and other interest-earning assets       4,922     3,244     2,937
                                                                     --------  --------  ---------
                                                                      237,497   202,943   210,814
                                                                     --------  --------  ---------

Interest expense:
 Deposits                                                              73,216    64,701    66,128
 Advances from the FHLB                                                58,328    50,569    39,553
 Other borrowed money                                                  16,671     5,614    32,723
 Senior Notes payable                                                   4,690     4,773     5,000
                                                                     --------  --------  ---------
                                                                      152,905   125,657   143,404
                                                                     --------  --------  ---------

   Net interest income                                                 84,592    77,286    67,410
Provision for loan losses (Note 6)                                      5,790    10,575     3,100
                                                                     --------  --------  ---------
   Net interest income after provision for loan losses                 78,802    66,711    64,310
                                                                     --------  --------  ---------

Noninterest income:
 Service charges on deposit accounts                                    6,965     6,290     3,747
 Loan fees                                                              1,023     1,600     2,005
 Loan servicing income, net                                               244       680       642
 Gain on sale of mortgage servicing rights                              2,172        --        --
 Writedown of purchased mortgage loan premium                              --        --      (709)
 Other                                                                  1,396     1,802     1,187
                                                                     --------  --------  ---------
                                                                       11,800    10,372     6,872
                                                                     --------  --------  ---------

Noninterest expense:
 Compensation, payroll taxes and other benefits                        29,187    28,771    23,072
 Office occupancy                                                      11,456    11,422     9,320
 Data processing                                                        3,325     3,416     2,695
 Amortization of goodwill                                               3,025     3,051     2,284
 Insurance premiums                                                       599     1,144     1,448
 Other                                                                 10,603    10,006     9,564
                                                                     --------  --------  ---------
                                                                       58,195    57,810    48,383
                                                                     --------  --------  ---------

     Income before provision for Federal income taxes and minority
       interest                                                        32,407    19,273    22,799

Provision for Federal income taxes (Note 17)                            9,895     5,659     3,543
                                                                     --------  --------  ---------
     Income before minority interest                                   22,512    13,614    19,256

Minority interest - preferred stock dividends of Coastal Banc ssb
 (Note 20)                                                              2,588     2,588     2,588
                                                                     --------  --------  ---------
     Net income                                                      $ 19,924  $ 11,026  $ 16,668
                                                                     ========  ========  =========
     Net income available to common stockholders                     $ 17,416  $  9,442  $ 16,668
                                                                     ========  ========  =========
Basic earnings per common share (Note 22)                            $   2.94  $   1.45  $   2.24
                                                                     ========  ========  =========
Diluted earnings per common share (Note 22)                          $   2.87  $   1.42  $   2.18
                                                                     ========  ========  =========



See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                 2000      1999      1998
                                                              --------  --------  -------

Net income                                                    $19,924   $11,026   $16,668

Other comprehensive income (loss), net of tax:
 Unrealized gains (losses) on securities available-for-sale
   arising during period (Note 5)                                 (19)     (474)      900
                                                              --------  --------  -------

Comprehensive income                                          $19,905   $10,552   $17,568
                                                              ========  ========  =======



See  accompanying  notes  to  Consolidated  Financial  Statements.


                                         COASTAL BANCORP, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                      YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                     (IN THOUSANDS)



                                                                                             Accumulated
                                                                   Additional                other
                                              Preferred   Common   paid-in       Retained    comprehensive    Treasury
                                              Stock       Stock    capital       earnings    loss             stock
                                              ----------  -------  ------------  ----------  ---------------  ----------

Balance - December 31, 1997                   $       --  $    76  $    33,160   $  73,868   $       (2,274)  $      --
Dividends on Common Stock (Note 21)                   --       --           --      (2,392)              --          --
Exercise of stock options (Note 18)                   --       --          536          --               --          --
Purchase of treasury stock at cost (Note 21)          --       --           --          --               --      (7,778)
Change in net unrealized loss on securities
 available-for-sale (Note 5)                          --       --           --          --              900          --
Net income for 1998                                   --       --           --      16,668               --          --
                                              ----------  -------  ------------  ----------  ---------------  ----------

Balance - December 31, 1998                           --       76       33,696      88,144           (1,374)     (7,778)
Dividends on Preferred Stock                          --       --           --      (1,584)              --          --
Dividends on Common Stock (Note 21)                   --       --           --      (2,078)              --          --
Issuance of Preferred Stock (net) (Note 21)       27,500       --       (1,558)         --               --          --
Exercise of stock options (Note 18)                   --       --          545          --               --          --
Purchase of treasury stock at cost (Note 21)          --       --           --          --               --     (12,685)
Change in net unrealized loss on
 securities available-for-sale (Note 5)               --       --           --          --             (474)         --
Net income for 1999                                   --       --           --      11,026               --          --
                                              ----------  -------  ------------  ----------  ---------------  ----------

Balance - December 31, 1999                       27,500       76       32,683      95,508           (1,848)    (20,463)
Dividends on Preferred Stock                          --       --           --      (2,508)              --          --
Dividends on Common Stock (Note 21)                   --       --           --      (2,130)              --          --
Exercise of stock options (Note 18)                   --        1          629          --               --          --
Purchase of treasury stock at cost (Note 21)          --       --           --          --               --     (10,882)
Change in net unrealized loss on
 securities available-for-sale (Note 5)               --       --           --          --              (19)         --
Net income for 2000                                   --       --           --      19,924               --          --
                                              ----------  -------  ------------  ----------  ---------------  ----------

Balance - December 31, 2000                   $   27,500  $    77  $    33,312   $ 110,794   $       (1,867)  $ (31,345)
                                              ==========  =======  ===========   =========   ===============  ==========




                                              Total
                                              ---------

Balance - December 31, 1997                   $104,830
Dividends on Common Stock (Note 21)             (2,392)
Exercise of stock options (Note 18)                536
Purchase of treasury stock at cost (Note 21)    (7,778)
Change in net unrealized loss on securities
 available-for-sale (Note 5)                       900
Net income for 1998                             16,668
                                              ---------

Balance - December 31, 1998                    112,764
Dividends on Preferred Stock                    (1,584)
Dividends on Common Stock (Note 21)             (2,078)
Issuance of Preferred Stock (net) (Note 21)     25,942
Exercise of stock options (Note 18)                545
Purchase of treasury stock at cost (Note 21)   (12,685)
Change in net unrealized loss on
 securities available-for-sale (Note 5)           (474)
Net income for 1999                             11,026
                                              ---------

Balance - December 31, 1999                    133,456
Dividends on Preferred Stock                    (2,508)
Dividends on Common Stock (Note 21)             (2,130)
Exercise of stock options (Note 18)                630
Purchase of treasury stock at cost (Note 21)   (10,882)
Change in net unrealized loss on
 securities available-for-sale (Note 5)            (19)
Net income for 2000                             19,924
                                              ---------

Balance - December 31, 2000                   $138,471
                                              =========




See  accompanying  notes  to  Consolidated  Financial  Statements.

                             COASTAL BANCORP, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                          YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                         (IN THOUSANDS)

                                                                  2000        1999        1998
                                                             ----------  ----------  ----------
Cash flows from operating activities:
 Net income                                                  $  19,924   $  11,026   $  16,668
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Depreciation and amortization of property and equipment,
   mortgage servicing rights and prepaid expenses
   and other assets                                              9,601       9,916       9,099
 Net premium amortization                                          349       1,435       3,101
 Provision for loan losses                                       5,790      10,575       3,100
 Amortization of goodwill                                        3,025       3,051       2,284
 Originations and purchases of mortgage loans held for sale    (25,461)     (8,543)    (26,536)
 Sales of mortgage loans held for sale                          25,618       8,190      26,287
 Gain on sale of mortgage servicing rights                      (2,172)         --          --
 Decrease (increase) in:
   Accrued interest receivable                                  (2,622)       (632)      1,863
   Other, net                                                   32,212      (1,661)        103
 Stock dividends from the FHLB                                  (4,603)     (2,847)     (2,247)
                                                             ----------  ----------  ----------

   Net cash provided by operating activities                    61,661      30,510      33,722
                                                             ----------  ----------  ----------

Cash flows from investing activities:
 Net change in federal funds sold                                 (869)         --          --
 Purchases of mortgage-backed securities held-to-maturity       (4,815)     (3,080)     (8,203)
 Purchase of mortgage-backed securities available-for-sale          --     (26,489)         --
 Purchase of U.S. Treasury securities held-to-maturity          (1,493)       (299)         --
 Principal repayments on mortgage-backed securities
   held-to-maturity                                             36,326     240,417     199,052
 Principal repayments on mortgage-backed securities
   available-for-sale                                            4,940      22,711      26,206
 Proceeds from maturity of U.S. Treasury securities
   held-to-maturity                                                300          --          --
 Proceeds from maturity of U.S. Treasury securities
   available-for-sale                                               --       2,000      25,000
 Proceeds from sales of mortgage-backed securities
   available-for-sale                                               --          --      48,551
 Purchases of loans receivable                                (236,970)   (387,204)   (329,058)
 Other changes in loans receivable                              66,032     173,582     218,357
 Purchases of property and equipment, net                       (2,340)     (2,674)     (4,401)
 Purchase of FHLB stock                                        (35,649)     (5,779)    (19,771)
 Proceeds from sales of FHLB stock                              39,000       1,692          --
 Proceeds from sale of mortgage servicing rights                 5,001          --          --
 Cash and cash equivalents received in business combination
   transactions                                                     --          --     120,085
                                                             ----------  ----------  ----------

   Net cash provided by (used in) investing activities        (130,537)     14,877     275,818
                                                             ----------  ----------  ----------


                                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                                 (IN THOUSANDS)

                                                                              2000          1999          1998
                                                                       ------------  ------------  ------------
Cash flows from financing activities:
 Net change in deposits                                                $    50,826   $   (80,505)  $   (25,399)
 Advances from the FHLB                                                  9,567,857     8,079,744     4,297,136
 Principal payments on advances from the FHLB                           (9,514,483)   (7,949,533)   (3,870,891)
 Proceeds from securities sold under agreements to repurchase
   and   federal funds purchased                                         2,418,869       319,340     3,958,111
 Repayments of securities sold under agreements to repurchase
   and federal funds purchased                                          (2,418,869)     (419,340)   (4,649,871)
 Proceeds from issuance of Bancorp Preferred Stock, net                         --        25,942            --
 Exercise of stock options for purchase of Common Stock                        630           545           536
 Purchase of treasury stock                                                (10,882)      (12,685)       (7,778)
 Dividends paid                                                             (4,638)       (3,662)       (2,392)
 Repurchase of Senior Notes payable                                             --        (3,100)           --
 Net increase (decrease) in advances from borrowers for taxes
   and insurance                                                             1,198           512          (635)
                                                                       ------------  ------------  ------------
   Net cash provided by (used in) financing activities                      90,508       (42,742)     (301,183)
                                                                       ------------  ------------  ------------

   Net increase in cash and cash equivalents                                21,632         2,645         8,357
 Cash and cash equivalents at beginning of year                             48,098        45,453        37,096
                                                                       ------------  ------------  ------------
 Cash and cash equivalents at end of year                              $    69,730   $    48,098   $    45,453
                                                                       ============  ============  ============

 Supplemental schedule of cash flows:
   Interest paid                                                       $   153,413   $   126,069   $   140,620
   Income taxes paid                                                         5,392         7,812         6,980
                                                                       ============  ============  ============

 Supplemental schedule of noncash investing and financing activities:
   Real estate owned acquired through foreclosure of loans
     receivable                                                        $     3,672   $     4,398   $     4,178
                                                                       ============  ============  ============



See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

(1)          ORGANIZATION  AND  BACKGROUND
Coastal Banc Savings Association (the "Association") was acquired by an investor group in 1986 as a vehicle to take advantage of the failures and consolidation in the Texas banking and thrift industries. The Association acquired deposits in transactions with the federal government and other private institutions as a base for developing an ongoing thrift and banking business. The Association's first acquisition was in 1988 under the Federal Savings and Loan Insurance Corporation's ("FSLIC") Southwest Plan, whereby the FSLIC provided financial and other forms of assistance in connection with the acquisition of insolvent FSLIC-insured institutions (the "Acquired Associations").

Coastal Bancorp, Inc. was incorporated on March 8, 1994 as a first-tier subsidiary of the Association in connection with the proposed reorganization of the Association into the holding company form of organization. The reorganization of the Association into the holding company form of organization occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb. As a result of the reorganization, Coastal Bancorp, Inc., a savings and loan holding company, ("Bancorp") became the owner of 100% of the voting stock of Coastal Banc ssb. The holders of the 9.0% Noncumulative Preferred Stock, Series A, of the former Coastal Banc Savings Association became the owners of an equal number of shares of the 9.0% Noncumulative Preferred Stock, Series A, of Coastal Banc ssb.

On November 30, 1996, Coastal Banc Holding Company, Inc. ("HoCo") was created as a Delaware unitary savings bank holding company in accordance with the terms of an agreement and plan of reorganization dated August 19, 1996 (the "Agreement"). Pursuant to the terms of the Agreement, Coastal Banc ssb became a subsidiary of HoCo and HoCo became a wholly-owned subsidiary of Bancorp.

The reorganizations were accounted for in a manner similar to that in pooling-of-interests accounting and all financial statements issued after consummation of the reorganization reflect the consolidated operations as if the reorganization had taken place prior to the periods covered by such consolidated financial statements.

Coastal Banc ssb is a broad-based financial services provider to consumers and businesses. At December 31, 2000, Coastal Banc ssb operated 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The following significant accounting policies, together with those disclosed elsewhere in the Consolidated Financial Statements or notes thereto, are followed by Coastal Bancorp, Inc. and subsidiaries in preparing and presenting the consol-idated financial statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


BASIS  OF  CONSOLIDATED  FINANCIAL  STATEMENTS
The consolidated financial statements include the accounts of Coastal Bancorp, Inc., its wholly-owned subsidiary, HoCo and its wholly-owned subsidiaries, Coastal Banc ssb and its subsidiaries, CoastalBanc Financial Corp. and Coastal Banc Insurance Agency, Inc. (collectively, the "Bank"), and Coastal Banc Capital Corp. (collectively, "Coastal"). All significant intercompany balances and transactions have been eliminated in consolidation.

On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split.

Certain amounts within the accompanying consolidated financial statements and the related notes have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or total stockholders' equity as previously reported.

USE  OF  ESTIMATES

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results may differ from those estimates.

CASH  AND  CASH  EQUIVALENTS

Cash and cash equivalents are comprised primarily of cash on hand and interest-earning and noninterest-earning deposits in other banks with original maturities of three months or less.

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

It is the general policy of Coastal to stop accruing interest income and place the recognition of interest on a cash basis when any loan is past due more than 90 days as to principal and interest. However, other factors may cause management to continue to accrue interest on such loans. When a loan is placed on nonaccrual, any interest previously accrued but not collected is reversed against current interest income.

Coastal considers a loan to be impaired when, based upon current information and events, it is probable that Coastal will be unable to collect all amounts due according to the contractual terms of the loan agreement. In determining impairment, Coastal considers, among other things, large non-homogeneous loans which may include nonaccrual loans or troubled debt restructurings, and performing loans which exhibit, among other characteristics, high loan-to-value ratios, low debt coverage ratios, or indications that the borrowers are experiencing increased levels of financial difficulty. Coastal bases the measurements of collateral-dependent impaired loans on the fair value of that collateral. The amount by which the recorded investment in the loan exceeds the measure of the fair value of the collateral securing the loan is recognized by recording a valuation allowance.

Larger groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Coastal does not separately identify individual consumer and residential loans for impairment disclosures.

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

SALES  OF  LOANS  RECEIVABLE
Loans are sold periodically to institutional and private investors. When Coastal sells whole mortgage loans, gains or losses on such sales are recognized at the time of sale and are determined by the difference between the net sales proceeds and the net book value of the loans sold.

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

Coastal records investment and mortgage-backed securities transactions as of the settlement date. There were no pending transactions as of December 31, 2000 or 1999.

Premiums and discounts on investment and mortgage-backed securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion being adjusted when the prepayments are received.

PROPERTY  AND  EQUIPMENT
Property and equipment are recorded at cost less accumulated depreciation and amortiza-tion. Coastal computes depreciation and amortization on a straight-line basis over the estimated useful lives (15-30 years for buildings and 2-10 years for furniture and equipment) of the respective assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the respective lease or the estimated useful lives of the related assets.

STOCK  IN  THE  FEDERAL  HOME  LOAN  BANK  OF  DALLAS
As a member of the FHLB System, Coastal is required to purchase and maintain stock in the FHLB in an amount equal to the greater of 1% of the aggregate unpaid balance of loans and securities secured by single family and multi-family properties, 0.3% of total assets, or 5% of total FHLB advances. FHLB stock is redeemable at par value at the discretion of the FHLB.

GOODWILL
Goodwill resulting from acquisitions is amortized on a straight-line basis over the estimated period of benefit, not to exceed fifteen years. Coastal evaluates the recorded goodwill amounts for impairment on an ongoing basis to determine whether events and circumstances have developed that warrant revision of the estimated benefit periods.

MORTGAGE  SERVICING  RIGHTS
The amount capitalized as mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Coastal periodically evaluates the carrying value of the mortgage servicing rights for impairment based on the fair value of those rights. The fair value of mortgage servicing rights is determined by discounting the present value of the estimated future net servicing revenues using a discount rate commensurate with the risks involved based on management's best estimate of remaining loan lives. This method of valuation incorporates assumptions that market participants would use in their estimate of future servicing income and expense, including assumptions about prepayments, defaults and interest rates. For purposes of measuring impairment, the loans underlying the mortgage servicing rights are stratified on the basis of interest rate and type (fixed or adjustable). The amount of impairment is the amount by which the mortgage servicing rights, net of accumulated amortization, exceed their fair value by strata. Impairment, if any, is recognized through a valuation allowance and a charge to current operations.

Effective March 31, 2000, Coastal sold its entire mortgage servicing rights portfolio and currently only services loans for itself.

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

STOCK  OPTIONS

Prior to January 1, 1996, Coastal accounted for its stock compensation programs in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, Coastal adopted the Financial Accounting Standards Board's Statement No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value on the date of grant of all stock-based awards. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in Statement 123 had been applied. Coastal has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement 123. See Note 18.

EARNINGS  PER  COMMON  SHARE
Basic earnings per common share ("EPS") is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. The computation of diluted EPS assumes the issuance of common shares for all dilutive-potential common shares outstanding during the reporting period. The dilutive effect of stock options is considered in earnings per common share calculations, if dilutive, using the treasury stock method.

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions with original maturities of three months or less.

RECENT  ACCOUNTING  PRONOUNCEMENTS
Statement of Financial Accounting Standards No. 140 ("Statement 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replaces Statement of Financial Accounting Standards No. 125 ("Statement 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," but carries over most of Statement 125's provisions without change. Statement 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral and adds disclosures for collateral, securitizations and retained interests in securitized assets. Statement 140 should be applied prospectively and is effective for transactions occurring after March 31, 2001. Disclosure requirements of Statement 140 and any changes in accounting for collateral are effective for fiscal years ending after December 15, 2000, such requirements did not have a material impact on Coastal as of December 31, 2000. Coastal is evaluating the impact, if any, Statement 140 may have on its future Consolidated Financial Statements.

Coastal adopted Statement of Financial Accounting Standards No. 133 ("Statement 133") "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001. See Note 27.

In September 1999, the Financial Accounting Standards Board issued the Exposure Draft, "Business Combinations and Intangible Assets," as a result of its project on business combinations to reconsider the APB's Opinions No. 16, "Business Combinations," and No. 17, "Intangible Assets." The Financial Accounting Standards Board plans to issue for public comment its tentative decisions on the accounting for goodwill in mid-February 2001 through a revised limited exposure draft and plans to issue a final statement in June 2001. Although decisions made to date are tentative and are subject to change, the following summarizes those tentative decisions that would have the most significant impact on
Coastal:

- All business combinations would be accounted for using the purchase method of accounting; use of the pooling method would be prohibited.
- Goodwill would not be amortized. Goodwill would be evaluated for impairment.
- Goodwill would be considered impaired if the fair value of the reporting unit's goodwill is less than its carrying amount.

Based on the tentative decisions noted above, going forward, business combinations would be accounted for using the purchase method of accounting. In addition, goodwill would no longer be amortized, including the existing goodwill recorded on Coastal's balance sheet. In 2000, the amortization of goodwill recorded by Coastal was $2.2 million (after tax), or $0.36 per diluted share (as of December 31, 2000), and is expected to be $2.0 million (after tax), or $0.33 per diluted share (as of December 31, 2000), for the year 2001, excluding the effect of any new business combinations (prior to the proposal becoming effective) or impairment of goodwill issues. Coastal will continue to monitor the status of these proposed changes in accounting for business combinations and intangible assets and their possible effects on its future Consolidated Financial Statements.

     (3)     1998  BRANCH  ACQUISITION
     On August 14, 1998, Coastal completed the acquisition of the Valley branches of Pacific Southwest Bank, also known as The San Benito Bank and Trust Company, a unit of Pacific Southwest Bank. Twelve branches located in Harlingen, San Benito, Mission, Pharr, Edinburg, Brownsville, McAllen and South Padre Island were acquired in this transaction. Summarized below are the assets and liabilities recorded at fair value at the date of acquisition (in thousands):


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
                                             ========



The acquisition described above has been accounted for as a purchase and, accordingly, all assets and liabilities acquired were adjusted to and recorded at estimated fair values as of the acquisition date.

     (4)     SECURITIES  PURCHASED  UNDER AGREEMENTS TO RESELL AND FEDERAL FUNDS
SOLD
An analysis of securities purchased under agreements to resell ("repurchase agreements") and federal funds sold for the years ended December 31, 2000, 1999 and 1998 is as follows (dollars in thousands):


                                           2000      1999      1998
                                        --------  --------  --------
Repurchase agreements:
  Balance outstanding at December 31,   $    --   $    --   $    --
  Maximum outstanding at any month-end       --        --        --
  Average balance outstanding                --        --       671
  Average interest rate                      --%       --%     5.66%

Federal funds sold:
  Balance outstanding at December 31,   $   869   $    --   $    --
  Maximum outstanding at any month-end   10,000    18,500    28,500
  Average balance outstanding             3,042     5,353     7,320
  Average interest rate                    6.38%     5.04%     5.36%



The securities underlying the repurchase agreements are delivered by entry into Coastal's account maintained at a third-party custodian designated by Coastal under a written custodial agreement that explicitly recognizes Coastal's interest in the securities.

     (5)     MORTGAGE-BACKED  SECURITIES

     Mortgage-backed securities at December 31, 2000 are as follows (in thousands):

                                   Gross        Gross
                       Amortized   Unrealized   Unrealized    Market
                       Cost        Gains        Losses        Value
                       ----------  -----------  ------------  --------
Held-to-maturity:
REMICS - Agency        $  642,588  $     1,370  $   (18,368)  $625,590
REMICS - Non-agency       168,886            9       (7,337)   161,558
FNMA certificates          50,128            5         (680)    49,453
GNMA certificates          17,681          104           --     17,785
Non-agency securities       6,282           --         (151)     6,131
                       ----------  -----------  ------------  --------
                       $  885,565  $     1,488  $   (26,536)  $860,517
                       ==========  ===========  ============  ========


Available-for-sale:
REMICS - Agency        $   77,449  $        --  $    (2,838)  $ 74,611
GNMA certificates          20,095            2          (35)    20,062
                       ----------  -----------  ------------  --------
                       $   97,544  $         2  $    (2,873)  $ 94,673
                       ==========  ===========  ============  ========

     Mortgage-backed securities at December 31, 1999 are as follows (in thousands):


                                   Gross        Gross
                       Amortized   Unrealized   Unrealized    Market
                       Cost        Gains        Losses        Value
                       ----------  -----------  ------------  --------
Held-to-maturity:
REMICS - Agency        $  657,305  $     2,560  $   (13,224)  $646,641
REMICS - Non-agency       180,163           41       (4,094)   176,110
FNMA certificates          56,068            9       (2,306)    53,771
GNMA certificates          16,129           --          (89)    16,040
Non-agency securities       7,547           --         (175)     7,372
                       ----------  -----------  ------------  --------
                       $  917,212  $     2,610  $   (19,888)  $899,934
                       ==========  ===========  ============  ========



Available-for-sale:
REMICS - Agency        $   77,343  $        --  $    (2,400)  $ 74,943
REMICS - Non-agency           372           --           (4)       368
GNMA certificates          24,792           --         (438)    24,354
                       ----------  -----------  ------------  --------
                       $  102,507  $        --  $    (2,842)  $ 99,665
                       ==========  ===========  ============  ========




Proceeds from sales of mortgage-backed securities available-for-sale during 1998 were $48.6 million. Gross gains of $26,000 and gross losses of $25,000 were realized on those sales in 1998. There were no sales of mortgage-backed securities available-for-sale during 2000 or 1999.

A portion of Coastal's mortgage-backed securities portfolio is pledged as collateral to secure advances from the FHLB. See Note 11.

     (6)     LOANS  RECEIVABLE
     Loans receivable at December 31, 2000 and 1999 are as follows (in thousands):


                                                         2000         1999
                                                   -----------  -----------
Real estate mortgage loans:
 First lien mortgage, primarily residential        $  908,841   $  836,005
 Commercial                                           347,921      314,292
 Multifamily                                          224,361      163,059
 Residential construction                             157,950      136,675
 Acquisition and development                          133,005      103,357
 Commercial construction                               90,256       65,934
Commercial loans, secured by residential mortgage
 loans held for sale                                    8,518       60,372
Commercial, financial and industrial                  120,420      100,195
Loans secured by deposits                              13,681       13,094
Consumer and other loans                               56,522       63,383
                                                   -----------  -----------
                                                    2,061,475    1,856,366

Loans in process                                     (142,451)    (108,561)
Allowance for loan losses                             (14,507)     (10,493)
Unearned interest and loan fees                        (3,864)      (2,947)
(Discount) premium on purchased loans, net             (4,425)         716
                                                   -----------  -----------

                                                   $1,896,228   $1,735,081
                                                   ===========  ===========

Weighted average yield                                   9.38%        8.67%
                                                   ===========  ===========



In the normal course of business, Coastal enters into various transactions which, in accordance with accounting principles generally accepted in the United States of America, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments." Coastal enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit which involve elements of credit risk in excess of the amounts recognized in the balance sheets. Coastal minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

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

At December 31, 2000, Coastal had outstanding commitments to originate or purchase approximately $136.8 million of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $97.7 million. In addition, at December 31, 2000, Coastal had letters of credit of approximately $9.8 million outstanding.

A portion of Coastal's first lien and multifamily mortgage loan portfolio is pledged as collateral to secure advances from the FHLB. See Note 11.

Included in loans receivable at December 31, 2000 and 1999 are loans totaling approximately $19.2 million and $14.7 million, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 2000, 1999 and 1998, Coastal recognized interest income on these nonaccrual loans (outstanding as of the period end) of approximately $706,000, $571,000 and $480,000, respectively, whereas approximately $1.2 million, $778,000 and $835,000, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

At December 31, 2000 and 1999, the carrying value of impaired loans was approximately $4.4 million and $2.0 million, respectively, and the related allowance for loan losses on those impaired loans totaled $1.6 million and $778,000, respectively. Of the impaired loans outstanding, one loan with a balance of $650,000 at December 31, 2000 and one loan with a balance of $184,000 at December 31, 1999 did not have specific portions of the allowance for loan losses allocated to them at each respective date. The average recorded investment in impaired loans during the years ended December 31, 2000, 1999 and 1998 was approximately $3.5 million, $10.6 million and $1.7 million, respectively. For the years ended December 31, 2000, 1999 and 1998, Coastal did not recognize interest income on loans considered impaired.

An analysis of activity in the allowance for loan losses is as follows (in thousands):


                                    Years ended December 31,
                                   2000       1999      1998
                                --------  ---------  --------
Balance, beginning of year      $10,493   $ 11,358   $ 7,412
Provision for loan losses         5,790     10,575     3,100
Charge-offs                      (2,174)   (11,830)   (1,693)
Recoveries                          398        390       282
Allowance of acquired entities       --         --     2,257
                                --------  ---------  --------

Balance, end of year            $14,507   $ 10,493   $11,358
                                ========  =========  ========


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

Effective December 31, 1998, Coastal placed this loan on nonaccrual and had allocated $1.5 million of the general allowance to this loan. During 1999, based on updated information received, management made the decision to provide for and charge-off the remaining balance of the loan. Throughout 1999, Coastal worked with the Lead Lender and the bankruptcy trustee to determine the value of and sell the underlying collateral. As of December 31, 1999, Coastal had received only $1.1 million in proceeds from the MCA loan. In addition, on January 12, 2000, Coastal filed a lawsuit against the Lead Lender in the participation seeking to recover losses incurred as a result of actions or omissions of the Lead Lender related to the loan to MCA. Due to the uncertainty of the value of the remaining collateral, its marketability and the timing of recovery, if any, from the lawsuit, Coastal charged-off the remaining $8.9 million balance of this loan in 1999. Coastal is continuing to work with the Lead Lender and the bankruptcy trustee to recover any funds, if possible, from the collateral or MCA. During the year ended December 31, 2000, Coastal received $180,000 in proceeds from the MCA loan which was recorded as a recovery in the allowance for loan losses during the period. In addition, the lawsuit filed on January 12, 2000 is currently scheduled for trial in late June of 2001, or as soon thereafter as the court's docket will permit.

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

     (7)     ACCRUED  INTEREST  RECEIVABLE
Accrued interest receivable at December 31, 2000 and 1999 is as follows (in thousands):


                                             2000     1999
                                          -------  -------
Loans receivable                          $14,054  $11,831
Mortgage-backed securities                  4,679    4,305
FHLB stock, federal funds sold and other
  interest-earning assets                      39       14
                                          -------  -------

                                          $18,772  $16,150
                                          =======  =======


     (8)     MORTGAGE  SERVICING  RIGHTS
Effective March 31, 2000, Coastal sold its mortgage servicing rights portfolio and recorded a nonrecurring gain of $2.2 million. Pursuant to a purchase and sale agreement, Coastal sold its rights to service approximately $389.1 million of mortgage loans for third party investors. Coastal will continue to service the loans in its own loans receivable portfolio.

Prior to the sale, Coastal serviced loans receivable for others which were not included in the consolidated statements of financial condition. The total amounts of such loans were approximately $407.9 million and $519.2 million at December 31, 1999 and 1998, respectively.

An  analysis  of  activity  of  mortgage  servicing  rights  for the years ended
December  31,  2000,  1999  and  1998  is  as  follows  (in  thousands):


                               Years ended December 31,


                               2000      1999      1998
                            --------  --------  --------
Balance, beginning of year  $ 3,035   $ 4,049   $ 5,653
Amortization                   (167)   (1,014)   (1,604)
Sales                        (2,868)       --        --
                            --------  --------  --------
Balance, end of year        $    --   $ 3,035   $ 4,049
                            ========  ========  ========



     (9)     REAL  ESTATE  OWNED
Included in prepaid expenses and other assets is real estate owned at December 31, 2000 and 1999 of approximately $4.0 million and $4.3 million, respectively.

     (10)     DEPOSITS
Deposits and the related weighted average interest rates at December 31, 2000 and 1999 are summarized as follows (dollars in thousands):

                                            2000                    1999
                                        --------------           -----------
                                Stated Rate      Amount      Stated Rate      Amount
                               --------------  -----------  --------------  -----------
Noninterest-bearing checking            0.00%  $   80,849            0.00%  $   97,146
Interest-bearing checking      0.75  -  2.00       61,046   0.75  -  1.75       65,229
Savings accounts               1.49  -  3.00       43,891   1.49  -  2.75       46,011
Money market demand accounts   0.00  -  6.31      374,210   0.00  -  4.65      331,082
                                               -----------                  -----------

                                                  559,996                      539,468
                                               -----------                  -----------

Certificate accounts           2.00  -  2.99          111   2.00  -  2.99          461
                               3.00  -  3.99          475   3.00  -  3.99       23,288
                               4.00  -  4.99       39,930   4.00  -  4.99      446,746
                               5.00  -  5.99      261,398   5.00  -  5.99      543,980
                               6.00  -  6.99      807,684   6.00  -  6.99       62,363
                               7.00  -  7.99        5,166   7.00  -  7.99        7,580
                               8.00  -  8.99           67   8.00  -  8.99          103
                               9.00  -  9.99           99   9.00  -  9.99           99
                               over 10.00              --   over 10.00              12
                                               -----------                  -----------
                                                1,114,930                    1,084,632
                                               -----------                  -----------

Premium on purchased deposits                          55                          189
                                               -----------                  -----------

                                               $1,674,981                   $1,624,289
                                               ===========                  ===========

Weighted average rate                                4.83%                        3.96%
                                               ===========                  ===========



     Effective January 1, 1998, Coastal implemented a program whereby a portion of the balances in noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. The amount of such reclassification was approximately $136.6 million and $117.7 million at December 31, 2000 and 1999, respectively.

     The scheduled maturities of certificate accounts outstanding at December 31, 2000 were as follows (in thousands):


Year Ended December 31,
-----------------------
 2001                    $1,038,522
 2002                        53,378
 2003                        13,678
 2004                         4,284
 2005                         4,745
Subsequent years                323
                         ----------
                         $1,114,930
                         ==========



     The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $239.2 million and $201.3 million at December 31, 2000 and 1999, respectively.

     (11) ADVANCES FROM THE FEDERAL HOME LOAN BANK OF DALLAS Advances from the FHLB for the years ended December 31, 2000, 1999 and 1998 are summarized as follows (dollars in thousands):



                                             2000         1999       1998
                                       -----------  -----------  ---------
Balance outstanding at end of year     $1,150,305   $1,096,931   $966,720
Average balance outstanding               926,659      951,953    713,197
Maximum outstanding at any month-end    1,275,541    1,115,713    969,036
Average interest rate during the year        6.29%        5.31%      5.55%
Average interest rate at end of year         6.48%        5.72%      5.24%



The scheduled maturities and related weighted average interest rates on advances from the FHLB at December 31, 2000 are summarized as follows (dollars in thousands):


Due during the year  Weighted Average
ended December 31,     Interest Rate      Amount
-------------------  -----------------  ----------
2001                             6.45%  $  831,255
2002                             6.59      279,586
2003                             6.94        5,981
2004                             5.80        5,470
2005                             6.20          464
2006                             6.81        3,400
2007                             6.63        1,305
2008                             5.63        1,969
2009                             8.04        4,116
2010                             6.73          987
2011                             6.56        1,396
2012                             5.76          292
2013                             5.76        7,761
2014                             5.44        2,999
2015                             6.68        1,760
2018                             5.05        1,564
                     -----------------  ----------

                                 6.48%  $1,150,305
                     =================  ==========




At December 31, 2000, Coastal had a $50.0 million unused line of credit with the FHLB. The FHLB advances are secured by certain first lien and multifamily mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $1.2 billion at December 31, 2000.

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

Coastal did not have any securities sold under agreements to repurchase at December 31, 2000 or 1999.

Securities sold under agreements to repurchase averaged approximately $249.7 million, $103.2 million and $579.6 million during 2000, 1999 and 1998, respectively, and the maximum outstanding amounts at any month-end during 2000, 1999 and 1998 were approximately $605.2 million, $271.1 million and $874.8 million, respectively.

Federal funds purchased averaged approximately $18,000, $19,000 and $149,000 during the years ended December 31, 2000, 1999 and 1998, respectively. There were no federal funds purchased outstanding at any month-end during 2000, 1999 or 1998.

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

     INTEREST  RATE  AGREEMENTS
Coastal is a party to interest rate swap and interest rate cap agreements in order to reduce its exposure to floating interest rates on a portion of its variable rate assets and borrowings. At December 31, 2000, Coastal had interest rate swap and cap agreements on notional amounts totaling $20.4 million and $134.1 million, respectively.

Coastal has entered into interest rate swap agreements with various investment companies. The agreements provide for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement.

The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 6.50% in 2000, 5.32% in 1999 and 5.77% in 1998. The weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 5.94% in 2000, 6.20% in 1999 and 6.60% in 1998. Payments on the interest rate swap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. Coastal records net interest expense or income related to these agreements on a monthly basis in interest expense in the accompanying consolidated statements of operations. The net interest income increase or (decrease) related to these agreements was approximately $212,000, $(483,000) and $(377,000), for the years ended December 31, 2000, 1999 and 1998, respectively. Coastal had pledged approximately $896,000 and $963,000 of mortgage-backed securities to secure interest rate swap agreements at December 31, 2000 and 1999, respectively.

The terms of the interest rate swap agreements outstanding at December 31, 2000 and 1999 are summarized as follows (dollars in thousands):


                                                       Floating Rate    Fair Value at
                       Notional      LIBOR     Fixed         at          End of Year
Maturity                Amount       Index      Rate   End of Period    (gain/(loss))
---------------------  ---------  -----------  ------  --------------  ---------------
At December 31, 2000:
2003. . . . . . . . .  $   5,523  One-month    5.345%          6.821%  $           32
2004. . . . . . . . .      3,758  One-month    5.635           6.710               11
2005. . . . . . . . .     11,095  Three-month  6.500           6.736             (176)
                       ---------                                       ---------------
                       $  20,376                                       $         (133)
                       =========                                       ===============

At December 31, 1999:
2000. . . . . . . . .  $   4,800  Three-month  6.170%          6.140%  $          (70)
2000. . . . . . . . .      2,240  Three-month  6.000           6.184               10
2003. . . . . . . . .     19,290  One-month    5.345           6.476              248
2004. . . . . . . . .      3,842  One-month    5.635           6.463              160
2005. . . . . . . . .     13,440  Three-month  6.500           6.110              215
                       ---------                                       ---------------
                       $  43,612                                       $          563
                       =========                                       ===============




Coastal has interest rate cap agreements with third parties. The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 7.50% to 9.00%. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The purchase prices of the interest rate cap agreements are capitalized and included in "prepaid expenses and other assets" in the accompanying consolidated statements of financial condition and are amortized over the life of the agreements using the straight-line method. The unamortized portion of the interest rate cap agreements was approximately $65,000 and $90,000 at December 31, 2000 and 1999, respectively, with the estimated fair value of the agreements being $38,000 and $750,000 at December 31, 2000 and 1999, respectively. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities, loans receivable and their related funding sources. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in interest income on mortgage-backed securities or loans receivable, as appropriate, in the accompanying consolidated statements of operations. The net decrease in interest income related to the interest rate cap agreements was approximately $25,000, $25,000 and $53,000 for the years ended December 31, 2000, 1999 and
1998,  respectively.

     Interest rate cap agreements outstanding at December 31, 2000 expire as follows (dollars in thousands):



Year of      Strike rate    Notional
expiration      range        amount
----------  --------------  ---------
2001        7.50  -  9.00%  $   9,815
2002        8.75  -  9.00      16,600
2003        8.00  -  9.00     107,700
                            ---------
                            $ 134,115
                            =========



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

The fluctuation in the market value, however, has no effect on the level of earnings of Coastal because the majority of Coastal's securities are categorized as "held-to-maturity" and are carried at amortized cost as Coastal has the positive intent and ability to hold these to maturity.

Coastal is exposed to credit loss in the event of nonperformance by the counterparty to the swap or cap and controls this risk through credit monitoring procedures. The notional principal amount does not represent Coastal's exposure to credit loss.

          FINANCIAL  FUTURES
Coastal has used financial futures contracts in its asset/liability management function to alter the interest rate sensitivity of Coastal's net interest income. In 1992, Coastal discontinued this hedging strategy. The net unamortized contract losses on closed positions were approximately $499,000 and $563,000 at December 31, 2000 and 1999, respectively. The amortization of the contract losses on closed positions for the years ended December 31, 2000, 1999 and 1998 was approximately $64,000, $204,000 and $440,000, respectively.

     (16)     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates presented herein are based on relevant information available to management as of December 31, 2000 and 1999. Because the reporting requirements exclude certain financial instruments and all nonfinancial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of Coastal. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):

                                                 At                                 At
                                          December 31, 2000                  December 31, 1999
                                          ------------------                -------------------
                                     Carrying              Fair           Carrying      Fair
                                      Value                Value           Value       Value
                                ------------------  -------------------  ----------  ----------
Financial assets:
 Cash and cash equivalents      $           69,730  $           69,730   $   48,098  $   48,098
 Federal funds sold                            869                 869           --          --
 Loans receivable                        1,896,228           1,922,849    1,735,081   1,740,500
 Mortgage-backed securities
   held-to-maturity                        885,565             860,517      917,212     899,934
 U.S. Treasury securities
   held-to-maturity                          1,497               1,505          299         298
 Mortgage-backed securities
   available-for-sale                       94,673              94,673       99,665      99,665
 Stock in the FHLB                          58,005              58,005       56,753      56,753
 Interest rate cap agreements                   65                  38           90         750
 Accrued interest receivable                18,772              18,772       16,150      16,150
Financial liabilities:
 Deposits                                1,674,981           1,675,329    1,624,289   1,622,219
 Advances from the FHLB                  1,150,305           1,150,465    1,096,931   1,095,295
 Senior Notes payable                       46,900              45,630       46,900      46,666
 Accrued interest payable                    8,765               8,765        9,272       9,272
Off-balance sheet instruments:
 Interest rate swap agreements                  --                (133)          --         563
 Commitments to extend credit                   --             244,298           --     260,454



          CASH  AND  CASH  EQUIVALENTS
Carrying value approximates fair value because of the short maturity of these instruments and absence of any anticipated credit concerns.

          FEDERAL  FUNDS  SOLD
Carrying value approximates fair value because of the short maturity of these instruments and absence of any anticipated credit concerns.

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

          STOCK  IN  THE  FHLB
The carrying amount of the stock in the FHLB approximates fair value because it is redeemable at its par value.

          INTEREST  RATE  CAP  AND  SWAP  AGREEMENTS
The fair values of interest rate cap and swap agreements are based on the discounted value of the differences between contractual interest rates and current market rates for similar agreements.

          ACCRUED  INTEREST  RECEIVABLE
Carrying  value  approximates  fair  value.

          DEPOSITS
The fair value of deposits with short-term or no stated maturity, such as noninterest-bearing checking, interest-bearing checking, savings accounts and money market demand accounts is equal to the amounts payable as of December 31, 2000 and 1999. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

          ADVANCES  FROM  THE  FHLB

The fair value of advances from the FHLB is estimated based on quoted market prices for similar agreements or current rates offered to Coastal for borrowings with similar remaining maturities.

SENIOR  NOTES  PAYABLE

The fair value of Senior Notes payable is based on quoted market prices for similar securities.

          ACCRUED  INTEREST  PAYABLE
Carrying  value  approximates  fair  value.

          COMMITMENTS  TO  EXTEND  CREDIT
The fair value of commitments to extend credit is estimated using current interest rates and committed interest rates.

     (17)     FEDERAL  INCOME  TAXES
The acquisition of the Acquired Associations under the FSLIC's Southwest Plan on May 13, 1988 qualified for tax-free reorganization status under Section
368(a)(3)(D) of the Internal Revenue Code of 1986 as amended ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with this acquisition, the FSLIC Resolution Fund ("FRF") retained all of the future federal income tax benefits derived from the federal income tax treatment of certain items, in addition to net operating loss carryforwards related to the acquisition for which Coastal agreed to pay the FRF when actually realized. The provisions for federal income taxes recorded for the years ended December 31, 2000, 1999 and 1998, represent the gross tax liability computed under these tax sharing provisions before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 2000, 1999 and 1998 are available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period and were partially utilized in 2000. To the extent these credits were generated due to the utilization of other tax benefits retained by the FRF, they will also be treated as tax benefit items. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future federal income tax benefits from the net operating loss carryforwards acquired from the Acquired Associations.

In March 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the Federal Deposit Insurance Corporation ("FDIC") as Manager of the FRF. The resolution of the issue resulted in Coastal recording a $3.7 million reversal of accrued income taxes during the year ended December 31, 1998; resulting in a one-time positive effect on net income.

The components of the provision for federal income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998 are as follows (in thousands):



            2000     1999     1998
          --------  -------  ------
Current   $13,141   $6,023   $3,046
Deferred   (3,246)    (364)     497
          --------  -------  ------

          $ 9,895   $5,659   $3,543
          ========  =======  ======



A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 2000, 1999 and 1998 is as follows (in thousands):




                                                      2000      1999      1998
                                                    --------  --------  --------
Computed expected tax provision                     $11,343   $ 6,746   $ 7,980
Reversal of accrued income taxes due to resolution
 of tax benefit issue with FDIC                          --        --    (3,679)
FDIC tax benefit of preferred stock dividends        (1,784)   (1,460)     (906)
Net purchase accounting adjustments                     282       282       282
Other, net                                               54        91      (134)
                                                    --------  --------  --------
                                                    $ 9,895   $ 5,659   $ 3,543
                                                    ========  ========  ========

Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows (in thousands):



                                                                   2000    1999
                                                                  ------  ------
Deferred tax assets:
  Loans receivable, principally due to allowance for loan losses  $4,032  $2,164
  Unrealized loss on securities available-for-sale                 1,005     995
  Goodwill                                                           726     612
  Property and equipment                                           1,212     620
  Real estate owned, principally due to unrealized writedowns        255     244
  Other                                                              258     221
                                                                  ------  ------
                                                                   7,488   4,856
                                                                  ------  ------

Deferred tax liabilities:
  FHLB stock                                                       1,832   2,417
  Mortgage-backed securities, principally
   due to deferred hedging losses                                    175     197
  Other                                                               --      17
                                                                  ------  ------

                                                                   2,007   2,631
                                                                  ------  ------

Net deferred tax asset                                            $5,481  $2,225
                                                                  ======  ======



No valuation allowance on deferred tax assets has been established as management believes that it is more likely than not that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

In years prior to 1996, Coastal was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to enacted legislation, Coastal is no longer able to utilize a reserve method for determining the bad debt deduction but is allowed to deduct actual charge-offs. Further, Coastal's post-1987 tax bad debt reserve will be recaptured into income. The reserve is being recaptured over a six-year period. At December 31, 2000, Coastal had approximately $1.9 million post-1987 tax bad debt reserves, for which deferred taxes have been provided.

Coastal is not required to provide deferred taxes on its pre-1988 (base year) tax bad debt reserve of $928,000. This reserve may be included in taxable income in future years if the Bank pays dividends in excess of its accumulated earnings and profits (as defined in the IRC) or in the event of a distribution in partial or complete liquidation of the Bank.

     (18)     STOCK  COMPENSATION  PROGRAMS
In December 1991, the Board of Directors adopted the 1991 Stock Compensation Program (the "1991 Program") for the benefit of officers and other selected key employees of Coastal. The 1991 Program was approved by stockholders in December 1991. Four kinds of rights, evidenced by four plans, are contained in the 1991 Program and are available for grant: incentive stock options, compensatory stock options, stock appreciation rights and performance share awards. The maximum aggregate number of shares of Common Stock available pursuant to the 1991 Program was equal to 10% of Coastal's issued and outstanding shares of Common Stock at the date of adoption of the 1991 Program. Coastal reserved the shares for future issuance under the 1991 Program. The stock options were granted at a price not less than the fair market value on the date of the grant, are exercisable ratably over a four-year period and may be outstanding for a period up to ten years from the date of grant. Generally, no stock option may be exercised until the employee has remained in the continuous employment of Coastal for six months after the option was granted.

On March 23, 1995 and March 25, 1999, the Board of Directors adopted the 1995 and 1999 Stock Compensation Programs, respectively, (the "New Programs"). The New Programs are substantially similar to the 1991 Program and were approved by stockholders in April 1995 and April 1999, respectively. The Board of Directors reserved 382,891 and 340,000, respectively, shares of Common Stock for issuance under the New Programs.

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

                                      Years ended December 31,
                                ----------------------------------
                                    2000        1999        1998
                                ---------     --------    --------
Net income available to common
 stockholders (in thousands):
  As reported                   $  17,416      $9,442      $16,668
  Pro forma                     $  16,790      $8,823      $16,193
Diluted earnings per share:
  As reported                   $    2.87      $ 1.42      $  2.18
  Pro forma                     $    2.77      $ 1.32      $  2.11



Pro forma net income available to common stockholders and diluted earnings per share reflect only options granted during the years 1995 through 2000. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income available to common stockholders or diluted earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 1, 1995 is not considered.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998:



                                 2000          1999          1998
                             ------------  ------------  ------------
Assumptions:
  Expected annual dividends  $0.36/share   $0.32/share   $0.32/share
  Expected volatility              37.21%        36.16%        25.49%
  Risk-free interest rate           6.40%         5.63%         5.47%
  Expected life in years              10            10            10


A summary of the status of the stock options as of December 31, 2000, 1999 and 1998 and changes during the years then ended is as follows:



                                   2000                  1999                    1998
                                ---------             ----------               ---------
                                      Weighted-              Weighted-
                            Number     Average     Number     Average     Number       Weighted-
                              of       Exercise      of       Exercise      of          Average
                            Shares      Price      Shares      Price      Shares    Exercise Price
                           ---------  ----------  ---------  ----------  ---------  ---------------
Outstanding at beginning
 of year                    722,412   $   13.726   597,919   $   12.910   619,345   $        11.706
Granted                     132,000       14.750   184,800       16.000    47,500            25.125
Exercised                   (61,395)      10.253   (47,971)      11.362   (54,885)            9.792
Forfeited/cancelled         (26,038)      17.653   (12,336)      17.373   (14,041)           13.313
                           ---------              ---------              ---------
Outstanding at end
 of year                    766,979   $   14.047   722,412   $   13.726   597,919   $        12.910
                           =========              =========              =========

Options exercisable at
 end of year                578,340                522,056                430,569
                           =========              =========              =========

Weighted-average fair
 value of options
 granted during the year
 (per share)               $  6.356               $  8.116               $ 11.388
                           =========              =========              =========

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                   Options outstanding                  Options exercisable
                                                   -------------------                  -------------------
                                           Weighted-Average
                           Number          Remaining            Weighted-Average   Number       Weighted-Average
Range of Exercise Prices   Outstanding     Contractual Life     Exercise Price     Exercisable  Exercise Price
-------------------------  ------------  -------------------  -----------------  -----------  -----------------

7.083 to $8.583                 71,102       2.1 years           $  7.936           71,102      $    7.936
10.333 to $11.417              209,264       4.7 years           $ 11.014          209,264      $   11.014
12.500 to $16.000              426,613       8.0 years           $ 15.258          250,060      $   15.213
19.500 to $25.125               60,000       7.2 years           $ 23.260           47,914      $   22.978
                           ------------------------------------------------------------------------------------
                                766,979      6.5 years           $ 14.047          578,340      $   13.442
                           ====================================================================================



     (19)     EMPLOYEE  BENEFITS
Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $518,000, $509,000 and $309,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal matched 25% of the employee contributions up to 15% of their qualifying compensation. Beginning July 1, 1998, Coastal has matched 50% of the employee contributions up to 6% of their qualifying compensation and 25% of the employee contributions from 7% to 15% of their qualifying compensation.

     (20)     COASTAL  BANC  SSB  PREFERRED  STOCK
On October 21, 1993, the Bank issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, no par Series A, at a price of $25 per share to the public. Dividends on this preferred stock are payable quarterly at the annual rate of $2.25 per share, when, as and if declared by the Board of Directors of the Bank. At any time on or after December 15, 1998, this preferred stock may be redeemed in whole or in part only at the Bank's option at $25 per share plus unpaid dividends (whether or not earned or declared) for the then current dividend period to the date fixed for redemption. Pursuant to Coastal's tax benefit agreement with the FDIC, Coastal receives a tax benefit for dividends on this preferred stock. The ongoing quarterly benefit will be approximately $226,000, or 4 cents per diluted share (as of December 31, 2000), and is expected to continue through the end of 2002.

     (21)     STOCKHOLDERS'  EQUITY
COASTAL  BANCORP,  INC.  PREFERRED  STOCK

On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock are payable quarterly at the annual rate of $2.28 per share. The preferred stock is callable on May 15, 2003 at Bancorp's option. The $26.0 million net proceeds has been used for repurchases in the open market of Bancorp's outstanding common stock and of Bancorp's outstanding 10% Senior Notes. Pursuant to Coastal's tax benefit agreement with the FDIC, Coastal receives a tax benefit for dividends on this preferred stock. The ongoing quarterly benefit will be approximately
$219,000, or 4 cents per diluted share (as of December 31, 2000), and is expected to continue through the end of 2002.

COMMON  STOCK  DIVIDENDS

On January 28 and April 28, 2000, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record of February 15 and May 15, 2000, respectively. On July 28 and October 27, 2000, Coastal declared a dividend of $0.10 per share on Common Stock outstanding for the stockholders of record as of August 15 and November 15, 2000, respectively.

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

TREASURY  STOCK

On August 27, 1998, December 21, 1998, February 25, 1999, April 27, 2000 and July 27, 2000, the Board of Directors authorized five separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open-market repurchase program and privately negotiated repurchases, if any. As of December 31, 2000 and 1999, 2,000,000 and 1,283,679 shares had been repurchased at a cost of $31.3 million and $20.5 million, respectively.

     (22)     EARNINGS  PER  COMMON  SHARE
The following summarizes information related to the computation of basic and diluted EPS for the years ended December 31, 2000, 1999 and 1998 (dollars in thousands, except per share data):




                                                                        2000         1999         1998
                                                                    -----------  -----------  ----------
Net income                                                          $   19,924   $   11,026   $   16,668
Preferred Stock dividends                                              (2,508)      (1,584)           --
                                                                   -----------  -----------   ----------
Net income available to common
 stockholders                                                       $   17,416   $    9,442   $   16,668
                                                                   ===========  ===========   ==========

Weighted average number of common shares
 outstanding used in basic EPS calculation                           5,917,845    6,494,330    7,432,598
Add assumed exercise of outstanding stock
 options as adjustments for dilutive securities                        140,316      166,978      224,092
                                                                   -----------  -----------   ----------

Weighted average number of common shares
 outstanding used in diluted EPS calculation                        6,058,161    6,661,308    7,656,690
                                                                   ===========  ==========   ==========
Basic EPS                                                          $     2.94   $     1.45   $     2.24
                                                                   ===========  ==========   ==========
Diluted EPS                                                        $     2.87   $     1.42   $     2.18
                                                                   ===========  ===========  ==========



The weighted average number of common shares outstanding has been reduced by the treasury stock held by Coastal. As of December 31, 2000 and 1999, Coastal had 2,000,000 and 1,283,679 common shares in treasury, respectively.

     (23)     COMMITMENTS  AND  CONTINGENCIES
Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions should not be material to the consolidated financial statements.

At December 31, 2000, the minimum rental commitments under all noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):




Year ending
December 31,         Amount
-------------------  -------
2001                 $ 2,809
2002                   2,675
2003                   2,236
2004                   1,870
2005 and thereafter   13,052



Rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to approximately $3.0 million, $2.9 million and $2.6 million, respectively.

     (24)     REGULATORY  MATTERS
The Bank is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 2000, that the Bank met capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's regulatory capital amounts and ratios, as of December 31, 2000 and 1999, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such dates are as follows (dollars in thousands):




                                                        Minimum For Capital        Well-Capitalized
                                   Actual                 Adequacy Purposes           Requirements
                           -----------------------     --------------------       --------------------
                            Amount          Ratio          Amount   Ratio          Amount    Ratio
                           --------  -------------     -------------------        -----------------
As of December 31, 2000:
 Tier 1 (core)             $186,290         6.22%       $  119,862   4.00%        $149,827   5.00%
 Tier 1 risk-based          186,290         9.94            74,957   4.00          112,435   6.00
 Total risk-based           200,797        10.72           149,913   8.00          187,391  10.00

As of December 31, 1999:
 Tier 1 (core)             $168,162         5.76%       $  116,762   4.00%        $145,952   5.00%
 Tier 1 risk-based          168,162         9.68            69,482   4.00          104,222   6.00
 Total risk-based           178,655        10.29           138,963   8.00          173,704  10.00




     (25)     PARENT  COMPANY  FINANCIAL  INFORMATION
Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):

                              Coastal Bancorp, Inc.
                   Condensed Statements of Financial Condition
                   -------------------------------------------

                                                    December 31,
                                               ------------------------
                                                   2000         1999
                                               -------------  --------
Assets:
  Cash and cash equivalents                    $          29  $    453
  Investment in subsidiary                           179,750   165,067
  Receivable from the Bank                             2,394    11,193
  Mortgage-backed securities held-to-maturity            791       986
  Other assets                                         2,928     3,175
                                               -------------  --------
                                               $     185,892  $180,874
                                               =============  ========

Liabilities and stockholders' equity:
  Senior Notes payable                         $      46,900  $ 46,900
  Other liabilities                                      521       518
                                               -------------  --------
        Total liabilities                             47,421    47,418
        Total stockholders' equity                   138,471   133,456
                                               -------------  --------
                                               $     185,892  $180,874
                                               =============  ========

                              Coastal Bancorp, Inc.
                       Condensed Statements of Operations
                       ----------------------------------

                                               Years ended December 31,
                                              ---------------------------
                                                2000     1999     1998
                                               -------  -------  -------
Income:
  Dividends from subsidiary                $    7,132  $ 7,239  $ 7,593
  Equity in undistributed earnings of
   subsidiary, net of income tax               15,200    6,367   12,724
  Interest income                                 507      707      103
                                               22,839   14,313   20,420
                                               -------  -------  -------
Expense:
  Interest expense                              4,690    5,058    5,000
  Noninterest expense                             872      471      717
                                                5,562    5,529    5,717
                                               -------  -------  -------

  Federal income tax benefit                    2,647    2,242    1,965
                                               -------  -------  -------

        Net income                         $   19,924  $11,026  $16,668
                                               =======  ======  ========



                              Coastal Bancorp, Inc.
                       Condensed Statements of Cash Flows
                       ----------------------------------




                                                                      Years ended December 31,
                                                                     --------------------------
                                                                         2000       1999       1998
                                                                     ----------   --------   --------
Cash flows from operating activities:
  Net income                                                         $  19,924   $ 11,026   $ 16,668
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Equity in undistributed earnings of subsidiary                   (15,200)    (6,367)   (12,724)
      Net (increase) decrease in other assets and other liabilities      9,547    (11,585)     3,684
                                                                     ----------   --------   --------

          Net cash provided by (used in) operating activities           14,271     (6,926)     7,628
                                                                     ----------   --------   --------

Cash flows from investing activities:
  Net decrease in mortgage-backed securities                               195        317        458
                                                                     ----------   --------   --------
          Net cash provided by investing activities                        195        317        458
                                                                     ----------   --------   --------

Cash flows from financing activities:
  Proceeds from issuance of Bancorp Preferred Stock, net                    --     25,942         --
  Exercise of stock options for purchase of Common Stock                   630        545        536
  Purchase of treasury stock                                           (10,882)   (12,685)    (7,778)
  Repurchase of Senior Notes                                                --     (3,100)        --
  Dividends paid                                                        (4,638)    (3,662)    (2,392)
        Net cash provided by (used in) financing activities            (14,890)     7,040     (9,634)
                                                                     ----------   --------   --------

          Net increase (decrease) in cash and cash equivalents            (424)       431     (1,548)
Cash and cash equivalents at beginning of year                             453         22      1,570
                                                                     ----------   --------   --------
Cash and cash equivalents at end of year                             $      29   $    453   $     22
                                                                     ==========  =========  =========

     (26)     SELECTED  QUARTERLY  FINANCIAL  DATA
Selected quarterly financial data is presented in the following tables for the years ended December 31, 2000 and 1999 (in thousands, except per share data):

                                                         2000 Quarter Ended (unaudited)
                                                        -------------------------------
                                           March 31,       June 30,   September 30,   December 31,
                                     -------------------  ---------  --------------  -------------
Interest income                      $      54,914       $  60,598  $       60,755  $      61,230
Interest expense                            34,802          38,016          40,132         39,955
                                     -------------------  ---------  --------------  -------------
Net interest income                         20,112          22,582          20,623         21,275
Provision for loan losses                    2,400           1,590             900            900
Noninterest income                           4,526           2,524           2,365          2,385
Noninterest expense                         14,894          14,393          14,373         14,535
                                     -----------------    ---------  --------------  -------------
Income before provision
 for Federal income taxes and
 minority interest                           7,344           9,123           7,715          8,225
Provision for Federal income taxes           2,209           2,831           2,338          2,517
Minority interest - preferred stock
 dividends of Coastal Banc ssb                 647             647             647            647
                                     -----------------    ---------  --------------  -------------
Net income                           $       4,488       $   5,645  $        4,730  $       5,061
                                     =================    =========  ==============  =============

Basic earnings per common share      $        0.61       $    0.84  $         0.73  $        0.78
                                     =================    =========  ==============  =============
Diluted earnings per common share    $        0.60       $    0.83  $         0.71  $        0.76
                                     =================    =========  ==============  =============




                                                 1999 Quarter Ended (unaudited)
                                                 -------------------------------
                                         March 31,       June 30,    September 30,   December 31,
                                     -------------     -----------   -------------   ------------
Interest income                         $ 49,526       $  49,351     $  50,870      $  53,196
Interest expense                          31,110          30,504        31,309         32,734
                                     -------------     ----------   --------------  -------------
Net interest income                       18,416          18,847        19,561         20,462
Provision for loan losses                  2,331             675         1,360          6,209
Noninterest income                         2,440           2,413         2,570          2,949
Noninterest expense                       13,480          14,818        14,536         14,976
                                     -------------     ----------   --------------  -------------
Income before provision
 for Federal income taxes and
 minority interest                         5,045           5,767         6,235          2,226
Provision for Federal income taxes         1,626           1,773         1,843            417
Minority interest - preferred stock
 dividends of Coastal Banc ssb               647             647           647            647
Net income                           $     2,772       $   3,347      $  3,745       $  1,162
                                     =============     ==========   ==============  =============

Basic earnings per common share      $      0.40       $    0.47      $   0.50       $   0.08
                                     =============     ==========   ==============  =============
Diluted earnings per common share    $      0.40       $    0.46      $   0.48       $   0.08
                                     =============     ==========   ==============  =============

     (27)     ADOPTION  OF  STATEMENT  133
Statement 133, "Accounting for Derivative Instruments and for Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure all derivatives at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair value hedge transactions in which an entity is hedging changes in the fair value of an asset, liability, or firm commitment, changes in the derivative instrument's fair value will generally be offset in the statement of operations by changes in the hedged item's fair value. For cash flow hedge transactions in which an entity is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of Statement 133," deferred the effective date of Statement 133 to all fiscal quarters for fiscal years beginning after June 15, 2000. Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," amended the accounting and reporting under Statement 133 for certain derivative instruments, hedging activities and decisions made by the Derivatives Implementation Group ("DIG"). Coastal adopted these statements on January 1, 2001.

The implementation of Statement 133 on January 1, 2001 caused Coastal to record a transition adjustment loss of $160,000 during the first quarter of 2001. This loss represents the impact of Coastal's derivative contracts that did not qualify for hedge accounting. Coastal anticipates that ongoing accounting for derivatives under Statement 133 could increase the volatility of reported earnings and stockholders' equity. In addition, the DIG is still addressing certain issues that could change the on-going impact of Statement 133.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES


STOCK  PRICES  AND  DIVIDENDS

The following table sets forth the high and low price range and dividends by quarter for the two years ended December 31, 2000 of the Common Stock of Bancorp ("CBSA"), Preferred Stock of Bancorp, ("CBSAO") and the Series A Preferred Stock of the Bank ("CBSAP") as listed and quoted on The Nasdaq Stock Market :


COASTAL  BANCORP,  INC.  COMMON  STOCK:


                            2000                        1999
                          -------                      -------
                 High      Low    Dividends    High      Low    Dividends
                -------  -------  ----------  -------  -------  ----------
First Quarter   $18.125  $14.375  $    0.080  $19.500  $15.500  $    0.080
Second Quarter   17.125   14.000       0.080   18.500   16.000       0.080
Third Quarter    18.563   14.063       0.100   18.875   15.500       0.080
Fourth Quarter   24.000   16.750       0.100   20.125   17.250       0.080





COASTAL  BANCORP,  INC.  CUMULATIVE  PREFERRED  STOCK,  SERIES  A  ("CBSAO"):


                            2000                        1999
                          -------                      -------
                 High      Low    Dividends    High      Low    Dividends
                -------  -------  ----------  -------  -------  ----------
First Quarter   $19.750  $17.500  $    0.570       --       --          --
Second Quarter   20.000   17.750       0.570  $25.375  $24.750  $    0.300
Third Quarter    21.063   19.625       0.570   25.000   23.125       0.570
Fourth Quarter   22.125   20.750       0.570   23.750   17.750       0.570





COASTAL  BANC  SSB  NONCUMULATIVE  PREFERRED  STOCK,  SERIES  A  ("CBSAP"):



                            2000                        1999
                          -------                      -------
                 High      Low    Dividends    High      Low    Dividends
                -------  -------  ----------  -------  -------  ----------
First Quarter   $20.500  $19.938  $    0.563  $25.250  $24.625  $    0.563
Second Quarter   20.375   18.500       0.563   25.063   24.500       0.563
Third Quarter    20.563   19.125       0.563   24.750   23.375       0.563
Fourth Quarter   23.000   19.625       0.563   23.375   20.750       0.563

Coastal  Bancorp,  Inc.
STOCKHOLDER  INFORMATION

ANNUAL  MEETING

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the corporate offices of Coastal Bancorp, Inc. at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on April 26, 2001 at 12:00 noon.


TRANSFER  AGENT  AND  REGISTRAR

Mellon  Investor  Services
Overpeck  Centre
85  Challenger  Road
Ridgefield  Park,  New  Jersey  07660
(800)  851-9677
www.mellon-investor.com


INDEPENDENT  PUBLIC  ACCOUNTANTS

KPMG  LLP
700  Louisiana  Street
Houston,  Texas  77002


SPECIAL  COUNSEL

Elias,  Matz,  Tiernan  &  Herrick  L.L.P.
734  15th  Street,  N.W.
Washington,  D.C.  20005


INQUIRIES, PUBLICATIONS AND FINANCIAL INFORMATION (INCLUDING COPIES OF THE ANNUAL REPORT AND FORM 10-K AT NO CHARGE UPON WRITTEN REQUEST)

Manuel  J.  Mehos
Chairman  of  the  Board
   and  Chief  Executive  Officer
or
Catherine  N.  Wylie
Senior  Executive  Vice  President
   and  Chief  Financial  Officer

Coastal  Bancorp,  Inc.
Coastal  Banc  Plaza
5718  Westheimer,  Suite  600
Houston,  Texas  77057
(713)  435-5000
www.coastalbanc.com

STOCK  LISTING  AND  OTHER  INFORMATION

     The common stock of Coastal Bancorp, Inc. ("Bancorp") is quoted on The Nasdaq Stock Market under the symbol "CBSA." As of February 27, 2001, there were 5,737,376 shares of Common Stock of Bancorp issued and outstanding and the approximate number of registered stockholders was 37, representing approximately 1,078 beneficial stockholders at such record date.

     On March 25, 1992, Coastal Banc Savings Association (the "Association") issued 3,092,076 shares of Common Stock at $8.33 per share in its initial public offering. As of such date, the Common Stock of the Association became registered under the Securities Exchange Act of 1934 and also became listed for quotation on The Nasdaq Stock Market . The Common Stock issued by the Association became the Common Stock of Bancorp on July 29, 1994, as a result of the holding company reorganization of the Association.

     On October 21, 1993, the Association issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, Series A, at $25.00 per share. As of such date, the Preferred Stock of the Association became registered under the Securities Exchange Act of 1934. After the reorganization into a holding company form of ownership and conversion of the Association to a Texas-chartered savings bank, the Preferred Stock of the Association became the Preferred Stock of Coastal Banc ssb. The Preferred Stock is redeemable at any time on or after December 15, 1998, only at the option of the Bank, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid dividends. The Preferred Stock is listed and quoted on The Nasdaq Stock Market under the symbol "CBSAP." As of February 27, 2001, there were 1,150,000 shares of Preferred Stock issued and outstanding and held by approximately 141 registered stockholders, representing approximately 1,800 beneficial stockholders at such record date.

     On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, at $25 per share. As of such date, the Preferred Stock of Bancorp became registered under the Securities Act of 1934. The preferred stock is callable on May 15, 2003 at Bancorp's option. The Bancorp Preferred Stock is listed and quoted on The Nasdaq Stock Market under the symbol "CBSAO". As of February 27, 2001, there were 1,100,000 shares of Preferred Stock issued and outstanding and held by approximately 1 registered stockholder, representing approximately 1,300 beneficial stockholders at such record date.

     Bancorp declared dividends on the Common Stock payable during 2000. Quarterly dividends in the amount of $0.08 per share were paid on March 15 and June 15, 2000, and quarterly dividends in the amount of $0.10 per share were paid on September 15 and December 15, 2000. On March 15, 2001, Bancorp paid a quarterly dividend in the amount of $0.10 per share on its Common Stock. Bancorp will continue to review its dividend policy in view of the operating performance of the Bank, and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Bancorp must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.