Form 10-K, Exhibit 13
period 2001-12-31
COASTAL BANCORP INC
filed 2002-03-26
CIK 919805

COASTAL  BANCORP,  INC.
AND  SUBSIDIARIES

FINANCIAL  HIGHLIGHTS
DECEMBER  31,  2001,  2000  AND  1999

                                                                      December 31,
                                                                     --------------
(Dollars in thousands, except per share data)               2001          2000         1999
                                                       --------------  -----------  -----------
                                                       --------------  -----------  -----------
FOR THE YEAR ENDED
 Net interest income                                   $      86,597   $   84,368   $   77,286
 Provision for loan losses (1)                                 3,900        5,790       10,575
 Noninterest income                                           11,143       12,024       10,372
 Noninterest expense                                          58,479       58,195       57,810
 Net income                                                   21,802       19,924       11,026
 Diluted earnings per common share before
   cumulative effect of accounting change                       3.19         2.87         1.42
 Diluted earnings per common share                              3.17         2.87         1.42


AT YEAR END
 Total assets (2)                                      $   2,597,891   $3,091,611   $2,947,952
 Loans receivable                                          1,863,601    1,896,228    1,735,081
 Mortgage-backed securities held-to-maturity (2)                  --      885,565      917,212
 Mortgage-backed securities available-for-sale (2)           514,068       94,673       99,665
 Deposits                                                  1,660,386    1,674,981    1,624,289
 Borrowed funds (2)                                          690,877    1,150,305    1,096,931
 Senior Notes payable (3)                                     43,875       46,900       46,900
 Minority interest - preferred stock of Coastal
   Banc ssb                                                   28,750       28,750       28,750
 Preferred stockholders' equity                               27,500       27,500       27,500
 Common stockholders' equity                                 129,934      110,971      105,956
 Book value per common share                                   21.54        18.89        16.42
 Tangible book value per common share                          18.15        15.08        12.53


SIGNIFICANT RATIOS FOR THE YEAR ENDED
 Return (before minority interest) on average assets           0.81%        0.74%        0.47%
 Return on average common equity                               15.92        16.51         8.83
 Net interest margin                                            2.97         2.87         2.75
 Interest rate spread including noninterest-bearing
   deposits                                                     2.81         2.71         2.65
 Interest rate spread                                           2.56         2.42         2.39
 Average common equity to average total assets                  4.03         3.47         3.66
 Noninterest expense to average total assets                    1.94         1.91         1.98


ASSET QUALITY RATIOS AT YEAR END
 Nonperforming assets to total assets                           1.13%        0.82%        0.73%
 Nonperforming loans to total loans receivable                  1.33         1.12         0.99
 Allowance for loan losses to nonperforming loans              62.26        68.32        61.30
 Allowance for loan losses to total loans receivable            0.83         0.77         0.60

(1) During 1999, Coastal recorded a $6.8 million provision for loan losses specific to one loan to MCA Financial Corp. ("MCA"). See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(2) In November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The transaction was undertaken to strategically restructure a portion of Coastal's asset base. Coastal used approximately $512 million of the proceeds to purchase primarily pass-thru mortgage-backed securities with an overall shorter expected duration and reduced borrowings with the remainder. All of the securities purchased and the remaining securities not sold were placed in the available-for-sale category. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition."
(3) Coastal redeemed all of the Senior Notes payable on February 1, 2002 at par plus accrued interest.

CORPORATE  PROFILE


Coastal Bancorp, Inc., a Texas corporation, headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank holding company. HoCo is the parent company to Coastal Banc ssb, a Texas-chartered, state savings bank. Coastal Banc ssb operates 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. At December 31, 2001, Coastal Banc ssb had $2.6 billion in assets and met the regulatory requirements to be a "well capitalized" institution according to FDIC guidelines.



TABLE  OF  CONTENTS





Letter from the Chairman and Chief Executive Officer

Selected Consolidated Financial and Other Data

Management's Discussion and Analysis

Independent Auditors' Report

Consolidated Financial Statements

Notes to Consolidated Financial Statements

Stock Prices and Dividends

Stockholder Information


CHAIRMAN'S  LETTER

I just came in from running ok, jogging. I had one of those really good runs (rare these days) in which your brain does funny things and you seem to see things with so much clarity. I think it has to do with more oxygen to the brain or something like that I don't really know why. Anyway, only ten minutes have passed since I stopped running and I'm still sweating. But I was determined to immediately record my thoughts for you, before the surplus oxygen leaves my brain and takes the clarity with it.

It's  New  Year's  Eve.  I  was  thinking  about  how preposterous it would have sounded  if  last  year  on  this  day someone said to me, "Here are three major events you will witness in 2001. The two tallest buildings in New York City will be attacked and destroyed. The corporation generally believed to be the largest and most successful company based in Houston will collapse in a matter of days. Preceded by those events will be a flood that will cover Houston's highways under eighteen feet of water and cause more monetary damage than any flood in U.S. history."

Yeah, right. The next thing you're going to tell me is "God Bless America" will become a pop chart best seller.

But it all really happened, didn't it? This morning's newspapers got me thinking about it all again. You know how the press fills papers on New Year's Eve with "The Year in Review" garbage. Needless to say, 2001 produced a bumper crop. They're trying to sell a different spin on old news. Attention was given to how people are now looking for "meaning" in all these extraordinary events. There's a lot of talk about "healing" and "making peace with what has occurred."

So I was a little concerned - even feeling a little guilty - that I wasn't contemplating those same things. I guess it depends on how close you were to the events and how directly you were affected. I was one step removed from most of it, so I'm not thinking about healing or making peace with anything. I'm thinking more in terms of "what's really going to change?"

We say these events make us stronger and even change our whole value system. But strength and new value systems alone aren't enough of a catalyst for real change - not the kind that makes our world a better and safer place to live. No, for that kind of change, we must view the copious amount of wisdom and awakening knowledge as the only gift bestowed to us by these once-in-a-lifetime calamities. Real change is more often accomplished after staggering events such as these because they touch everyone; thus, that wisdom and knowledge is widely distributed. In other words if everyone gets it, the engine of change is fueled by nuclear power.

So during my final mile, it suddenly occurred to my oxygen-engorged brain that Coastal Banc ("Coastal") thrives on this sort of big change, in fact we have relied on it. Our most successful tactics have been rooted in anticipating major change and prospering from it. So I came up with a corny little postulate or discipline that captures what's imbedded in Coastal's culture, that the highest and best use of wisdom and knowledge is to seek change.

Look  to  the  past  only  for  wisdom.
Look  to  the  present  only  for  knowledge.
Look  to  the  future  only  for  change.

As an unspoken postscript to my postulate, I would suggest that if enough people are looking in the same direction, change is a heck of lot easier to accomplish.

Standing at the vortex of Ground Zero, standing in chest deep water on the roof of an eighteen wheeler following Houston's Great Flood, or standing in the dark and silent former center of the energy-trading world, we look in three directions. Looking back, we become wiser and we know what not to do, but it doesn't provide answers of substance. Looking around us, we learn more about our adversaries, weaknesses in our systems, and gain a heightened awareness of the world beyond our comfort zone. Looking to the future, we develop a vision of what we want to be and what we need to change to get there.

Were the wake-up calls of 2001 disturbing enough to manifest real change? There's an awful lot of people in this country standing around with "what were we thinking?" expressions on their faces. Enough people to produce real change. The most beneficial change may be that this newly acquired national wisdom has knocked a lot of the nonsense and waste out of many systems - social, economic, and maybe even political well, maybe not political.
Heck, before you know it, what we do may become more important than what we say.

We are no longer tolerant of excuses. We no longer accept things at face value. We no longer feel safe on a plane simply because security measures exist. We want to know exactly which security measures will make it safe and how. We no longer feel safe that our houses will not flood simply because they are not in the 100-year flood plain. We first want to watch how our streets drain after a big storm before we come to that conclusion. We no longer feel our investments are safe simply because the companies we invest in and their accountants tell us so in accounting language. We want to see where the cash is going, how much new cash it will generate, and how soon.

Business managers have been rattled into viewing their own companies with the same results oriented mindset. Throwing resources at business ideas, simply because they sound like they may have intrinsic value one day, when the world catches up with the idea, is now frowned upon. Business lines are once again measured by something arcane like cash flow rather than "franchise value" or "what it means to the company's image" or - this is a good one - "intellectual capital."

I suspect by now you're wondering where I'm going with all this. Well here it is. It may not be readily apparent, but the banking business is experiencing the same kind of cathartic awakening, for many of the same reasons. In the last three years, the banking industry experienced legislation that unwound a sixty-five year old separation between banking and investment banking, unprecedented expansion into new lines of business, the bursting of the technology bubble, and a recession that got much worse on September 11, 2001. All of this followed the biggest decade of consolidation ever for the banking industry.

Today, the same no-nonsense, prove-it attitude that is changing America's culture has gripped the banking industry. So it's time for introspection and honest measurement of the results. As it turns out, many of the mergers, acquisitions, products, and business lines turned out to be disappointing. The ideas sounded good at the time, but execution and profits were poor. Banks have learned they can't be everything to all customers everywhere. A simplification process is underway in the banking industry. And it's not just a few banks simplifying, it's widespread. Thus the engine of change is hitting on all cylinders.

Times of change, such as this, are when Coastal is at its best. Since the mid-1980's, the strategic moves that did the most to elevate Coastal to a new level of business and profitability occurred during uncertain times when things were changing rapidly. Armed with the wisdom of historical mistakes made by others, Coastal learned how to build a bank with the pieces that few wanted or needed at the time.

Then, just a few years ago when all the banks were crowding into old and new markets with acquisitions, new businesses and new product lines, we did our own introspection. We concluded that Coastal's shareholders would be better served if we right-sized with a two-year flat expense budget and focused on a few simple things that would improve profitability. We succeeded, and Coastal's profitability and stock price reached record levels in 2001. But our principal goal was to be lean and clean when uncertain times come again so we can do what we do best: take advantage of growth opportunities when others aren't or can't.

That time has arrived. For the first time since Coastal launched the Southwest Plan in 1988 with four government-assisted acquisitions, dislocations in the local commercial banking market have arrived. The large national banks that dominate the Texas market seem to be constantly re-programming the model of what they want to be. Each time they re-program, they drop the lines of business that are cumbersome to execute. Local business banking appears to be one of those victims. Customers, loan officers, and market share that the big guys don't want are available for the taking. This is the chance we've been waiting for.

It's not going to be easy and it's going to cost us. But this is the time to act, when real uncertainty and real change are turning everything upside down. Coastal may not make as much money during 2002; but just this once, record profitability is not our goal. Our goal this year is to plant the seeds for growth to attain a higher level of earnings power and profitability in the ensuing years.

That's most of what I wanted to say in this year's letter (relieved?). It's a little unconventional for a Chairman's letter, even a little self-indulgent. But Coastal has been in a holding pattern for the last several years with a sort of bunker mentality, squeezing out as much growth in profitability as possible. Now the day has arrived for real growth opportunities and I wanted you to know what I'm thinking and why.

However, I'm not going to let you go until I very briefly brag a little bit about Coastal's highlights for 2001:

Highlight  #1     Coastal's  stock  traded at an all time high of $40 per share, and closed on December 31, 2001 at a record year-end high of $28.90 per share, 20% over the December 31, 2000 closing price of $24 per share.

Highlight #2 Net income available to common stockholders reached a record high of $19.3 million in 2001, an 11% increase over 2000 net income available to common stockholders of $17.4 million. Diluted earnings per common share reached a record level of $3.17 per share in 2001, a 10% increase over 2000 diluted earnings per common share of $2.87.

Highlight  #3     Net  interest  margin  reached a record high of 2.97% in 2001, compared  to  2.87%  in  2000.

Highlight #4     Fee income reached a record high of $9.1 million in 2001, a 10%
increase  over  2000  fee  income  of  $8.2  million.

Highlight  #5     Noninterest  expense  was $58.5 million during 2001, basically unchanged  from  2000  noninterest  expense  of  $58.2  million.

For the second year in a row, we increased net interest income and fee income, while spending the same amount of money and producing record profits. But now changes have been and are being made designed to elevate Coastal to a higher level of profitability, and those changes will likely result in a temporary reduction in earnings expectations for 2002.

The principal change that reduced our earnings expectations occurred in the fourth quarter of 2001. In November, Coastal took advantage of the low interest rate environment and restructured a portion of its asset base. Coastal sold $845 million of its mortgage-backed securities ("MBS") for a slight profit. Of the proceeds, $512 million were reinvested in pass-thru MBS that had shorter expected lives. The bulk of the portfolio that was sold had much higher price volatility than the portfolio acquired, principally due to the long expected life of the prior portfolio. Now Coastal's balance sheet is comprised of less than 20% MBS, a level more closely in line with our peers.

This securities transaction reduced the size of Coastal's total earning assets enough to cause an immediate reduction in net interest income and a reduction in earnings estimates for 2002. But since core earnings from Coastal's banking business were not affected, our shareholders seem to have approved of the restructuring, as indicated by the nominal effect it had on our stock price. Moreover, a reduction in the mortgage-backed securities portfolio size freed up capital for core loan growth.

There are two more factors that are expected to contribute - albeit to a lesser extent - to reduced earnings in 2002. First, because we are in a recession, quality loan production in our market is not expected to be at the levels Coastal typically experienced during expansion periods. This affects the entire banking industry. As a result, maintaining Coastal's earning asset size at the year-end 2001 level will be difficult to do without compromising our credit standards, which of course we will not do.

Second, for the first time in three years, we do not expect to have a flat expense budget. The only way to take advantage of the temporary dislocation I talked about earlier is to spend a little more money. Don't worry, we won't get carried away and torch our earnings. We will be frugal, but times like these don't come around very often. This is our chance to hire loan officers and grab market share that the big guys have discarded in order to elevate Coastal's earnings power to a new level.

That brings me to my final and, maybe, most exciting point. At December 31, 2001 Coastal had only 6,083,648 common shares outstanding used for calculation of diluted earnings per share. Comparatively speaking, that's a small amount of common shares for a bank Coastal's size. You do the math. It doesn't require a lot of new market share and new earnings power to significantly boost earnings per share. For instance, $100 million in new loans earning last year's net interest margin of 2.97% can potentially increase earnings per share by almost 50 cents on a pre-tax basis. Now do you see why we want to spend a little more money this year for future growth?

Okay, I've said enough. I hope you're still with me. If so, I appreciate your patience with my amateur philosophies. We are in the midst of a very unique time for our country and our company. There is much uncertainty and chaos. And, ultimately, there will be changes big changes. Big changes that result in big opportunities. This is an environment in which Coastal thrives. We have the wisdom of what can be accomplished from our experience in 1988. We have the knowledge of the market share that is being discarded and up for grabs in the Texas market. And, most importantly, we can use this wisdom and knowledge to prosper from the thing Coastal loves most: change. Therein lie opportunity and the road to a higher level of earnings power. And since there's relatively few of you, every shareholder gets a big share of those new earnings and, thus, a higher stock price. In the end, that's what this is all about, right?



/s/     Manuel  J.  Mehos
-------------------------
Manuel  J.  Mehos
Chairman  of  the  Board  and
Chief  Executive  Officer

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

                                                                                       At December 31,
(Dollars in thousands, except per share data)                    2001           2000        1999        1998        1997
                                                           ----------------  ----------  ----------  ----------  ----------
Balance Sheet Data
 Total assets (2)                                          $      2,597,891  $3,091,611  $2,947,952  $2,982,161  $2,911,410
 Loans receivable (1)                                             1,863,601   1,896,228   1,735,081   1,538,149   1,261,435
 Mortgage-backed securities held-to-maturity (1) (2)                     --     885,565     917,212   1,154,116   1,345,090
 Mortgage-backed securities available-for-sale (2)                  514,068      94,673      99,665      96,609     169,997
 Deposits                                                         1,660,386   1,674,981   1,624,289   1,705,004   1,375,060
 Advances from the Federal Home Loan Bank of
   Dallas ("FHLB") (2)                                              690,877   1,150,305   1,096,931     966,720     540,475
 Securities sold under agreements to repurchase                          --          --          --     100,000     791,760
 Senior Notes payable (3)                                            43,875      46,900      46,900      50,000      50,000
 Minority interest - preferred stock of Coastal Banc ssb             28,750      28,750      28,750      28,750      28,750
 Preferred stockholders' equity                                      27,500      27,500      27,500          --          --
 Common stockholders' equity                                        129,934     110,971     105,956     112,764     104,830


                                                                                For the Year Ended December 31,
                                                                   2001        2000         1999       1998         1997
                                                                 --------    --------    ---------    --------    ---------
Operating Data
 Interest income                                                 $210,612    $237,273     $202,943    $210,814    $201,356
 Interest expense                                                 124,015     152,905      125,657     143,404     144,423
                                                                 --------    -------     ---------    --------     -------
 Net interest income                                               86,597      84,368       77,286      67,410      56,933
 Provision for loan losses (4)                                      3,900       5,790       10,575       3,100       1,800
                                                                 --------    -------     ---------    --------     -------
 Net interest income after provision for loan losses               82,697      78,578       66,711      64,310      55,133
                                                                 --------    -------     ---------    --------     -------
 Gain on sale of mortgage servicing rights                             --       2,172           --          --          --
 Writedown of purchased mortgage loan premium                          --          --           --        (709)         --
 Gain on sales of mortgage-backed securities
   available-for-sale, net                                            169          --           --           1         237
 Loss on derivative instruments                                      (422)         --           --          --          --
 Other noninterest income                                          11,396      9,852        10,372       7,580       6,147
 Other noninterest expense                                        (58,479)   (58,195)      (57,810)    (48,383)    (39,544)
                                                                 --------    -------     ---------    --------     -------
 Income before provision for Federal income taxes,
   minority interest and cumulative effect of accounting
   change                                                          35,361     32,407        19,273      22,799      21,973
 Provision for Federal income taxes (5)                           (10,867)    (9,895)       (5,659)     (3,543)     (7,822)
 Minority interest - preferred stock dividends of Coastal
   Banc ssb                                                        (2,588)    (2,588)       (2,588)     (2,588)     (2,588)
 Cumulative effect of change in accounting for
   derivative instruments, net of tax (6)                            (104)        --            --          --          --
                                                                 --------    -------      ---------    --------     ------
 Net income                                                      $ 21,802   $ 19,924      $ 11,026    $ 16,668    $ 11,563
                                                                 ========   ========      ========    ========    =========
 Net income available to common stockholders                     $ 19,294   $ 17,416      $  9,442    $ 16,668    $ 11,563
                                                                 ========   ========      ========    ========    =========
 Basic earnings per common share before cumulative
   effect of accounting change (6)                               $   3.36   $   2.94      $   1.45    $   2.24    $   1.55
                                                                 ========   ========      ========    ========    =========
 Basic earnings per common share (7)                             $   3.34   $   2.94      $   1.45    $   2.24    $   1.55
                                                                 ========   ========      ========    ========    =========
 Diluted earnings per common share before cumulative
   effect of accounting change (6)                               $   3.19   $   2.87      $   1.42    $   2.18    $   1.50
                                                                 ========   ========      ========    ========    =========
 Diluted earnings per common share (7)                           $   3.17   $   2.87      $   1.42    $   2.18    $   1.50
                                                                 ========   ========      ========    ========    =========


COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA




                                                                        At or For the Year Ended December 31,
                                                                       =======================================
                                                                   2001      2000       1999       1998      1997
                                                                  -------   --------   -------   -------   -------
Selected Ratios
Performance Ratios (8):
 Return (before minority interest) on average assets                 0.81%      0.74%    0.47%     0.64%     0.49%
 Return on average common equity                                    15.92     16.51      8.83     14.96     11.68
 Dividend payout ratio                                              13.80     12.23     22.11     14.35     19.83
 Average common equity to average total assets                       4.03      3.47      3.66.     3.71      3.41
 Net interest margin (9)                                             2.97      2.87      2.75      2.31      2.02
 Interest rate spread including noninterest-bearing deposits (9)     2.81      2.71      2.65      2.17      1.85
 Interest rate spread (9)                                            2.56      2.42      2.39      1.96      1.67
 Noninterest expense to average total assets                         1.94      1.91      1.98      1.61      1.36
 Average interest-earning assets to average interest-bearing
  liabilities                                                      109.63    108.52    108.22    107.33    106.72
 Ratio of earnings to combined fixed charges and preferred
   stock dividends:
   Excluding interest on deposits                                    1.50X     1.32X     1.23X    1.25X     1.23X
   Including interest on deposits                                     1.23      1.17      1.11     1.14      1.13
Asset Quality Ratios:
 Nonperforming assets to total assets (10)                            1.13%     0.82%     0.73%    0.99%     0.72%
 Nonperforming loans to total loans receivable                        1.33      1.12      0.99     1.60      1.40
 Allowance for loan losses to nonperforming loans                    62.26     68.32     61.30    46.28     41.90
 Allowance for loan losses to total loans receivable                  0.83      0.77      0.60     0.74      0.59
Bank Regulatory Capital Ratios (11):
 Tier 1 capital to total assets                                       7.27      6.22      5.76     5.25      5.52
 Tier 1 risk-based capital to risk-weighted assets                   11.90      9.94      9.68     9.54     11.46
 Total risk-based capital to risk-weighted assets                    12.79     10.72     10.29    10.23     11.98
Other Data:
 Full-time employee equivalents                                        681       661       666      653       451
 Number of full service offices                                         50        50        50       49        37

Certain Ratios and Other Data - Excluding Adjusting Items (12)
 Adjusted net income                                            $   22,180   $19,924   $15,452  $14,099   $11,563
 Adjusted diluted earnings per common share                           3.24      2.87      2.08     1.84      1.50
 Adjusted return (before minority interest) on average assets         0.82%     0.74%     0.62%    0.55%     0.49%
 Adjusted return on average common equity                            16.23     16.51     12.96    12.65     11.68

Footnotes for Selected Consolidated Financial and Other Data:

(1) Loans receivable are net of loans in process, premiums, discounts, unearned interest and loan fees and the allowance for loan losses. Mortgage-backed securities held-to-maturity are net of premiums and discounts.

(2) In November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The transaction was undertaken to strategically restructure a portion of Coastal's asset base. Coastal used approximately $512 million of the proceeds to purchase primarily pass-thru mortgage-backed securities with an overall shorter expected duration and reduced borrowings with the remainder. All of the securities purchased and the remaining securities not sold were placed in the available-for-sale category. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition."

(3) Coastal redeemed all of the Senior Notes payable on February 1, 2002 at par plus accrued interest.

(4) During 1999, Coastal recorded a $6.8 million provision for loan losses specific to one loan to MCA. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."

(5) On March 9, 1998, Coastal announced that it had successfully resolved an outstanding tax benefit issue with the FDIC. The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.

(6) Effective January 1, 2001, Coastal adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, to record its derivative instruments at fair value.

(7) On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split.

(8) Ratio, yield and rate information is based on average balances for the year.

(9) Net interest margin represents net interest income as a percentage of average interest-earning assets. Interest rate spread including noninterest-bearing deposits represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities and noninterest-bearing deposits. Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(10) Nonperforming assets consist of nonaccrual loans, loans greater than 90 days delinquent and still accruing, real estate acquired by foreclosure and repossessed assets.

(11) Current capital adequacy FDIC regulations require Coastal Banc ssb to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk-weighted assets and total risk-based capital equal to at least 8.0% of risk-weighted assets.

(12) Adjusting items are comprised of the following for 2001, 1999, and 1998:
2001 - The $104,000 (after tax), or $0.02 per diluted share, effect of the $160,000 cumulative effect of accounting change for the adoption of Statement 133 and the $274,000 (after tax), or $0.05 per diluted share, effect of the $422,000 loss on derivative instruments under Statement 133.
1999 - The $4.4 million (after tax), or $0.66 per diluted share, effect of the $6.8 million provision for loan losses specific to the MCA loan. 1998 - The $2.6 million (after tax), or $0.34 per diluted share, net benefit of (a) a reversal of $3.7 million in income taxes, (b) a $1.0 million additional provision for loan losses, and (c) a $709,000 writedown of purchased mortgage loan premium.
There  were  no  adjusting  items  in  2000  or  1997.

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     Coastal Bancorp, Inc. ("Bancorp") through its wholly-owned subsidiary, HoCo, owns 100 percent of the voting stock of Coastal Banc ssb (the "Bank"), a Texas-chartered, FDIC insured, state savings bank. The consolidated financial statements included herein include the accounts of Bancorp, HoCo, the Bank and subsidiaries of both HoCo and the Bank (collectively known as "Coastal").
     On  August  27,  1998, December 21, 1998, February 25, 1999, April 27, 2000
and July 27, 2000, the Board of Directors authorized five separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open market repurchase program and privately negotiated repurchases, if any. As of December 31, 2001, 2,000,000 shares had been repurchased at an average repurchase price of $15.67 per share for a total cost of $31.3 million, with no shares from the July 27, 2000 authorization having been repurchased to date.
     On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock are payable quarterly at the annual rate of $2.28 per share. The preferred stock is callable on May 15, 2003 at Bancorp's option. The $25.9 million net proceeds were used for repurchases in the open market of Bancorp's outstanding common stock and of Bancorp's outstanding 10% Senior Notes. Pursuant to Coastal's tax benefit agreement with the FDIC, Coastal receives a tax benefit for dividends declared on this preferred stock, which is expected to continue into 2003.

FINANCIAL  CONDITION
     In late November 2001, to strategically restructure a portion of its asset base to make it less vulnerable to market interest rate fluctuations, Coastal completed the sale of approximately $845 million of its mortgage-backed securities and recorded a gain of $169,000. Coastal decided to undertake the sale as the market environment presented an opportunity to sell its large mortgage-backed securities portfolio. The majority of the securities sold were Collateralized Mortgage Obligations ("CMOs") tied to the FHLB 11th District Cost of Funds Index ("COFI") and contained extension risk which caused, on average, higher levels of price volatility. Also in November, Coastal used a portion of the proceeds of the sale to purchase approximately $512 million of primarily pass-thru mortgage-backed securities with an overall shorter expected duration. Coastal reduced borrowings with the remainder of the proceeds from the sale. All the securities purchased and the remaining securities not sold were placed in the available-for-sale category. A consequence of this 2001 securities sale is that any securities purchased by Coastal for approximately two years are required to be placed in either the available-for-sale or trading category. As a result of these transactions and other activity, total assets decreased by 16.0%, or $493.7 million, from December 31, 2000 to December 31, 2001. Mortgage-backed securities held-to-maturity and available-for-sale decreased $466.1 million in total from December 31, 2000 to December 31, 2001. This decrease was due to the restructuring mentioned previously and principal payments received. In addition, cash and cash equivalents decreased $28.2 million, loans receivable decreased $32.6 million and stock in the FHLB decreased $18.0 million. Other changes in assets included a decrease of $5.5 million in accrued interest receivable, a $625,000 decrease in property and equipment and a $2.8 million decrease in goodwill and other intangible assets. These decreases were somewhat offset by a $41.3 million increase in U.S. Treasury securities, a $15.8 million increase in federal funds sold and a $3.0 million increase in prepaid expenses and other assets.
     Deposits decreased by 0.9%, or $14.6 million, from December 31, 2000 to December 31, 2001 and advances from the FHLB decreased 39.9%, or $459.4 million, primarily due to the repayment of borrowings as a result of the securities transaction mentioned previously. Other liabilities and accrued expenses also decreased $34.8 million from December 31, 2000 to December 31, 2001. This is due to a payable to a broker of $31.3 million as of December 31, 2000 awaiting delivery of a security from a matured reverse repurchase agreement transaction. The security was delivered to Coastal on January 4, 2001. Other changes in liabilities included a decrease of $3.0 million in Senior Notes payable and a $791,000 decrease in advances from borrowers for taxes and insurance.
     Stockholders' equity increased 13.7%, or $19.0 million, from December 31, 2000 to December 31, 2001 as a result of 2001 net income of $21.8 million and common stock issued of $2.1 million due to the exercise of stock options, offset by common stock dividends declared of $2.7 million, preferred stock dividends of $2.5 million and a $277,000 decrease in accumulated other comprehensive loss.

RESULTS  OF  OPERATIONS  FOR  THE  THREE  YEARS  ENDED  DECEMBER  31,  2001
     The results of operations of Coastal depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Coastal's interest-earning assets consist principally of loans receivable, mortgage-backed securities and other investments. Coastal's interest-bearing liabilities consist primarily of deposits, advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased and its Senior Notes payable. Coastal's net income is also affected by the level of the provision for loan losses, noninterest income, including service charges on deposit accounts, loan fees, loan servicing income and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs.

     The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average consolidated statements of financial condition. Ratio, yield and rate information is based on average balances for the year.


                                                    At                            Year Ended December 31, 2001
                                            December 31, 2001                  Average                       Yield/
                                                Yield/Rate                     Balance             Interest   Rate
                                            ----------------------  -----------------------------  ---------  -------
                                                                                    (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                         6.90%  $                   1,942,701  $ 155,214    7.99%
Mortgage-backed securities                                   5.41                         905,441     52,873    5.84
U.S. Treasury securities                                     1.85                           6,690        176    2.63
Federal funds sold                                           1.75                           7,776        266    3.42
FHLB stock (2)                                               3.00                          45,700      1,960    4.29
Other                                                        2.17                           3,017        123    4.08
                                            ----------------------  -----------------------------   --------  -------
  Total interest-earning assets                              6.40                       2,911,325    210,612    7.23
                                            ----------------------                                  --------  -------
Noninterest-earning assets (3)                                                             98,487
                                                                    -----------------------------
  Total assets                                                      $                   3,009,812
                                                                    =============================


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                                    3.35%  $                   1,531,004  $  69,828    4.56%
Advances from the FHLB                                       3.46                         795,009     38,917    4.90
Securities sold under agreements to repurchase
 and federal funds purchased                                   --                         283,622     10,682    3.77
Senior Notes payable                                        10.00                          45,868      4,588   10.00
                                            ---------------------- ------------------------------   --------  -------
  Total interest-bearing liabilities                         3.51                       2,655,503    124,015    4.67
                                            ----------------------                                  --------  -------
Noninterest-bearing liabilities                                                           176,861
                                                                   ------------------------------
  Total liabilities                                                                     2,832,364
Minority interest - preferred stock of Coastal
 Banc ssb                                                                                  28,750
Preferred stockholders' equity                                                             27,500
Common stockholders' equity                                                               121,198
                                                                    -----------------------------
  Total liabilities and stockholders' equity                        $                   3,009,812
                                                                    ==============================
Net interest income; interest rate spread                    2.89%                                 $  86,597    2.56%
                                                             =====                                 =========    =====
Net interest-earning assets; net interest yield on
 interest-earning assets                                            $                     255,822               2.97%
                                                                    =============================               =====
Ratio of average interest-earning assets to average
 interest-bearing liabilities                                                               1.10x
                                                                                            =====

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill and other intangible assets, accrued interest receivable, property and equipment, cash, mortgage servicing rights in 2000 and 1999, prepaid expenses and other assets.





                                                                       Year Ended December 31, 2000
                                                                         Average                  Yield/
                                                                         Balance       Interest    Rate
                                                                   -------------------  ---------  -------
                                                                         (Dollars in Thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                                    $  1,881,124  $ 168,105    8.94%
Mortgage-backed securities                                                 1,002,055     64,246    6.41
U.S. Treasury securities                                                       1,000         63    6.30
Federal funds sold                                                             3,042        194    6.38
FHLB stock (2)                                                                55,810      4,612    8.26
Other                                                                            895         53    5.92
                                                                        ------------    -------    -----
   Total interest-earning assets                                           2,943,926    237,273    8.06
Noninterest-earning assets (3)                                               100,626    -------    -----
                                                                       -------------
  Total assets                                                          $  3,044,552
                                                                        ============


LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                                              $   1,489,479  $  73,216    4.92%
Advances from the FHLB                                                       926,659     58,328    6.29
Securities sold under agreements to repurchase
 and federal funds purchased                                                 249,673     16,671    6.68
Senior Notes payable                                                          46,900      4,690   10.00
                                                                       -------------  ---------  -------
  Total interest-bearing liabilities                                       2,712,711    152,905    5.64
Noninterest-bearing liabilities                    .                         170,083  ---------  -------
                                                                       -------------
  Total liabilities                                                        2,882,794
Minority interest - preferred stock of Coastal
 Banc ssb                                                                     28,750
Preferred stockholders' equity                                                27,500
Common stockholders' equity                                                  105,508
                                                                       -------------
  Total liabilities and stockholders' equity                          $    3,044,552
                                                                      ===============
Net interest income; interest rate spread                                             $  84,368    2.42%
                                                                                      =========    =====
Net interest-earning assets; net interest yield on
 interest-earning assets                                              $      231,215               2.87%
                                                                      ==============               =====
Ratio of average interest-earning assets to average
 interest-bearing liabilities                                                  1.09x
                                                                      ==============

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill and other intangible assets, accrued interest receivable, property and equipment, cash, mortgage servicing rights in 2000 and 1999, prepaid expenses and other assets.

                                                    Year  Ended  December  31,  1999
                                                      Average                 Yield/
                                                      Balance     Interest     Rate
                                                     ---------    ---------  --------
                                                         (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                              $   1,647,535  $ 136,036    8.26%
Mortgage-backed securities                            1,099,420     63,663    5.79
U.S. Treasury securities                                  1,439         78    5.42
Federal funds sold                                        5,353        270    5.04
FHLB stock                                               51,717      2,848    5.51
Other                                                     1,486         48    3.23
                                                   ------------    -------    -----
   Total interest-earning assets                      2,806,950    202,943    7.23
                                                                   -------   -----
Noninterest-earning assets (3)                          113,406
                                                   ------------
  Total assets                                    $   2,920,356
                                                   ============

LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                         $   1,490,851  $  64,701    4.34%
Advances from the FHLB                                  951,953     50,569    5.31
Securities sold under agreements to repurchase
 and federal funds purchased                            103,230      5,614    5.44
Senior Notes payable                                     47,658      4,773   10.00
                                                   ------------    -------   ------
  Total interest-bearing liabilities                  2,593,692    125,657    4.84
                                                                   -------   ------
Noninterest-bearing liabilities                         173,990
                                                   ------------
  Total liabilities                                   2,767,682
Minority interest - preferred stock of Coastal
 Banc ssb                                                28,750
Preferred stockholders' equity                           16,923
Common stockholders' equity                             107,001
                                                   -------------
  Total liabilities and stockholders' equity       $  2,920,356
                                                   =============
Net interest income; interest rate spread                        $  77,286    2.39%
                                                                 =========    =====
Net interest-earning assets; net interest yield on
 interest-earning assets                            $     213,258             2.75%
                                                    =============             =====
Ratio of average interest-earning assets to average
 interest-bearing liabilities                               1.08x
                                                    =============

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill and other intangible assets, accrued interest receivable, property and equipment, cash, mortgage servicing rights in 2000 and 1999, prepaid expenses and other assets.

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



                                                                                      Year  Ended  December  31,
                                                                            2001  vs  2000                2000  vs  1999
                                                                   Increase (Decrease) Due To      Increase (Decrease) Due To
                                                                     Volume     Rate     Net       Volume     Rate       Net
                                                                     --------  --------- ---------  --------  -------  ---------
                                                                                           (In  thousands)
INTEREST INCOME
 Loans receivable                                                     $ 5,381   $(18,272)  $(12,891)  $20,320   $11,749  $32,069
 Mortgage-backed securities                                            (5,916)    (5,457)   (11,373)   (5,907)    6,490      583
 U.S. Treasury securities                                                 169        (56)       113       (27)       12      (15)
 Federal funds sold                                                       194       (122)        72      (136)       60      (76)
 FHLB stock (1)                                                          (726)    (1,926)    (2,652)      242     1,522    1,764
 Other                                                                    102        (32)        70       (24)       29        5
                                                                      --------  ---------  ---------  --------  -------  --------
     Total                                                               (796)   (25,865)   (26,661)   14,468    19,862   34,330
                                                                      --------  ---------  ---------  --------  -------  --------

INTEREST EXPENSE
 Interest-bearing deposits                                              2,024     (5,412)    (3,388)      (60)    8,575    8,515
 Securities sold under agreements to repurchase and federal funds
   purchased                                                            2,032     (8,021)    (5,989)    9,526     1,531   11,057
 Advances from the FHLB                                                (7,596)   (11,815)   (19,411)   (1,372)    9,131    7,759
 Senior Notes payable                                                    (102)        --       (102)      (83)       --      (83)
                                                                      --------  ---------  ---------  --------  -------  --------
     Total                                                             (3,642)   (25,248)   (28,890)    8,011    19,237   27,248
                                                                      --------  ---------  ---------  --------  -------  --------
 Net change in net interest income                                    $ 2,846   $   (617)  $  2,229   $ 6,457   $   625  $ 7,082
                                                                      ========  =========  =========  ========  =======  ========

_______________

(1) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."

NET  INCOME
     Coastal reported net income of $21.8 million for the year ended December 31, 2001, $19.9 million for the year ended December 31, 2000 and $11.0 million for the year ended December 31, 1999, an increase of $1.9 million, or 9.4%, in 2001, and an increase of $8.9 million, or 80.7%, in 2000, each in comparison to the prior year. The increase in net income for the year ended December 31, 2001 was comprised of the following compared to 2000: a $2.2 million increase in net interest income, a $1.9 million decrease in the provision for loan losses, somewhat offset by a $881,000 decrease in noninterest income, a $284,000 increase in noninterest expense and a $972,000 increase in the provision for Federal income taxes. The increase in net interest income was due primarily to the increase in net interest margin to 2.97% for the year ended December 31, 2001 from 2.87% for 2000, which included a FHLB special dividend of $1.1 million in 2000. Net interest margin, excluding the FHLB special dividend, was 2.83% for the year ended December 31, 2000. The decrease in the provision for loan losses when comparing 2001 to 2000 was due to management's quarterly evaluation of the allowance for loan losses throughout 2001 and a belief that the allowance at December 31, 2001 was adequate considering the composition of the loans receivable portfolio, the existing nonperforming loans, historical and peer group loss experience, delinquency trends and current economic conditions. The decrease in noninterest income was primarily due to the $2.2 million gain recorded on the sale of Coastal's mortgage servicing rights in 2000, offset by a $838,000 increase in service charges on deposit accounts, a $621,000 increase in the gain on the sale of real estate owned, in addition to smaller changes in other categories of noninterest income. The increase in noninterest expense was due to a $1.6 million increase in compensation, payroll taxes and other benefits, partially offset by a decrease of $84,000 in office occupancy, a $317,000 decrease in data processing, a $225,000 decrease in the amortization of goodwill and other intangible assets and a decrease of $688,000 in other noninterest expense. The increase in the provision for Federal income taxes was due to the increased income before Federal income taxes, minority interest and cumulative effect of accounting change.

     When comparing net income for 2000 to 1999, the increase was comprised of the following: a $7.1 million increase in net interest income, a $1.6 million increase in noninterest income and a $4.8 million decrease in the provision for loan losses, partially offset by a $385,000 increase in noninterest expense
(although it would have been a $756,000 decrease excluding the $1.1 million reversal of certain accrued liabilities in 1999) and a $4.2 million increase in the provision for Federal income taxes. The increase in net interest income was due primarily to the increase in net interest margin to 2.87% for the year ended December 31, 2000 from 2.75% for 1999. Net interest margin for 2000 includes the effect of a $1.1 million special dividend recorded in the second quarter. The special dividend was declared by the FHLB equal to 1.625% of each member's FHLB stock held as of March 31, 2000 (the "special dividend"). The special dividend was paid in the form of FHLB stock on April 28, 2000. The increase in noninterest income was primarily due to the $2.2 million gain on the sale of Coastal's mortgage servicing rights recorded during the first quarter of 2000. This increase and the $675,000 increase in service charges on deposit accounts was somewhat offset by the corresponding decrease of $436,000 in loan servicing income and a $353,000 decrease in loan fees. The decrease in the provision for loan losses was primarily due to the $6.8 million provision for loan losses specific to one loan, the MCA loan, recorded in 1999, offset by provisions recorded in 2000. The increase in noninterest expense was primarily because of the reversal of certain accrued liabilities totaling $1.1 million during the first quarter of 1999 and a $416,000 increase in compensation, payroll taxes and other benefits. These increases were somewhat offset by a $425,000 decrease in office occupancy, in addition to smaller changes in other expense categories. The increase in the provision for Federal income taxes was primarily due to the increased income before Federal income taxes and minority interest.

NET  INTEREST  INCOME
     Net interest income amounted to $86.6 million in 2001, a $2.2 million, or 2.6%, increase over 2000. The increase in net interest income was primarily due to the increase in net interest margin to 2.97% in 2001 from 2.87% in 2000 and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, to 2.56% in 2001 from 2.42% in 2000. In addition, net interest-earning assets increased by $24.6 million in 2001 from 2000. Management also calculates an alternative interest rate spread which includes noninterest-bearing deposits. Under this calculation, the interest rate spreads for 2001 and 2000 were 2.81% and 2.71%, respectively. Net interest margin and interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities, in addition to changes in the applicable interest rates on those assets and liabilities. The overall increase in net interest margin and spread was primarily due to the 0.97% decrease in the average rate paid on interest-bearing liabilities, only partially offset by a 0.83% decrease in the average rate received on interest-earning assets.

     Net interest income amounted to $84.4 million in 2000, a $7.1 million or 9.2% increase over 1999. The increase in net interest income was due to the increase in net interest margin to 2.87% (2.83% excluding the effect of the special dividend) in 2000 from 2.75% in 1999, an increase in average net interest-earning assets of $18.0 million and an increase in interest rate spread, defined to exclude noninterest-bearing deposits, to 2.42% (2.38% excluding the effect of the special dividend) in 2000 from 2.39% in 1999. Management also calculates an alternative interest rate spread which includes noninterest-bearing deposits. Under this calculation, the interest rate spreads for 2000 and 1999 were 2.71% (2.67% excluding the effect of the special dividend) and 2.65%, respectively. Net interest margin and interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities, in addition to changes in the applicable interest rates on those assets and liabilities. The overall increase in net interest margin and spread was primarily due to the 0.83% (0.79% excluding the effect of the special dividend) increase in the average yield on interest-earning assets. This increase in the average yield on interest-earning assets was largely offset by a 0.80% increase in the average rate on interest-bearing liabilities.

     Total interest income amounted to $210.6 million during 2001, a $26.7 million, or 11.2%, decrease from 2000 (which includes the $1.1 million special dividend received in 2000). The decrease was due to a decrease in average interest-earning assets of $32.6 million and a decrease in the average yield of 0.83%. The decrease in average interest-earning assets was due, in part, to the decrease in Coastal's asset size as a result of the restructuring of Coastal's asset base in late November 2001 as previously described. When comparing the two periods, the average balance of mortgage-backed securities decreased $96.6 million due to the restructuring and principal payments received throughout 2001. In addition, the average balance of FHLB stock decreased $10.1 million due to the decreased amounts required to be maintained based on the decreased level of FHLB advances outstanding. These decreases were partially offset by a $61.6 million increase in the average balance of loans receivable and smaller increases in other interest-earning asset categories. The average yield on loans receivable decreased 0.95% and the average yield on mortgage-backed securities decreased 0.57% when comparing the year ended December 31, 2001 to December 31, 2000. The decrease in the overall average yield was due to the declining market rates during 2001.

     Total interest income amounted to $237.3 million during 2000, a $34.3 million, or 16.9%, increase from 1999. The increase was due to an increase in average interest-earning assets of $137.0 million and an increase in the average yield to 8.06% (8.02% excluding the effect of the special dividend) from 7.23% for 1999. A $32.1 million, or 23.6%, increase in interest earned on loans receivable during 2000 resulted from a $233.6 million, or 14.2%, increase in the average balance of loans receivable and a 0.68% increase in the average yield compared to 1999. A $583,000, or 0.92%, increase in interest earned on mortgage-backed securities during 2000 was due to the increase in the average yield to 6.41% for 2000 compared to 5.79% for 1999, which was partially offset by the $97.4 million decrease in the average balance due to principal payments received. In addition, interest income on FHLB stock, federal funds sold and other interest-earning assets increased $1.7 million in 2000, as compared to 1999. The increase was due to the $752,000 increase in the average balance of such assets and to the $1.1 million special dividend from the FHLB as discussed earlier.

     Total interest expense amounted to $124.0 million in 2001, a $28.9 million, or 18.9%, decrease from 2000. The decrease in interest expense was due primarily to a 0.97% decrease in the average rate paid on interest-bearing liabilities and a slight decrease in the average balance of those liabilities during 2001 when compared to 2000. The overall decrease in the average rate paid on interest-bearing liabilities was due to lower wholesale funding and deposit costs because of the decline in market interest rates during 2001. When comparing 2001 to 2000, average FHLB advances decreased $131.7 million with the average rate decreasing by 1.39%, average interest-bearing deposits increased $41.5 million and the average rate on those deposits decreased by 0.36% and average securities sold under agreements to repurchase and federal funds purchased increased $34.0 million with the average rate decreasing 2.91%. The decrease in interest expense on Senior Notes payable was due to the $1.0 million decrease in the average balance as a result of repurchases.

     Total interest expense amounted to $152.9 million in 2000, a $27.2 million, or 21.7%, increase from 1999. The increase in interest expense was due to an increase in the average rate paid on interest-bearing liabilities to 5.64% for 2000 from 4.84% in 1999 due to higher wholesale funding costs and a higher cost of deposits, in addition to an increase in the average balance of interest-bearing liabilities outstanding of $119.0 million. Interest expense on deposits increased $8.5 million, or 13.2%, due primarily to the increase in the average rate paid of 0.58%. Interest expense on advances from the FHLB increased $7.8 million, or 15.3%, primarily due to the 0.98% increase in the average rate paid. Interest expense on other borrowed money increased $11.1 million, due to the $146.4 million increase in the average balance of securities sold under agreements to repurchase and federal funds purchased and a 1.24% increase in the average rate paid. Interest expense on Senior Notes payable decreased $83,000 due to the decrease in the average balance of $758,000, as a result of repurchases.

PROVISION  FOR  LOAN  LOSSES
     For the years ended December 31, 2001 and 2000, the provision for loan losses was $3.9 million and $5.8 million, respectively. In 1999, the provision for loan losses was $10.6 million, $6.8 million of which was specific to the MCA loan as discussed earlier. The decrease in the provision for loan losses, when comparing 2001 and 2000, was due to management's evaluation of and belief that the allowance for loan losses throughout 2001 and at December 31, 2001 was adequate.

          As shown in the following table, although total nonperforming loans have increased from December 31, 1999 to December 31, 2001, the percentage of those loans that are first lien residential ("single family") mortgage loans has also increased. Nonperforming loans are those loans on nonaccrual status as well as those loans greater than ninety (90) days delinquent and still accruing interest. The percentage of nonperforming single family loans to total nonperforming loans was 88.2% at December 31, 2001 as compared to 77.9% at December 31, 2000 and 84.6% at December 31, 1999. Coastal evaluates the allowance for loan losses needed for single family loans, which typically have a lower credit risk than other types of loans, using (among other things) a five-year historical loss analysis. Based on these analyses, Coastal's allowance allocation methodology related to these single family loans has been and is considered adequate by management. At December 31, 2001, 2000 and 1999, Coastal had nonperforming loans as follows:

                                                               December 31,
                                                              ---------------
                                                       2001        2000     1999
                                                 ---------------  -------  -------
                                                               (In thousands)
Nonaccrual loans receivable:
 First lien residential                          $        21,744  $16,062  $13,344
 Residential construction                                    218      390      184
 Multifamily real estate                                      82       --       --
 Commercial real estate                                    1,174    1,134      104
 Acquisition and development                                   6       --       --
 Commercial, financial and industrial                        499    1,152      694
 Consumer and other                                          141      496      340
                                                  --------------   ------   ------
                                                          23,864   19,234   14,666
                                                  --------------   ------   ------
Loans greater than 90 days delinquent and still
 accruing interest:
 First lien residential                                       62      475    1,137
 Residential construction                                    755       --       --
 Commercial real estate                                       --      736      690
 Commercial, financial and industrial                         31      634      531
 Consumer and other                                            1      153       94
                                                  --------------   ------   ------
                                                             849    1,998    2,452
                                                  --------------   ------   ------
 Total nonperforming loans                       $        24,713  $21,232  $17,118
                                                  ==============  =======  =======

Of the nonperforming loans at December 31, 2001, $21.8 million, or 88%, were single family mortgage loans, of which 86% were purchased and 14% were originated by Coastal.

     Coastal's  asset  quality  ratios  are  as  follows:

                                                               December 31,
                                                              -------------
                                                             2001    2000    1999
                                                           -------  ------  ------
Nonperforming loans to total loans receivable                1.33%   1.12%   0.99%

Allowance for loan losses to nonperforming loans            62.26   68.32   61.30

Allowance for loan losses to total loans receivable          0.83    0.77    0.60

     The allowance for loan losses is maintained at a level considered adequate to cover probable losses on loans. The adequacy of the allowance is based on management's quarterly evaluation of the loan portfolio. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical and peer group loss experience, the volume and type of lending conducted by Coastal, the existing nonperforming assets and the underlying collateral value on those loans, industry standards, regulatory policies, accounting principles generally accepted in the United States of America, general economic conditions, particularly as they relate to Coastal's lending areas and other factors related to the collectibility of Coastal's loan portfolio.

     Although no assurance can be given, Coastal's management believes that the allowance for loan losses at December 31, 2001 is adequate, considering the changing composition of the loans receivable portfolio, the existing nonperforming loans and the underlying collateral value on those loans, historical and peer group loss experience, delinquency trends and current economic conditions. Management will continue to review its loan loss policy as Coastal's loan portfolio grows and diversifies to determine if changes to the policy and the resulting allowance for loan losses are necessary. While management uses the best information available to make such determinations, additional provisions may be required to be established in the future should economic or other conditions change substantially.

NONINTEREST  INCOME
     Total noninterest income decreased $881,000, or 7.3%, to $11.1 million in 2001, compared to $12.0 million for 2000. The decrease in noninterest income was primarily due to the $2.2 million gain recorded on the sale of Coastal's mortgage servicing rights during the first quarter of 2000 (as described below), the related $244,000 decrease in loan servicing income in 2001 and the fair value loss on derivative instruments of $422,000 recorded in 2001 pursuant to the adoption of Statement 133 on January 1, 2001. The net fair value loss for the year ended December 31, 2001 was primarily attributable to Coastal's interest rate swap positions, which were liquidated in June 2001. As of December 31, 2001, interest rate cap agreements were Coastal's only derivative instruments. These decreases in noninterest income, when comparing 2001 to 2000, were somewhat offset by the $169,000 gain that Coastal recorded on the sale of mortgage-backed securities mentioned previously. In addition, there were increases of $838,000 in service charges on deposit accounts, $621,000 in the gain on sale of real estate owned and $328,000 in other noninterest income, comparing 2001 to 2000. The increase in service charges on deposit accounts was due to Coastal's continuing focus on increasing transaction type accounts and the related fee income. The increase in the gain on the sale of real estate owned was primarily due to a $603,000 gain on the sale of one real estate owned commercial property during the third quarter of 2001. The increase in other noninterest income was primarily due to $300,000 in insurance proceeds received in 2001 for reimbursement of certain deposit account losses incurred in prior years.

Total noninterest income increased $1.7 million, or 15.9%, to $12.0 million in 2000, compared to $10.4 million for 1999. As mentioned previously, the increase in noninterest income was primarily due to the $2.2 million gain on the sale of Coastal's mortgage servicing rights recorded during the first quarter of 2000. During 2000, due to the declining servicing portfolio (with an average loan life of approximately seven years), management decided to take the opportunity to sell Coastal's rights to service $389.1 million of loans for third party investors (Coastal's entire portfolio of loans serviced for others) based on the current market conditions for loan servicing rights and the expected declining income benefits of that servicing portfolio on an ongoing basis. In addition to this gain, other changes in noninterest income were as follows: a $675,000 increase in service charges on deposit accounts and a $189,000 increase in other noninterest income, offset by a $353,000 decrease in loan fees, a $436,000 decrease in loan servicing income and a $595,000 decrease in the gain on sale of real estate owned. The increase in service charges on deposit accounts was due to Coastal's continued focus on increasing transaction type deposit accounts and the related fee income. The increase in other noninterest income was primarily due to a $122,000 increase in fees related to insurance and investment product sales and a $100,000 increase in the gain on the sale of loans held for sale, offset by changes in other categories. The decreases in loan fees and loan servicing income were primarily the result of the servicing sale, in addition to a $245,000 reduction in loan fees due to the overall decreased activity in the warehouse loan portfolio.

NONINTEREST  EXPENSE
     Total noninterest expense amounted to $58.5 million during 2001, an increase of $284,000, or 0.5%, over 2000. The increase in noninterest expense was due to a $1.6 million, or 5.5%, increase in compensation, payroll taxes and other benefits, partially offset by a decrease of $84,000 in office occupancy, a $317,000 decrease in data processing, a $225,000 decrease in the amortization of goodwill and other intangible assets and a decrease of $688,000 in other noninterest expense. The increase in compensation, payroll taxes and other benefits was primarily due to normal merit increases for existing staff, in addition to the staff increases for the item processing functions brought in-house during the third quarter of 2001 and additional personnel needed to continue Coastal's focus on commercial business products and lending. The decrease in data processing expense was due to the conversion to a new mortgage loan data processing system in the second quarter of 2001, the conversion of the branches in the Rio Grande Valley to Coastal's primary deposit and loan data processing system during the third quarter of 2001 and the item processing functions brought in-house during the third quarter of 2001. The decrease in the amortization of goodwill and other intangible assets was due to certain goodwill amounts becoming fully amortized during 2001. The decrease in other noninterest expense was due to a decrease of $428,000 related to the Senior
Notes payable debt issuance costs becoming fully amortized in 2001 and the $401,000 reversal of an accrued franchise tax liability determined not to be payable, offset by other smaller changes in various categories.

Total noninterest expense amounted to $58.2 million during 2000, an increase of $385,000, or 0.7%, over 1999 (although it would have been a $756,000 decrease excluding a $1.1 million reduction of certain accrued liabilities during the first quarter of 1999). Overall changes included an increase in compensation, payroll taxes and other benefits of $416,000, a $511,000 increase in other noninterest expenses partially offset by a $425,000 increase in office occupancy, in addition to smaller changes in other expense categories. The increase in other noninterest expense was due to the reduction of certain accrued liabilities in 1999 as mentioned above and a decrease in deposit insurance premiums due to a decrease in rates applicable to Coastal.

PROVISION  FOR  FEDERAL  INCOME  TAXES
     Coastal incurred no regular Federal income taxes in 2001, 2000 or 1999 primarily due to the utilization of the net operating loss carryovers acquired in May 1988 from the associations obtained in connection with the Federal Savings and Loan Insurance Corporation's Southwest Plan (the "Southwest Plan Acquisition") and because payments to Coastal pursuant to the related assistance agreement in prior years were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Southwest Plan Acquisition assistance agreement, the FSLIC Resolution Fund ("FRF") retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from the FRF and from the utilization of the net operating loss carryovers acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from the FRF and the utilization of the net operating loss carryovers) is recorded in Coastal's Consolidated Statements of Operations as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years are available as credit carryforwards to reduce future regular Federal income taxes over an indefinite period. Beginning in 2000, these alternative minimum tax credit carryforwards were used to offset regular income taxes.

     The provisions for Federal income taxes were $10.9 million in 2001, $9.9 million in 2000 and $5.7 million in 1999 with the effective tax rates being 30.7%, 30.5% and 29.4%, respectively. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired, which are expected to continue into 2003.

ASSET  AND  LIABILITY  MANAGEMENT
     During 2001, as previously mentioned, Coastal entered into a transaction to strategically restructure a portion of its asset base to make it less vulnerable to market interest rate fluctuations. In late November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The majority of the securities sold were CMOs tied to the COFI index and contained extension risk which caused, on average, higher levels of price volatility. Coastal replaced approximately $512 million of these securities with primarily pass-thru securities with an overall shorter expected duration. This restructuring was undertaken to improve the stability and quality of future earnings.

     Coastal's asset and liability management process is utilized to measure and manage its interest rate risk exposure, which is Coastal's primary market risk. Interest rate risk can be defined as the exposure of Coastal's net interest income to adverse movements in interest rates. The principal determinant of the exposure of Coastal's earnings to interest rate risk is the timing difference between the repricing or maturity of Coastal's interest-earning assets and the repricing or maturity of its interest-bearing liabilities. In order to minimize interest rate risk and achieve an acceptable interest rate spread between interest-earning assets and interest-bearing liabilities, Coastal endeavors to match the timing of the repricing or maturities as well as the basis (for example, the London Interbank Offered Rate ("LIBOR") or cost of funds rate) of its interest-earning assets to its interest-bearing liabilities. Coastal also may use interest rate swap and cap agreements to aid in minimizing exposure to interest rate fluctuations.

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

     The following table presents an analysis of the sensitivity in Coastal's annual net interest income and EVE based on the indicated changes in interest rates at December 31, 2001 and 2000. The interest rate scenarios presented in the table include interest rates at December 31, 2001 and 2000 and, for the net interest income calculation, interest rates are adjusted by the indicated changes over a four-quarter period with net interest income being measured for the following calendar year, and for the EVE calculation, the interest rate adjustments consist of instantaneous and parallel changes in the yield curve. Each rate scenario reflects assumptions relating to the estimated effect of prepayments and repricing of applicable assets and liabilities.


                                 Estimated  Change  In
                       -------------------------------------
     Change            Net  Interest  Income       EVE
In  Interest  Rates        December  31,       December  31,
(in  basis  points)        2001     2000       2001     2000
-------------------     --------------------   -------------
+200                       (6.20)%  (8.48)%  (0.74)%  (15.97)%
+100                       (3.11)   (4.20)    0.89     (6.59)
   0                          --       --       --        --
-100                       (0.70)     4.26   (3.90)     5.73
-200                       (2.51).    8.59   (6.42)     6.64

     As noted in the table above, the restructuring of the mortgage-backed securities portfolio that occurred in 2001 helped to "flatten" the effects of interest rate fluctuations on Coastal's net interest income and EVE, when comparing the sensitivity analysis results at December 31, 2001 to December 31, 2000.

There are limitations inherent in any methodology used to estimate the exposure to changes in interest rates. It is not possible to fully model the market risk in instruments with leverage, option or prepayment risks. Therefore, this analysis is not intended to be a forecast of the actual effect of a change in interest rates on Coastal. Management of Coastal believes that all of the assumptions used in this analysis to evaluate the vulnerability of Coastal's operations to changes in interest rates take into account historical experience and considers them reasonable; however, the interest rate sensitivity of Coastal's assets and liabilities and the estimated effects of changes in interest rates on Coastal's net interest income and EVE indicated in the above analysis could vary substantially if different assumptions were used or if actual experience differs from the historical experience.
     The EVE is significantly impacted by the estimated effect of prepayment risk on the value of mortgage-backed securities and loans receivable as market interest rates change. Prepayment risk arises due to the possibility that the cash flow experience of an asset may change as interest rates change. When interest rates increase, mortgage-related assets will generally not be prepaid and conversely, when interest rates decrease, prepayments increase. The magnitude of the risk that a higher yielding asset will prepay is a direct function of interest rate variability over the life of the asset. Prepayments affect Coastal's net spread and the duration match of its assets and liabilities. Coastal has prepayment risk on its mortgage-backed securities and loans receivable held at a premium due to the fact that the amortization of the capitalized premiums on those assets will accelerate when the underlying loans are prepaid. Coastal attempts to anticipate its prepayment risk by extrapolation from past prepayment behavior after adjusting for expected interest rate levels and other economic factors and utilizes these assumptions when analyzing its risk exposure. There is also a risk of an inverted yield curve. In this situation, assuming the rates under one year would be inverted, Coastal's net interest income would be negatively affected. As assets, primarily the one-year treasury securities and whole loans, reprice at the lower one-year rate, the one-month borrowings would reprice at the higher one-month LIBOR rate causing a decline in net interest income. The magnitude of this risk depends on the steepness of the inversion, which part of the curve inverts and the duration of the inverted curve.
     A more conventional but limited asset and liability monitoring tool involves analyzing the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." While this conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings and to predict the effect of changing interest rates. It makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. Given Coastal's current position based on this "gap" analysis, however, Coastal's net interest spread would benefit over time from a gradual increase in interest rates, in which its assets may be redeployed at higher yields. If interest rates were to fall, yields earned on interest rate sensitive investments would be reduced, while longer term fixed liability costs, such as Coastal's certificates of deposit, would not immediately change. While this analysis takes into account repricing and maturities of assets and liabilities, it fails to consider all the interest rate sensitivities of those asset and liability accounts.
     The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities at December 31, 2001. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust or could be adjusted rather than in the period in which they mature. Coastal's one-year cumulative gap position at December 31, 2001 was negative $62.0 million or 2.39% of total assets. This is a snapshot of the position as of such date. The position changes frequently and may not be indicative of Coastal's position at any other time. Other material assumptions are set forth in the footnotes to the table.



                                                                                 As  of  December  31,  2001
                                                                                  More than       More than      More than
                                                         Three months             three months    one year to    three years to
                                                         or less                  to one year     three years    five years
                                                                                   (Dollars in thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate          $                2,546   $       9,573   $     27,061   $        41,703
   First lien mortgage-single family adjustable
     Rate                                                                15,609         440,598        101,029             3,511
   First lien mortgage-multifamily fixed rate                               459             284          2,710             1,964
   First lien mortgage-multifamily variable rate                        116,122             128             --                --
   Construction and acquisition and
     development, net of loans in process                               350,138           4,512          1,942               958
   Commercial real estate                                               247,777           2,430         21,892            13,375
   Commercial                                                           102,504           6,785         18,822             6,051
   Consumer and other                                                     7,302           7,812         16,753            10,273
 Mortgage-backed securities available-for-sale(1)(2)                    501,859              --             --                --
 U.S. Treasury securities available-for-sale                             41,288           1,539             --                --
 Other interest-earning assets (3)                                       57,804              --             --                --
                                                         ----------------------   -------------   -------------  ----------------
     Total interest-sensitive assets.                                 1,443,408         473,661        190,209            77,835
                                                         -----------------------  --------------  -------------  ----------------
 Noninterest-sensitive assets
     Total assets


INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                    $               15,894   $          --   $         --   $            --
   Savings accounts                                                      45,234              --             --                --
   Money market demand accounts                                         392,763              --             --                --
   Certificate accounts                                                 286,477         664,350         85,640             9,239
 Advances from the FHLB                                                 460,922          69,566        107,917            28,670
 Senior Notes payable                                                    43,875              --             --                --
                                                         ----------------------  --------------  -------------   ----------------
     Total interest-sensitive liabilities                             1,245,165         733,916        193,557            37,909
                                                         -----------------------  --------------  -------------  ----------------
 Noninterest-sensitive liabilities
     Total liabilities

 Minority interest-preferred stock of
   Coastal Banc ssb

 Stockholders' equity
     Total liabilities and stockholders' equity


Gap during the period                                    $              198,243   $    (260,255)  $     (3,348)  $        39,926
Cumulative gap                                           $              198,243   $     (62,012)  $    (65,360)  $       (25,434)

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                                115.92%          96.87%         96.99%            98.85%
Interest-sensitive assets as a % of total
 assets (cumulative)                                                      55.56           73.79          81.11             84.11
Ratio of gap to total assets                                               7.63          (10.02)         (0.13)             1.54
Ratio of cumulative gap to  total assets                                   7.63           (2.39)         (2.52)            (0.98)


                                                         More than        More than
                                                         five years to    ten years to    Over
                                                         ten years        twenty years    twenty years    Totals

INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate          $       34,673   $      86,150   $     108,756   $  310,462
   First lien mortgage-single family adjustable
     Rate                                                         4,056              --              --      564,803
   First lien mortgage-multifamily fixed rate                       253           1,953              --        7,623
   First lien mortgage-multifamily variable rate                     --              --              --      116,250
   Construction and acquisition and
     development, net of loans in process                           992           1,974              --      360,516
   Commercial real estate                                        13,429          16,239              --      315,142
   Commercial                                                       725             331              --      135,218
   Consumer and other                                             5,728           5,553             166       53,587
 Mortgage-backed securities available-for-sale(1)(2                  --          10,543           1,666      514,068
 U.S. Treasury securities available-for-sale                         --              --              --       42,827
 Other interest-earning assets (3)                                   --              --              --       57,804
                                                         ---------------  --------------  -------------  -----------
     Total interest-sensitive assets                             59,856         122,743         110,588    2,478,300
                                                         ---------------  --------------  --------------
 Noninterest-sensitive assets                                                                                119,591
                                                                                                          ----------
     Total assets                                                                                         $2,597,891
                                                                                                          ==========

INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                    $           --   $          --   $          --   $   15,894
   Savings accounts                                                  --              --              --       45,234
   Money market demand accounts                                      --              --              --      392,763
   Certificate accounts                                              51              --              --    1,045,757
 Advances from the FHLB                                           9,678          14,124              --      690,877
 Senior Notes payable                                                --              --              --       43,875
                                                         --------------   --------------  --------------  ----------
     Total interest-sensitive liabilities                         9,729          14,124              --    2,234,400
                                                         ---------------  --------------  --------------
 Noninterest-sensitive liabilities                                                                           177,307
                                                                                                           ---------
     Total liabilities                                                                                     2,411,707
                                                                                                          ----------
 Minority interest-preferred stock of
   Coastal Banc ssb                                                                                           28,750
 Stockholders' equity                                                                                        157,434
                                                                                                          ----------
     Total liabilities and stockholders' equity                                                           $2,597,891
                                                                                                          ==========

Gap during the period                                    $       50,127   $     108,619   $     110,588
Cumulative gap                                           $       24,693   $     133,312   $     243,900

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                        101.11%         105.97%         110.92%
Interest-sensitive assets as a % of total
 assets (cumulative)                                              86.42           91.14           95.40
Ratio of gap to total assets                                       1.93            4.18            4.26
Ratio of cumulative gap to  total assets                           0.95            5.13            9.39

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


DERIVATIVE  INSTRUMENTS
     Coastal is a party to derivative instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. These derivative instruments have included interest rate swap agreements where Coastal makes fixed interest payments and receives payments based on a floating index and, currently, interest rate cap agreements, as described below. Effective January 1, 2001, Coastal adopted Statement 133, which requires companies to recognize all derivatives as either assets or liabilities in the consolidated statement of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, as the cumulative effect of the change in accounting for derivative instruments to record the fair value of Coastal's derivative instruments in the consolidated statements of operations. For the year ended December 31, 2001, Coastal recorded an additional fair value loss on these derivative instruments of $422,000. The fair value changes in the derivative instruments during 2001 were primarily attributable to Coastal's interest rate swap agreements, which were totally liquidated in June 2001. As of December 31, 2001, interest rate cap agreements were Coastal's only derivative instruments.

     Coastal has interest rate cap agreements with third parties. The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 8.0% to 9.0%, depending on the agreement. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The fair value of the interest rate cap agreements was $37,000 at December 31, 2001, which is the recorded book value of such agreements due to the implementation of Statement 133. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities and loans receivable. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in "interest income on mortgage-backed securities or loans receivable," as appropriate, in the accompanying consolidated statements of operations. The net decrease in interest income related to the interest rate cap agreements was approximately $25,000 for each of the years ended December 31, 2001, 2000 and 1999. No payments were made to Coastal under the interest rate cap agreements during the years ended December 31, 2001, 2000 or 1999.

     Coastal totally liquidated its interest rate swap positions in June of 2001. The interest rate swap agreements previously held by Coastal provided for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement. The net effect of the interest rate swaps to Coastal was to increase interest expense by $35,000 for the year ended December 31, 2001, decrease interest expense by $212,000 for the year ended
December  31,  2000 and increase interest expense by $483,000 for the year ended
December  31,  1999.  See  Note  14  of  the  Notes  to  Consolidated  Financial
Statements.

LIQUIDITY  AND  CAPITAL  RESOURCES
     Coastal's total assets approximated $2.6 billion at December 31, 2001 and $3.1 billion at December 31, 2000. Preferred stockholders' equity amounted to $27.5 million and common stockholders' equity was $129.9 million at December 31, 2001. The regulatory capital of Coastal's subsidiary, Coastal Banc ssb, exceeded all three of the Bank's regulatory capital adequacy requirements at December 31, 2001. At December 31, 2001, the Bank's core capital amounted to 7.27% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 11.90% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 12.79% of risk-adjusted assets, compared to a requirement of 8.0%.

     Coastal's primary sources of funds consist of deposits bearing market rates of interest, advances from the FHLB, securities sold under agreements to repurchase, Federal funds purchased and principal and interest payments on loans receivable and mortgage-backed securities. Coastal uses its funding resources principally to meet its ongoing commitments to fund maturing deposits and deposit withdrawals, repay borrowings, purchase loans receivable and mortgage-backed securities, fund existing and continuing loan commitments, maintain its liquidity, meet operating expenses and fund acquisitions of other banks and thrifts, either on a branch office or whole bank acquisition basis, in addition to purchasing treasury stock and repurchasing Senior Notes payable. At December 31, 2001, Coastal had binding commitments to originate or purchase loans totaling approximately $29.3 million and had $131.1 million of undisbursed loans in process. In addition, at December 31, 2001, Coastal had commitments under lines of credit to originate loans, primarily construction and other, of approximately $94.9 million and letters of credit outstanding of $12.8 million. Scheduled maturities of certificates of deposit during the twelve months following December 31, 2001 totaled $950.8 million. Management believes that Coastal has adequate resources to fund all its commitments.

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

FORWARD-LOOKING  INFORMATION
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this Annual Report to stockholders which are not historical facts contain forward looking information with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties detailed in Coastal's filings with the Securities and Exchange Commission ("SEC").
     The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and are subject to the safe harbor created by the Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; risks involved in Coastal's ability to quickly and efficiently integrate the operations of acquired entities with those of Coastal; changes in general economic and business conditions; competition from other financial services companies in our markets; changes in the interest rate environment; changes in the laws and regulations applicable to Coastal; the risks associated with the Bank's non-traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial real estate, commercial business and warehouse loans) and potential changes in credit quality; and changes in business strategies and other factors as discussed herein.

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

LINDA  B.  FRAZIER
Director,  Senior  Vice  President  and  Secretary

LINDA  S.  BUBACZ
Director,  Assistant  Treasurer  and  Assistant  Secretary

CORPORATE  OFFICERS  OF  COASTAL  BANC  SSB

MANUEL  J.  MEHOS
President  and  Chief  Executive  Officer

GARY  R.  GARRETT
Senior  Executive  Vice  President  -  Chief  Lending  Officer
(Effective January 1, 2002, Mr. Garrett relinquished his position at the Bank and became the Co-Chairman of Coastal Banc Capital Corp.)

CATHERINE  N.  WYLIE
Senior Executive Vice President - Chief Financial Officer and Chief Operations Officer

DAVID  R.  GRAHAM
Executive  Vice  President  -  Commercial  Real  Estate

H.  EDWARD  SELKE,  JR.
Executive  Vice  President  -  Portfolio  Control  Center

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

     In May 1988, Coastal became the first acquirer of failed or failing savings institutions under the Federal government's "Southwest Plan." In this transaction, Coastal acquired from the Federal Savings and Loan Insurance Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 2001, Coastal entered into seven branch acquisitions and one whole bank acquisition: two with an instrumentality of the Federal government and six with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. All of these transactions resulted in the net assumption of $1.9 billion of deposits and the net acquisition of 58 branch offices. Coastal has also opened seven de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 16 branch offices and transferring the deposits to other offices located in the same market area.

     At December 31, 2001, Coastal had total assets of approximately $2.6 billion and total deposits of approximately $1.7 billion with 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

                          Independent Auditors' Report
                          ----------------------------


The  Board  of  Directors
Coastal  Bancorp,  Inc.:


     We have audited the accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




/s/  KPMG  LLP
--------------
January  15,  2002
Houston,  Texas

                              COASTAL BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                    DECEMBER 31, 2001 AND 2000
                                (IN THOUSANDS, EXCEPT SHARE DATA)



ASSETS                                                                        2001        2000
-------------------------------------------------------------------------  ----------  ----------
Cash and cash equivalents                                                  $   41,537  $   69,730
Federal funds sold (Note 3)                                                    16,710         869
Loans receivable (Notes 5 and 10)                                           1,863,601   1,896,228
Mortgage-backed securities held-to-maturity (market value of
 $860,517 in 2000) (Notes 4, 10, 11, 13 and 14)                                    --     885,565
Mortgage-backed securities available-for-sale, at market value
 (Notes 4, 10, 11, 13 and 14)                                                 514,068      94,673
U.S. Treasury securities held-to-maturity                                          --       1,497
U.S. Treasury securities available-for-sale, at market value                   42,827          --
Accrued interest receivable (Note 6)                                           13,243      18,772
Property and equipment (net of accumulated depreciation and
 amortization of $23,779 in 2001 and $20,622 in 2000)                          27,461      28,086
Stock in the Federal Home Loan Bank of Dallas ("FHLB")                         40,032      58,005
Goodwill and other intangible assets (net of accumulated amortization of
 $15,560 in 2001 and $14,774 in 2000)                                          21,811      24,611
Prepaid expenses and other assets (Notes 8, 14 and 16)                         16,601      13,575
                                                                           ----------  ----------
   Total assets                                                            $2,597,891  $3,091,611
                                                                           ==========  ==========


     LIABILITIES  AND  STOCKHOLDERS'  EQUITY
     ---------------------------------------
Liabilities:
 Deposits (Note 9)                                                       $1,660,386   $1,674,981
 Advances from the FHLB (Note 10)                                           690,877    1,150,305
 Senior Notes payable (Note 12)                                              43,875       46,900
 Advances from borrowers for taxes and insurance                              4,259        5,050
 Other liabilities and accrued expenses                                      12,310       47,154
                                                                         ----------   -----------
   Total liabilities                                                      2,411,707    2,924,390
                                                                         ----------   -----------
Minority interest - 9.0% noncumulative preferred stock of Coastal Banc
 ssb (Note 19)                                                               28,750       28,750

Commitments and contingencies (Notes 5, 14, 17 and 22)

Stockholders' equity (Notes 4, 19, 20 and 21):
 Preferred Stock, no par value; authorized shares 5,000,000;
   9.12% Cumulative, Series A, 1,100,000 shares issued and
   outstanding                                                               27,500       27,500
 Common Stock, $.01 par value; authorized shares 30,000,000;
   7,835,178 shares issued and 5,835,178 shares outstanding at
   December 31, 2001; 7,677,622 shares issued and 5,677,622
   shares outstanding at December 31, 2000                                       78           77
 Additional paid-in capital                                                  35,366       33,312
 Retained earnings                                                          127,425      110,794
 Accumulated other comprehensive loss -
   net unrealized loss on securities available-for-sale                      (1,590)      (1,867)
 Treasury stock at cost (2,000,000 shares in 2001 and 2000)                 (31,345)     (31,345)
                                                                         ----------   -----------
   Total stockholders' equity                                               157,434      138,471
                                                                         -----------  -----------
   Total liabilities and stockholders' equity                            $2,597,891   $3,091,611
                                                                         ==========   ===========

See  accompanying  notes  to  Consolidated  Financial  Statements.

                                COASTAL BANCORP, INC. AND SUBSIDIARIES
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                             YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                             2001       2000      1999
                                                                         ---------  --------  --------
Interest income:
 Loans receivable                                                        $155,214   $168,105  $136,036
 Mortgage-backed securities                                                52,873     64,246    63,663
 FHLB stock, federal funds sold and other interest-earning assets           2,525      4,922     3,244
                                                                         ---------  --------  --------
                                                                          210,612    237,273   202,943
                                                                         ---------  --------  --------

Interest expense:
 Deposits                                                                  69,828     73,216    64,701
 Advances from the FHLB                                                    38,917     58,328    50,569
 Other borrowed money                                                      10,682     16,671     5,614
 Senior Notes payable                                                       4,588      4,690     4,773
                                                                         ---------  --------  --------
                                                                          124,015    152,905   125,657
                                                                         ---------  --------  --------

   Net interest income                                                     86,597     84,368    77,286
Provision for loan losses (Note 5)                                          3,900      5,790    10,575
                                                                         ---------  --------  --------
   Net interest income after provision for loan losses                     82,697     78,578    66,711
                                                                         ---------  --------  --------

Noninterest income:
 Service charges on deposit accounts                                        7,803      6,965     6,290
 Loan fees                                                                  1,248      1,247     1,600
 Loan servicing income, net                                                    --        244       680
 Gain on sale of mortgage servicing rights                                     --      2,172        --
 Gain on sale of mortgage-backed securities available-for-sale                169         --        --
    Loss on derivative instruments                                           (422)        --        --
    Gain on sale of real estate owned, net                                    819        198       793
 Other                                                                      1,526      1,198     1,009
                                                                         ---------  --------  --------
                                                                           11,143     12,024    10,372
                                                                         ---------  --------  --------

Noninterest expense:
 Compensation, payroll taxes and other benefits                            30,785     29,187    28,771
 Office occupancy                                                          10,913     10,997    11,422
 Data processing                                                            3,008      3,325     3,416
 Amortization of goodwill and other intangible assets                       2,800      3,025     3,051
 Other                                                                     10,973     11,661    11,150
                                                                         ---------  --------  --------
                                                                           58,479     58,195    57,810
                                                                         ---------  --------  --------
     Income before provision for Federal income taxes, minority
       interest and cumulative effect of accounting change                 35,361     32,407    19,273
Provision for Federal income taxes (Note 16)                               10,867      9,895     5,659
                                                                         ---------  --------  --------
     Income before minority interest and cumulative effect of
       accounting change                                                   24,494     22,512    13,614
Minority interest - preferred stock dividends of Coastal Banc ssb
 (Note 19)                                                                  2,588      2,588     2,588
                                                                         ---------  --------  --------
     Income before cumulative effect of accounting change                  21,906     19,924    11,026
Cumulative effect of accounting for derivative instruments
 (Note 14)                                                                   (104)        --        --
                                                                         ---------  --------  --------
     Net income                                                          $ 21,802   $ 19,924  $ 11,026
                                                                         ========   ========  ========
     Net income available to common stockholders                         $ 19,294   $ 17,416  $  9,442
                                                                         =========  ========  ========
Basic earnings per common share before cumulative effect of accounting
 Change                                                                  $   3.36   $   2.94  $   1.45
                                                                         =========  ========  ========
Basic earnings per common share (Note 21)                                $   3.34   $   2.94  $   1.45
                                                                         =========  ========  ========
Diluted earnings per common share before cumulative effect of
 accounting change                                                       $   3.19   $   2.87  $   1.42
                                                                         =========  ========  ========
Diluted earnings per common share (Note 21)                              $   3.17   $   2.87  $   1.42
                                                                         =========  ========  ========

See  accompanying  notes  to  Consolidated  Financial  Statements.


                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                           2001     2000      1999
                                                                        -------  --------  --------

Net income                                                              $21,802  $19,924   $11,026

Other comprehensive income (loss), net of tax:
 Change in net unrealized gains (losses) on securities available-for-
   sale, net of reclassification adjustment and tax effects (Note 4)        277      (19)     (474)
                                                                        -------  --------  --------
Comprehensive income                                                    $22,079  $19,905   $10,552
                                                                        =======  =======   ========

See  accompanying  notes  to  Consolidated  Financial  Statements.

                                           COASTAL BANCORP, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                        YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                                       (IN THOUSANDS)



                                                                                                                 Additional
                                                                                          Preferred   Common      paid-in
                                                                                          Stock       Stock       capital
                                                                                          ----------  -------  ------------

Balance - December 31, 1998                                                               $       --  $    76  $    33,696
Dividends on Preferred Stock (Note 20)                                                            --       --           --
Dividends on Common Stock (Note 20)                                                               --       --           --
Issuance of Preferred Stock (net) (Note 20)                                                   27,500       --       (1,558)
Exercise of stock options (Note 17)                                                               --       --          545
Purchase of treasury stock at cost (Note 20)                                                      --       --           --
Change in net unrealized loss on
 securities available-for-sale (Note 4)                                                           --       --           --
Net income for 1999                                                                               --       --           --
                                                                                        ------------  -------  ------------
Balance - December 31, 1999                                                                   27,500       76       32,683
Dividends on Preferred Stock (Note 20)                                                            --       --           --
Dividends on Common Stock (Note 20                                                                --       --           --
Exercise of stock options (Note 17)                                                               --        1          629
Purchase of treasury stock at cost (Note 20)                                                      --       --           --
Change in net unrealized loss on
 securities available-for-sale (Note 4)                                                           --       --           --
Net income for 2000                                                                               --       --           --
                                                                                        ------------  -------  ------------
Balance - December 31, 2000                                                                   27,500       77       33,312
Dividends on Preferred Stock (Note 20)                                                            --       --           --
Dividends on Common Stock (Note 20)                                                               --       --           --
Exercise of stock options (Note 17)                                                               --        1        2,054
Change in net unrealized loss on securities
  available-for-sale, net of reclassification
 adjustment and tax effects (Note 4)                                                              --       --           --
Net income for 2001                                                                               --       --           --
                                                                                        ------------  -------  ------------
Balance - December 31, 2001                                                               $   27,500  $    78  $    35,366
                                                                                        ============  =======  ============

                                                                                                Accumulated
                                                                                                   other
                                                                                   Retained    comprehensive   Treasury
                                                                                   earnings         loss        stock      Total
                                                                                 ----------  ---------------  ----------  --------

Balance - December 31, 1998                                                      $  88,144   $     (1,374)   $  (7,778)  $112,764
Dividends on Preferred Stock (Note 20)                                              (1,584)             --          --     (1,584)
Dividends on Common Stock (Note 20)                                                 (2,078)             --          --     (2,078)
Issuance of Preferred Stock (net) (Note 20)                                             --              --          --     25,942
Exercise of stock options (Note 17)                                                     --              --          --        545
Purchase of treasury stock at cost (Note 20)                                            --              --     (12,685)   (12,685)
Change in net unrealized loss on
 securities available-for-sale (Note 4)                                                --             (474)         --       (474)
Net income for 1999                                                                 11,026              --          --     11,026
                                                                                 ---------     ------------   ---------    -------
Balance - December 31, 1999                                                         95,508          (1,848)    (20,463)   133,456
Dividends on Preferred Stock (Note 20)                                              (2,508)             --          --     (2,508)
Dividends on Common Stock (Note 20)                                                 (2,130)             --          --     (2,130)
Exercise of stock options (Note 17)                                                     --              --          --        630
Purchase of treasury stock at cost (Note 20)                                            --              --     (10,882)   (10,882)
Change in net unrealized loss on
 securities available-for-sale (Note 4)                                                 --             (19)         --        (19)
Net income for 2000                                                                 19,924              --          --     19,924
                                                                                 ---------     ------------   ---------    -------
Balance - December 31, 2000                                                        110,794          (1,867)    (31,345)   138,471
Dividends on Preferred Stock (Note 20)                                              (2,508)             --          --     (2,508)
Dividends on Common Stock (Note 20)                                                 (2,663)             --          --     (2,663)
Exercise of stock options (Note 17)                                                    --              --          --       2,055
Change in net unrealized loss on securities
 available-for-sale, net of reclassification
 adjustment and tax effects (Note 4)                                                   --             277          --         277
Net income for 2001                                                                21,802              --          --      21,802
                                                                                 ---------     ------------   ---------    -------
Balance - December 31, 2001                                                       $ 127,425  $     (1,590)   $ (31,345)  $157,434
                                                                                 ==========  =============    =========  =========

See  accompanying  notes  to  Consolidated  Financial  Statements.


                               COASTAL BANCORP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                           (IN THOUSANDS)

                                                                    2001        2000        1999
                                                                 ----------  ----------  ----------
Cash flows from operating activities:
 Net income                                                      $  21,802   $  19,924   $  11,026
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Depreciation and amortization of property and equipment,
   mortgage servicing rights and prepaid expenses
   and other assets                                                  8,325       9,601       9,916
 Net premium amortization (discount accretion)                      (3,115)        349       1,435
 Provision for loan losses                                           3,900       5,790      10,575
 Amortization of goodwill and other intangible assets                2,800       3,025       3,051
 Originations and purchases of mortgage loans held for sale        (20,550)    (25,461)     (8,543)
 Sales of mortgage loans held for sale                              20,723      25,618       8,190
 Gain on sale of mortgage servicing rights                              --      (2,172)         --
 Loss on derivative instruments                                        582          --          --
 Gain on sale of mortgage-backed securities available-for-sale        (169)         --          --
 Decrease (increase) in:
   Accrued interest receivable                                       5,529      (2,622)       (632)
   Other, net                                                      (37,242)     32,212      (1,661)
 Stock dividends from the FHLB                                      (1,973)     (4,603)     (2,847)
                                                                -----------  ----------   ---------
   Net cash provided by operating activities                           612      61,661      30,510
                                                                -----------  ----------   ---------
Cash flows from investing activities:
 Net change in federal funds sold                                  (15,841)       (869)         --
 Purchases of mortgage-backed securities held-to-maturity               --      (4,815)     (3,080)
 Purchase of mortgage-backed securities available-for-sale        (512,267)         --     (26,489)
 Purchase of U.S. Treasury securities held-to-maturity                  --      (1,493)       (299)
 Purchase of U.S. Treasury securities available-for-sale           (43,064)         --          --
 Principal repayments on mortgage-backed securities
   held-to-maturity                                           .     73,725      36,326     240,417
 Principal repayments on mortgage-backed securities
   available-for-sale                                               59,986       4,940      22,711
 Proceeds from maturity of U.S. Treasury securities
   held-to-maturity                                                  1,500         300          --
 Proceeds from maturity of U.S. Treasury securities
   available-for-sale                                                   --          --       2,000
 Proceeds from sales of mortgage-backed securities
   available-for-sale                                              844,918          --          --
 Purchases of loans receivable                                    (250,945)   (236,970)   (387,204)
 Other changes in loans receivable                                 277,918      66,032     173,582
 Purchases of property and equipment, net                           (3,781)     (2,340)     (2,674)
 Purchase of FHLB stock                                            (28,485)    (35,649)     (5,779)
 Proceeds from sales of FHLB stock                                  48,431      39,000       1,692
 Proceeds from sale of mortgage servicing rights                        --       5,001          --
                                                                -----------  ----------   ---------
   Net cash provided by (used in) investing activities             452,095    (130,537)     14,877
                                                                -----------  ----------   ---------



                                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                                 (IN THOUSANDS)



                                                                            2001          2000          1999
                                                                       ------------  ------------  ------------
Cash flows from financing activities:
 Net change in deposits                                                $   (14,540)  $    50,826   $   (80,505)
 Advances from the FHLB                                                  8,031,619     9,567,857     8,079,744
 Principal payments on advances from the FHLB                           (8,491,047)   (9,514,483)   (7,949,533)
 Proceeds from securities sold under agreements to repurchase
   and federal funds purchased                                           3,591,744     2,418,869       319,340
 Repayments of securities sold under agreements to repurchase
   and federal funds purchased                                          (3,591,744)   (2,418,869)     (419,340)
 Repurchase of Senior Notes payable                                         (3,025)           --        (3,100)
 Net increase (decrease) in advances from borrowers for taxes
   and insurance                                                              (791)        1,198           512
 Proceeds from issuance of Bancorp Preferred Stock, net                         --            --        25,942
 Exercise of stock options for purchase of Common Stock                      2,055           630           545
 Purchase of treasury stock                                                     --       (10,882)      (12,685)
 Dividends paid                                                             (5,171)       (4,638)       (3,662)
                                                                      -------------  ------------  ------------
   Net cash provided by (used in) financing activities                    (480,900)       90,508       (42,742)
                                                                      -------------  ------------  ------------
   Net increase (decrease) in cash and cash equivalents                    (28,193)       21,632         2,645
 Cash and cash equivalents at beginning of year                             69,730        48,098        45,453
                                                                      -------------  ------------  ------------
 Cash and cash equivalents at end of year                              $    41,537   $    69,730   $    48,098
                                                                      =============  ===========   ============

 Supplemental schedule of cash flows:
   Interest paid                                                       $   126,730   $   153,413   $   126,069
   Income taxes paid                                                        13,113         5,392         7,812
                                                                      =============  ===========   ============
 Supplemental schedule of noncash investing and financing activities:
   Real estate owned acquired through foreclosure of loans
     receivable                                                        $     5,450   $     3,672   $     4,398
   Transfer of mortgage-backed securities to available-for-sale
     category                                                              811,748            --            --
                                                                      =============  ===========   ============


See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


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

Coastal Bancorp, Inc. was incorporated on March 8, 1994 as a first-tier subsidiary of the Association in connection with the proposed reorganization of the Association into the holding company form of organization. The reorganization of the Association into the holding company form of organization occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb. As a result of the reorganization, Coastal Bancorp, Inc., a savings and loan holding company ("Bancorp"), became the owner of 100% of the voting stock of Coastal Banc ssb. The holders of the 9.0% Noncumulative Preferred Stock, Series A, of the former Coastal Banc Savings Association became the owners of an equal number of shares of the 9.0% Noncumulative Preferred Stock, Series A, of Coastal Banc ssb.

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

Coastal Banc ssb is a financial services provider to consumers and businesses. At December 31, 2001, Coastal Banc ssb operated 50 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

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

LOANS  RECEIVABLE
Loans receivable are stated at the principal balance outstanding adjusted for loans in process, the allowance for loan losses, unearned interest and loan fees and the premium on purchased loans. Interest on loans receivable is primarily computed on the outstanding principal balance at appropriate rates of interest. The net discount on purchased loans is being accreted using the level yield method, adjusted for prepayments.

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

ALLOWANCE  FOR  LOAN  LOSSES
The allowance for loan losses is maintained at a level determined to be adequate by management to absorb probable losses on loans receivable. The adequacy of the allowance is based on management's evaluation of the loans receivable portfolio and its consideration of such factors as historical and peer group loss experience, the volume and type of lending conducted by Coastal, identification of adverse situations which may affect the ability of borrowers to repay, assessment of current and future economic conditions and the estimated net realizable value of the underlying collateral. While management uses available information to estimate losses on loans receivable, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Coastal's allowance for loan losses. Such agencies may require Coastal to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

SALES  OF  LOANS  RECEIVABLE
Loans are sold periodically to institutional and private investors. When Coastal sells whole mortgage loans, gains or losses on such sales are recognized at the time of sale and are determined by the difference between the net sales proceeds and the net book value of the loans sold.

MORTGAGE  LOANS  HELD  FOR  SALE
Mortgage loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor market yield requirements calculated on the aggregate loan basis. There were no mortgage loans held for sale at December 31, 2001 or 2000.

LOAN  FEES
Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized into income over the lives of the related loans using the level yield method. When the loans receivable are paid off or sold, the remaining loan fees are recognized as income in that period.

INVESTMENT  AND  MORTGAGE-BACKED  SECURITIES
Coastal classifies securities as held-to-maturity, available-for-sale or trading. Securities are classified as held-to-maturity when Coastal has the positive intent and ability to hold such securities to maturity. Securities held-to-maturity are recorded at amortized cost. Securities available-for-sale are securities other than those held-to-maturity or trading and are recorded at fair value, with unrealized gains and losses excluded from earnings and recorded net of tax as other comprehensive income (loss) in stockholders' equity until realized. Realized gains and losses on securities classified as available-for-sale and trading are recorded in earnings in the year of sale based on the specific identification of each individual security sold.

Coastal records investment and mortgage-backed securities transactions as of the settlement date. There were no pending transactions as of December 31, 2001 or 2000.

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

GOODWILL  AND  OTHER  INTANGIBLE  ASSETS
Goodwill and other intangible assets resulting from acquisitions is amortized on a straight-line basis over the estimated period of benefit, not to exceed fifteen years. Coastal evaluates the recorded goodwill and other intangible asset amounts for impairment on an ongoing basis to determine whether events and circumstances have developed that warrant revision of the estimated benefit periods.

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

DERIVATIVE  INSTRUMENTS  USED  FOR  INTEREST  RATE  RISK  MANAGEMENT
Coastal is a party to derivative instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. These derivative instruments have included interest rate swap agreements and interest rate cap agreements.

Effective January 1, 2001, Coastal adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). Statement 133 requires companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. See Note 14. Prior to the adoption of Statement 133 (in years 2000 and prior), the fair values of any derivative instruments were not recognized in the consolidated financial statements.

STOCK  OPTIONS
Coastal accounts for its stock compensation programs in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under this method, no compensation expense is recognized for stock options when the exercise price equals fair value on the date of grant. As required, Coastal provides pro forma net income and pro forma earnings per share disclosures pursuant to the provisions of Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation" ("Statement 123") for employee stock option grants, as if the fair-value based method had been applied. See Note 17.

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

RECENT  ACCOUNTING  PRONOUNCEMENTS
Statement of Financial Accounting Standards No. 140 ("Statement 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replaced Statement of Financial Accounting Standards No. 125 ("Statement 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," but carried over most of Statement 125's provisions without change. Statement 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral and adds disclosures for collateral, securitizations and retained interests in securitized assets. Statement 140 was effective for transactions occurring after March 31, 2001. The adoption of Statement 140 did not have a material impact on Coastal.

          In July 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142") were issued. Statement 141, which is effective for business combinations initiated or completed after June 30, 2001, eliminates the pooling of interests method of accounting for business combinations and requires that the purchase method of accounting be used for all business combinations. Statement 141 also requires, upon adoption of Statement 142, that Coastal evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Statement 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon the adoption of Statement 142. Coastal is required to implement Statement 142 on January 1, 2002 and test for impairment in accordance with the provisions of Statement 142 within the first interim period of 2002. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in that first interim period.

     At January 1, 2002, Coastal had unamortized goodwill that will be subject to the transition provisions of Statements 141 and 142 in the amount of $5.5 million. Amortization expense related to this goodwill was $618,000 (or approximately $0.10 per diluted share) for the year ended December 31, 2001. The remaining $16.3 million of goodwill will be reclassified to other intangible assets, as those amounts were originally recorded as goodwill pursuant to Statement of Financial Accounting Standards No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("Statement 72") and not subject to the non-amortization provisions of Statement 142. Based on preliminary assessments, it does not appear Coastal will recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

     In August 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144") was issued. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Statement 144 is required to be adopted by Coastal as of January 1, 2002, and is not expected to have a material effect on Coastal's future Consolidated Financial Statements.

     (3)     FEDERAL  FUNDS  SOLD
An analysis of federal funds sold for the years ended December 31, 2001, 2000 and 1999 is as follows (dollars in thousands):




                                           2001      2000      1999
                                        --------  --------  --------
Federal funds sold:
  Balance outstanding at December 31,   $16,710   $   869   $    --
  Maximum outstanding at any month-end   17,011    10,000    18,500
  Average balance outstanding             7,776     3,042     5,353
  Average interest rate                    3.42%     6.38%     5.04%

     (4)     MORTGAGE-BACKED  SECURITIES

     Effective September 30, 2001, Coastal transferred all of its mortgage-backed securities held-to-maturity to the available-for-sale category. This was due to management's intent to restructure a portion of the asset base to be less vulnerable to market interest rate fluctuations. In late November 2001, Coastal entered into a transaction and sold $845 million of its mortgage-backed securities. Also in November, Coastal used a portion of the proceeds of the sale to purchase approximately $512 million of primarily pass-thru mortgage-backed securities. All of the securities purchased and the remaining securities not sold were placed in the available-for-sale category.

     Mortgage-backed securities at December 31, 2001 are as follows (in thousands):

                                     Gross        Gross
                       Amortized   Unrealized   Unrealized    Market
                          Cost        Gains        Losses      Value
                       ----------  -----------  ------------  --------
Available-for-sale:
Agency securities      $  406,437  $       319  $    (2,455)  $404,301
CMOs - Non-agency         107,488           82         (418)   107,152
Non-agency securities       2,590           34           (9)     2,615
                       ----------  -----------  -----------  ---------
                       $  516,515  $       435  $    (2,882)  $514,068
                       ==========  ===========  ============  ========

     Mortgage-backed securities at December 31, 2000 are as follows (in thousands):

                                     Gross        Gross
                       Amortized   Unrealized   Unrealized    Market
                         Cost        Gains        Losses       Value
                       ----------  -----------  ------------  --------
Held-to-maturity:
CMOs - Agency          $  642,588  $     1,370  $   (18,368)  $625,590
CMOs - Non-agency         168,886            9       (7,337)   161,558
Agency securities          67,809          109         (680)    67,238
Non-agency securities       6,282           --         (151)     6,131
                       ----------  -----------  ------------  --------
                       $  885,565  $     1,488  $   (26,536)  $860,517
                       ==========  ===========  ===========   ========

Available-for-sale:
CMOs - Agency             $77,449  $       --   $    (2,838)   $74,611
Agency securities          20,095           2           (35)    20,062
                       ----------  ----------  -------------  --------
                          $97,544  $        2       $(2,873)   $94,673
                       ==========  ==========  =============   =======

Proceeds from sales of mortgage-backed securities available-for-sale during 2001 were $844.9 million. Gross gains of $2.5 million and gross losses of $2.3 million were realized on those sales in 2001. There were no sales of mortgage-backed securities available-for-sale during 2000 or 1999.

A portion of Coastal's mortgage-backed securities portfolio is pledged as collateral to secure advances from the FHLB. See Note 10.

     (5)     LOANS  RECEIVABLE
     Loans receivable at December 31, 2001 and 2000 are as follows (in thousands):

                                                       2001         2000
                                                   -----------  -----------
Real estate mortgage loans:
 First lien mortgage, primarily residential        $  880,624   $  908,841
 Commercial                                           319,377      347,921
 Multifamily                                          124,616      224,361
 Residential construction                             136,035      157,950
 Acquisition and development                          140,009      133,005
 Commercial construction                              222,026       90,256
Commercial loans, secured by residential mortgage
 loans held for sale                                   11,508        8,518
Commercial, financial and industrial                  116,029      120,420
Loans secured by deposits                              21,238       13,681
Consumer and other loans                               43,384       56,522
                                                   -----------  -----------
                                                    2,014,846    2,061,475
Loans in process                                     (131,064)    (142,451)
Allowance for loan losses                             (15,385)     (14,507)
Unearned interest and loan fees                        (2,959)      (3,864)
Discount on purchased loans, net                       (1,837)      (4,425)
                                                   -----------  -----------
                                                   $1,863,601   $1,896,228
                                                   ==========   ==========
Weighted average yield                                   6.90%        9.38%
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

At December 31, 2001, Coastal had outstanding commitments to originate or purchase approximately $29.3 million of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $94.9 million. In addition, at December 31, 2001, Coastal had letters of credit of approximately $12.8 million outstanding.

A portion of Coastal's first lien and multifamily mortgage loan portfolio is pledged as collateral to secure advances from the FHLB. See Note 10.

Included in loans receivable at December 31, 2001 and 2000 are loans totaling approximately $23.9 million and $19.2 million, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 2001, 2000 and 1999, Coastal recognized interest income on these nonaccrual loans (outstanding as of the period end) of approximately $811,000, $706,000 and $571,000, respectively, whereas approximately $1.4 million, $1.2 million and $778,000, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

At December 31, 2001 and 2000, the carrying value of impaired loans was approximately $3.8 million and $4.4 million, respectively, and the related allowance for loan losses on those impaired loans totaled $554,000 and $1.6 million, respectively. Of the impaired loans outstanding, nineteen loans with a balance of $1.3 million at December 31, 2001 and one loan with a balance of $650,000 at December 31, 2000 did not have specific portions of the allowance for loan losses allocated to them at each respective date. The average recorded investment in impaired loans during the years ended December 31, 2001, 2000 and 1999 was approximately $4.4 million, $3.5 million and $10.6 million, respectively. For the years ended December 31, 2001, 2000 and 1999, Coastal did not recognize interest income on loans considered impaired.

An analysis of activity in the allowance for loan losses is as follows (in thousands):


                               Years ended December 31,
                              2001      2000       1999
                            --------  --------  ---------
Balance, beginning of year  $14,507   $10,493   $ 11,358
Provision for loan losses     3,900     5,790     10,575
Charge-offs                  (4,073)   (2,174)   (11,830)
Recoveries                    1,051       398        390
                            -------   -------   --------
Balance, end of year        $15,385   $14,507   $ 10,493
                            =======   =======   ========

On August 11, 1998, Coastal approved the purchase of a $10.0 million participation in a warehouse loan aggregating $25.0 million to MCA Financial Corp., and certain of its affiliates, of Southfield, Michigan (collectively "MCA"). The lead lender ("Lead Lender") in this facility is a major commercial bank and the loan was secured by subprime residential loans. In late January 1999, due to a lack of liquidity, MCA ceased operations and shortly thereafter was seized by the Michigan Bureau of Financial Institutions. A conservator was appointed to take control of MCA's books and records, marshal its assets and continue its loan servicing operations. A voluntary petition under Chapter 11 of the U.S. Bankruptcy Code was filed in the U.S. Bankruptcy Court for the Eastern District of Michigan for MCA on or about February 10, 1999, by the conservator, who has been appointed the "debtor-in-possession," to allow the conservator time to develop a plan of reorganization while protecting the assets of MCA.

Effective December 31, 1998, Coastal placed this loan on nonaccrual and had allocated $1.5 million of the general allowance to this loan. During 1999, based on updated information received, management made the decision to provide for and charge-off the remaining balance of the loan. Throughout 1999, Coastal worked with the Lead Lender and the bankruptcy trustee to determine the value of and sell the underlying collateral. As of December 31, 1999, Coastal had received only $1.1 million in proceeds from the MCA loan. In addition, on January 12, 2000, Coastal filed a lawsuit against the Lead Lender in the participation seeking to recover losses incurred as a result of actions or omissions of the Lead Lender related to the loan to MCA. Due to the uncertainty of the value of the remaining collateral, its marketability and the timing of recovery, if any, from the lawsuit, Coastal charged-off the remaining $8.9 million balance of this loan in 1999. Coastal is continuing to work with the Lead Lender and the bankruptcy trustee to recover any funds, if possible, from the collateral or MCA. During the years ended December 31, 2001 and 2000, Coastal received $267,000 and $180,000, respectively, in proceeds from the MCA loan which was recorded as a recovery in the allowance for loan losses during the period received. In September 2001, the trial court granted the Lead Lender's motion for summary judgment against Coastal. That motion was based on the argument of the Lead Lender that there was no evidence to support Coastal's claims against the Lead Lender. Coastal has filed an appeal of the trial court's order granting summary judgment. At present, the date has not been set for the hearing on Coastal's appeal.

     (6)     ACCRUED  INTEREST  RECEIVABLE
Accrued interest receivable at December 31, 2001 and 2000 is as follows (in thousands):

                                           2001     2000
                                          -------  -------
Loans receivable                          $ 9,894  $14,054
Mortgage-backed securities                  2,474    4,679
FHLB stock, federal funds sold and other
   interest-earning assets                    875       39
                                          -------  -------
                                          $13,243  $18,772
                                          =======  =======

     (7)     MORTGAGE  SERVICING  RIGHTS
Effective March 31, 2000, Coastal sold its mortgage servicing rights portfolio and recorded a nonrecurring gain of $2.2 million. Pursuant to a purchase and sale agreement, Coastal sold its rights to service approximately $389.1 million of mortgage loans for third party investors. Coastal continues to service only the loans in its own loans receivable portfolio.

An analysis of activity of mortgage servicing rights for the years ended December 31, 2000 and 1999 is as follows (in thousands):


                         Years ended December 31,
                              2000      1999
                            --------  --------
Balance, beginning of year  $ 3,035   $ 4,049
Amortization                   (167)   (1,014)
Sales                        (2,868)       --
                            --------  --------
Balance, end of year        $    --   $ 3,035
                            ========  ========

     (8)     REAL  ESTATE  OWNED
Included in prepaid expenses and other assets is real estate owned at December 31, 2001 and 2000 of approximately $4.4 million and $4.0 million, respectively.

     (9)     DEPOSITS
Deposits, their stated rates and the related weighted average interest rates at December 31, 2001 and 2000 are summarized below (dollars in thousands). Effective January 1, 1998, Coastal implemented a program whereby a portion of the balance in noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. The amount of such reclassification, reflected in the following table, was approximately $243.3 million ($113.0 million from noninterest-bearing and $130.3 million from interest-bearing) at December 31, 2001 and $136.6 million ($68.1 million from noninterest-bearing and $68.5 million from interest-bearing) at December 31, 2000.




                                                                2001                          2000
                                                   ---------------------------    -------------------------
                                                    Stated Rate      Amount       Stated Rate     Amount
                                                   --------------   ----------    -------------  ----------
Noninterest-bearing checking                                 0.00%  $   47,712             0.00%  $ 80,849
Interest-bearing checking                           0.50  -  1.00       15,894    0.75  -  2.00     61,046
Savings accounts                                    0.50  -  1.24       45,234    1.49  -  3.00     43,891
Money market demand accounts
(including amounts reclassified
from noninterest and interest-
bearing checking)                                   0.00  -  2.23      505,789    0.00  -  6.31    374,210
                                                                    -----------                  ---------
                                                                       614,629                     559,996
                                                                    -----------                  ---------
Certificate accounts                               Less than 2.00       29,707   Less than 2.00         --
                                                    2.00  -  2.99      171,523    2.00  -  2.99        111
                                                    3.00  -  3.99      263,006    3.00  -  3.99        475
                                                    4.00  -  4.99      356,314    4.00  -  4.99     39,930
                                                    5.00  -  5.99      155,949    5.00  -  5.99    261,398
                                                    6.00  -  6.99       68,979    6.00  -  6.99    807,684
                                                    7.00  -  7.99          209    7.00  -  7.99      5,166
                                                    8.00  -  8.99           70    8.00  -  8.99         67
                                                    9.00  -  9.99           --    9.00  -  9.99         99
                                                                    -----------                  ---------
                                                                     1,045,757                   1,114,930
                                                                    -----------                  ---------
Premium on purchased deposits                                               --                          55
                                                                    -----------                  ---------
                                                                    $1,660,386                  $1,674,981
                                                                    ==========                  ==========
Weighted average rate                                                     3.02%                      4.83%
                                                                    ==========                  ==========



     Prior to the reclassification as discussed above, noninterest-bearing checking accounts, interest-bearing checking accounts and money market demand accounts were as follows at December 31, 2001 and 2000:

                              December 31, 2001   December 31, 2000
                              ------------------  ------------------
Noninterest-bearing checking  $          160,738  $          148,953
Interest-bearing checking                146,144             129,497
Money market demand accounts             262,513             237,655

     The scheduled maturities of certificate accounts outstanding at December 31, 2001 were as follows (in thousands):

Year Ended December 31,
-----------------------
 2002                    $  950,827
 2003                        61,933
 2004                        23,707
 2005                         5,830
 2006                         3,409
Subsequent years                 51
                         ----------
                         $1,045,757
                         ==========

     The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $248.0 million and $239.2 million at December 31, 2001 and 2000, respectively.

     (10) ADVANCES FROM THE FEDERAL HOME LOAN BANK OF DALLAS Advances from the FHLB for the years ended December 31, 2001, 2000 and 1999 are summarized as follows (dollars in thousands):



                                           2001         2000         1999
                                       -----------  -----------  -----------
Balance outstanding at end of year     $  690,877   $1,150,305   $1,096,931
Average balance outstanding               795,009      926,659      951,953
Maximum outstanding at any month-end    1,218,145    1,275,541    1,115,713
Average interest rate during the year        4.90%        6.29%        5.31%
Average interest rate at end of year         3.46%        6.48%        5.72%

The scheduled maturities and related weighted average interest rates on advances from the FHLB at December 31, 2001 are summarized as follows (dollars in thousands):


Due during the year  Weighted Average
ended December 31,     Interest Rate       Amount
-------------------  -----------------  --------
2002                             3.06%    $530,488
2003                             4.29       92,096
2004                             5.03       15,821
2005                             4.88       20,719
2006                             5.64        7,951
2007                             6.65        1,230
2008                             5.51        2,315
2009                             8.03        3,822
2010                             6.73          987
2011                             6.55        1,324
2012                             5.76          292
2013                             5.75        7,663
2014                             5.44        2,954
2015                             6.67        1,706
2018                             5.05        1,509
                                          --------
                                 3.46%    $690,877
                               =======    ========

The FHLB advances are secured by certain first lien and multifamily mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $700.0 million at December 31, 2001.

(11)     SECURITIES  SOLD  UNDER AGREEMENTS TO REPURCHASE AND FEDERAL FUNDS
PURCHASED
Coastal enters into sales of securities under agreements to repurchase ("reverse repurchase agreements"). Fixed coupon reverse repurchase agreements are treated as financing arrangements, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amounts of securities underlying the agreements are recorded in the respective asset accounts.

Coastal did not have any securities sold under agreements to repurchase at December 31, 2001 or 2000. However, securities sold under agreements to repurchase averaged approximately $283.6 million, $249.7 million and $103.2 million during 2001, 2000 and 1999, respectively, and the maximum outstanding amounts at any month-end during 2001, 2000 and 1999 were approximately $493.0 million, $605.2 million and $271.1 million, respectively.

Federal funds purchased averaged approximately $18,000 and $19,000 during the years ended December 31, 2000 and 1999, respectively. There were no Federal funds purchased outstanding at any time during 2001 or at any month-end during 2000 and 1999.

(12)     SENIOR  NOTES  PAYABLE

On June 30, 1995, Coastal issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes are redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the redemption date. Interest on the Senior Notes is payable quarterly. On January 28, 1999, the Board of Directors authorized the repurchase, on an unsolicited basis, of the Senior Notes in an amount and on such terms considered appropriate by management. During 2001 and 1999, Coastal repurchased $3.0 and $3.1 million, respectively, of the Senior Notes outstanding at par.

Coastal has notified the Trustee that it will redeem all of its 10.0% Senior Notes ($43.9 million currently outstanding) on February 1, 2002 (the "Redemption Date"). The redemption price is par plus accrued interest to the Redemption Date.

(13)          INTEREST  RATE  RISK  MANAGEMENT
Coastal's strategy to manage interest rate risk is to minimize interest rate risk rather than hedge market values. Generally, Coastal minimizes its exposure to interest rate fluctuations by the origination and purchase of adjustable-rate mortgage loans and adjustable-rate mortgage-backed securities. Coastal's goal is to minimize the timing differences between the repricing or maturity of its assets and the repricing or maturity of its liabilities, without speculation of interest rates, to alter interest rate risk as much as possible to withstand interest rate changes. Coastal's approach to minimizing interest rate risk is through the structure of its balance sheet whereby asset purchases are closely matched with funding sources that have similar rate movement and repricing terms.

(14)          DERIVATIVE  INSTRUMENTS
Coastal is a party to derivative instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. These derivative instruments have included interest rate swap agreements where Coastal makes fixed interest payments and receives payments based on a floating index and interest rate cap agreements, as described below. Effective January 1, 2001, Coastal adopted Statement 133 as discussed in Note 2. Statement 133 requires companies to recognize all derivatives as either assets or liabilities in the consolidated statement of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, as the cumulative effect of the change in accounting for derivative instruments to record the fair value of Coastal's derivative instruments in the consolidated statements of income. For the year ended December 31, 2001, Coastal recorded an additional fair value loss on these derivative instruments of $422,000. The fair value changes in the derivative instruments during 2001 were primarily attributable to Coastal's interest rate swap agreements, which were totally liquidated in June 2001. As of December 31, 2001, interest rate cap agreements were Coastal's only derivative instruments and were recorded at fair value pursuant to Statement 133.

Coastal has interest rate cap agreements with third parties. The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 8.0% to 9.0%, depending on the agreement. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The fair value of the interest rate cap agreements was $37,000 at December 31, 2001, which is the recorded book value of such agreements due to the implementation of Statement 133. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities and loans receivable. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in "interest income on mortgage-backed securities or loans receivable" as appropriate. The net decrease in interest income related to interest rate cap agreements was approximately $25,000 for each of the years ended December 31, 2001, 2000 and 1999. No payments were made to Coastal under the interest rate cap agreements during the years ended December 31, 2001, 2000 or 1999.

Interest rate cap agreements outstanding at December 31, 2001 expire as follows (dollars in thousands):

Year of Expiration  Strike Rate Range   Notional Amount
------------------  ------------------  ----------------
2002                    8.75  -  9.00%  $         16,600
2003                    8.00  -  9.00%           107,653
                                        ----------------
                                        $        124,253
                                        ================

Coastal totally liquidated its interest rate swap positions in June of 2001. The interest rate swap agreements previously held by Coastal provided for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement. The terms of the interest rate swap agreements outstanding at December 31, 2000 are summarized as follows (dollars in thousands):


                                                         Floating Rate               Fair Value
                       Notional   LIBOR        Fixed          at                  at End of Period
Maturity                Amount     Index        Rate      End of Period              (gain (loss))
---------------------  ---------  -----------  ------    --------------          -------------------

At December 31, 2000:
2003                   $   5,523  One-month    5.345%            6.821%           $              32
2004                       3,758  One-month    5.635             6.710                           11
2005                      11,095  Three-month  6.500             6.736                         (176)
                       ---------                                                  ------------------
                       $  20,376                                                  $            (133)
                       =========                                                  ==================

The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 4.84% in 2001, 6.50% in 2000 and 5.32% in 1999. The weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 5.21% in 2001, 5.94% in 2000 and 6.20% in 1999. Payments on the interest rate swap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. Coastal records net interest expense or income related to these agreements on a monthly basis in interest expense in the accompanying consolidated statements of operations. The net interest income increase or (decrease) related to these agreements was approximately ($35,000), $212,000 and $(483,000), for the years ended December 31, 2001, 2000 and 1999, respectively.

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

     (15)     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates presented herein are based on relevant information available to management as of December 31, 2001 and 2000. Because the reporting requirements exclude certain financial instruments and all nonfinancial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of Coastal. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):



                                                                At                                 At
                                                         December 31, 2001                December 31, 2000
                                             ------------------------------------     ------------------------
                                                  Carrying                  Fair         Carrying      Fair
                                                   Value                   Value          Value        Value
                                             ------------------  -----------------     ----------  -----------
Financial assets:
 Cash and cash equivalents                   $           41,537  $          41,537     $   69,730  $   69,730
 Federal funds sold                                      16,710             16,710            869         869
 Loans receivable                                     1,863,601          1,892,609      1,896,228   1,922,849
 Mortgage-backed securities
   held-to-maturity                                          --                 --        885,565     860,517
 U.S. Treasury securities
   held-to-maturity                                          --                 --          1,497       1,505
 Mortgage-backed securities
   available-for-sale                                   514,068            514,068         94,673      94,673
U.S. Treasury securities available-for-sale              42,827             42,827             --          --
 Stock in the FHLB                                       40,032             40,032         58,005      58,005
 Interest rate cap agreements                                37                 37             65          38
 Accrued interest receivable                             13,243             13,243         18,772      18,772
Financial liabilities:
 Deposits                                             1,660,386          1,671,265      1,674,981   1,675,329
 Advances from the FHLB                                 690,877            693,654      1,150,305   1,150,465
 Senior Notes payable                                    43,875             43,875         46,900      45,630
 Accrued interest payable                                 6,050              6,050          8,765       8,765
Off-balance sheet instruments:
 Interest rate swap agreements                               --                 --             --        (133)
 Commitments to extend credit                                --            255,301             --     244,298

CASH  AND  CASH  EQUIVALENTS
Carrying value approximates fair value because of the short maturity of these instruments and absence of any anticipated credit concerns.

FEDERAL  FUNDS  SOLD
Carrying value approximates fair value because of the short maturity of these instruments and absence of any anticipated credit concerns.

LOANS  RECEIVABLE
The fair values of loans receivable are estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type, such as residential mortgage, commercial and consumer. Residential mortgage loans are further subdivided into fixed and adjustable rate loans including single family, multifamily and construction.

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

DEPOSITS
The fair value of deposits with short-term or no stated maturity, such as noninterest-bearing checking, interest-bearing checking, savings accounts and money market demand accounts is equal to the amounts payable as of December 31, 2001 and 2000. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

(16)     FEDERAL  INCOME  TAXES
The acquisition of the Acquired Associations under the FSLIC's Southwest Plan on May 13, 1988 qualified for tax-free reorganization status under Section
368(a)(3)(D) of the Internal Revenue Code of 1986 as amended ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with this acquisition, the FSLIC Resolution Fund ("FRF") retained all of the future federal income tax benefits derived from the federal income tax treatment of certain items, in addition to net operating loss carryforwards related to the acquisition for which Coastal agreed to pay the FRF when actually realized. The provisions for federal income taxes recorded for the years ended December 31, 2001, 2000 and 1999, represent the gross tax liability computed under these tax sharing provisions before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 2001, 2000 and 1999 are available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period and were partially utilized in 2000 and 2001. To the extent these credits were generated due to the utilization of other tax benefits retained by the FRF, they will also be treated as tax benefit items. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future federal income tax benefits from the net operating loss carryforwards acquired from the Acquired Associations.

The components of the provision for federal income tax expense (benefit) for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

            2001      2000     1999
          --------  --------  -------
Current   $13,153   $13,141   $6,023
Deferred   (2,286)   (3,246)    (364)
          --------  --------  -------
          $10,867   $ 9,895   $5,659
          =======   ========  =======

A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):


                                                 2001      2000      1999
                                               --------  --------  --------
Computed expected tax provision                $12,376   $11,343   $ 6,746
FDIC tax benefit of preferred stock dividends   (1,784)   (1,784)   (1,460)
Net purchase accounting adjustments                222       282       282
Other, net.                                         53        54        91
                                               -------   -------   --------
                                               $10,867   $ 9,895   $ 5,659
                                               =======   =======   =======

Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows (in thousands):

                                                                   2001    2000
                                                                  ------  ------
Deferred tax assets:
  Loans receivable, principally due to allowance for loan losses  $4,811  $4,032
  Unrealized loss on securities available-for-sale                   855   1,005
  Goodwill and other intangible assets                               841     726
  Property and equipment                                           1,683   1,212
  Real estate owned, principally due to unrealized writedowns          4     255
  Other                                                              126     258
                                                                  ------  ------
                                                                   8,320   7,488
                                                                  ------  ------
Deferred tax liabilities:
  FHLB stock                                                         703   1,832
  Mortgage-backed securities, principally
   due to deferred hedging losses                                     --     175
                                                                  ------  ------
                                                                     703   2,007
                                                                  ------  ------
Net deferred tax asset                                            $7,617  $5,481
                                                                  ======  ======

No valuation allowance on deferred tax assets has been established as management believes that it is more likely than not that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

In years prior to 1996, Coastal was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to enacted legislation, Coastal is no longer able to utilize a reserve method for determining the bad debt deduction but is allowed to deduct actual charge-offs. Further, Coastal's post-1987 tax bad debt reserve will be recaptured into income. The reserve is being recaptured over a six-year period. At December 31, 2001, Coastal had approximately $1.3 million post-1987 tax bad debt reserves, for which deferred taxes have been provided.

Coastal is not required to provide deferred taxes on its pre-1988 (base year) tax bad debt reserve of $928,000. This reserve may be included in taxable income in future years if the Bank pays dividends in excess of its accumulated earnings and profits (as defined in the IRC) or in the event of a distribution in partial or complete liquidation of the Bank.


(17)     STOCK  COMPENSATION  PROGRAMS
In December 1991, the Board of Directors adopted the 1991 Stock Compensation Program (the "1991 Program") for the benefit of officers and other selected key employees of Coastal. The 1991 Program was approved by stockholders in December 1991. Four kinds of rights, evidenced by four plans, are contained in the 1991 Program and are available for grant: incentive stock options, compensatory stock options, stock appreciation rights and performance share awards. The maximum aggregate number of shares of Common Stock available pursuant to the 1991 Program was equal to 10% of Coastal's issued and outstanding shares of Common Stock at the date of adoption of the 1991 Program. Coastal reserved the shares for future issuance under the 1991 Program. The stock options were granted at a price not less than the fair market value on the date of the grant, are exercisable ratably over a four-year period and may be outstanding for a period up to ten years from the date of grant. Generally, no stock option may be exercised until the employee has remained in the continuous employment of Coastal for six months after the option was granted.

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


                                   Years ended December 31,
                                   2001      2000        1999
                                 --------  ---------  ---------
Net income available to common
 stockholders (in thousands):
  As reported                     $19,294    $17,416    $9,442
  Pro forma                       $18,831    $16,790    $8,823
Diluted earnings per share:
  As reported                     $  3.17    $  2.87    $ 1.42
  Pro forma                       $  3.10    $  2.77    $ 1.32


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999:


                                 2001          2000          1999
                             ------------  ------------  ------------
Assumptions:
  Expected annual dividends  $0.48/share   $0.36/share   $0.32/share
  Expected volatility              37.20%        37.21%        36.16%
  Risk-free interest rate           4.30%         6.40%         5.63%
  Expected life in years              10            10            10


A summary of the status of the stock options as of December 31, 2001, 2000 and 1999 and changes during the years then ended is as follows:


                                                2001                   2000                     1999
                                                    Weighted-              Weighted-
                                          Number     Average     Number     Average     Number       Weighted-
                                            of       Exercise      of       Exercise      of          Average
                                          Shares      Price      Shares      Price      Shares    Exercise Price
                                        ----------  ----------  ---------  ----------  ---------  ---------------

Outstanding at   beginning  of year       766,979   $   14.047   722,412   $   13.726   597,919   $        12.910
Granted                                    10,000       28.900   132,000       14.750   184,800            16.000
Exercised                                (157,556)      13.048   (61,395)      10.253   (47,971)           11.362
Forfeited/cancelled                       (14,524)      15.579   (26,038)      17.653   (12,336)           17.373
                                        ----------              ---------              ----------
Outstanding at end
 of year                                  604,899   $   14.516   766,979   $   14.047   722,412   $        13.726
                                        ==========              =========              =========
Options exercisable at
 end of year                              502,337                578,340                522,056
                                        ==========              =========              =========
Weighted-average fair
 value of options
 granted during the year (per share)    $  12.622               $  6.356               $  8.116
                                        ==========              =========              =========

The following table summarizes information about stock options outstanding at December 31, 2001:

                                                  Options outstanding                       Options exercisable
                                                   Weighted-Average
                                 Number               Remaining      Weighted-Average     Number     Weighted-Average
Range of Exercise Prices      Outstanding          Contractual Life   Exercise Price    Exercisable   Exercise Price
-------------------------  -------------------  -------------------  -----------------  -----------  ----------------
7.083 to $8.583                        48,474            1.3 years  $           8.180       48,474  $           8.180
10.333 to $11.417                     166,594            3.7 years  $          11.045      166,594  $          11.045
12.500 to $16.000                     324,456            7.2 years  $          15.336      231,894  $          15.372
19.500 to $28.900                      65,375            6.7 years  $          23.991       55,375  $          23.105
                           -------------------  -------------------  -----------------  -----------  ----------------
                                      604,899            5.7 years  $          14.516      502,337  $          14.095
                           ==================                                          ===========

(18)     EMPLOYEE  BENEFITS
Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $566,000, $518,000 and $509,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal matched 25% of the employee contributions up to 15% of their qualifying compensation. Beginning July 1, 1998, Coastal has matched 50% of the employee contributions up to 6% of their qualifying compensation and 25% of the employee contributions from 7% to 15% of their qualifying compensation.

(19)     COASTAL  BANC  SSB  PREFERRED  STOCK
On October 21, 1993, the Bank issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, no par Series A, at a price of $25 per share to the public. Dividends on this preferred stock are payable quarterly at the annual rate of $2.25 per share, when, as and if declared by the Board of Directors of the Bank. At any time on or after December 15, 1998, this preferred stock may be redeemed in whole or in part only at the Bank's option at $25 per share plus unpaid dividends (whether or not earned or declared) for the then current dividend period to the date fixed for redemption. Pursuant to Coastal's tax benefit agreement with the FRF, Coastal receives a tax benefit for dividends on this preferred stock. The ongoing quarterly benefit will be approximately $226,000, or 4 cents per diluted share (as of December 31, 2001), and is expected to continue into 2003.

(20)     STOCKHOLDERS'  EQUITY

COASTAL  BANCORP,  INC.  PREFERRED  STOCK

On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock are payable quarterly at the annual rate of $2.28 per share. The preferred stock is callable on May 15, 2003 at Bancorp's option. The $26.0 million net proceeds has been used for repurchases in the open market of Bancorp's outstanding common stock and of Bancorp's outstanding 10% Senior Notes. Pursuant to Coastal's tax benefit agreement with the FRF, Coastal receives a tax benefit for dividends on this preferred stock. The ongoing quarterly benefit will be approximately
$219,000, or 3 cents per diluted share (as of December 31, 2001), and is expected to continue into 2003.

COMMON  STOCK  DIVIDENDS

On January 25, 2001, Coastal declared a dividend of $0.10 per share of Common Stock outstanding for the stockholders of record as of February 15, 2001. On April 26, July 26 and October 25, 2001, Coastal declared a dividend of $0.12 per share on Common Stock outstanding for the stockholders of record as of May 15, August 15 and November 15, 2001, respectively.

On January 28 and April 28, 2000, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record as of February 15 and May 15, 2000, respectively. On July 28 and October 27, 2000, Coastal declared a dividend of $0.10 per share on Common Stock outstanding for the stockholders of record as of August 15 and November 15, 2000, respectively.

On January 28, April 22, July 22 and October 28, 1999, Coastal declared a dividend of $0.08 per share of Common Stock outstanding for the stockholders of record of February 15, May 15, August 15 and November 15, 1999, respectively.

TREASURY  STOCK

On August 27, 1998, December 21, 1998, February 25, 1999, April 27, 2000 and July 27, 2000, the Board of Directors authorized five separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open-market repurchase program and privately negotiated repurchases, if any. As of December 31, 2001 and 2000, 2,000,000 shares had been repurchased at a cost of $31.3 million.

(21)     EARNINGS  PER  COMMON  SHARE
The following summarizes information related to the computation of basic and diluted EPS for the years ended December 31, 2001, 2000 and 1999 (dollars in thousands, except per share data):


                                                                                            2001         2000         1999
                                                                                        -----------  -----------  -----------
Net income                                                                              $   21,802   $   19,924   $   11,026
Preferred stock dividends                                                                   (2,508)      (2,508)      (1,584)
                                                                                        -----------  -----------  -----------
Net income available to common
 Stockholders                                                                           $   19,294   $   17,416   $    9,442
                                                                                       ===========  ===========  ===========

Weighted average number of common shares
 outstanding used in basic EPS calculation                                               5,773,313    5,917,845    6,494,330
Add assumed exercise of outstanding stock
 options as adjustments for dilutive securities                                            305,021      140,316      166,978
                                                                                        -----------  -----------  -----------
Weighted average number of common shares outstanding used in diluted EPS calculation     6,078,334    6,058,161    6,661,308
                                                                                       ===========  ===========  ===========
Basic EPS before cumulative effect of
 accounting change                                                                      $     3.36   $     2.94   $     1.45
                                                                                       ===========  ===========  ===========
Basic EPS                                                                               $     3.34   $     2.94   $     1.45
                                                                                       ===========  ===========  ===========
Diluted EPS before cumulative effect of
 accounting change                                                                      $     3.19   $     2.87   $     1.42
                                                                                       ===========  ===========  ===========
Diluted EPS                                                                             $     3.17   $     2.87   $     1.42
                                                                                       ============  ===========  ==========

The weighted average number of common shares outstanding has been reduced by the treasury stock held by Coastal. As of December 31, 2001 and 2000, Coastal had 2,000,000 common shares in treasury.

(22)     COMMITMENTS  AND  CONTINGENCIES
Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions should not be material to the consolidated financial statements.

At December 31, 2001, the minimum rental commitments under all noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):

Year ending
December 31,         Amount
-------------------  -------
2002                 $ 2,848
2003                   2,409
2004                   2,038
2005                   1,991
2006 and thereafter   11,349

Rent expense for the years ended December 31, 2001, 2000 and 1999 amounted to approximately $3.2 million, $3.0 million and $2.9 million, respectively.

(23)     REGULATORY  MATTERS
The Bank is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 2001, that the Bank met capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's regulatory capital amounts and ratios, as of December 31, 2001 and 2000, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such dates are as follows (dollars in thousands):

                                                           Minimum For Capital   Well-Capitalized
                                     Actual                 Adequacy Purposes      Requirements
                           -------------------------       -------------------   ----------------
                            Amount         Ratio            Amount    Ratio       Amount   Ratio
                           --------       -------         ---------   ------     -------   ------
As of December 31, 2001:
 Tier 1 (core)             $205,021         7.27%          $112,834   4.00%      $141,043   5.00%
 Tier 1 risk-based          205,021        11.90             68,921   4.00        103,381   6.00
 Total risk-based           220,406        12.79            137,841   8.00        172,302  10.00

As of December 31, 2000:
 Tier 1 (core)             $186,290         6.22%          $119,862   4.00%      $149,827   5.00%
 Tier 1 risk-based          186,290         9.94             74,957   4.00        112,435   6.00
 Total risk-based           200,797        10.72            149,913   8.00        187,391  10.00

(24)     PARENT  COMPANY  FINANCIAL  INFORMATION
Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):


                              Coastal Bancorp, Inc.
                   Condensed Statements of Financial Condition
                   -------------------------------------------

                                                     December 31,
                                                   2001         2000
                                               -------------  --------
Assets:
  Cash and cash equivalents                    $       2,751  $     29
  Investment in subsidiary                           196,156   179,750
  Receivable from the Bank                                --     2,394
  Mortgage-backed securities held-to-maturity             --       791
Mortgage-backed securities available-for-sale            445        --
  Other assets                                         2,524     2,928
                                               -------------  --------
                                               $     201,876  $185,892
                                               =============  ========

Liabilities and stockholders' equity:
  Senior notes payable                         $      43,875  $ 46,900
  Payable to the Bank                                    447        --
  Other liabilities                                      120       521
                                               -------------  --------
        Total liabilities                             44,442    47,421
        Total stockholders' equity                   157,434   138,471
                                               -------------  --------
                                               $     201,876  $185,892
                                               =============  ========

                              Coastal Bancorp, Inc.
                       Condensed Statements of Operations
                       ----------------------------------

                                                  Years ended December 31,
                                                 2001       2000         1999
                                             ---------     -------      ------
Income:
  Dividends from subsidiary                    $ 7,664     $ 7,132     $ 7,239
  Equity in undistributed earnings of
   subsidiary, net of income tax                16,128      15,200       6,367
  Interest and other income                        184         507         707
                                             ---------     -------      ------
                                                23,976      22,839      14,313
                                             ---------     -------      ------
Expense:
  Interest expense                               4,590       4,690       5,058
  Noninterest expense                                6         872         471
                                             ---------     -------      ------
                                                 4,596       5,562       5,529
                                             ---------     -------      ------
  Federal income tax benefit                     2,422       2,647       2,242
                                             ---------     -------      ------
        Net income                             $21,802     $19,924     $11,026
                                             =========     =======     =======

                              Coastal Bancorp, Inc.
                       Condensed Statements of Cash Flows
                       ----------------------------------

                                                                               Years ended December 31,
                                                                              2001        2000       1999
                                                                            --------   ---------  ---------
Cash flows from operating activities:
  Net income                                                                $ 21,802   $ 19,924   $ 11,026
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Equity in undistributed earnings of subsidiary                         (16,128)   (15,200)    (6,367)
      Net (increase) decrease in other assets and other liabilities            2,843      9,547    (11,585)
                                                                            --------   ---------  ---------
          Net cash provided by (used in) operating activities                  8,517     14,271     (6,926)
                                                                            --------   ---------  ---------
Cash flows from investing activities:
  Net decrease in mortgage-backed securities                                     346        195        317
                                                                            --------   ---------  ---------
          Net cash provided by investing activities                              346        195        317
                                                                            --------   ---------  ---------
Cash flows from financing activities:
  Repurchase of Senior notes payable                                          (3,025)        --     (3,100)
  Proceeds from issuance of Bancorp Preferred Stock, net                          --         --     25,942
  Exercise of stock options for purchase of Common Stock                       2,055        630        545
  Purchase of treasury stock                                                      --    (10,882)   (12,685)
  Dividends paid                                                              (5,171)    (4,638)    (3,662)
                                                                            --------   ---------  ---------
        Net cash provided by (used in) financing activities                   (6,141)   (14,890)     7,040
                                                                            --------   ---------  ---------
          Net increase (decrease) in cash and cash equivalents                 2,722       (424)       431
Cash and cash equivalents at beginning of year                                    29        453         22
                                                                            --------   ---------  ---------
Cash and cash equivalents at end of year                                    $  2,751   $     29   $    453
                                                                            ========   ========   ========

(25)     SELECTED  QUARTERLY  FINANCIAL  DATA
Selected quarterly financial data is presented in the following tables for the years ended December 31, 2001 and 2000 (in thousands, except per share data):

                                                                       2001 Quarter Ended (unaudited)
                                                           March 31,   June 30,   September 30,   December 31,
                                                        ------------  ---------  --------------  -------------
Interest income                                          $   60,165   $  56,423  $       50,850  $      43,174
Interest expense                                             37,860      34,005          29,341         22,809
                                                         ----------   ---------   -------------   ------------
Net interest income                                          22,305      22,418          21,509         20,365
Provision for loan losses                                       900       1,200             900            900
Noninterest income                                            1,822       2,984           3,477          2,860
Noninterest expense                                          14,682      14,573          14,904         14,320
                                                         ----------   ---------   -------------   ------------
Income before provision
 for federal income taxes, minority
 interest and cumulative effect of
 accounting change                                            8,545       9,629           9,182          8,005
Provision for Federal income taxes                            2,614       2,992           2,836          2,425
Minority interest - preferred stock
 dividends of Coastal Banc ssb                                  647         647             647            647
Cumulative effect of change in
    accounting for derivative
    instruments                                                (104)         --              --             --
                                                         ----------   ---------   -------------   ------------
Net income.                                               $   5,180   $   5,990  $        5,699  $       4,933
                                                         ==========   =========  ==============  =============

Basic earnings per common share                           $    0.80   $    0.93  $         0.88  $        0.74
                                                         ==========   =========  ==============  =============
Diluted earnings per common share                         $    0.76   $    0.89  $         0.83  $        0.70
                                                         ==========   =========  ==============  =============


                                                                     2000 Quarter Ended (unaudited)
                                                           March 31,    June 30,   September 30,  December 31,
                                                          ----------  ---------  --------------  -------------
Interest income                                           $   54,858  $  60,542  $       60,699  $      61,174
Interest expense                                              34,802     38,016          40,132         39,955
                                                          ----------  ---------  --------------   ------------
Net interest income                                           20,056     22,526          20,567         21,219
Provision for loan losses                                      2,400      1,590             900            900
Noninterest income                                             4,582      2,580           2,421          2,441
Noninterest expense                                           14,894     14,393          14,373         14,535
                                                          ----------  ---------  --------------   ------------
Income before provision
 for Federal income taxes and
 minority interest                                             7,344      9,123           7,715          8,225
Provision for Federal income taxes                             2,209      2,831           2,338          2,517
Minority interest - preferred stock
 dividends of Coastal Banc ssb                                   647        647             647            647
                                                          ----------  ---------  --------------   ------------
Net income                                                 $   4,488  $   5,645  $        4,730  $       5,061
                                                           =========  =========  ==============  =============
Basic earnings per common share                            $    0.61  $    0.84  $         0.73  $        0.78
                                                           =========  =========  ==============  =============
Diluted earnings per common share                          $    0.60  $    0.83  $         0.71  $        0.76
                                                           =========  =========  ==============  =============

STOCK  PRICES  AND  DIVIDENDS

The following table sets forth the high and low price range and dividends by quarter for the two years ended December 31, 2001 of the Common Stock of Bancorp (Nasdaq: CBSA), Preferred Stock of Bancorp, (Nasdaq: CBSAO) and the Series A Preferred Stock of the Bank (Nasdaq: CBSAP) as listed and quoted on The Nasdaq Stock Market(R):


COASTAL  BANCORP,  INC.  COMMON  STOCK  ("CBSA"):

                           2001                              2000
                  High      Low    Dividends        High      Low    Dividends
                -------           ----------      -------  -------  ----------
First Quarter     $28.063  $23.000  $    0.100      $18.125  $14.375  $    0.080
Second Quarter     32.150   26.000       0.120       17.125   14.000       0.080
Third Quarter      39.410   31.890       0.120       18.563   14.063       0.100
Fourth Quarter     37.000   26.600       0.120       24.000   16.750       0.100

COASTAL  BANCORP,  INC.  CUMULATIVE  PREFERRED  STOCK,  SERIES  A  ("CBSAO"):

                             2001                             2000
                   High      Low    Dividends        High      Low    Dividends
                  -------           ----------      -------  -------  ----------
First Quarter     $25.125  $21.625  $    0.570      $19.750  $17.500  $    0.570
Second Quarter     25.220   24.100       0.570       20.000   17.750       0.570
Third Quarter.     25.250   24.850       0.570       21.063   19.625       0.570
Fourth Quarter     25.150   24.400       0.570       22.125   20.750       0.570

COASTAL  BANC  SSB  NONCUMULATIVE  PREFERRED  STOCK,  SERIES  A  ("CBSAP"):

                           2001                                2000
                  High      Low    Dividends         High      Low    Dividends
                 -------           ----------      -------  -------  ----------
First Quarter     $25.000  $22.000  $    0.563      $20.500  $19.938  $    0.563
Second Quarter     25.000   23.850       0.563       20.375   18.500       0.563
Third Quarter      25.250   24.530       0.563       20.563   19.125       0.563
Fourth Quarter     25.150   24.380       0.563       23.000   19.625       0.563

Coastal  Bancorp,  Inc.
STOCKHOLDER  INFORMATION

ANNUAL  MEETING

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the corporate offices of Coastal Bancorp, Inc. at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on April 25, 2002 at 12:00 noon.


TRANSFER  AGENT  AND  REGISTRAR

Mellon  Investor  Services  LLC
Overpeck  Centre
85  Challenger  Road
Ridgefield  Park,  New  Jersey  07660-2104
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
www.coastalbanc.com

STOCK  LISTING  AND  OTHER  INFORMATION

     The common stock of Coastal Bancorp, Inc. ("Bancorp") is quoted on The Nasdaq Stock Market(R) under the symbol "CBSA." As of February 28, 2002, there were 5,848,167 shares of Common Stock of Bancorp issued and outstanding and the approximate number of registered stockholders was 48, representing approximately 1,638 beneficial stockholders at such record date.

     On March 25, 1992, Coastal Banc Savings Association (the "Association") issued 3,092,076 shares of Common Stock at $8.33 per share in its initial public offering. As of such date, the Common Stock of the Association was registered under the Securities Exchange Act of 1934 (the "Exchange Act") and also became listed for quotation on The Nasdaq Stock Market(R). The Common Stock issued by the Association became the Common Stock of Bancorp on July 29, 1994, as a result of the holding company reorganization of the Association.

     On October 21, 1993, the Association issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, Series A, at $25.00 per share. As of such date, the Preferred Stock of the Association was registered under the Exchange Act. After the reorganization into a holding company form of ownership and conversion of the Association to a Texas-chartered savings bank, the Preferred Stock of the Association became the Preferred Stock of Coastal Banc ssb. The Preferred Stock is redeemable at any time on or after December 15, 1998, only at the option of the Bank, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid dividends. The Preferred Stock is listed and quoted on The Nasdaq Stock Market(R) under the symbol "CBSAP." As of February 28, 2002, there were 1,150,000 shares of Preferred Stock issued and outstanding and held by approximately 124 registered stockholders, representing approximately 1,505 beneficial stockholders at such record date.

     On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, at $25 per share. As of such date, the Preferred Stock of Bancorp was registered under the Exchange Act. The preferred stock is callable on May 15, 2003 at Bancorp's option. The Bancorp
Preferred Stock is listed and quoted on The Nasdaq Stock Market(R) under the symbol "CBSAO". As of February 28, 2002, there were 1,100,000 shares of Preferred Stock issued and outstanding and held by approximately 1 registered stockholder, representing approximately 1,748 beneficial stockholders at such record date.

     Bancorp declared dividends on the Common Stock payable during 2001. A quarterly dividend in the amount of $0.10 per share was paid on March 15, and quarterly dividends in the amount of $0.12 per share were paid on June 15, September 15 and December 15, 2001. On March 15, 2002, Bancorp paid a quarterly dividend in the amount of $0.12 per share on its Common Stock. Bancorp will continue to review its dividend policy in view of the operating performance of the Bank, and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Bancorp must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.