Form 10-K, Exhibit 13
period 2002-12-31
COASTAL BANCORP INC
filed 2003-03-25
CIK 919805

COASTAL  BANCORP,  INC.
AND  SUBSIDIARIES

FINANCIAL  HIGHLIGHTS
DECEMBER  31,  2002,  2001  AND  2000

                                                                             December 31,
                                                                            --------------
(Dollars in thousands, except per share data)                       2002          2001         2000
                                                               --------------  -----------  -----------
FOR THE YEAR ENDED
-------------------------------------------------------------
 Net interest income                                           $      74,847   $   86,597   $   84,368
 Provision for loan losses                                             5,800        3,900        5,790
 Noninterest income (1)                                               17,209       11,143       12,024
 Noninterest expense                                                  55,893       58,479       58,195
 Net income                                                           19,716       21,802       19,924
 Diluted earnings per common share before cumulative effect
   of accounting change                                                 2.99         3.19         2.87
 Diluted earnings per common share - reported                           2.99         3.17         2.87
 Diluted earnings per common share - as adjusted (2)                    2.99         3.51         3.25

AT YEAR END
-------------------------------------------------------------
 Total assets (3)                                              $   2,526,144   $2,597,891   $3,091,611
 Loans receivable                                                  1,812,785    1,863,601    1,896,228
 Mortgage-backed securities held-to-maturity (3)                          --           --      885,565
 Mortgage-backed securities available-for-sale (3)                   475,022      514,068       94,673
 Deposits (1)                                                      1,614,368    1,660,386    1,674,981
 Borrowed funds (3)                                                  696,085      690,877    1,150,305
 Company obligated mandatorily redeemable 9.0% trust
   preferred securities of Coastal Capital Trust I (4)                50,000           --           --
 Senior Notes payable (5)                                                 --       43,875       46,900
 Minority interest - preferred stock of Coastal Banc ssb (4)              --       28,750       28,750
 Preferred stockholders' equity                                       27,500       27,500       27,500
 Common stockholders' equity (6)                                     125,385      129,934      110,971
 Book value per common share                                           23.47        21.54        18.89
 Tangible book value per common share                                  19.74        18.15        15.08

SIGNIFICANT RATIOS FOR THE YEAR ENDED
-------------------------------------------------------------
 Return (before minority interest) on average assets                    0.83%        0.81%        0.74%
 Return on average common equity                                       13.71        15.92        16.51
 Net interest margin                                                    3.04         2.97         2.87
 Interest rate spread including noninterest-bearing deposits            2.94         2.81         2.71
 Interest rate spread                                                   2.74         2.56         2.42
 Average common equity to average total assets                          4.92         4.03         3.47
 Noninterest expense to average total assets                            2.19         1.94         1.91

ASSET QUALITY RATIOS AT YEAR END
-------------------------------------------------------------
 Nonperforming assets to total assets                                   0.91%        1.13%        0.82%
 Nonperforming loans to total loans receivable                          1.00         1.33         1.12
 Allowance for loan losses to nonperforming loans                      97.69        62.26        68.32
 Allowance for loan losses to total loans receivable                    1.00         0.83         0.77


(1) In December 2002, Coastal completed the sale of five of its branches in Central Texas. The sale included deposits of $75.3 million and resulted in a gain of $4.4 million.
(2) "As adjusted" excludes the amortization expense (net of any tax effect) recognized in the periods prior to the implementation of Statement of Financial Accounting Standards No. 142 related to the goodwill that is no longer being amortized.
(3) In November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The transaction was undertaken to strategically restructure a portion of Coastal's asset base. Coastal used approximately $512 million of the proceeds to purchase primarily pass-thru mortgage-backed securities with an overall shorter expected duration and reduced borrowings with the remainder. All of the securities purchased and the remaining securities not sold were placed in the available-for-sale category. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - General."
(4) In June 2002, Coastal issued 2,000,000 trust preferred securities with a liquidation preference of $25 per security for a total of $50.0 million. A portion of the proceeds was used to repurchase 500,000 shares of common stock for $15.0 million from a director of Coastal in June 2002. In addition, $28.8 million of the proceeds were used in July 2002 to redeem Coastal Banc ssb's 9.0% Series A Noncumulative Preferred Stock through a capital contribution to Coastal Banc ssb.
(5) Coastal redeemed all of the Senior Notes payable on February 1, 2002 at par plus accrued interest.
(6) During the year ended December 31, 2002, Coastal repurchased $21.8 million in common stock. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - General and - Financial Condition."

CORPORATE  PROFILE


Coastal Bancorp, Inc., a Texas corporation, headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank holding company. HoCo is the parent company to Coastal Banc ssb, a Texas-chartered, FDIC-insured, state savings bank. Coastal Banc ssb operates 43 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. At December 31, 2002, Coastal Banc ssb had $2.5 billion in assets and met the regulatory requirements to be a "well capitalized" institution according to FDIC guidelines.



TABLE  OF  CONTENTS





Letter from the Chairman and Chief Executive Officer

Selected Consolidated Financial and Other Data

Management's Discussion and Analysis of Financial Condition and Results of Operations

Directors and Officers

Independent Auditors' Report

Consolidated Financial Statements

Notes to Consolidated Financial Statements

Stock Prices and Dividends

Stockholder Information


CHAIRMAN'S  LETTER

Ferdinand Magellan led a fleet of five ships in 1519 to circumnavigate the globe and explore uncharted waters, including the previously unexplored Pacific Ocean (named by Magellan on this trip). His armada had crude navigation instruments and primitive sailing ships that cruised at a top speed of only four knots and were unable to tack.

Almost five centuries later the banking industry finds itself in interest rate territory that is equally uncharted waters. During 2002, the fed funds rate, prime rate, and deposit rates dropped to levels no current American bankers have experienced in their business lives. In contrast to Magellan's experience, today's bankers possess extremely sophisticated analytical and navigation tools. But those tools don't solve a lot in today's interest rate environment where deposit costs can't get much lower, but loan yields can. Instead of worrying about whether borrowers will pay off loans, bankers now worry about borrowers paying off loans. And balance sheet management has turned upside down as bankers tap their collective ruby slippers chanting, "There's no place like 8% prime, there's no place like 5% CD's, there's no place. . ."

I have been writing to you every year since 1992, Coastal Banc's (Coastal) first year as a publicly owned company. I do not view my annual letter to the shareholders as a promotional tool; rather I view it as my personal assessment of Coastal's performance for the year and prospects for our company's future. I have as large a stake as anyone does in this company. Therefore, my annual letter to you is pretty much a summarized version of what I think about most of the day, every day.

So here's what I'm thinking today: At the end of 2002, Coastal's earning assets were shrinking. It's neither what we planned nor what we want. Coastal's total earning assets as of December 31, 2002 were approximately $2.4 billion, or $68.8 million less than total earning assets at the end of 2001. The reduction in earning assets was primarily due to today's uncharted waters of low interest rates. During 2002, many of Coastal's mortgage borrowers and commercial real estate borrowers refinanced through lenders other than Coastal at lower rates than we were willing to offer. Loan payoffs reached a record payoff level during 2002 of over 40% of the average loan portfolio.

It was like running on a treadmill. It seemed that for every new loan Coastal made, an existing loan would refinance somewhere else at an interest rate below our acceptable threshold. Fortunately, we exceeded our loan production goals for 2002. Thus we managed to somewhat mitigate the shrinkage as total loans only decreased by $50.8 million or 2.9% for the year. However, to further exacerbate the dilemma, Coastal, along with the rest of the banking industry, experienced net interest margin compression in the fourth quarter of 2002 as deposit costs crept closer to the 0% floor.

Now here's the good news: Coastal had its best year yet for improvements in its core banking business. During 2002, we simplified the organization of Coastal's branches into three regions: Metropolitan Houston, Rio Grande Valley, and the Community Banking Region for our small market branches. We sold five branches in small markets that had limited growth potential in order to redirect those resources to existing and prospective branches in markets with higher growth potential.

During 2002, Coastal achieved record growth levels in transaction accounts and deposit service charges. We improved customer penetration for most of Coastal's consumer banking products and introduced several new key products, including free checking and bounce protection. We also introduced a new Internet-based treasury management system at the end of 2002 with the primary goal of increasing the growth rate in commercial deposit customers, a key element for improving net interest margin and fee income growth.

Thus during 2002, when Coastal experienced a decline in net loans, we had our best year for improving the potential of Coastal's long-term core earnings growth. The reduction in loans during 2002 coupled with the restructure and reduction of Coastal's securities portfolio in the fourth quarter of 2001 caused a 13.6% decline in net interest income for 2002. However, an increase of 26% in net service charges on deposits and a 4.4% decrease in expenses mitigated the reduction in core earnings for 2002.

We also made several balance sheet improvements in 2002. Coastal's non-performing assets declined by 21.6% while the allowance for loan losses increased by 17.8%. Coastal redeemed its 10.0% senior notes and its 9.0% preferred stock, issued $50.0 million of 9% trust preferred securities, and repurchased 729,575 shares of common stock.

So Coastal begins 2003 with fewer assets and a declining net interest margin, but with a stronger balance sheet and an increasing rate of fee income growth. As long as we stay on this lending treadmill and deposit costs compress near the 0% floor, growth of net interest income will be difficult. However, just as Magellan's armada eventually circled the globe, interest rates will eventually cycle back to more familiar waters. Then, the torrid pace of refinancings is expected to recede and Coastal's loan portfolio should resume the levels of growth it has experienced in recent years.

Until that happens, as a major Coastal shareholder two things give me comfort. First, Coastal's core banking business appears to have as much promise as I've seen in all my years as a shareholder. Fee income growth, product penetration, and customer growth are all improving at an increasing rate, mitigating the adverse effects of the present interest rate environment. More importantly, it means Coastal is moving faster than ever towards accomplishing one of management's goals, that fee income represents a significantly larger percentage of total revenue.

Second, even though I'm a banker, just like you I'm a shareholder first. So size doesn't matter to me. The value of my stock is what matters most. In this challenging loan growth environment and this uncertain economy, we will not grow the loan portfolio for the sake of growth. We will strive to improve Coastal's core banking business and make prudent loans. If the new loans aren't enough to provide net loan growth, I prefer to increase loans per share and net interest income per share by effectively investing in Coastal's existing portfolio.

We do that by repurchasing Coastal's stock. At times like this, I prefer to invest equity dollars in a portfolio I know. That way when we finally circle the globe and reach smoother economic sailing, Coastal can be better positioned for healthy growth. The best part is you and I will then own a bigger piece of that growth.



/s/     Manuel  J.  Mehos
-------------------------
Manuel  J.  Mehos
Chairman of the Board, President
and Chief Executive Officer

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


                                                                                         At December 31,
(Dollars in thousands, except per share data)                     2002           2001        2000        1999        1998
                                                            ----------------  ----------  ----------  ----------  ----------
Balance Sheet Data:
 Total assets (1)                                           $      2,526,144  $2,597,891  $3,091,611  $2,947,952  $2,982,161
 Loans receivable (2)                                              1,812,785   1,863,601   1,896,228   1,735,081   1,538,149
 Mortgage-backed securities held-to-maturity (1) (2)                      --          --     885,565     917,212   1,154,116
 Mortgage-backed securities available-for-sale (1)                   475,022     514,068      94,673      99,665      96,609
 Deposits (3)                                                      1,614,368   1,660,386   1,674,981   1,624,289   1,705,004
 Advances from the Federal Home Loan Bank of
     Dallas ("FHLB") (1)                                             696,085     690,877   1,150,305   1,096,931     966,720
 Securities sold under agreements to repurchase                           --          --          --          --     100,000
 Company obligated mandatorily redeemable 9.0%
     trust preferred securities of Coastal Capital
     Trust I (4)                                                      50,000          --          --          --          --
 Senior Notes payable (5)                                                 --      43,875      46,900      46,900      50,000
 Minority interest-preferred stock of Coastal Banc
     ssb (4)                                                              --      28,750      28,750      28,750      28,750
 Preferred stockholders' equity                                       27,500      27,500      27,500      27,500          --
 Common stockholders' equity (6)                                     125,385     129,934     110,971     105,956     112,764




                                                                    For the Year Ended December 31,
                                                            2002       2001      2000       1999         1998
                                                         ---------   --------   -------   --------   ---------
Operating Data:
 Interest income                                        $  137,623   $210,612   $237,273   $202,943   $210,814
 Interest expense                                           62,776    124,015    152,905    125,657    143,404
                                                          --------     ------     -----      ------     ------
 Net interest income                                        74,847     86,597     84,368     77,286     67,410
 Provision for loan losses (7)                               5,800      3,900      5,790     10,575      3,100
                                                          --------     ------     -----      ------     ------
 Net interest income after provision for loan loss          69,047     82,697     78,578     66,711     64,310
 Gain on sale of branch offices (3)                          4,395         --         --         --         --
 Gain on sale of mortgage servicing rights                      --         --      2,172         --         --
 Writedown of purchased mortgage loan premium                   --         --         --         --       (709)
 Gain on sales of mortgage-backed securities
   available-for-sale, net                                      --        169         --         --          1
 Loss on derivative instruments                                (12)      (422)        --         --         --
 Other noninterest income                                    12,826     11,396      9,852     10,372     7,580
 Other noninterest expense                                  (55,893)   (58,479)   (58,195)   (57,810)  (48,383)
                                                          ---------    -------    -------    --------  -------
 Income before provision for Federal income taxes,
   minority interest and cumulative effect of
   accounting change                                         30,363     35,361     32,407     19,273    22,799
 Provision for Federal income taxes (8)                      (9,140)   (10,867)    (9,895)    (5,659)   (3,543)
 Minority interest - preferred stock dividends
   of Coastal Banc ssb                                       (1,507)    (2,588)    (2,588)    (2,588)   (2,588)
 Cumulative effect of change in accounting for
   derivative instruments, net of tax (9)                        --       (104)        --         --        --
                                                          ---------    -------    -------    -------  --------
 Net income                                              $   19,716   $ 21,802   $ 19,924   $ 11,026  $ 16,668
                                                          =========   ========   ========   ========  ========
 Net income available to common stockholders             $   17,208   $ 19,294   $ 17,416   $  9,442  $ 16,668
                                                          =========   ========   ========   ========  ========
 Basic earnings per common share before cumulative
   effect of accounting change  (9)                      $     3.13   $   3.36   $   2.94   $   1.45  $   2.24
                                                          =========   ========   ========   ========  ========
 Basic earnings per common share - reported (10) (11)    $     3.13   $   3.34   $   2.94   $   1.45  $   2.24
                                                          =========   ========   ========   ========  ========
 Basic earnings per share - as adjusted (11)             $     3.13   $   3.69   $   3.32   $   1.80  $   2.48
                                                          =========   ========   ========   ========  ========
 Diluted earnings per common share before cumulative
   effect of accounting change (9)                       $     2.99   $   3.19   $   2.87   $   1.42  $   2.18
                                                          =========   ========   ========   ========  ========
 Diluted earnings per common share - reported (10) (11)  $     2.99   $   3.17   $   2.87   $   1.42  $   2.18
                                                          =========   ========   ========   ========  ========
 Diluted earnings per share - as adjusted (11)           $     2.99   $   3.51   $   3.25   $   1.76  $   2.41
                                                          =========   ========   ========   ========  ========


                                                  (Footnotes appear on page 13)

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
SELECTED  CONSOLIDATED  FINANCIAL  AND  OTHER  DATA


                                                                                  At or For the Year Ended December 31,
                                                                                          2002       2001       2000
                                                                                      -------------  -------  -------
Selected Ratios:
Performance Ratios (12):
 Return (before minority interest) on average assets                                          0.83%    0.81%    0.74%
 Return on average common equity                                                             13.71    15.92    16.51
 Dividend payout ratio                                                                       15.39    13.80    12.23
 Average common equity to average total assets                                                4.92     4.03     3.47
 Net interest margin (13)                                                                     3.04     2.97     2.87
 Interest rate spread including noninterest-bearing deposits (13)                             2.94     2.81     2.71
 Interest rate spread (13)                                                                    2.74     2.56     2.42
 Noninterest expense to average total assets                                                  2.19     1.94     1.91
 Average interest-earning assets to average interest-bearing
   liabilities                                                                              112.21   109.63   108.52
 Ratio of earnings to combined fixed charges and preferred
   stock dividends:
   Excluding interest on deposits                                                             1.94x    1.50x    1.32x
   Including interest on deposits                                                             1.39     1.23     1.17
Asset Quality Ratios:
 Nonperforming assets to total assets (14)                                                    0.91%    1.13%    0.82%
 Nonperforming loans to total loans receivable and loans
   receivable held for sale                                                                   1.00     1.33     1.12
 Allowance for loan losses to nonperforming loans                                            97.69    62.26    68.32
 Allowance for loan losses to total loans receivable                                          1.00     0.83     0.77
Bank Regulatory Capital Ratios (15):
 Tier 1 capital to total assets                                                               6.88     7.27     6.22
 Tier 1 risk-based capital to risk-weighted assets                                           10.32    11.90     9.94
 Total risk-based capital to risk-weighted assets                                            11.38    12.79    10.72
Other Data:
 Full-time employee equivalents                                                                626      681      661
 Number of full service offices                                                                 43       50       50




                                                                    1999     1998
                                                                   -------  -------
Selected Ratios:
Performance Ratios (12):
 Return (before minority interest) on average assets                 0.47%    0.64%
 Return on average common equity                                     8.83    14.96
 Dividend payout ratio                                              22.11    14.35
 Average common equity to average total assets                       3.66     3.71
 Net interest margin (13)                                            2.75     2.31
 Interest rate spread including noninterest-bearing deposits (13)    2.65     2.17
 Interest rate spread (13)                                           2.39     1.96
 Noninterest expense to average total assets                         1.98     1.61
 Average interest-earning assets to average interest-bearing
   liabilities                                                     108.22   107.33
 Ratio of earnings to combined fixed charges and preferred
   stock dividends:
   Excluding interest on deposits                                   1.23x    1.25x
   Including interest on deposits                                    1.11     1.14
Asset Quality Ratios:
 Nonperforming assets to total assets (14)                           0.73%    0.99%
 Nonperforming loans to total loans receivable and loans
   receivable held for sale                                          0.99     1.60
 Allowance for loan losses to nonperforming loans                   61.30    46.28
 Allowance for loan losses to total loans receivable                 0.60     0.74
Bank Regulatory Capital Ratios (15):
 Tier 1 capital to total assets                                      5.76     5.25
 Tier 1 risk-based capital to risk-weighted assets                   9.68     9.54
 Total risk-based capital to risk-weighted assets                   10.29    10.23
Other Data:
 Full-time employee equivalents                                       666      653
 Number of full service offices                                        50       49


                                                  (Footnotes appear on page 13)

Footnotes  for  pages  10  through  12:

(1) In November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The transaction was undertaken to strategically restructure a portion of Coastal's asset base. Coastal used approximately $512 million of the proceeds to purchase primarily pass-thru mortgage-backed securities with an overall shorter expected duration and reduced borrowings with the remainder. All of the securities purchased and the remaining securities not sold were placed in the available-for-sale category. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - General."

(2) Loans receivable are net of loans in process, premiums, discounts, unearned interest and loan fees and the allowance for loan losses. Mortgage-backed securities held-to-maturity are net of premiums and discounts.

(3) In December 2002, Coastal completed the sale of five of its branches in Central Texas. The sale included deposits of $75.3 million and resulted in a gain of $4.4 million.

(4) In June 2002, Coastal issued 2,000,000 trust preferred securities with a liquidation preference of $25 per security for a total of $50.0 million. A portion of the proceeds was used to repurchase 500,000 shares of common stock for $15.0 million from a director of Coastal in June 2002. In addition, $28.8 million of the proceeds were used in July 2002 to redeem Coastal Banc ssb's 9.0% Series A Noncumulative Preferred Stock through a capital contribution to Coastal Banc ssb.

(5) Coastal redeemed all of the Senior Notes payable on February 1, 2002 at par plus accrued interest.

(6) During the years ended December 31, 2002, 2000, 1999 and 1998, Coastal repurchased $21.8 million, $10.9 million, $12.7 million and $7.8 million, respectively, in common stock.

(7) During 1999, Coastal recorded a $6.8 million provision for loan losses specific to one loan.

(8) During 1998, Coastal successfully resolved an outstanding tax benefit issue with the FDIC. The resolution of the issue resulted in a $3.7 million reversal of accrued income taxes during 1998.

(9) Effective January 1, 2001, Coastal adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, to record its derivative instruments at fair value.

(10) On April 23, 1998, Coastal declared a 3:2 stock split that was paid on June 15, 1998 to stockholders of record on May 15, 1998. All common stock share data has been adjusted to include the effect of the stock split.

(11) The "as adjusted" data excludes the amortization expense (net of the tax effect) recognized in the periods prior to 2002 and the implementation of Statement of Financial Accounting Standards No. 142 related to the goodwill that is no longer being amortized. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - General."

(12) Ratio, yield and rate information is based on average balances for the year.

(13) Net interest margin represents net interest income as a percentage of average interest-earning assets. Interest rate spread including noninterest-bearing deposits represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities and noninterest-bearing deposits. Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(14) Nonperforming assets consist of nonaccrual loans, loans greater than 90 days delinquent and still accruing, real estate acquired by foreclosure and repossessed assets.

(15) Current capital adequacy FDIC regulations require Coastal Banc ssb to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk-weighted assets and total risk-based capital equal to at least 8.0% of risk-weighted assets.

COASTAL  BANCORP,  INC.  AND  SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     Coastal Bancorp, Inc. ("Bancorp") through its wholly-owned subsidiary, HoCo, owns 100 percent of the voting stock of Coastal Banc ssb (the "Bank"), a Texas-chartered, FDIC insured, state savings bank. The consolidated financial statements included herein include the accounts of Bancorp, HoCo, the Bank and subsidiaries of both HoCo and the Bank (collectively known as "Coastal").
     In late November 2001, to strategically restructure a portion of its asset base to make it less vulnerable to market interest rate fluctuations, Coastal completed the sale of approximately $845 million of its mortgage-backed securities and recorded a gain of $169,000. Coastal decided to undertake the sale as the then current market environment presented an opportunity for Coastal to sell its large mortgage-backed securities portfolio. The majority of the securities sold were Collateralized Mortgage Obligations ("CMOs") tied to the FHLB 11th District Cost of Funds Index ("COFI") and, due to their relatively long maturities, contained extension risk which caused, on average, higher levels of price volatility. Also in November 2001, Coastal used a portion of the proceeds of the sale to purchase approximately $512 million of primarily pass-thru mortgage-backed securities with an overall shorter expected duration. Coastal reduced borrowings with the remainder of the proceeds from the sale. All the securities purchased and the remaining securities not sold were placed in the available-for-sale category. A consequence of this 2001 securities sale is that any securities purchased by Coastal for approximately two years are required to be placed in either the available-for-sale or trading category.
     Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets ("Statement 142") were issued in July 2001. Statement 141 required, effective January 1, 2002, that Coastal evaluate its existing intangible assets and goodwill and make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Statement 141 also required that Coastal reclassify amounts originally recorded as goodwill pursuant to Statement of Financial Accounting Standards No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("Statement 72") to other intangible assets, as those amounts, under Statement 142, were not subject to the non-amortization provisions. As of January 1, 2002, Coastal had unamortized goodwill that was subject to the non-amortization provisions of Statements 141 and 142 of $5.5 million. As of that same date, Coastal reclassified $16.3 million to other intangible assets and continued to amortize these amounts in 2002.
     On October 1, 2002, Statement of Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" ("Statement 147") was issued. Statement 147 amended Statement 72, to exclude from its scope, the acquisitions of financial institutions (other than transactions between two or more mutual enterprises) and provide certain transition provisions for existing intangible assets. Under Statement 147 transition provisions, if the transaction that gave rise to an unidentifiable other intangible asset was considered a business combination, the carrying amount of that asset amount would be reclassified to goodwill and be subject to the non-amortization provisions as of the effective date of the implementation of Statement 142, which in Coastal's case was January 1, 2002. Based on the implementation of Statement 147, Coastal has reclassified as of January 1, 2002, the $16.3 million mentioned above to goodwill and removed the amortization expense recorded in 2002, through restatement of its 2002 financial statements as required by Statement 147. Coastal implemented these statements effective January 1, 2002.
     In connection with the adoption of these statements, Coastal tested for impairment in accordance with the provisions of Statement 142 during the first quarter of 2002 and did not recognize any transitional impairment losses as the cumulative effect of a change in accounting principle during the period.
     On February 1, 2002, Coastal redeemed all of the remaining Senior Notes payable outstanding ($43.9 million) at par plus accrued interest to the redemption date.
     On June 18, 2002, Coastal, through Coastal Capital Trust I (a consolidated trust subsidiary) (the "Trust"), issued 2,000,000 trust preferred securities ("Trust Preferred Securities") with a liquidation preference of $25 per security. The Trust Preferred Securities represent an interest in Bancorp's junior subordinated debentures, which were purchased by the Trust. The junior subordinated debentures are the only assets of the Trust and interest payments from the debentures finance the distributions paid on the Trust Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 9.0% and are included in interest expense in the consolidated statements of income. The Trust Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date of June 30, 2032, at the option of Bancorp on or after June 30, 2007, in whole at any time or in part from time to time. The junior subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. Bancorp has the option to defer distributions on the junior subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.
     A portion of the proceeds from the issuance of the Trust Preferred Securities were used to repurchase 500,000 shares of common stock for $15.0 million from a director of Coastal in June 2002. In addition, $28.8 million of the proceeds were used on July 15, 2002, to redeem the Bank's 9.0% Series A Noncumulative Preferred Stock (Nasdaq:CBSAP) through a capital contribution to Coastal Banc ssb.
     On  August  27, 1998, December 21, 1998, February 25, 1999, April 27, 2000,
July 27, 2000 and April 25, 2002, the Board of Directors authorized six separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open market repurchase program and privately negotiated repurchases, if any. As of December 31, 2002, a total of 2,729,575 shares had been repurchased under all of the authorized repurchase plans.
     As of December 31, 2002, 2,726,019 shares were held in treasury at an average repurchase price of $19.45 per share for a total cost of $53.0 million.

FINANCIAL  CONDITION
     During the fourth quarter of 2002, Coastal sold five of its branches in Central Texas (located in Llano, Burnet, Mason, Kingsland and Marble Falls, Texas) to First State Bank Central Texas. The sale included deposit accounts of $75.3 million and resulted in a gain of $4.4 million. The branches sold had limited growth potential for Coastal. Coastal continually monitors the market and performance of its branch network and opens, purchases or sells branches based on this analysis.
     During 2002, Coastal's management made the decision to liquidate a portion of its loan receivable portfolio through sales to third party investors. The first sale was in March 2002 when Coastal sold $10.8 million of under-performing mortgage loans. Prior to the sale, Coastal wrote those loans down to fair value and recorded a charge-off to the allowance for loan losses of $761,000. In addition, as of March 31, 2002, Coastal wrote down to fair value and reclassified $9.1 million of other under-performing single-family mortgage loans to the held for sale category. The loans that were reclassified to the held for sale category were written down to fair value as of March 31, 2002 through a charge-off to the allowance for loan losses of $691,000. During the second quarter of 2002, a total of $3.1 million of these under-performing loans held for sale were sold to the same third party investor. As of December 31, 2002, Coastal had reclassified the remaining $3.0 million of these loans held for sale back to the loans receivable portfolio at their current carrying value.
     The second sale was in the fourth quarter of 2002 when Coastal entered into an agreement with a third party to sell approximately $77.0 million of single-family mortgage loans. As of December 31, 2002, $74.4 million of these loans had been sold, $70.1 million of which were sold servicing retained and $4.3 million (which were considered nonperforming loans) were sold servicing released. The remaining $2.6 million, which are under a contract for sale, were reclassified to the held for sale category at December 31, 2002. In connection with this sale and the reclassification of the remaining loans to the held for sale category, the loans were written down to fair value through a charge-off to the allowance for loan losses of $309,000. In addition, Coastal recorded a gain of $359,000 on the sale of these loans as a result of Coastal recording the estimated fair value of the mortgage servicing rights retained.
     Overall during 2002, total assets decreased $71.7 million, or 2.8%, when comparing December 31, 2001 to December 31, 2002. This decrease was primarily comprised of a $50.8 million decrease in loans receivable, a $39.0 million decrease in mortgage-backed securities available-for-sale and a $41.0 million decrease  in  other securities available-for-sale.  A primary contributor to the decrease in both loans receivable and mortgage-backed securities available-for-sale was the continuing higher than expected principal paydowns received as a consequence of the extraordinary high levels of refinancings due to the low interest rate environment during 2002. In addition to the principal paydowns, the decrease in loans receivable was due to the loan sales totaling $85.2 million mentioned previously, offset by single-family loan purchases of $421.4 million during 2002. The decrease in other securities available-for-sale was due to the maturity of one security during the year. These decreases were somewhat offset by an increase in loans receivable held for sale of $49.9 million. This was due to one loan package purchased in November 2002 with the intent to sell the package to third party investors by the end of January 2003. There were smaller changes in other asset categories as follows: an $11.0 million increase in Federal funds sold, a $2.8 million increase in prepaid expenses and other assets and a $1.2 million increase in stock in the FHLB, offset by a $1.8 million decrease in cash and cash equivalents, a $3.5 million decrease in accrued interest receivable, a $120,000 decrease in property and equipment and a $382,000 decrease in goodwill. The decrease in goodwill was related to the sale of the five Central Texas branches mentioned previously.
     Deposits decreased by 2.8%, or $46.0 million, from December 31, 2001 to December 31, 2002 and advances from the FHLB increased 0.75%, or $5.2 million. The decrease in deposits was due to the branch sale in December 2002 as discussed previously, offset by deposit inflows resulting from Coastal's focus on increasing transaction accounts and other changes in deposits. Also noted previously was the redemption of the $43.9 million of Coastal's 10.0% Senior Notes payable in February 2002, the issuance of the $50.0 million Trust Preferred Securities in June 2002 and the $28.8 million redemption of the Bank's 9.0% Series A Noncumulative Preferred Stock in July 2002. Other changes in liabilities included a $1.9 million decrease in advances from borrowers for taxes and insurance and a $1.9 million decrease in other liabilities and accrued expenses.
     Stockholders' equity decreased 2.9%, or $4.5 million, from December 31, 2001 to December 31, 2002 as a result of $21.8 million in common stock repurchased during 2002, common stock dividends of $2.6 million and preferred stock dividends of $2.5 million, somewhat offset by 2002 net income of $19.7 million, common stock issued of $326,000 due to the exercise of stock options and a $2.2 million change in accumulated other comprehensive gain (loss).

RESULTS  OF  OPERATIONS  FOR  THE  THREE  YEARS  ENDED  DECEMBER  31,  2002
     The results of operations of Coastal depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Coastal's interest-earning assets consist principally of loans receivable, mortgage-backed securities and other investments. Coastal's interest-bearing liabilities have consisted primarily of deposits, advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased, Trust Preferred Securities and its Senior Notes payable. Coastal's net income is also affected by the level of the provision for loan losses, noninterest income, including service charges on deposit accounts, loan fees, loan servicing income and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs.
     The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average consolidated statements of financial condition. Ratio, yield and rate information is based on average balances for the year.


                                                                  At                      Year Ended December 31, 2002
                                                          December 31, 2002               Average                  Yield/
                                                              Yield/Rate                  Balance      Interest     Rate
                                                        ----------------------         -------------  ---------   -------
                                                                                         (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                                     5.52%     $       1,931,931  $ 118,970    6.16%
Mortgage-backed securities                                               3.37                467,744     17,114    3.66
Other securities                                                         2.29                  8,242        172    2.09
Federal funds sold                                                       1.13                  9,337        151    1.62
FHLB stock (2)                                                           2.75                 40,491      1,188    2.93
Other                                                                    1.27                  1,776         28    1.58
                                                                        ------        --------------   --------   ------
   Total interest-earning assets                                         4.99              2,459,521    137,623    5.60
Noninterest-earning assets (3)                                          -----                 90,900   --------   ------
                                                                                           ---------
   Total assets                                                                    $       2,550,421
                                                                                           =========

LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                                                2.39%     $       1,477,648  $  39,825    2.70%
Advances from the FHLB                                                   2.71                683,454     20,173    2.95
Securities sold under agreements to repurchase
 and federal funds purchased                                               --                     --         --      --
Trust Preferred Securities of Coastal Capital Trust I                    9.00                 26,986      2,400    9.00
Senior Notes payable                                                       --                  3,726        378   10.00
                                                                        ------        --------------   --------   -----
   Total interest-bearing liabilities                                    2.64              2,191,814     62,776    2.86
Noninterest-bearing liabilities                                         ------               190,260   --------   -----
                                                                                            --------
   Total liabilities                                                                       2,382,074
                                                                                         -----------
Minority interest - preferred stock of Coastal
 Banc ssb                                                                                     15,359
Preferred stockholders' equity                                                                27,500
Common stockholders' equity                                                                  125,488
                                                                                            --------
   Total liabilities and stockholders' equity                                     $        2,550,421
                                                                                           =========
Net interest income; interest rate spread                                2.35%                        $  74,847   2.74%
Net interest-earning assets; net interest yield on                      ======                        =========   =====
 interest-earning assets                                                          $          267,707              3.04%
Ratio of average interest-earning assets to average                                        =========              =====
 interest-bearing liabilities                                                                  1.12x
                                                                                           =========

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill, accrued interest receivable, property and equipment, cash, prepaid expenses and other assets.


                                                                       Year Ended December 31, 2001
                                                                     Average                       Yield/
                                                                     Balance            Interest    Rate
                                                        ------------------------------  ---------  -------
                                                                        (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                    $                    1,942,701  $ 155,214    7.99%
Mortgage-backed securities                                                     905,441     52,873    5.84
Other securities                                                                 6,690        176    2.63
Federal funds sold                                                               7,776        266    3.42
FHLB stock (2)                                                                  45,700      1,960    4.29
Other                                                                            3,017        123    4.08
                                                        ------------------------------    -------    -----
   Total interest-earning assets                                             2,911,325    210,612    7.23
Noninterest-earning assets (3)                                                  98,487    -------    -----
                                                        ------------------------------
   Total assets                                         $                    3,009,812
                                                        ==============================

LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                               $                    1,531,004  $  69,828    4.56%
Advances from the FHLB                                                         795,009     38,917    4.90
Securities sold under agreements to repurchase
 and federal funds purchased                                                   283,622     10,682    3.77
Trust Preferred Securities of Coastal Capital Trust I                               --         --      --
Senior Notes payable                                                            45,868      4,588   10.00
                                                        ------------------------------    -------   -----
   Total interest-bearing liabilities                                        2,655,503    124,015    4.67
Noninterest-bearing liabilities                                                176,861    -------   -----
                                                        ------------------------------
   Total liabilities                                                         2,832,364
Minority interest - preferred stock of Coastal
 Banc ssb                                                                       28,750
Preferred stockholders' equity                                                  27,500
Common stockholders' equity                                                    121,198
                                                        ------------------------------
   Total liabilities and stockholders' equity           $                    3,009,812
                                                        ==============================
Net interest income; interest rate spread                                               $  86,597    2.56%
Net interest-earning assets; net interest yield on                                       ========    =====
 interest-earning assets                                $                      255,822               2.97%
                                                        ==============================               =====
Ratio of average interest-earning assets to average
 interest-bearing liabilities                                                    1.10x
                                                        ==============================

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill, accrued interest receivable, property and equipment, cash, prepaid expenses and other assets.


                                                                        Year Ended December 31, 2000
                                                                   Average                          Yield/
                                                                   Balance               Interest    Rate
                                                        ------------------------------  ---------  -------
                                                                         (Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable (1)                                    $                    1,881,124  $ 168,105    8.94%
Mortgage-backed securities                                                   1,002,055     64,246    6.41
Other securities                                                                 1,000         63    6.30
Federal funds sold                                                               3,042        194    6.38
FHLB stock (2)                                                                  55,810      4,612    8.26
Other                                                                              895         53    5.92
                                                        ------------------------------    -------    -----
   Total interest-earning assets                                             2,943,926    237,273    8.06
Noninterest-earning assets (3)                                                 100,626    -------    -----
                                                        ------------------------------
   Total assets                                         $                    3,044,552
                                                        ==============================

LIABILITIES AND  STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits                               $                    1,489,479  $  73,216    4.92%
Advances from the FHLB                                                         926,659     58,328    6.29
Securities sold under agreements to repurchase
    and federal funds purchased                                                249,673     16,671    6.68
Trust Preferred Securities of Coastal Capital Trust I                               --         --      --
Senior Notes payable                                                            46,900      4,690   10.00
                                                        ------------------------------    -------    -----
   Total interest-bearing liabilities                                        2,712,711    152,905    5.64
Noninterest-bearing liabilities                                                170,083    -------    -----
                                                        ------------------------------
   Total liabilities                                                         2,882,794
Minority interest - preferred stock of Coastal
 Banc ssb                                                                       28,750
Preferred stockholders' equity                                                  27,500
Common stockholders' equity                                                    105,508
                                                        ------------------------------
   Total liabilities and stockholders' equity           $                    3,044,552
                                                        ==============================
Net interest income; interest rate spread                                               $  84,368    2.42%
                                                                                         ========    =====
Net interest-earning assets; net interest yield on
 interest-earning assets                                $                      231,215               2.87%
                                                        ==============================               =====
Ratio of average interest-earning assets to average
 interest-bearing liabilities                                                    1.09x
                                                        ==============================

_______________

(1)     Nonaccruing  loans  are  included  in  total  loans, but are immaterial.
(2) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."
(3) Includes goodwill, accrued interest receivable, property and equipment, cash, prepaid expenses and other assets.

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



                                                                     Year  Ended  December  31,
                                                ------------------------------------------------------------------
                                                        2002  vs  2001                     2001  vs  2000
                                                 Increase  (Decrease)  Due  To     Increase  (Decrease)  Due  To
                                                ------------------------------     -------------------------------
                                                    Volume       Rate         Net      Volume      Rate       Net
                                                 -----------   --------   ---------  ---------  --------  --------
                                                                           (In  thousands)
INTEREST INCOME
 Loans receivable                                   $   (857)  $(35,387)  $(36,244)  $ 5,381   $(18,272)  $(12,891)
 Mortgage-backed securities                          (20,177)   (15,582)   (35,759)   (5,916)    (5,457)   (11,373)
 Other securities                                         36        (40)        (4)      169        (56)       113
 Federal funds sold                                       45       (160)      (115)      194       (122)        72
 FHLB stock (1)                                         (204)      (568)      (772)     (726)    (1,926)    (2,652)
 Other                                                   (38)       (57)       (95)      102        (32)        70
                                                    ---------  ---------  ---------  --------  ---------  --------
     Total                                           (21,195)   (51,794)   (72,989)     (796)   (25,865)   (26,661)
                                                    ---------  ---------  ---------  --------  ---------  ---------

INTEREST EXPENSE
 Interest-bearing deposits                            (2,362)   (27,641)   (30,003)    2,024     (5,412)    (3,388)
 Securities sold under agreements to
  repurchase and federal funds
  purchased                                           (5,341)    (5,341)   (10,682)    2,032     (8,021)    (5,989)
 Advances from the FHLB                               (4,886)   (13,858)   (18,744)   (7,596)   (11,815)   (19,411)
 Trust Preferred Securities
  of Coastal Capital Trust I                           1,200      1,200      2,400        --         --         --
 Senior Notes payable                                 (4,210)        --     (4,210)     (102)        --       (102)
                                                    ---------  ---------  ---------  --------  ---------   --------
     Total                                           (15,599)   (45,640)   (61,239)   (3,642)   (25,248)   (28,890)
                                                    ---------  ---------  ---------  --------  ---------   --------
 Net change in net interest income                  $ (5,596)  $ (6,154)  $(11,750)  $ 2,846   $   (617) $   2,229
                                                    =========  =========  =========  ========  =========   ========

_______________

(1) In 2000, includes a $1.1 million special dividend received. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Net Income."

NET  INCOME
     Coastal reported net income of $19.7 million for the year ended December 31, 2002, $21.8 million for the year ended December 31, 2001 and $19.9 million for the year ended December 31, 2000. When comparing net income for 2002 to 2001, the primary contributor to the decrease in net income was decreased net interest income. Net interest income decreased $11.8 million from 2001 to 2002, as a result of Coastal's smaller asset size as compared to 2001, lower market interest rates and record high principal paydowns received on Coastal's mortgage-backed securities and mortgage loan portfolios. In addition to the decreased net interest income, the provision for loan losses increased $1.9 million due to management's reevaluation of the overall allowance for loan losses given the changes that have occurred within the mix of Coastal's loan portfolio, current economic conditions and the decision in 2002 to sell loans which resulted in charge-offs totaling $1.8 million to writedown such loans to fair value, in addition to specific loans in the portfolio that have warranted greater attention and specific allocations of the allowance for loan losses. These decreases to net income were only somewhat offset by a $6.1 million increase in noninterest income, a $2.6 million decrease in noninterest expense, a $1.7 million decrease in the provision for Federal income taxes and a $1.1 million decrease in the expense for minority interest (preferred stock dividends of Coastal Banc ssb) due to the redemption of the preferred stock during 2002. The increase in noninterest income was primarily due to the $4.4 million gain on the sale of the five Central Texas branches and the $359,000 gain on the sale of the group of loans with servicing rights retained during the period. The increase is also due to a $2.1 million increase in service charges on deposit accounts and the $422,000 fair value loss on derivative instruments recorded in 2001 (compared to a $12,000 fair value loss recorded during 2002), offset by a $702,000 decrease in the gain on the sale of real estate owned and various smaller changes in other categories of noninterest income. The decrease in noninterest expense was primarily due to the $2.8 million decrease in the amortization of goodwill as discussed earlier. In addition, Coastal experienced decreases of $869,000 and $1.3 million in office occupancy and data processing, respectively. These decreases were partially offset by an increase of $1.1 million in compensation, payroll taxes and other benefits, a $519,000 increase in advertising expense, a $153,000 increase in postage and delivery expense and a $599,000 increase in other noninterest expense. The decrease in the provision for Federal income taxes was due to the decreased income before Federal income taxes, minority interest and cumulative effect of accounting change.

     When comparing net income for 2001 to 2000, the increase was comprised of the following: a $2.2 million increase in net interest income, a $1.9 million decrease in the provision for loan losses, somewhat offset by a $881,000 decrease in noninterest income, a $284,000 increase in noninterest expense and a $972,000 increase in the provision for Federal income taxes. The increase in net interest income was due primarily to the increase in net interest margin to 2.97% for the year ended December 31, 2001 from 2.87% for 2000, which included a FHLB special dividend of $1.1 million in 2000. Net interest margin, excluding the FHLB special dividend, was 2.83% for the year ended December 31, 2000. The decrease in the provision for loan losses when comparing 2001 to 2000 was due to management's quarterly evaluation of the allowance for loan losses throughout 2001 and a belief that the allowance at December 31, 2001 was adequate considering the composition of the loans receivable portfolio, the existing nonperforming loans, historical and peer group loss experience, delinquency trends and current economic conditions. The decrease in noninterest income was primarily due to the $2.2 million gain recorded on the sale of Coastal's mortgage servicing rights in 2000, offset by a $838,000 increase in service charges on deposit accounts, a $621,000 increase in the gain on the sale of real estate owned, in addition to smaller changes in other categories of noninterest income. The increase in noninterest expense was due to a $1.6 million increase in compensation, payroll taxes and other benefits, partially offset by a decrease of $84,000 in office occupancy, a $317,000 decrease in data processing, a $225,000 decrease in the amortization of goodwill and a decrease of $688,000 in other noninterest expense. The increase in the provision for Federal income taxes was due to the increased income before Federal income taxes, minority interest and cumulative effect of accounting change.


NET  INTEREST  INCOME
     Net interest income amounted to $74.8 million in 2002, an $11.8 million, or 13.6% decrease from 2001. The decrease in net interest income was primarily due to Coastal's smaller average asset size, the loan sales mentioned previously and continuing higher than expected principal payments received on Coastal's mortgage-backed securities and mortgage loan portfolios. When comparing 2002 to 2001, average interest-earning assets decreased $451.8 million, $437.7 million of which was the decrease in mortgage-backed securities primarily due to the 2001 restructuring mentioned previously. In addition, during 2002, due to the extraordinary levels of prepayments due to refinancings of home mortgages, Coastal experienced higher principal paydowns totaling approximately $152 million on its mortgage-backed securities portfolio and $342 million on its mortgage loan portfolio during the year.

     Net interest margin increased to 3.04% in 2002 from 2.97% in 2001. Interest rate spread, defined to exclude noninterest-bearing deposits increased to 2.74% in 2002 from 2.56% in 2001. Management also calculates an alternative interest rate spread which includes noninterest-bearing deposits. Under this calculation, the interest rate spreads for 2002 and 2001 were 2.94% and 2.81%, respectively. Net interest margin and interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities, in addition to changes in the applicable interest rates on those assets and liabilities.

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

     Total interest income amounted to $137.6 million during 2002, a $73.0 million, or 34.7% decrease from 2001. This decrease was due to the decrease in average interest-earning assets of $451.8 million and a decrease in the average yield on those assets of 1.63%. As discussed previously, the decrease in average interest-earning assets was due to the restructuring in 2001 and the high levels of principal paydowns received on Coastal's mortgage-backed securities and mortgage loans during the year. When comparing the two periods, the average balance of mortgage-backed securities decreased $437.7 million and the average balance of loans receivable decreased $10.8 million. The average yield on loans receivable decreased 1.83% and the average yield on mortgage-backed securities decreased 2.18%. The decrease in the overall average yield on interest-earning assets was due to continuing declining market rates throughout 2002.

     Total interest income amounted to $210.6 million during 2001, a $26.7 million, or 11.2%, decrease from 2000 (which includes the $1.1 million FHLB special dividend received in 2000). The decrease was due to a decrease in average interest-earning assets of $32.6 million and a decrease in the average yield of 0.83%. The decrease in average interest-earning assets was due, in part, to the decrease in Coastal's asset size as a result of the restructuring of Coastal's asset base in late November 2001 as previously described. When comparing the two periods, the average balance of mortgage-backed securities decreased $96.6 million due to the restructuring and principal payments received throughout 2001. In addition, the average balance of FHLB stock decreased $10.1 million due to the decreased amounts required to be maintained based on the decreased level of FHLB advances outstanding. These decreases were partially offset by a $61.6 million increase in the average balance of loans receivable and smaller increases in other interest-earning asset categories. The average yield on loans receivable decreased 0.95% and the average yield on mortgage-backed securities decreased 0.57% when comparing the year ended December 31, 2001 to December 31, 2000. The decrease in the overall average yield was due to the declining market rates during 2001.

     Total interest expense amounted to $62.8 million in 2002, a $61.2 million, or 49.4% decrease from 2001. The decrease in interest expense was due to the $463.7 million decrease in the average balance of interest-bearing liabilities and a 1.81% decrease in the average rate paid on those liabilities. When comparing 2002 to 2001, average securities sold under agreements to repurchase decreased $283.6 million, average FHLB advances decreased $111.6 million and average interest-bearing deposits decreased $53.4 million. The average balance of Senior Notes payable decreased $42.1 million due to their repurchase on February 1, 2002 and the average balance of Trust Preferred Securities increased $27.0 million due to their issuance on June 18, 2002. The overall decrease in the average rate paid on interest-bearing liabilities was due to the continued declining wholesale funding and deposit costs because of the decline in market interest rates throughout 2002.

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

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES - CRITICAL ACCOUNTING POLICY
     Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain an adequate allowance. Estimating the allowance for loan losses is a critical accounting policy. It is subjective in nature and requires material estimates that may be subject to revision as facts and circumstances warrant. In assessing the adequacy of the allowance, management reviews the type, size, quality and risk of loans in the portfolio and considers such factors as specific known risks, historical and peer group experience, the existing nonperforming loans and the underlying collateral value on those loans, general economic conditions, particularly as they relate to Coastal's lending areas and other factors related to the collectibility of Coastal's loan portfolio. Based on the ongoing assessment by management, provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on probable losses in the loan portfolio. While management uses the best information available to recognize losses on loans, there can be no assurance that future additions to the allowance will not be necessary.

     For the years ended December 31, 2002, 2001 and 2000, the provision for loan losses was $5.8 million, $3.9 million and $5.8 million, respectively. The changes in the provision for loan losses, when comparing the periods, are due to management's continuing evaluation of the overall allowance for loan losses. The increase in the provision for loan losses in 2002 (in the fourth quarter of 2002) was due to management's reevaluation of the allowance for loan losses given the changes that have occurred within the mix of Coastal's loan portfolio, current economic conditions and the decision in 2002 to sell loans which resulted in charge-offs totaling $1.8 million to writedown such loans to fair value, in addition to certain specific loans in the portfolio that have warranted greater attention and specific allocations of the allowance for loan losses. While management believes that it has adequately provided for loan losses and that the allowance for loan losses is adequate at December 31, 2002, it will continue to monitor the loan portfolio and make adjustments to its allowance for loan losses as it considers necessary.

     Nonperforming loans are those loans on nonaccrual status as well as those loans greater than ninety (90) days delinquent and still accruing interest. At December 31, 2002, Coastal's nonperforming loans decreased, when compared to December 31, 2001, by $6.2 million or 25.0%, to $18.5 million. The decrease in nonperforming loans is mainly due to Coastal's decision to liquidate a portion of its single-family mortgage loan portfolio during 2002 through two loan sales. As discussed previously, the first loan sale was in March 2002 when Coastal sold $10.8 million of its under-performing loans (some of which were considered nonperforming) to a third party investor. The second sale was in December 2002 when Coastal sold $4.3 million of nonperforming loans. At December 31, 2002, 2001 and 2000, Coastal had nonperforming loans as follows:





                                                               December 31,
                                                              ---------------
                                                         2002      2001     2000
                                                 ---------------  -------  -------
                                                             (In thousands)
Nonaccrual loans receivable:
 First lien residential                          $         9,184  $21,744  $16,062
 Residential construction                                     49      218      390
 Multifamily real estate                                      --       82       --
 Commercial real estate                                    1,323    1,174    1,134
 Acquisition and development                               5,485        6       --
 Commercial, financial and industrial                      1,609      499    1,152
 Consumer and other                                          128      141      496
                                                ----------------  -------  -------
                                                          17,778   23,864   19,234
                                                ----------------  -------  -------
Loans greater than 90 days delinquent and still
 accruing interest:
 First lien residential                                       --       62      475
 Residential construction                                     83      755       --
 Multifamily real estate                                     282       --       --
 Commercial real estate                                      302       --      736
 Acquisition and development                                  59       --       --
 Commercial, financial and industrial                         43       31      634
 Consumer and other                                           --        1      153
                                                ----------------  -------  -------
                                                             769      849    1,998
                                                ----------------  -------  -------
 Total nonperforming loans                       $        18,547  $24,713  $21,232
                                                ================  =======  =======


     Coastal's  asset  quality  ratios  are  as  follows:

                                                                 December 31,
                                                              -------------
                                                            2002     2001    2000
                                                          -------   ------  ------
Nonperforming loans to total loans receivable and
 loans receivable held for sale                              1.00%   1.33%   1.12%

Allowance for loan losses to nonperforming loans            97.69   62.26   68.32

Allowance for loan losses to total loans receivable          1.00    0.83    0.77



NONINTEREST  INCOME
     Total noninterest income increased $6.1 million, or 54.4%, to $17.2 million in 2002, compared to $11.1 million for 2001. This increase was primarily due to Coastal's sale in December 2002 of five of its branches in Central Texas that resulted in a gain of $4.4 million. In addition, service charges on deposit accounts increased $2.1 million due to Coastal's continued focus on increasing transaction accounts and the related fee income, including Coastal's new Free Checking and Bounce Protection features on retail checking accounts introduced during August 2002. Other increases in noninterest income were due to a $359,000 gain on the sale of loans recorded in 2002 and the $422,000 fair value loss on derivative instruments recorded in 2001 (compared to a $12,000 fair value loss recorded during 2002). These increases were only partially offset by a $100,000 decrease in loan fees, a $702,000 decrease in the gain on the sale of real estate owned, a $169,000 decrease in the gain on the sale of mortgage-backed securities mentioned previously and a $218,000 decrease in other noninterest income. The decrease in the gain on the sale of real estate owned was primarily due to the gain of $603,000 recorded in 2001 on one commercial real estate owned property. The decrease in other noninterest income was primarily due to $300,000 in insurance proceeds received in 2001 for reimbursement of certain deposit losses in prior years.

     Total noninterest income decreased $881,000, or 7.3%, to $11.1 million in 2001, compared to $12.0 million for 2000. The decrease in noninterest income was primarily due to the $2.2 million gain recorded on the sale of Coastal's mortgage servicing rights during the first quarter of 2000 and the fair value loss on derivative instruments of $422,000 recorded in 2001 pursuant to the adoption of Statement 133 on January 1, 2001. The net fair value loss for the year ended December 31, 2001 was primarily attributable to Coastal's interest rate swap positions, which were liquidated in June 2001. These decreases in noninterest income, when comparing 2001 to 2000, were somewhat offset by the $169,000 gain that Coastal recorded on the sale of mortgage-backed securities mentioned previously. In addition, there were increases of $838,000 in service charges on deposit accounts, $621,000 in the gain on sale of real estate owned and $84,000 in other noninterest income, comparing 2001 to 2000. The increase in service charges on deposit accounts was due to Coastal's continuing focus on increasing transaction accounts and the related fee income. The increase in the gain on the sale of real estate owned was primarily due to a $603,000 gain on the sale of one real estate owned commercial property during the third quarter of 2001. The increase in other noninterest income was primarily due to $300,000 in insurance proceeds received in 2001 for reimbursement of certain deposit account losses incurred in prior years, offset by a $244,000 decrease in loan servicing income due to the 2000 sale of Coastal's mortgage servicing rights.


NONINTEREST  EXPENSE
     Total noninterest expense amounted to $55.9 million during 2002, a decrease of $2.6 million, or 4.4%, over 2001. The decrease in noninterest expense was primarily due to the $2.8 million decrease in the amortization of goodwill due to the implementation of Statements 142 and 147 as of January 1, 2002. In addition, Coastal experienced decreases of $869,000 and $1.3 million in office occupancy and data processing, respectively. The decrease in office occupancy was primarily due to certain assets becoming fully depreciated during 2001 and 2002. The decrease in data processing expense was due to the conversion of the Rio Grande Valley Region branches to Coastal's primary deposit and loan data processing system and the item processing functions brought in-house during the third quarter of 2001. These decreases were partially offset by an increase of $1.1 million in compensation, payroll taxes and other benefits, a $519,000 increase in advertising expense, a $153,000 increase in postage and delivery expense and a $599,000 increase in other noninterest expense. The increase in compensation, payroll taxes and other benefits was due to the increase in staff needed to bring the item processing functions in-house during the third quarter of 2001, normal merit increases for existing staff and additional personnel needed to continue Coastal's focus on commercial banking products, lending and providing other services to commercial business customers. The increase in advertising and postage and delivery expenses were primarily due to Coastal's continued focus on increasing transaction deposit accounts. The increase in other noninterest expense was primarily due to the $401,000 reversal of an accrued franchise tax liability during the 2001 period and smaller changes in various other categories.

     Total noninterest expense amounted to $58.5 million during 2001, an increase of $284,000, or 0.5%, over 2000. The increase in noninterest expense was due to a $1.6 million, or 5.5%, increase in compensation, payroll taxes and other benefits, a $119,000 increase in advertising and a $133,000 increase in postage and delivery, partially offset by a decrease of $84,000 in office occupancy, a $317,000 decrease in data processing, a $225,000 decrease in the amortization of goodwill and a decrease of $940,000 in other noninterest expense. The increase in compensation, payroll taxes and other benefits was primarily due to normal merit increases for existing staff, in addition to the staff increases for the item processing functions brought in-house during the third quarter of 2001 and additional personnel needed to continue Coastal's focus on commercial business products and lending. The increase in advertising and postage and delivery expenses were primarily due to Coastal's efforts to increase transaction deposit accounts. The decrease in data processing expense was due to the conversion to a new mortgage loan data processing system in the second quarter of 2001, the conversion of the branches in the Rio Grande Valley to Coastal's primary deposit and loan data processing system during the third quarter of 2001 and the item processing functions brought in-house during the third quarter of 2001. The decrease in the amortization of goodwill was due to certain goodwill amounts becoming fully amortized during 2001. The decrease in other noninterest expense was due to a $428,000 decrease of debt issuance costs relating to the Senior Notes payable becoming fully amortized in 2001 and the $401,000 reversal of an accrued franchise tax liability determined not to be payable, offset by other smaller changes in various categories.

PROVISION  FOR  FEDERAL  INCOME  TAXES
     Coastal incurred no regular Federal income taxes in 2002, 2001 or 2000 primarily due to the utilization of the net operating loss carryovers acquired in May 1988 from the savings and loan associations obtained in connection with the Federal Savings and Loan Insurance Corporation's Southwest Plan (the "Southwest Plan Acquisition") and because payments to Coastal pursuant to the related assistance agreement in prior years were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Southwest Plan Acquisition assistance agreement, the FSLIC Resolution Fund ("FRF") retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from the FRF and from the utilization of the net operating loss carryovers acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from the FRF and the utilization of the net operating loss carryovers) is recorded in Coastal's Consolidated Statements of Income as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years are available as credit carryforwards to reduce future regular Federal income taxes over an indefinite period. Beginning in 2000, these alternative minimum tax credit carryforwards were used to offset regular income taxes.

     The provisions for Federal income taxes were $9.1 million in 2002, $10.9 million in 2001 and $9.9 million in 2000 with the effective tax rates being 30.1%, 30.7%, and 30.5%, respectively. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired, which are expected to continue through 2003.

ASSET  AND  LIABILITY  MANAGEMENT
     During 2001, as previously mentioned, Coastal entered into a transaction to strategically restructure a portion of its asset base to make it less vulnerable to market interest rate fluctuations. In late November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The majority of the securities sold were CMOs tied to the COFI index and contained extension risk which caused, on average, higher levels of price volatility. Coastal replaced approximately $512 million of these securities with primarily pass-thru securities with an overall shorter expected duration. This restructuring was undertaken to decrease the price volatility of the Bank's investments and to improve the stability of future earnings.

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

     Coastal's asset and liability management strategy is formulated and monitored by the Asset/Liability Committee of the Board of Directors of the Bank (the "Board"). The Board's written policies and procedures are implemented by the Asset/Liability Subcommittee (the "Subcommittee"), a management-staffed committee composed of the Chief Executive Officer, Chief Banking Officer, the Senior Vice President of Retail Banking and the Treasury Manager, in addition to members of the Bank's Portfolio Control Center. The Subcommittee meets monthly to review, among other things, the sensitivity of Coastal's assets and liabilities to interest rate changes, including those transactions attributable to altering the interest rate risk, the purchase and sale activity and maturities of investments and borrowings. In accordance therewith, the Subcommittee reviews Coastal's liquidity, cash flow needs, maturities of investments, deposits and borrowings, interest rate matching, core deposit activity, current market conditions and interest rates on both a local and national level.

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

     The following table presents an analysis of the sensitivity in Coastal's annual net interest income and EVE based on the indicated changes in interest rates at December 31, 2002 and 2001. The interest rate scenarios presented in the table include interest rates at December 31, 2002 and 2001 and, for the net interest income calculation, interest rates are adjusted by the indicated changes over a four-quarter period with net interest income being measured for the following calendar year, and for the EVE calculation, the interest rate adjustments consist of instantaneous and parallel changes in the yield curve. Each rate scenario reflects assumptions relating to the estimated effect of prepayments and repricing of applicable assets and liabilities.


                                      Estimated  Change  In
                        Net  Interest  Income                EVE
                        ---------------------       --------------------
     Change                 December  31,               December  31,
In  Interest  Rates      ---------------------       --------------------
(in  basis  points)       2002       2001           2002           2001
---------------          ------     --------       -------       -------
+200                      3.78%        (6.20)%       2.91%        (0.74)%
+100                      1.87         (3.11)        3.88          0.89
   0                        --            --           --            --
-100                     (0.33)        (0.70)       (3.85)        (3.90)
-200                     (2.61)        (2.51)       (4.97)        (6.42)



     There are limitations inherent in any methodology used to estimate the exposure to changes in interest rates. It is not possible to fully model the market risk in instruments with leverage, option or prepayment risks. Therefore, this analysis is not intended to be a forecast of the actual effect of a change in interest rates on Coastal. Management of Coastal believes that all of the assumptions used in this analysis to evaluate the vulnerability of Coastal's operations to changes in interest rates take into account historical experience and considers them reasonable; however, the interest rate sensitivity of Coastal's assets and liabilities and the estimated effects of changes in interest rates on Coastal's net interest income and EVE indicated in the above analysis could vary substantially if different assumptions were used or if actual experience differs from the historical experience.
     The EVE is significantly impacted by the estimated effect of prepayment risk on the value of mortgage-backed securities and loans receivable as market interest rates change. Prepayment risk arises due to the possibility that the cash flow experience of an asset may change as interest rates change. When interest rates increase, mortgage-related assets will generally not be prepaid and conversely, when interest rates decrease, prepayments increase. Prepayments affect Coastal's net spread and the duration match of its assets and liabilities. Coastal has prepayment risk on its mortgage-backed securities and loans receivable held at a premium due to the fact that the amortization of the capitalized premiums on those assets will accelerate when the underlying loans are prepaid. Coastal attempts to anticipate its prepayment risk by extrapolation from past prepayment behavior after adjusting for expected interest rate levels and other economic factors and utilizes these assumptions when analyzing its risk exposure. There is also a risk of an inverted yield curve. In this situation, assuming the rates under one year would be inverted, Coastal's net interest income would be negatively affected. As assets, primarily the one-year treasury securities and whole loans, reprice at the lower one-year rate, the one-month borrowings would reprice at the higher one-month LIBOR rate causing a decline in net interest income. The magnitude of this risk depends on the steepness of the inversion, which part of the curve inverts and the duration of the inverted curve.
     A more conventional but limited asset and liability monitoring tool involves analyzing the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." While this conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings and to predict the effect of changing interest rates. It makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. Given Coastal's current position based on this "gap" analysis, however, Coastal's net interest spread would benefit over time from a gradual increase in interest rates, in which its assets may be redeployed at higher yields. If interest rates were to fall, yields earned on interest rate sensitive investments would be reduced, while longer term fixed liability costs, such as Coastal's certificates of deposit, would not immediately change. While this analysis takes into account repricing and maturities of assets and liabilities, it fails to consider all the interest rate sensitivities of those asset and liability accounts.
     The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities at December 31, 2002. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust or could be adjusted rather than in the period in which they mature. Coastal's one-year cumulative gap position at December 31, 2002 was positive $199.3 million or 7.89% of total assets. This is a snapshot of the position as of such date. The position changes frequently and may not be indicative of Coastal's position at any other time. Other material assumptions are set forth in the footnotes to the table.



                                                                                  As  of  December  31,  2002
                                                                                     More than       More than      More than
                                                                 Three months       three months    one year to   three years to
                                                                    or less         to one year     three years     five years
                                                         -----------------------  --------------  -------------  ----------------
                                                                                         (Dollars in thousands)
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate          $                2,455   $       5,553   $     30,927   $        25,394
   First lien mortgage-single family adjustable
     rate                                                                58,799         528,248        118,101             3,366
   First lien mortgage-multifamily fixed rate                                --             178          1,310             1,388
   First lien mortgage-multifamily variable rate                        110,502             121             --                --
   Construction and acquisition and
     development, net of loans in process                               342,471           4,532            518               374
   Commercial real estate                                               264,826           3,563         14,265             6,687
   Commercial                                                           111,385           3,545         17,236             3,471
   Consumer and other                                                     5,073           5,464         10,958             8,400
 Mortgage-backed securities available-for-sale(1)(2)                    420,488          41,172             --                --
 Other securities available-for-sale                                         --              --          1,543                --
 Other interest-earning assets (3)                                       69,987              --             --                --
                                                         -----------------------  --------------  -------------  ----------------
     Total interest-sensitive assets                                  1,385,986         592,376        194,858            49,080
                                                         -----------------------  --------------  -------------  ----------------
 Noninterest-sensitive assets
     Total assets


INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                    $               14,353   $          --   $         --   $            --
   Savings accounts                                                      44,603              --             --                --
   Money market demand accounts                                         399,398              --             --                --
   Certificate accounts                                                 233,773         534,634        167,477            37,815
 Advances from the FHLB                                                 456,573          95,742        107,976            11,131
 Trust Preferred Securities                                                  --              --             --                --
                                                         -----------------------  --------------  -------------  ----------------
     Total interest-sensitive liabilities                             1,148,700         630,376        275,453            48,946
                                                         -----------------------  --------------  -------------  ----------------
 Noninterest-sensitive liabilities
     Total liabilities

 Stockholders' equity
     Total liabilities and stockholders' equity


Gap during the period                                    $              237,286   $     (38,000)  $    (80,595)  $           134
Cumulative gap                                           $              237,286   $     199,286   $    118,691   $       118,825

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                                120.66%         111.20%        105.78%           105.65%
Interest-sensitive assets as a % of total
 assets (cumulative)                                                      54.87           78.32          86.03             87.97
Ratio of gap to total assets                                               9.39           (1.50)         (3.19)             0.01
Ratio of cumulative gap to  total assets                                   9.39            7.89           4.70              4.70



                                                              More than        More than
                                                            five years to     ten years to       Over
                                                             ten years        twenty years    twenty years    Totals
                                                         ---------------  --------------  --------------  ----------
INTEREST-SENSITIVE ASSETS
 Loans, net (1)(2):
   First lien mortgage-single family fixed rate          $       20,826   $      57,911   $      48,483   $  191,549
   First lien mortgage-single family adjustable
     Rate                                                         4,639              --              --      713,153
   First lien mortgage-multifamily fixed rate                        --           1,899              --        4,775
   First lien mortgage-multifamily variable rate                     --              --              --      110,623
   Construction and acquisition and
     development, net of loans in process                         1,278           1,394              --      350,567
   Commercial real estate                                        13,321          10,042              --      312,704
   Commercial                                                       818              --              --      136,455
   Consumer and other                                             5,992           6,884              74       42,845
 Mortgage-backed securities available-for-sale(1)(2)                 --          12,484             878      475,022
 Other securities available-for-sale                                 --              --             245        1,788
 Other interest-earning assets (3)                                   --              --              --       69,987
                                                         ---------------  --------------  --------------  ----------
     Total interest-sensitive assets                             46,874          90,614          49,680    2,409,468
                                                         ---------------  --------------  --------------
 Noninterest-sensitive assets                                                                                116,676
                                                                                                          ----------
     Total assets                                                                                         $2,526,144
                                                                                                          ==========

INTEREST-SENSITIVE LIABILITIES:
 Interest-bearing deposits (4):
   Interest-bearing checking accounts                    $           --   $          --   $          --   $   14,353
   Savings accounts                                                  --              --              --       44,603
   Money market demand accounts                                      --              --              --      399,398
   Certificate accounts                                              25              --              --      973,724
 Advances from the FHLB                                           8,407          16,256              --      696,085
 Trust Preferred Securities                                          --              --          50,000       50,000
                                                         ---------------  --------------  --------------  ----------
     Total interest-sensitive liabilities                         8,432          16,256          50,000    2,178,163
                                                         ---------------  --------------  --------------  ----------
 Noninterest-sensitive liabilities                                                                           195,096
                                                                                                          ----------
     Total liabilities                                                                                     2,373,259
 Stockholders' equity                                                                                        152,885
                                                                                                          ----------
     Total liabilities and stockholders' equity                                                           $2,526,144
                                                                                                          ==========

Gap during the period                                    $       38,442   $      74,358   $        (320)
Cumulative gap                                           $      157,267   $     231,625   $     231,305

Interest-sensitive assets as a % of interest-sensitive
 liabilities (cumulative)                                        107.45%         110.88%         110.62%
Interest-sensitive assets as a % of total
 assets (cumulative)                                              89.83           93.41           95.38
Ratio of gap to total assets                                       1.52            2.94           (0.01)
Ratio of cumulative gap to  total assets                           6.23            9.17            9.16



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

DERIVATIVE  INSTRUMENTS
     Coastal is a party to derivative instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. These derivative instruments have included interest rate swap agreements where Coastal makes fixed interest payments and receives payments based on a floating index and, currently, interest rate cap agreements, as described below. Effective January 1, 2001, Coastal adopted Statement 133, which requires companies to recognize all derivatives as either assets or liabilities in the consolidated statement of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, as the cumulative effect of the change in accounting for derivative instruments to record the fair value of Coastal's derivative instruments in the consolidated statements of income. For the year ended December 31, 2001, Coastal recorded an additional fair value loss on these derivative instruments of $422,000. The fair value changes in the derivative instruments during 2001 were primarily attributable to Coastal's interest rate swap agreements, which were totally liquidated in June 2001. As of December 31, 2002 and 2001, interest rate cap agreements were Coastal's only derivative instruments.

     Coastal totally liquidated its interest rate swap positions in June of 2001. The interest rate swap agreements previously held by Coastal provided for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement. The net effect of the interest rate swaps to Coastal was to increase interest expense by $35,000 for the year ended December 31, 2001 and decrease interest expense by $212,000 for the year ended
December  31,  2000.  See  Note  16  of  the  Notes  to  Consolidated  Financial
Statements.

     Coastal has interest rate cap agreements with third parties, primarily sophisticated investment banking firms. The agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 8.0% to 9.0%, depending on the agreement. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The fair value of the interest rate cap agreements was zero at December 31, 2002 and $37,000 at December 31, 2001, which are the recorded book values of such agreements at such dates due to the implementation of Statement 133. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities and loans receivable. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in "interest income on mortgage-backed securities or loans receivable," as appropriate, in the accompanying consolidated statements of income. The net decrease in interest income related to the interest rate cap agreements was approximately $25,000 for each of the years ended December 31, 2002, 2001, and 2000. No payments were made to Coastal under the interest rate cap agreements during the years ended December 31, 2002, 2001 or 2000.

LIQUIDITY  AND  CAPITAL  RESOURCES
     Coastal's total assets were $2.5 billion at December 31, 2002 and $2.6 billion at December 31, 2001. Preferred stockholders' equity amounted to $27.5 million and common stockholders' equity was $125.4 million at December 31, 2002. The regulatory capital of Coastal Banc ssb exceeded all three of the Bank's regulatory capital adequacy requirements at December 31, 2002. At December 31, 2002, the Bank's core capital amounted to 6.88% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 10.32% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 11.38% of risk-adjusted assets, compared to a requirement of 8.0%.

     Coastal's primary sources of funds consist of deposits bearing market rates of interest, advances from the FHLB, securities sold under agreements to repurchase and principal and interest payments on loans receivable and mortgage-backed securities. Coastal uses its funding resources principally to meet its ongoing commitments to fund maturing deposits and deposit withdrawals, repay borrowings, purchase loans receivable and mortgage-backed securities, fund existing and continuing loan commitments, maintain its liquidity, meet operating expenses and fund stock purchases and acquisitions of other banks and thrifts, either on a branch office or whole bank acquisition basis. At December 31, 2002, Coastal had binding commitments to originate or purchase loans totaling approximately $26.5 million and had $147.8 million of undisbursed loans in process. In addition, at December 31, 2002, Coastal had commitments under lines of credit to originate loans, primarily construction and other, of approximately $146.1 million and letters of credit outstanding of $14.2 million. Scheduled maturities of certificates of deposit during the twelve months following December 31, 2002 totaled $768.4 million. Management believes that Coastal has adequate resources to fund all its commitments.

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

RECENT  ACCOUNTING  STANDARDS
     Statement of Financial Accounting Standards ("SFAS") No. 140 ("Statement 140"), "Accounting for Transfers and Servicing of Financial Assets and
Extinguishments of Liabilities," replaced SFAS No. 125 ("Statement 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," but carried over most of Statement 125's provisions without change. Statement 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral and adds disclosures for collateral, securitizations and retained interests in securitized assets. Statement 140 was effective for transactions occurring after March 31, 2001. The adoption of Statement 140 did not have a material impact on Coastal.

          In  August  2001,  SFAS  No.  144,  "Accounting  for the Impairment or
Disposal of Long-Lived Assets" ("Statement 144") was issued. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Statement 144 was adopted by Coastal as of January 1, 2002, and did not have a material effect on Coastal's Consolidated Financial Statements.

          SFAS Statement No. 148 ("Statement 148") "Accounting for Stock-Based Compensation - Transition and Disclosure" was issued in December 2002. Statement 148 amends SFAS Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Coastal has adopted the disclosure provisions included in Statement 148 in the notes to Coastal's Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000.

          In January 2003, the Financial Accounting Standards Board directed its staff to prepare a ballot draft of Statement No. 149, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity" ("Statement 149"). When issued, Statement 149 will establish standards for issuers' classification as liabilities in the statement of financial condition certain financial instruments that have characteristics of both liabilities and equity. The final Statement 149 is expected to be issued in the first quarter of 2003 and will be effective upon issuance for all contracts created or modified after the date the statement is issued and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Statement 149 will be effected by reporting the cumulative effect of a change in accounting principle for contracts created before the issuance date and still existing at the beginning of that interim period. The adoption of Statement 149 when issued is not expected to have a material effect on Coastal's Consolidated Financial Statements.

FORWARD-LOOKING  INFORMATION
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this Annual Report to stockholders which are not historical facts contain forward looking information with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties detailed in Coastal's filings with the Securities and Exchange Commission ("SEC").
     The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and are subject to the safe harbor created by the Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans," and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to changes in market rates of interest, changes in our loan portfolio, including the risks associated with our non-traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial real estate, commercial business and commercial construction loans), the possibility that Coastal's allowance for loan losses proves to be inadequate, Coastal's ability to attract core deposits, the concentration of Coastal's loan portfolio in Texas and California to the extent that the economies of those states experience problems, Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; risks involved in Coastal's ability to quickly and efficiently integrate the operations of acquired entities with those of Coastal; changes in business strategies, changes in general market rates of interest and in economic and business conditions, and changes in the laws and regulations applicable to Coastal; and other factors as discussed herein.

Coastal  Bancorp,  Inc.  and  Subsidiaries
DIRECTORS  AND  OFFICERS


BOARD OF DIRECTORS OF COASTAL BANCORP, INC., COASTAL BANC SSB AND SUBSIDIARIES (AS NOTED)

MANUEL  J.  MEHOS
Chairman of the Board, President and Chief Executive Officer of Coastal Bancorp, Inc.; Chairman of the Board, President and Chief Executive Officer of Coastal Banc Holding Company, Inc.; Chairman of the Board of Coastal Banc Capital Corp., a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; Chairman of the Board, President and Chief Executive Officer of the Bank, a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; Chairman of the Board and
Chief Executive Officer of Coastal Banc Mortgage Corp., a wholly-owned subsidiary of Coastal Banc Holding Company, Inc.; and Chief Executive Officer of CoastalBanc Financial Corp., a wholly-owned subsidiary of the Bank, Houston, Texas

R.  EDWIN  ALLDAY
Self employed consultant who provides management consulting services to non-profit organizations, Houston, Texas

D.  FORT  FLOWERS,  JR.
President of Sentinel Trust Company, a Texas Limited Banking Association, providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, Houston, Texas, and Director and Vice Chairman of the Board of New Covenant Trust Company, a National Trust Company

DENNIS  S.  FRANK
Chief Executive Officer and President of Silvergate Capital Corporation, a financial institution holding company controlling Silvergate Bank, La Jolla, California and President and Chief Executive Officer of DSF Management Corp., a private investment company, Houston, Texas

ROBERT  E.  JOHNSON,  JR.
Partner,  law  firm  of  Johnson  &  Johnson,  Austin,  Texas

CLAYTON  T.  STONE
Executive Vice President of Hines Interests Limited Partnership, a real estate developer, Houston, Texas


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

LINDA  S.  BUBACZ
Director,  Assistant  Treasurer  and  Assistant  Secretary

CORPORATE  OFFICERS  OF  COASTAL  BANC  SSB

MANUEL  J.  MEHOS
President  and  Chief  Executive  Officer

CATHERINE  N.  WYLIE
Senior Executive Vice President - Chief Financial Officer and Chief Operations Officer

ROBERT  V.  NEW
Executive  Vice  President  -  Chief  Banking  Officer

DAVID  R.  GRAHAM
Executive  Vice  President  -  Commercial  Real  Estate  Lending

WALTER  A.  PAWKETT
Executive  Vice  President  -  Commercial  Lending  -  Rio  Grande  Valley

H.  EDWARD  SELKE,  JR.
Executive  Vice  President  -  Chief  Credit  Officer

MICHAEL  TURNER
Executive  Vice  President  -  Commercial  Lending

                                     COASTAL

                            A HISTORICAL PERSPECTIVE

     Coastal was acquired by an investor group in 1986 as a vehicle to take advantage of the failures and consolidation in the Texas banking and thrift industries. At February 28, 1986 (the date of the change in ownership), Coastal had one full service office and total assets of approximately $10.7 million.

     In May 1988, Coastal became the first acquirer of failed or failing savings institutions under the Federal government's "Southwest Plan." In this transaction, Coastal acquired from the Federal Savings and Loan Insurance Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 2002, Coastal entered into seven branch acquisitions and one whole bank acquisition: two with an instrumentality of the Federal government and six with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. In 2002, Coastal sold five branches with $75.3 million in deposits. All of these transactions resulted in the net assumption of $1.8 billion of deposits and the net acquisition of 53 branch offices. Coastal has also opened seven de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 18 branch offices and transferring the deposits to other offices located in the same market area.

     At December 31, 2002, Coastal had total assets of approximately $2.5 billion and total deposits of approximately $1.6 billion with 43 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

                          Independent Auditors' Report
                          ----------------------------


The  Board  of  Directors
Coastal  Bancorp,  Inc.:


     We have audited the accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in notes 2 and 8 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangibles in 2002.




/s/  KPMG  LLP
--------------
January  24,  2003
Houston,  Texas



                        COASTAL BANCORP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              DECEMBER 31, 2002 AND 2001
                          (IN THOUSANDS, EXCEPT SHARE DATA)



ASSETS                                                            2002        2001
-------------------------------------------------------------  ----------  ----------

Cash and cash equivalents                                      $   39,766  $   41,537
Federal funds sold (Note 4)                                        27,755      16,710
Loans receivable held for sale (Note 6)                            49,886          --
Loans receivable, net (Notes 6 and 12)                          1,812,785   1,863,601
Mortgage-backed securities available-for-sale, at fair value
 (Notes 5, 12, 13, and 16)                                        475,022     514,068
Other securities available-for-sale, at fair value                  1,788      42,827
Accrued interest receivable (Note 7)                                9,781      13,243
Property and equipment (net of accumulated depreciation and
 amortization of $26,050 in 2002 and $23,779 in 2001)              27,341      27,461
Stock in the Federal Home Loan Bank of Dallas ("FHLB")             41,221      40,032
Goodwill  (Note 8)                                                 21,429      21,811
Prepaid expenses and other assets (Notes 9, 10, 16 and 18)         19,370      16,601
                                                               ----------  ----------
   Total assets                                                $2,526,144  $2,597,891
                                                               ==========  ==========




     LIABILITIES  AND  STOCKHOLDERS'  EQUITY
     ---------------------------------------


Liabilities:
 Deposits (Note 11)                                                      $1,614,368   $1,660,386
 Advances from the FHLB (Note 12)                                           696,085      690,877
 Company obligated mandatorily redeemable 9.0% trust preferred
   securities of Coastal Capital Trust I (Note 14)                           50,000           --
 Senior Notes payable (Note 15)                                                  --       43,875
 Advances from borrowers for taxes and insurance                              2,407        4,259
 Other liabilities and accrued expenses                                      10,399       12,310
                                                                          ---------    ----------
   Total liabilities                                                      2,373,259    2,411,707
                                                                          ---------    ----------
Minority interest - 9.0% noncumulative preferred stock of Coastal Banc
 ssb (Note 21)                                                                   --       28,750

Commitments and contingencies (Notes 6, 16, 19 and 24)

Stockholders' equity (Notes 5, 21, 22 and 23):
 Preferred Stock, no par value; authorized shares 5,000,000;
   9.12% Cumulative, Series A, 1,100,000 shares issued and
   outstanding                                                               27,500       27,500
 Common Stock, $.01 par value; authorized shares 30,000,000;
   7,867,029 shares issued and 5,141,010 shares outstanding at
   December 31, 2002; 7,835,178 shares issued and 5,835,178 shares
   outstanding at December 31, 2001                                              79           78
 Additional paid-in capital                                                  35,736       35,366
 Retained earnings                                                          141,986      127,425
 Accumulated other comprehensive income (loss) -
   net unrealized gain (loss) on securities available-for-sale                  619       (1,590)
 Treasury stock at cost (2,726,019 shares in 2002 and 2,000,000
   shares in 2001)                                                          (53,035)     (31,345)
                                                                         -----------  -----------
   Total stockholders' equity                                               152,885      157,434
                                                                         -----------  -----------
   Total liabilities and stockholders' equity                            $2,526,144   $2,597,891
                                                                         ==========   ==========


See  accompanying  notes  to  Consolidated  Financial  Statements.



                                 COASTAL BANCORP, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF INCOME
                              YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                             2002       2001       2000
                                                                         ---------  ---------  --------
Interest income:
 Loans receivable                                                        $118,970   $155,214   $168,105
 Mortgage-backed securities                                                17,114     52,873     64,246
 FHLB stock, federal funds sold and other interest-earning assets           1,539      2,525      4,922
                                                                         ---------  ---------  --------
                                                                          137,623    210,612    237,273
                                                                         ---------  ---------  --------
Interest expense:
 Deposits                                                                  39,825     69,828     73,216
 Advances from the FHLB                                                    20,173     38,917     58,328
 Other borrowed money                                                          --     10,682     16,671
 Company obligated mandatorily redeemable 9.0% trust preferred
   securities of Coastal Capital Trust I                                    2,400         --         --
 Senior Notes payable                                                         378      4,588      4,690
                                                                         ---------  ---------  --------
                                                                           62,776    124,015    152,905
                                                                         ---------  ---------  --------

   Net interest income                                                     74,847     86,597     84,368
Provision for loan losses (Note 6)                                          5,800      3,900      5,790
                                                                         ---------  ---------  --------
   Net interest income after provision for loan losses                     69,047     82,697     78,578
                                                                         ---------  ---------  --------
Noninterest income:
 Service charges on deposit accounts                                        9,894      7,803      6,965
 Loan fees                                                                  1,148      1,248      1,247
 Gain on sale of branch offices (Note 3)                                    4,395         --         --
 Gain on sale of loans receivable                                             359         --         --
 Gain on sale of mortgage servicing rights                                     --         --      2,172
 Gain on sale of mortgage-backed securities available-for-sale                 --        169         --
 Loss on derivative instruments                                               (12)      (422)        --
 Gain on sale of real estate owned, net                                       117        819        198
 Other                                                                      1,308      1,526      1,442
                                                                         ---------  ---------  --------
                                                                           17,209     11,143     12,024
                                                                         ---------  ---------  --------
Noninterest expense:
 Compensation, payroll taxes and other benefits                            31,914     30,785     29,187
 Office occupancy                                                          10,044     10,913     10,997
 Data processing                                                            1,691      3,008      3,325
 Amortization of goodwill (Note 8)                                             --      2,800      3,025
 Advertising                                                                1,953      1,434      1,315
 Postage and delivery                                                       1,654      1,501      1,368
 Other                                                                      8,637      8,038      8,978
                                                                         ---------  ---------  --------
                                                                           55,893     58,479     58,195
                                                                         ---------  ---------  --------
     Income before provision for Federal income taxes, minority
       interest and cumulative effect of accounting change                 30,363     35,361     32,407
Provision for Federal income taxes (Note 18)                                9,140     10,867      9,895
                                                                         ---------  ---------  --------
     Income before minority interest and cumulative effect of
       accounting change                                                   21,223     24,494     22,512
Minority interest - preferred stock dividends of Coastal Banc ssb
 (Note 21)                                                                  1,507      2,588      2,588
                                                                         ---------  ---------  --------
     Income before cumulative effect of accounting change                  19,716     21,906     19,924
Cumulative effect of accounting for derivative instruments
 (Note 16)                                                                     --       (104)        --
                                                                         ---------  ---------  --------
     Net income                                                          $ 19,716   $ 21,802   $ 19,924
                                                                         =========  =========  ========
     Net income available to common stockholders                         $ 17,208   $ 19,294   $ 17,416
                                                                         =========  =========  ========
Basic earnings per common share before cumulative effect of accounting
 change                                                                  $   3.13   $   3.36   $   2.94
                                                                         =========  =========  ========
Basic earnings per common share (Notes 8 and 23)                         $   3.13   $   3.34   $   2.94
                                                                         =========  =========  ========
Diluted earnings per common share before cumulative effect of
 accounting change                                                       $   2.99   $   3.19   $   2.87
                                                                         =========  =========  ========
Diluted earnings per common share (Notes 8 and 23)                       $   2.99   $   3.17   $   2.87
                                                                         =========  =========  ========

See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (IN THOUSANDS)

                                                                          2002     2001     2000
                                                                        -------  -------  --------
Net income                                                              $19,716  $21,802  $19,924
Other comprehensive income (loss), net of tax:
 Change in net unrealized gains (losses) on securities available-for-
   sale, net of reclassification adjustment and tax effects (Note 5)      2,209      277      (19)
                                                                        -------  -------  --------
Comprehensive income                                                    $21,925  $22,079  $19,905
                                                                        =======  =======  ========

See  accompanying  notes  to  Consolidated  Financial  Statements.



                                                   COASTAL BANCORP, INC. AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                 YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                              (IN THOUSANDS)
                                                                                       Accumulated
                                                           Additional                    other
                                       Preferred   Common   paid-in      Retained     comprehensive    Treasury
                                         Stock     Stock    capital      earnings     income (loss)      stock     Total
                                       ----------  -------  -----------  ----------  ---------------  ----------  ---------

Balance - December 31, 1999             $ 27,500  $    76   $   32,683  $  95,508   $       (1,848)  $ (20,463)    $133,456
Dividends on Preferred Stock (Note 22)       --        --           --     (2,508)              --          --       (2,508)
Dividends on Common Stock (Note 22)          --        --           --     (2,130)              --          --       (2,130)
Exercise of stock options (Note 19)          --         1          629         --               --          --          630
Purchase of treasury stock at cost
  (Note 22)                                  --        --           --         --               --     (10,882)     (10,882)
Change in net unrealized gain (loss) on
 securities available-for-sale (Note 5)      --        --           --         --              (19)         --          (19)
Net income for 2000                          --        --           --     19,924               --          --       19,924
                                         ------      ----      ------     -------          -------     -------      --------
Balance - December 31, 2000              27,500        77       33,312    110,794           (1,867)    (31,345)     138,471

Dividends on Preferred Stock (Note 22)       --        --           --     (2,508)              --          --       (2,508)
Dividends on Common Stock (Note 22)          --        --           --     (2,663)              --          --       (2,663)
Exercise of stock options (Note 19)          --         1        2,054         --               --          --        2,055
Change in net unrealized gain (loss)
  on securities available-for-sale,
  net of reclassification adjustment
  and tax effects (Note 5)                   --        --           --         --              277          --          277
Net income for 2001                          --        --           --     21,802               --          --       21,802
                                         ------      ----       ------    -------          -------     -------      --------
Balance - December 31, 2001              27,500        78       35,366    127,425           (1,590)    (31,345)     157,434
Dividends on Preferred Stock (Note 22)       --        --           --     (2,508)              --          --       (2,508)
Dividends on Common Stock (Note 22)          --        --           --     (2,647)              --          --       (2,647)
Exercise of stock options (Note 19)          --         1          325         --               --          --          326
Purchase of treasury stock at cost
  (Note 22)                                  --        --           --         --               --     (21,753)     (21,753)
Issuance of treasury shares                  --        --           45         --               --          63          108
Change in net unrealized gain (loss
  on securities available-for-sale
  (Note 5)                                   --        --           --         --            2,209          --        2,209
Net income for 2002                          --        --           --     19,716               --          --       19,716
                                         ------       ----      ------    -------          -------     -------      --------
Balance - December 31, 2002            $ 27,500  $     79   $   35,736  $ 141,986    $         619   $ (53,035)    $152,885
                                        =======       ====     =======    =======          =======     ========     ========


See  accompanying  notes  to  Consolidated  Financial  Statements.





                               COASTAL BANCORP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                           (IN THOUSANDS)



                                                                     2002        2001        2000
                                                                 ----------  ----------  ----------
Cash flows from operating activities:
 Net income                                                      $  19,716   $  21,802   $  19,924
 Adjustments to reconcile net income to net cash provided
   by operating activities:
 Depreciation and amortization of property and equipment,
   mortgage servicing rights and prepaid expenses
   and other assets                                                  8,714       8,325       9,601
 Net premium amortization (discount accretion)                       4,583      (3,115)        349
 Provision for loan losses                                           5,800       3,900       5,790
 Amortization of goodwill                                               --       2,800       3,025
 Originations and purchases of loans receivable held for sale      (67,300)    (20,550)    (25,461)
 Sales of loans receivable held for sale                            22,858      20,723      25,618
 Gain on sale of branch offices                                     (4,395)         --          --
 Gain on sale of loans receivable                                     (359)         --          --
 Gain on sale of mortgage servicing rights                              --          --      (2,172)
 Loss on derivative instruments                                         12         582          --
 Gain on sale of mortgage-backed securities available-for-sale          --        (169)         --
 Decrease (increase) in:
   Accrued interest receivable                                       3,462       5,529      (2,622)
   Other, net                                                       (1,088)    (37,242)     32,212
 Stock dividends from the FHLB                                      (1,189)     (1,973)     (4,603)
                                                                 ----------   ---------   ---------
   Net cash provided by (used in) operating activities              (9,186)        612      61,661
                                                                 ----------   ---------   ---------
Cash flows from investing activities:
 Net change in federal funds sold                                  (11,045)    (15,841)       (869)
 Purchases of mortgage-backed securities held-to-maturity               --          --      (4,815)
 Purchase of mortgage-backed securities available-for-sale        (112,579)   (512,267)         --
 Purchase of U.S. Treasury securities held-to-maturity                  --          --      (1,493)
 Purchase of other securities available-for-sale                    (1,786)    (43,064)         --
 Principal repayments on mortgage-backed securities
   held-to-maturity                                                     --      73,725      36,326
 Principal repayments on mortgage-backed securities
   available-for-sale                                              151,880      59,986       4,940
 Proceeds from maturity of U.S. Treasury securities
   held-to-maturity                                                     --       1,500         300
 Proceeds from maturity of other securities
   available-for-sale                                               42,500          --          --
 Proceeds from sales of mortgage-backed securities
   available-for-sale                                                   --     844,918          --
 Purchases of loans receivable                                    (421,371)   (250,945)   (236,970)
 Sale of loans receivable                                           84,241          --          --
 Other changes in loans receivable                                 367,971     277,918      66,032
 Purchases of property and equipment, net                           (3,908)     (3,781)     (2,340)
 Purchase of FHLB stock                                                 --     (28,485)    (35,649)
 Proceeds from sales of FHLB stock                                      --      48,431      39,000
 Proceeds from sale of mortgage servicing rights                        --          --       5,001
 Sale of branch offices                                            (70,127)         --          --
                                                                 ----------   ---------   ---------
   Net cash provided by (used in) investing activities              25,776     452,095    (130,537)
                                                                 ----------   ---------   ---------



                                     COASTAL BANCORP, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                                                 (IN THOUSANDS)



                                                                             2002          2001          2000
                                                                       -------------  ------------  ------------
Cash flows from financing activities:
 Net change in deposits                                                $     29,257   $   (14,540)  $    50,826
 Advances from the FHLB                                                  22,097,904     8,031,619     9,567,857
 Principal payments on advances from the FHLB                           (22,092,696)   (8,491,047)   (9,514,483)
 Proceeds from securities sold under agreements to repurchase
   and federal funds purchased                                                   --     3,591,744     2,418,869
 Repayments of securities sold under agreements to repurchase
   and federal funds purchased                                                   --    (3,591,744)   (2,418,869)
 Proceeds from issuance of 9.0% Trust Preferred Securities                   48,125            --            --
 Redemption or repurchase of Senior Notes payable                           (43,875)       (3,025)           --
 Redemption of Coastal Banc ssb 9.0% Noncumulative Preferred
   Stock                                                                    (28,750)           --            --
 Net increase (decrease) in advances from borrowers for taxes
   and insurance                                                             (1,852)         (791)        1,198
 Exercise of stock options for purchase of Common Stock                         326         2,055           630
 Purchase of treasury stock                                                 (21,753)           --       (10,882)
 Issuance of treasury shares                                                    108            --            --
 Dividends paid                                                              (5,155)       (5,171)       (4,638)
                                                                         ----------      ---------     ---------
   Net cash provided by (used in) financing activities                      (18,361)     (480,900)       90,508
                                                                         ----------      ---------     ---------
   Net increase (decrease) in cash and cash equivalents                      (1,771)      (28,193)       21,632
 Cash and cash equivalents at beginning of year                              41,537        69,730        48,098
                                                                         ----------      ---------     ---------
 Cash and cash equivalents at end of year                              $     39,766   $    41,537   $    69,730
                                                                        ===========    ==========    ===========

 Supplemental schedule of cash flows:
   Interest paid                                                       $     64,400   $   126,730   $   153,413
   Income taxes paid                                                         12,977        13,113         5,392

 Supplemental schedule of noncash investing and financing activities:
   Net transfer of loans to held for sale category                     $      8,749   $        --   $        --
   Real estate owned acquired through foreclosure of loans
     receivable                                                               6,260         5,450         3,672
   Net transfer of mortgage-backed securities to available-for-sale
     category                                                                    --       811,748            --



See  accompanying  notes  to  Consolidated  Financial  Statements.

                     COASTAL BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


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

Coastal Bancorp, Inc. ("Bancorp") was incorporated on March 8, 1994 as a first-tier subsidiary of the Association in connection with the proposed reorganization of the Association into the holding company form of organization. The reorganization of the Association into the holding company form of organization occurred on July 29, 1994. In addition, effective July 29, 1994, the Association converted to a Texas-chartered savings bank known as Coastal Banc ssb.

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

Coastal Banc ssb is a financial services provider to consumers and businesses. At December 31, 2002, Coastal Banc ssb operated 43 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION The following significant accounting policies, together with those disclosed elsewhere in the Consolidated Financial Statements or notes thereto, are followed by Coastal Bancorp, Inc. and subsidiaries in preparing and presenting the consol-idated financial statements.

BASIS  OF  CONSOLIDATED  FINANCIAL  STATEMENTS
The consolidated financial statements include the accounts of Coastal Bancorp, Inc., its wholly-owned subsidiaries, HoCo, its wholly-owned subsidiaries, and Coastal Capital Trust I (collectively, "Coastal"). HoCo's wholly-owned subsidiaries are Coastal Banc ssb, Coastal Banc Capital Corp. and Coastal Banc Mortgage Corp. Coastal Banc ssb's wholly-owned subsidiaries are CoastalBanc Financial Corp. and Coastal Banc Insurance Agency, Inc. (collectively, the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

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

LOANS  RECEIVABLE
Loans receivable are stated at the principal balance outstanding adjusted for loans in process, the allowance for loan losses, unearned interest and loan fees and the premium on purchased loans. Interest on loans receivable is primarily computed on the outstanding principal balance at appropriate rates of interest. The net premium or discount on purchased loans is being amortized or accreted using the level yield method, adjusted for prepayments.

Periodically, loans receivable may be transferred to the held for sale category. When moved, the loan is recorded in the held for sale category at the lower of cost or market with any writedowns to market value recorded as a charge-off to the allowance for loan losses. If a loan is moved from the held for sale category to the loans receivable portfolio, the loan is moved at the current carrying value of the loan.

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

ALLOWANCE  FOR  LOAN  LOSSES
The allowance for loan losses is maintained at a level determined to be adequate by management to absorb probable losses on loans receivable. The adequacy of the allowance is based on management's evaluation of the type, size, quality and risks of the loans in the loans receivable portfolio and its consideration of such factors as historical and peer group loss experience, identification of adverse situations which may affect the ability of borrowers to repay, assessment of current and future economic conditions and the estimated net realizable value of the underlying collateral. This evaluation is inherently subjective, as it requires material estimates that are susceptible to significant change. While management uses available information to estimate losses on loans receivable, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Coastal's allowance for loan losses. Such agencies may require Coastal to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

SALES  OF  LOANS  RECEIVABLE
Loans are sold periodically to institutional and private investors. When Coastal sells whole mortgage loans, it may retain the right to service the loans. Gains or losses on such sales are recognized at the time of sale and depend, in part, on the previous carrying amount of the assets involved in the sale, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer.

LOANS  RECEIVABLE  HELD  FOR  SALE
Loans receivable held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor market yield requirements calculated on the aggregate loan basis.

LOAN FEES
Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized into income over the lives of the related loans using a method that approximates the level yield method. When the loans receivable are paid off or sold, the remaining loan fees are recognized as income in that period.

MORTGAGE-BACKED  AND  OTHER  SECURITIES
Coastal classifies securities as held-to-maturity, available-for-sale or trading. Securities are classified as held-to-maturity when Coastal has the positive intent and ability to hold such securities to maturity. Securities held-to-maturity are recorded at amortized cost. Securities available-for-sale are securities other than those held-to-maturity or trading and are recorded at fair value, with unrealized gains and losses excluded from earnings and recorded net of tax as other comprehensive income (loss) in stockholders' equity until realized. Realized gains and losses on securities classified as available-for-sale are recorded in earnings in the year of sale based on the specific identification of each individual security sold. Trading securities are carried at fair value with any realized or unrealized gains or losses recognized in current earnings. Coastal held no trading account securities at December 31, 2002 or 2001.

Coastal records mortgage-backed and other securities transactions as of the settlement date. There were no pending transactions as of December 31, 2002 or 2001.

Premiums and discounts on mortgage-backed and other securities are amortized or accreted as a yield adjustment over the life of the securities using the interest method, with the amortization or accretion being adjusted when the prepayments are received.

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

GOODWILL
On January 1, 2002, Coastal adopted Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142"). Statement 141 eliminated the pooling of interests method of accounting for business combinations and requires that the purchase method of accounting be used for all business combinations. Statement 141 also required, effective January 1, 2002, that Coastal evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Statement 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Statement 141 required that Coastal reclassify amounts originally recorded as goodwill pursuant to Statement of Financial Accounting Standard No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("Statement 72") to other intangible assets, as those amounts, under Statement 142, were not subject to non-amortization provisions.

On October 1, 2002, Statement of Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" ("Statement 147") was issued. Statement 147 amended Statement 72, to exclude from its scope, the acquisitions of financial institutions (other than transactions between two or more mutual enterprises) and provide certain transition provisions for existing intangible assets. Under Statement 147 transition provisions, if the transaction that gave rise to an unidentifiable other intangible asset was considered a business combination, the carrying amount of that asset amount would be reclassified to goodwill and be subject to the non-amortization provisions as of the effective date of the implementation of Statement 142, which in Coastal's case was January 1, 2002.

In connection with the adoption of these statements, Coastal tested for impairment in accordance with the provisions of Statement 142 during the first quarter of 2002 and did not recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

In years 2001 and prior, goodwill resulting from acquisitions was amortized on a straight-line basis over the estimated period of benefit, not to exceed fifteen years. During these years, Coastal evaluated the recorded goodwill amounts for impairment to determine whether events and circumstances had developed to warrant revision of the estimated benefit periods.

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

FEDERAL  INCOME  TAXES
Coastal files a consolidated federal income tax return with all of its subsidiaries. Federal income taxes are allocated on the basis of each entity's contribution to consolidated taxable income.

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

Effective January 1, 2001, Coastal adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). Statement 133 requires companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. See Note 16. Prior to the adoption of Statement 133 (in years 2000 and prior), the fair values of any derivative instruments were not recognized in the consolidated financial statements.

STOCK  OPTIONS
Statement of Financial Accounting Standards No. 148 ("Statement 148") "Accounting for Stock-Based Compensation - Transition and Disclosure" was issued in December 2002. Statement 148 amends Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation" ("Statement 123") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Coastal has adopted the disclosure provisions included in Statement 148 in the notes to the consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 contained herein.

As provided by Statement 123, Coastal accounts for its stock compensation programs in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this method, no stock-based compensation expense is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if Coastal had applied the fair value recognition provisions of Statement 123 as amended by Statement 148.




                                                                               Year Ended December 31,
                                                                              2002      2001      2000
                                                                          ----------  -------   --------
                                                                        (In thousands, except per share data)
Net income available to common stockholders, as reported                  $  17,208   $19,294   $17,416
Deduct:  Total stock-based compensation expense determined
 under the fair value based method for all awards, net of
 related tax effects                                                           (425)     (463)     (626)
                                                                          ----------  --------  --------
Proforma net income available to common stockholders                      $  16,783   $18,831   $16,790
                                                                          ==========  ========  ========
Earnings per common share:
Basic - as reported                                                       $    3.13   $  3.34   $  2.94
                                                                          ==========  ========  ========
Basic - proforma                                                          $    3.06   $  3.26   $  2.84
                                                                          ==========  ========  ========
Diluted - as reported                                                     $    2.99   $  3.17   $  2.87
                                                                          ==========  ========  ========
Diluted - proforma                                                        $    2.92   $  3.10   $  2.77
                                                                          ==========  ========  ========




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

In August 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144") was issued. Statement 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Statement 144 requires companies to separately report discontinued operations and extends t hat reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Statement 144 was adopted by Coastal as of January 1, 2002, and did not have a material effect on Coastal's Consolidated Financial Statements.

Coastal  adopted Statements 141, 142 and 147 effective January 1, 2002. See Note
8.

Statement 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" was issued in December 2002. Statement 148 amends Statement 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Coastal has adopted the disclosure provisions included in Statement 148 in the notes to the consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 contained herein.

In January 2003, the Financial Accounting Standards Board directed its staff to prepare a ballot draft of Statement No. 149, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity" ("Statement 149"). When issued, Statement 149 will establish standards for issuers' classification as liabilities in the statement of financial condition certain financial instruments that have characteristics of both liabilities and equity. The final Statement 149 is expected to be issued in the first quarter of 2003 and will be effective upon issuance for all contracts created or modified after the date the statement is issued and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Statement 149 will be effected by reporting the cumulative effect of a change in accounting principle for contracts created before the issuance date and still existing at the beginning of that interim period. The adoption of Statement 149 when issued is not expected to have a material effect on Coastal's Consolidated Financial Statements.

(3)     SALE  OF  BRANCH  OFFICES
On December 12, 2002, Coastal consummated the sale of five of its branches in Central Texas (located in Llano, Burnet, Mason, Kingsland and Marble Falls, Texas) to First State Bank Central Texas. As a result of this sale, Coastal recorded a $4.4 million gain before applicable income taxes. Coastal acquired these locations in the 1994 acquisition of Texas Trust Savings Bank, FSB. In connection with the sale of these branch offices, Coastal recorded the following reductions of assets and liabilities (in thousands):

                    Deposits  sold                       $75,275
                    Accrued  interest  payable  sold         128
                    Property  and  equipment  sold           443
                    Reduction  of  goodwill                  382
                    Other  assets  sold                      368

(4)  FEDERAL  FUNDS  SOLD
An analysis of federal funds sold for the years ended December 31, 2002, 2001 and 2000 is as follows (dollars in thousands):

                                           2002      2001      2000
                                        --------  --------  --------
Federal funds sold:
  Balance outstanding at December 31,   $27,755   $16,710   $   869
  Maximum outstanding at any month-end   38,980    17,011    10,000
  Average balance outstanding             9,337     7,776     3,042
  Average interest rate                    1.62%     3.42%     6.38%

(5)  MORTGAGE-BACKED  SECURITIES  AVAILABLE-FOR-SALE
Mortgage-backed securities available-for-sale at December 31, 2002 are as follows (dollars in thousands):

                                       Gross       Gross
                        Amortized   Unrealized   Unrealized     Fair
                           Cost        Gains       Losses       Value
                       ----------  -----------  ------------  --------

Agency securities      $  387,636  $     1,983  $      (470)  $389,149
CMOs - Non-agency          84,376           67         (644)    83,799
Non-agency securities       2,060           14           --      2,074
                       ----------  -----------  ------------  --------
                       $  474,072  $     2,064  $    (1,114)  $475,022
                       ==========  ===========  ============  ========



Mortgage-backed securities available-for-sale at December 31, 2001 are as follows (in thousands):


                                      Gross        Gross
                       Amortized    Unrealized   Unrealized     Fair
                         Cost         Gains        Losses       Value
                       ----------  -----------  ------------  --------

Agency securities      $  406,437  $       319  $    (2,455)  $404,301
CMOs - Non-agency         107,488           82         (418)   107,152
Non-agency securities       2,590           34           (9)     2,615
                       ----------  -----------  ------------  --------
                       $  516,515  $       435  $    (2,882)  $514,068
                       ==========  ===========  ============  ========



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

Proceeds from sales of mortgage-backed securities available-for-sale during 2001 were $844.9 million. Gross gains of $2.5 million and gross losses of $2.3 million were realized on those sales in 2001. There were no sales of mortgage-backed securities available-for-sale during 2002 or 2000.

A portion of Coastal's mortgage-backed securities portfolio is pledged as collateral to secure advances from the FHLB. See Note 12.

(6)  LOANS  RECEIVABLE
     Loans receivable at December 31, 2002 and 2001 are as follows (dollars in thousands):


                                                       2002         2001
                                                   -----------  -----------
Real estate mortgage loans:
 First lien mortgage, primarily residential        $  855,633   $  880,624
 Commercial                                           317,692      319,377
 Multifamily                                          116,020      124,616
 Residential construction                             123,085      136,035
 Acquisition and development                          143,463      140,009
 Commercial construction                              241,128      222,026
Commercial loans, secured by residential mortgage
 loans held for sale                                       --       11,508
Commercial, financial and industrial                  135,209      116,029
Loans secured by deposits                              14,465       21,238
Consumer and other loans                               33,430       43,384
                                                   -----------  -----------
                                                    1,980,125    2,014,846
                                                   -----------  -----------

Loans in process                                     (147,769)    (131,064)
Allowance for loan losses                             (18,118)     (15,385)
Unearned interest and loan fees                        (2,910)      (2,959)
Premium (discount) on purchased loans, net              1,457       (1,837)
                                                   -----------  -----------
                                                   $1,812,785   $1,863,601
                                                   ==========   ===========
Weighted average yield                                   5.52%        6.90%
                                                   ==========   ===========



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

At December 31, 2002, Coastal had outstanding commitments to originate or purchase approximately $26.5 million of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $146.1 million. In addition, at December 31, 2002, Coastal had letters of credit of approximately $14.2 million outstanding.

A portion of Coastal's first lien and multifamily mortgage loan portfolio is pledged as collateral to secure advances from the FHLB. See Note 12.

Included in loans receivable at December 31, 2002 and 2001 are loans totaling approximately $17.8 million and $23.9 million, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 2002, 2001 and 2000, Coastal recognized interest income on these nonaccrual loans (outstanding as of the period end) of approximately $632,000, $811,000 and $706,000, respectively, whereas approximately $745,000, $1.4 million and $1.2 million, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

At December 31, 2002 and 2001, the carrying value of impaired loans was approximately $8.5 million and $3.8 million, respectively, and the related allowance for loan losses on those impaired loans totaled $2.4 million and $554,000, respectively. Of the impaired loans outstanding, eight loans with a balance of $551,000 at December 31, 2002 and nineteen loans with a balance of $1.3 million at December 31, 2001 did not have specific portions of the allowance for loan losses allocated to them at each respective date. The average recorded investment in impaired loans during the years ended December 31, 2002, 2001 and 2000 was approximately $3.8 million, $4.4 million and $3.5 million, respectively. For the years ended December 31, 2002, 2001 and 2000, Coastal did not recognize interest income on loans considered impaired.

An analysis of activity in the allowance for loan losses is as follows (in thousands):


                               Years ended December 31,
                            ----------------------------
                              2002      2001      2000
                            --------  --------  --------
Balance, beginning of year  $15,385   $14,507   $10,493
Provision for loan losses     5,800     3,900     5,790
Charge-offs                  (3,878)   (4,073)   (2,174)
Recoveries                      811     1,051       398
                            -------   -------   -------
Balance, end of year        $18,118   $15,385   $14,507
                            =======   =======   =======



During the first quarter of 2002, management made the decision to liquidate a portion of its under-performing single-family mortgage loans. On March 22, 2002, Coastal sold $10.8 million of these under-performing loans to a third party investor. Prior to the sale, Coastal wrote these loans down to fair value and recorded a charge-off to the allowance for loan losses of $761,000. In addition, as of March 31, 2002, Coastal wrote down to fair value and reclassified $9.1 million of other under-performing single-family mortgage loans to the held for sale category. The loans that were reclassified to the held for sale category were written down to fair value as of March 31, 2002 through a charge-off to the allowance for loan losses of $691,000. During the second quarter of 2002, a total of $3.1 million of these under-performing loans held for sale were sold to the same third party investor. As of December 31, 2002, Coastal had reclassified the remaining $3.0 million of these loans held for sale back to the loans receivable portfolio at their current carrying value.

During the fourth quarter of 2002, management decided to liquidate a group of loans that were acquired in three separate transactions. In December 2002, Coastal sold $74.4 million of these loans to a third party investor (some of these loans were sold servicing retained). Prior to the sale, Coastal wrote these loans down to fair value and recorded a charge-off to the allowance for loan losses of $277,000. In connection with this sale, Coastal recorded a gain of $359,000 on the sale of these loans as a result of Coastal recognizing the estimated fair value of the mortgage servicing rights retained. In addition, as of December 31, 2002, Coastal wrote down to fair value and reclassified $2.6 million of additional loans, which are under a contract for sale, to the held for sale category. The loans that were reclassified to the held for sale category were written down to fair value as of December 31, 2002 through a charge-off to the allowance for loan losses of $32,000.

(7)  ACCRUED  INTEREST  RECEIVABLE
Accrued interest receivable at December 31, 2002 and 2001 is as follows (in thousands):


                                            2002     2001
                                          ------  -------
Loans receivable                          $7,946  $ 9,894
Mortgage-backed securities                 1,807    2,474
FHLB stock, federal funds sold and other
   interest-earning assets                    28      875
                                          ------  -------
                                          $9,781  $13,243
                                          ======  =======



(8)  GOODWILL
On January 1, 2002, Coastal adopted Statement 141. Statement 141 eliminated the pooling of interests method of accounting for business combinations and requires that the purchase method of accounting be used for all business combinations. Statement 141 also required, effective January 1, 2002, that Coastal evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Statement 142 changed the accounting for goodwill from an amortization method to an impairment-only approach.

Statement 141 required that Coastal reclassify amounts originally recorded as goodwill pursuant to Statement 72 to other intangible assets, as those amounts, under Statement 142, were not subject to the non-amortization provisions. As of January 1, 2002, Coastal had unamortized goodwill that was subject to the non-amortization provision of Statements 141 and 142 of $5.5 million. As of that same date, Coastal reclassified $16.3 million to other intangible assets and continued to amortize these amounts in 2002.

On October 1, 2002, Statement 147 was issued. Statement 147 amended Statement 72, to exclude from its scope, the acquisitions of financial institutions (other than transactions between two or more mutual enterprises) and provide certain transition provisions for existing intangible assets. Under Statement 147 transition provisions, if the transaction that gave rise to an unidentifiable other intangible asset was considered a business combination, the carrying amount of that asset amount would now be reclassified to goodwill and be subject to the non-amortization provisions as of the effective date of the implementation of Statement 142, which in Coastal's case was January 1, 2002. Based on the implementation of Statement 147, Coastal has reclassified the $16.3 million mentioned above to goodwill and removed the amortization expense recorded in 2002, through restatement of its 2002 financial statements as required by Statement 147.

In connection with the adoption of these statements, Coastal tested for impairment in accordance with the provisions of Statement 142 during the first quarter of 2002 and did not recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

Pursuant to the transition provisions of Statement 142, presented below are as adjusted net income and earnings per share amounts to exclude the amortization expense (net of any tax effect) recognized in the periods prior to the implementation related to the goodwill that is no longer being amortized (in thousands, except per share data).




                                                          Years Ended
                                                          December 31,
                                              -------------------------------
                                                      2002     2001     2000
                                              -------------  -------  -------
Net income:
As reported                                   $      19,716  $21,802  $19,924
Add back:  goodwill amortization, net of tax             --    2,036    2,248
                                              -------------  -------  -------
As adjusted                                   $      19,716  $23,838  $22,172
                                              =============  =======  =======

Basic earnings per share:
As reported                                   $        3.13  $  3.34  $  2.94
Add back:  goodwill amortization, net of tax             --     0.35     0.38
                                              -------------  -------  -------
As adjusted                                   $        3.13  $  3.69  $  3.32
                                              =============  =======  =======

Diluted earnings per share:
As reported                                   $        2.99  $  3.17  $  2.87
Add back:  goodwill amortization, net of tax             --     0.34     0.37
                                              -------------  -------  -------
As adjusted                                   $        2.99  $  3.51  $  3.25
                                              =============  =======  =======




(9)  MORTGAGE  SERVICING  RIGHTS
Effective March 31, 2000, Coastal sold its mortgage servicing rights portfolio and recorded a nonrecurring gain of $2.2 million. Pursuant to a purchase and sale agreement, Coastal sold its rights to service approximately $389.1 million of mortgage loans for third party investors. In December 2002, Coastal sold $70.1 million of mortgage loans with servicing retained and recognized the estimated fair value of those servicing rights retained of $359,000, which is included in prepaid expenses and other assets. As of December 31, 2002, Coastal services for others approximately $68.8 million of such loans which are not included in the consolidated financial statements.

An analysis of the activity of mortgage servicing rights for the years ended December 31, 2002 and 2000 is as follows (in thousands):


                             2002     2000
                            -----  --------
Balance, beginning of year  $  --  $ 3,035
Additions                     359       --
Amortization                   --     (167)
Sales of servicing rights      --   (2,868)
                            -----  --------
Balance, end of year        $ 359  $    --
                            =====  ========


(10) REAL  ESTATE  OWNED
Included in prepaid expenses and other assets is real estate owned at December 31, 2002 and 2001 of approximately $4.1 million and $4.4 million, respectively.

(11) DEPOSITS
Deposits, their stated rates and the related weighted average interest rates at December 31, 2002 and 2001 are summarized below (dollars in thousands). Effective January 1, 1998, Coastal implemented a program whereby a portion of the balance of noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. The amount of such reclassification, reflected in the following table, was approximately $250.9 million ($131.3 million from noninterest-bearing and $119.6 million from interest-bearing) at December 31, 2002 and $243.3 million ($113.0 million from noninterest-bearing and $130.3 million from interest-bearing) at December 31, 2001.

                                                                      2002                           2001
                                                            --------------------------    ----------------------------
                                                            Stated Rate      Amount       Stated Rate        Amount
                                                           --------------   ----------     ------------  ------------
Noninterest-bearing checking                                         0.00%  $   51,029             0.00%  $   47,712
Interest-bearing checking                                     0.50 - 1.00       14,353      0.50 - 1.00       15,894
Savings accounts                                              0.50 - 1.24       44,603      0.50 - 1.24       45,234
Money market demand accounts
(including amounts reclassified from noninterest
and interest-bearing checking)                                0.00 - 2.13      530,659      0.00 - 2.23      505,789
                                                                           -----------                   -----------
                                                                               640,644                       614,629
                                                                           -----------                   -----------

Certificate accounts                                       Less than 2.00      104,358   Less than 2.00       29,707
                                                            2.00  -  2.99      558,337    2.00  -  2.99      171,523
                                                            3.00  -  3.99      206,645    3.00  -  3.99      263,006
                                                            4.00  -  4.99       63,234    4.00  -  4.99      356,314
                                                            5.00  -  5.99       34,447    5.00  -  5.99      155,949
                                                            6.00  -  6.99        6,524    6.00  -  6.99       68,979
                                                            7.00  -  7.99          106    7.00  -  7.99          209
                                                            8.00  -  8.99           73    8.00  -  8.99           70
                                                                           -----------                   -----------
                                                                               973,724                     1,045,757
                                                                           -----------                   -----------
                                                                            $1,614,368                   $1,660,386
                                                                           ===========                   ===========
Weighted average rate                                                             2.12%                        3.02%
                                                                           ===========                   ===========






Prior to the reclassification as discussed above, noninterest-bearing checking accounts, interest-bearing checking accounts and money market demand accounts were as follows at December 31, 2002 and 2001 (in thousands):

                              December 31, 2002   December 31, 2001
                              ------------------  ------------------
Noninterest-bearing checking  $          182,290  $          160,738
Interest-bearing checking                134,034             146,144
Money market demand accounts             279,717             262,513

The scheduled maturities of certificate accounts outstanding at December 31, 2002 were as follows (in thousands):

Year Ending December 31,
------------------------
 2003                     $768,407
 2004                      131,792
 2005                       35,685
 2006                        4,513
 2007                       33,302
 Subsequent years               25
                          --------
                          $973,724
                          ========

The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $237.0 million and $248.0 million at December 31, 2002 and 2001, respectively.

(12) ADVANCES  FROM  THE  FEDERAL  HOME  LOAN  BANK  OF  DALLAS
Advances from the FHLB for the years ended December 31, 2002, 2001 and 2000 are summarized as follows (dollars in thousands):

                                          2002         2001         2000
                                       ---------  -----------  -----------
Balance outstanding at end of year     $696,085   $  690,877   $1,150,305
Average balance outstanding             683,454      795,009      926,659
Maximum outstanding at any month-end    760,139    1,218,145    1,275,541
Average interest rate during the year      2.95%        4.90%        6.29%
Average interest rate at end of year       2.71%        3.46%        6.48%



The scheduled maturities and related weighted average interest rates on advances from the FHLB at December 31, 2002 are summarized as follows (dollars in thousands):



Due during the year  Weighted Average
ending December 31,    Interest Rate     Amount
-------------------  -----------------  --------
2003                             2.49%  $302,315
2004                             2.56    139,608
2005                             2.62    218,368
2006                             4.95      9,980
2007                             6.67      1,151
2008                             5.35      2,378
2009                             8.01      3,502
2010                             6.73        987
2011                             6.54      1,248
2012                             5.76        292
2013                             5.64      8,259
2014                             5.45      2,907
2015                             6.66      1,647
2017                             5.43      1,993
2018                             5.05      1,450
                                        --------

                                 2.71%  $696,085
                     =================  ========



The FHLB advances are secured by certain first lien and multifamily mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $700.0 million at December 31, 2002.

(13) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND FEDERAL FUNDS PURCHASED Coastal enters into sales of securities under agreements to repurchase ("reverse repurchase agreements"). Fixed coupon reverse repurchase agreements are treated as financing arrangements, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amounts of securities underlying the agreements are recorded in the respective asset accounts.

Coastal did not have any securities sold under agreements to repurchase at December 31, 2002 or 2001. However, securities sold under agreements to repurchase averaged approximately $283.6 million and $249.7 million during 2001 and 2000, respectively, and the maximum outstanding amounts at any month-end during 2001 and 2000 were approximately $493.0 million and $605.2 million, respectively.

Federal funds purchased averaged approximately $18,000 during the year ended December 31, 2000. There were no Federal funds purchased outstanding at any time during 2002 or 2001.

(14) COMPANY OBLIGATED MANDATORILY REDEEMABLE 9.0% TRUST PREFERRED SECURITIES On June 18, 2002, Coastal, through Coastal Capital Trust I (a consolidated trust subsidiary) (the "Trust"), issued 2,000,000 trust preferred securities ("Trust Preferred Securities") with a liquidation preference of $25 per security. The Trust Preferred Securities represent an interest in Bancorp's junior subordinated debentures, which were purchased by the Trust. The junior subordinated debentures are the only assets of the Trust and interest payments from the debentures finance the distributions paid on the Trust Preferred Securities. Distribution on the securities are payable quarterly at the annual rate of 9.0% and are included in interest expense in the consolidated statements of income.

The Trust Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date of June 30, 2032, at the option of Bancorp on or after June 30, 2007, in whole at any time or in part from time to time. The junior subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. Bancorp has the option to defer distribution on the junior subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

A portion of the proceeds from the issuance of the Trust Preferred Securities were used to repurchase 500,000 shares of common stock for $15.0 million from a director of Bancorp in June 2002. In addition, $28.8 million of the proceeds were used on July 15, 2002, to redeem the Bank's 9.0% Series A Noncumulative Preferred Stock (Nasdaq:CBSAP) through a capital contribution to Coastal Banc ssb.

(15)  SENIOR  NOTES  PAYABLE
On June 30, 1995, Coastal issued $50.0 million of 10.0% Senior Notes due June 30, 2002. The Senior Notes were redeemable at Coastal's option, in whole or in part, on or after June 30, 2000, at par, plus accrued interest to the redemption date. Interest on the Senior Notes was payable quarterly. On January 28, 1999, the Board of Directors authorized the repurchase, on an unsolicited basis, of the Senior Notes in an amount and on such terms considered appropriate by management. During 2001 and 1999, Coastal repurchased $3.0 and $3.1 million, respectively, of the Senior Notes outstanding at par.

On February 1, 2002, (the "Redemption Date"), Coastal redeemed all of its 10.0% Senior Notes outstanding ($43.9 million). The redemption price was par plus accrued interest to the Redemption Date.

(16)  DERIVATIVE  INSTRUMENTS
Coastal is a party to derivative instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. These derivative instruments have included interest rate swap agreements where Coastal makes fixed interest payments and receives payments based on a floating index and interest rate cap agreements, as described below. Effective January 1, 2001, Coastal adopted Statement 133 as discussed in Note 2. Statement 133 requires companies to recognize all derivatives as either assets or liabilities in the consolidated statement of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, as the cumulative effect of the change in accounting for derivative instruments to record the fair value of Coastal's derivative instruments in the consolidated statements of income. For the year ended December 31, 2001, Coastal recorded an additional fair value loss on these derivative instruments of $422,000. The fair value changes in the derivative instruments during 2001 were primarily attributable to Coastal's interest rate swap agreements, which were totally liquidated in June 2001. As of December 31, 2002, interest rate cap agreements were Coastal's only derivative instruments and were recorded at fair value pursuant to Statement 133.

As of December 31, 2002, Coastal has interest rate cap agreements with third parties with notional amounts totaling $107.6 million. The current agreements provide for the third parties to make payments to Coastal whenever a defined floating rate exceeds rates ranging from 8.0% to 9.0%, depending on the agreement. All of Coastal's current agreements expire in 2003. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. The fair value of the interest rate cap agreements was zero at December 31, 2002 and $37,000 at December 31, 2001, which is the recorded book value of the agreements at such dates due to the implementation of Statement 133. The interest rate cap agreements are used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities and loans receivable. As such, the amortization of the purchase price and interest income from the interest rate cap agreements are recorded in "interest income on mortgage-backed securities or loans receivable" as appropriate. The net decrease in interest income related to interest rate cap agreements was approximately $25,000 for each of the years ended December 31, 2002, 2001 and 2000. No payments were made to Coastal under the interest rate cap agreements during the years ended December 31, 2002, 2001 or 2000.

Coastal totally liquidated its interest rate swap positions in June of 2001. The interest rate swap agreements previously held by Coastal provided for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement. The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 4.84% in 2001 and 6.50% in 2000. The weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 5.21% in 2001 and 5.94% in 2000. Payments on the interest rate swap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid. Coastal recorded net interest expense or income related to these agreements on a monthly basis in interest expense in the accompanying consolidated statements of income. The net interest income increase or (decrease) related to these agreements was approximately ($35,000) and $212,000 for the years ended December 31, 2001 and 2000, respectively.

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

(17) FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates presented herein are based on relevant information available to management as of December 31, 2002 and 2001. Because the reporting requirements exclude certain financial instruments and all nonfinancial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of Coastal. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):




                                                             At                                 At
                                                       December 31, 2002                December 31, 2001
                                           -------------------------------------  -------------------------------
                                               Carrying              Fair          Carrying          Fair
                                                Value               Value           Value            Value
                                          ------------------  ------------------  ----------  -------------------
Financial assets:
 Cash and cash equivalents                $           39,766  $           39,766  $   41,537  $           41,537
 Federal funds sold                                   27,755              27,755      16,710              16,710
 Loans receivable held for sale                       49,886              49,886          --                  --
 Loans receivable                                  1,812,785           1,837,157   1,863,601           1,892,609
 Mortgage-backed securities
   available-for-sale                                475,022             475,022     514,068             514,068
 Other securities available-for-sale                   1,788               1,788      42,827              42,827
 Stock in the FHLB                                    41,221              41,221      40,032              40,032
 Interest rate cap agreements                             --                  --          37                  37
 Accrued interest receivable                           9,781               9,781      13,243              13,243
Financial liabilities:
 Deposits                                          1,614,368           1,625,659   1,660,386           1,671,265
 Advances from the FHLB                              696,085             702,067     690,877             693,654
 Company obligated mandatorily
   redeemable 9.0% trust preferred
   securities of Coastal Capital Trust I              50,000              51,300          --                  --
 Senior Notes payable                                     --                  --      43,875              43,875
 Accrued interest payable                              4,298               4,298       6,050               6,050
Off-balance sheet instruments:
 Commitments to extend credit                             --             320,379          --             255,301



CASH AND  CASH  EQUIVALENTS
Carrying value approximates fair value because of the short maturity of these instruments and absence of any anticipated credit concerns.

FEDERAL  FUNDS  SOLD
Carrying value approximates fair value because of the short maturity of these instruments and absence of any anticipated credit concerns.

LOANS  RECEIVABLE  HELD  FOR  SALE  AND  LOANS  RECEIVABLE
The fair values of loans receivable are estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type, such as residential mortgage, commercial and consumer. Residential mortgage loans are further subdivided into fixed and adjustable rate loans including single family, multifamily and construction.

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

INTEREST  RATE  CAP  AGREEMENTS
The fair values of interest rate cap agreements are based on the discounted value of the differences between contractual interest rates and current market rates for similar agreements.

ACCRUED  INTEREST  RECEIVABLE
Carrying  value  approximates  fair  value.

DEPOSITS
The fair value of deposits with short-term or no stated maturity, such as noninterest-bearing checking, interest-bearing checking, savings accounts and money market demand accounts is equal to the amounts payable as of December 31, 2002 and 2001. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

ADVANCES  FROM  THE  FHLB
The fair value of advances from the FHLB is estimated based on quoted market prices for similar agreements or current rates offered to Coastal for borrowings with similar remaining maturities.

TRUST PREFERRED SECURITIES OF COASTAL CAPITAL TRUST I AND SENIOR NOTES PAYABLE The fair values of the Trust Preferred Securities and of the Senior Notes payable are based on quoted market prices for similar securities.

ACCRUED  INTEREST  PAYABLE
Carrying  value  approximates  fair  value.

COMMITMENTS  TO  EXTEND  CREDIT
The fair value of commitments to extend credit is estimated using current interest rates and committed interest rates.

(18) FEDERAL  INCOME  TAXES
The acquisition of the Acquired Associations under the FSLIC's Southwest Plan on May 13, 1988 qualified for tax-free reorganization status under Section
368(a)(3)(D) of the Internal Revenue Code of 1986 as amended ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with this acquisition, the FSLIC Resolution Fund ("FRF") retained all of the future federal income tax benefits derived from the federal income tax treatment of certain items, in addition to net operating loss carryforwards related to the acquisition for which Coastal agreed to pay the FRF when actually realized. The provisions for federal income taxes recorded for the years ended December 31, 2002, 2001 and 2000, represent the gross tax liability computed under these tax sharing provisions before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 2002, 2001 and 2000 are available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period and were partially utilized beginning in 2000. To the extent these credits were generated due to the utilization of other tax benefits retained by the FRF, they will also be treated as tax benefit items. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future federal income tax benefits from the net operating loss carryforwards acquired from the Acquired Associations.

The components of the provision for federal income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 are as follows (in thousands):


             2002      2001      2000
            -------  --------  --------
Current     $9,349   $13,153   $13,141
Deferred      (209)   (2,286)   (3,246)
            ------   -------   --------
            $9,140   $10,867   $ 9,895
            ======   =======   ========

A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 2002, 2001 and 2000 is as follows (in thousands):




                                                 2002      2001      2000
                                               --------  --------  --------
Computed expected tax provision                $10,627   $12,376   $11,343
FDIC tax benefit of preferred stock dividends   (1,405)   (1,784)   (1,784)
Net purchase accounting adjustments                 --       222       282
Other, net                                         (82)       53        54
                                               -------   -------   --------
                                               $ 9,140   $10,867   $ 9,895
                                               =======   =======   ========

Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2002 and 2001 are as follows (in thousands):

                                                                   2002    2001
                                                                  ------  ------
Deferred tax assets:
  Loans receivable, principally due to allowance for loan losses  $6,002  $4,811
  Unrealized loss on securities available-for-sale                    --     855
  Intangible assets                                                  122     841
  Property and equipment                                           2,014   1,683
  Other                                                              106     130
                                                                  ------  ------
                                                                   8,244   8,320
                                                                  ------  ------
Deferred tax liabilities:
  Unrealized gain on securities available-for-sale                $  333  $   --
  FHLB stock                                                       1,147     703
  Other                                                              126      --
                                                                  ------  ------
                                                                   1,606     703
                                                                  ------  ------
Net deferred tax asset                                            $6,638  $7,617
                                                                  ======  ======

No valuation allowance on deferred tax assets has been established as management believes that it is more likely than not that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

In years prior to 1996, Coastal was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to enacted legislation, Coastal is no longer able to utilize a reserve method for determining the bad debt deduction but is allowed to deduct actual charge-offs. Further, Coastal's post-1987 tax bad debt reserve will be recaptured into income. The reserve is being recaptured over a six-year period. At December 31, 2002, Coastal had approximately $664,000 post-1987 tax bad debt reserves, for which deferred taxes have been provided.

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

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002, 2001 and 2000:


                                 2002          2001          2000
                             ------------  ------------  ------------
Assumptions:
  Expected annual dividends   $0.48/share   $0.48/share   $0.36/share
  Expected volatility              26.99%        37.20%        37.21%
  Risk-free interest rate           1.61%         4.30%         6.40%
  Expected life in years               10            10            10

A summary of the status of the stock options as of December 31, 2002, 2001 and 2000 and changes during the years then ended is as follows:


                                                2002                    2001                      2000
                                        ---------------------  ----------------------  --------------------------
                                                    Weighted-               Weighted-                  Weighted
                                         Number     Average      Number     Average     Number         Average
                                           of       Exercise       Of       Exercise      of           Exercise
                                         Shares      Price       Shares      Price      Shares          Price
                                        ---------  ----------  ----------  ----------  ---------  ---------------

Outstanding at beginning of year         604,899   $   14.516    766,979   $   14.047   722,412   $        13.726
Granted                                   36,031       30.863     10,000       28.900   132,000            14.750
Exercised                                (34,776)      11.915   (157,556)      13.048   (61,395)           10.253
Forfeited/cancelled                       (1,500)      14.854    (14,524)      15.579   (26,038)           17.653
                                        --------               ---------               ---------
Outstanding at end
 of year                                 604,654   $   15.639    604,899   $   14.516   766,979   $        14.047
                                        ========               =========               ========
Options exercisable at
 end of year                             543,631                 502,337                578,340
                                        =========              ==========              =========
Weighted-average fair
 value of options
 granted during the year (per share)    $  8.771               $  12.622               $  6.356
                                        =========              ==========              =========



The following table summarizes information about stock options outstanding at December 31, 2002:

                                               Options outstanding                           Options exercisable
                          -----------------------------------------------------------  ------------------------------
                                                    Weighted-Average
                                 Number                Remaining       Weighted-Average    Number     Weighted-Average
Range of Exercise Prices       Outstanding          Contractual Life    Exercise Price   Exercisable   Exercise Price
-------------------------  -------------------  -------------------  -----------------  -----------  -----------------

$8.583 to $12.500                     201,208            2.3 years  $          10.679      201,208  $          10.679
$14.750 to $20.333                    325,165            6.1 years  $          15.673      298,665  $          15.755
$25.125 to $30.960                     78,281            7.8 years  $          28.248       43,758  $          26.522
                           ------------------                                           ----------
                                      604,654            5.1 years  $          15.639      543,631  $          14.742
                           ==================                                          ===========



(20) EMPLOYEE  BENEFITS
Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $563,000, $566,000 and $518,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal matched 25% of the employee contributions up to 15% of their qualifying compensation. Beginning July 1, 1998, Coastal has matched 50% of the employee contributions up to 6% of their qualifying compensation and 25% of the employee contributions from 7% to 15% of their qualifying compensation.

(21) COASTAL  BANC  SSB  PREFERRED  STOCK
On October 21, 1993, the Bank issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, no par Series A, at a price of $25 per share to the public. Dividends on this preferred stock were payable quarterly at the annual rate of $2.25 per share, when, as and if declared by the Board of Directors of the Bank. At any time on or after December 15, 1998, this preferred stock could be redeemed in whole or in part only at the Bank's option at $25 per share plus unpaid dividends (whether or not earned or declared) for the then current dividend period to the date fixed for redemption. With a portion of the proceeds from the issuance of the Trust Preferred Securities, the Bank redeemed from the stockholders of record all of the outstanding 9.0% Series A Noncumulative Preferred Stock on July 15, 2002 (see note 14). The redemption price was $25.185 per share, which represented the stated value of the Preferred Stock, plus accrued and unpaid dividends to the date of redemption.

(22) STOCKHOLDERS'  EQUITY

COASTAL  BANCORP,  INC.  PREFERRED  STOCK
On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock are payable quarterly at the annual rate of $2.28 per share. The preferred stock is callable on May 15, 2003 at Bancorp's option. Pursuant to Coastal's tax benefit agreement with the FRF, Coastal receives a tax benefit for dividends on this preferred stock. The ongoing quarterly benefit will be approximately $219,000, or 4 cents per diluted share (as of December 31, 2002), and is expected to continue through 2003.

COMMON  STOCK  DIVIDENDS
On January 24, April 25, July 25 and October 24, 2002, Coastal declared a dividend of $0.12 per share of Common Stock outstanding for the stockholders of record as of February 15, May 15, August 15, and November 15, 2002, respectively.

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

TREASURY  STOCK
On August 27, 1998, December 21, 1998, February 25, 1999, April 27, 2000, July 27, 2000 and April 25 2002, the Board of Directors authorized six separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open-market repurchase program and privately negotiated repurchases, if any. As of December 31, 2002 and 2001, 2,729,575 and 2,000,000 shares, respectively, had been repurchased under all authorized repurchase plans. As of December 31, 2002, 2,726,019 shares were held in treasury at an average repurchase price of $19.46 per share for a total cost of $53.0 million.

(23) EARNINGS  PER  COMMON  SHARE
The following summarizes information related to the computation of basic and diluted EPS for the years ended December 31, 2002, 2001 and 2000 (dollars in thousands, except per share data):




                                                                                            2002         2001         2000
                                                                                        -----------  -----------  -----------
Net income                                                                              $   19,716   $   21,802   $   19,924
Preferred stock dividends                                                                   (2,508)      (2,508)      (2,508)
                                                                                        -----------  -----------  -----------
Net income available to common
 stockholders                                                                           $   17,208   $   19,294   $   17,416
                                                                                        ==========   ==========   ===========

Weighted average number of common shares
 outstanding used in basic EPS calculation                                               5,491,615    5,773,313    5,917,845
Add assumed exercise of outstanding stock
 options as adjustments for dilutive securities                                            258,916      305,021      140,316
                                                                                        -----------  -----------  -----------
Weighted average number of common shares outstanding used in diluted EPS calculation     5,750,531    6,078,334    6,058,161
                                                                                        ==========   ==========   ===========
Basic EPS before cumulative effect of
 accounting change                                                                      $     3.13   $     3.36   $     2.94
                                                                                        ==========   ==========   ===========
Basic EPS                                                                               $     3.13   $     3.34   $     2.94
                                                                                        ==========   ==========   ===========
Diluted EPS before cumulative effect of
 accounting change                                                                      $     2.99   $     3.19   $     2.87
                                                                                        ==========   ==========   ===========
Diluted EPS                                                                             $     2.99   $     3.17   $     2.87
                                                                                        ==========   ==========   ===========



(24) COMMITMENTS  AND  CONTINGENCIES
Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions should not be material to the consolidated financial statements.

At December 31, 2002, the minimum rental commitments under all noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):

Year ending
December 31,         Amount
-------------------  -------
2003                 $ 2,846
2004                   2,505
2005                   2,463
2006                   2,367
2007                   2,100
2008 and thereafter    8,094


Rent expense for the years ended December 31, 2002, 2001 and 2000 amounted to approximately $3.4 million, $3.2 million and $3.0 million, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk-weighted assets. Management believes, as of December 31, 2002, that the Bank met the capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's regulatory capital amounts and ratios, as of December 31, 2002 and 2001, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such dates are as follows (dollars in thousands):





                                                      Minimum For Capital     Well-Capitalized
                                    Actual             Adequacy Purposes        Requirements
                           ---------------------  -----------------------  ----------------------
                            Amount      Ratio       Amount        Ratio      Amount        Ratio
                           -------     -------      ---------    --------   -------     ---------
As of December 31, 2002:
 Tier 1 (core)             $177,593       6.88%  $    103,315       4.00%    $129,144     5.00%
 Tier 1 risk-based          177,593      10.32         68,816       4.00      103,224     6.00
 Total risk-based           195,711      11.38        137,632       8.00      172,040    10.00

As of December 31, 2001:
 Tier 1 (core)             $205,021       7.27%  $    112,834       4.00%    $141,043     5.00%
 Tier 1 risk-based          205,021      11.90         68,921       4.00      103,381     6.00
 Total risk-based           220,406      12.79        137,841       8.00      172,302    10.00

(26)  PARENT  COMPANY  FINANCIAL  INFORMATION
Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):


                              Coastal Bancorp, Inc.
                   Condensed Statements of Financial Condition
                   -------------------------------------------


                                                    December 31,
                                                   -------------
                                                   2002         2001
                                               -------------  --------
Assets:
  Cash and cash equivalents                    $         139  $  2,751
  Investment in subsidiaries                         200,835   196,156
  Mortgage-backed securities available-for-sale          344       445
  Other assets                                         3,189     2,524
                                               -------------  --------
                                               $     204,507  $201,876
                                              ==============  ========

Liabilities and stockholders' equity:
  Junior subordinated debentures               $      51,546  $     --
  Senior Notes payable                                    --    43,875
  Payable to the Bank                                      5       447
  Other liabilities                                       71       120
                                               -------------  --------
        Total liabilities                             51,622    44,442
        Total stockholders' equity                   152,885   157,434
                                               -------------  --------
                                               $     204,507  $201,876
                                               =============  ========


                              Coastal Bancorp, Inc.
                         Condensed Statements of Income
                         ------------------------------

                                                         Years ended December 31,
                                                         2002      2001     2000
                                                         -------  -------  -------
Income:
  Dividends from subsidiaries                        $     7,749  $ 7,664  $ 7,132
  Equity in undistributed earnings of
   subsidiaries, net of income tax                        13,158   16,128   15,200
  Interest and other income                                   17      184      507
                                                         -------  -------  -------
                                                          20,924   23,976   22,839
                                                         -------  -------  -------
Expense:
  Interest expense                                         2,873    4,590    4,690
  Noninterest expense                                        286        6      872
                                                         -------  -------  -------
                                                           3,159    4,596    5,562
                                                         -------  -------  -------
  Federal income tax benefit                               1,951    2,422    2,647
                                                         -------  -------  -------
        Net income                                   $    19,716  $21,802  $19,924
                                                         =======  =======  =======

                              Coastal Bancorp, Inc.
                       Condensed Statements of Cash Flows
                       ----------------------------------

                                                                                   Years ended December 31,
                                                                                   2002       2001       2000
                                                                                ----------  --------  ----------
Cash flows from operating activities:
  Net income                                                                $      19,716   $ 21,802   $ 19,924
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Equity in undistributed earnings of subsidiaries                            (13,158)   (16,128)   (15,200)
      Net decrease in other assets and other liabilities                           15,150      2,843      9,547
                                                                                ----------  --------  ----------
          Net cash provided by operating activities                                21,708      8,517     14,271
                                                                                ----------  --------  ----------
Cash flows from investing activities:
  Net decrease in mortgage-backed securities                                          101        346        195
                                                                                ----------  --------  ----------
          Net cash provided by investing activities                                   101        346        195
                                                                                ----------  --------  ----------
Cash flows from financing activities:
  Redemption or repurchase of Senior Notes payable                                (43,875)    (3,025)        --
  Proceeds from issuance of junior subordinated debentures                         45,928         --         --
  Exercise of stock options for purchase of Common Stock                              326      2,055        630
  Purchase of treasury stock                                                      (21,753)        --    (10,882)
  Issuance of treasury shares                                                         108
  Dividends paid                                                                   (5,155)    (5,171)    (4,638)
                                                                                ----------  --------  ----------
        Net cash used in financing activities                                     (24,421)    (6,141)   (14,890)
                                                                                ----------  --------  ----------
          Net increase (decrease) in cash and cash equivalents                     (2,612)     2,722       (424)
Cash and cash equivalents at beginning of year                                      2,751         29        453
                                                                                ----------  --------  ----------
Cash and cash equivalents at end of year                                     $        139   $  2,751   $     29
                                                                                =========   ========   =========

(27) SELECTED  QUARTERLY  FINANCIAL  DATA
Selected quarterly financial data is presented in the following tables for the years ended December 31, 2002 and 2001 (in thousands, except per share data):

                                                                       2002 Quarter Ended (unaudited)
                                                       -------------------------------------------------------
                                                          March 31,    June 30,   September 30,   December 31,
                                                       -------------  ---------  --------------  -------------
Interest income                                        $      35,406  $  35,183  $       34,031  $      33,003
Interest expense                                              16,687     15,456          15,672         14,961
                                                       -------------  ---------  --------------  -------------
Net interest income                                           18,719     19,727          18,359         18,042
Provision for loan losses                                        900        900             900          3,100
Noninterest income                                             2,509      2,954           3,054          8,692
Noninterest expense                                           13,716     13,819          13,880         14,478
                                                       -------------  ---------  --------------  -------------
Income before provision
 for Federal income taxes and
 minority interest                                             6,612      7,962           6,633          9,156
Provision for Federal income taxes                             1,884      2,360           2,045          2,851
Minority interest - preferred stock
 dividends of Coastal Banc ssb                                   647        647             213             --
                                                       -------------  ---------  --------------  -------------
Net income                                             $       4,081  $   4,955  $        4,375  $       6,305
                                                       =============  =========  ==============  =============
Basic earnings per common share                        $       0.59   $    0.76  $         0.72  $        1.10
                                                       =============  =========  ==============  =============
Diluted earnings per common share                      $       0.57   $    0.72  $         0.68  $        1.05
                                                       =============  =========  ==============  =============



The financial data above for the quarters ended March 31, and June 30, 2002 have been restated from those amounts previously reported as required by Statement 147 which was adopted by Coastal effective January 1, 2002.


                                                                     2001 Quarter Ended (unaudited)
                                                      --------------------------------------------------------
                                                           March 31,   June 30,   September 30,   December 31,
                                                      --------------  ---------  --------------  -------------
Interest income                                       $      60,165   $  56,423  $       50,850  $      43,174
Interest expense                                             37,860      34,005          29,341         22,809
                                                      --------------  ---------  --------------  -------------
Net interest income                                          22,305      22,418          21,509         20,365
Provision for loan losses                                       900       1,200             900            900
Noninterest income.                                           1,822       2,984           3,477          2,860
Noninterest expense                                          14,682      14,573          14,904         14,320
                                                      --------------  ---------  --------------  -------------
Income before provision
 for Federal income taxes, minority
 interest and cumulative effect of
 accounting change                                            8,545       9,629           9,182          8,005
Provision for Federal income taxes                            2,614       2,992           2,836          2,425
Minority interest - preferred stock
 dividends of Coastal Banc ssb                                  647         647             647            647
Cumulative effect of change in
    accounting for derivative
    instruments                                                (104)         --              --             --
                                                      --------------  ---------  --------------  -------------
Net income                                             $      5,180   $   5,990  $        5,699  $       4,933
                                                      ==============  =========  ==============  =============
Basic earnings per common share                        $       0.80   $    0.93  $         0.88  $        0.74
                                                      ==============  =========  ==============  =============
Diluted earnings per common share                      $       0.76   $    0.89  $         0.83  $        0.70
                                                      ==============  =========  ==============  =============

COASTAL BANCORP, INC. AND SUBSIDIARIES
STOCK  PRICES  AND  DIVIDENDS

The following table sets forth the high and low price range and dividends by quarter for the two years ended December 31, 2002 of the Common Stock of Bancorp (Nasdaq: CBSA), Preferred Stock of Bancorp (Nasdaq: CBSAO), Trust Preferred Securities of the Trust (Nasdaq: CBSAN) and the Series A Preferred Stock of the Bank (Nasdaq: CBSAP) as listed and quoted on The Nasdaq Stock Market(R):


COASTAL  BANCORP,  INC.  COMMON  STOCK  ("CBSA"):

                           2002                           2001
                ---------------------------   ---------------------------
                 High      Low    Dividends    High      Low    Dividends
                -------   ------  ----------  -------  -------  ----------
First Quarter   $34.600  $28.950  $    0.120  $28.063  $23.000  $    0.100
Second Quarter   34.520   29.780       0.120   32.150   26.000       0.120
Third Quarter    32.010   27.550       0.120   39.410   31.890       0.120
Fourth Quarter   32.350   27.269       0.120   37.000   26.600       0.120


COASTAL  BANCORP,  INC.  CUMULATIVE  PREFERRED  STOCK,  SERIES  A  ("CBSAO"):

                           2002                           2001
                 --------------------------   ----------------------------
                 High      Low    Dividends    High      Low    Dividends
                -------  -------   ----------  -------  -------  ----------
First Quarter   $25.350  $24.600  $    0.570  $25.125  $21.625  $    0.570
Second Quarter   25.600   25.050       0.570   25.220   24.100       0.570
Third Quarter    25.500   25.000       0.570   25.250   24.850       0.570
Fourth Quarter   25.700   25.060       0.570   25.150   24.400       0.570


COASTAL  CAPITAL  TRUST  I  TRUST  PREFERRED  SECURITIES  ("CBSAN"):

                               2002
                    ------------------------------
                    High      Low    Distributions
                   -------   ------  -------------
First Quarter (1)  $    --  $    --  $        --
Second Quarter      25.280   25.000           --
Third Quarter       25.730   25.000        0.638
Fourth Quarter      25.690   24.900        0.563


COASTAL  BANC  SSB  NONCUMULATIVE  PREFERRED  STOCK,  SERIES  A  ("CBSAP"):

                                2002                         2001
                    ----------------------------  ----------------------------
                     High      Low    Dividends    High      Low    Dividends
                    -------           ----------  -------  -------  ----------
First Quarter       $25.350  $24.580  $    0.563  $25.000  $22.000  $    0.563
Second Quarter       25.650   24.900       0.563   25.000   23.850       0.563
Third Quarter        25.200   25.000       0.185   25.250   24.530       0.563
Fourth Quarter (2)       --       --          --   25.150   24.380       0.563

(1)     These  securities  were  issued  on  June  18,  2002.
(2)     These  securities  were  redeemed  on  July  15,  2002.

Coastal  Bancorp,  Inc.
STOCKHOLDER  INFORMATION

ANNUAL  MEETING

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the corporate offices of Coastal Bancorp, Inc. at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on April 24, 2003 at 12:00 noon.


TRANSFER  AGENT  AND  REGISTRAR

Mellon  Investor  Services  LLC
Overpeck  Centre
85  Challenger  Road
Ridgefield  Park,  New  Jersey  07660-2104
(800)  851-9677
www.melloninvestor.com


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
www.coastalbanc.com

STOCK  LISTING  AND  OTHER  INFORMATION

The common stock of Coastal Bancorp, Inc. ("Bancorp") is quoted on The Nasdaq Stock Market(R) under the symbol "CBSA." As of February 25, 2003, there were 5,146,130 shares of Common Stock of Bancorp issued and outstanding and the approximate number of registered stockholders was 169, representing approximately 1,500 beneficial stockholders at such record date.

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

On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, at $25 per share. As of such date, the Preferred Stock of Bancorp was registered under the Exchange Act. The preferred stock is callable on May 15, 2003 at Bancorp's option. The Bancorp Preferred Stock is listed and quoted on The Nasdaq Stock Market(R) under the symbol "CBSAO". As of February 25, 2003, there were 1,100,000 shares of Preferred Stock issued and outstanding and held by approximately 58 registered stockholders, representing approximately 1,400 beneficial stockholders at such record date.

On June 18, 2002, the Trust issued 2,000,000 trust preferred securities with a liquidation preference of $25 per security. As of such date, the Trust Preferred Securities were registered under the Exchange Act. The Trust Preferred Securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures by Bancorp at maturity on June 30, 2032 or their earlier redemption. The Trust Preferred Securities are listed and quoted on The Nasdaq Stock Market under the symbol "CBSAN." As of February 25, 2003, there were 2,000,000 Trust Preferred Securities issued and outstanding.

Bancorp declared dividends on the Common Stock payable during 2002. A quarterly dividend in the amount of $0.12 per share was paid on March 15, June 15, September 15 and December 15, 2002. On March 15, 2003, Bancorp paid a quarterly dividend in the amount of $0.12 per share on its Common Stock. Bancorp will continue to review its dividend policy in view of the operating performance of the Bank, and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Bancorp must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.