Form 10-K, Exhibit 13
period 2003-12-31
COASTAL BANCORP INC
filed 2004-03-12
CIK 919805

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

Coastal Bancorp, Inc. and Subsidiaries

FINANCIAL HIGHLIGHTS
December 31, 2003, 2002 and 2001

	December 31
(Dollars in thousands, except per share data)
	2003	2002	2001
For the Year Ended
Net interest income	$62,911	$74,847	$86,597
Provision for loan losses	3,300	5,800	3,900
Noninterest income(1)	15,406	17,209	11,143
Noninterest expense	55,069	55,893	58,479
Net income	13,450	19,716	21,802
Diluted earnings per common share before cumulative effect of accounting change	2.22	2.99	3.19
Diluted earnings per common share — reported	2.22	2.99	3.17
Diluted earnings per common share—as adjusted(2)	2.22	2.99	3.51

At Year End
Total assets	$2,682,990	$2,527,764	$2,597,891
Loans receivable	1,981,924	1,812,785	1,863,601
Mortgage-backed securities available-for-sale	504,402	475,022	514,068
Deposits(1)	1,676,131	1,614,442	1,660,386
Borrowed funds	799,875	696,085	690,877
Subordinated debentures(3)	61,856	51,546	—
Senior Notes payable(4)	—	—	43,875
Minority interest—preferred stock of Coastal Banc ssb(3)	—	—	28,750
Preferred stockholders' equity(3)	—	27,500	27,500
Common stockholders' equity(5)	133,692	125,385	129,934
Book value per common share	24.78	23.47	21.54
Tangible book value per common share	20.71	19.74	18.15

Significant Ratios for the Year Ended
Return (before minority interest) on average assets	0.52%	0.83%	0.81%
Return on average common equity	9.30	13.71	15.92
Net interest margin	2.52	3.04	2.97
Interest rate spread including noninterest-bearing deposits	2.46	2.94	2.81
Interest rate spread	2.28	2.74	2.56
Average common equity to average total assets	4.98	4.92	4.03
Noninterest expense to average total assets	2.13	2.19	1.94

Asset Quality Ratios at Year End
Nonperforming assets to total assets	0.85%	0.91%	1.13%
Nonperforming loans to total loans receivable	1.02	1.00	1.33
Allowance for loan losses to nonperforming loans	95.66	97.69	62.26
Allowance for loan losses to total loans receivable	0.98	1.00	0.83

(1)
In December 2002, Coastal Banc ssb completed the sale of five of its branches in central Texas. The sale included deposits of $75.3 million and resulted in a gain of $4.4 million.
(2)
"As adjusted" excludes the amortization expense (net of the tax effect) recognized in the periods prior to 2002 and the implementation of Statements of Financial Accounting Standards No. 142 and 147 related to the goodwill that is no longer being amortized.
(3)
In June 2003 Coastal, through Coastal Capital Trust II, issued to a private institutional investor, 10,000 floating rate trust preferred securities with a liquidation preference of $1,000 per security. The trust preferred securities represent an interest in the related $10.3 million junior subordinated debentures of Bancorp. The proceeds were used in July 2003 in the redemption of all of Bancorp's 9.12% Series A Cumulative Preferred Stock. In June 2002 Coastal, through Coastal Capital Trust I, issued 2,000,000 trust preferred securities with a liquidation preference of $25 per security. The trust preferred securities represent an interest in the related $51.5 million junior subordinated debentures of Bancorp. A portion of the proceeds was used to repurchase 500,000 shares of common stock for $15.0 million from a director of Coastal in June 2002. In addition, $28.8 million of the proceeds were used in July 2002 to redeem Coastal Banc ssb's 9.0% Series A Noncumulative Preferred Stock through a capital contribution to Coastal Banc ssb. On December 31, 2003, Coastal retroactively implemented Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51", resulting in the deconsolidation of Coastal Capital Trust I and Coastal Capital Trust II. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations—General."
(4)
Coastal redeemed all of the Senior Notes payable on February 1, 2002 at par plus accrued interest.
(5)
During the year ended December 31, 2003, Coastal repurchased $652,000 of its common stock. During the year ended December 31, 2002, Coastal repurchased $21.8 million of its common stock. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations—General."

CORPORATE PROFILE

        Coastal Bancorp, Inc., a Texas corporation ("Bancorp"), headquartered in Houston, Texas, is the holding company for Coastal Banc Holding Company, Inc. ("HoCo"), a Delaware unitary savings bank holding company. HoCo is the parent company to Coastal Banc ssb, a Texas-chartered, FDIC-insured, state savings bank. Coastal Banc ssb operates 43 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas. At December 31, 2003, Coastal Banc ssb had $2.7 billion in assets and met the regulatory requirements to be a "well capitalized" institution according to FDIC guidelines.

        (Unless otherwise noted in the Annual Report to Stockholders, or unless the context requires otherwise, references to "Coastal," "us," "our" and the "Company" are references to Coastal Bancorp, Inc. and its consolidated subsidiaries.)

TABLE OF CONTENTS

Letter from the Chairman and Chief Executive Officer	3
Selected Consolidated Financial and Other Data	5
Management's Discussion and Analysis of Financial Condition and Results of Operations	8
Directors and Officers	29
Independent Auditors' Report	32
Consolidated Financial Statements	33
Notes to Consolidated Financial Statements	39
Stock Prices and Dividends	72
Stockholder Information	73

CHAIRMAN'S LETTER

        On December 2, 2003, Coastal announced an agreement to merge with Hibernia Corporation ("Hibernia") resulting in the cash payment of $41.50 per share to holders of our common stock. The transaction is expected to close, subject to the usual conditions, during the second quarter of 2004, soon after this Annual Report is issued.

        It's been a long and prosperous journey. Coastal was founded in 1986 with the purchase of Coastal Bend Savings & Loan, a small, one-branch savings institution in Port Lavaca, Texas, with less than $10 million in deposits. In 1988, following the Texas banking industry collapse, Coastal became the first acquirer of failed savings institutions under the Federal government's "Southwest Plan." Fueled by subsequent acquisitions and opening de-novo branches, Coastal grew to over $2.6 billion in assets and approximately $1.7 billion in deposits by the end of 2003.

        On March 25, 1992, Coastal went public at a split-adjusted price of $8.33 per share. I have been a major holder of Coastal stock since then, and remain so today. Every year in my letter to you I have made it clear that Coastal's primary focus is the price of our stock. Now we are selling that same stock to Hibernia for $41.50 per share. Coastal stock had never traded that high prior to the announcement of the transaction.

        I want to personally thank all of you for your support over the years. We've had our ups and downs, but mostly ups. If you stuck with us until the day that we announced the transaction, you made money. Many of you made very good money. Thus, we have successfully completed our mission.

        Farewell...and may your next stock investment be even more profitable.

Manuel J. Mehos
Chairman of the Board, President and Chief Executive Officer

        Banking is truly a service industry. At Coastal Banc we have always tried to put our customers first and give them the best service possible. Loyal customers are not only good for Coastal's business, they are also a source of personal pride to Coastal's employees. Knowing that the customers appreciate what we have done for them is the highest reward any business can receive for a job well done. We are very grateful to our customers...they are the people who have have made Coastal Banc a success.

Catherine N. Wylie
Senior Executive Vice President-
Chief Financial Officer,
Chief Operations Officer

COASTAL BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected consolidated summary financial and other data of Coastal Bancorp, Inc. and subsidiaries does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information contained in the Consolidated Financial Statements and Notes thereto included elsewhere herein.

	At December 31,
(Dollars in thousands, except per share data)
	2003	2002	2001	2000	1999
Balance Sheet Data
Total assets(1)	$2,682,990	$2,527,764	$2,597,891	$3,091,611	$2,947,952
Loans receivable(2)	1,981,924	1,812,785	1,863,601	1,896,228	1,735,081
Mortgage-backed securities held-to-maturity(1)(2)	—	—	—	885,565	917,212
Mortgage-backed securities available-for-sale(1)	504,402	475,022	514,068	94,673	99,665
Deposits(3)	1,676,131	1,614,442	1,660,386	1,674,981	1,624,289
Advances from the Federal Home Loan Bank of Dallas ("FHLB")(1)	799,875	696,085	690,877	1,150,305	1,096,931
Subordinated debentures(4)	61,856	51,546	—	—	—
Senior Notes payable(5)	—	—	43,875	46,900	46,900
Minority interest — preferred stock of Coastal Banc ssb(4)	—	—	28,750	28,750	28,750
Preferred stockholders' equity(4)	—	27,500	27,500	27,500	27,500
Common stockholders' equity(6)	133,692	125,385	129,934	110,971	105,956
	For the Year Ended December 31,
	2003	2002	2001	2000	1999
Operating Data
Interest income	$114,527	$137,697	$210,612	$237,273	$202,943
Interest expense	51,616	62,850	124,015	152,905	125,657

Net interest income	62,911	74,847	86,597	84,368	77,286
Provision for loan losses(7)	3,300	5,800	3,900	5,790	10,575

Net interest income after provision for loan losses	59,611	69,047	82,697	78,578	66,711
Gain on sale of branch offices(3)	—	4,395	—	—	—
Gain on sale of mortgage servicing rights	—	—	—	2,172	—
Gain on sale of loans receivable held for sale	926	124	173	—	—
Gain on sales of mortgage-backed securities available-for-sale, net	493	—	169	—	—
Gain (loss) on derivative instruments	15	(12)	(422)	—	—
Other noninterest income	13,972	12,702	11,223	9,852	10,372
Other noninterest expense	(55,069)	(55,893)	(58,479)	(58,195)	(57,810)

Income before provision for Federal income taxes, minority interest and cumulative effect of accounting change	19,948	30,363	35,361	32,407	19,273
Provision for Federal income taxes	(6,498)	(9,140)	(10,867)	(9,895)	(5,659)
Minority interest—preferred stock dividends of Coastal Banc ssb	—	(1,507)	(2,588)	(2,588)	(2,588)
Cumulative effect of change in accounting for derivative instruments, net of tax(8)	—	—	(104)	—	—

Net income	$13,450	$19,716	$21,802	$19,924	$11,026

Net income available to common stockholders	$11,980	$17,208	$19,294	$17,416	$9,442

Basic earnings per common share before cumulative effect of accounting change(8)	$2.31	$3.13	$3.36	$2.94	$1.45

Basic earnings per common share—reported(9)	$2.31	$3.13	$3.34	$2.94	$1.45

Basic earnings per share—as adjusted(9)	$2.31	$3.13	$3.69	$3.32	$1.80

Diluted earnings per common share before cumulative effect of accounting change(8)	$2.22	$2.99	$3.19	$2.87	$1.42

Diluted earnings per common share—reported(9)	$2.22	$2.99	$3.17	$2.87	$1.42

Diluted earnings per share—as adjusted(9)	$2.22	$2.99	$3.51	$3.25	$1.76

(Footnotes appear on page 7)

COASTAL BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
Selected Ratios
Performance Ratios(10):
Return (before minority interest) on average assets	0.52%	0.83%	0.81%	0.74%	0.47%
Return on average common equity	9.30	13.71	15.92	16.51	8.83
Dividend payout ratio	23.36	15.39	13.80	12.23	22.11
Average common equity to average total assets	4.98	4.92	4.03	3.47	3.66
Net interest margin(11)	2.52	3.04	2.97	2.87	2.75
Interest rate spread including noninterest-bearing deposits(11)	2.46	2.94	2.81	2.71	2.65
Interest rate spread(11)	2.28	2.74	2.56	2.42	2.39
Noninterest expense to average total assets	2.13	2.19	1.94	1.91	1.98
Average interest-earning assets to average interest-bearing liabilities	111.68	112.21	109.63	108.52	108.22
Ratio of earnings to combined fixed charges and preferred stock dividends:
Excluding interest on deposits	1.76x	1.94x	1.50x	1.32x	1.23x
Including interest on deposits	1.34	1.39	1.23	1.17	1.11
Asset Quality Ratios:
Nonperforming assets to total assets(12)	0.85%	0.91%	1.13%	0.82%	0.73%
Nonperforming loans to total loans receivable and loans receivable held for sale	1.02	1.00	1.33	1.12	0.99
Allowance for loan losses to nonperforming loans	95.66	97.69	62.26	68.32	61.30
Allowance for loan losses to total loans receivable	0.98	1.00	0.83	0.77	0.60
Bank Regulatory Capital Ratios(13):
Tier 1 capital to total assets	6.26	6.88	7.27	6.22	5.76
Tier 1 risk-based capital to risk-weighted assets	9.23	10.32	11.90	9.94	9.68
Total risk-based capital to risk-weighted assets	10.31	11.38	12.79	10.72	10.29
Other Data:
Full-time employee equivalents	590	626	681	661	666
Number of full service offices	43	43	50	50	50

(Footnotes appear on page 7)

Footnotes for pages 5 through 6:

(1)
In November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The transaction was undertaken to strategically restructure a portion of Coastal's asset base. Coastal used approximately $512 million of the proceeds to purchase primarily pass-thru mortgage-backed securities with an overall shorter expected duration and reduced borrowings with the remainder. All of the securities purchased and the remaining securities not sold were placed in the available-for-sale category. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Asset and Liability Management."

(2)
Loans receivable are net of loans in process, premiums, discounts, unearned interest and loan fees and the allowance for loan losses. Mortgage-backed securities held-to-maturity are net of premiums and discounts.

(3)
In December 2002, Coastal Banc ssb completed the sale of five of its branches in central Texas. The sale included deposits of $75.3 million and resulted in a gain of $4.4 million.

(4)
In June 2003 Coastal, through Coastal Capital Trust II, issued to a private institutional investor, 10,000 floating rate trust preferred securities with a liquidation preference of $1,000 per security. The trust preferred securities represent an interest in the related $10.3 million junior subordinated debentures of Bancorp. The proceeds were used in July 2003 in the redemption of all of Bancorp's 9.12% Series A Cumulative Preferred Stock. In June 2002 Coastal, through Coastal Capital Trust I, issued 2,000,000 trust preferred securities with a liquidation preference of $25 per security. The trust preferred securities represent an interest in the related $51.5 million junior subordinated debentures of Bancorp. A portion of the proceeds was used to repurchase 500,000 shares of common stock for $15.0 million from a director of Coastal in June 2002. In addition, $28.8 million of the proceeds were used in July 2002 to redeem Coastal Banc ssb's 9.0% Series A Noncumulative Preferred Stock through a capital contribution to Coastal Banc ssb. On December 31, 2003, Coastal retroactively implemented Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51", resulting in the deconsolidation of Coastal Capital Trust I and Coastal Capital Trust II. See further discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations—General."

(5)
Coastal redeemed all of the Senior Notes payable on February 1, 2002 at par plus accrued interest.

(6)
During the years ended December 31, 2003, 2002, 2000 and 1999, Coastal repurchased $652,000, $21.8 million, $10.9 million, and $12.7 million, respectively, of its common stock.

(7)
During 1999, Coastal recorded a $6.8 million provision for loan losses specific to one loan.

(8)
Effective January 1, 2001, Coastal adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities". On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, to record its derivative instruments at fair value.

(9)
The "as adjusted" data excludes the amortization expense (net of the tax effect) recognized in the periods prior to 2002 and the implementation of Statements of Financial Accounting Standards No. 142 and 147 related to the goodwill that is no longer being amortized.

(10)
Ratio, yield and rate information is based on average balances for the year.

(11)
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

(12)
Nonperforming assets consist of nonaccrual loans, loans greater than 90 days delinquent and still accruing, real estate acquired by foreclosure and repossessed assets.

(13)
Current capital adequacy FDIC regulations require Coastal Banc ssb to maintain Tier 1 capital equal to at least 4.0% of total assets, Tier 1 risk-based capital equal to at least 4.0% of risk weighted assets and total risk-based capital equal to at least 8.0% of risk weighted assets.

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

        On December 2, 2003, Coastal announced that it had signed a definitive merger agreement with Hibernia Corporation (NYSE: HIB) ("Hibernia") pursuant to which Hibernia would acquire Coastal by means of a merger and pay cash in the amount of $41.50 per share for each outstanding share of Coastal common stock and $41.50 less the exercise price for each option to acquire a share of Coastal common stock. The merger transaction is subject to regulatory approvals, the approval of Coastal's shareholders and other customary conditions to closing. It is expected to close in or about the second quarter of 2004.

        On June 23, 2003, Coastal, through Coastal Capital Trust II ("CCTII"), issued to a private institutional investor, 10,000 floating rate trust preferred securities ("Trust Preferred Securities II") with a liquidation preference of $1,000 per security. The Trust Preferred Securities II represent an interest in the related $10.3 million junior subordinated debentures of Bancorp, which were purchased by CCTII and have substantially the same payment terms as the Trust Preferred Securities II. The junior subordinated debentures are the only assets of CCTII and interest payments from the debentures finance the distributions paid on the Trust Preferred Securities II. Distributions on the debentures are payable quarterly at a variable interest rate, reset quarterly, equal to LIBOR plus 3.05%.

        The Trust Preferred Securities II are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date of June 23, 2033, at the option of Bancorp on or after June 23, 2008, in whole at any time or in part from time to time. The junior subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. Bancorp has the option to defer distributions on the junior subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

        The proceeds from the issuance of the Trust Preferred Securities II were used on July 31, 2003 in the redemption of Bancorp's 9.12% Series A Cumulative Preferred Stock (Nasdaq:CBSAO).

        On June 18, 2002, Coastal, through Coastal Capital Trust I ("CCTI"), issued 2,000,000 trust preferred securities ("Trust Preferred Securities I") with a liquidation preference of $25 per security. The Trust Preferred Securities I represent an interest in the related $51.5 million junior subordinated debentures of Bancorp, which were purchased by CCTI. The junior subordinated debentures are the only assets of CCTI and interest payments from the debentures finance the distributions paid on the Trust Preferred Securities I. Distributions on the debentures are payable quarterly at the annual rate of 9.0%. The Trust Preferred Securities I are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date of June 30, 2032, at the option of Bancorp on or after June 30, 2007, in whole at any time or in part from time to time. The junior subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. Bancorp has the option to defer distributions on the junior subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

        A portion of the proceeds from the issuance of the Trust Preferred Securities I were used to repurchase 500,000 shares of common stock for $15.0 million from a director of Coastal in June 2002. In addition, $28.8 million of the proceeds were used on July 15, 2002, to redeem the Bank's 9.0% Series A Noncumulative Preferred Stock (Nasdaq:CBSAP) through a capital contribution to Coastal Banc ssb.

        On December 31, 2003, Coastal retroactively implemented Financial Accounting Standards Board ("FASB") Interpretation No. 46R, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin ("ARB") No. 51", resulting in the deconsolidation of CCTII as well as CCTI established in 2002, both of which were created for the sole purpose of issuing trust preferred securities. The implementation of this Interpretation resulted in Bancorp's $1.9 million investment in the common equity of the two trusts being included in the consolidated statements of financial condition as other assets and subordinated debentures, and the interest income and interest expense received from and paid to the trusts, respectively, being included in the consolidated statements of income as interest income and interest expense. The increase to other interest income and interest expense totaled $146,000 for the year ended December 31, 2003 and $74,000 for the year ended December 31, 2002.

        On August 27, 1998, December 21, 1998, February 25, 1999, April 27, 2000, July 27, 2000 and April 25, 2002, the Board of Directors authorized six separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open market repurchase program and privately negotiated repurchases, if any. As of December 31, 2003, a total of 2,752,575 shares had been repurchased under all of the authorized repurchase plans. As of December 31, 2003, 2,746,110 shares were held in treasury at an average repurchase price of $19.53 per share for a total cost of $53.6 million.

FINANCIAL CONDITION

        During 2003, total assets increased $155.2 million, or 6.1%, when comparing December 31, 2002 to December 31, 2003. This increase was primarily comprised of a $169.1 million increase in loans receivable and a $29.4 million increase in mortgage-backed securities available-for-sale. To offset the significant principal paydowns received on its single-family mortgage loans and mortgage-backed securities portfolios due to the continuing low market rates of interest and the resulting refinancing of mortgage assets, Coastal purchased $565.7 million single-family loans and $303.8 million mortgage-backed securities available-for-sale during 2003. These increases were somewhat offset by a decrease in loans receivable held for sale of $41.8 million. This was due to one loan package purchased in November 2002 that was sold to third party investors in January 2003. There were smaller changes in other asset categories as follows: a $17.3 million decrease in Federal funds sold and a $583,000 decrease in accrued interest receivable, offset by a $5.2 million increase in property and equipment, a $5.0 million increase in other securities available-for-sale, a $4.3 million increase in stock in the FHLB, a $1.0 million increase in cash and cash equivalents and an $894,000 increase in prepaid expenses and other assets.

        Advances from the FHLB increased 14.9%, or $103.8 million, from December 31, 2002 to December 31, 2003 and deposits increased by 3.8%, or $61.7 million. Advances from the FHLB increased to fund the purchases of assets noted above. The increase in deposits was due to deposit inflows resulting from Coastal's focus on increasing transaction accounts and other changes in deposits. Subordinated debentures increased 20.0%, or $10.3 million, during 2003 due to the issuance previously discussed. Other changes in liabilities included a $1.4 million decrease in other liabilities and accrued expenses and a $75,000 increase in advances from borrowers for taxes and insurance.

        Stockholders' equity decreased $19.2 million, or 12.6%, from December 31, 2002 to December 31, 2003 as a result of the redemption of the $27.5 million in 9.12% Cumulative Series A Preferred Stock,

$652,000 in common stock repurchased during 2003, common stock dividends of $2.8 million, preferred stock dividends of $1.5 million and a $1.7 million change in accumulated other comprehensive gain (loss), somewhat offset by 2003 net income of $13.5 million and common stock issued of $1.4 million due to the exercise of stock options.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 2003

        The results of operations of Coastal depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Coastal's interest-earning assets consist principally of loans receivable, mortgage-backed securities and other investments. Coastal's interest-bearing liabilities have consisted primarily of deposits, advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased, subordinated debentures and its Senior Notes payable. Coastal's net income is also affected by the level of the provision for loan losses, noninterest income, including service charges on deposit accounts, loan fees, loan servicing income and gains on sales of assets, as well as by its noninterest expense, including compensation and benefits and occupancy costs.

        The following table sets forth, for the periods and at the dates indicated, information regarding Coastal's average consolidated statements of financial condition. Ratio, yield and rate information is based on average balances for the year.

		Year Ended December 31, 2003
	At December 31, 2003 Yield/Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable(1)	4.94%	$1,935,814	$99,301	5.13%
Mortgage-backed securities	2.73	502,581	13,951	2.78
Other securities	1.78	2,812	58	2.06
Federal funds sold	0.94	10,111	105	1.04
FHLB stock	2.00	42,831	958	2.24
Other	7.24	2,471	154	6.23

Total interest-earning assets	4.42	2,496,620	114,527	4.58

Noninterest-earning assets(2)		89,406

Total assets		$2,586,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	1.87%	$1,437,200	$29,913	2.08%
Advances from the FHLB	2.02	741,378	16,838	2.27
Securities sold under agreements to repurchase and federal funds purchased	—	—	—	—
Subordinated debentures	8.20	56,970	4,865	8.54
Senior Notes payable	—	—	—	—

Total interest-bearing liabilities	2.09	2,235,548	51,616	2.30

Noninterest-bearing deposits		190,425
Other noninterest-bearing liabilities		15,283

Total liabilities		2,441,256
Minority interest—preferred stock of Coastal Banc ssb		—
Preferred stockholders' equity		15,897
Common stockholders' equity		128,873

Total liabilities and stockholders' equity		$2,586,026

Net interest income; interest rate spread	2.33%		$62,911	2.28%

Net interest-earning assets; net interest yield on interest-earning assets		$261,072		2.52%

Ratio of average interest-earning assets to average interest-bearing liabilities		1.12x

(1)
Nonaccruing loans are included in total loans, but are immaterial.

(2)
Includes goodwill, accrued interest receivable, property and equipment, cash, prepaid expenses and other assets.

	Year Ended December 31, 2002
	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable(1)	$1,931,931	$118,970	6.16%
Mortgage-backed securities	467,744	17,114	3.66
Other securities	8,242	172	2.09
Federal funds sold	9,337	151	1.62
FHLB stock	40,491	1,188	2.93
Other	2,628	102	3.88

Total interest-earning assets	2,460,373	137,697	5.60

Noninterest-earning assets(2)	90,900

Total assets	$2,551,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,477,648	$39,825	2.70%
Advances from the FHLB	683,454	20,173	2.95
Securities sold under agreements to repurchase and federal funds purchased	—	—	—
Subordinated debentures	27,821	2,474	9.00
Senior Notes payable	3,726	378	10.00

Total interest-bearing liabilities	2,192,649	62,850	2.86

Noninterest-bearing deposits	169,857
Other noninterest-bearing liabilities	20,420

Total liabilities	2,382,926
Minority interest—preferred stock of Coastal Banc ssb	15,359
Preferred stockholders' equity	27,500
Common stockholders' equity	125,488

Total liabilities and stockholders' equity	$2,551,273

Net interest income; interest rate spread		$74,847	2.74%

Net interest-earning assets; net interest yield on interest-earning assets	$267,724		3.04%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.12x

(1)
Nonaccruing loans are included in total loans, but are immaterial.

(2)
Includes goodwill, accrued interest receivable, property and equipment, cash, prepaid expenses and other assets.

	Year Ended December 31, 2001
	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans receivable(1)	$1,942,701	$155,214	7.99%
Mortgage-backed securities	905,441	52,873	5.84
Other securities	6,690	176	2.63
Federal funds sold	7,776	266	3.42
FHLB stock	45,700	1,960	4.29
Other	3,017	123	4.08

Total interest-earning assets	2,911,325	210,612	7.23

Noninterest-earning assets(2)	98,487

Total assets	$3,009,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,531,004	$69,828	4.56%
Advances from the FHLB	795,009	38,917	4.90
Securities sold under agreements to repurchase and federal funds purchased	283,622	10,682	3.77
Subordinated debentures	—	—	—
Senior Notes payable	45,868	4,588	10.00

Total interest-bearing liabilities	2,655,503	124,015	4.67

Noninterest-bearing deposits	150,428
Other noninterest-bearing liabilities	26,433

Total liabilities	2,832,364
Minority interest—preferred stock of Coastal Banc ssb	28,750
Preferred stockholders' equity	27,500
Common stockholders' equity	121,198

Total liabilities and stockholders' equity	$3,009,812

Net interest income; interest rate spread		$86,597	2.56%

Net interest-earning assets; net interest yield on interest-earning assets	$255,822		2.97%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.10x

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

	Year Ended December 31,
	2003 vs 2002 Increase (Decrease) due to			2002 vs 2001 Increase (Decrease) due to
	Volume	Rate	Net	Volume	Rate	Net
Interest Income
Loans receivable	$239	$(19,908)	$(19,669)	$(857)	$(35,387)	$(36,244)
Mortgage-backed securities	1,199	(4,362)	(3,163)	(20,177)	(15,582)	(35,759)
Other securities	(112)	(2)	(114)	36	(40)	(4)
Federal funds sold	12	(58)	(46)	45	(160)	(115)
FHLB stock	65	(295)	(230)	(204)	(568)	(772)
Other	(6)	58	52	(1)	(20)	(21)

Total	1,397	(24,567)	(23,170)	(21,158)	(51,757)	(72,915)

Interest Expense
Interest-bearing deposits	(1,056)	(8,856)	(9,912)	(2,362)	(27,641)	(30,003)
Securities sold under agreements to repurchase and federal funds purchased	—	—	—	(5,341)	(5,341)	(10,682)
Advances from the FHLB	1,602	(4,937)	(3,335)	(4,886)	(13,858)	(18,744)
Subordinated debentures	2,524	(133)	2,391	1,237	1,237	2,474
Senior Notes payable	(189)	(189)	(378)	(4,210)	—	(4,210)

Total	2,881	(14,115)	(11,234)	(15,562)	(45,603)	(61,165)

Net change in net interest income	$(1,484)	$(10,452)	$(11,936)	$(5,596)	$(6,154)	$(11,750)

NET INCOME

        Coastal reported net income of $13.5 million for the year ended December 31, 2003, $19.7 million for the year ended December 31, 2002 and $21.8 million for the year ended December 31, 2001.

        When comparing net income for 2003 to 2002, the primary contributor to the decrease in net income was decreased net interest income. Net interest income decreased $11.9 million from 2002 to 2003 as a result of a 0.52% decrease in net interest margin. During 2003, Coastal experienced significant principal paydowns on its mortgage-backed securities and single-family mortgage loans receivable portfolios due to the continuing low market rates of interest and the resulting refinancing of mortgage assets. In addition to the decreased net interest income, noninterest income decreased by $1.8 million due to the gains recorded in 2002, offset by increases in service charges on deposit accounts and gains on sales of mortgage-backed securities available-for-sale and loans held for sale in 2003. These decreases were somewhat offset by a $2.5 million decrease in the provision for loan losses, a $2.6 million decrease in the provision for Federal income taxes, a $1.5 million decrease in the expense for minority interest (related to the preferred stock of Coastal Banc ssb which was redeemed in July of 2002) and an $824,000 decrease in noninterest expense.

        When comparing net income for 2002 to 2001, the primary contributor to the decrease in net income was decreased net interest income. Net interest income decreased $11.8 million from 2001 to 2002, as a result of Coastal's smaller asset size as compared to 2001, lower market interest rates and unusually high principal paydowns received on Coastal's mortgage-backed securities and mortgage loan portfolios. In addition to the decreased net interest income, the provision for loan losses increased $1.9 million due to management's reevaluation of the overall allowance for loan losses given the changes that have occurred within the mix of Coastal's loan portfolio, current economic conditions and the decision in 2002 to sell loans which resulted in charge-offs totaling $1.8 million to writedown such loans to fair value, in addition to specific loans in the portfolio that have warranted greater attention and specific allocations of the allowance for loan losses. These decreases to net income were only somewhat offset by a $6.1 million increase in noninterest income, a $2.6 million decrease in noninterest expense, a $1.7 million decrease in the provision for Federal income taxes and a $1.1 million decrease in the expense for minority interest (preferred stock dividends of Coastal Banc ssb) due to the redemption of the preferred stock during 2002. The increase in noninterest income was primarily due to the $4.4 million gain on the sale of the five central Texas branches and the $359,000 gain on the sale of the group of loans with servicing rights retained during the period. The increase is also due to a $2.1 million increase in service charges on deposit accounts and the $422,000 fair value loss on derivative instruments recorded in 2001 (compared to a $12,000 fair value loss recorded during 2002), offset by a $702,000 decrease in the gain on the sale of real estate owned and various smaller changes in other categories of noninterest income. The decrease in noninterest expense was primarily due to the $2.8 million decrease in the amortization of goodwill. In addition, Coastal experienced decreases of $869,000 and $1.3 million in office occupancy and data processing, respectively. These decreases were partially offset by an increase of $1.1 million in compensation, payroll taxes and other benefits, a $519,000 increase in advertising expense, a $153,000 increase in postage and delivery expense and a $599,000 increase in other noninterest expense. The decrease in the provision for Federal income taxes was due to the decreased income before Federal income taxes, minority interest and cumulative effect of accounting change.

NET INTEREST INCOME

        Net interest income amounted to $62.9 million in 2003, an $11.9 million, or 16.0% decrease from 2002. The decrease in net interest income was due to a 0.52% decrease in net interest margin, from 3.04% in 2002 to 2.52% in 2003. Interest rate spread, defined to exclude noninterest-bearing deposits, decreased to 2.28% in 2003 from 2.74% in 2002. Management also calculates an alternative interest rate spread which includes noninterest-bearing deposits. Under this calculation, the interest rate spreads for 2003 and 2002 were 2.46% and 2.94%, respectively. Net interest margin and interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities, in addition to changes in the applicable interest rates on those assets and liabilities.

        The decrease in interest rate spread was comprised of a decrease in the average yield on interest-earning assets from 5.60% to 4.58%, offset somewhat by a decrease in the average rate on interest-bearing liabilities from 2.86% to 2.30%. In the very low rate environment that typified most of 2003, Coastal experienced interest rate spread compression for a number of reasons including the timing differences relating to the repricing of certain assets and liabilities, changes in asset mix and an unusually high level of mortgage loan prepayments. Due principally to the low interest rates, mortgage loan refinancing activity reached record levels for the industry during 2003. As noted earlier, Coastal experienced significant principal payments on its mortgage-backed securities and single-family mortgage loans receivable portfolios during the year.

        Total interest income amounted to $114.5 million during 2003, a $23.2 million, or 16.8% decrease from 2002. Average interest earning assets increased $36.2 million, while the average yield decreased 1.02%, from 5.60% in 2002 to 4.58% in 2003. The significant paydowns Coastal experienced in 2003 totaled approximately $203.6 million on mortgage-backed securities and $462.3 million on single-family mortgage loans. Since the majority of Coastal's single-family mortgage assets have been acquired primarily through bulk purchases at a premium, the significant paydowns resulted in greater premium amortization (and therefore a lower yield) on those purchased assets. While Coastal purchased mortgage-backed securities and single-family mortgage loans receivable to replace the paid down assets, the purchased assets were at lower rates due to the lower market rates of interest. When comparing the two periods, the average yield on loans receivable decreased 1.03% and the average yield on mortgage-backed securities decreased 0.88%. The average yield on loans receivable in 2003 was 5.13% compared to 6.16% in 2002 and the average yield on mortgage-backed securities was 2.78% in 2003 compared to 3.66% in 2002.

        Total interest expense amounted to $51.6 million in 2003, an $11.2 million, or 17.9% decrease from 2002. Average interest-bearing liabilities increased $42.9 million for 2003, while the average interest rate decreased 0.56% due to the lower borrowing rates. When comparing 2003 to 2002, average FHLB advances increased $57.9 million. Average subordinated debentures increased $29.1 million due to the issuances in June of 2002 and in June of 2003. Average interest-bearing deposits decreased $40.4 million due to continuing low market rates of interest and the average balance of Senior Notes payable decreased $3.7 million due to their repurchase in February of 2002.

        Net interest income amounted to $74.8 million in 2002, an $11.8 million, or 13.6% decrease from 2001. The decrease in net interest income was primarily due to Coastal's smaller average asset size, the loan sales mentioned previously and continuing higher than expected principal payments received on Coastal's mortgage-backed securities and single-family mortgage loan portfolios. When comparing 2002 to 2001, average interest-earning assets decreased $451.0 million, $437.7 million of which was the decrease in mortgage-backed securities primarily due to the 2001 restructuring of Coastal's asset base. The restructuring is discussed further in "Management's Analysis of Financial Condition and Results of Operations—Asset and Liability Management". In addition, during 2002, due to the high levels of prepayments due to refinancings of single-family mortgages, Coastal experienced higher principal paydowns totaling approximately $152 million on its mortgage-backed securities portfolio and $342 million on its single-family mortgage loan portfolio during the year.

        Net interest margin increased to 3.04% in 2002 from 2.97% in 2001. Interest rate spread, defined to exclude noninterest-bearing deposits, increased to 2.74% in 2002 from 2.56% in 2001. Management also calculates an alternative interest rate spread which includes noninterest-bearing deposits. Under this calculation, the interest rate spreads for 2002 and 2001 were 2.94% and 2.81%, respectively. Net interest margin and interest rate spread are affected by the changes in the amount and composition of interest-earning assets and interest-bearing liabilities, in addition to changes in the applicable interest rates on those assets and liabilities.

        Total interest income amounted to $137.7 million during 2002, a $72.9 million, or 34.6% decrease from 2001. This decrease was due to the decrease in average interest-earning assets of $451.0 million and a decrease in the average yield on those assets of 1.63%. The decrease in average interest-earning assets was primarily due to the restructuring in 2001 mentioned previously. When comparing the two periods, the average balance of mortgage-backed securities decreased $437.7 million and the average balance of loans receivable decreased $10.8 million. The average yield on loans receivable decreased 1.83% and the average yield on mortgage-backed securities decreased 2.18%. The decrease in the overall average yield on interest-earning assets was due to declining market rates throughout 2002.

        Total interest expense amounted to $62.9 million in 2002, a $61.2 million, or 49.4% decrease from 2001. The decrease in interest expense was due to the $462.9 million decrease in the average balance of interest-bearing liabilities and a 1.81% decrease in the average rate paid on those liabilities. When comparing 2002 to 2001, average securities sold under agreements to repurchase decreased $283.6 million, average FHLB advances decreased $111.6 million and average interest-bearing deposits decreased $53.4 million. The average balance of Senior Notes payable decreased $42.1 million due to their repurchase on February 1, 2002 and the average balance of subordinated debentures increased $27.8 million due to their issuance on June 18, 2002. The overall decrease in the average rate paid on interest-bearing liabilities was due to the continued declining wholesale funding and deposit costs because of the decline in market interest rates throughout 2002.

PROVISION FOR LOAN LOSSES AND THE ALLOWANCE FOR LOAN LOSSES—CRITICAL ACCOUNTING POLICY

        Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain an adequate allowance. Estimating the allowance for loan losses is a critical accounting policy. It is subjective in nature and requires estimates that may be subject to revision as facts and circumstances warrant. In assessing the adequacy of the allowance, management reviews the type, size, quality and risk of loans in the portfolio and considers such factors as specific known risks, historical and peer group experience, the existing nonperforming loans and the underlying collateral value on those loans, general economic conditions, particularly as they relate to Coastal's lending areas and other factors related to the collectibility of Coastal's loan portfolio. Management's calculation of the appropriate total allowance for loan losses addresses both performing and nonperforming loans. For performing loans, a stratification of the portfolio is done to group together loans of the same type. An appropriate allowance percentage is then assigned to those groups based upon the perceived level of risk of the various loan types or groups. This aggregate analysis is based upon industry standards as well as Coastal's historical experience. For nonperforming loans or otherwise adversely classified loans with balances that exceed $500,000, an appropriate allowance percentage or dollar amount is identified on a case-by-case basis. This analysis specifically addresses the particular risk characteristics or weaknesses that are affecting the collectibility of the loan being reviewed. In addition, management also conducts an ongoing analysis of Coastal's actual loss experience on single-family mortgage loans to substantiate the adequacy of the allowance policy for such loans.

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

        Coastal's allowance for loan losses has generally increased over time in order to address asset growth and changes in asset mix. The historical growth in the allowance when compared with Coastal's actual charge-off experience tends to support the validity of the methods employed by management to arrive at an appropriate allowance level along with the more subjective aspects of this process.

        For the years ended December 31, 2003, 2002 and 2001, the provision for loan losses was $3.3 million, $5.8 million and $3.9 million, respectively. The changes in the provision for loan losses, when comparing the periods, are due to management's continuing evaluation of the overall allowance for loan losses. The decrease in the provision for loan losses in the fourth of quarter of 2003 was based upon the current level of unallocated reserves. The increase in the provision for loan losses in 2002 (in the fourth quarter of 2002) was due to management's reevaluation of the allowance for loan losses given the changes that have occurred within the mix of Coastal's loan portfolio, current economic conditions and the decision in 2002 to sell loans which resulted in charge-offs totaling $1.8 million to writedown such loans to fair value, in addition to certain specific loans in the portfolio that have warranted greater attention and specific allocations of the allowance for loan losses. While management believes that it has adequately provided for loan losses and that the allowance for loan losses is adequate at December 31, 2003, it will continue to monitor the loan portfolio and make adjustments to its allowance for loan losses, as it considers necessary.

        Nonperforming loans are those loans on nonaccrual status as well as those loans greater than ninety (90) days delinquent and still accruing interest. At December 31, 2003, Coastal's nonperforming loans increased slightly, when compared to December 31, 2002, by $1.7 million, or 9.3%, to $20.3 million. At December 31, 2003, 2002 and 2001, Coastal had nonperforming loans as follows:

	December 31,
	2003	2002	2001
	(In thousands)
Nonaccrual loans receivable:
First lien residential	$10,312	$9,184	$21,744
Residential construction	—	49	218
Multifamily real estate	—	—	82
Commercial real estate	714	1,323	1,174
Acquisition and development	5,497	5,485	6
Commercial, financial and industrial	1,111	1,609	499
Consumer and other	68	128	141

	17,702	17,778	23,864

Loans greater than 90 days delinquent and still accruing interest:
First lien residential	—	—	62
Residential construction	136	83	755
Multifamily real estate	—	282	—
Commercial real estate	188	302	—
Acquisition and development	454	59	—
Commercial, financial and industrial	1,789	43	31
Consumer and other	—	—	1

	2,567	769	849

Total nonperforming loans	$20,269	$18,547	$24,713

Coastal's asset quality ratios are as follows:

	December 31,
	2003	2002	2001
Nonperforming loans to total loans receivable and loans receivable held for sale	1.02%	1.00%	1.33%
Allowance for loan losses to nonperforming loans	95.66	97.69	62.26
Allowance for loan losses to total loans receivable	0.98	1.00	0.83

NONINTEREST INCOME

        Total noninterest income decreased $1.8 million, or 10.5%, to $15.4 million in 2003, compared to $17.2 million for 2002. This decrease was comprised of the gains recorded in 2002 of $4.4 million from the sale of the five central Texas branches, $359,000 from the loans sold with servicing rights retained and $229,000 from the sale of branch real estate. These decreases were somewhat offset by a $2.1 million increase in service charges on deposit accounts, an $802,000 increase in the gain on sale of mortgage loans held for sale and a $493,000 increase in the gain on sale of mortgage-backed securities available-for-sale. The increased income from service charges on deposit accounts is due to Coastal's continued focus on increasing transaction-type accounts and the related fee income, including Coastal's Free Checking and Bounce Protection features on retail checking accounts introduced during August of 2002. The increase in the gain on sale of mortgage loans held for sale was due to routine sales transactions in 2003 by Coastal Banc ssb which were facilitated by Coastal Banc Mortgage Corp.("CBMC"), an affiliate of the Bank. The loans sold were purchased with the intention to resell all or part of the loan packages to third parties. CBMC was formed during the third quarter of 2002 for the purpose of facilitating the purchase and sale of whole loan packages and participations to third parties.

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

NONINTEREST EXPENSE

        Total noninterest expense amounted to $55.1 million during 2003, a decrease of $824,000, or 1.5% from 2002. The decrease in noninterest expense was due to decreases of $1.1 million in compensation, payroll taxes and other benefits, $705,000 in advertising and $398,000 in office occupancy, offset by a $1.3 million increase in other noninterest expense. The $1.1 million decrease in compensation related expenses is primarily composed of a $571,000 decrease due to the sale of the five central Texas branches in December of 2002, a $437,000 decrease due to the outsourcing of the internal audit function in September of 2002 and decreases of $129,000, $112,000 and $84,000 in group insurance, hiring expense and contract labor, respectively. These decreases were partially offset by a $288,000 increase in compensation paid to CBMC employees including brokerage commissions related to the loan sales mentioned previously. The decrease in advertising expense was due to management's decision to reduce this spending in 2003. The increase in other noninterest expense was primarily comprised of a $337,000 increase in audit and accounting fees due to the outsourcing of internal audit, a $409,000 increase in legal fees and insurance premiums and a $561,000 increase in expenses related to loans, repossessed assets and real estate owned.

        Total noninterest expense amounted to $55.9 million during 2002, a decrease of $2.6 million, or 4.4%, over 2001. The decrease in noninterest expense was primarily due to the $2.8 million decrease in the amortization of goodwill due to the implementation of Statements of Financial Accounting Standards No. 142 and 147 as of January 1, 2002. In addition, Coastal experienced decreases of $869,000 and $1.3 million in office occupancy and data processing, respectively. The decrease in office occupancy was primarily due to certain assets becoming fully depreciated during 2001 and 2002. The decrease in data processing expense was due to the conversion of the Rio Grande Valley Region branches to Coastal's primary deposit and loan data processing system and the item processing functions brought in-house during the third quarter of 2001. These decreases were partially offset by an increase of $1.1 million in compensation, payroll taxes and other benefits, a $519,000 increase in advertising expense, a $153,000 increase in postage and delivery expense and a $599,000 increase in other noninterest expense. The increase in compensation, payroll taxes and other benefits was due to the increase in staff needed to bring the item processing functions in-house during the third quarter of 2001, normal merit increases for existing staff and additional personnel needed to continue Coastal's focus on commercial banking products, lending and providing other services to commercial business customers. The increase in advertising and postage and delivery expenses were primarily due to Coastal's continued focus on increasing transaction deposit accounts. The increase in other noninterest expense was primarily due to the $401,000 reversal of an accrued franchise tax liability during the 2001 period and smaller changes in various other categories.

PROVISION FOR FEDERAL INCOME TAXES

        Coastal incurred no regular Federal income taxes in 2003, 2002 or 2001 primarily due to the utilization of the net operating loss carryforwards acquired in May 1988 from the savings and loan associations obtained in connection with the Federal Savings and Loan Insurance Corporation's Southwest Plan (the "Southwest Plan Acquisition") and because payments to Coastal pursuant to the related assistance agreement in prior years were excludable from taxable income, which resulted in Coastal reporting losses each year for tax purposes. However, pursuant to the terms of the Southwest Plan Acquisition assistance agreement, the FSLIC Resolution Fund ("FRF") retained all of the future tax benefits to be derived from the Federal income tax treatment of the assistance payments received from the FRF and from the utilization of the net operating loss carryforwards acquired. The amount of tax benefit to Coastal during these years (which corresponds to the amount of Federal taxes which Coastal would have paid in these years but for the tax-exempt nature of the assistance payments from the FRF and the utilization of the net operating loss carryforwards) is recorded in Coastal's Consolidated Statements of Income as its provision for Federal income taxes, which also includes alternative minimum taxes paid. The alternative minimum taxes recorded during these years are available as credit carryforwards to reduce future regular Federal income taxes over an indefinite period. Beginning in 2000, these alternative minimum tax credit carryforwards were used to offset regular income taxes.

        The provisions for Federal income taxes were $6.5 million in 2003, $9.1 million in 2002 and $10.9 million in 2001 with the effective tax rates being 32.6%, 30.1%, and 30.7%, respectively. The provision for Federal incomes taxes includes the tax benefit received from the dividends on the Series A Preferred Stock of Coastal Bancorp, Inc. of $514,000 for the year 2003 and $878,000 for each of the years 2002 and 2001. This benefit ceased upon redemption of the Bancorp Preferred Stock in July of 2003. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future Federal income tax benefits of the net operating loss carryforwards acquired, which are expected to continue into 2004.

ASSET AND LIABILITY MANAGEMENT

        During 2001, Coastal entered into a transaction to strategically restructure a portion of its asset base to make it less vulnerable to market interest rate fluctuations. In late November 2001, Coastal completed the sale of approximately $845 million of its mortgage-backed securities. The majority of the securities sold were CMOs tied to the Eleventh District COFI index and contained extension risk which caused, on average, higher levels of price volatility. Coastal replaced approximately $512 million of these securities with primarily pass-thru securities with an overall shorter expected duration. This restructuring was undertaken to decrease the price volatility of the Bank's investments and to improve the stability of future earnings.

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

        Coastal's asset and liability management strategy is formulated and monitored by the Board of Directors of the Bank (the "Board"). The Board's written policies and procedures are implemented by the Asset/Liability Subcommittee (the "Subcommittee"), a management-staffed committee composed of the Chief Executive Officer, Chief Banking Officer, the Senior Vice President of Retail Banking, the Treasury Manager, the Manager of Portfolio Risk and other Senior Managers of the Bank. The Subcommittee meets monthly to review, among other things, the sensitivity of Coastal's assets and liabilities to interest rate changes, including those transactions attributable to altering the interest rate risk, the purchase and sale activity and maturities of investments and borrowings. In accordance therewith, the Subcommittee reviews Coastal's liquidity, cash flow needs, maturities of investments, deposits and borrowings, interest rate matching, core deposit activity, current market conditions and interest rates on both a local and national level.

        To effectively measure and manage interest rate risk, the Board and the Subcommittee regularly review interest rate risk by forecasting the impact of alternative interest rate scenarios on net income, net interest income and on Coastal's economic value of equity ("EVE"), which is defined as the difference between the market value of Coastal's existing assets and liabilities, including the effects of off-balance sheet instruments, and by evaluating such impact against the guidelines established by the Board for allowable changes in net interest income and EVE. Coastal utilizes the market-value analysis to address the change in the equity value of Coastal's balance sheet arising from movements in interest rates by computing the net present value of Coastal's assets, liabilities and off-balance sheet instruments. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Economic value analysis is intended to evaluate the impact of immediate and sustained changes in interest rates on the market value of the current balance sheet. From these analyses, interest rate risk is quantified and appropriate strategies are formulated and implemented on an ongoing basis.

        The following table presents an analysis of the sensitivity in Coastal's annual net interest income and EVE based on the indicated changes in interest rates at December 31, 2003 and 2002. The interest rate scenarios presented in the table include interest rates at December 31, 2003 and 2002 and, for the net interest income calculation, interest rates are adjusted by the indicated changes over a four-quarter period with net interest income being measured for the following calendar year, and for the EVE calculation, the interest rate adjustments consist of instantaneous and parallel changes in the yield curve. Each rate scenario reflects assumptions relating to the estimated effect of prepayments and repricing of applicable assets and liabilities.

	Estimated Change In
	Net Interest Income December 31,		EVE December 31,
Change In Interest Rates (in basis points)
	2003	2002	2003	2002
+200	9.97%	3.78%	(1.12)%	2.91%
+100	4.96	1.87	(0.18)	3.88
0	—	—	—	—
-100	(1.84)	(0.33)	0.74	(3.85)

        In reviewing these results, it is acknowledged that the historically low level of market interest rates does tend to constrain any further reductions in Coastal's cost of deposits. For instance, certain of Coastal's transaction accounts and some time deposits are already priced at 1.00% or below due to the current very low rate environment.

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

        The following table summarizes the contractual maturities or repricing characteristics of Coastal's interest-earning assets and interest-bearing liabilities at December 31, 2003. The principal balance of adjustable rate assets is included in the period in which they are first scheduled to adjust or could be adjusted rather than in the period in which they mature. Coastal's one-year cumulative gap position at December 31, 2003 was positive $6.3 million or 0.23% of total assets. This is a snapshot of the position as of such date. The position changes frequently and may not be indicative of Coastal's position at any other time. Other material assumptions are set forth in the footnotes to the table.

	As of December 31, 2003
	Three months or less	More than three months to one year	More than one year to three years	More than three years to five years	More than five years to ten years	More than ten years to twenty years	Over twenty years	Totals
	(Dollars in thousands)
INTEREST-SENSITIVE ASSETS
Loans, net:(1):
First lien mortgage-single family fixed rate	$1,279	$7,000	$13,869	$17,153	$22,872	$36,983	$15,963	$115,119
First lien mortgage-single family adjustable rate	189,995	245,744	255,002	182,834	30,979	—	—	904,554
First lien mortgage-multifamily fixed rate	230	362	897	1,569	66	1,107	—	4,231
First lien mortgage-multifamily variable rate	102,872	111	—	—	—	—	—	102,983
Construction and acquisition and development, net of loans in process	286,891	68	269	4,782	480	319	—	292,809
Commercial real estate	306,871	2,298	6,827	12,454	19,265	4,979	—	352,694
Commercial	134,535	6,925	16,362	18,628	755	—	—	177,205
Consumer and other	4,928	2,979	8,166	9,605	6,652	8,077	—	40,407
Mortgage-backed securities available- for-sale(1)	325,101	51,094	77,927	38,439	1,906	5,110	4,825	504,402
Other securities available-for-sale	2,013	—	—	—	—	—	4,774	6,787
Other interest-earning assets(2)	56,576	—	—	—	—	—	1,760	58,336

Total interest-sensitive assets	1,411,291	316,581	379,319	285,464	82,975	56,575	27,322	2,559,527

Noninterest-sensitive assets								123,463

Total assets								$2,682,990

INTEREST-SENSITIVE LIABILITIES:
Interest-bearing deposits:(3):
Now accounts	$18,625	$—	$—	$—	$—	$—	$—	$18,625
Savings accounts	45,459	—	—	—	—	—	—	45,459
Money market demand accounts	470,361	—	—	—	—	—	—	470,361
Certificate accounts	176,824	479,675	209,623	63,439	109	13	—	929,683
Advances from the FHLB	357,750	162,579	238,712	13,987	19,051	7,796	—	799,875
Subordinated debentures	10,310	—	—	—	—	—	51,546	61,856

Total interest-sensitive liabilities	1,079,329	642,254	448,335	77,426	19,160	7,809	51,546	2,325,859

Noninterest-sensitive liabilities								223,439

Total liabilities								2,549,298
Stockholders' equity								133,692

Total liabilities and stockholders' equity								$2,682,990

Gap during the period	$331,962	$(325,673)	$(69,016)	$208,038	$63,815	$48,766	$(24,224)

Cumulative gap at December 31, 2003	$331,962	$6,289	$(62,727)	$145,311	$209,126	$257,892	$233,668

Interest-sensitive assets as a % of interest— sensitive liabilities (cumulative)	130.76%	100.37%	97.11%	106.47%	109.23%	111.34%	110.05%
Interest-sensitive assets as a % of total assets (cumulative)	52.60	64.40	78.54	89.18	92.27	94.38	95.40
Ratio of gap to total assets	12.37	(12.14)	(2.57)	7.75	2.38	1.82	(0.90)
Ratio of cumulative gap to total assets	12.37	0.23	(2.34)	5.42	7.79	9.61	8.71
Cumulative gap at December 31, 2002	$237,286	$199,286	$118,691	$118,825	$157,267	$231,625	$231,305

(1)
Assumes a contractual amortization on all fixed-rate mortgage loans and mortgage-backed securities.
Consumer loans are based on contractual maturity.

(2)
Includes interest-earning deposit accounts, federal funds sold, FHLB stock and interest-earning investment in CCTI and CCTII.

(3)
Now accounts, savings accounts and money market accounts are assumed to be rate sensitive.
Certificates are based on contractual maturities.

DERIVATIVE INSTRUMENTS

        Coastal is a party to derivative instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. These derivative instruments have included interest rate swap agreements where Coastal makes fixed interest payments and receives payments based on a floating index and rate cap agreements, as described below. Effective January 1, 2001, Coastal adopted FASB Statement No. 133 ("Statement 133"), which requires companies to recognize all derivatives as either assets or liabilities in the consolidated statements of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, as the cumulative effect of the change in accounting for derivative instruments to record the fair value of Coastal's derivative instruments in the consolidated statements of income. For the year ended December 31, 2001, Coastal recorded an additional fair value loss on these derivative instruments of $422,000. The fair value changes in the derivative instruments during 2001 were primarily attributable to Coastal's interest rate swap agreements, which were totally liquidated in June 2001. Coastal's interest rate cap agreements expired in 2003 and Coastal had no derivative instruments at December 31, 2003.

        Until their expiration in 2003, Coastal had interest rate cap agreements with third parties, primarily sophisticated investment banking firms. The agreements provided for the third parties to make payments to Coastal whenever a defined floating rate exceeded rates ranging from 8.0% to 9.0%, depending on the agreement. Payments on the interest rate cap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or were to be repaid. The fair value of the interest rate cap agreements was zero at December 31, 2002, which was the recorded book value of such agreements at such date due to the implementation of Statement 133. The interest rate cap agreements were used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities and loans receivable. As such, the amortization of the purchase price and interest income from the interest rate cap agreements were recorded in "interest income on mortgage-backed securities or loans receivable," as appropriate, in the accompanying consolidated statements of income. The net decrease in interest income related to the interest rate cap agreements was approximately $15,000 for the year ended December 31, 2003 and $25,000 for each of the years ended December 31, 2002 and 2001. No payments were made to Coastal under the interest rate cap agreements during the years ended December 31, 2003, 2002 or 2001.

        Coastal totally liquidated its interest rate swap positions in June of 2001. The interest rate swap agreements previously held by Coastal provided for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement. The net effect of the interest rate swaps to Coastal was to increase interest expense by $35,000 for the year ended December 31, 2001. See Note 16 of the Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

        Coastal's total assets were $2.7 billion at December 31, 2003 and $2.5 billion at December 31, 2002. Common stockholders' equity was $133.7 million at December 31, 2003. The regulatory capital of Coastal Banc ssb exceeded all three of the Bank's regulatory capital adequacy requirements at December 31, 2003. At December 31, 2003, the Bank's core capital amounted to 6.26% of adjusted total assets, compared to the requirement of 4.0%, its Tier 1 risk-based capital amounted to 9.23% of risk-adjusted assets as compared to the requirement of 4.0% and its total risk-based capital amounted to 10.31% of risk-adjusted assets, compared to a requirement of 8.0%.

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

        At December 31, 2003, Coastal had the following contractual obligations and commitments (in thousands):

	Payments Due In
	2004	2005	2006	2007	2008	Subsequent years
FHLB Advances	$295,329	$358,225	$105,486	$2,950	$11,037	$26,848
Subordinated debentures	—	—	—	—	—	61,856
Annual rental commitments under noncancelable operating leases	2,731	2,696	2,528	2,110	1,757	6,108

Total contractual obligations	$298,060	$360,921	$108,014	$5,060	$12,794	$94,812

	Amount of Commitment Expiring In
	2004	2005	2006	2007	2008	Subsequent years
Commitments to extend credit and undisbursed portion of lines of credit	$63,307	$73,883	$20,529	$4,121	$625	$5,983
Standby letters of credit	15,155	554	636	—	—	—

Total commitments	$78,462	$74,437	$21,165	$4,121	$625	$5,983

        In addition, scheduled maturities of certificates of deposit during the twelve months following December 31, 2003 totaled $656.5 million. Management believes that Coastal has adequate resources to fund all its commitments.

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

RECENT ACCOUNTING STANDARDS

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34" ("FIN 45"). This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on Coastal's consolidated financial statements for the years ended December 31, 2003 or 2002.

        In April 2003, the FASB issued Statement No. 149 ("Statement 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". Statement 149 amends FASB Statement 133, "Accounting for Derivative Instruments and Hedging Activities" and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of underlying to conform to the language in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. However, the provisions of Statement 149 that related to Statement 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of Statement 149 did not have a material impact on Coastal's consolidated financial statements.

        In May 2003, the FASB issued Statement No. 150 ("Statement 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". Statement 150 requires certain financial instruments that have characteristics of both liabilities and equity to be classified as a liability on the consolidated statements of financial condition. Prior to the issuance of Statement 150, Coastal classified trust preferred securities as liabilities on the consolidated statements of financial condition and the related interest cost as interest expense on the consolidated statements of income, which is consistent with the requirements of Statement 150. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Statement 150 will be effected by reporting the cumulative effect of a change in accounting principle for contracts created before the issuance date and still existing at the beginning of that interim period. The adoption of Statement 150 did not have an impact on Coastal's consolidated financial statements.

        On January 17, 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation by business enterprises of variable interest entities. FIN 46 clarifies the application of ARB No. 51 "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Coastal has two statutory business trusts, one of which was formed subsequent to January 31, 2003, for the sole purpose of issuing trust preferred securities as further described in Note 14 to our accompanying consolidated financial statements. FIN 46 was revised and reissued in December 2003.

        On December 31, 2003, Coastal retroactively implemented FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", resulting in the deconsolidation of Coastal Capital Trust I and Coastal Capital Trust II, both of which were created for the sole purpose of issuing trust preferred securities. The implementation of this Interpretation resulted in Bancorp's $1.9 million investment in the common equity of the two trusts being included in the consolidated statements of financial condition as other assets and subordinated debentures, and the interest income and interest expense received from and paid to the trusts, respectively, being included in the consolidated statements of income as interest income and interest expense. The increase to other interest income and interest expense totaled $146,000 for the year ended December 31, 2003 and $74,000 for the year ended December 31, 2002.

FORWARD-LOOKING INFORMATION

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this Annual Report to stockholders which are not historical facts contain forward looking statements with respect to plans, projections or future performance of Coastal, the occurrence of which involve certain risks and uncertainties detailed in Coastal's filings with the Securities and Exchange Commission ("SEC").

        The above discussion should be read in conjunction with the information contained in the Consolidated Financial Statements and the Notes thereto. The above information contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), and is subject to the safe harbor created by the Reform Act. The words "estimate," "project," "anticipate," "expect," "intend," "believe," "plans" and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors, all of which are difficult to predict and many of which are beyond the control of Coastal, that could cause actual results to differ materially include, but are not limited to: risks related to changes in market rates of interest, changes in our loan portfolio, including the risks associated with our non-traditional lending (loans other than single-family residential mortgage loans such as multifamily, real estate acquisition and development, commercial real estate, commercial business and commercial construction loans), the possibility that Coastal's allowance for loan losses proves to be inadequate, Coastal's ability to attract core deposits, the concentration of Coastal's loan portfolio in Texas and California to the extent that the economies of those states experience problems, the risk that the merger with Hibernia will not be completed, continuing interest margin compression, changes in the volume of loan originations or purchases, the timing of repayments and prepayments on loans, Coastal's acquisition strategy, including risks of adversely changing results of operations and factors affecting Coastal's ability to consummate further acquisitions; risks involved in Coastal's ability to quickly and efficiently integrate the operations of acquired entities with those of Coastal; changes in business strategies, changes in general market rates of interest and in economic and business conditions, and changes in the laws and regulations applicable to Coastal; and other factors as discussed herein.

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
Self employed consultant who provides management consulting services to non-profit organizations, Houston, Texas

D. Fort Flowers, Jr.
President of Sentinel Trust Company, a Texas Limited Banking Association, providing fiduciary and investment management services to affluent families, their closely held corporations and foundations, Houston, Texas, and Director and Vice Chairman of the Board of New Covenant Trust Company, a National Trust Company, Louisville, Kentucky

Dennis S. Frank
Chief Executive Officer and President of Silvergate Capital Corporation, a financial institution holding company controlling Silvergate Bank, La Jolla, California, and President and Chief Executive Officer of DSF Management Corp., a private investment company, Houston, Texas

Robert E. Johnson, Jr.
Partner, law firm of Johnson & Johnson, Austin, Texas

Corporate Officers of Coastal Bancorp, Inc.

Manuel J. Mehos
Chairman of the Board, President and Chief Executive Officer

Catherine N. Wylie
Senior Executive Vice President, Chief Financial Officer, Chief Operations Officer and Treasurer

Linda B. Frazier
Senior Vice President, Secretary and General Counsel

Code of Ethics

        The Company has adopted a Code of Conduct, which applies to all employees, officers and directors of Coastal and it's subsidiaries, and a Code of Ethics for Executive Officers which applies to executive officers of Coastal and its subsidiaries. The Code of Ethics for Executive Officers meets the requirements of a "Code of Ethics" as defined by Item 406 of regulation S-K and the new Nasdaq National Market listing standards. The Code of Conduct and Code of Ethics for Executive Officers are posted on our website at www.coastalbanc.com/corporategovernance/codeofconduct. We will also provide a copy of our Code of Conduct and Code of Ethics for Executive Officers to shareholders upon request, free of charge. We intend to disclose any amendments to, or waivers from, the Code of Ethics for Executive Officers for directors or executive officers on our website at www.coastalbanc.com/corporategovernance/codeofconduct.

Corporate Officers of Coastal Banc Holding Company, Inc.

Manuel J. Mehos
Chairman of the Board, President and Chief Executive Officer

Catherine N. Wylie
Director, Senior Executive Vice President, Chief Financial Officer, Chief Operations Officer and Treasurer

Linda B. Frazier
Director, Senior Vice President and Secretary

Linda S. Bubacz
Director, Assistant Treasurer and Assistant Secretary

Corporate Officers of Coastal Banc ssb

Manuel J. Mehos
President and Chief Executive Officer

Catherine N. Wylie
Senior Executive Vice President—Chief Financial Officer and Chief Operations Officer

Robert V. New
Executive Vice President—Chief Banking Officer

David R. Graham
Executive Vice President—Commercial Real Estate Lending

Walter A. Pawkett
Executive Vice President—Commercial Lending—Rio Grande Valley

H. Edward Selke, Jr.
Executive Vice President—Chief Credit Officer

COASTAL
A HISTORICAL PERSPECTIVE

        Coastal was acquired by an investor group in 1986 as a vehicle to take advantage of the failures and consolidation in the Texas banking and thrift industries. At February 28, 1986 (the date of the change in ownership), Coastal had one full service office and total assets of approximately $10.7 million.

        In May 1988, Coastal became the first acquirer of failed or failing savings institutions under the Federal government's "Southwest Plan." In this transaction, Coastal acquired from the Federal Savings and Loan Insurance Corporation, as receiver for four insolvent savings associations, 14 additional branch offices and approximately $543.4 million of assets and assumed $543.4 million in deposits and other liabilities. Since completion of the Southwest Plan acquisition and through 2003, Coastal entered into seven branch acquisitions and one whole bank acquisition: two with an instrumentality of the Federal government and six with private institutions. In each transaction, Coastal agreed to acquire certain assets in consideration of the assumption of certain deposit liabilities. In 1996, Coastal also exchanged three branches for one resulting in a net deposit increase of $26.0 million and sold one branch in separate transactions. In 2002, Coastal sold five branches with $75.3 million in deposits. All of these transactions resulted in the net assumption of $1.8 billion of deposits and the net acquisition of 53 branch offices. Coastal has also opened eight de novo branches since inception. Coastal has been able to achieve operating economies and improve efficiency by closing an aggregate of 19 branch offices and transferring the deposits to other offices located in the same market area.

        At December 31, 2003, Coastal had total assets of approximately $2.7 billion and total deposits of approximately $1.7 billion with 43 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

Independent Auditors' Report

The Board of Directors
Coastal Bancorp, Inc.:

        We have audited the accompanying consolidated statements of financial condition of Coastal Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Coastal Bancorp, Inc. and subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

January 23, 2004
Houston, Texas

COASTAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2003 and 2002
(In thousands, except share data)

	2003	2002
ASSETS
Cash and cash equivalents	$40,814	$39,766
Federal funds sold (Note 4)	10,440	27,755
Loans receivable held for sale (Note 6)	8,078	49,886
Loans receivable, net (Notes 6 and 12)	1,981,924	1,812,785
Mortgage-backed securities available-for-sale, at fair value (Notes 5, 12, 13, and 16)	504,402	475,022
Other securities available-for-sale, at fair value	6,787	1,788
Accrued interest receivable (Note 7)	9,198	9,781
Property and equipment (net of accumulated depreciation and amortization of $26,258 in 2003 and $26,050 in 2002)	32,563	27,341
Stock in the Federal Home Loan Bank of Dallas ("FHLB")	45,471	41,221
Goodwill (Note 8)	21,429	21,429
Prepaid expenses and other assets (Notes 9, 10, 14, 16 and 18)	21,884	20,990

Total assets	$2,682,990	$2,527,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits (Note 11)	$1,676,131	$1,614,442
Advances from the FHLB (Note 12)	799,875	696,085
Subordinated debentures (Note 14)	61,856	51,546
Advances from borrowers for taxes and insurance	2,482	2,407
Other liabilities and accrued expenses	8,954	10,399

Total liabilities	2,549,298	2,374,879

Commitments and contingencies (Notes 6, 16, 19 and 24)
Stockholders' equity (Notes 5, 21, 22 and 23):
Preferred Stock, no par value; authorized shares 5,000,000; 9.12% Cumulative, Series A, 1,100,000 shares issued and outstanding at December 31, 2002	—	27,500
Common Stock, $.01 par value; authorized shares 30,000,000; 7,981,434 shares issued and 5,235,324 shares outstanding at December 31, 2003; 7,867,029 shares issued and 5,141,010 shares outstanding at December 31, 2002	80	79
Additional paid-in capital	37,179	35,736
Retained earnings	151,167	141,986
Accumulated other comprehensive income (loss)—net unrealized gain (loss) on securities available-for-sale	(1,104)	619
Treasury stock at cost (2,746,110 shares in 2003 and 2,726,019 shares in 2002)	(53,630)	(53,035)

Total stockholders' equity	133,692	152,885

Total liabilities and stockholders' equity	$2,682,990	$2,527,764

See accompanying notes to Consolidated Financial Statements.

COASTAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2003, 2002 and 2001
(In thousands, except per share data)

	2003	2002	2001
Interest income:
Loans receivable	$99,301	$118,970	$155,214
Mortgage-backed securities	13,951	17,114	52,873
FHLB stock, federal funds sold and other interest-earning assets	1,275	1,613	2,525

	114,527	137,697	210,612

Interest expense:
Deposits	29,913	39,825	69,828
Advances from the FHLB	16,838	20,173	38,917
Other borrowed money	—	—	10,682
Subordinated debentures	4,865	2,474	—
Senior Notes payable	—	378	4,588

	51,616	62,850	124,015

Net interest income	62,911	74,847	86,597
Provision for loan losses (Note 6)	3,300	5,800	3,900

Net interest income after provision for loan losses	59,611	69,047	82,697

Noninterest income:
Service charges on deposit accounts	11,971	9,894	7,803
Loan fees	867	1,148	1,248
Gain on sale of branch offices (Note 3)	—	4,395	—
Gain on sale of loans receivable	—	359	—
Gain on sale of loans receivable held for sale	926	124	173
Gain on sale of mortgage-backed securities available-for-sale	493	—	169
Gain (loss) on derivative instruments	15	(12)	(422)
Gain on sale of real estate owned, net	124	117	819
Other	1,010	1,184	1,353

	15,406	17,209	11,143

Noninterest expense:
Compensation, payroll taxes and other benefits	30,819	31,914	30,785
Office occupancy	9,646	10,044	10,913
Data processing	1,865	1,691	3,008
Amortization of goodwill (Note 8)	—	—	2,800
Advertising	1,248	1,953	1,434
Postage and delivery	1,548	1,654	1,501
Other	9,943	8,637	8,038

	55,069	55,893	58,479

Income before provision for Federal income taxes, minority interest and cumulative effect of accounting change	19,948	30,363	35,361
Provision for Federal income taxes (Note 18)	6,498	9,140	10,867

Income before minority interest and cumulative effect of accounting change	13,450	21,223	24,494
Minority interest—preferred stock dividends of Coastal Banc ssb (Note 21)	—	1,507	2,588

Income before cumulative effect of accounting change	13,450	19,716	21,906
Cumulative effect of accounting change for derivative instruments (Note 16)	—	—	(104)

Net income	$13,450	$19,716	$21,802

Net income available to common stockholders	$11,980	$17,208	$19,294

Basic earnings per common share before cumulative effect of accounting change	$2.31	$3.13	$3.36

Basic earnings per common share (Notes 8 and 23)	$2.31	$3.13	$3.34

Diluted earnings per common share before cumulative effect of accounting change	$2.22	$2.99	$3.19

Diluted earnings per common share (Notes 8 and 23)	$2.22	$2.99	$3.17

See accompanying notes to Consolidated Financial Statements.

COASTAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2003, 2002 and 2001
(In thousands)

	2003	2002	2001
Net income	$13,450	$19,716	$21,802
Other comprehensive income (loss), net of tax:
Change in net unrealized gains (losses) on securities available-for- sale, net of tax effects (Note 5)	(2,043)	2,209	167
Reclassification adjustment for net gains included in net income	320	—	110

Comprehensive income	$11,727	$21,925	$22,079

COASTAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years ended December 31, 2003, 2002 and 2001
(In thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance—December 31, 2000	$27,500	$77	$33,312	$110,794	$(1,867)	$(31,345)	$138,471
Dividends on Preferred Stock (Note 22)	—	—	—	(2,508)	—	—	(2,508)
Dividends on Common Stock (Note 22)	—	—	—	(2,663)	—	—	(2,663)
Exercise of stock options (Note 19)	—	1	2,054	—	—	—	2,055
Change in net unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and tax effects (Note 5)	—	—	—	—	277	—	277
Net income for 2001	—	—	—	21,802	—	—	21,802

Balance—December 31, 2001	27,500	78	35,366	127,425	(1,590)	(31,345)	157,434
Dividends on Preferred Stock (Note 22)	—	—	—	(2,508)	—	—	(2,508)
Dividends on Common Stock (Note 22)	—	—	—	(2,647)	—	—	(2,647)
Exercise of stock options (Note 19)	—	1	325	—	—	—	326
Purchase of treasury stock at cost (Note 22)	—	—	—	—	—	(21,753)	(21,753)
Issuance of treasury shares	—	—	45	—	—	63	108
Change in net unrealized gain (loss) on securities available-for-sale, net of tax effects (Note 5)	—	—	—	—	2,209	—	2,209
Net income for 2002	—	—	—	19,716	—	—	19,716

Balance—December 31, 2002	27,500	79	35,736	141,986	619	(53,035)	152,885
Dividends on Preferred Stock (Note 22)	—	—	—	(1,470)	—	—	(1,470)
Dividends on Common Stock (Note 22)	—	—	—	(2,799)	—	—	(2,799)
Exercise of stock options (Note 19)	—	1	1,411	—	—	—	1,412
Purchase of treasury stock at cost (Note 22)	—	—	—	—	—	(652)	(652)
Issuance of treasury shares	—	—	32	—	—	57	89
Preferred stock redeemed	(27,500)	—	—	—	—	—	(27,500)
Change in net unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and tax effects (Note 5)	—	—	—	—	(1,723)	—	(1,723)
Net income for 2003	—	—	—	13,450	—	—	13,450

Balance—December 31, 2003	$—	$80	$37,179	$151,167	$(1,104)	$(53,630)	$133,692

See accompanying notes to Consolidated Financial Statements.

COASTAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2003, 2002 and 2001
(In thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income	$13,450	$19,716	$21,802
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment, mortgage servicing rights and prepaid expenses and other assets	9,498	8,714	8,325
Net premium amortization (discount accretion)	9,296	4,583	(3,115)
Provision for loan losses	3,300	5,800	3,900
Amortization of goodwill	—	—	2,800
Originations and purchases of loans receivable held for sale	(164,228)	(67,300)	(20,550)
Sales of loans receivable held for sale	181,103	22,858	20,723
Gain on sale of branch offices	—	(4,395)	—
Gain on sale of loans receivable	—	(359)	—
(Gain) loss on derivative instruments	(15)	12	582
Gain on sale of loans receivable held for sale	(926)	(124)	(173)
Gain on sale of mortgage-backed securities available-for-sale	(493)	—	(169)
Decrease (increase) in:
Accrued interest receivable	583	3,462	5,529
Other, net	1,135	(2,188)	(37,069)
Stock dividends from the FHLB	(959)	(1,189)	(1,973)

Net cash provided by (used in) operating activities	51,744	(10,410)	612

Cash flows from investing activities:
Net change in federal funds sold	17,315	(11,045)	(15,841)
Purchases of mortgage-backed securities available-for-sale	(303,826)	(112,579)	(512,267)
Purchases of other securities available-for-sale	(5,162)	(1,786)	(43,064)
Principal repayments on mortgage-backed securities held-to- maturity	—	—	73,725
Principal repayments on mortgage-backed securities available-for- sale	203,599	151,880	59,986
Proceeds from maturity of U.S. Treasury securities held-to-maturity	—	—	1,500
Proceeds from maturity of other securities available-for-sale	—	42,500	—
Proceeds from sales of mortgage-backed securities available-for- sale	64,555	—	844,918
Originations of loans receivable	(808,801)	(857,498)	(955,026)
Purchases of loans receivable	(565,722)	(421,371)	(250,945)
Sales of loans receivable	—	84,241	—
Principal repayments and principal reductions of loans receivable	1,214,441	1,225,469	1,232,944
Purchases of property and equipment, net	(8,573)	(3,908)	(3,781)
Purchases of FHLB stock	(3,291)	—	(28,485)
Proceeds from sales of FHLB stock	—	—	48,431
Sale of branch offices	—	(70,127)	—

Net cash provided by (used in) investing activities	(195,465)	25,776	452,095

Cash flows from financing activities:
Net change in deposits	$61,689	$29,257	$(14,540)
Advances from the FHLB	13,323,712	22,097,904	8,031,619
Principal payments on advances from the FHLB	(13,219,922)	(22,092,696)	(8,491,047)
Proceeds from securities sold under agreements to repurchase and federal funds purchased	—	—	3,591,744
Repayments of securities sold under agreements to repurchase and federal funds purchased	—	—	(3,591,744)
Proceeds from issuance of subordinated debentures	10,135	49,349	—
Redemption of 9.12% Cumulative Series A Preferred Stock	(27,500)	—	—
Redemption or repurchase of Senior Notes payable	—	(43,875)	(3,025)
Redemption of Coastal Banc ssb 9.0% Noncumulative Preferred Stock	—	(28,750)	—
Net increase (decrease) in advances from borrowers for taxes and insurance	75	(1,852)	(791)
Exercise of stock options for purchase of Common Stock	1,412	326	2,055
Purchase of treasury stock	(652)	(21,753)	—
Issuance of treasury shares	89	108	—
Dividends paid	(4,269)	(5,155)	(5,171)

Net cash provided by (used in) financing activities	144,769	(17,137)	(480,900)

Net increase (decrease) in cash and cash equivalents	1,048	(1,771)	(28,193)
Cash and cash equivalents at beginning of year	39,766	41,537	69,730

Cash and cash equivalents at end of year	$40,814	$39,766	$41,537

Supplemental schedule of cash flows:
Interest paid	$52,388	$64,400	$126,730
Income taxes paid	9,324	12,977	13,113

Supplemental schedule of noncash investing and financing activities:
Net transfer of loans to (from) held for sale category	$(20,261)	$8,749	$—
Real estate owned acquired through foreclosure of loans receivable	2,906	6,260	5,450
Net transfer of mortgage-backed securities to available-for-sale category	—	—	811,748

See accompanying notes to Consolidated Financial Statements.December 31, 2003 and 2002

COASTAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

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

        Coastal Banc ssb is a financial services provider to consumers and businesses. At December 31, 2003, Coastal Banc ssb operated 43 branch offices in metropolitan Houston, Austin, Corpus Christi, the Rio Grande Valley and small cities in the southeast quadrant of Texas.

(2) Summary of Significant Accounting
Policies and Basis of Presentation

        The following significant accounting policies, together with those disclosed elsewhere in the Consolidated Financial Statements or notes thereto, are followed by Coastal Bancorp, Inc. and subsidiaries in preparing and presenting the consolidated financial statements.

  Basis of Consolidated Financial Statements

        The consolidated financial statements include the accounts of Coastal Bancorp, Inc. and its wholly-owned subsidiary, HoCo (collectively, "Coastal"). HoCo's wholly-owned subsidiaries are Coastal Banc ssb, Coastal Banc Capital Corp. and Coastal Banc Mortgage Corp. Coastal Banc ssb's wholly-owned subsidiaries are CoastalBanc Financial Corp. and Coastal Banc Insurance Agency, Inc. (collectively, the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

        Bancorp owns two statutory business trusts, Coastal Capital Trust I ("CCTI") and Coastal Capital Trust II ("CCTII"), both formed for the sole purpose of issuing trust preferred securities. On December 31, 2003, Coastal retroactively implemented Financial Accounting Standards Board

Interpretation No. 46R, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51", resulting in the deconsolidation of CCTI and CCTII. See Note 14.

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

        It is the general policy of Coastal to stop accruing interest income and place the recognition of interest on a cash basis when any loan is past due more than 90 days as to principal and interest. However, other factors may cause management to continue to accrue interest on such loans. When a loan is placed on nonaccrual, any interest previously accrued but not collected is reversed against current interest income. A loan is returned to an accrual basis when all amounts due are reasonably assured of repayment within a reasonable period and when the borrower has demonstrated payment performance history.

        Coastal considers a loan to be impaired when, based upon current information and events, it is probable that Coastal will be unable to collect all amounts due according to the contractual terms of the loan agreement. In determining impairment, Coastal considers, among other things, large non-homogeneous loans which may include nonaccrual loans or troubled debt restructurings and performing loans which exhibit, among other characteristics, high loan-to-value ratios, low debt coverage ratios, or indications that the borrowers are experiencing increased levels of financial difficulty. Coastal bases the measurements of collateral-dependent impaired loans on the fair value of that collateral. The amount by which the recorded investment in the loan exceeds the measure of the fair value of the collateral securing the loan is recognized by recording a valuation allowance.

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

  Mortgage-backed and Other Securities

        Coastal classifies securities as held-to-maturity, available-for-sale or trading. Securities are classified as held-to-maturity when Coastal has the positive intent and ability to hold such securities to maturity. Securities held-to-maturity are recorded at amortized cost. Securities available-for-sale are securities other than those held-to-maturity or trading and are recorded at fair value, with unrealized gains and losses excluded from earnings and recorded net of tax as other comprehensive income (loss) in stockholders' equity until realized. Realized gains and losses on securities classified as available-for-sale are recorded in earnings in the year of sale based on the specific identification of each individual security sold. Trading securities are carried at fair value with any realized or unrealized gains or losses recognized in current earnings. Coastal held no held-to-maturity or trading account securities at December 31, 2003 or 2002.

        Coastal records mortgage-backed and other securities transactions as of the settlement date. At December 31, 2003, there was one pending purchase transaction totaling $14.0 million. See Note 24.

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

  Stock in the Federal Home Loan Bank of Dallas

        As a member of the FHLB System, Coastal is required to purchase and maintain stock in the FHLB in an amount equal to the sum of a membership investment requirement (0.20% of the member's total assets as of the previous December 31) and an activity-based investment requirement (4.25% of currently outstanding advances and certain new loans). FHLB stock is redeemable at par value at the discretion of the FHLB.

  Goodwill

        On January 1, 2002, Coastal adopted Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142"). Statement 141 eliminated the pooling of interests method of accounting for business combinations and required that the purchase method of accounting be used for all business combinations. Statement 141 also required, effective January 1, 2002, that Coastal evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations and make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Statement 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Statement 141 required that Coastal reclassify amounts originally recorded as goodwill pursuant to Statement of Financial Accounting Standard No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" ("Statement 72") to other intangible assets, as those amounts, under Statement 142, were not subject to non-amortization provisions.

        On October 1, 2002, Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" ("Statement 147") was issued. Statement 147 amended Statement 72, to exclude from its scope, the acquisitions of financial institutions (other than transactions between two or more mutual enterprises) and provide certain transition provisions for existing intangible assets. Under Statement 147 transition provisions, if the transaction that gave rise to an unidentifiable other intangible asset was considered a business combination, the carrying amount of that asset amount would be reclassified to goodwill and be subject to the non-amortization provisions as of the effective date of the implementation of Statement 142, which in Coastal's case was January 1, 2002.

        In connection with the adoption of these statements, Coastal tested for impairment in accordance with the provisions of Statement 142 during the first quarter of 2002 and did not recognize any transitional impairment losses as the cumulative effect of a change in accounting principle. Coastal performed annual impairment tests during 2002 and 2003 and no impairment losses were recognized.

        In years 2001 and prior, goodwill resulting from acquisitions was amortized on a straight-line basis over the estimated period of benefit, not to exceed fifteen years. During these years, Coastal evaluated the recorded goodwill amounts for impairment to determine whether events and circumstances had developed to warrant revision of the estimated benefit periods. No impairment losses were recognized during 2001.

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

  Stock Options

        Statement of Financial Accounting Standards No. 148 ("Statement 148"), "Accounting for Stock-Based Compensation—Transition and Disclosure" was issued in December 2002. Statement 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Coastal has adopted the disclosure provisions included in Statement 148 in the notes to the consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 contained herein.

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

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net income available to common stockholders, as reported	$11,980	$17,208	$19,294
Deduct: Total stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(245)	(425)	(463)

Proforma net income available to common stockholders	$11,735	$16,783	$18,831

Earnings per common share:
Basic—as reported	$2.31	$3.13	$3.34

Basic—proforma	$2.27	$3.06	$3.26

Diluted—as reported	$2.22	$2.99	$3.17

Diluted—proforma	$2.17	$2.92	$3.10

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

  Recent Accounting Pronouncements

        In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34" ("FIN 45"). This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on Coastal's consolidated financial statements for the year ended December 31, 2003.

        In April 2003, the FASB issued Statement No. 149 ("Statement 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". Statement 149 amends FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of underlying to conform to the language in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. However, the provisions of Statement 149 that related to Statement 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. The adoption of Statement 149 did not have a material impact on Coastal's consolidated financial statements.

        In May 2003, the FASB issued Statement No. 150 ("Statement 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". Statement 150 requires certain financial instruments that have characteristics of both liabilities and equity to be classified as a liability on the consolidated statements of financial condition. Prior to the issuance of Statement 150, Coastal classified trust preferred securities as liabilities on the consolidated statements of financial condition and the related interest cost as interest expense on the consolidated statements of income, which is consistent with the requirements of Statement 150. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Statement 150 will be effected by reporting the cumulative effect of a change in accounting principle for contracts created before the issuance date and still existing at the beginning of that interim period. The adoption of Statement 150 did not have an impact on Coastal's consolidated financial statements.

        On January 17, 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which addresses consolidation by business enterprises of variable interest entities. FIN 46 clarifies the application of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements" to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Coastal has two statutory business trusts, one of which was formed subsequent to January 31, 2003, for the sole purpose of issuing trust preferred securities as further described in Note 14 to the accompanying consolidated financial statements. FIN 46 was revised and reissued in December 2003.

        On December 31, 2003, Coastal retroactively implemented FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", resulting in the deconsolidation of Coastal Capital Trust I and Coastal Capital Trust II, both of which were created for the sole purpose of issuing trust preferred securities. The implementation of this Interpretation resulted in Bancorp's $1.9 million investment in the common equity of the two trusts being included in the consolidated statements of financial condition as other assets and subordinated debentures, and the interest income and interest expense received from and paid to the trusts, respectively, being included in the consolidated statements of income as interest income and interest expense. The increase to other interest income and interest expense totaled $146,000 for the year ended December 31, 2003 and $74,000 for the year ended December 31, 2002.

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

Deposits sold	$75,275
Accrued interest payable sold	128
Property and equipment sold	443
Reduction of goodwill	382
Other assets sold	368

(4) Federal Funds Sold

        An analysis of federal funds sold for the years ended December 31, 2003, 2002 and 2001 is as follows (dollars in thousands):

	2003	2002	2001
Federal funds sold:
Balance outstanding at December 31,	$10,440	$27,755	$16,710
Maximum outstanding at any month-end	10,440	38,980	17,011
Average balance outstanding	10,111	9,337	7,776
Average interest rate	1.04%	1.62%	3.42%

(5) Mortgage-backed Securities Available-for-Sale

        Mortgage-backed securities available-for-sale at December 31, 2003 are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency securities	$432,065	$888	$(1,771)	$431,182
CMOs—Non-agency	72,315	—	(721)	71,594
Non-agency securities	1,603	23	—	1,626

	$505,983	$911	$(2,492)	$504,402

        Mortgage-backed securities available-for-sale at December 31, 2002 are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency securities	$387,636	$1,983	$(470)	$389,149
CMOs—Non-agency	84,376	67	(644)	83,799
Non-agency securities	2,060	14	—	2,074

	$474,072	$2,064	$(1,114)	$475,022

        Effective September 30, 2001, Coastal transferred all of its mortgage-backed securities held-to-maturity to the available-for-sale category. This was due to management's intent to restructure a portion of the asset base to be less vulnerable to market interest rate fluctuations. In late November 2001, Coastal sold $845 million of its mortgage-backed securities. Also in November 2001, Coastal used a portion of the proceeds of the sale to purchase approximately $512 million of primarily pass-thru mortgage-backed securities. All of the securities purchased and the remaining securities not sold were placed in the available-for-sale category.

        Proceeds from sales of mortgage-backed securities available-for-sale were $64.6 million and $844.9 million during 2003 and 2001, respectively. Gross gains of $493,000 were realized on those sales in 2003 and gross gains of $2.5 million and gross losses of $2.3 million were realized on those sales in 2001. There were no sales of mortgage-backed securities available-for-sale during 2002.

        A portion of Coastal's mortgage-backed securities portfolio is pledged as collateral to secure advances from the FHLB. See Note 12.

        An analysis of gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003 is as follows (in thousands):

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Agency securities	$217,892	$(1,771)	$—	$—	$217,892	$(1,771)
CMOs—Non-agency	29,772	(371)	41,822	(350)	71,594	(721)

	$247,664	$(2,142)	$41,822	$(350)	$289,486	$(2,492)

        The securities that have been in a continuous unrealized loss position for twelve months or longer are Non-agency CMOs with interest rates that adjust monthly based upon the Monthly Treasury Average ("MTA") index. The declining interest environment that typified much of 2003 in combination with elevated prepayment levels tended to depress the market price of these securities. With lower prepayments and expectations for higher interest rates, the market prices for these adjustable rate securities have begun to return to more normal levels. This recovery is expected to continue as the MTA index stabilizes and begins to increase in concert with higher Treasury rates.

(6) Loans Receivable

        Loans receivable at December 31, 2003 and 2002 are as follows (dollars in thousands):

	2003	2002
Real estate mortgage loans:
First lien mortgage, primarily residential	$1,007,566	$855,633
Commercial	360,858	317,692
Multifamily	107,903	116,020
Residential construction	114,445	123,085
Acquisition and development	134,179	143,463
Commercial construction	183,273	241,128
Commercial, financial and industrial	175,869	135,209
Loans secured by deposits	13,019	14,465
Consumer and other loans	32,594	33,430

	2,129,706	1,980,125
Loans in process	(132,072)	(147,769)
Allowance for loan losses	(19,389)	(18,118)
Unearned interest and loan fees	(3,134)	(2,910)
Premium on purchased loans, net	6,813	1,457

	$1,981,924	$1,812,785

Weighted average yield	4.94%	5.52%

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

        At December 31, 2003, Coastal had outstanding commitments to originate or purchase approximately $17.0 million of first lien mortgage and other loans and had commitments under lines of credit to originate primarily construction and other loans of approximately $151.4 million. In addition, at December 31, 2003, Coastal had standby letters of credit of approximately $16.3 million outstanding.

        A portion of Coastal's first lien and multifamily mortgage loan portfolio is pledged as collateral to secure advances from the FHLB. See Note 12.

        Included in loans receivable at December 31, 2003 and 2002 are loans totaling approximately $17.7 million and $17.8 million, respectively, which are on nonaccrual (loans which are 90 days or more delinquent or on which the collection of interest is considered doubtful). During the years ended December 31, 2003, 2002 and 2001, Coastal recognized interest income on these nonaccrual loans (outstanding as of the period end) of approximately $471,000, $632,000 and $811,000, respectively. Approximately $633,000, $745,000 and $1.4 million, respectively, in additional interest income would have been recorded if such loans had been performing in accordance with their original terms.

        At December 31, 2003 and 2002, the carrying value of impaired loans was approximately $7.3 million and $8.5 million, respectively, and the related allowance for loan losses on those impaired loans totaled $1.9 million and $2.4 million, respectively. Of the impaired loans outstanding, three loans with a balance of $332,000 at December 31, 2003 and eight loans with a balance of $551,000 at December 31, 2002 did not have specific portions of the allowance for loan losses allocated to them at each respective date. The average recorded investment in impaired loans during the years ended December 31, 2003, 2002 and 2001 was approximately $7.6 million, $3.8 million and $4.4 million, respectively. For the years ended December 31, 2003, 2002 and 2001, Coastal did not recognize interest income on loans considered impaired.

        An analysis of activity in the allowance for loan losses is as follows (in thousands):

	Years ended December 31,
	2003	2002	2001
Balance, beginning of year	$18,118	$15,385	$14,507
Provision for loan losses	3,300	5,800	3,900
Charge-offs	(2,881)	(3,878)	(4,073)
Recoveries	852	811	1,051

Balance, end of year	$19,389	$18,118	$15,385

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

(7) Accrued Interest Receivable

        Accrued interest receivable at December 31, 2003 and 2002 is as follows (in thousands):

	2003	2002
Loans receivable	$7,426	$7,946
Mortgage-backed securities	1,728	1,807
FHLB stock, federal funds sold and other interest-earning assets	44	28

	$9,198	$9,781

(8) Goodwill

        On January 1, 2002, Coastal adopted Statement 141. Statement 141 eliminated the pooling of interests method of accounting for business combinations and required that the purchase method of accounting be used for all business combinations. Statement 141 also required, effective January 1, 2002, that Coastal evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations and make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Statement 142 changed the accounting for goodwill from an amortization method to an impairment-only approach.

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

        In connection with the adoption of these statements, Coastal tested for impairment in accordance with the provisions of Statement 142 during the first quarter of 2002 and did not recognize any transitional impairment losses as the cumulative effect of a change in accounting principle. Coastal performed annual impairment tests during 2002 and 2003 and no impairment losses were recognized.

        Pursuant to the transition provisions of Statement 142, presented below are as adjusted net income and earnings per share amounts to exclude the amortization expense (net of any tax effect) recognized in the periods prior to the implementation related to the goodwill that is no longer being amortized (in thousands, except per share data).

	Year Ended December 31,
	2003	2002	2001
Net income:
As reported	$13,450	$19,716	$21,802
Add back: goodwill amortization, net of tax	—	—	2,036

As adjusted	$13,450	$19,716	$23,838

Basic earnings per share:
As reported	$2.31	$3.13	$3.34
Add back: goodwill amortization, net of tax	—	—	0.35

As adjusted	$2.31	$3.13	$3.69

Diluted earnings per share:
As reported	$2.22	$2.99	$3.17
Add back: goodwill amortization, net of tax	—	—	0.34

As adjusted	$2.22	$2.99	$3.51

(9) Mortgage Servicing Rights

        In December 2003, Coastal purchased the servicing rights applicable to $160.5 million of mortgage loans for $1.7 million. In December 2002, Coastal sold $70.1 million of mortgage loans with servicing retained and recognized the estimated fair value of those servicing rights retained of $359,000. The carrying value of mortgage servicing rights is included in prepaid expenses and other assets.

        As of December 31, 2003, Coastal services for others approximately $209.0 million of such loans which are not included in the consolidated financial statements.

        An analysis of the activity of mortgage servicing rights for the years ended December 31, 2003 and 2002 is as follows (in thousands):

	2003	2002
Balance, beginning of year	$359	$—
Additions	1,717	359
Amortization	(119)	—

Balance, end of year	$1,957	$359

        The amount capitalized as mortgage servicing rights is amortized in proportion to, and over the period of, estimated servicing revenues. Estimated amortization expense for mortgage servicing rights is as follows (in thousands):

Year ending December 31,	Amount
2004	$479
2005	396
2006	286
2007	211
2008	146
Subsequent years	439

(10) Real Estate Owned

        Included in prepaid expenses and other assets is real estate owned at December 31, 2003 and 2002 of approximately $2.5 million and $4.1 million, respectively.

(11) Deposits

        Deposits, their stated rates and the related weighted average interest rates at December 31, 2003 and 2002 are summarized below (dollars in thousands). Effective January 1, 1998, Coastal implemented a program whereby a portion of the balance of noninterest-bearing and interest-bearing checking accounts is reclassified to money market demand accounts under Federal Reserve Regulation D. The amount of such reclassification, reflected in the following table, was approximately $261.2 million ($151.2 million from noninterest-bearing and $110.0 million from interest-bearing) at December 31,

2003 and $250.9 million ($131.3 million from noninterest-bearing and $119.6 million from interest-bearing) at December 31, 2002.

	2003		2002
	Stated Rate	Amount	Stated Rate	Amount
Noninterest-bearing checking	0.00%	$60,793	0.00%	$51,103
Interest-bearing checking	0.00-0.25	18,625	0.50-1.00	14,353
Savings accounts	0.25-0.75	45,459	0.50-1.24	44,603
Money market demand accounts (including amounts reclassified from noninterest and interest-bearing checking)	0.00-1.98	621,571	0.00-2.13	530,659

		746,448		640,718

Certificate accounts	Less than 2.00%	$442,044	Less than 2.00%	$104,358
	2.00-2.99	275,106	2.00-2.99	558,337
	3.00-3.99	138,779	3.00-3.99	206,645
	4.00-4.99	47,108	4.00-4.99	63,234
	5.00-5.99	23,769	5.00-5.99	34,447
	6.00-6.99	2,858	6.00-6.99	6,524
	7.00-7.99	19	7.00-7.99	106
	8.00-8.99	—	8.00-8.99	73

		929,683		973,724

		$1,676,131		$1,614,442

Weighted average rate		1.64%		2.12%

        Prior to the reclassification as discussed above, noninterest-bearing checking accounts, interest-bearing checking accounts and money market demand accounts were as follows at December 31, 2003 and 2002 (in thousands):

	December 31, 2003	December 31, 2002
Noninterest-bearing checking	$212,003	$182,364
Interest-bearing checking	128,610	134,034
Money market demand accounts	360,376	279,717

        The scheduled maturities of certificate accounts outstanding at December 31, 2003 were as follows (in thousands):

Year Ending December 31,
2004	$656,499
2005	197,917
2006	11,706
2007	34,743
2008	28,696
Subsequent years	122

$929,683

        The aggregate amount of certificate accounts with balances of $100,000 or more was approximately $228.6 million and $237.0 million at December 31, 2003 and 2002, respectively.

(12) Advances from the Federal Home Loan Bank of Dallas

        Advances from the FHLB for the years ended December 31, 2003, 2002 and 2001 are summarized as follows (dollars in thousands):

	2003	2002	2001
Balance outstanding at end of year	$799,875	$696,085	$690,877
Average balance outstanding	741,378	683,454	795,009
Maximum outstanding at any month-end	888,003	760,139	1,218,145
Average interest rate during the year	2.27%	2.95%	4.90%
Average interest rate at end of year	2.02%	2.71%	3.46%

        The scheduled maturities and related weighted average interest rates on advances from the FHLB at December 31, 2003 are summarized as follows (dollars in thousands):

Due during the year ending December 31,	Weighted Average Interest Rate	Amount
2004	1.65%	$295,329
2005	2.07	358,225
2006	1.72	105,486
2007	4.38	2,950
2008	3.78	11,037
2009	7.98	3,155
2010	4.78	4,275
2011	6.62	719
2012	5.76	292
2013	5.23	10,610
2014	5.45	2,856
2015	6.66	1,585
2017	5.43	1,966
2018	5.05	1,390

	2.02%	$799,875

        The FHLB advances are secured by certain first lien and multifamily mortgage loans and mortgage-backed securities with an aggregate carrying value of approximately $800.7 million at December 31, 2003.

(13) Securities Sold Under Agreements to Repurchase

        Coastal enters into sales of securities under agreements to repurchase ("reverse repurchase agreements"). Fixed coupon reverse repurchase agreements are treated as financing arrangements and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amounts of securities underlying the agreements are recorded in the respective asset accounts.

        Coastal did not have any securities sold under agreements to repurchase at December 31, 2003 or 2002. However, securities sold under agreements to repurchase averaged approximately $283.6 million during 2001, and the maximum outstanding amounts at any month-end during 2001 was approximately $493.0 million.

(14) Subordinated Debentures

        On June 18, 2002, Coastal, through Coastal Capital Trust I, issued 2,000,000 trust preferred securities ("Trust Preferred Securities I") with a liquidation preference of $25 per security. The Trust Preferred Securities I represent an interest in Bancorp's junior subordinated debentures, which were purchased by CCTI. The junior subordinated debentures are the only assets of CCTI and interest payments from the debentures finance the distributions paid on the Trust Preferred Securities I. Distributions on the debentures are payable quarterly at the annual rate of 9.0% and are included in interest expense in the consolidated statements of income.

        The Trust Preferred Securities I are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date of June 30, 2032, at the option of Bancorp on or after June 30, 2007, in whole at any time or in part from time to time. The junior subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. Bancorp has the option to defer distribution on the junior subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

        A portion of the proceeds from the issuance of the Trust Preferred Securities I were used to repurchase 500,000 shares of common stock for $15.0 million from a director of Bancorp in June 2002. In addition, $28.8 million of the proceeds were used on July 15, 2002, to redeem the Bank's 9.0% Series A Noncumulative Preferred Stock (Nasdaq:CBSAP) through a capital contribution to Coastal Banc ssb.

        On June 23, 2003, Coastal, through Coastal Capital Trust II, issued to a private institutional investor, 10,000 floating rate trust preferred securities ("Trust Preferred Securities II") with a liquidation preference of $1,000 per security. The Trust Preferred Securities II represent an interest in the related junior subordinated debentures of Bancorp, which were purchased by CCTII and have substantially the same payment terms as the Trust Preferred Securities II. The junior subordinated debentures are the only assets of CCTII and interest payments from the debentures finance the distributions paid on the Trust Preferred Securities II. Distributions on the debentures are payable quarterly at a variable interest rate, reset quarterly, equal to LIBOR plus 3.05%.

        The Trust Preferred Securities II are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date of June 23, 2033, at the option of Bancorp on or after June 23, 2008, in whole at any time or in part from time to time. The junior subordinated debentures are also redeemable at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. Bancorp has the option to defer distributions on the junior subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

        The proceeds from the issuance of the Trust Preferred Securities II were used on July 31, 2003 in the redemption of Bancorp's 9.12% Series A Cumulative Preferred Stock (Nasdaq:CBSAO).

        On December 31, 2003, Coastal retroactively implemented FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", resulting in the deconsolidation of CCTII as well as CCTI established in 2002, both of which were created for the sole purpose of issuing trust preferred securities. The implementation of this Interpretation resulted in Bancorp's $1.9 million investment in the common equity of the two trusts being included in the consolidated statements of financial condition as other assets and subordinated debentures, and the interest income and interest expense received from and paid to the trusts, respectively, being included in the consolidated statements of income as interest income and interest expense. The increase to other interest income and interest expense totaled $146,000 for the year ended December 31, 2003 and $74,000 for the year ended December 31, 2002.

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

        On February 1, 2002, (the "Redemption Date"), Coastal redeemed all of its remaining 10.0% Senior Notes outstanding ($43.9 million). The redemption price was par plus accrued interest to the Redemption Date.

(16) Derivative Instruments

        Coastal is a party to derivative instruments in the normal course of business to reduce its exposure to fluctuations in interest rates. These derivative instruments have included interest rate swap agreements where Coastal makes fixed interest payments and receives payments based on a floating index and interest rate cap agreements, as described below. Effective January 1, 2001, Coastal adopted Statement 133 as discussed in Note 2. Statement 133 requires companies to recognize all derivatives as either assets or liabilities in the consolidated statements of financial condition and measure all derivatives at fair value. The interest rate swap and cap agreements held by Coastal on December 31, 2000 were determined to not qualify for hedge accounting, therefore on implementation of Statement 133, Coastal recorded a transition adjustment to record these derivative instruments at fair value. On January 1, 2001, Coastal recorded a transition adjustment loss of $160,000, or $104,000 net of the tax effect, as the cumulative effect of the change in accounting for derivative instruments to record the fair value of Coastal's derivative instruments in the consolidated statements of income. For the year ended December 31, 2001, Coastal recorded an additional fair value loss on these derivative instruments of $422,000. The fair value changes in the derivative instruments during 2001 were primarily attributable to Coastal's interest rate swap agreements, which were totally liquidated in June 2001. Coastal's interest rate cap agreements expired in 2003 and Coastal had no derivative instruments at December 31, 2003.

        At December 31, 2002, Coastal had interest rate cap agreements with third parties with notional amounts totaling $107.6 million. The agreements provided for the third parties to make payments to Coastal whenever a defined floating rate exceeded rates ranging from 8.0% to 9.0%, depending on the agreement. Payments on the interest rate cap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or were to be repaid. The fair value of the interest rate cap agreements was zero at December 31, 2002, which was the recorded book value of the agreements at such date pursuant to Statement 133. The interest rate cap agreements were used to alter the interest rate sensitivity of a portion of Coastal's mortgage-backed securities and loans receivable. As such, Coastal recorded the amortization of the purchase price and interest income from the interest rate cap agreements in "interest income on mortgage-backed securities or loans receivable" as appropriate. The net decrease in interest income related to interest rate cap agreements was approximately $15,000 for the year ended December 31, 2003 and $25,000 for each of the years ended December 31, 2002 and 2001. No payments were made to Coastal under the interest rate cap agreements during the years ended December 31, 2003, 2002 or 2001.

        Coastal totally liquidated its interest rate swap positions in June of 2001. The interest rate swap agreements previously held by Coastal provided for Coastal to make fixed interest payments and receive payments based on a floating LIBOR index, as defined in each agreement. The weighted average interest rate of payments received on all of the interest rate swap agreements was approximately 4.84% and the weighted average interest rate of payments made on all of the interest rate swap agreements was approximately 5.21% in 2001. Payments on the interest rate swap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or to be repaid. Coastal recorded net interest expense or income related to these agreements on a monthly basis in interest expense in the accompanying consolidated statements of income. The decrease in net interest income related to these agreements was approximately $35,000 for the year ended December 31, 2001.

        Market risk, or the risk of loss due to movement in market prices or rates, is quantified by Coastal through a risk monitoring process of marking to market the portfolio to expected market level changes in an instantaneous shock of plus and minus 200 basis points on a quarterly basis. This process discloses the effects on market values of the assets and liabilities, unrealized gains and losses, including off-balance sheet items, as well as potential changes in net interest income.

        Coastal is exposed to credit loss in the event of nonperformance by the counterparty to the swap or cap and controls this risk through credit monitoring procedures. The notional principal amount does not represent Coastal's exposure to credit loss.

(17) Fair Value of Financial Instruments

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that Coastal disclose estimated fair values for its financial instruments. The fair value estimates presented herein are based on relevant information available to management as of December 31, 2003 and 2002. Because the reporting requirements exclude certain financial instruments and all nonfinancial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of Coastal. The fair value estimates, methods and assumptions used are set forth below for Coastal's financial instruments (in thousands):

	At December 31, 2003		At December 31, 2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$40,814	$40,814	$39,766	$39,766
Federal funds sold	10,440	10,440	27,755	27,755
Loans receivable held for sale	8,078	8,078	49,886	49,886
Loans receivable	1,981,924	1,994,660	1,812,785	1,837,157
Mortgage-backed securities available-for-sale	504,402	504,402	475,022	475,022
Other securities available-for-sale	6,787	6,787	1,788	1,788
Stock in the FHLB	45,471	45,471	41,221	41,221
Accrued interest receivable	9,198	9,198	9,781	9,781
Financial liabilities:
Deposits	1,676,131	1,685,354	1,614,442	1,625,733
Advances from the FHLB	799,875	801,756	696,085	702,067
Subordinated debentures	61,856	67,856	51,546	52,846
Accrued interest payable	3,525	3,525	4,298	4,298
Off-balance sheet instruments:
Commitments to extend credit and standby letters of credit	118	118	81	81

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

  Accrued Interest Receivable

        Carrying value approximates fair value.

  Deposits

        The fair value of deposits with short-term or no stated maturity, such as noninterest-bearing checking, interest-bearing checking, savings accounts and money market demand accounts is equal to the amounts payable as of December 31, 2003 and 2002. The fair value of certificate accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

  Advances From the FHLB

        The fair value of advances from the FHLB is estimated based on quoted market prices for similar agreements or current rates offered to Coastal for borrowings with similar remaining maturities.

  Subordinated Debentures

        The fair value of the subordinated debentures is estimated based on the published market price for the Trust Preferred Securities I plus the carrying value of the Trust Preferred Securities II and the common equity in CCTI and CCTII. The carrying value of the Trust Preferred Securities II approximates fair value because of the floating rate that resets quarterly.

  Accrued Interest Payable

        Carrying value approximates fair value.

  Commitments To Extend Credit and Standby Letters of Credit

        The carrying amount of commitments to extend credit and standby letters of credit is the net unamortized deferred cost or income received for the commitments. The estimated fair value is considered to be the carrying value.

(18) Federal Income Taxes

        The acquisition of the Acquired Associations under the FSLIC's Southwest Plan on May 13, 1988 qualified for tax-free reorganization status under Section 368(a)(3)(D) of the Internal Revenue Code of 1986 as amended ("IRC"). Accordingly, the tax bases of assets of the Acquired Associations carried over to Coastal. In connection with this acquisition, the FSLIC Resolution Fund ("FRF") retained all of the future federal income tax benefits derived from the federal income tax treatment of certain items, in addition to net operating loss carryforwards related to the acquisition for which Coastal agreed to pay the FRF when actually realized. The provisions for federal income taxes recorded for the years ended December 31, 2003, 2002 and 2001, represent the gross tax liability computed under these tax sharing provisions before reduction for actual federal taxes paid to the Internal Revenue Service. Alternative minimum taxes paid with the federal return in 2003, 2002 and 2001 are available as credit carryforwards to reduce regular federal tax liabilities in future years, over an indefinite period and were partially utilized beginning in 2000. To the extent these credits were generated due to the utilization of other tax benefits retained by the FRF, they will also be treated as tax benefit items. Although the termination of the agreement with the FRF was effective March 31, 1994, the FRF will continue to receive the future federal income tax benefits from the net operating loss carryforwards acquired from the Acquired Associations.

        The components of the provision for federal income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

	2003	2002	2001
Current	$6,322	$9,349	$13,153
Deferred	176	(209)	(2,286)

	$6,498	$9,140	$10,867

        A reconciliation of the expected federal income taxes using a corporate tax rate of 35% for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	2003	2002	2001
Computed expected tax provision	$6,982	$10,627	$12,376
FDIC tax benefit of preferred stock dividends	(514)	(1,405)	(1,784)
Net purchase accounting adjustments	—	—	222
Other, net	30	(82)	53

	$6,498	$9,140	$10,867

        Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2003 and 2002 are as follows (in thousands):

	2003	2002
Deferred tax assets:
Loans receivable, principally due to allowance for loan losses	$6,698	$6,002
Unrealized loss on securities available-for-sale	595	—
Intangible assets	—	122
Property and equipment	2,015	2,014
Other	140	106

	9,448	8,244

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	$—	$333
FHLB stock	1,482	1,147
Intangible assets	492	—
Other	84	126

	2,058	1,606

Net deferred tax asset	$7,390	$6,638

        No valuation allowance on deferred tax assets has been established as management believes that it is more likely than not that the existing deductible temporary differences will reverse during periods in which Coastal generates net taxable income.

        In years prior to 1996, Coastal was permitted under the IRC to deduct an annual addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. Due to enacted legislation, commencing in 1996, Coastal was no longer able to utilize a reserve method for determining the bad debt deduction but is allowed to deduct actual charge-offs. Further, Coastal's post-1987 tax bad debt reserve has been recaptured into income. The reserve was recaptured over a six-year period. At December 31, 2003, Coastal had no remaining post-1987 tax bad debt reserves, for which deferred taxes have been provided.

        Coastal is not required to provide deferred taxes on its pre-1988 (base year) tax bad debt reserve of $928,000. This reserve may be included in taxable income in future years if the Bank pays dividends in excess of its accumulated earnings and profits (as defined in the IRC) or in the event of a distribution in partial or complete liquidation of the Bank.

(19) Stock Compensation Programs

        In December 1991, the Board of Directors adopted the 1991 Stock Compensation Program (the "1991 Program") for the benefit of officers and other selected key employees of Coastal. The 1991 Program was approved by stockholders in December 1991. Four kinds of rights, evidenced by four plans, are contained in the 1991 Program and are available for grant: incentive stock options, compensatory stock options, stock appreciation rights and performance share awards. The maximum aggregate number of shares of Common Stock available pursuant to the 1991 Program was equal to 10% of Coastal's issued and outstanding shares of Common Stock at the date of adoption of the 1991

Program. Coastal reserved the shares for future issuance under the 1991 Program. The stock options were granted at a price not less than the fair market value on the date of the grant, are exercisable ratably over a four-year period and may be outstanding for a period up to ten years from the date of grant. Generally, no stock option may be exercised until the employee has remained in the continuous employment of Coastal for six months after the option was granted. Stock options become fully vested upon a change in control of Coastal.

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

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2003, 2002 and 2001:

	2003	2002	2001
Assumptions:
Expected annual dividends (per share)	$0.48	$0.48	$0.48
Expected volatility	27.09%	26.99%	37.20%
Risk-free interest rate	3.55%	1.61%	4.30%
Expected life in years	10	10	10

        A summary of the status of the stock options as of December 31, 2003, 2002 and 2001 and changes during the years then ended is as follows:

	2003		2002		2001
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number Of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	604,654	$15.639	604,899	$14.516	766,979	$14.047
Granted	30,000	28.830	36,031	30.863	10,000	28.900
Exercised	(114,405)	12.339	(34,776)	11.915	(157,556)	13.048
Forfeited/cancelled	(1,000)	14.750	(1,500)	14.854	(14,524)	15.579

Outstanding at end of year	519,249	$17.130	604,654	$15.639	604,899	$14.516

Options exercisable at end of year	473,734		543,631		502,337

Weighted-average fair value of options granted during the year (per share)	$9.632		$8.771		$12.622

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options outstanding			Options exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$10.333 to $12.500	134,334	1.7 years	$11.091	134,334	$11.091
$14.750 to $20.333	279,134	5.1 years	$15.733	279,134	$15.733
$25.125 to $30.960	105,781	7.6 years	$28.487	60,266	$27.615

	519,249	4.7 years	$17.130	473,734	$15.928

(20) Employee Benefits

        Coastal maintains a 401(k) profit sharing plan. Coastal's contributions to this plan were approximately $550,000, $563,000 and $566,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Pursuant to this plan, employees can contribute up to 15% of their qualifying compensation into the plan. Beginning January 1, 1990, Coastal matched 25% of the employee contributions up to 15% of their qualifying compensation. Beginning July 1, 1998, Coastal has matched 50% of the employee contributions up to 6% of their qualifying compensation and 25% of the employee contributions from 7% to 15% of their qualifying compensation.

(21) Coastal Banc ssb Preferred Stock

        On October 21, 1993, the Bank issued 1,150,000 shares of 9.0% Noncumulative Preferred Stock, no par Series A, at a price of $25 per share to the public. Dividends on this preferred stock were payable quarterly at the annual rate of $2.25 per share, when, as and if declared by the Board of Directors of the Bank. At any time on or after December 15, 1998, this preferred stock could be redeemed in whole or in part only at the Bank's option at $25 per share plus unpaid dividends (whether or not earned or declared) for the then current dividend period to the date fixed for redemption. With a portion of the proceeds from the issuance of the Trust Preferred Securities I, the Bank redeemed from the stockholders of record all of the outstanding 9.0% Series A Noncumulative Preferred Stock on July 15, 2002 (see Note 14). The redemption price was $25.185 per share, which represented the stated value of the Preferred Stock, plus accrued and unpaid dividends to the date of redemption.

(22) Stockholders' Equity

  Coastal Bancorp, Inc. Preferred Stock

        On May 11, 1999, Bancorp issued 1,100,000 shares of 9.12% Series A Cumulative Preferred Stock, no par value, to the public at a price of $25 per share ("Bancorp Preferred Stock"). Dividends on the preferred stock were payable quarterly at the annual rate of $2.28 per share. The preferred stock was callable on May 15, 2003 at Bancorp's option. With the proceeds from the issuance of the Trust Preferred Securities II and a capital distribution of $17.9 million from the Bank, Bancorp redeemed from the stockholders of record all of the 9.12% Series A Cumulative Preferred Stock on July 31, 2003. The redemption price was $25.19633 per share, which represented the stated value plus an amount equal to accrued but unpaid dividends on the date of redemption. Pursuant to Coastal's tax benefit agreement with the FRF, Coastal received a tax benefit for dividends on this preferred stock. The provision for Federal income taxes includes a tax benefit of $514,000, $878,000 and $878,000 in the years 2003, 2002 and 2001, respectively. This benefit ceased upon redemption of the Bancorp Preferred Stock on July 31, 2003.

  Common Stock Dividends

        On January 23 and April 24, 2003, Coastal declared a dividend of $0.12 per share of Common Stock outstanding for the stockholders of record as of February 15 and May 15, 2003, respectively. On July 24 and October 23, 2003, Coastal declared a dividend of $0.15 per share of Common Stock outstanding for the stockholders of record as of August 15 and November 15, 2003, respectively.

        On January 24, April 25, July 25 and October 24, 2002, Coastal declared a dividend of $0.12 per share of Common Stock outstanding for the stockholders of record as of February 15, May 15, August 15 and November 15, 2002, respectively.

        On January 25, 2001, Coastal declared a dividend of $0.10 per share of Common Stock outstanding for the stockholders of record as of February 15, 2001. On April 26, July 26 and October 25, 2001, Coastal declared a dividend of $0.12 per share on Common Stock outstanding for the stockholders of record as of May 15, August 15 and November 15, 2001, respectively.

  Treasury Stock

        On August 27, 1998, December 21, 1998, February 25, 1999, April 27, 2000, July 27, 2000 and April 25 2002, the Board of Directors authorized six separate repurchase plans for up to 500,000 shares each of the outstanding shares of common stock through an open-market repurchase program and privately negotiated repurchases, if any. As of December 31, 2003 and 2002, 2,752,575 and 2,729,575 shares, respectively, had been repurchased under all authorized repurchase plans. As of December 31, 2003, 2,746,110 shares were held in treasury at an average repurchase price of $19.53 per share for a total cost of $53.6 million.

(23) Earnings per Common Share

        The following summarizes information related to the computation of basic and diluted EPS for the years ended December 31, 2003, 2002 and 2001 (dollars in thousands, except per share data):

	2003	2002	2001
Net income	$13,450	$19,716	$21,802
Preferred stock dividends	(1,470)	(2,508)	(2,508)

Net income available to common stockholders	$11,980	$17,208	$19,294

Weighted average number of common shares outstanding used in basic EPS calculation	5,175,009	5,491,615	5,773,313
Add assumed exercise of outstanding stock options as adjustments for dilutive securities	231,688	258,916	305,021

Weighted average number of common shares outstanding used in diluted EPS calculation	5,406,697	5,750,531	6,078,334

Basic EPS before cumulative effect of ccounting change	$2.31	$3.13	$3.36

Basic EPS	$2.31	$3.13	$3.34

Diluted EPS before cumulative effect of accounting change	$2.22	$2.99	$3.19

Diluted EPS	$2.22	$2.99	$3.17

(24) Commitments and Contingencies

        At December 31, 2003 Coastal had one purchase transaction pending settlement. The purchase of approximately $14.0 million in agency mortgage-backed securities was scheduled to settle on January 26, 2004.

        Coastal had two branch facilities under construction at December 31, 2003. The remaining commitment to complete construction of the two facilities is approximately $1.3 million.

        Coastal is involved in various litigation arising from acquired entities as well as in the normal course of business. In the opinion of management, the ultimate liability, if any, from these actions should not be material to the consolidated financial statements.

        At December 31, 2003, Coastal had the following contractual obligations and commitments (in thousands):

	Payments Due In
	2004	2005	2006	2007	2008	Subsequent years
FHLB Advances	$295,329	$358,225	$105,486	$2,950	$11,037	$26,848
Subordinated debentures	—	—	—	—	—	61,856
Annual rental commitments under noncancelable operating leases	2,731	2,696	2,528	2,110	1,757	6,108

Total contractual obligations	$298,060	$360,921	$108,014	$5,060	$12,794	$94,812

	Amount of Commitment Expiring In
	2004	2005	2006	2007	2008	Subsequent years
Commitments to extend credit and undisbursed portion of lines of credit	$63,307	$73,883	$20,529	$4,121	$625	$5,983
Standby letters of credit	15,155	554	636	—	—	—

Total commitments	$78,462	$74,437	$21,165	$4,121	$625	$5,983

        Rent expense for the years ended December 31, 2003, 2002 and 2001 amounted to approximately $3.4 million, $3.4 million and $3.2 million, respectively.

        In addition, scheduled maturities of certificates of deposit during the twelve months following December 31, 2003 totaled $656.5 million. Management believes that Coastal has adequate resources to fund all its commitments.

(25) Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as defined in the applicable regulations) of Tier 1 (core) capital to total assets, Tier 1 risk-based capital to risk weighted assets and total risk-based capital to risk weighted assets. Management believes, as of December 31, 2003, that the Bank met the capital adequacy requirements to which it is subject.

        As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Tier 1 (core), Tier 1 risk-based and total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Bank's regulatory capital amounts and ratios, as of December 31, 2003 and 2002, in relation to its existing regulatory capital requirements for capital adequacy purposes as of such dates are as follows (dollars in thousands):

	Actual		Minimum For Capital Adequacy Purposes		Well Capitalized Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Tier 1 (core)	$166,563	6.26%	$106,506	4.00%	$133,133	5.00%
Tier 1 risk-based	166,563	9.23	72,170	4.00	108,254	6.00
Total risk-based	185,952	10.31	144,339	8.00	180,424	10.00
As of December 31, 2002:
Tier 1 (core)	$177,593	6.88%	$103,315	4.00%	$129,144	5.00%
Tier 1 risk-based	177,593	10.32	68,816	4.00	103,224	6.00
Total risk-based	195,711	11.38	137,632	8.00	172,040	10.00

(26) Parent Company Financial Information

        Condensed financial information for Coastal Bancorp, Inc. is as follows (in thousands):

Coastal Bancorp, Inc.
Condensed Statements of Financial Condition

	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$2,158	$139
Investment in subsidiaries	188,829	200,835
Mortgage-backed securities available-for-sale	243	344
Other assets	4,466	3,189

	$195,696	$204,507

Liabilities and stockholders' equity:
Junior subordinated debentures	$61,856	$51,546
Payable to the Bank	42	5
Other liabilities	106	71

Total liabilities	62,004	51,622
Total stockholders' equity	133,692	152,885

	$195,696	$204,507

Coastal Bancorp, Inc.
Condensed Statements of Income

	Years ended December 31,
	2003	2002	2001
Income:
Dividends from subsidiaries	$8,918	$7,749	$7,664
Equity in undistributed earnings of subsidiaries, net of income tax	7,515	13,158	16,128
Interest and other income	12	17	184

	16,445	20,924	23,976

Expense:
Interest expense	4,865	2,873	4,590
Noninterest expense	449	286	6

	5,314	3,159	4,596

Federal income tax benefit	2,319	1,951	2,422

Net income	$13,450	$19,716	$21,802

Coastal Bancorp, Inc.
Condensed Statements of Cash Flows

	Years ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$13,450	$19,716	$21,802
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(7,515)	(13,158)	(16,128)
Net decrease in other assets and other liabilities	16,768	11,729	2,843

Net cash provided by operating activities	22,703	18,287	8,517

Cash flows from investing activities:
Net decrease in mortgage-backed securities	101	101	346

Net cash provided by investing activities	101	101	346

Cash flows from financing activities:
Redemption or repurchase of Senior Notes payable	—	(43,875)	(3,025)
Redemption of Preferred Stock	(27,500)	—	—
Proceeds from issuance of junior subordinated debentures	10,135	49,349	—
Exercise of stock options for purchase of Common Stock	1,412	326	2,055
Purchase of treasury stock	(652)	(21,753)	—
Issuance of treasury shares	89	108	—
Dividends paid	(4,269)	(5,155)	(5,171)

Net cash used in financing activities	(20,785)	(21,000)	(6,141)

Net increase (decrease) in cash and cash equivalents	2,019	(2,612)	2,722
Cash and cash equivalents at beginning of year	139	2,751	29

Cash and cash equivalents at end of year	$2,158	$139	$2,751

(27) Selected Quarterly Financial Data

        Selected quarterly financial data is presented in the following tables for the years ended December 31, 2003 and 2002 (in thousands, except per share data):

	2003 Quarter Ended (unaudited)
	March 31,	June 30,	September 30,	December 31,
Interest income	$29,604	$29,028	$27,588	$28,307
Interest expense	13,433	13,159	12,686	12,338

Net interest income	16,171	15,869	14,902	15,969
Provision for loan losses	900	900	900	600
Noninterest income	3,993	3,506	3,881	4,026
Noninterest expense	13,920	13,359	13,411	14,379

Income before provision for Federal income taxes	5,344	5,116	4,472	5,016
Provision for Federal income taxes	1,659	1,578	1,498	1,763

Net income	$3,685	$3,538	$2,974	$3,253

Basic earnings per common share	$0.59	$0.56	$0.53	$0.62

Diluted earnings per common share	$0.57	$0.54	$0.51	$0.60

        The financial data below for the quarters ended March 31, and June 30, 2002 have been restated from those amounts previously reported as required by Statement 147 which was adopted by Coastal effective January 1, 2002.

	2002 Quarter Ended (unaudited)
	March 31,	June 30,	September 30,	December 31,
Interest income	$35,406	$35,188	$34,065	$33,038
Interest expense	16,687	15,461	15,706	14,996

Net interest income	18,719	19,727	18,359	18,042
Provision for loan losses	900	900	900	3,100
Noninterest income	2,509	2,954	3,054	8,692
Noninterest expense	13,716	13,819	13,880	14,478

Income before provision for Federal income taxes and minority interest	6,612	7,962	6,633	9,156
Provision for Federal income taxes	1,884	2,360	2,045	2,851
Minority interest—preferred stock dividends of Coastal Banc ssb	647	647	213	—

Net income	$4,081	$4,955	$4,375	$6,305

Basic earnings per common share	$0.59	$0.76	$0.72	$1.10

Diluted earnings per common share	$0.57	$0.72	$0.68	$1.05

COASTAL BANCORP, INC. AND SUBSIDIARIES

STOCK PRICES AND DIVIDENDS

        The following tables set forth the high and low price range and dividends by quarter for the two years ended December 31, 2003 of the Common Stock of Bancorp (Nasdaq: CBSA), Preferred Stock of Bancorp (Nasdaq: CBSAO), Trust Preferred Securities of Coastal Capital Trust I (Nasdaq: CBSAN) and the Series A Preferred Stock of the Bank (Nasdaq: CBSAP) as listed and quoted on The Nasdaq Stock Market®:

COASTAL BANCORP, INC. COMMON STOCK ("CBSA"):

	2003			2002
	High	Low	Dividends	High	Low	Dividends
First Quarter	$32.740	$28.560	$0.120	$34.600	$28.950	$0.120
Second Quarter	32.050	28.300	0.120	34.520	29.780	0.120
Third Quarter	32.070	28.120	0.150	32.010	27.550	0.120
Fourth Quarter	41.550	31.350	0.150	32.350	27.269	0.120

COASTAL BANCORP, INC. CUMULATIVE PREFERRED STOCK, SERIES A ("CBSAO"):

	2003			2002
	High	Low	Dividends	High	Low	Dividends
First Quarter	$26.400	$25.180	$0.570	$25.350	$24.600	$0.570
Second Quarter	25.830	25.100	0.570	25.600	25.050	0.570
Third Quarter	25.300	25.100	0.196	25.500	25.000	0.570
Fourth Quarter(2)	—	—	—	25.700	25.060	0.570

COASTAL CAPITAL TRUST I TRUST PREFERRED SECURITIES ("CBSAN"):

	2003			2002
	High	Low	Dividends	High	Low	Dividends
First Quarter(1)	26.500	25.630	$0.563	$—	$—	$—
Second Quarter	28.000	26.150	0.563	25.280	25.000	—
Third Quarter	28.580	26.070	0.563	25.730	25.000	0.638
Fourth Quarter	28.170	26.900	0.563	25.690	24.900	0.563

COASTAL BANC ssb NONCUMULATIVE PREFERRED STOCK, SERIES A ("CBSAP"):

	2003			2002
	High	Low	Dividends	High	Low	Dividends
First Quarter	—	—	—	$25.350	$24.580	$0.563
Second Quarter	—	—	—	25.650	24.900	0.563
Third Quarter	—	—	—	25.200	25.000	0.185
Fourth Quarter(3)	—	—	—	—	—	—

(1)
These securities were issued on June 18, 2002.
(2)
These securities were redeemed on July 31, 2003.
(3)
These securities were redeemed on July 15, 2002.

Coastal Bancorp, Inc.
STOCKHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Stockholders of Coastal Bancorp, Inc. will be held at the corporate offices of Coastal Bancorp, Inc. at 5718 Westheimer, Houston, Texas in the Coastal Banc auditorium, Suite 1101, on April 22, 2004 at 12:00 noon, Central Time.

Transfer Agent and Registrar

Mellon Investor Services LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660-2104
(800) 851-9677
www.melloninvestor.com

Independent Public Accountants

KPMG LLP
700 Louisiana Street
Houston, Texas 77002

Special Counsel

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005

Inquiries, Publications and Financial Information (including copies of the Annual Report and Form 10K at no charge upon written request)

Manuel J. Mehos
 Chairman of the Board
  and Chief Executive Officer
or
Catherine N. Wylie
 Senior Executive Vice President
  and Chief Financial Officer

Coastal Bancorp, Inc.
Coastal Banc Plaza
5718 Westheimer, Suite 600
Houston, Texas 77057
(713) 435-5000
www.coastalbanc.com

Stock Listing and Other Information

        The common stock of Coastal Bancorp, Inc. ("Bancorp") is quoted on The Nasdaq Stock Market® under the symbol "CBSA." As of February 24, 2004, there were 5,295,422 shares of Common Stock of Bancorp issued and outstanding and the approximate number of registered stockholders was 36, representing approximately 825 beneficial stockholders at such record date.

        On March 25, 1992, Coastal Banc Savings Association (the "Association") issued 3,092,076 shares of Common Stock at $8.33 per share in its initial public offering. As of such date, the Common Stock of the Association was registered under the Securities Exchange Act of 1934 (the "Exchange Act") and also became listed for quotation on The Nasdaq Stock Market®. The Common Stock issued by the Association became the Common Stock of Bancorp on July 29, 1994, as a result of the holding company reorganization of the Association.

        On June 18, 2002, the Coastal Capital Trust I issued 2,000,000 Trust Preferred Securities I with a liquidation preference of $25 per security. As of such date, the Trust Preferred Securities I were registered under the Exchange Act. The Trust Preferred Securities I are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures by Bancorp at maturity on June 30, 2032 or at the option of Bancorp on or after June 30, 2007. The Trust Preferred Securities I are listed and quoted on The Nasdaq Stock Market®, under the symbol "CBSAN." As of February 24, 2004, there were 2,000,000 Trust Preferred Securities I issued and outstanding.

        Bancorp declared dividends on the Common Stock payable during 2003. A quarterly dividend in the amount of $0.12 per share was paid on March 15 and June 15, and quarterly dividends in the amount of $0.15 per share were paid on September 15 and December 15, 2003. On January 22, 2004, Bancorp declared a quarterly dividend in the amount of $0.15 per share on its Common Stock payable on March 15, 2004. Bancorp will continue to review its dividend policy in view of the operating performance of the Bank and may declare dividends on the Common Stock in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Prior to the declaration of dividends, Bancorp must notify the Office of Thrift Supervision, the holding company's primary federal regulator, which may object to the dividends on the basis of safety and soundness.

        On December 2, 2003, Coastal announced that it had signed a definitive merger agreement with Hibernia Corporation (NYSE: HIB) ("Hibernia") pursuant to which Hibernia would acquire Coastal by means of a merger and pay cash in the amount of $41.50 per share for each outstanding share of Coastal common stock and $41.50 less the exercise price for each option to acquire a share of Coastal common stock. The merger transaction is subject to regulatory approvals, the approval of Coastal's shareholders and other customary conditions to closing. It is expected to close in or about the second quarter of 2004.

QuickLinks

COASTAL A HISTORICAL PERSPECTIVE
Independent Auditors' Report
COASTAL BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION December 31, 2003 and 2002 (In thousands, except share data)
COASTAL BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME Years ended December 31, 2003, 2002 and 2001 (In thousands, except per share data)
COASTAL BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME Years ended December 31, 2003, 2002 and 2001 (In thousands)
COASTAL BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY Years ended December 31, 2003, 2002 and 2001 (In thousands)
COASTAL BANCORP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2003, 2002 and 2001 (In thousands)
COASTAL BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
Coastal Bancorp, Inc. Condensed Statements of Financial Condition
Coastal Bancorp, Inc. Condensed Statements of Income
Coastal Bancorp, Inc. Condensed Statements of Cash Flows
COASTAL BANCORP, INC. AND SUBSIDIARIES